Exhibit 4.1

DEUTSCHE MORTGAGE & ASSET RECEIVING CORPORATION,
Depositor,

[NAME OF MASTER SERVICER],
Master Servicer,

[NAME OF SPECIAL SERVICER],
Special Servicer,

[NAME OF TRUSTEE],
Trustee,

[NAME OF CERTIFICATE ADMINISTRATOR, PAYING AGENT AND CUSTODIAN],
Certificate Administrator, Paying Agent and Custodian,

[NAME OF OPERATING ADVISOR],
Operating Advisor,

and

[NAME OF ASSET REPRESENTATIONS REVIEWER],
Asset Representations Reviewer

POOLING AND SERVICING AGREEMENT
Dated as of [________], 20[__]

[NAME OF ISSUING ENTITY]
Commercial Mortgage Pass-Through Certificates

TABLE OF CONTENTS

Page

Article I DEFINITIONS
Section 1.01	Defined Terms	4
Section 1.02	Certain Calculations	122
Section 1.03	Certain Constructions	127
Section 1.04	Certain Matters Relating to the Non-Serviced Mortgage Loans	127
Article II CONVEYANCE OF MORTGAGE LOANS; ORIGINAL ISSUANCE OF CERTIFICATES
Section 2.01	Conveyance of Mortgage Loans; Assignment of Mortgage Loan Purchase Agreements	129
Section 2.02	Acceptance by Custodian and the Trustee	138
Section 2.03	Representations, Warranties and Covenants of the Depositor; Repurchase and Substitution of Mortgage Loans	140
Section 2.04	Representations, Warranties and Covenants of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor and the Asset Representations Reviewer	157
Section 2.05	Execution and Delivery of Certificates; Issuance of Lower-Tier Regular Interests and the Loan Specific REMIC Regular Interests	166
Section 2.06	Miscellaneous REMIC and Grantor Trust Provisions	167
Article III ADMINISTRATION AND SERVICING OF THE TRUST FUND
Section 3.01	The Master Servicer To Act as Master Servicer; Special Servicer To Act as Special Servicer; Administration of the Mortgage Loans and the Serviced Companion Loans	168
Section 3.02	Liability of the Master Servicer and the Special Servicer When Sub-Servicing	174
Section 3.03	Collection of Mortgage Loan and Serviced Companion Loan Payments	174
Section 3.04	Collection of Taxes, Assessments and Similar Items; Escrow Accounts	175
Section 3.05	Collection Accounts; Gain-on-Sale Reserve Account; Distribution Accounts; Interest Reserve Account and Serviced Whole Loan Collection Accounts	177
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Section 3.06	Permitted Withdrawals from the Collection Accounts, the Serviced Whole Loan Collection Accounts and the Distribution Accounts; Trust Ledger	186
Section 3.07	Investment of Funds in the Collection Accounts, the Serviced Whole Loan Collection Accounts, the Distribution Accounts, the Interest Reserve Account, the Gain-on-Sale Reserve Account, the REO Account, the Lock-Box Accounts, the Cash Collateral Accounts and the Reserve Accounts	208
Section 3.08	Maintenance of Insurance Policies and Errors and Omissions and Fidelity Coverage	210
Section 3.09	Enforcement of Due-on-Sale Clauses; Assumption Agreements; Defeasance Provisions	215
Section 3.10	Appraisals; Realization upon Defaulted Mortgage Loans	222
Section 3.11	Custodian to Cooperate; Release of Mortgage Files	228
Section 3.12	Servicing Fees, Certificate Administrator/Trustee Fees and Special Servicing Compensation; [Mortgage Loan Seller Strip]	229
Section 3.13	Reports to the Certificate Administrator; Collection Account Statements	237
Section 3.14	Access to Certain Documentation	244
Section 3.15	Title and Management of REO Properties and REO Accounts	253
Section 3.16	Sale of Specially Serviced Loans and REO Properties	258
Section 3.17	Additional Obligations of the Master Servicer and the Special Servicer; Inspections	263
Section 3.18	Authenticating Agent	265
Section 3.19	Appointment of Custodians	266
Section 3.20	Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts	266
Section 3.21	Servicing Advances	267
Section 3.22	Appointment and Replacement of Special Servicer	271
Section 3.23	Transfer of Servicing Between the Master Servicer and the Special Servicer; Record Keeping; Asset Status Report	278
Section 3.24	Special Instructions for the Master Servicer and/or Special Servicer	285
Section 3.25	Certain Rights and Obligations of the Master Servicer and/or the Special Servicer	286
Section 3.26	Modification, Waiver, Amendment and Consents	287
Section 3.27	Certain Intercreditor Matters Relating to the Serviced Whole Loans	294
Section 3.28	Directing Holder Contact with the Master Servicer and the Special Servicer	298
Section 3.29	Controlling Class Certificateholders and the Risk Retention Consultation Party; Certain Rights and Powers of the Directing Holder and the Risk Retention Consultation Party	298
Section 3.30	Rating Agency Confirmation	302
Section 3.31	Appointment and Duties of the Operating Advisor	304
Section 3.32	Delivery of Excluded Information to the Certificate Administrator	311
Section 3.33	Additional Rights of the Holders of the Loan Specific Certificates	311
Section 3.34	[Resignation Upon Prohibited Risk Retention Affiliation	313
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Article IV DISTRIBUTIONS TO CERTIFICATEHOLDERS
Section 4.01	Distributions	314
Section 4.02	Statements to Certificateholders; Reports by Certificate Administrator; Other Information Available to the Holders and Others	333
Section 4.03	Compliance with Withholding Requirements	346
Section 4.04	REMIC Compliance	346
Section 4.05	Imposition of Tax on the Trust Fund	349
Section 4.06	Remittances	350
Section 4.07	P&I Advances	350
Section 4.08	Appraisal Reductions; Collateral Deficiency Amounts	357
Section 4.09	Grantor Trust Reporting	361
Article V THE CERTIFICATES
Section 5.01	The Certificates	362
Section 5.02	Registration, Transfer and Exchange of Certificates	367
Section 5.03	Mutilated, Destroyed, Lost or Stolen Certificates	377
Section 5.04	Appointment of Paying Agent	378
Section 5.05	Access to Certificateholders’ Names and Addresses; Special Notices	378
Section 5.06	Actions of Certificateholders	378
Section 5.07	Rule 144A Information	379
Section 5.08	Exchanges of Exchangeable Certificates	379

Article VI

THE DEPOSITOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE
DIRECTING CERTIFICATEHOLDER, THE RISK RETENTION CONSULTATION PARTY,
THE OPERATING ADVISOR AND THE ASSET REPRESENTATIONS REVIEWER

Section 6.01	Liability of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer	381
Section 6.02	Merger or Consolidation of the Master Servicer, the Special Servicer, the Depositor, the Asset Representations Reviewer or the Operating Advisor	382
Section 6.03	Limitation on Liability of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer and Others	383
Section 6.04	Limitation on Resignation of the Master Servicer, the Special Servicer and the Operating Advisor; Termination of the Master Servicer, the Special Servicer and the Operating Advisor	386
Section 6.05	Rights of the Depositor and the Trustee in Respect of the Master Servicer and the Special Servicer	387
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Section 12.11	Entire Agreement	479
Section 12.12	Third Party Beneficiaries	479

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TABLE OF EXHIBITS

Exhibit A-1	Form of [Class A-1] Certificate
Exhibit A-2	Form of [Class A-2] Certificate
Exhibit A-3	Form of [Class A-SB] Certificate
Exhibit A-4	Form of [Class A-3] Certificate
Exhibit A-5	Form of [Class A-4] Certificate
Exhibit A-6	Form of [Class A-M] Certificate
Exhibit A-7	Form of [Class B] Certificate
Exhibit A-8	Form of [Class C] Certificate
Exhibit A-9	Form of [Class PEZ] Certificate
Exhibit A-10	Form of [Class D] Certificate
Exhibit A-11	Form of [Class E] Certificate
Exhibit A-12	Form of [Class F] Certificate
Exhibit A-13	Form of [Class G] Certificate
Exhibit A-14	Form of [Class H] Certificate
Exhibit A-15	Form of [Class X-A] Certificate
Exhibit A-16	Form of [Class X-B] Certificate
Exhibit A-17	Form of [Class X-C] Certificate
Exhibit A-18	Form of [Class X-D] Certificate
Exhibit A-19	Form of [Class X-E] Certificate
Exhibit A-20	Form of [Class X-F] Certificate
Exhibit A-21	Form of [Class X-G] Certificate
Exhibit A-22	Form of [Class R] Certificate
Exhibit A-23	Form of [ARD CLASS] Certificate
Exhibit A-24	Form of [LOAN SPECIFIC CLASS] Certificate
Exhibit B	Mortgage Loan Schedule
Exhibit C-1	Form of Transferee Affidavit
Exhibit C-2	Form of Transferor Letter
Exhibit D-1	Form of Investment Representation Letter
Exhibit D-2	Form of ERISA Representation Letter
Exhibit E	Form of Request for Release
Exhibit F	Securities Legend
Exhibit G	Form of Regulation S Transfer Certificate
Exhibit H	Form of Transfer Certificate for Exchange or Transfer from Rule 144A Global Certificate to Regulation S Global Certificate during the Restricted Period
Exhibit I	Form of Transfer Certificate for Exchange or Transfer from Rule 144A Global Certificate to Regulation S Global Certificate after the Restricted Period
Exhibit J	Form of Transfer Certificate for Exchange or Transfer from Regulation S Global Certificate to Rule 144A Global Certificate during the Restricted Period
Exhibit K	Form of Distribution Date Statement
Exhibit L-1A	Form of Investor Certification for Non-Borrower Party and/or the Risk Retention Consultation Party (for Persons other than the Directing Holder and/or a Controlling Class Certificateholder)
Exhibit L-1B	Form of Investor Certification for Non-Borrower Party (for the Directing Holder and/or a Controlling Class Certificateholder)
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Exhibit L-1C	Form of Investor Certification for Borrower Party (for Persons other than the Directing Holder, Risk Retention Consultation Party and/or a Controlling Class Certificateholder)
Exhibit L-1D	Form of Investor Certification for Borrower Party (for the Directing Holder, Risk Retention Consultation Party and/or a Controlling Class Certificateholder)
Exhibit L-1E	Form of Notice of Excluded Controlling Class Holder
Exhibit L-1F	Form of Notice of Excluded Controlling Class Holder to Certificate Administrator
Exhibit L-1G	Form of Certification of the Directing Holder
Exhibit L-1H	Form of Certification of the Risk Retention Consultation Party
Exhibit L-2	Form of Financial Market Publisher Certification
Exhibit M	Form of Notification from Custodian
Exhibit N-1	Form of Closing Date Custodian Certification
Exhibit N-2	Form of Post-Closing Custodian Certification
Exhibit O	Form of Trustee Backup Certification
Exhibit P	Form of Custodian Backup Certification
Exhibit Q	Form of Certificate Administrator Backup Certification
Exhibit R	Form of Operating Advisor Backup Certification
Exhibit S	Form of Asset Representations Reviewer Backup Certification
Exhibit T	Form of Master Servicer Backup Certification
Exhibit U	Form of Special Servicer Backup Certification
Exhibit V	Form of Sub-Servicer Backup Certification
Exhibit W	Form of Sarbanes Oxley Certification
Exhibit X	Mortgage Loan Seller Sub-Servicers
Exhibit Y	Mortgage Loans with Earnout/Holdback Provisions
Exhibit Z	Form of NRSRO Certification
Exhibit AA-1	Form of Transferor Certificate for Transfer of the Excess Servicing Fee Rights
Exhibit AA-2	Form of Transferee Certificate for Transfer of the Excess Servicing Fee Rights
Exhibit BB	Form of Operating Advisor Annual Report
Exhibit CC	Additional Disclosure Notification
Exhibit DD	Form of Power of Attorney to the Master Servicer and Special Servicer
Exhibit EE	Form of Non-Serviced Mortgage Loan Notification
Exhibit FF	Form of Companion Loan Noteholder Certification
Exhibit GG	Form of Notice of Exchange of Exchangeable Certificates
Exhibit HH	Asset Review Report
Exhibit II	Asset Review Procedures

TABLE OF SCHEDULES

Schedule I	Directing Holders
Schedule II	Servicing Criteria to be Addressed in Assessment of Compliance
Schedule III	Class A-SB Planned Principal Balance Schedule
Schedule IV	Additional Form 10-D Disclosure
Schedule V	Additional Form 10-K Disclosure
Schedule VI	Form 8-K Disclosure Information
Schedule VII	Initial Serviced Companion Loan Noteholders
Schedule VIII	Contact Information for the Other 17g-5 Information Provider
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Pooling and Servicing Agreement, dated as of [________], 20[__], between Deutsche Mortgage & Asset Receiving Corporation, as Depositor, [NAME OF MASTER SERVICER], as Master Servicer, [NAME OF SPECIAL SERVICER], as Special Servicer, [NAME OF TRUSTEE], as Trustee, [NAME OF CERTIFICATE ADMINISTRATOR, PAYING AGENT AND CUSTODIAN], as Certificate Administrator, Paying Agent and Custodian, [NAME OF OPERATING ADVISOR], as Operating Advisor, and [NAME OF ASSET REPRESENTATIONS REVIEWER], as Asset Representations Reviewer.

PRELIMINARY STATEMENT:

(Terms used but not defined in this Preliminary Statement shall have the meanings specified in Article I hereof)

The Depositor intends to sell pass-through certificates to be issued hereunder in multiple Classes which in the aggregate will evidence the entire beneficial ownership interest in the Trust Fund consisting primarily of the Mortgage Loans.

The segregated pool of assets consisting of the AB Whole Loan and certain other related assets subject to this Agreement will be designated as the “Loan Specific REMIC”). The Loan Specific REMIC will issue (i) the [LOAN SPECIFIC CLASS]-P Regular Interest and the [LOAN SPECIFIC CLASS]-NP Regular Interest as “regular interests” in the Loan Specific REMIC (the “Loan Specific REMIC Regular Interests”), and (ii) the [LOAN SPECIFIC CLASS]-R Interest as the sole class of residual interests in the Loan Specific REMIC, which will be represented by the Class R Certificates.

The Lower-Tier REMIC will hold the Mortgage Loans (exclusive of Excess Interest, the AB Whole Loan, [the Mortgage Loan Seller Strips] and the Loan Specific REMIC Regular Interest) and certain other related assets subject to this Agreement, and will issue (i) the Lower-Tier Regular Interests set forth in the table below (the “Lower-Tier Regular Interests”), as classes of regular interests in the Lower-Tier REMIC and (ii) the Class LTR Interest as the sole class of residual interests in the Lower-Tier REMIC, which will be represented by the Class R Certificates.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and certain other related assets subject to this Agreement and will issue (i) the [Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-C, Class X-D, Class X-E, Class X-F, Class X-G, Class D, Class E, Class F, Class G, Class H and [LOAN SPECIFIC CLASS]] Certificates and the [Class EC] Regular Interests, which are designated as classes of regular interests in the Upper-Tier REMIC and (ii) the Class UTR Interest as the sole class of residual interests in the Upper-Tier REMIC, which will be represented by the Class R Certificates.

The portion of the Trust Fund consisting of the Class [__] Specific Grantor Trust Assets, the Class [__] Specific Grantor Trust Assets, the Class [__] Specific Grantor Trust Assets, the Class [PEZ] Specific Grantor Trust Assets and the [ARD CLASS] Specific Grantor Trust Assets shall be treated as a grantor trust under subpart E, part I of subchapter J of the Code (the “Grantor Trust”) for federal income tax purposes. The Class [__] Certificates shall represent undivided beneficial interests in the portion of the Grantor Trust consisting of the Class [__]

Specific Grantor Trust Assets. The Class [__] Certificates shall represent undivided beneficial interests in the portion of the Grantor Trust consisting of the Class [__] Specific Grantor Trust Assets. The Class [__] Certificates shall represent undivided beneficial interests in the portion of the Grantor Trust consisting of the Class [__] Specific Grantor Trust Assets. The Class [PEZ] Certificates shall represent undivided beneficial interests in the portion of the Grantor Trust consisting of the Class [PEZ] Specific Grantor Trust Assets. The [ARD CLASS] Certificates shall represent undivided beneficial interests in the portion of the Grantor Trust consisting of the [ARD CLASS] Specific Grantor Trust Assets. As provided herein, the Certificate Administrator shall not take any actions that would cause the Grantor Trust to either (i) lose its status as a “grantor trust” or (ii) be treated as part of any Trust REMIC.

WHOLE LOANS

Loan No.	Whole Loan	Type	Non-Serviced PSA	Companion Loan Name	Companion Loan Type
[__]	[__]	[__]	[__]	[__]	[__]
(1)	The subject Whole Loan will be serviced under this Agreement until the Servicing Shift Securitization Date for the related Servicing Shift Lead Note, after which the subject Whole Loan will be serviced pursuant to the pooling and servicing agreement for the securitization of such Servicing Shift Lead Note.

The following table sets forth the Class designation and initial Certificate Balance or initial Notional Amount of each Class of Regular Certificates and the Class [PEZ] Regular Interests (collectively, the “Corresponding Certificates”), and the corresponding Lower-Tier Regular Interest(s) (the “Corresponding Lower-Tier Regular Interest”) and the Corresponding Components of the Class X Certificates (the “Corresponding Components”) for each Class of Corresponding Certificates.

Corresponding Certificates	Initial Certificate Balance or Notional Amount	Corresponding Lower-Tier Regular Interests(1)	Initial Lower-Tier Principal Balance	Corresponding Class X Components(1)

Corresponding Certificates	Initial Certificate Balance or Notional Amount	Corresponding Lower-Tier Regular Interests(1)	Initial Lower-Tier Principal Balance	Corresponding Class X Components(1)

(1)	The Lower-Tier Regular Interest and the Component of the [INTEREST ONLY CLASSES] Certificates that correspond to any particular Class of Regular Certificates or any Class [PEZ] Regular Interest also correspond to each other and, accordingly, constitute the (i) Corresponding Lower-Tier Regular Interests and (ii) Corresponding Components, respectively, with respect to each other. The Class X Component Notional Amount for such Corresponding Component of the [INTEREST ONLY CLASSES] Certificates shall at all times equal the then Lower-Tier Principal Balance of the Corresponding Lower-Tier Regular Interest.
(2)	Notional Amount.
(3)	The Class [__] Certificates represent a beneficial ownership interest in the Class [__] Percentage Interest of the Class [__] Regular Interest. The aggregate Certificate Balance of the Class [__] Certificates and the Class [PEZ] Component [___] will at all times equal the Certificate Balance of the Class [__] Regular Interest.
(4)	The Class [__] Certificates represent a beneficial ownership interest in the Class [__] Percentage Interest of the Class [__] Regular Interest. The aggregate Certificate Balance of the Class [__] Certificates and the Class [PEZ] Component [___] will at all times equal the Certificate Balance of the Class [__] Regular Interest.
(5)	The Class [__] Certificates represent a beneficial ownership interest in the Class [___]-Exchange Percentage Interest of the Class [__] Regular Interest, the Class [___]-Exchange Percentage Interest of the Class [PEZ] Component [___] and the Class [___]-Exchange Percentage Interest of the Class [__] Regular Interest.
(6)	The Class [__] Certificates represent a beneficial ownership interest in the Class [__] Percentage Interest of the Class [__] Regular Interest. The aggregate Certificate Balance of the Class [__] Certificates and the Class [PEZ] Component [___] will at all times equal the Certificate Balance of the Class [__] Regular Interest.

The [INTEREST ONLY CLASSES], [ARD CLASS] and Class [R] Certificates do not have Certificate Balances. Additionally, the [ARD CLASS] and the Class [R] Certificates do not have Notional Amounts. The Certificate Balance of any Class of Sequential Pay Certificates[, Loan Specific Certificates] or Regular Interest outstanding at any time represents the maximum amount which holders thereof are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the Trust Fund; provided that if amounts previously allocated as Realized Losses or Loan Specific Realized Losses, to a Class of Certificates or Regular Interest in reduction of the Certificate Balance thereof are subsequently recovered (including without limitation after the reduction of the Certificate Balance of such Class to zero), such Class may receive distributions in respect of such recoveries in accordance with the priorities set forth in Section 4.01 or Section 4.01A, as applicable, of this Agreement.

As of the Cut-off Date, the Mortgage Loans have an aggregate Stated Principal Balance equal to approximately $[___________]. As of the Cut-off Date, the [AB WHOLE LOAN] Trust Subordinate Companion Loan has a Stated Principal Balance equal to approximately $[______].

In consideration of the mutual agreements herein contained, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor, the Asset Representations Reviewer and the other parties hereto hereby agree as follows:

Article I

DEFINITIONS

Section 1.01        Defined Terms. Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the meanings specified in this Article.

“8-K Filing Deadline”: As defined in Section 10.09 of this Agreement.

“10-K Filing Deadline”: As defined in Section 10.07 of this Agreement.

“17g-5 Information Provider”: The Certificate Administrator.

“17g-5 Information Provider’s Website”: The internet website of the 17g-5 Information Provider, initially located at [______], under the “NRSRO” tab or other applicable tab of the respective transaction, access to which is limited to the Depositor and to NRSROs who have provided an NRSRO Certification to the 17g-5 Information Provider.

“20% Originator”: [IDENTIFY EACH 20% ORIGINATOR OF THE SECURITIZATION THAT WILL BE REQUIRED TO SATISFY A PORTION OF THE RISK RETENTION REQUIREMENTS FOR THE SECURITIZATION].

“AB Control Appraisal Period”: With respect to any Trust Subordinate Companion Loan, the period during which (a)(i) the initial principal balance of the related Trust Subordinate Companion Loan minus (ii) the sum of (x) any payments of principal allocated to, and received on, the related Trust Subordinate Companion Loan, (y) any Appraisal Reduction Amounts for an AB Whole Loan that are allocated to the related Trust Subordinate Companion Loan and (z) any losses realized with respect to the related Mortgaged Property or AB Whole Loan that are allocated to the related Trust Subordinate Companion Loan, is less than (b) 25% of the remainder of the (i) initial principal balance of the related Trust Subordinate Companion Loan less (ii) any payments of principal allocated to, and received by, the holders of the related Trust Subordinate Companion Loan. [With respect to any AB Whole Loan, the period during which the holder of any AB Subordinate Companion Loan is the AB Whole Loan Controlling Holder. With respect to the [LOAN-SPECIFIC] AB Whole Loan, the [LOAN-SPECIFIC] Control Appraisal Period.]

“AB Mortgage Loan”: As defined in the Preliminary Statement.

“AB Mortgage Loan Component Rate”: A per annum rate equal to [_____]%.

“AB Mortgage Loan Component Net Rate”: A per annum rate equal to the AB Mortgage Loan Component Rate minus the related Servicing Fee Rate, Operating Advisor Fee Rate, CREFC® Intellectual Property Royalty License Fee Rate and Certificate Administrator/Trustee Fee Rate.

“AB Whole Loan”: As defined in the Preliminary Statement.

“Acceptable Insurance Default”: With respect to any Serviced Mortgage Loan and any related Serviced Companion Loan, any Default arising by reason of the failure of the related Borrower to maintain standard extended coverage casualty insurance or other insurance that covers acts of terrorism, as to which the Master Servicer or the Special Servicer, as applicable, has determined, in accordance with the Servicing Standard (and (i) unless a Control Termination Event has occurred and is continuing, with the consent of the Directing Holder (or, if a Control Termination Event has occurred and is continuing, but prior to the occurrence and continuance of a Consultation Termination Event, after consulting with the Directing Holder as provided in Section 6.07) and (ii) with respect to any Specially Serviced Loan, after consultation with the Risk Retention Consultation Party pursuant to Section 6.07 (but other than with respect to any Mortgage Loan that is an Excluded Loan)), that either (x) such insurance is not available at commercially reasonable rates and the subject hazards are not at the time commonly insured against by for properties similar to the Mortgaged Property and located in or around the geographic region in which such Mortgaged Property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or (y) such insurance is not available at any rate; provided that the Directing Holder and the Risk Retention Consultation Party, as applicable, will not have more than 30 days to respond to the Master Servicer’s or the Special Servicer’s, as applicable, request for such consent or consultation; provided, further, that upon the Master Servicer’s or the Special Servicer’s, as applicable, determination, consistent with the Servicing Standard, that exigent circumstances do not allow the Master Servicer to consult with the Directing Holder, the Master Servicer or the Special Servicer and the Risk Retention Consultation Party, as applicable, will not be required to do so. In making this determination, the Master Servicer, to the extent consistent with the Servicing Standard, may rely on the opinion of an insurance consultant.

“Accrued AB Loan Interest”: with respect to any AB Modified Loan and any date of determination, the accrued and unpaid interest that remains unpaid with respect to the junior note(s) of such AB Modified Loan.

“Act”: The Securities Act of 1933, as it may be amended from time to time.

“Action Notice Response”: As defined in Section 2.03(k)(i).

“Actual/360 Basis”: The accrual of interest calculated on the basis of the actual number of days elapsed during any calendar month (or other applicable accrual period) in a year assumed to consist of 360 days.

“Actual/360 Loans”: The Mortgage Loans indicated as such in the Mortgage Loan Schedule and any related Serviced Companion Loan.

“Additional Form 10-D Disclosure”: As defined in Section 10.06 of this Agreement.

“Additional Form 10-K Disclosure”: As defined in Section 10.07 of this Agreement.

“Additional Servicer”: Each Affiliate of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Mortgage Loan Sellers or the Underwriters (other than an Affiliate of any such party acting in the capacity of a Mortgage Loan Seller Sub-Servicer), that Services any of the Mortgage Loans, and each Person, other than the Special Servicer, who is not an Affiliate of any of the Master Servicer, the Certificate Administrator, the Trustee, the Mortgage Loan Sellers or the Underwriters, who Services 10% or more of the Mortgage Loans (based on their Stated Principal Balance).

“Additional Trust Fund Expense”: Any expense incurred with respect to the Trust Fund and not otherwise included in the calculation of a Realized Loss or Loan Specific Realized Loss, as applicable, that would result in the Holders of Regular Certificates receiving less than the full amount of principal and/or the Interest Accrual Amount or Loan Specific Interest Accrual Amount, as applicable, to which they are entitled on any Distribution Date.

“Advance”: Any P&I Advance or Servicing Advance.

“Advance Interest Amount”: Interest at the Reimbursement Rate on the aggregate amount of P&I Advances and Servicing Advances for which the Master Servicer or the Trustee, as applicable, has not been reimbursed for the number of days from the date on which such Advance was made to the date of payment or reimbursement of the related Advance or other such amount, less any amount of interest previously paid on such Advance; provided that if, during any Collection Period in which an Advance was made, the related Borrower makes payment of an amount in respect of which such Advance was made with interest at the Default Rate, the Advance Interest Amount payable to the Master Servicer or the Trustee shall be paid first, from the amount of Default Interest on the related Mortgage Loan (or Whole Loan, with respect to Servicing Advances) actually paid by such Borrower, second, from late payment fees on the related Mortgage Loan (or Whole Loan, with respect to Servicing Advances) actually paid by the related Borrower, and third, upon determining in accordance with the Servicing Standard that such Advance Interest Amount is not recoverable from the amounts described in first or second, from other amounts on deposit in the Collection Account or the Serviced Whole Loan Collection Account, as applicable.

“Adverse REMIC Event”: Any action, that, under the REMIC Provisions, if taken or not taken, as the case may be, could (i) endanger the status of any Trust REMIC as a REMIC or (ii) result in the imposition of a tax upon any Trust REMIC or the Trust Fund (including but not limited to the tax on “prohibited transactions” as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, but not including the tax on “net income from foreclosure property”).

“Affiliate”: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing. The Trustee and the Certificate Administrator may obtain and rely on an Officer’s Certificate of the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer or the Depositor to determine whether any Person is an Affiliate of such party.

“Affiliate Ethical Wall”: Reasonable policies and procedures to be maintained by an Affiliate of the Depositor, the Master Servicer, any Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or the Trustee, as applicable, taking into account the nature of its business, to ensure (1) that such Affiliate will not obtain Confidential Information from the Depositor, the Master Servicer, such Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or the Trustee, as applicable, and (2) that the Depositor, the Master Servicer, such Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or the Trustee, as applicable, will not obtain information regarding Investments in the Certificates from such Affiliate. Under such policies and procedures maintained by such Affiliate, (i) policies and procedures restricting the flow of information exist, and shall be maintained by such Affiliate, between such Affiliate, on the one hand and the Depositor, the Master Servicer, such Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or the Trustee, as applicable, on the other; (ii) such policies and procedures restricting the flow of information operate in both directions so as to include (a) policies and procedures against the disclosure of Confidential Information from the Depositor, the Master Servicer, such Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or the Trustee, as applicable, to such Affiliate and (b) policies and procedures against the disclosure of information regarding Investments in Certificates from such Affiliate to the Depositor, the Master Servicer, such Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or the Trustee, as applicable; (iii) the senior management personnel of such Affiliate who have obtained Confidential Information in the course of their exercise of general managerial responsibilities may not participate in or use that information to influence Investment Decisions with respect to the Certificates, nor may they pass that information to others for use in such activities; and (iv) such senior management personnel who have obtained information regarding Investments in the course of their exercise of general managerial responsibilities may not use that information to influence servicing recommendations.

“Affiliated Person”: Any Person (other than a Rating Agency) involved in the organization or operation of the Depositor or an affiliate, as defined in Rule 405 of the Act, of such Person.

“Affirmative Asset Review Vote”: As defined in Section 11.04(a).

“Agent Member”: Members of, or Depository Participants in, the Depository.

“Agreement”: This Pooling and Servicing Agreement and all amendments hereof and supplements hereto.

“Allocated Loan Amount”: With respect to each Mortgaged Property, the portion of the principal amount of the related Mortgage Loan allocated to such Mortgaged Property in the applicable Mortgage, Loan Agreement or the Mortgage Loan Schedule.

“A.M. Best”: A.M. Best Company, or its successor in interest.

“Anticipated Repayment Date”: With respect to any Mortgage Loan that is indicated on the Mortgage Loan Schedule as having a Revised Rate, the date upon which such Mortgage Loan commences accruing interest at such Revised Rate.

“Anticipated Termination Date”: Any Distribution Date on which it is anticipated that the Trust Fund will be terminated pursuant to Section 9.01(c) of this Agreement.

“Applicable Law”: As defined in Section 8.02(f) of this Agreement.

“Applicable Procedures”: As defined in Section 5.02(c)(ii)(A) of this Agreement.

“Applicable State and Local Tax Law”: For purposes hereof, the Applicable State and Local Tax Law shall be (a) the tax laws of the State of New York and Illinois and (b) such state or local tax laws whose applicability shall have been brought to the attention of the Certificate Administrator by either (i) an opinion of counsel delivered to it or (ii) written notice from the appropriate taxing authority as to the applicability of such state or local tax laws.

“Appraised-Out Class”: As defined in Section 4.08(b) of this Agreement.

“Appraisal”: An appraisal prepared by an Independent MAI appraiser with at least five years’ experience in properties of like kind and in the same area.

“Appraisal Reduction Amount”: For any Distribution Date and for any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or any Serviced Whole Loan as to which an Appraisal Reduction Event has occurred, an amount calculated by the Special Servicer (and, if no Consultation Termination Event has occurred, in consultation with the Directing Holder, and, if a [Control Termination Event][Operating Advisor Consultation Event] has occurred and is continuing, in consultation with the Operating Advisor to the extent set forth in Section 3.31(f) of this Agreement) as of the first Determination Date that is at least 10 Business Days following the date the Special Servicer receives the required Appraisal or the Special Servicer’s Small Loan Appraisal Estimate (and thereafter by the first Determination Date following any material change in the amounts set forth in the following equation) equal to the excess, if any, of (a) the Stated Principal Balance of such Mortgage Loan or Serviced Whole Loan over (b) the excess of (i) the sum of (A) 90% of the sum of the appraised values (net of any prior mortgage liens) of the related Mortgaged Properties securing such Mortgage Loan or Serviced Whole Loan as determined by Updated Appraisals obtained by the Special Servicer (the costs of which shall be paid by the Master Servicer as a Servicing Advance) minus any downward adjustments the Special Servicer deems appropriate in accordance with the Servicing Standard (without implying any duty to do so) based upon its review of the Appraisal and any other information it may deem appropriate (or, in the case of such Mortgage Loans or Serviced Whole Loan having a Stated Principal Balance under $[2,000,000], 90% of the sum of the Small Loan Appraisal Estimates of the related Mortgaged Properties (as described in Section 4.08)), plus (B) all escrows and reserves (other than escrows and reserves for taxes and insurance), plus (C) all insurance and casualty proceeds and condemnation awards that constitute collateral for the related Mortgage Loan or Serviced Whole Loan (whether paid or then payable by any insurance company or government authority), over (ii) the sum as of the Due Date occurring in the month of the date of determination of (without duplication) (A) to the extent not previously advanced by the Master Servicer or the Trustee, all unpaid interest on such Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate (or with respect to the applicable Serviced Whole Loan, the weighted average of the Mortgage Rates for the related Mortgage Loan and related Serviced Companion Loans), (B) all unreimbursed Servicing Advances and the principal portion of all unreimbursed P&I Advances, and all unpaid interest on Advances at the Reimbursement Rate, in respect of such Mortgage Loan or Serviced Whole Loan, (C) any other unpaid Additional Trust Fund Expenses in respect of such Mortgage Loan or Serviced Whole Loan (but subject to the provisions of Section 1.02(e)), (D) all currently due and unpaid real estate taxes, ground rents and assessments and insurance premiums (net of any escrows or reserves therefor) that have not been the subject of an Advance by the Master Servicer or the Trustee, as applicable, and (E) all other amounts due and unpaid with respect to such Mortgage Loan or Serviced Whole Loan that, if not paid by the related Borrower, would result in a shortfall in distributions to the Certificateholders, except for Prepayment Premiums and Yield Maintenance Charges payable due to an acceleration of such Mortgage Loan or Serviced Whole Loan following a default thereunder; provided, without limiting the Special Servicer’s obligation to order and obtain such Appraisal, if the Special Servicer has not obtained an Appraisal, Updated Appraisal or Small Loan Appraisal Estimate, as applicable, referred to above within 60 days of the Appraisal Reduction Event (or in the case of an Appraisal Reduction Event occurring by reason of clause (ii) of the definition thereof, within 30 days of such Appraisal Reduction Event), the Appraisal Reduction Amount shall be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan or the applicable Serviced Whole Loan until such time as such Updated Appraisal or Small Loan Appraisal Estimate referred to above is received and the Appraisal Reduction Amount is recalculated.

Notwithstanding anything herein to the contrary, the aggregate Appraisal Reduction Amount related to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Whole Loan or the related REO Property will be reduced to zero as of the date the related Mortgage Loan or Serviced Whole Loan is paid in full, liquidated, repurchased or otherwise removed from the Trust Fund. In addition, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Whole Loan as to which an Appraisal Reduction Event has occurred, such Mortgage Loan or Serviced Whole Loan shall no longer be subject to the Appraisal Reduction Amount if (a) such Mortgage Loan or Serviced Whole Loan has become a Corrected Mortgage Loan (if a Servicing Transfer Event had occurred with respect to the related Mortgage Loan) and (b) no other Appraisal Reduction Event has occurred and is continuing.

Each Serviced Whole Loan will be treated as a single mortgage loan for purposes of calculating an Appraisal Reduction Amount with respect to the mortgage loans that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount in respect of a Serviced Whole Loan shall be allocated first, to the related Serviced Subordinate Companion Loan, if any, in accordance with the terms of the related Intercreditor Agreement, to notionally reduce the related outstanding principal balance to zero, and then, pro rata, to the related Mortgage Loan and the related Serviced Pari Passu Companion Loan that is pari passu in right of payment with such Mortgage Loan, if any; provided that with respect to the AB Whole Loan, any Appraisal Reduction Amount shall be deemed allocated (subject to the terms of the related Intercreditor Agreement), first, to the Trust Subordinate Companion Loan (and correspondingly to the [LOAN SPECIFIC CLASS] Certificates, up to the Certificate Balance of such Class), and then to the AB Mortgage Loan. Any Appraisal Reduction Amount in respect of the AB Whole Loan allocated to the AB Mortgage Loan shall be deemed allocated to the Sequential Pay Certificates in reverse sequential order.

For any Distribution Date and for any Non-Serviced Mortgage Loan as to which an Appraisal Reduction Event has occurred, an amount calculated by the applicable servicer in accordance with and pursuant to the terms of the related Other Pooling and Servicing Agreement.

“Appraisal Reduction Event”: With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Whole Loan, the earliest of (i) the date on which such Mortgage Loan or Serviced Whole Loan becomes a Modified Mortgage Loan, (ii) the 90th day following the occurrence of any uncured Delinquency in Periodic Payments with respect to such Mortgage Loan or Serviced Whole Loan, (iii) receipt of notice that the related Borrower has filed a bankruptcy petition or the date on which a receiver is appointed and continues in such capacity in respect of a Mortgaged Property securing such Mortgage Loan or Serviced Whole Loan or the 60th day after the related Borrower becomes the subject of involuntary bankruptcy proceedings and such proceedings are not dismissed in respect of a Mortgaged Property securing such Mortgage Loan or Serviced Whole Loan, (iv) the date on which the Mortgaged Property securing such Mortgage Loan or Serviced Whole Loan becomes a Serviced REO Property and (v) with respect to a Balloon Loan, a payment default shall have occurred with respect to the related Balloon Payment; provided, if (a) the related Borrower is diligently seeking a refinancing commitment (and delivers a statement to that effect to the Master Servicer within 30 days after the default, who shall promptly deliver a copy to the Special Servicer, the Operating Advisor and the Directing Holder (but only if no Consultation Termination Event has occurred)), (b) the related Borrower continues to make its Assumed Scheduled Payment, (c) no other Appraisal Reduction Event has occurred with respect to such Mortgage Loan or Serviced Whole Loan and (d) for so long as no Control Termination Event has occurred and is continuing, the Directing Holder consents, an Appraisal Reduction Event will not occur until 60 days beyond the related Maturity Date, unless extended by the Special Servicer in accordance with the Loan Documents or this Agreement; and provided, further, if the related Borrower has delivered to the Master Servicer, who shall promptly deliver a copy to the Special Servicer, the Operating Advisor and the Directing Holder (but only for so long as no Consultation Termination Event has occurred), on or before the 60th day after the related Maturity Date, a refinancing commitment reasonably acceptable to the Special Servicer, and the Borrower continues to make its Assumed Scheduled Payments (and no other Appraisal Reduction Event has occurred with respect to such Mortgage Loan or Serviced Whole Loan), an Appraisal Reduction Event will not occur until the earlier of (1) 120 days beyond the related Maturity Date (or extended maturity date) and (2) the termination of the refinancing commitment. The Special Servicer shall notify the Master Servicer promptly upon the occurrence of any of the foregoing events with respect to any Specially Serviced Loan.

“ASR Consultation Process”: As defined in Section 3.23(e) of the Agreement.

“[ARD CLASS] Certificate”: Any one of the Certificates with a “[ARD CLASS]” designation on the face thereof, executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form of Exhibit A-23 to this Agreement. The [ARD CLASS] Certificates represent undivided beneficial interests in the [ARD CLASS] Specific Grantor Trust Assets.

“[ARD CLASS] Investment Representation Letter”: As defined in Section 5.02(i) of this Agreement.

“[ARD CLASS] Specific Grantor Trust Assets”: The portion of the Trust Fund consisting of (i) the Excess Interest and (ii) the Excess Interest Distribution Account.

“Arbitration Rules”: As defined in Section 2.03(m)(i).

“ARD Loan”: Any Mortgage Loan the terms of which provide that if, after an Anticipated Repayment Date, the related Borrower has not prepaid such Mortgage Loan in full, any principal outstanding on that date will accrue interest at the Revised Rate rather than the Initial Rate.

“Asset Representations Reviewer”: [NAME OF ASSET REPRESENTATIONS REVIEWER], or its successor in interest, or any successor Asset Representations Reviewer appointed as herein provided.

“Asset Representations Reviewer Fee”: [With respect to each Delinquent Mortgage Loan, $[_____].]

“Asset Representations Reviewer Surveillance Personnel”: The divisions and individuals of the Asset Representations Reviewer who are involved in the performance of the duties of the Asset Representations Reviewer under this Agreement.

“Asset Representations Reviewer Termination Event”: As defined in Section 11.05(a).

“Asset Review”: A review of the compliance of each Delinquent Mortgage Loan with certain representations and warranties of the applicable Mortgage Loan Seller, in accordance with the Asset Review Standard and the procedures set forth on Exhibit II hereto.

“Asset Review Notice”: As defined in Section 11.01(b)(i).

“Asset Review Quorum”: In connection with any solicitation of votes to authorize an Asset Review as described in Section 12.01(a), the Certificateholders evidencing at least 5% of the aggregate Voting Rights represented by all Certificates.

“Asset Review Report”: A report setting forth the results of an Asset Review substantially in the form attached hereto as Exhibit HH.

“Asset Review Standard”: The performance of the Asset Representations Reviewer of its duties under this Agreement in good faith subject to the express terms of this Agreement. All determinations or assumptions made by the Asset Representations Reviewer in connection with an Asset Review shall be made in the Asset Representations Reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumptions.

“Asset Review Trigger”: Any time that either (1) Mortgage Loan having an aggregate outstanding principal balance of [__]% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans) (or a portion of any REO Loan in the case of a Whole Loan) held by the Trust as of the end of the applicable Collection Period are Delinquent Mortgage Loans or (2) at least [__][insert number that is [__]% by initial number of Mortgage Loans as of the Closing Date] Mortgage Loans are Delinquent Mortgage Loans as of the end of the applicable Collection Period and the aggregate outstanding principal balance of such Delinquent Mortgage Loans in the aggregate constitutes at least [__]% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans) (or a portion of any REO Loan in the case of a Whole Loan) held by the Trust as of the end of the applicable Collection Period.

“Asset Review Vote Election”: As defined in Section 11.01(a).

“Asset Status Report”: As defined in Section 3.23(e) of this Agreement.

“Assignment of Leases, Rents and Profits”: With respect to any Mortgaged Property, any assignment of leases, rents and profits or similar agreement executed by the Borrower, assigning to the mortgagee all of the income, rents and profits derived from the ownership, operation, leasing or disposition of all or a portion of such Mortgaged Property, in the form which was duly executed, acknowledged and delivered, as amended, modified, renewed or extended through the date hereof and from time to time hereafter.

“Assignment of Mortgage”: An Assignment of Mortgage without recourse, notice of transfer or equivalent instrument, in recordable form, which is sufficient under the laws of the jurisdiction in which the related Mortgaged Property is located to reflect of record the sale of the Mortgage, which assignment, notice of transfer or equivalent instrument may be in the form of one or more blanket assignments covering Mortgages encumbering Mortgaged Properties located in the same jurisdiction, if permitted by law and acceptable for recording.

“Assumed Scheduled Payment”: For any Collection Period with respect to any Mortgage Loan (including the Non-Serviced Mortgage Loan) or Subordinate Companion Loan, as the case may be, that is delinquent in respect of its Balloon Payment or any REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant Periodic Payment or the original amortization schedule of the Mortgage Loan or Subordinate Companion Loan, as the case may be (as calculated with interest at the related Mortgage Rate) (if any), assuming such Balloon Payment had not become due, after giving effect to any prior modification, a default or a bankruptcy modification (or similar proceeding), and

(b) interest on the Stated Principal Balance of the Mortgage Loan, Subordinate Companion Loan or REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan) at its Mortgage Rate (net of the applicable Servicing Fee Rate and the Pari Passu Loan Primary Servicing Fee Rate).

“Assumption Fees”: Any fees (other than assumption application fees) collected by the Master Servicer or the Special Servicer in connection with an assumption of a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan or related substitution of a Borrower (or an interest therein) thereunder (in each case, as permitted or set forth in the related Loan Documents or under the provisions of this Agreement).

“Authenticating Agent”: Any authenticating agent appointed by the Certificate Administrator pursuant to Section 3.18 of this Agreement.

“Available Funds”: With respect to any Distribution Date (not including any amounts allocable to the Trust Subordinate Companion Loan pursuant to the terms of the related Intercreditor Agreement, which shall be included in the Loan Specific Available Funds), an amount equal to the sum of (without duplication):

(a)               the aggregate amount of all cash received on the Mortgage Loans (in the case of a Non-Serviced Mortgage Loan, only to the extent received by the Trust pursuant to the related Non-Serviced Pooling Agreement and/or the related Non-Serviced Intercreditor Agreement) (including the portion of Loss of Value Payments deposited into the Collection Account pursuant to [Section 3.05(g)] of this Agreement) and any REO Property (including Compensating Interest Payments with respect to the Mortgage Loans required to be deposited by the Master Servicer pursuant to Section 3.17(a)) on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the Companion Holders or the holders of the Class [LOAN-SPECIFIC] Certificates, as of the close of business on the related P&I Advance Date, exclusive of (without duplication):

(i)                         all Periodic Payments and Balloon Payments paid by the Borrowers that are due on a Due Date (without regard to grace periods) after the end of the related Collection Period (without regard to grace periods);

(ii)                      all unscheduled payments of principal (including Principal Prepayments (together with any related payments of interest allocable to the period following the Due Date for the related Mortgage Loan during the related Collection Period)), unscheduled interest, Liquidation Proceeds, Insurance Proceeds or Condemnation Proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;

(iii)                    all amounts payable or reimbursable to any Person from the Collection Account pursuant to clauses (ii) through (xv), inclusive, of Section 3.06(a) of this Agreement;

(iv)                  with respect to each Actual/360 Loan and any Distribution Date in (1) each February and (2) any January occurring in a year that is not a leap year (unless, in either case, such Distribution Date is the final Distribution Date), an amount equal to one day of interest on the Stated Principal Balance of such Mortgage Loan as of the close of business on the Distribution Date in the month preceding the month in which the subject Distribution Date occurs at the related Mortgage Rate, less the Servicing Fee, the Certificate Administrator/Trustee Fee, the CREFC® Intellectual Property Royalty License Fee and the Operating Advisor Fee, to the extent such amounts are to be deposited in the Interest Reserve Account and held for future distribution pursuant to Section 3.05(e) of this Agreement;

(v)                     Excess Interest;

(vi)                  all Yield Maintenance Charges;

(vii)               all amounts deposited in the Collection Account or the Lower-Tier Distribution Account, as the case may be, in error;

(viii)            [the Mortgage Loan Seller Strip;] and

(ix)                    all Penalty Charges retained in the Collection Account pursuant to Section 3.05(a)(vii) of this Agreement; and

(b)               any Compensating Interest Payments made by the Master Servicer with respect to the Mortgage Loans with respect to such Distribution Date and P&I Advances made by the Master Servicer or the Trustee, as applicable, for such Distribution Date (net of the related Certificate Administrator/Trustee Fee with respect to the Mortgage Loans for which such P&I Advances are made); and

(c)               with respect to each Actual/360 Loan and for the Distribution Date occurring in each March (or February if the final Distribution Date occurs in such month), the Withheld Amounts remitted to the Lower-Tier Distribution Account pursuant to Section 3.05(e) of this Agreement.

Notwithstanding the investment of funds held in the Collection Account or the Lower-Tier Distribution Account pursuant to Section 3.07 of this Agreement, for purposes of calculating the Available Funds, the amounts so invested shall be deemed to remain on deposit in such account.

“Balloon Loan”: Any Mortgage Loan or Serviced Whole Loan that requires a payment of principal on the maturity date in excess of its constant Periodic Payment.

“Balloon Payment”: With respect to each Balloon Loan, the scheduled payment of principal due on the Maturity Date (less principal included in the applicable amortization schedule or scheduled Periodic Payment).

“Base Interest Fraction”: With respect to any Principal Prepayment on any Mortgage Loan (or in the case of the AB Whole Loan, the AB Mortgage Loan only) and any of the [INSERT CLASSES] Certificates and Class [PEZ] Regular Interests, a fraction (not greater than one) (a) whose numerator is the greater of zero and the amount, if any, by which (i) the Pass-Through Rate on such Class of Certificates or Class [PEZ] Regular Interest, as applicable, exceeds (ii) the yield rate (as provided by the Master Servicer) used in calculating the Prepayment Premium or Yield Maintenance Charge, as applicable, with respect to such Principal Prepayment and (b) whose denominator is the amount, if any, by which (i) the Mortgage Rate on such Mortgage Loan (in the case of the AB Whole Loan, the AB Mortgage Loan Component Rate on the AB Mortgage Loan) exceeds (ii) the yield rate (as provided by the Master Servicer) used in calculating the Prepayment Premium or Yield Maintenance Charge, as applicable, with respect to such Principal Prepayment; provided that if such yield rate is greater than or equal to the Mortgage Rate on such Mortgage Loan (in the case of the AB Whole Loan, the AB Mortgage Loan on the AB Mortgage Loan), then the Base Interest Fraction shall be zero; provided, further, that if such yield rate is greater than or equal to the Mortgage Rate on such Mortgage Loan (in the case of the AB Whole Loan, the AB Mortgage Loan Component Rate on the AB Mortgage Loan), but less than the Pass-Through Rate described in clause (a)(i) above, then the Base Interest Fraction shall be one.

To the extent that the “yield rate” referred to in the immediately preceding paragraph to be provided by the Master Servicer is not provided in the related Loan Documents, such “yield rate” shall be, when compounded monthly, equivalent to the yield, on the U.S. Treasury primary issue with a maturity date closest to the Maturity Date or Anticipated Repayment Date, as applicable, for the prepaid Mortgage Loan. In the event that there are: (a) two or more U.S. Treasury issues with the same coupon the issue with the lower yield shall be selected and (b) two or more U.S. Treasury issues with maturity dates equally close to the Maturity Date or Anticipated Repayment Date, as applicable, for such prepaid Mortgage Loan, the issue with the earlier maturity date shall be selected.

“Bid Allocation”: With respect to the Master Servicer and each Sub-Servicer therefor and the proceeds of any bid pursuant to Section 7.01(a) of this Agreement, the amount of such proceeds (net of any expenses incurred in connection with such bid and the transfer of servicing), multiplied by a fraction equal to (a) the Servicing Fee Amount for the Master Servicer or such Sub-Servicer therefor, as the case may be, as of such date of determination, over (b) the aggregate of the Servicing Fee Amounts for the Master Servicer and all Sub-Servicers therefor as of such date of determination.

“Book-Entry Certificate” shall mean any Certificate registered in the name of the Depository or its nominee.

“Borrower”: With respect to any Mortgage Loan, Companion Loan or Serviced Whole Loan, any obligor or obligors on any related Mortgage Note or Mortgage Notes, including in connection with a Mortgage Loan, Companion Loan or Serviced Whole Loan that utilizes an indemnity deed of trust (“IDOT”) structure, the borrower and the Mortgaged Property owner / payment guarantor / mortgagor, individually and collectively, as the context may require.

“Borrower Accounts”: As defined in Section 3.07(a) of this Agreement.

“Borrower Party”: A borrower, a mortgagor, a manager of a Mortgaged Property, Restricted Mezzanine Holder or any Borrower Party Affiliate.

“Borrower Party Affiliate”: With respect to a borrower, a mortgagor, a manager of a Mortgaged Property or a Restricted Mezzanine Holder, (a) any other Person controlling or controlled by or under common control with such borrower, mortgagor, manager or Restricted Mezzanine Holder, as applicable, (b) solely with respect to the 10 largest Mortgage Loans by Stated Principal Balance, any other Person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor or manager, as applicable, or (c) any other Person owning, directly or indirectly, 25% or more of the beneficial interests in such Restricted Mezzanine Holder. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Breach”: As defined in Section 2.03(e) of this Agreement.

“Business Day”: Any day other than (i) a Saturday or a Sunday, (ii) a legal holiday in New York, New York or the principal cities in which the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Trustee or the Certificate Administrator conduct servicing, trust administration or surveillance operations or (iii) a day on which the Federal Reserve Bank of New York or banking institutions or savings associations in New York, New York, [PRIMARY PLACES OF BUSINESS OF THE MASTER SERVICER, SPECIAL SERVICER, OPERATING ADVISOR, ASSET REPRESENTATIONS REVIEWER, TRUSTEE OR CERTIFICATE ADMINISTRATOR], or the principal cities in which the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Trustee or the Certificate Administrator conduct servicing, trust administration or surveillance operations are authorized or obligated by law or executive order to be closed.

“Calculation Rate”: A discount rate appropriate for the type of cash flows being discounted, namely (i) for principal and interest payment on the Mortgage Loan or Serviced Companion Loan or sale of a Defaulted Mortgage Loan, the highest of (1) the rate determined by the Master Servicer or Special Servicer, as applicable, that approximates the market rate that would be obtainable by the Borrowers on similar non-defaulted debt of the Borrowers as of such date of determination, (2) the applicable Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent related Appraisal (or Updated Appraisal).

“Cash Collateral Account”: With respect to any Mortgage Loan or Serviced Whole Loan that has a Lock-Box Account, any account or accounts created pursuant to the related Mortgage, Loan Agreement, Cash Collateral Account Agreement or other Loan Document into which the Lock-Box Account monies are swept on a regular basis for the benefit of the Trustee, on behalf of the Certificateholders, as successor to the related Mortgage Loan Seller. Any Cash Collateral Account shall be beneficially owned for federal income tax purposes by the Person who is entitled to receive all reinvestment income or gain thereon in accordance with the terms and provisions of the related Loan Documents and Section 3.07 of this Agreement, which Person shall be taxed on all reinvestment income or gain thereon in accordance with the terms of the related Mortgage Loan or Serviced Whole Loan. The Master Servicer shall be permitted to make withdrawals therefrom for deposit into the Collection Account or the applicable Serviced Whole Loan Collection Account, as applicable. To the extent not inconsistent with the terms of the related Loan Documents, each such Cash Collateral Account shall be an Eligible Account.

“Cash Collateral Account Agreement”: With respect to any Mortgage Loan or Serviced Whole Loan, the cash collateral account agreement, if any, between the related Originator and the related Borrower, pursuant to which the related Cash Collateral Account, if any, may have been established.

“Certificate”: Any [IDENTIFY CLASSES] Certificate issued, authenticated and delivered hereunder.

“Certificate Administrator”: [NAME OF CERTIFICATE ADMINISTRATOR], a national banking association, in its capacity as Certificate Administrator, or its successor in interest, or any successor Certificate Administrator appointed as herein provided.

“Certificate Administrator Personnel”: The divisions and individuals of the Certificate Administrator who are involved in the performance of the duties of the Certificate Administrator under this Agreement.

“Certificate Administrator/Trustee Fee”: With respect to each Mortgage Loan and for any Distribution Date, an amount per Interest Accrual Period equal to the product of (i) the Certificate Administrator/Trustee Fee Rate (adjusted to a monthly rate) multiplied by (ii) the Stated Principal Balance of such Mortgage Loan as of the Due Date in the immediately preceding Collection Period (without giving effect to payments of principal on such Mortgage Loan on such Due Date). The Certificate Administrator/Trustee Fee shall be calculated in accordance with the provisions of Section 1.02(a) of this Agreement. For the avoidance of doubt, the Certificate Administrator/Trustee Fee with respect to each Mortgage Loan shall be payable from the Lower-Tier REMIC.

“Certificate Administrator/Trustee Fee Rate”: A rate equal to [__]% per annum.

“Certificate Administrator’s Website”: The internet website of the Certificate Administrator, initially located at [WEBSITE].

“Certificate Balance”: With respect to any Class of Certificates (other than the [INTEREST-ONLY CLASSES], [ARD CLASS] and Class [R] Certificates) or any Class [PEZ] Regular Interest (a) on or prior to the first Distribution Date, an amount equal to the aggregate initial Certificate Balance of such Class or Class [PEZ] Regular Interest, as specified in the

Preliminary Statement to this Agreement, (b) as of any date of determination after the first Distribution Date, the Certificate Balance of such Class of Certificates or Class [PEZ] Regular Interest on the Distribution Date immediately prior to such date of determination less any distributions allocable to principal and any allocations of Realized Losses or Loan Specific Realized Losses, as applicable, made thereon on such prior Distribution Date. The aggregate Certificate Balance of the Class [__] Certificates and the Class [PEZ] Component [___] will at all times equal the Certificate Balance of the Class [__] Regular Interest. The aggregate Certificate Balance of the Class [__] Certificates and the Class [PEZ] Component [___] will at all times equal the Certificate Balance of the Class [__] Regular Interest. The Certificate Balance of the Class [__] Certificates will equal the aggregate balance of the Class [__] Components. The aggregate Certificate Balance of the Class [__] Certificates and the Class [PEZ] Component [___] will at all times equal the Certificate Balance of the Class [__] Regular Interest.

“Certificate Custodian”: Initially, the Certificate Administrator; thereafter, any other Certificate Custodian acceptable to the Depository and selected by the Certificate Administrator.

“Certificate Owner”: With respect to a Global Certificate, the Person who is the beneficial owner of such Certificate as reflected on the books of the Depository or on the books of a Person maintaining an account with such Depository (directly as a Depository Participant or indirectly through a Depository Participant, in accordance with the rules of such Depository) with respect to such Classes. Each of the Trustee, the Certificate Administrator and the Master Servicer shall have the right to require, as a condition to acknowledging the status of any Person as a Certificate Owner under this Agreement, that such Person execute an Investor Certification.

“Certificate Register” and “Certificate Registrar”: The register maintained and the registrar appointed pursuant to Section 5.02 of this Agreement.

“Certificateholder”: The Person in whose name a Certificate is registered in the Certificate Register or any beneficial owner thereof; provided, however, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to this Agreement, any Certificate registered in the name of or beneficially owned by (i) the Master Servicer, the Special Servicer, any Excluded Special Servicer, the Trustee, the Certificate Administrator, the Depositor, any Mortgage Loan Seller or any Affiliate of any of such Persons or (ii) any Borrower Party, in each case shall be deemed not to be outstanding (provided that notwithstanding the foregoing, any Controlling Class Certificates owned by an Excluded Controlling Class Holder shall not be deemed to be outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Controlling Class Mortgage Loan; and provided, further, that any Controlling Class Certificates owned by the Special Servicer or an Affiliate thereof shall not be deemed to be outstanding as to the Special Servicer or such Affiliate solely with respect to any related Excluded Special Servicer Loan), and the Voting Rights to which it is entitled shall not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, however, that the foregoing restrictions shall not apply in the case of the Master Servicer, the Special Servicer, any Excluded Special Servicer, the Trustee, the Certificate Administrator, the Depositor, any Mortgage Loan Seller or any Affiliate

of any of such Persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities hereunder or waive a Servicer Termination Event or trigger an Asset Review with respect to such Mortgage Loan; provided, further that so long as there is no Servicer Termination Event with respect to the Master Servicer or the Special Servicer, the Master Servicer and the Special Servicer or such Affiliate of either shall be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities hereunder; and provided, further that such restrictions shall not apply to (i) the exercise of the Special Servicer’s, the Master Servicer’s or any Mortgage Loan Seller’s rights, if any, or any of their Affiliates as a member of the Controlling Class or (ii) any Affiliate of the Depositor, the Master Servicer, any Special Servicer, the Trustee or the Certificate Administrator that has provided an Investor Certification in which it has certified as to the existence of an Affiliate Ethical Wall between it and the Depositor, the Master Servicer, such Special Servicer, the Trustee or the Certificate Administrator, as applicable, and any Certificates beneficially owned by such Affiliate shall be deemed to be outstanding. The Trustee and the Certificate Administrator shall each be entitled to request and rely upon a certificate of the Master Servicer, the Special Servicer or the Depositor in determining whether a Certificate is registered in the name of an Affiliate of such Person. All references herein to “Holders” or “Certificateholders” shall reflect the rights of Certificate Owners as they may indirectly exercise such rights through the Depository and the Depository Participants, except as otherwise specified herein; provided, however, that the parties hereto shall be required to recognize as a “Holder” or “Certificateholder” only the Person in whose name a Certificate is registered in the Certificate Register.

“Certificateholder Quorum”: In connection with any solicitation of votes in connection with the replacement of the Special Servicer pursuant to Section 3.22(e) of this Agreement or the Asset Representations Reviewer pursuant to Section 11.05(b) of this Agreement, the holders of Certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the Certificates pursuant to Section 4.08 of this Agreement, except in the case of the termination of the Asset Representations Reviewer pursuant to Section 11.05(b) of this Agreement) of all Sequential Pay Certificates and the Class [PEZ] Certificates on an aggregate basis.

“Certification Parties”: As defined in Section 10.08 of this Agreement.

“Certifying Certificateholder”: A Certificateholder or Certificate Owner of a Certificate that has provided the Certificate Administrator with an executed Investor Certification.

“Certifying Person”: As defined in Section 10.08 of this Agreement.

“Certifying Servicer”: As defined in Section 10.11 of this Agreement.

“Class”: All of the Certificates that collectively bear the same alphabetical or alphanumeric Class designation, each separately designated the Loan Specific REMIC Regular Interest, the Lower-Tier Regular Interest and each Class [PEZ] Regular Interest.

“Class [A-1] Certificate”: Any one of the Certificates with a “Class [A-1]” designation on the face thereof, executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form of the Exhibit set forth next to such Class in the Table of Exhibits of this Agreement.

“Class [A-1] Pass-Through Rate”: A per annum rate equal to [[___]%][the lesser of (i) the WAC Rate and (ii) [___]%][the WAC Rate].

“Class [A-2] Certificate”: Any one of the Certificates with a “Class [A-2]” designation on the face thereof, executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form of the Exhibit set forth next to such Class in the Table of Exhibits of this Agreement.

“Class [A-2] Pass-Through Rate”: A per annum rate equal to [[___]%][the lesser of (i) the WAC Rate and (ii) [___]%][the WAC Rate].

“Class [A-3] Certificate”: Any one of the Certificates with a “Class [A-3]” designation on the face thereof, executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form of the Exhibit set forth next to such Class in the Table of Exhibits of this Agreement.

“Class [A-3] Pass-Through Rate”: A per annum rate equal to [[___]%][the lesser of (i) the WAC Rate and (ii) [___]%][the WAC Rate].

“Class [A-4] Certificate”: Any one of the Certificates with a “Class [A-4]” designation on the face thereof, executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form of the Exhibit set forth next to such Class in the Table of Exhibits of this Agreement.

“Class [A-4] Pass-Through Rate”: A per annum rate equal to [[___]%][the lesser of (i) the WAC Rate and (ii) [___]%][the WAC Rate].

“Class [A-M] Certificate”: Any one of the Certificates with a “Class [A-M]” designation on the face thereof, executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form of the Exhibit set forth next to such Class in the Table of Exhibits of this Agreement. The Class [A-M] Certificates represent undivided beneficial interests in the Class [A-M] Specific Grantor Trust Assets.

“Class [A-M] Interest Distribution Amount”: With respect to any Distribution Date, an amount equal to the product of (i) the Class [A-M] Percentage Interest and (ii) the amount of interest distributable pursuant to Section 4.01(b) of this Agreement in respect of the Class [A-M] Regular Interest on such Distribution Date.

“Class [A-M] Pass-Through Rate”: A per annum rate equal to [[___]%][the lesser of (i) the WAC Rate and (ii) [___]%][the WAC Rate].

“Class [A-M] Percentage Interest”: As of any date of determination, with respect to the Class [A-M] Regular Interest and the Class [A-M] Certificates, a percentage interest equal to a fraction, the numerator of which is the Certificate Balance of the Class [A-M] Certificates, and the denominator of which is the Certificate Balance of the Class [A-M] Regular Interest.

“Class [A-M] Principal Distribution Amount”: With respect to any Distribution Date, an amount equal to the product of (i) the Class [A-M] Percentage Interest and (ii) the Class [A-M] Regular Interest Principal Distribution Amount for such Distribution Date.

“Class [A-M] Regular Interest”: The uncertificated interest corresponding to the Class [A-M] Certificates and the Class PEZ Certificates (to the extent of the Class [A-M]-Exchange Percentage Interest of the Class [A-M] Regular Interest), constituting a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions and having the characteristics attributable thereto in this Agreement.

“Class [A-M] Regular Interest Available Funds”: With respect to any Distribution Date, an amount equal to the total amount of all principal and/or interest distributions, as well as any other distributions (including Yield Maintenance Charges), properly made on or in respect of the Class [A-M] Regular Interest with respect to such Distribution Date.

“Class [A-M] Regular Interest Pass-Through Rate”: A per annum rate equal to the Class [A-M] Pass-Through Rate.

“Class [A-M] Regular Interest Principal Distribution Amount”: With respect to any Distribution Date, an amount equal to the amount of principal distributed pursuant to Section 4.01(b) of this Agreement in respect of the Class [A-M] Regular Interest on such Distribution Date.

“Class [A-M] Specific Grantor Trust Assets”: The portion of the Trust Fund consisting of (i) the Class [A-M] Percentage Interest of the Class [A-M] Regular Interest and (ii) amounts held from time to time in the Class [PEZ] Distribution Account that represent distributions of the Class [A-M] Percentage Interest in the Class [A-M] Regular Interest.

“Class [A-M]-Exchange Percentage Interest”: As of any date of determination, with respect to the Class [A-M] Regular Interest and the Class [PEZ] Certificates, a percentage interest equal to 100.0% minus the Class [A-M] Percentage Interest.

“Class [A-SB] Certificate”: Any one of the Certificates with a “Class [A-SB]” designation on the face thereof, executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form of the Exhibit set forth next to such Class in the Table of Exhibits of this Agreement.

“Class [A-SB] Pass-Through Rate”: A per annum rate equal to [[___]%][the lesser of (i) the WAC Rate and (ii) [___]%][the WAC Rate].

“Class [A-SB] Planned Principal Balance”: With respect to any Distribution Date, the planned principal amount for such Distribution Date specified in Schedule III hereto relating to the Class [A-SB] Certificates.

“Class [B] Certificate”: Any one of the Certificates with a “Class [B]” designation on the face thereof, executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form of the Exhibit set forth next to such Class in the Table of Exhibits of this Agreement. The Class [B] Certificates represent undivided beneficial interests in the Class [B] Specific Grantor Trust Assets.

“Class [B] Interest Distribution Amount”: With respect to any Distribution Date, an amount equal to the product of (i) the Class [B] Percentage Interest and (ii) the amount of interest distributable pursuant to Section 4.01(b) of this Agreement in respect of the Class [B] Regular Interest on such Distribution Date.

“Class [__] Pass-Through Rate”: A per annum rate equal to [[___]%][the lesser of (i) the WAC Rate and (ii) [___]%][the WAC Rate].

“Class [B] Percentage Interest”: As of any date of determination, with respect to the Class [B] Regular Interest and the Class [B] Certificates, a percentage interest equal to a fraction, the numerator of which is the Certificate Balance of the Class [B] Certificates, and the denominator of which is the Certificate Balance of the Class [B] Regular Interest.

“Class [B] Principal Distribution Amount”: With respect to any Distribution Date, an amount equal to the product of (i) the Class [B] Percentage Interest and (ii) the Class [B] Regular Interest Principal Distribution Amount for such Distribution Date.

“Class [B] Regular Interest”: The uncertificated interest corresponding to the Class [B] Certificates and the Class [PEZ] Certificates (to the extent of the Class [B]-Exchange Percentage Interest of the Class [B] Regular Interest), constituting a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions and having the characteristics attributable thereto in this Agreement.

“Class [B] Regular Interest Available Funds”: With respect to any Distribution Date, an amount equal to the total amount of all principal and/or interest distributions, as well as any other distributions (including Yield Maintenance Charges), properly made on or in respect of the Class [B] Regular Interest with respect to such Distribution Date.

“Class [B] Regular Interest Pass-Through Rate”: A per annum rate equal to the Class [B] Pass-Through Rate.

“Class [B] Regular Interest Principal Distribution Amount”: With respect to any Distribution Date, an amount equal to the amount of principal distributed pursuant to Section 4.01(b) of this Agreement in respect of the Class B Regular Interest on such Distribution Date.

“Class [B] Specific Grantor Trust Assets”: The portion of the Trust Fund consisting of (i) the Class [B] Percentage Interest of the Class [B] Regular Interest and (ii) amounts held from time to time in the Class [PEZ] Distribution Account that represent distributions of the Class [B] Percentage Interest in the Class [B] Regular Interest.

“Class [B]-Exchange Percentage Interest”: As of any date of determination, with respect to the Class [B] Regular Interest and the Class [PEZ] Certificates, a percentage interest equal to 100.0% minus the Class [B] Percentage Interest.

“Class [C] Certificate”: Any one of the Certificates with a “Class [C]” designation on the face thereof, executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form of the Exhibit set forth next to such Class in the Table of Exhibits of this Agreement. The Class [C] Certificates represent undivided beneficial interests in the Class [C] Specific Grantor Trust Assets.

“Class [C] Interest Distribution Amount”: With respect to any Distribution Date, an amount equal to the product of (i) the Class [C] Percentage Interest and (ii) the amount of interest distributable pursuant to Section 4.01(b) of this Agreement in respect of the Class [C] Regular Interest on such Distribution Date.

“Class [C] Pass-Through Rate”: A per annum rate equal to [[___]%][the lesser of (i) the WAC Rate and (ii) [___]%][the WAC Rate].

“Class [C] Percentage Interest”: As of any date of determination, with respect to the Class [C] Regular Interest and the Class [C] Certificates, a percentage interest equal to a fraction, the numerator of which is the Certificate Balance of the Class [C] Certificates, and the denominator of which is the Certificate Balance of the Class [C] Regular Interest.

“Class [C] Principal Distribution Amount”: With respect to any Distribution Date, an amount equal to the product of (i) the Class [C] Percentage Interest and (ii) the Class [C] Regular Interest Principal Distribution Amount for such Distribution Date.

“Class [C] Regular Interest”: The uncertificated interest corresponding to the Class [C] Certificates and the Class [PEZ] Certificates (to the extent of the Class [C]-Exchange Percentage Interest of the Class [C] Regular Interest), constituting a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions and having the characteristics attributable thereto in this Agreement.

“Class [C] Regular Interest Available Funds”: With respect to any Distribution Date, an amount equal to the total amount of all principal and/or interest distributions, as well as any other distributions (including Yield Maintenance Charges), properly made on or in respect of the Class [C] Regular Interest with respect to such Distribution Date.

“Class [C] Regular Interest Pass-Through Rate”: A per annum rate equal to the Class [C] Pass-Through Rate.

“Class [C] Regular Interest Principal Distribution Amount”: With respect to any Distribution Date, an amount equal to the amount of principal distributed pursuant to Section 4.01(b) of this Agreement in respect of the Class [C] Regular Interest on such Distribution Date.

“Class [C] Specific Grantor Trust Assets”: The portion of the Trust Fund consisting of (i) the Class [C] Percentage Interest of the Class [C] Regular Interest and (ii)

amounts held from time to time in the Class [PEZ] Distribution Account that represent distributions of the Class [C] Percentage Interest in the Class [C] Regular Interest.

“Class [C]-Exchange Percentage Interest”: As of any date of determination, with respect to the Class [C] Regular Interest and the Class [PEZ] Certificates, a percentage interest equal to 100.0% minus the Class [C] Percentage Interest.

“Class [D] Certificate”: Any one of the Certificates with a “Class [D]” designation on the face thereof, executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form of the Exhibit set forth next to such Class in the Table of Exhibits of this Agreement.

“Class [D] Pass-Through Rate”: A per annum rate equal to [[___]%][the lesser of (i) the WAC Rate and (ii) [___]%][the WAC Rate].

“Class [E] Certificate”: Any one of the Certificates with a “Class [E]” designation on the face thereof, executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form of the Exhibit set forth next to such Class in the Table of Exhibits of this Agreement.

“Class [E] Pass-Through Rate”: A per annum rate equal to [[___]%][the lesser of (i) the WAC Rate and (ii) [___]%][the WAC Rate].

“Class [PEZ] Distribution Account”: The segregated non-interest bearing trust account or sub-account created and maintained by the Certificate Administrator pursuant to Section 3.05(b), which shall be entitled “[NAME OF CERTIFICATE ADMINISTRATOR], as Certificate Administrator, for the benefit of the Holders of Deutsche Mortgage & Asset Receiving Corporation, [NAME OF ISSUING ENTITY] Commercial Mortgage Pass-Through Certificates, Class [PEZ] Distribution Account” and which must be an Eligible Account or a sub-account of an Eligible Account. The Class [PEZ] Distribution Account shall not be an asset of any Trust REMIC formed hereunder, but rather shall be an asset of the Grantor Trust.

“Class [PEZ] Regular Interest”: Any of the Class [___] Regular Interest, the Class [___] Regular Interest or the Class [___] Regular Interest.

“Class [F] Certificate”: Any one of the Certificates with a “Class [F]” designation on the face thereof, executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form of the Exhibit set forth next to such Class in the Table of Exhibits of this Agreement.

“Class [F] Pass-Through Rate”: A per annum rate equal to [[___]%][the lesser of (i) the WAC Rate and (ii) [___]%][the WAC Rate].

“Class [G] Certificate”: Any one of the Certificates with a “Class [G]” designation on the face thereof, executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form of the Exhibit set forth next to such Class in the Table of Exhibits of this Agreement.

“Class [G] Pass-Through Rate”: A per annum rate equal to [[___]%][the lesser of (i) the WAC Rate and (ii) [___]%][the WAC Rate].

“Class [H] Certificate”: Any one of the Certificates with a “Class [H]” designation on the face thereof, executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form of the Exhibit set forth next to such Class in the Table of Exhibits of this Agreement.

“Class [H] Pass-Through Rate”: A per annum rate equal to [[___]%][the lesser of (i) the WAC Rate and (ii) [___]%][the WAC Rate].

“Class Interest Shortfall”: On any Distribution Date for any Class of Regular Certificates or any Class [PEZ] Regular Interest, the amount of interest required to be distributed to the Holders of such Class pursuant to Section 4.01(b) or Section 4.01(b) (with respect to the [LOAN SPECIFIC CLASS] Certificates) of this Agreement on such Distribution Date minus the amount of interest actually distributed to such Holders pursuant to such Section, if any.

“Class L[A-1] Interest,” “Class L[A-2] Interest,” “Class L[A-SB] Interest,” “Class L[A-3] Interest,” “Class L[A-4] Interest,” “Class L[A-M] Interest,” “Class L[B] Interest,” “Class L[C] Interest,” “Class L[D] Interest,” “Class L[E] Interest,” “Class L[F] Interest,” “Class L[G] Interest,” “Class L[H] Interest” and “Class L[LOAN SPECIFIC CLASS] Interest”: Each, a regular interest in the Lower-Tier REMIC entitled to monthly distributions payable thereto pursuant to Section 4.01 of this Agreement.

“Class LTR Interest”: The sole class of “residual interest” in the Lower-Tier REMIC, which will be represented by the Class R Certificates.

“Class [PEZ] Certificate”: Any one of the Certificates with a “Class [PEZ]” designation on the face thereof, executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form of the Exhibit set forth next to such Class in the Table of Exhibits of this Agreement. The Class [PEZ] Certificates represent undivided beneficial interests in the Class [PEZ] Specific Grantor Trust Assets.

“Class [PEZ] Component”: Any of the Class [___] Trust Component, Class [___] Trust Component or Class [___] Trust Component.

“Class [PEZ] Interest Distribution Amount”: With respect to any Distribution Date, an amount equal to the sum of (i) the product of (a) the Class [__]-Exchange Percentage Interest and (b) the amount of interest distributable pursuant to Section 4.01(b) of this Agreement in respect of the Class [__] Regular Interest on such Distribution Date, (ii) the product of (a) the Class [__]-Exchange Percentage Interest and (b) the amount of interest distributable pursuant to Section 4.01(b) of this Agreement in respect of the Class [__] Regular Interest on such Distribution Date and (iii) the product of (a) the Class [__]-Exchange Percentage Interest and (b) the amount of interest distributable pursuant to Section 4.01(b) of this Agreement in respect of the Class [__] Regular Interest on such Distribution Date.

“Class [PEZ] Percentage Interest”: Any of the Class [__]-[PEZ] Percentage Interest, the Class [__]-Exchange Percentage Interest or the Class [__]-Exchange Percentage Interest.

“Class [PEZ] Principal Distribution Amount”: With respect to any Distribution Date, an amount equal to the sum of (i) the product of (a) the Class [__]-Exchange Percentage Interest and (b) the Class [__] Regular Interest Principal Distribution Amount for such Distribution Date, (ii) the product of (a) the Class [__]-Exchange Percentage Interest and (b) the Class [__] Regular Interest Principal Distribution Amount for such Distribution Date and (iii) the product of (a) the Class [__]-Exchange Percentage Interest and (b) the Class [__] Regular Interest Principal Distribution Amount for such Distribution Date.

“Class [PEZ] Specific Grantor Trust Assets”: The portion of the Trust Fund consisting of (i) the Class [PEZ] Components and (ii) amounts held from time to time in the Class [PEZ] Distribution Account that represent distributions on the Class [PEZ] Components.

“Class [___] Trust Component”: The portion of the Class [___] Regular Interest equal to the Class [___] Percentage Interest of the Class [___] Regular Interest.

“Class [___] Trust Component Principal Amount”: The product of the Class [___]-Exchange Percentage Interest and the Certificate Balance of the Class [___] Regular Interest.

“Class [___] Trust Component”: The portion of the Class [___] Regular Interest equal to the Class [___] Percentage Interest of the Class [___] Regular Interest.

“Class [___] Trust Component Principal Amount”: The product of the Class [___]-Exchange Percentage Interest and the Certificate Balance of the Class [___] Regular Interest.

“Class [___] Trust Component”: The portion of the Class [___] Regular Interest equal to the Class [___] Percentage Interest of the Class [___] Regular Interest.

“Class [___] Trust Component Principal Amount”: The product of the Class [___]-Exchange Percentage Interest and the Certificate Balance of the Class [___] Regular Interest.

“Class [R] Certificate”: Any one of the Certificates with a “Class [R]” designation on the face thereof, executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form of the Exhibit set forth next to such Class in the Table of Exhibits of this Agreement. The Class [R] Certificates have no Pass-Through Rate, Certificate Balance or Notional Amount.

“Class UTR Interest”: The sole class of “residual interest” in the Upper-Tier REMIC, which will be represented by the Class [R] Certificate.

“Class X Certificates”: The [INTEREST ONLY CLASSES], collectively.

“Class X Component”: Each of the Class [__] Components, Class [__] Components, Class [__] Components, Class [__] Components, Class [__] Components, Class [__] Components and Class [__] Components.

“Class X Component Notional Amount”: With respect to each Class X Component and any date of determination, an amount equal to the then Lower-Tier Principal Balance of its Corresponding Lower-Tier Regular Interest.

“Class X Notional Amount”: The Class [__] Notional Amount, the Class [__] Notional Amount, the Class [__] Notional Amount, Class [__] Notional Amount, the Class [__] Notional Amount, the Class [__] Notional Amount or the Class [__] Notional Amount, as applicable and as the context may require.

“Class UTR Interest”: The sole class of “residual interest” in the Upper-Tier REMIC, which will be represented by the Class R Certificate.

“Class [__] Certificate”: Any one of the Certificates with a “Class [__]” designation on the face thereof, substantially in the form of the Exhibit set forth next to such Class in the Table of Exhibits of this Agreement, and evidencing a “regular interest” in Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class [__] Components”: Each of Component X[__] and Component X[__].

“Class [__] Notional Amount”: As of any date of determination, the sum of the then Class X Component Notional Amounts of all of the Class [__] Components.

“Class [__] Pass-Through Rate”: With respect to any Distribution Date, the weighted average of the [INTEREST ONLY CLASS] Strip Rates for the respective Class [__] Components for such Distribution Date, weighted on the basis of the respective Class X Component Notional Amounts of such Components outstanding immediately prior to such Distribution Date. The Class [__] Pass-Through Rate for the initial Distribution Date is [___]% per annum.

“Clearstream”: Clearstream Banking Luxembourg, a division of Clearstream International, société anonyme.

“Closing Date”: [________], 20[__].

“Code”: The Internal Revenue Code of 1986, as amended from time to time, any successor statute thereto, and any temporary or final regulations of the United States Department of the Treasury promulgated pursuant thereto.

“Collateral Deficiency Amount” With respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent appraised value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such appraised value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related Borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided, that in the case of a Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the Master Servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The Certificate Administrator shall be entitled to conclusively rely on the Master Servicer’s calculation or determination of any Collateral Deficiency Amount.

“Collection Account”: The trust account or accounts created and maintained by the Master Servicer pursuant to Section 3.05(a) of this Agreement, which shall be entitled “[NAME OF MASTER SERVICER], as Master Servicer, on behalf of [NAME OF TRUSTEE], as Trustee, for the benefit of the Holders of Deutsche Mortgage & Asset Receiving Corporation, [NAME OF ISSUING ENTITY] Commercial Mortgage Pass-Through Certificates, Collection Account” and which must be an Eligible Account.

“Collection Period”: With respect to any Distribution Date and each Mortgage Loan (including any Companion Loan), the period that begins on the day immediately following the Due Date for such Mortgage Loan (including any Companion Loan) in the month preceding the month in which that Distribution Date occurs or the date that would have been the Due Date if such Mortgage Loan (including any Companion Loan) had a Due Date in such preceding month and ending on and including the Due Date for such Mortgage Loan (including any related Companion Loan) occurring in the month in which that Distribution Date occurs. Notwithstanding the foregoing, in the event that the last day of a Collection Period (or applicable grace period) is not a business day, any Periodic Payments received with respect to Mortgage Loans (including any Companion Loan) relating to such Collection Period on the business day immediately following such day shall be deemed to have been received during such Collection Period and not during any other Collection Period.

“Commission”: The Securities and Exchange Commission.

“Companion Loan”: A Serviced Companion Loan or Non-Serviced Companion Loan, as applicable and as the context may require.

“Companion Loan Noteholder”: A holder of a Companion Loan.

“Compensating Interest Payment”: An amount as of any Distribution Date equal to the lesser of (i) the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary Principal Prepayments received in respect of the Mortgage Loans or Serviced Pari Passu Companion Loans (in each case, other than (a) a Non-Serviced Mortgage Loan, (b) a Specially Serviced Loan or (c) a Mortgage Loan or Serviced Companion Loan with respect to which the Special Servicer has waived or amended the prepayment restrictions such that the related Borrower is not required to prepay on a Due Date or pay interest that would have accrued on the amount prepaid through and including the last day of the interest accrual period occurring following the date of such prepayment) for the related Distribution Date, and (ii) the aggregate of

(A) the portion of its Master Servicing Fee (calculated for this purpose at 0.0025% (0.25 basis points per annum)) that is being paid in such Collection Period with respect to the Mortgage Loans or Serviced Pari Passu Companion Loans serviced by it (other than a Non-Serviced Mortgage Loan or a Specially Serviced Loan), (B) all Prepayment Interest Excess received by the Master Servicer during the related Collection Period on the Mortgage Loans or Serviced Pari Passu Companion Loans (other than a Non Serviced Mortgage Loan or a Specially Serviced Loan) and (C) to the extent earned on principal prepayments, net investment earnings payable to the Master Servicer for such Collection Period received by the Master Servicer during such Collection Period with respect to the Mortgage Loan or any related Serviced Pari Passu Companion Loan, as applicable, subject to such prepayment; provided that if any Prepayment Interest Shortfall occurs with respect to any Mortgage Loan as a result of the Master Servicer’s failure to enforce the related Loan Documents (a “Prohibited Prepayment”) regarding principal prepayments (other than in connection with (a) a Non-Serviced Mortgage Loan, (b) subsequent to a default under the related Loan Documents (provided that the Master Servicer reasonably believes that acceptance of such prepayment is consistent with the Servicing Standard) or if the Mortgage Loan or Serviced Whole Loan is a Specially Serviced Loan, (c) at the request of or with the consent of the Special Servicer or, so long as a Control Termination Event has not occurred or is not continuing (other than with respect to the Mortgage Loans other than an Excluded Loan or a Servicing Shift Whole Loan), the Directing Holder, (d) pursuant to applicable law or a court order, (e) in connection with the payment of Insurance and Condemnation Proceeds unless the Master Servicer did not apply the proceeds thereof in accordance with the terms of the related Loan Documents and such failure caused the shortfall or (f) a previously Specially Serviced Loan with respect to which the Special Servicer has waived or amended the prepayment restriction such that the related Borrower is not required to prepay on a Due Date or pay interest that would have accrued on the amount prepaid through and including the last day of the interest accrual period occurring following the date of such prepayment), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the Master Servicer shall pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan or Serviced Companion Loan, otherwise described in clause (i) above in connection with such Prohibited Prepayments. The Master Servicer’s obligation to pay the Compensating Interest Payment, and the rights of the Certificateholders to offset of the aggregate Prepayment Interest Shortfalls against those amounts, shall not be cumulative.

“Component X[___]”: One of the components of the Class [___] Certificates having a Class X Component Notional Amount equal to the then current Lower-Tier Principal Balance of the Class L[___] Interest as of any date of determination.

“Condemnation Proceeds”: Any awards resulting from the full or partial condemnation or any eminent domain proceeding or any conveyance in lieu or in anticipation thereof with respect to a Mortgaged Property by or to any governmental, quasi-governmental authority or private entity with condemnation powers (other than amounts to be applied to the restoration, preservation or repair of such Mortgaged Property or released to the related Borrower in accordance with the terms of the REMIC Provisions and the applicable Loan Documents for the related Mortgage Loan or Serviced Whole Loan) or, if applicable, with respect to the Mortgaged Property securing a Serviced Whole Loan, any portion of such amounts payable to the holders of the applicable Mortgage Loan. With respect to the Mortgaged Property securing any Non-Serviced Mortgage Loan or Non-Serviced Companion Loan, only the portion of such amounts payable to the holder of the related Non-Serviced Mortgage Loan shall be included in Condemnation Proceeds).

“Confidential Information”: With respect to each of the Depositor, the Master Servicer, the Special Servicers, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator, and the Trustee, all material non-public information obtained in the course of and as a result of such Person’s performance of its duties under this Pooling and Servicing Agreement with respect to any Mortgage Loan (or Serviced Whole Loan), any Borrower and any Mortgaged Property, unless such information (i) was already in the possession of such Person prior to being disclosed to such Person, (ii) is or becomes available to such Person from a source other than its activities as the Depositor, the Master Servicer, the applicable Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator or the Trustee, as applicable, or (iii) is or becomes generally available to the public other than as a result of a disclosure by the Master Servicer Servicing Personnel, applicable Special Servicer Servicing Personnel, the Operating Advisor Surveillance Personnel, the Asset Representations Reviewer Surveillance Personnel, the Certificate Administrator Personnel or the Trustee Personnel.

“Consultation Termination Event”: Shall occur under the following circumstances:

(a)               with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan and the AB Whole Loan), any Serviced Whole Loan at any date on which (i) no Class of Control Eligible Certificates exists that has a Certificate Balance that is at least equal to 25% of the initial Certificate Balance of that Class (without regard to the application of any Cumulative Appraisal Reduction Amounts) or (ii) such Consultation Termination Event is deemed to occur as described in Section 3.29(h); and

(b)               with respect to the AB Whole Loan, when (i) a Loan Specific Control Appraisal Event exists and (ii)(A) no Class of Control Eligible Certificates exists where such Class’s aggregate Certificate Balance is at least equal to 25% of the initial Certificate Balance of such Class (without regard to the application of any Cumulative Appraisal Reduction Amounts) or (B) such Consultation Termination Event is deemed to occur pursuant to Section 3.29(a) of this Agreement.

“Control Eligible Certificates”: Any of the Class [___] and Class [__] Certificates.

“Control Termination Event”: Shall occur under the following circumstances:

(a)               with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan and the AB Whole Loan), any Serviced Whole Loan, at any date on which (i) no Class of Control Eligible Certificates exists that has a Certificate Balance (as notionally reduced by any Appraisal Reduction Amounts allocable to such Class) that is at least equal to 25% of the initial Certificate Balance of that Class or (ii) such Control Termination Event is deemed to occur as described in Section 4.08(a); and

(b)               with respect to the AB Whole Loan, when (i) a Loan Specific Control Appraisal Event exists and (ii)(A) no Class of Control Eligible Certificates exists where such Class’s aggregate Certificate Balance (as notionally reduced by any Appraisal Reduction Amounts allocable to such Class in accordance with Section 4.08(a) of this Agreement) is at least equal to 25% of the initial Certificate Balance of such Class or (B) such Control Termination Event is deemed to occur pursuant to Section 3.29(a) of this Agreement.

“Controlling Class”: As of any date of determination, the most subordinate Class of Control Eligible Certificates then outstanding that has a then aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such Class in accordance with Section 4.08(a) of this Agreement) at least equal to 25% of the initial Certificate Balance of that Class or if no Class of Control Eligible Certificates meets the preceding requirement, the most senior Class of Control Eligible Certificates. The Controlling Class as of the Closing Date will be the Class [__] Certificates; provided that if, at any time, the Certificate Balances of all Control Eligible Certificates, as notionally reduced by any Appraisal Reduction Amounts (but without regard to any Collateral Deficiency Amount) allocable to such Classes, have been reduced to zero, the Controlling Class shall be the most subordinate Class of Control Eligible Certificates that has a principal balance greater than zero.

“Controlling Class Certificateholder”: Each Holder (or Certificate Owner, if applicable) of a Certificate of the Controlling Class as determined by the Certificate Registrar to the Certificate Administrator from time to time.

“Controlling Companion Loan”: With respect to any Servicing Shift Whole Loan, the related Pari Passu Companion Loan which, upon the securitization of such Pari Passu Companion Loan, servicing is expected to shift to the pooling and servicing agreement entered into in connection with such securitization. “Corporate Trust Office”: The offices of: the Trustee located at [ADDRESS OF TRUSTEE] and to the Certificate Administrator, located at [ADDRESS OF CERTIFICATE ADMINISTRATOR], or, in the case of any surrender, transfer or exchange at [OTHER ADDRESS OF CERTIFICATE ADMINISTRATOR], or the principal trust office of any successor certificate administrator qualified and appointed pursuant to this Agreement.

“Corrected Mortgage Loan”: As defined under the definition of Specially Serviced Loan.

“Corresponding Certificates”: As defined in the Preliminary Statement with respect to any Corresponding Lower-Tier Regular Interest or Corresponding Class X Component.

“Corresponding Class X Components”: As defined in the Preliminary Statement with respect to any Corresponding Certificates or any Corresponding Lower-Tier Regular Interest or Class X Component.

“Corresponding Lower-Tier Regular Interests”: As defined in the Preliminary Statement with respect to any Corresponding Certificates or Corresponding Class X Component.

“Credit Risk Retention Compliance Agreement”: As defined in Section 3.33(d).

“CREFC®”: Commercial Real Estate Finance Council®, formerly known as Commercial Mortgage Securities Association, or any association or organization that is a successor thereto. If neither such association nor any successor remains in existence, “CREFC®” shall be deemed to refer to such other association or organization as may exist whose principal membership consists of servicers, trustees, certificateholders, issuers, placement agents and underwriters generally involved in the commercial mortgage loan securitization industry, which is the principal such association or organization in the commercial mortgage loan securitization industry and whose principal purpose is the establishment of industry standards for reporting transaction-specific information relating to commercial mortgage pass-through certificates and commercial mortgage-backed bonds and the commercial mortgage loans and foreclosed properties underlying or backing them to investors holding or owning such certificates or bonds, and any successor to such other association or organization. If an organization or association described in one of the preceding sentences of this definition does not exist, “CREFC®” shall be deemed to refer to such other association or organization as shall be selected by the Master Servicer and reasonably acceptable to the Certificate Administrator, the Trustee, the Special Servicer and, if no Control Termination Event has occurred and is continuing, the Directing Holder.

“CREFC® Appraisal Reduction Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Appraisal Reduction Template” available and effective from time to time on the CREFC® Website.

“CREFC® Advance Recovery Report”: A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Advance Recovery Report” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Bond Level File”: The data file in the “CREFC® Bond Level File” format substantially in the form of and containing the information called for therein, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Collateral Summary File”: The data file in the “CREFC® Collateral Summary File” format substantially in the form of and containing the information called for therein, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Comparative Financial Status Report”: The monthly report in “Comparative Financial Status Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans or Serviced Whole Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally. In connection with preparing the CREFC® Comparative Financial Status Report, the Master Servicer shall process

(a) interim financial statements beginning with interim financial statements for the fiscal quarter ending [_______], 20[__], and (b) annual financial statements beginning with annual financial statements for the 20[__] fiscal year.

“CREFC® Delinquent Loan Status Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Delinquent Loan Status Report” available as of the Closing Date on the CREFC® Website, or no later than 90 days after its adoption, such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Financial File”: The data file in the “CREFC® Financial File” format substantially in the form of and containing the information called for therein for the Mortgage Loans or Serviced Whole Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally. The initial data for this report shall be provided by each Mortgage Loan Seller.

“CREFC® Historical Bond/Collateral Realized Loss Reconciliation Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Historical Bond/Collateral Realized Loss Reconciliation Template” available and effective from time to time on the CREFC® Website.

“CREFC® Historical Liquidation Loss Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Historical Liquidation Loss Template” available and effective from time to time on the CREFC® Website.

“CREFC® Historical Loan Modification and Corrected Mortgage Loan Report”: The monthly report in the “Historical Loan Modification and Corrected Mortgage Loan Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans or Serviced Whole Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Intellectual Property Royalty License Fee”: With respect to each Mortgage Loan (other than the portion of an REO loan related to any Serviced Companion Loan) and Subordinate Companion Loan and for any related Interest Accrual Period, the amount of interest accrued during such Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the same principal balance, in the same manner, and for the same number of days as any related interest payment with regards to the Mortgage Loan or Subordinate Companion Loan during which such Interest Accrual Period is computed. Any payments of the CREFC® Intellectual Property Royalty License Fee shall be made to “CRE Finance Council” and delivered by wire transfer pursuant to the following instructions (or such other instructions as may hereafter be furnished by CREFC® to the Master Servicer in writing at least two Business Days prior to the Master Servicer Remittance Date):

Account Name: Commercial Real Estate Finance Council (CREFC®)

Bank Name: JPM Morgan Chase Bank, National Association

Bank Address: 80 Broadway, New York, NY 10005

Routing Number: 021000021

Account Number: 213597397

“CREFC® Intellectual Property Royalty License Fee Rate”: A rate equal to 0.0005% per annum.

“CREFC® Interest Shortfall Reconciliation Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Interest Shortfall Reconciliation Template” available and effective from time to time on the CREFC® Website.

“CREFC® Investor Reporting Package (CREFC® IRP)”:

(a)               The following seven electronic files: (i) CREFC® Loan Setup File, (ii) CREFC® Loan Periodic Update File, (iii) CREFC® Property File, (iv) CREFC® Bond Level File, (v) CREFC® Financial File, (vi) CREFC® Collateral Summary File and (vii) CREFC® Special Servicer Loan File;

(b)               The following eleven supplemental reports: (i) CREFC® Delinquent Loan Status Report, (ii) CREFC® Historical Loan Modification and Corrected Mortgage Loan Report, (iii) CREFC® REO Status Report, (iv) CREFC® Operating Statement Analysis Report, (v) CREFC® Comparative Financial Status Report, (vi) CREFC® Servicer Watch List, (vii) CREFC® Loan Level Reserve/LOC Report, (viii) CREFC® NOI Adjustment Worksheet, (ix) CREFC® Advance Recovery Report, (x) CREFC® Total Loan Report and (xi) CREFC® Reconciliation of Funds Report;

(c)               the following eight templates: (i) CREFC® Appraisal Reduction Template, (ii) CREFC® Servicer Realized Loss Template, (iii) CREFC® Reconciliation of Funds Template, (iv) CREFC® Historical Bond/Collateral Realized Loss Reconciliation Template, (v) CREFC® Historical Liquidation Loss Template, (vi) CREFC® Interest Shortfall Reconciliation Template, (vii) CREFC® Servicer Remittance to Trustee Template and (viii) CREFC® Significant Insurance Event Template; and

(d)               such other reports and data files as CREFC® may designate as part of the “CREFC® Investor Reporting Package (CREFC® IRP)” from time to time generally.

“CREFC® License Agreement”: The License Agreement, in the form set forth on the website of CREFC® on the Closing Date, relating to the use of the CREFC® trademarks and trade names.

“CREFC® Loan Level Reserve/LOC Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Loan Level Reserve/LOC Report” available and effective from time to time on the CREFC® Website.

“CREFC® Loan Periodic Update File”: The monthly data file substantially in the form of, and containing the information called for in, the downloadable form of the “CREFC® Loan Periodic Update File” available and effective from time to time on the CREFC® Website and, provided that each CREFC® Loan Periodic Update File shall be accompanied by a CREFC® Advance Recovery Report, if such report is required for a particular month, and all references herein to “CREFC® Loan Periodic Update File” shall be construed accordingly.

“CREFC® Loan Setup File”: The data file substantially in the form of, and containing the information called for in, the downloadable form of the “CREFC® Loan Setup File” available and effective from time to time on the CREFC® Website.

“CREFC® NOI Adjustment Worksheet”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “NOI Adjustment Worksheet” available and effective from time to time on the CREFC® Website.

“CREFC® Operating Statement Analysis Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Operating Statement Analysis Report” available and effective from time to time on the CREFC® Website.

“CREFC® Property File”: The monthly data file substantially in the form of, and containing the information called for, in the downloadable form of the “CREFC® Property File” available and effective from time to time on the CREFC® Website.

“CREFC® Reconciliation of Funds Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Reconciliation of Funds Template” available and effective from time to time on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® REO Status Report”: A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “REO Status Report” available and effective from time to time on the CREFC® Website.

“CREFC® Servicer Realized Loss Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Servicer Realized Loss Template” available and effective from time to time on the CREFC® Website.

“CREFC® Servicer Watch List”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Servicer Watch List” available and effective from time to time on the CREFC® Website.

“CREFC® Special Servicer Loan File”: The monthly data file substantially in the form of, and containing the information called for in, the downloadable form of the “Special Servicer Loan File” available and effective from time to time on the CREFC® Website.

“CREFC® Supplemental Servicer Reports”: The CREFC® Delinquent Loan Status Report, the CREFC® Historical Loan Modification and Corrected Mortgage Loan Report,

the CREFC® REO Status Report, the CREFC® Servicer Watch List, the CREFC® NOI Adjustment Worksheet, the CREFC® Comparative Financial Status Report, the CREFC® Operating Statement Analysis Report, the CREFC® Loan Level Reserve/LOC Report, the CREFC® Advance Recovery Report and the CREFC® Total Loan Report.

“CREFC® Total Loan Report”: The monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Total Loan Report” available and effective from time to time on the CREFC® Website.

“CREFC® Website”: The CREFC®’s Website located at [______] or such other primary website as the CREFC® may establish for dissemination of its report forms.

“Cross-Over Date”: The Distribution Date, if any, on which the Certificate Balance of each Class of Sequential Pay Certificates (excluding each Class of Exchangeable Certificates and the Class [__] Certificates) and of each Class [PEZ] Regular Interest is (or will be) reduced to zero.

“Cumulative Appraisal Reduction Amount”: As of any date of determination, the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The Certificate Administrator shall be entitled to conclusively rely on the Master Servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount.

“Custodial Agreement”: The Custodial Agreement, if any, from time to time in effect between the Custodian named therein and the Certificate Administrator, in the form agreed to by the Certificate Administrator and the Custodian, as the same may be amended or modified from time to time in accordance with the terms thereof. No Custodial Agreement will be required if the Custodian is the same party as the Certificate Administrator.

“Custodian”: Any Custodian appointed pursuant to Section 3.19 of this Agreement. If a Custodian is not so appointed, then the Custodian shall be the Certificate Administrator. The Custodian may (but need not) be the Certificate Administrator, the Trustee or the Master Servicer or any Affiliate of the Certificate Administrator, the Trustee or the Master Servicer.

“Cut-off Date”: With respect to each Mortgage Loan, the later of the related Due Date of such Mortgage Loan in [________] 20[__] and the date of origination of such Mortgage Loan.

“DBRS”: DBRS, Inc., or its successor in interest. If neither such rating agency nor any successor remains in existence, “DBRS” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the other parties hereto, and specific ratings of DBRS herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Debt Service Coverage Ratio”: With respect to any Mortgage Loan or Serviced Whole Loan as of any date of determination and for any period, the ratio calculated by dividing the net operating income or net cash flow, as applicable, of the related Mortgaged Property or Mortgaged Properties, as the case may be, for the most recently ended 12-month trailing or one-year period for which data is available from the related Borrower (or year-to-date until such time that data for the trailing 12-month period is available), before payment of any scheduled payments of principal and interest on such Mortgage Loan or Serviced Whole Loan but after funding of required reserves and “normalized” information from the CREFC® NOI Adjustment Worksheet for such Mortgaged Property by the Master Servicer or Special Servicer, if applicable, pursuant to Section 3.13 of this Agreement, by the annual debt service required by such Mortgage Loan or Serviced Whole Loan. Annual debt service shall be calculated by multiplying the Periodic Payment in effect on such date of determination for such Mortgage Loan or Serviced Whole Loan by 12 (or such fewer number of months for which related information is available).

“Default”: An event of default under the Loan Documents for any Mortgage Loan or Whole Loan, or an event which, with the passage of time or the giving of notice, or both, would constitute an event of default under the Loan Documents for such Mortgage Loan or Whole Loan.

“Default Interest”: With respect to any Mortgage Loan or Serviced Companion Loan, interest accrued on such Mortgage Loan or Serviced Companion Loan (other than Excess Interest) at the excess of (i) the related Default Rate over (ii) the related Mortgage Rate.

“Default Rate”: With respect to each Mortgage Loan or Serviced Companion Loan, the per annum rate at which interest accrues on such Mortgage Loan or Serviced Companion Loan following any event of default on such Mortgage Loan or Serviced Companion Loan, including a default in the payment of a Periodic Payment or a Balloon Payment.

“Defaulted Mortgage Loan”: A Mortgage Loan or Serviced Companion Loan (i) that is delinquent at least 60 days in respect of its Periodic Payments or delinquent in respect of its Balloon Payment, if any, in either case such Delinquency to be determined without giving effect to any grace period permitted by the related Loan Documents and without regard to any acceleration of payments under the related Mortgage Loan or Serviced Companion Loan or (ii) as to which the Master Servicer or Special Servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

“Defeasance Account”: As defined in Section 3.26(j) of this Agreement.

“Defect”: As defined in Section 2.03(e) of this Agreement.

“Deficient Exchange Act Deliverable”: With respect to the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Custodian, the Certificate Administrator, the Trustee and each Servicing Function Participant and Additional Servicer retained by it (other than a Mortgage Loan Seller Sub-Servicer), any item (x) regarding such party, (y) prepared by such party or any registered public accounting firm, attorney or other agent retained by such party to prepare such information and (z) delivered by or on behalf of such party pursuant to the delivery requirements under Article X of this Agreement that does not conform to the applicable reporting requirements under the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

“Delinquency”: Any failure of a Borrower to make a scheduled Periodic Payment or Balloon Payment on a Due Date.

[“Delinquent Mortgage Loan”: A Mortgage Loan that is delinquent at least sixty days in respect of its Periodic Payments or Balloon Payment, if any, in either case such delinquency to be determined without giving effect to any grace period.]

“Denomination”: As defined in Section 5.01(a) of this Agreement.

“Depositor”: Deutsche Mortgage & Asset Receiving Corporation, a Delaware corporation, and its successors and assigns.

“Depository”: The Depository Trust Company or a successor appointed by the Certificate Registrar (which appointment shall be at the direction of the Depositor if the Depositor is legally able to do so).

“Depository Participant”: A Person for whom, from time to time, the Depository effects book-entry transfers and pledges of securities deposited with the Depository.

“Determination Date”: With respect to any Distribution Date, the [___] day of the calendar month of the related Distribution Date or, if such [___] day is not a Business Day, then the next Business Day, commencing in [________] 20[__].

“Diligence File”: With respect to each Mortgage Loan or Companion Loan, if applicable, collectively the following documents in electronic format:

(a)                            A copy of each of the following documents:

(i)               the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the Trustee or in blank and further showing a complete, unbroken chain of endorsement from the Originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable Mortgage Loan Seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the Trustee);

(ii)             the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording;

(iii)          assignment of the Mortgage in favor of the Trustee (or the related Other Trustee, in the case of a Non-Serviced Mortgage Loan) or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related Mortgage Loan

Seller is responsible for the recordation of that assignment, a copy of such assignment to be sent for recordation);

(iv)        any related Assignment of Leases, Rents and Profits of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording;

(v)           an assignment of any related Assignment of Leases, Rents and Profits (if such item is a document separate from the Mortgage) in favor of the Trustee (or the related Other Trustee, in the case of a Non-Serviced Mortgage Loan) or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related Mortgage Loan Seller is responsible for the recordation of that assignment, a copy of such assignment to be sent for recordation);

(vi)        the assignment of all unrecorded documents relating to the Mortgage Loan or a Serviced Whole Loan, if not already assigned pursuant to items (iii) or (v) above;

(vii)     all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(viii)    the policy or certificate of lender’s title insurance issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)          any UCC financing statements, related amendments and continuation statements in the possession of the applicable Mortgage Loan Seller;

(x)             an original assignment in favor of the Trustee (or the related Other Trustee, in the case of a Non-Serviced Mortgage Loan) or in blank of any financing statement executed and filed in favor of the applicable Mortgage Loan Seller in the relevant jurisdiction (or, if the related Mortgage Loan Seller is responsible for the filing of that assignment, a copy of such assignment to be sent for filing);

(xi)         any Intercreditor Agreement relating to permitted debt of the mortgagor, including any Intercreditor Agreement relating to a Serviced Whole Loan;

(xii)       any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)    any ground lease, ground lessor estoppel, indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(xiv)   any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xv)      any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and a request for confirmation that the issuing entity is a beneficiary of such comfort letter or other agreement, or for the issuance of a new comfort letter in favor of the issuing entity, as the case may be;

(xvi)   any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xvii)  any related mezzanine intercreditor agreement;

(xviii) all related environmental reports;

(xix)      all related environmental insurance policies;

(b)       a copy of any engineering reports or property condition reports;

(c)       other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)       for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related Mortgage Loan Seller;

(e)       copies of all legal opinions (excluding attorney client communications between the related Mortgage Loan Seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)       copies of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the origination of the related Mortgage Loan;

(g)       a copy of the appraisal for the related Mortgaged Property(ies);

(h)       for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)       a copy of the applicable Mortgage Loan Seller’s asset summary;

(j)       copies of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)       copies of any zoning reports;

(l)       copies of financial statements of the related mortgagor;

(m)       copies of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)       copies of all UCC searches;

(o)       copies of all litigation searches;

(p)       copies of all bankruptcy searches;

(q)       a copy of the origination settlement statement;

(r)       a copy of the insurance consultant report;

(s)       copies of the organizational documents of the related mortgagor and any guarantor;

(t)       copies of the escrow statements;

(u)       a copy of any closure letter (environmental);

(v)       a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties; and

(w)       a copy of the payment history with respect to such Mortgage Loan prior to the Closing Date;

provided, that (i) with respect to any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, any assignments in favor of the trustee will be in favor of the trustee under the related Other Pooling and Servicing Agreement and (ii) with respect to any Servicing Shift Mortgage Loan, any assignments in favor of the trustee may be in blank and may not be recorded or filed until otherwise set forth in Section 2.01(a);

in each case, to the extent that the Originator received such documents in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included in connection with the origination of such Mortgage Loan, the Diligence File shall include a statement to that effect; provided that the Mortgage Loan Seller shall not deliver information that is proprietary to the related Originator or Mortgage Loan Seller or any draft documents or privileged or internal communications. The Mortgage Loan Seller may, without any obligation to do so, include such other documents or information as part of the Diligence File that such Mortgage Loan Seller believes should be included to enable the Asset

Representations Reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents or information are clearly labeled and identified.

“Directing Holder”:  (A) With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan or the AB Mortgage Loan) or Serviced Whole Loan (other than the AB Whole Loan), the Controlling Class Certificateholder (or a representative thereof) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the Certificate Registrar from time to time, (B) each Servicing Shift Whole Loan, the related Loan-Specific Directing Holder and (C) with respect to the AB Whole Loan, the related Loan-Specific Directing Holder.

At such time as there is no Controlling Class in accordance with the definition thereof (and, in the case of the AB Mortgage Loan, a Loan Specific Control Appraisal Event exists), the Directing Holder shall have no rights under this Agreement.

The identification and contact information of each initial Directing Holder as of the Closing Date is set forth on Schedule I to this Agreement. The parties to this Agreement may rely on such Schedule in accordance with Section 3.29.

For the avoidance of doubt, notwithstanding anything to the contrary contained in this Agreement, Control Termination Event and Consultation Termination Event shall not affect the rights of a Non-Directing Holder. Whenever the term “Directing Holder” is used in this Agreement without further clarification, the parties hereto intend for such reference to mean the applicable Directing Holder under the circumstances.

“Directing Holder Asset Status Report Review Process”: As defined in Section 3.23(e).

“Directly Operate”: With respect to any Serviced REO Property, the furnishing or rendering of services to the tenants thereof that are not customarily provided to tenants in connection with the rental of space for occupancy only within the meaning of Treasury Regulations Section 1.512(b)-1(c)(5), the management or operation of such Serviced REO Property, the holding of such Serviced REO Property primarily for sale to customers in the ordinary course of a trade or business, or any use of such Serviced REO Property in a trade or business conducted by the Trust Fund, or the performance of any construction work on the Serviced REO Property other than through an Independent Contractor; provided that the Special Servicer, on behalf of the Trust Fund, shall not be considered to Directly Operate a Serviced REO Property solely because the Special Servicer, on behalf of the Trust Fund, establishes rental terms, chooses tenants, enters into or renews leases, deals with taxes and insurance, or makes decisions as to repairs or capital expenditures with respect to such Serviced REO Property or takes other actions consistent with Treasury Regulations Section l.856-4(b)(5)(ii).

“Disclosable Special Servicer Fees”: With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Whole Loan or Serviced REO Property, any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, and as a result of any other fee-sharing arrangement) received or retained by the Special Servicer or any of its Affiliates that is paid by any Person (including, without limitation, the Trust, any Borrower, any Manager, any guarantor or indemnitor in respect of a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan and any purchaser of any Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Whole Loan or Serviced REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Whole Loan, if applicable, the management or disposition of any Serviced REO Property, and the performance by the Special Servicer or any such Affiliate of any other special servicing duties under this Agreement; provided that any compensation and other remuneration that the Master Servicer or Certificate Administrator is permitted to receive or retain pursuant to the terms of this Agreement in connection with its respective duties in such capacity as Master Servicer or Certificate Administrator under this Agreement shall not be Disclosable Special Servicer Fees.

“Disclosure Parties”: As defined in Section 3.14(e) of this Agreement.

“Dispute Resolution Consultation”: As defined in Section 2.03(l)(i).

“Dispute Resolution Cut-off Date”: As defined in Section 2.03(k)(i).

“Disqualified Non-U.S. Person”: With respect to a Class [R] Certificate, any Non-U.S. Person or agent thereof other than (a) a Non-U.S. Person that holds the Class [R] Certificate in connection with the conduct of a trade or business within the United States and has furnished the transferor and the Certificate Registrar with an effective IRS Form W-8ECI (or applicable successor Form promulgated by the IRS for the purpose of providing and certifying the information provided on Form W-8ECI as of the Closing Date) or (b) a Non-U.S. Person that has delivered to both the transferor and the Certificate Registrar an opinion of a nationally recognized tax counsel to the effect that the transfer of the Class [R] Certificate to it is in accordance with the requirements of the Code and the regulations promulgated thereunder and that such transfer of the Class [R] Certificate will not be disregarded for federal income tax purposes.

“Disqualified Organization”: Any of (a) the United States, a State or any political subdivision thereof or any agency or instrumentality of any of the foregoing (other than an instrumentality that is a corporation if all of its activities are subject to tax and, except for the Federal Home Mortgage Corporation, a majority of its board of directors is not selected by any such governmental unit), (b) a foreign government, International Organization (as defined below) or agency or instrumentality of either of the foregoing, (c) an organization that is exempt from tax imposed by Code Chapter 1 (including the tax imposed by Section 511 of the Code on unrelated business taxable income) on any excess inclusions (as defined in Section 860E(c)(1) of the Code) with respect to the Class [R] Certificates (except certain farmers’ cooperatives described in Section 521 of the Code), (d) rural electric and telephone cooperatives described in Section 1381(a)(2)(C) of the Code, or (e) any other Person so designated by the Certificate Registrar based upon an Opinion of Counsel provided to the Certificate Registrar (which shall be an expense of the Trust) to the effect that any Transfer to such Person may cause any Trust REMIC to be subject to tax or to fail to qualify as a REMIC at any time that the Certificates are outstanding. For the purposes of this definition, the terms “United States,” “State” and “International Organization” shall have the meanings set forth in Section 7701 of the Code or successor provisions.

“Distribution Accounts”: Collectively, the Upper-Tier Distribution Account, the Loan Specific REMIC Distribution Account, the Lower-Tier Distribution Account, the Class [PEZ] Distribution Account and the Excess Interest Distribution Account, each of which may be sub-accounts of a single Eligible Account.

“Distribution Date”: For each Determination Date, the [___] Business Day following such Determination Date in each calendar month, commencing in [________] 20[__]. The first Distribution Date shall be [________], 20[__].

“Distribution Date Statement”: As defined in Section 4.02(a) of this Agreement.

“Do Not Hire List”: The list, as may be updated at any time, provided by the Depositor to the Master Servicer, Special Servicer, the Certificate Administrator, Trustee or Operating Advisor, the Asset Representations Reviewer, which lists certain parties identified by the Depositor as having failed to comply (after any applicable cure period) with their respective obligations under Article X of this Agreement or as having failed to comply (after any applicable cure period) with any similar Regulation AB reporting requirements under any other securitization transaction.

“Due Date”: With respect to (i) any Mortgage Loan or Serviced Whole Loan on or prior to its Maturity Date, the day of the month set forth in the related Mortgage Note on which each Periodic Payment thereon is scheduled to be first due and (ii) any Mortgage Loan or Serviced Whole Loan after the Maturity Date therefor or any REO Loan, the day of the month set forth in the related Mortgage Note on which each Periodic Payment on such Mortgage Loan or Serviced Whole Loan had been scheduled to be first due.

“Early Termination Notice Date”: Any date as of which the aggregate Stated Principal Balance of the Mortgage Loans remaining in the Trust is less than [1.0]% of the aggregate Stated Principal Balance of all of the Mortgage Loans as of the Cut-off Date.

“EDGAR Compatible Format”: With respect to (a) the Initial Schedule AL File, the Initial Schedule AL Additional File, the CREFC® Schedule AL File and the Schedule AL Additional File, XML format or such other format as mutually agreed to between the Depositor, the Certificate Administrator and the Master Servicer and (b) any report, file or document other than those listed in clause (a) above, any format compatible with EDGAR, including HTML, Word or clean, searchable PDFs.

“Eligible Account”: Any of:

(i)                        [an account or accounts maintained with a depository institution or trust company (A) the short-term unsecured debt obligations or commercial paper of which are rated at least “[___]” by [___], “[___]” by [___] (or, if not rated by [___], an equivalent (or higher) rating by any two other NRSROs (which may include [___], [___] and/or [___])) and the equivalent by [___] (if then rated by [___]), in the case of accounts in which funds are held for 30 days or less or, (B) in the case of accounts in which funds are held for more than 30 days, the long-term unsecured debt obligations of which are rated at least “[___]” by [___],“[___]” by [___] (or, if not rated by [___], an equivalent (or higher) rating by any two other NRSROs (which may include [___], [___] and/or [___])) and the equivalent by [___] (if then rated by [___]),

(ii)                      an account or accounts maintained with [______], so long as it meets the eligibility standards of the Certificate Administrator set forth in this Agreement,

(iii)                   an account or accounts maintained with [_____], so long as such depository’s long-term unsecured debt rating is at least “[___]” by [___], “[___]” by [___] (or, if not rated by [___], an equivalent (or higher) rating by any two other NRSROs (which may include [___], [___] and/or [___])) and the equivalent by [___] (if then rated by [___]) (if the deposits are to be held in the account for more than 30 days) or such depository’s short-term deposit or short-term unsecured debt rating shall be at least “[___]” by [___], “[___]” by [___] (or, if not rated by [___], an equivalent (or higher) rating by any two other NRSROs (which may include [___], [___] and/or [___])) and the equivalent by [___] (if then rated by [___]) (if the deposits are to be held in the account for 30 days or less),

(iv)                  a segregated trust account or accounts maintained with the trust department of a federal or state chartered depository institution or trust company acting in its fiduciary capacity which institution or trust company has a combined capital and surplus of at least $50,000,000 and is subject to supervision and examination by federal or state authority and to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulations, Section 9.10(b) and the long-term unsecured debt obligations of which are rated at least “[___]” by [___],

(v)                     such other account or accounts that, but for the failure to satisfy one or more of the minimum rating(s) set forth in the applicable clause, would be listed in clauses (i)-(iv) above, with respect to which a Rating Agency Confirmation has been obtained from each Rating Agency for which the minimum ratings set forth in the applicable clause is not satisfied with respect to such account, or

(vi)                  any other account as to which the Certificate Administrator, the Trustee, the Master Servicer or the Special Servicer, as applicable, receives a Rating Agency Confirmation from each Rating Agency, which may be an account maintained by or with the Certificate Administrator, the Trustee, the Master Servicer or the Special Servicer.]

Eligible Accounts may bear interest.

“Eligible Investor”: Any of (i) a Qualified Institutional Buyer that is purchasing for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the offer, sale or transfer is being made in reliance on Rule 144A or (ii) (except with respect to the Class [R] Certificates) an Institutional Accredited Investor.

“Eligible Asset Representations Reviewer”: An institution that (a) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of [Moody’s, Fitch, KBRA, DBRS, S&P, Morningstar] and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which [RATING AGENCIES] has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer, operating advisor or asset representations reviewer as the sole or material factor in such rating action, (b) can and will make the representations and warranties of the Asset Representations Reviewer set forth in Section 2.04(g), (c) is not (and is not affiliated [(including Risk Retention Affiliated)] with) any Sponsor, any Mortgage Loan Seller, any Originator, the Master Servicer, the Special Servicer, the Depositor, the Third-Party Purchaser, the Certificate Administrator, the Trustee, the Directing Holder, the Risk Retention Consultation Party or any of their respective affiliates [(including the Risk Retention Affiliates)], (d) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any Sponsor, any Mortgage Loan Seller, any Underwriter, any party to this Agreement, the Directing Holder or the Risk Retention Consultation Party or any of their respective Affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services, and (e) does not directly or indirectly, through one or more Affiliates or otherwise, own any interest in any Certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which this Agreement relates, other than in fees from its role as Asset Representations Reviewer (or as Operating Advisor, if applicable) and except as otherwise set forth in Section 11.04.

“Eligible Operating Advisor”: [An institution (i) that is the special servicer or operating advisor on a commercial mortgage-backed securities transaction rated by [___], [___], [___], [___], [___] or [___] (including, in the case of [NAME OF OPERATING ADVISOR], this transaction) but has not been special servicer on a transaction for which [___], [___], [___], [___], [___] or [___] has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the special servicer as the sole or material factor in such rating action, (ii) that can and will make the representations and warranties set forth in Section 2.04(f) of this Agreement, (iii) that is not (and is not affiliated [(including Risk Retention Affiliated)] with) the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, a Mortgage Loan Seller, any Borrower Party, the Third-Party Purchaser, the Directing Holder, the Risk Retention Consultation Party, an Other Depositor, Other Trustee, Other Servicer or Other Special Servicer, or an Affiliate of the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, a Mortgage Loan Seller, the Directing Holder or an Other Depositor, Other Trustee, Other Servicer or Other Special Servicer, or any of their respective Affiliates [(including Risk Retention Affiliates)], (iv) that has not been paid by the Special Servicer or successor Special Servicer any fees, compensation or other remuneration (x) in respect of its obligations hereunder or (y) for the appointment or recommendation for replacement of a successor Special Servicer to become the Special Servicer, (v) that (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets, [and (vi) that does not directly or indirectly, through one or more affiliates or otherwise, own or have derivative exposure in any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which this Agreement relates, other than in fees from its role as Operating Advisor and Asset Representations Reviewer (to the extent it also acts as the Asset Representations Reviewer).][APPLICABLE TO OFFERINGS THAT SATISFY RISK RETENTION REQUIREMENTS THROUGH THIRD PARTY PURCHASER OF HORIZONTAL RESIDUAL INTEREST]

“Enforcing Party”: The person obligated to enforce the rights of the Trust against the related Mortgage Loan Seller with respect to the Repurchase Request.

“Enforcing Servicer”: As defined in Section 2.03(j)(i) of this Agreement.

“Environmental Insurance Policy”: With respect to any Mortgaged Property or Serviced REO Property, any insurance policy covering pollution conditions and/or other environmental conditions that is maintained from time to time in respect of such Mortgaged Property or Serviced REO Property, as the case may be, for the benefit of, among others, the Trustee on behalf of the Certificateholders.

“Environmental Report”: The environmental audit report or reports with respect to each Mortgaged Property delivered to the Mortgage Loan Sellers in connection with the related Mortgage Loan.

“ERISA”: The Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

“ERISA Plan”: As defined in Section 5.02(k) of this Agreement.

“Escrow Account”: As defined in Section 3.04(b) of this Agreement. Any Escrow Account may be a sub-account of the related Cash Collateral Account.

“Escrow Payment”: Any payment made by any Borrower to the Master Servicer pursuant to the related Mortgage, Cash Collateral Account Agreement, Lock-Box Agreement, Loan Agreement or other Loan Document for the account of such Borrower for application toward the payment of taxes, insurance premiums, assessments, environmental remediation and similar items in respect of the related Mortgaged Property or related to the satisfaction of closing conditions for the related Mortgage Loan.

“Euroclear”: Euroclear Bank, as operator of the Euroclear System and its successors in interest.

“Excess Interest”: With respect to each of the Mortgage Loans indicated on the Mortgage Loan Schedule as having a Revised Rate, interest accrued at the Revised Rate in respect of such Mortgage Loan in excess of the interest accrued at the Initial Rate, plus any related interest accrued on such amounts, to the extent permitted by applicable law and the related Mortgage Loan documents.

“Excess Interest Distribution Account”: The segregated non-interest bearing trust account or sub-account created and maintained by the Certificate Administrator pursuant to Section 3.05(l), which shall be entitled “[NAME OF CERTIFICATE ADMINISTRATOR], as Certificate Administrator, for the benefit of the holders of [NAME OF ISSUING ENTITY] – Excess Interest Distribution Account,” and which must be an Eligible Account or a sub-account of an Eligible Account. The Excess Interest Distribution Account shall not be an asset of any Trust REMIC, but rather shall be an asset of the Grantor Trust.

“Excess Prepayment Interest Shortfall”: With respect to any Distribution Date, the aggregate amount, if any, by which the Prepayment Interest Shortfalls with respect to all Principal Prepayments received with respect to the Mortgage Loans and Companion Loans during the related prepayment period exceed the Compensating Interest Payment. [The Excess Prepayment Interest Shortfall for each Mortgage Loan that is part of the Mortgage Loan Seller Strip Pool, if any, for each Distribution Date, shall be allocated to the related Mortgage Loan Seller Strip, on the one hand, and to Available Funds (for distribution to the Classes of Certificates (other than the [ARD CLASS], [LOAN SPECIFIC CLASS] and Class [R] Certificates)), on the other hand, pro rata, based upon the amount of interest accrued on such Mortgage Loan Seller Strip, on the one hand, and on the related Mortgage Loan, net of the Mortgage Loan Seller Strip, on the other hand].

“Excess Rate”: With respect to each of the Mortgage Loans indicated on the Mortgage Loan Schedule as having a Revised Rate, the excess of (i) the applicable Revised Rate over (ii) the applicable Mortgage Rate, each as set forth in the Mortgage Loan Schedule.

“Excess Servicing Fees”: With respect to each Mortgage Loan and any Serviced Companion Loan (and any successor REO Loan with respect thereto), that portion of the Servicing Fee that accrues at a per annum rate equal to the Excess Servicing Fee Rate.

“Excess Servicing Fee Rate”: With respect to each Mortgage Loan and any Serviced Companion Loan (and any successor REO Loan with respect thereto), a rate per annum equal to the Servicing Fee Rate (subject to the rights of the Mortgage Loan Seller Sub-Servicers identified on Exhibit X to this Agreement) minus [____]%; provided that such rate shall be subject to reduction pursuant to Section 7.02 of this Agreement.

“Excess Servicing Fee Right”: With respect to each Mortgage Loan and any Serviced Companion Loan (and any successor REO Loan with respect thereto), the right to receive Excess Servicing Fees. In the absence of any transfer of the Excess Servicing Fee Right, the Master Servicer shall be the owner of such Excess Servicing Fee Right.

“Exchange Act”: The Securities Exchange Act of 1934, as amended and the rules and regulations thereunder.

“Exchange Date”: As defined in Section 5.08(h) of this Agreement.

“Exchangeable Proportion”: Class [__], Class [__] and Class [__] Certificates that evidence equal Tranche Percentage Interests in the related Class [PEZ] Regular Interests.

“Exchangeable Certificate”: Any of the [EXCHANGEABLE CLASSES] Certificates.

“Excluded Controlling Class Holder”: With respect to any Excluded Controlling Class Mortgage Loan, the Directing Holder or any Controlling Class Certificateholder, as applicable, in either case that is a Borrower Party with respect to such Excluded Controlling Class Mortgage Loan. Immediately upon obtaining actual knowledge of any such party becoming an “Excluded Controlling Class Holder”, the Directing Holder or Controlling Class Certificateholder, as applicable, shall provide notice in the form of Exhibit L-1E hereto to the Master Servicer, the Special Servicer, the Operating Advisor, the Trustee and the Certificate Administrator, which such notice shall be physically delivered in accordance with Section 4.02(b) of this Agreement and shall specifically identify the Excluded Controlling Class Holder and the subject Excluded Controlling Class Mortgage Loan. Additionally, any Excluded Controlling Class Holder shall also send to the Certificate Administrator a notice substantially in the form of Exhibit L-1F hereto, which such notice shall provide each of the CTSLink User ID’s associated with such Excluded Controlling Class Holder, and which such notice shall direct the Certificate Administrator to restrict such Excluded Controlling Class Holder’s access to the Certificate Administrator’s Website as provided in this Agreement. As of the Closing Date, there are no Excluded Controlling Class Holders related to the Trust.

“Excluded Controlling Class Mortgage Loan”: Any Mortgage Loan or Whole Loan with respect to which, as of any date of determination, the Directing Holder or any Controlling Class Certificateholder is a Borrower Party. As of the Closing Date, there are no Excluded Controlling Class Mortgage Loans related to the Trust.

“Excluded Information”: With respect to any Excluded Controlling Class Mortgage Loan, any information and reports solely relating to such Excluded Controlling Class Mortgage Loan(s) and/or the related Mortgaged Properties that is segregated on the Certificate Administrator’s Website, including, without limitation, any Asset Status Reports, Final Asset Status Reports or summaries thereof, or any appraisals, inspection reports (related to Specially Serviced Loans conducted by the Special Servicer or the Excluded Special Servicer), recoverability officer’s certificates, the Operating Advisor Annual Reports, any determination of the Special Servicer’s net present value calculation, any appraisal reduction amount calculations, environmental assessments, seismic reports and property condition reports and such other information and reports designated as Excluded Information (other than such information with respect to such Excluded Controlling Class Mortgage Loan(s) that is aggregated with information of other Mortgage Loans at a pool level) by the Master Servicer, the Special Servicer and the Operating Advisor, as the case may be. For the avoidance of doubt, any file or report contained in the CREFC® Investor Reporting Package (CREFC® IRP) (other than the CREFC® Special Servicer Loan File relating to any Excluded Controlling Class Mortgage Loan) and any Schedule AL Additional File shall not be considered “Excluded Information”. Any Excluded Information to be delivered to the Certificate Administrator by the Master Servicer, the Special Servicer or the Operating Advisor shall be delivered in accordance with Section 3.32 hereof. For the avoidance of doubt, the Certificate Administrator’s obligation to segregate any information delivered to it under the “Excluded Information” tab on the Certificate Administrator’s Website shall be triggered solely by such information being delivered in the manner provided in Section 3.32 hereof.

“Excluded Loan”: With respect to (a) the Directing Holder, any Mortgage Loan or Whole Loan with respect to which, as of the applicable date of determination, the Directing Holder or the holder of the majority of the Controlling Class is a Borrower Party or (b) the Risk Retention Consultation Party, any Mortgage Loan or Whole Loan with respect to which, as of any date of determination, the Risk Retention Consultation Party or the Person entitled to appoint the Risk Retention Consultation Party is a Borrower Party. For the avoidance of doubt, any Excluded Loan as to either the Directing Holder or any Majority Controlling Class Certificateholder is also an Excluded Controlling Class Mortgage Loan. As of the Closing Date, there are no Excluded Loans related to the Trust.

“Excluded Special Servicer”: With respect any Excluded Special Servicer Mortgage Loan, a special servicer that is not a Borrower Party and satisfies all of the eligibility requirements applicable to the special servicer set forth in this Agreement.

“Excluded Special Servicer Mortgage Loan”: Any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan with respect to which, as of any date of determination, the Special Servicer has obtained knowledge that it is a Borrower Party.

“FDIC”: The Federal Deposit Insurance Corporation or any successor thereto.

“FHLMC”: The Federal Home Loan Mortgage Corporation, or any successor thereto.

“Fiduciary”: As defined in Section 5.02(k) of this Agreement.

“Final Asset Status Report”: With respect to any Specially Serviced Loan, each related Asset Status Report, together with such other data or supporting information provided by the Special Servicer to the Directing Holder or the Risk Retention Consultation Party, which shall not include any communication (other than the related Asset Status Report) between the Special Servicer and the Directing Holder or the Risk Retention Consultation Party with respect to such Specially Serviced Loan; provided that no Asset Status Report shall be considered to be a Final Asset Status Report unless, if no Control Termination Event has occurred and is continuing, the Directing Holder has either finally approved of and consented to the actions proposed to be taken in connection therewith, or has exhausted all of its rights of approval and consent pursuant to this Agreement in respect of such action, or has been deemed to have approved or consented to such action or the Asset Status Report is otherwise implemented by the Special Servicer in accordance with this Agreement.

“Final Dispute Resolution Election Notice”: As defined in Section 2.03(k)(iii).

“Final Recovery Determination”: With respect to any Specially Serviced Loan, Serviced REO Loan or any Mortgage Loan subject to repurchase by the related Mortgage Loan Seller pursuant to Section 2.03(e) of this Agreement, or in the case of a Whole Loan, subject to a purchase pursuant to the applicable Intercreditor Agreement, or any Mortgage Loan or Whole Loan subject to purchase pursuant to any related mezzanine intercreditor agreement, the recovery of all Insurance Proceeds, Liquidation Proceeds, the related Purchase Price and other payments or recoveries (including proceeds of the final sale of any Serviced REO Property) which the Master Servicer (or in the case of a Specially Serviced Loan or Serviced REO Loan, the Special Servicer), in its reasonable judgment, and, if no Consultation Termination Event has occurred, in consultation with the Directing Holder, as evidenced by a certificate of a Servicing Officer delivered to the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Custodian (and the Master Servicer, if the certificate is from the Special Servicer), expects to be finally recoverable. If no Control Termination Event has occurred and is continuing, the Directing Holder shall have ten (10) Business Days to review and approve each such recovery determination; provided that if the Directing Holder fails to approve or disapprove any recovery determination within ten (10) Business Days of receipt of the initial recovery determination, such consent shall be deemed given. The Master Servicer shall maintain records, prepared by a Servicing Officer, of each Final Recovery Determination until the earlier of (i) its termination as the Master Servicer hereunder and the transfer of such records to a successor servicer and (ii) five years following the termination of the Trust Fund.

“Financial Market Publisher”: [Blackrock Financial Management, Inc., Bloomberg Financial Markets, L.P., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corporation, Markit LLC and Thompson Reuters Corporation] or any successor entities thereof.

“Fitch”: Fitch Ratings, Inc. or its successor in interest. If neither such rating agency nor any successor remains in existence, “Fitch” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the other parties hereto, and specific ratings of Fitch herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“FNMA”: The Federal National Mortgage Association or any successor thereto.

“Form 8-K”: A current report on Form 8-K under the Exchange Act or such successor form as the Commission may specify from time to time.

“Form 8-K Disclosure Information”: As defined in Section 10.09 of this Agreement.

“GACC”: German American Capital Corporation, in its capacity as a Mortgage Loan Seller, and its successors in interest.

“GACC Indemnification Agreement”: The agreement dated as of the Pricing Date, between GACC, the Depositor, the Underwriters and the Initial Purchasers.

“GACC Mortgage Loans”: Each Mortgage Loan transferred and assigned to the Depositor pursuant to the GACC Purchase Agreement.

“GACC Purchase Agreement”: The Mortgage Loan Purchase Agreement dated and effective as of the Closing Date, between GACC and the Depositor.

“Gain-on-Sale Proceeds”: With respect to any Mortgage Loan (and with respect to any Non-Serviced Mortgage Loan only the pro rata share of such proceeds allocated to the Trust pursuant to the terms of the related Intercreditor Agreement) or Serviced Companion Loan, the excess of (i) Net Liquidation Proceeds of such Mortgage Loan, Serviced Companion Loan or related Serviced REO Property, over (ii) the amount that would have been received if a principal payment and all other amounts due in full had been made with respect to such Mortgage Loan or Serviced Companion Loan on the Due Date immediately following the date on which such proceeds were received.

“Gain-on-Sale Reserve Account”: The segregated non-interest bearing trust account or sub-account created and maintained by the Certificate Administrator pursuant to Section 3.05(i) of this Agreement for the Certificateholders and, in the case of a Serviced Companion Loan, the Serviced Companion Loan Noteholders, which shall be entitled “[NAME OF CERTIFICATE ADMINISTRATOR], as Certificate Administrator, for the benefit of [NAME OF TRUSTEE], as Trustee, for the benefit of the Holders of [NAME OF ISSUING ENTITY] Commercial Mortgage Pass-Through Certificates and, if applicable, Serviced Companion Loan Noteholders, Gain-on-Sale Reserve Account.” The Gain-on-Sale Reserve Account must be an Eligible Account or a sub-account of an Eligible Account and will be an asset of the Lower-Tier REMIC.

“General Special Servicer”: As defined in Section 3.22(h) of this Agreement.

“Global Certificates”: Each of the Publicly Offered Global Certificates, Regulation S Global Certificates or Rule 144A Global Certificates if and so long as such class of Certificates is registered in the name of a nominee of the Depository.

“Grantor Trust”: A segregated asset pool within the Trust Fund, which at all times shall be treated as a “grantor trust” under the Grantor Trust Provisions, consisting of (i) the Class [A-M] Specific Grantor Trust Assets, beneficial ownership of which is represented by the Class [A-M] Certificates, (ii) the Class [B] Specific Grantor Trust Assets, beneficial ownership of which is represented by the Class [B] Certificates, (iii) the Class [C] Specific Grantor Trust Assets, beneficial ownership of which is represented by the Class [C] Certificates (iv) the Class [PEZ] Specific Grantor Trust Assets, beneficial ownership of which is represented by the Class [PEZ] Certificates and (v) the [ARD CLASS] Specific Grantor Trust Assets, beneficial ownership of which is represented by the [ARD CLASS] Certificates, in each case as further described in this Agreement.

“Grantor Trust Provisions”: Subpart E of part I of subchapter J of the Code and Treasury Regulations Section 301.7701-4(c).

“Hazardous Materials”: Any dangerous, toxic or hazardous pollutants, chemicals, wastes, or substances, including, without limitation, those so identified pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., or any other environmental laws now existing, and specifically including, without limitation, asbestos and asbestos-containing materials, polychlorinated biphenyls (“PCBs”), radon gas, petroleum and petroleum products, urea formaldehyde and any substances classified as being “in inventory,” “usable work in process” or similar classification which would, if classified as unusable, be included in the foregoing definition.

“Holder”: With respect to any Certificate, a Certificateholder; with respect to any Loan Specific REMIC Regular Interest, Lower-Tier Regular Interest or Class [PEZ] Regular Interest, the Trustee.

“Indemnification Agreements”: Each of the GACC Indemnification Agreement and the [Mortgage Loan Seller] Indemnification Agreement.

“Indemnified Party”: As defined in Section 8.05(d), Section 8.05(g) or Section 8.05(h), as applicable, of this Agreement, as the context requires.

“Indemnifying Party”: As defined in Section 8.05(d), Section 8.05(g) or Section 8.05(h), as applicable, of this Agreement, as the context requires.

“Independent”: When used with respect to any specified Person, any such Person who (i) does not have any direct financial interest, or any material indirect financial interest, in any of the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, any Directing Holder, the Risk Retention Consultation Party, any Borrower or Manager or any Affiliate thereof, and (ii) is not connected with any such Person thereof as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions.

“Independent Contractor”: Either (i) any Person that would be an “independent contractor” with respect to the applicable Trust REMIC within the meaning of Section 856(d)(3) of the Code if such Trust REMIC were a real estate investment trust (except that the ownership tests set forth in that section shall be considered to be met by any Person that owns, directly or indirectly, 35% or more of any Class or 35% or more of the aggregate value of all Classes of Certificates), provided that such Trust REMIC does not receive or derive any income from such Person and the relationship between such Person and such Trust REMIC is at arm’s length, all within the meaning of Treasury Regulations Section 1.856-4(b)(5) (except neither the Master Servicer nor the Special Servicer shall be considered to be an Independent Contractor under the definition in this clause (i) unless an Opinion of Counsel (at the expense of the party seeking to be deemed an Independent Contractor) addressed to the Master Servicer or the Special Servicer, as applicable, the Certificate Administrator and the Trustee has been delivered to the Certificate Administrator to that effect) or (ii) any other Person (including the Master Servicer and the Special Servicer) if the Master Servicer or the Special Servicer, as applicable, on behalf of itself, the Certificate Administrator and the Trustee has received an Opinion of Counsel (at the expense of the party seeking to be deemed an Independent Contractor) to the effect that the taking of any action in respect of any Serviced REO Property by such Person, subject to any conditions therein specified, that is otherwise herein contemplated to be taken by an Independent Contractor will not cause such Serviced REO Property to cease to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a) of the Code) or cause any income realized in respect of such Serviced REO Property to fail to qualify as Rents from Real Property (provided that such income would otherwise so qualify).

“Individual Certificate”: Any Certificate in definitive, fully registered physical form without interest coupons.

“Initial Purchasers”: Deutsche Bank Securities Inc., [NAMES OF OTHER INITIAL PURCHASERS] and their respective successors in interest.

“Initial Rate”: The stated Mortgage Rate with respect to an ARD Loan as of the Cut-off Date.

“Initial Resolution Period”: As defined in Section 2.03(e) of this Agreement.

“Initial Requesting Certificateholder”: The first Certificateholder or Certificate Owner to deliver a Repurchase Request as described in Section 2.03(j) with respect to a Mortgage Loan. For the avoidance of doubt, there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan.

“Initial Schedule AL Additional File”: The data file prepared by or on behalf of the Depositor containing additional information or schedules regarding data points in the Initial Schedule AL File in accordance with Item 1111(h)(4) of Regulation AB and Item 601(b)(103) of Regulation S-K under the Securities Act and filed as Exhibit 103 to the Form ABS-EE incorporated by reference into the Prospectus.

“Initial Schedule AL File”: The data file(s) prepared by, or on behalf of, the Depositor containing the information required by Item 1111(h)(3) or Item 1125 of Regulation AB or Item 601(b)(102) of Regulation S-K under the Securities Act and filed as Exhibit 102 and, if applicable, the Initial Schedule AL Additional File to the Form ABS-EE incorporated by reference into the Prospectus.

“Institutional Accredited Investor”: An institution that is an “accredited investor” within the meaning of Rule 501(a)(l), (2), (3) or (7) under the Act.

“Insurance Proceeds”: Proceeds of any fire and hazard insurance policy, title policy or other insurance policy relating to a Mortgage Loan or Serviced Whole Loan (including any amounts paid by the Master Servicer pursuant to Section 3.08 of this Agreement).

“Intercreditor Agreement”: With respect to any Whole Loan, the related intercreditor, co-lender or similar agreement in effect from time to time by and between (a) the holder of the related Mortgage Loan(s) and the holder of the related Subordinate Companion Loan(s) relating to the relative rights of such holders or (b) the holders of the related Mortgage Loan and the related Serviced Pari Passu Companion Loan(s) or Non-Serviced Pari Passu Companion Loan(s) relating to the relative rights of such holders. The intercreditor or co-lender agreements related to each of the [SERVICED LOAN] Whole Loan and the [NON-SERVICED LOAN] Whole Loan, shall each be an Intercreditor Agreement.

“Interest Accrual Amount”: With respect to any Distribution Date and any Class of Regular Certificates (other than the [LOAN SPECIFIC CLASS] Certificates) or any Class [PEZ] Regular Interest, an amount equal to interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such Class or Class [PEZ] Regular Interest on the related

Certificate Balance or Notional Amount, as applicable, outstanding immediately prior to such Distribution Date. Calculations of interest due in respect of such Classes of Regular Certificates (other than the [LOAN SPECIFIC CLASS] Certificates) and each Class [PEZ] Regular Interest shall be made on the basis of a 360-day year consisting of twelve 30-day months.

“Interest Accrual Period”: With respect to each Class of Regular Certificates and each Class [PEZ] Regular Interest, for each Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs.

“Interest Deposit Amount”: With respect to each of the [_______] mortgage loan and [______] mortgage loan, each with an initial Due Date in [________] 20[__], an amount equal to 31 days of interest at the related Mortgage Rate on the related Stated Principal Balance of such Mortgage Loan as of the Cut-off Date. Such amount shall, in the aggregate, be equal to $[________].

“Interest Distribution Amount”: With respect to any Distribution Date and with respect to each Class of Regular Certificates and each Class [PEZ] Regular Interest, an amount equal to (A) the sum of (i) the Interest Accrual Amount with respect to such Class or Class [PEZ] Regular Interest for such Distribution Date and (ii) the Class Interest Shortfall, if any, with respect to such Class or Class [PEZ] Regular Interest for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such Class or Class [PEZ] Regular Interest on such Distribution Date pursuant to Section 4.01(i).

“[INTEREST ONLY CLASS] Strip Rate”: With respect to any Class of Class [__] Components for any Distribution Date, the (i) the WAC Rate for such Distribution Date over (ii) the Pass-Through Rate for the Corresponding Certificates.

“Interest Reserve Account”: The segregated non-interest bearing trust account or sub-account created and maintained by the Certificate Administrator pursuant to Section 3.05(e) of this Agreement, which shall be entitled “[NAME OF CERTIFICATE ADMINISTRATOR], as Certificate Administrator, for the benefit of [NAME OF TRUSTEE], as Trustee, for the benefit of the Holders of [NAME OF ISSUING ENTITY] Commercial Mortgage Pass-Through Certificates, Interest Reserve Account” and which must be an Eligible Account or a sub-account of an Eligible Account. The Interest Reserve Account shall be an asset of the Lower-Tier REMIC.

“Interested Person”: As of any date of determination, the Depositor, the Master Servicer, the Special Servicer, the Excluded Special Servicer, if any, the Certificate Administrator, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Directing Holder, the Risk Retention Consultation Party, any Companion Loan Noteholder, any Certificateholder, any Borrower, any Mortgage Loan Seller, any holder of a related mezzanine loan, any Manager, any Independent Contractor engaged by the Special Servicer pursuant to Section 3.15 of this Agreement, or any Person known to a Servicing Officer of the Special Servicer to be an Affiliate of any of them, and, with respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Loan Holder or its representative, any holder of a related mezzanine loan.

“Inquiries”: As defined in Section 4.02(c) of this Agreement.

“Investment”: Any direct or indirect ownership interest in any security, note or other financial instrument related to the Certificates or issued or executed by a Borrower, a loan directly or indirectly secured by any of the foregoing or a hedging transaction (however structured) that references or relates to any of the foregoing.

“Investment Account”: As defined in Section 3.07(a) of this Agreement.

“Investment Decisions”: Investment, trading, lending or other financial decisions, strategies or recommendations with respect to Investments, whether on behalf of the Master Servicer or any Affiliate thereof, any Special Servicer or any Affiliate thereof, the Operating Advisor or any Affiliate thereof, the Asset Representations Reviewer or any Affiliate thereof, the Certificate Administrator or any Affiliate thereof, or the Trustee or any Affiliate thereof, as applicable, or any Person on whose behalf the Master Servicer or any Affiliate thereof, any Special Servicer or any Affiliate thereof, the Operating Advisor or any Affiliate thereof, the Asset Representations Reviewer or any Affiliate thereof, the Certificate Administrator or any Affiliate thereof, or the Trustee or any Affiliate thereof, as applicable, has discretion in connection with Investments.

“Investment Representation Letter”: As defined in Section 5.02(c)(i)(A) of this Agreement.

“Investor Certification”: A certificate (which may be in electronic form) substantially in the form of Exhibit L-1A, Exhibit L-1B or Exhibit L-1C to this Agreement or in the form of an electronic certification on the Certificate Administrator’s Website (which may be a “click-through confirmation”), representing (i) that such Person executing the certificate is a Certificateholder, the Directing Holder or the Risk Retention Consultation Party (in each case, to the extent such Person is not a Certificateholder), a beneficial owner of a Certificate, a prospective purchaser of a Certificate (or any investment advisor or manager or other representative of the foregoing), (ii) that either (a) such Person is a Risk Retention Consultation Party or is a Person who is not a Borrower Party, in which case such Person shall have access to all the reports and information made available to Certificateholders via the Certificate Administrator’s Website hereunder, or (b) such Person is a Borrower Party in which case (1) if such Person is the Directing Holder or a Controlling Class Certificateholder, such Person shall have access to all the reports and information made available to Certificateholders via the Certificate Administrator’s Website hereunder other than any Excluded Information as set forth herein, or (2) if such Person is not the Directing Holder or a Controlling Class Certificateholder, such Person shall only receive access to the Distribution Date Statements prepared by the Certificate Administrator, (iii) that such Person has received a copy of the final Prospectus and (iv) such Person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, however, that any Excluded Controlling Class Holder (i) shall be permitted to obtain, upon reasonable request in accordance with Section 4.02(b) of this Agreement any Excluded Information relating to any Excluded Controlling Class Mortgage Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available to such Excluded Controlling Class Holder via the Certificate Administrator’s Website on account of it constituting Excluded Information) from the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans), in each case, to the extent in the possession of the Master Servicer or Special Servicer, as applicable and (ii) shall be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Mortgage Loan.

“Investor Q&A Forum”: As defined in Section 4.02(c) of this Agreement.

“Investor Registry”: As defined in Section 4.02(d) of this Agreement.

“IO Group YM Distribution Amount”: As defined in Section 4.01(d) of this Agreement.

“IRS”: The Internal Revenue Service.

“KBRA”: Kroll Bond Rating Agency, Inc., or its successor in interest. If neither such rating agency nor any successor remains in existence, “KBRA” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the other parties hereto, and specific ratings of KBRA herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Late Collections”: With respect to any Mortgage Loan or Serviced Whole Loan, all amounts received thereon during any Collection Period (or the related grace period), whether as payments, Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds or otherwise, which represent late payments or collections of principal or interest due in respect of such Mortgage Loan or Serviced Whole Loan (without regard to any acceleration of amounts due thereunder by reason of default) on a Due Date in a previous Collection Period and not previously recovered. With respect to any REO Loan, all amounts received in connection with the related REO Property during any Collection Period (including any grace period applicable under the original Mortgage Loan or Serviced Whole Loan), whether as Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds, REO Proceeds or otherwise, which represent late collections of principal or interest due or deemed due in respect of such REO Loan or the predecessor Mortgage Loan or Serviced Whole Loan (without regard to any acceleration of amounts due under the predecessor Mortgage Loan or Serviced Whole Loan by reason of default) on a Due Date in a previous Collection Period and not previously recovered. The term “Late Collections” shall specifically exclude Penalty Charges.

“Liquidation Expenses”: All customary, reasonable and necessary “out of pocket” costs and expenses incurred by the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee in connection with the liquidation of any Mortgage Loan or Serviced Whole Loan or the liquidation of a Serviced REO Property or the sale of any Mortgage Loan or Serviced Whole Loan pursuant to Section 3.16 or Section 9.01 of this Agreement

(including, without limitation, legal fees and expenses, committee or referee fees, and, if applicable, brokerage commissions, and conveyance taxes).

“Liquidation Fee”: A fee payable to the Special Servicer (i) with respect to each Specially Serviced Loan or Serviced REO Loan or (ii) with respect to each Mortgage Loan repurchased by a Mortgage Loan Seller (except as specified in the following paragraph), or any Liquidation Proceeds with respect thereto (in any case, other than amounts for which a Workout Fee has been paid, or will be payable), equal to:

(a)               the lesser of:

(i)                         the product of [___]% and the proceeds of such full, partial or discounted payoff or the Net Liquidation Proceeds related to such liquidated or repurchased Mortgage Loan or Specially Serviced Loan, as the case may be, in each case exclusive of any portion of such payoff or Net Liquidation Proceeds that represents Penalty Charges;

(ii)                      $[___]; and

(iii)                   any applicable cap pursuant to Section 3.12(c) of this Agreement.

(b)               with respect to any particular liquidation (or partial liquidation), as reduced by the amount of any and all related Offsetting Modification Fees received by the Special Servicer as additional servicing compensation relating to such Specially Serviced Loan, Serviced REO Loan or Mortgage Loan;

provided that if a Mortgage Loan or Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (a) of the definition of “Specially Serviced Loan” and the related Liquidation Proceeds are received within 3 months following the related maturity date as a result of the related Mortgage Loan being refinanced or otherwise repaid in full, the Special Servicer shall not be entitled to collect a Liquidation Fee out of the proceeds received in connection with such liquidation if such fee would reduce the amount available for distributions to Certificateholders, but the Special Servicer may collect from the related Borrower and retain (x) a liquidation fee, (y) such other fees as are provided for in the related Loan Documents and (z) other appropriate fees in connection with such liquidation.

No Liquidation Fee shall be payable:

(a) with respect to clause (v) of the definition of Liquidation Proceeds;

(b) with respect to any existing mezzanine indebtedness or any mezzanine indebtedness that may exist on a future date, in connection with the purchase of the related Mortgage Loan by a mezzanine lender if the purchase of the Mortgage Loan occurred within 90 days after the first time that such holder’s option to purchase such Mortgage Loan becomes exercisable; provided, that even if the purchase occurs before such expiration the Liquidation Fee shall be payable to the extent paid by, and collected from, the related Borrower or the related mezzanine lender.

(c) in the case of a repurchase or replacement of a Mortgage Loan (other than an REO Loan) by the applicable Mortgage Loan Seller pursuant to the related Mortgage Loan Purchase Agreement, if the applicable Mortgage Loan Seller repurchases or replaces such Mortgage Loan within the Initial Resolution Period (and giving effect to any applicable Resolution Extension Period);

(d) with respect to any Serviced Companion Loan that is the subject of an Other Securitization, to the Special Servicer under this Agreement in connection with (A) a repurchase or replacement of such Serviced Companion Loan by the applicable Mortgage Loan Seller due to a breach of a representation or warranty or a document defect under the related mortgage loan purchase agreement related to the Other Pooling and Servicing Agreement prior to the expiration of the cure period (including any applicable extension thereof) set forth therein or (B) a purchase of the Serviced Companion Loan pursuant to a clean-up call or similar liquidation under the related Other Pooling and Servicing Agreement;

(e) in connection with the purchase of any Defaulted Mortgage Loan by the Special Servicer or any Affiliate thereof or the Directing Holder or any Affiliate thereof if such purchase occurred within 90 days after the transfer of the Defaulted Mortgage Loan to special servicing; and

(f) in connection with a Loss of Value Payment by a Mortgage Loan Seller, if the applicable Mortgage Loan Seller makes such Loss of Value Payment within the Initial Resolution Period (and giving effect to any applicable extension period beyond the end of the Initial Resolution Period set forth in Section 2.03(e) of this Agreement); and

(g) with respect to a Whole Loan, in the case of clause (vii) of the definition of Liquidation Proceeds, the purchase of such Mortgage Loan by the holder of the related Serviced Companion Loan pursuant to the related Intercreditor Agreement prior to the expiration of the first purchase option to occur as set forth in the related Intercreditor Agreement (up to 90 days) or if such Intercreditor Agreement does not specify a time period, within 90 days after the date the purchase option first becomes exercisable; provided, that even if the purchase occurs before such expiration the Liquidation Fee shall be payable to the extent paid by, and collected from, the related Borrower or the related mezzanine lender.

“Liquidation Proceeds”: Cash amounts (other than Insurance Proceeds and Condemnation Proceeds and REO Proceeds) received by or paid to the Master Servicer or the Special Servicer in connection with: (i) the liquidation of a Mortgaged Property or other collateral constituting security for a Defaulted Mortgage Loan, through trustee’s sale, foreclosure sale, disposition of REO Property or otherwise, exclusive of any portion thereof required to be released to the related Borrower in accordance with applicable law and the terms and conditions of the related Mortgage Note and Mortgage; (ii) the realization upon any deficiency judgment obtained against a Borrower; (iii) the sale of a Defaulted Mortgage Loan; (iv) the repurchase of a Mortgage Loan (or related REO Loan) by the applicable Mortgage Loan Seller pursuant to the related Mortgage Loan Purchase Agreement; (v) the purchase of all the Mortgage Loans and all property acquired in respect of any Mortgage Loan by the Sole Certificateholder, the Certificateholder owning a majority of the Percentage Interests in the Controlling Class, the Special Servicer or the Master Servicer pursuant to Section 9.01 of this Agreement; (vi) in the case of an AB Whole Loan, the purchase of the AB Mortgage Loan by a majority of the Percentage Interest of the related Loan Specific Certificates; (vii) with respect to any existing mezzanine indebtedness or any mezzanine indebtedness that may exist on a future date, the purchase of the related Mortgage Loan by a mezzanine lender; (viii) in the case of a Mortgage Loan that is part of a Whole Loan, the purchase of such Mortgage Loan by a related Companion Loan Noteholder, or the applicable designee, as applicable, pursuant to the related Intercreditor Agreement; or (ix) the transfer of any Loss of Value Payments from the Loss of Value Reserve Fund to the Collection Account in accordance with Section 3.06(e) of this Agreement (provided that, for the purpose of determining the amount of the Liquidation Fee (if any) payable to the Special Servicer in connection with such Loss of Value Payment, the full amount of such Loss of Value Payment shall be deemed to constitute “Liquidation Proceeds” from which the Liquidation Fee (if any) is payable as of such time such Loss of Value Payment is made by the applicable Mortgage Loan Seller). With respect to the Mortgaged Property or Mortgaged Properties securing any Non-Serviced Mortgage Loan or Non-Serviced Companion Loan, only the portion of such amounts payable to the holder of the related Non-Serviced Mortgage Loan will be included in Liquidation Proceeds.

“Loan Agreement”: With respect to any Mortgage Loan or Serviced Whole Loan, the loan agreement, if any, between the related Originator and the Borrower, pursuant to which such Mortgage Loan was made.

“Loan Documents”: With respect to any Mortgage Loan or Serviced Whole Loan, the documents executed or delivered in connection with the origination or any subsequent modification of such Mortgage Loan or Serviced Whole Loan or subsequently added to the related Mortgage File.

“Loan Number”: With respect to any Mortgage Loan, the loan number by which such Mortgage Loan was identified on the books and records of the Depositor or any sub-servicer for the Depositor, as set forth in the Mortgage Loan Schedule.

“Loan Specific Available Funds”: With respect to the Class [LOAN-SPECIFIC] Certificates, the Trust Subordinate Companion Loan and any Distribution Date, the aggregate amount to the extent on deposit in the Collection Account on such Distribution Date, of all cash received on or in respect of the Trust Subordinate Companion Loan (including Liquidation Proceeds and any Purchase Price proceeds received as a result of a purchase of the related Trust Subordinate Companion Loan) and that was paid to the Trust as the holder of the related Trust Subordinate Companion Loan in accordance with the terms of the related Intercreditor Agreement and this Agreement or otherwise, in each case, as of the related P&I Advance Date, exclusive of (without duplication):

(a)               all amounts permitted to be used to reimburse the Master Servicer, the Special Servicer or the Trustee, as applicable, for previously unreimbursed Advances and Workout-Delayed Reimbursement Amounts and interest thereon;

(b)               the aggregate amount of the Master Servicing Fee, the Certificate Administrator/Trustee Fee, the Operating Advisor Fee, the Special Servicing Fee, the CREFC® Intellectual Property Royalty License Fee, fees for primary servicing functions,

Net Prepayment Interest Excess, Net Default Interest, late payment fees (to the extent not applied to the reimbursement of Advance Interest Amounts and/or Additional Trust Fund Expenses as provided in Section 3.06 of this Agreement), Workout Fees, Liquidation Fees, Assumption Fees, Modification Fees, loan service transaction fees, demand fees, beneficiary statement charges and similar fees on the AB Whole Loan (which the Master Servicer or the Special Servicer is entitled to retain as Servicing Compensation or Special Servicing Compensation, respectively), together with interest on Advances to the extent provided herein, and reinvestment earnings on payments received with respect to the AB Whole Loan (that the Master Servicer or the Special Servicer are entitled to receive as additional servicing compensation), in each case in respect of such Distribution Date;

(c)               all amounts representing scheduled Periodic Payments due after the related Due Date;

(d)               that portion of Net Liquidation Proceeds, Net Insurance Proceeds and Net Condemnation Proceeds with respect to the AB Whole Loan which represents any unpaid Servicing Fee, Servicing Compensation, Special Servicing Compensation, Certificate Administrator/Trustee Fee, CREFC® Intellectual Property Royalty License Fee and the Operating Advisor Fee with respect to the AB Whole Loan, to which the Master Servicer, the Special Servicer, any sub-servicer, the Certificate Administrator, the Trustee, CREFC® and/or the Operating Advisor are entitled;

(e)               all amounts representing certain fees and expenses, including indemnity amounts, reimbursable or payable to the Master Servicer, the Special Servicer, the Certificate Administrator (in all of its capacities under this Agreement), the Operating Advisor, the Asset Representations Reviewer or the Trustee (in all of its capacities under this Agreement) with respect to the AB Whole Loan and other amounts permitted to be retained by the Master Servicer or withdrawn by the Master Servicer from the related Collection Account to the extent expressly set forth in this Agreement (including, without limitation, as provided in Section 3.06 of this Agreement and including any indemnities provided for herein), including interest thereon as expressly provided in this Agreement;

(f)                any interest or investment income on funds on deposit in the related Serviced Whole Loan Collection Account or any interest on Permitted Investments in which such funds may be invested;

(g)               all amounts received if the AB Whole Loan was previously purchased, repurchased or replaced from the Trust Fund pursuant to Section 2.03(e), Section 3.16 or Section 9.01 of this Agreement or a Mortgage Loan Purchase Agreement during the related Collection Period and subsequent to the date as of which the AB Whole Loan was purchased, repurchased or replaced;

(h)               any amounts deposited in the related Serviced Whole Loan Collection Account, the Lower-Tier Distribution Account or the Upper-Tier Distribution Account in respect of the Trust Subordinate Companion Loan in error; and

(i)                 the amount reasonably determined by the Certificate Administrator to be necessary to pay any applicable federal, state or local taxes imposed on the Loan Specific REMIC, the Upper-Tier REMIC or the Lower-Tier REMIC under the circumstances and to the extent described in Section 4.05 of this Agreement.

“Loan Specific Certificates”: The [LOAN SPECIFIC CLASS] Certificates.

“[LOAN SPECIFIC CLASS] Certificate”: Any one of the Certificates with a “[LOAN SPECIFIC CLASS]” designation on the face thereof, executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form of the Exhibit set forth next to such Class in the Table of Exhibits of this Agreement.

“[LOAN SPECIFIC CLASS] Net Rate”: A per annum rate equal to [______]%.

“[LOAN SPECIFIC CLASS] Pass-Through Rate”: A per annum rate equal to [_____]%.

“[LOAN SPECIFIC CLASS]-NP Regular Interest”: An uncertificated regular interest in the Loan Specific REMIC that (i) corresponds to the Trust Subordinate Companion Loan, (ii) is held as an asset of the Lower-Tier REMIC and (iii) has the original Loan Specific REMIC Principal Balance as set forth in the Preliminary Statement hereto and bears interest at the Trust Subordinate Companion Loan Component Rate.

“[LOAN SPECIFIC CLASS]-P Regular Interest”: An uncertificated regular interest in the Loan Specific REMIC that (i) corresponds to the AB Mortgage Loan, (ii) is held as an asset of the Lower-Tier REMIC and (iii) has the original Loan Specific REMIC Principal Balance set forth in the Preliminary Statement hereto and bears interest at the AB Mortgage Loan Component Rate.

“[LOAN SPECIFIC CLASS]-R Interest”: The sole class of “residual interest” in the Loan Specific REMIC, which will be represented by the Class R Certificates.

“Loan Specific Control Appraisal Event”: With respect to the [LOAN SPECIFIC CLASS] Certificates, at any time (i) the initial Certificate Balance of the [LOAN SPECIFIC CLASS] Certificates, as reduced by any payments of principal (whether as scheduled amortization, principal prepayments or otherwise) allocated to the [LOAN SPECIFIC CLASS] Certificates and any Appraisal Reduction Amounts and Realized Losses allocated to the [LOAN SPECIFIC CLASS] Certificates, is less than 25% of the initial Certificate Balance of the [LOAN SPECIFIC CLASS] Certificates, as reduced by any payments of principal (whether as scheduled amortization, principal prepayments or otherwise allocated to the [LOAN SPECIFIC CLASS] Certificates) or (ii) any of the [LOAN SPECIFIC CLASS] Certificates is held by the related Borrower or an Affiliate thereof.

“Loan-Specific Directing Holder”: With respect to any Serviced Whole Loan, the “Controlling Holder”, the “Directing Holder”, “Directing Lender” or any analogous concept set forth under the related Intercreditor Agreement. With respect to the Serviced Whole Loans, the Directing Holder shall be the Loan Specific Directing Holder.

With respect to a Servicing Shift Whole Loan, the “controlling holder”, the “directing holder”, “directing lender” or any analogous concept set forth under the related Intercreditor Agreement. Prior to the applicable Servicing Shift Securitization Date, the “directing holder” with respect to the related Servicing Shift Whole Loan will be the holder of the related Controlling Companion Loan. On and after the applicable Servicing Shift Securitization Date, there will be no Loan-Specific Directing Holder under the Pooling and Servicing Agreement with respect to the related Servicing Shift Whole Loan.

With respect to each AB Whole Loan other than an AB Whole Loan as to which an AB Control Appraisal Period has occurred and is continuing, the “Loan Specific Directing Holder” will be the [LOAN SPECIFIC CLASS] Certificates; provided that an AB Control Appraisal Period has not occurred and is continuing.

The rights of the holders of a Trust Subordinate Companion Loan to act as the Loan Specific Directing Holder will be exercisable by the holders of majority of the related Class of Loan Specific Certificates.

“Loan Specific Excess Prepayment Interest Shortfall”: As defined in Section 4.05 of this Agreement.

“Loan Specific Interest Accrual Amount”: With respect to any Distribution Date and the [LOAN SPECIFIC CLASS] Certificates, an amount equal to interest for the related Interest Accrual Period at the Pass-Through Rate for such Class on the related Certificate Balance outstanding immediately prior to such Distribution Date minus the amount of the Loan Specific Excess Prepayment Interest Shortfall allocated to such Class with respect to such Distribution Date. Calculations of interest due in respect of the [LOAN SPECIFIC CLASS] Certificates shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

“Loan Specific Principal Distribution Amount”: For any Distribution Date and in each case only to the extent of Loan Specific Available Funds, an amount equal to (i) the sum of (without duplication):

(a)       the principal component of all scheduled Periodic Payments (other than Balloon Payments) due on the Trust Subordinate Companion Loan on the related Due Date (if received during the related Collection Period);

(b)       the principal component of all Assumed Scheduled Payments due on the related Due Date (if received during the related Collection Period or advanced) with respect to the Trust Subordinate Companion Loan, if delinquent in respect of its Balloon Payment;

(c)       the principal portion of any amount received if the Trust Subordinate Companion Loan was, during the related Collection Period, repurchased from the Trust Fund in connection with a Breach or Defect pursuant to Section 2.03, purchased pursuant to Section 3.16, or purchased from the Trust Fund pursuant to Section 9.01 of this Agreement;

(d)       the principal portion of Unscheduled Payments if the AB Whole Loan was liquidated during the related Collection Period;

(e)       the principal component of all Balloon Payments and any other principal payment on the Trust Subordinate Companion Loan received on or after the Maturity Date of the AB Whole Loan, to the extent received during the related Collection Period;

(f)       all other Principal Prepayments allocable to the Trust Subordinate Companion Loan received in the related Collection Period; and

(g)       any other full or partial recoveries in respect of principal allocable to the Trust Subordinate Companion Loan, including Insurance Proceeds, Liquidation Proceeds and Net REO Proceeds received in the related Collection Period (net of any related outstanding P&I Advances allocable to principal, but including any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Collection Account pursuant to Section 3.05 during the related Collection Period);

as reduced by (ii) any (1) Nonrecoverable Advances plus interest on such Nonrecoverable Advances that are paid or reimbursed from principal collections on the Trust Subordinate Companion Loan, in a period during which such principal collections would have otherwise been included in the Loan Specific Principal Distribution Amount for such Distribution Date and (2) Workout-Delayed Reimbursement Amounts that were paid or reimbursed from principal collections on the Trust Subordinate Companion Loan, in a period during which such principal collections would have otherwise been included in the Loan Specific Principal Distribution Amount for such Distribution Date (provided, that, in the case of clauses (1) and (2) above, if any of the amounts that were reimbursed from principal collections on the Trust Subordinate Companion Loan are subsequently recovered, such recovery will increase the Loan Specific Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs).

The principal component of the amounts set forth above shall be determined in accordance with Section 1.02 of this Agreement.

“Loan Specific Realized Losses”: With respect to any Distribution Date, the amount, if any, by which (i) the Certificate Balance of the [LOAN SPECIFIC CLASS] Certificates after giving effect to distributions of principal on such Distribution Date exceeds (ii) the aggregate Stated Principal Balance of the AB Whole Loan (for purposes of this calculation only, the Stated Principal Balance will not be reduced by the amount of principal payments received on the AB Whole Loan that were used to reimburse the Master Servicer or the Trustee for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) immediately following the Determination Date preceding such Distribution Date.

“Loan Specific REMIC”: The segregated pool of assets subject hereto constituting a portion of the primary trust created hereby and to be administered hereunder with respect to which a separate REMIC election is to be made and consisting of: (i) the AB Whole Loan as from time to time subject to this Agreement and all payments under and proceeds of the AB Whole Loan received after the Cut-off Date, together with all documents included in the related Mortgage File; (ii) any REO Property related to the AB Whole Loan; and (iii) proceeds of the foregoing in the applicable Collection Account, the Loan Specific REMIC Distribution Account and the REO Account.

“Loan Specific REMIC Distribution Account”: The segregated non-interest bearing trust account or sub-account created and maintained by the Certificate Administrator pursuant to Section 3.05(b), which shall be entitled “[______], as Certificate Administrator, in trust for Holders of Deutsche Mortgage & Asset Receiving Corporation, [_____] Mortgage Trust Commercial Mortgage Pass-Through Certificates, Loan Specific REMIC Distribution Account” and which must be an Eligible Account or a sub-account of an Eligible Account. The Loan Specific REMIC Distribution Account shall be an asset of the Loan Specific REMIC.

“Loan Specific REMIC Principal Balance”: The principal amount of each Loan Specific REMIC Regular Interest outstanding as of any date of determination. As of the Closing Date, the Loan Specific REMIC Principal Balance of each Loan Specific REMIC Regular Interest shall equal the original Loan Specific REMIC Principal Balance set forth in the Preliminary Statement hereto. On each Distribution Date, the Loan Specific REMIC Principal Balance of the Loan Specific REMIC Regular Interests shall be permanently reduced by all distributions of principal deemed to have been made in respect of the Loan Specific REMIC Regular Interests on such Distribution Date pursuant to Section 4.01A(a), and shall be further permanently reduced on such Distribution Date by all Loan Specific Realized Losses and Additional Trust Fund Expenses deemed to have been allocated thereto on such Distribution Date pursuant to this Agreement.

“Loan Specific REMIC Regular Interests”: Collectively, the [LOAN SPECIFIC CLASS]-P Regular Interest and the [LOAN SPECIFIC CLASS]-NP Regular Interest.

“Lock-Box Account”: With respect to any Mortgaged Property, if applicable, any account created pursuant to the related Loan Documents to receive revenues therefrom. Any Lock-Box Account shall be beneficially owned for federal income tax purposes by the Person who is entitled to receive the reinvestment income or gain thereon in accordance with the terms and provisions of the related Mortgage Loan or Serviced Whole Loan and Section 3.07 of this Agreement, which Person shall be taxed on all reinvestment income or gain thereon. The Master Servicer shall be permitted to make withdrawals therefrom for deposit into the related Cash Collateral Accounts in accordance with the terms of the related Mortgage Loan or Serviced Whole Loan.

“Lock-Box Agreement”: With respect to any Mortgage Loan or Serviced Whole Loan, the lock-box agreement, if any, between the related Originator and the Borrower, pursuant to which the related Lock-Box Account, if any, may have been established.

“Loss of Value Payment”: As defined in Section 2.03(e) of this Agreement.

“Loss of Value Reserve Fund”: The “outside reserve fund” (within the meaning of Treasury Regulations Section 1.860G-2(h)) designated as such pursuant to Section 3.05(d) of this Agreement. The Loss of Value Reserve Fund will be part of the Trust Fund but not part of the Grantor Trust or any Trust REMIC.

“Lower-Tier Distribution Account”: The segregated non-interest bearing trust account or sub-account created and maintained by the Certificate Administrator pursuant to Section 3.05(b) of this Agreement, which shall be entitled “[NAME OF CERTIFICATE ADMINISTRATOR], as Certificate Administrator, for the benefit of [NAME OF TRUSTEE], as Trustee, for the benefit of the Holders of [NAME OF ISSUING ENTITY] Commercial Mortgage Pass-Through Certificates, Lower-Tier Distribution Account” and which must be an Eligible Account or a sub-account of an Eligible Account. The Lower-Tier Distribution Account shall be an asset of the Lower-Tier REMIC.

“Lower-Tier Distribution Amount”: As defined in Section 4.01(a).

“Lower-Tier Principal Balance”: With respect to any Class of Lower-Tier Regular Interest, initially will equal the original principal balance set forth in the Preliminary Statement herein, and from time to time will equal such amount reduced by (i) in the case of any Pooled Lower-Tier Regular Interest, the amount of distributions of the Lower-Tier Distribution Amount allocable to principal and Realized Losses or Loan Specific Realized Losses, as applicable, allocable thereto in all prior periods as described in Section 4.01(f) of this Agreement and (ii) in the case of the Class L[___] Interest, the amount of distributions of the Loan Specific Available Funds allocable to principal and Loan Specific Realized Losses allocable thereto in all prior periods as described in Section 4.01(f) hereof, such that at all times the Lower-Tier Principal Balance of a Lower-Tier Regular Interest shall equal the Certificate Balance of the Corresponding Certificates.

“Lower-Tier Regular Interests”: The Class [__] Interest, the Class [__] Interest, the Class [__] Interest, the Class [__] Interest, the Class [__] Interest, the Class [__] Interest, the Class [__] Interest, the Class [__] Interest, the Class [__] Interest, the Class [__] Interest, the Class [__] Interest, the Class [__] Interest and the Class [LOAN SPECIFIC CLASS] Interest issued by the Lower-Tier REMIC and held by the Trustee as assets of the Upper-Tier REMIC. Each Lower-Tier Regular Interest (i) is designated as a “regular interest” in the Lower-Tier REMIC, (ii) relates to its Corresponding Certificates and Corresponding Class X Component, (iii) is uncertificated, (iv) has an initial Lower-Tier Principal Balance as set forth in the Preliminary Statement herein, (v) has a Pass-Through Rate equal to (A) other than the Class L[LOAN SPECIFIC INTEREST] Interest, the WAC Rate and (B) in the case of a the Class L[LOAN SPECIFIC INTEREST] Interest, the related Loan Specific Certificate Pass-Through Rate, (vi) has a “latest possible maturity date,” within the meaning of Treasury Regulations Section 1.860G-1(a), that is the Rated Final Distribution Date and (vii) is entitled to the distributions in the amounts and at the times specified in Section 4.01(d) and Section 4.01A, as applicable, of this Agreement.

“Lower-Tier REMIC”: A segregated asset pool within the Trust Fund consisting of the Mortgage Loans (exclusive of Excess Interest, the AB Mortgage Loan [and the Mortgage Loan Seller Strip]), the Loan Specific REMIC Regular Interests, collections thereon, the Trust’s interest in any REO Property acquired in respect thereof, amounts related thereto held from time to time in the Collection Account and the Lower-Tier Distribution Account, the REO Account (to the extent of the Trust Fund’s interest therein), related amounts in the Interest Reserve Account, amounts held from time to time and the Gain-on-Sale Reserve Account (to the extent of the Trust Fund’s interest therein) in respect thereof and all other property included in the Trust

Fund (other than the Loss-of-Value Reserve Fund [and the Mortgage Loan Seller Strips]) that is not in the Loan Specific REMIC, the Upper-Tier REMIC or the Grantor Trust.

“MAI”: Member of the Appraisal Institute.

“Major Decision”: Shall mean any of the following:

(a)              any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of an REO Property) of the ownership of properties securing such of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loans as come into and continue in default;

(b)              any modification, consent to a modification or waiver of a monetary term (other than late payment charges or Default Interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs but excluding the timing or acceptance related to late payment charges or Default Interest) of a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan or any extension of the Maturity Date of any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan;

(c)               any sale of a Defaulted Mortgage Loan (that is not a Non-Serviced Mortgage Loan), an REO Property (in each case, other than in connection with the termination of the Trust Fund) or a Defaulted Mortgage Loan that is a Non-Serviced Mortgage Loan that the Special Servicer is permitted to sell in accordance with the proviso in Section 3.16(b) of this Agreement, in each case for less than the applicable Purchase Price;

(d)               any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address Hazardous Materials located at an REO Property;

(e)               requests for property releases or substitutions, other than (i) grants of easements or rights of way that do not materially affect the use or value of a Mortgaged Property or the Mortgagor’s ability to make any payments with respect to a Mortgage Loan [(other than the Non-Serviced Mortgage Loan)] or any Serviced Whole Loan, (ii) release of non-material parcels of a Mortgaged Property (including, without limitation, any such releases (A) to which the related Mortgage Loan documents expressly require the mortgagee thereunder to make such releases upon the satisfaction of certain conditions (and the conditions to the release that are set forth in the related Mortgage Loan documents do not include the approval of the lender or the exercise of lender discretion (other than confirming the satisfaction of the other conditions to the release set forth in the related Mortgage Loan documents that do not include any other approval or exercise)) and such release is made as required by the related Mortgage Loan documents or (B) that are related to any condemnation action that is pending, or threatened in writing, and would affect a non-material portion of the Mortgaged Property), or (iii) the release of collateral securing any Mortgage Loan in connection with a defeasance of such collateral;

(f)                any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan or Serviced Whole Loan or any consent to such waiver or consent to a transfer of the Mortgaged Property or direct or indirect interests in the Borrower (including any interests in any applicable mezzanine borrower) or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement;

(g)               any property management company changes for which the lender is required to consent or approve under the Loan Documents (with respect to a Mortgage Loan or Serviced Whole Loan with a Stated Principal Balance greater than $2,500,000 or where the successor property manager is affiliated with the Borrower) or franchise changes with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan for which the lender is required to consent or approve under the Loan Documents;

(h)               releases of any escrows, reserve accounts or letters of credit held as performance escrows or reserves other than those required pursuant to the specific terms of the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan and for which there is no material lender discretion;

(i)                 any acceptance of an assumption agreement releasing a Borrower from liability under a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan other than pursuant to the specific terms of such Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan and for which there is no lender discretion;

(j)                 any determination of an Acceptable Insurance Default;

(k)               the determination of the Special Servicer pursuant to clause (c) or clause (g) of the definition of “Specially Serviced Loan”;

(l)                 any acceleration of a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan following a default or an event of default or any initiation of judicial, bankruptcy or similar proceedings under the related Loan Documents or with respect to the related mortgagor or Mortgaged Property; and

(m)             any modification, waiver or amendment of an intercreditor agreement, co-lender agreement, participation agreement or similar agreement with any mezzanine lender, holder of a Companion Loan or other subordinate debt holder related to a Mortgage Loan or Serviced Whole Loan, or an action to enforce rights with respect thereto, in each case, in a manner that materially and adversely affects the holders of the Control Eligible Certificates.

For the avoidance of doubt, the Master Servicer and the Special Servicer (each in such capacity) shall not make or be obligated to make any Major Decisions with respect to any Non-Serviced Mortgage Loans and the Directing Holder shall have no consent and/or consultation rights regarding Major Decisions with respect to any Non-Serviced Mortgage Loans, Servicing Shift Mortgage Loans and Excluded Loans under this Agreement.

With respect to any Serviced Whole Loan, for so long as the holder of the related Serviced Companion Loan is the “Controlling Holder”, the “Directing Holder”, “Directing Lender” or any analogous concept under the related Intercreditor Agreement, then with respect to such Serviced Whole Loan, the term “Major Decision” shall mean “Major Decision”, “Major Action” or any analogous concept under the related Intercreditor Agreement.

“Management Agreement”: With respect to any Mortgage Loan or Serviced Whole Loan, the Management Agreement, if any, by and between the Manager and the related Borrower, or any successor Management Agreement between such parties.

“Manager”: With respect to any Mortgage Loan or Serviced Whole Loan, any property manager for the related Mortgaged Properties.

“Master Servicer”: [NAME OF MASTER SERVICER], or its successor in interest, or any successor master servicer appointed as provided herein.

“Master Servicer Remittance Date”: With respect to any Distribution Date, the Business Day preceding such Distribution Date.

“Master Servicer Servicing Personnel”: The divisions and individuals of the Master Servicer who are involved in the performance of the duties of the Master Servicer under this Agreement.

“Master Servicer Termination Event”: As defined in Section 7.01(a) of this Agreement.

“Master Servicer Website”: Shall mean the internet website maintained by the Master Servicer; initially located at “[NAME OF WEBSITE]”.

“Master Servicing Fee”: With respect to each Mortgage Loan or Serviced Pari Passu Companion Loan and for any Distribution Date, an amount per interest accrual period related to such Mortgage Loan or Serviced Pari Passu Companion Loan equal to the product of (i) the respective Master Servicing Fee Rate (adjusted to a monthly rate) and (ii) the Stated Principal Balance of such Mortgage Loan or Serviced Pari Passu Companion Loan as of the Due Date in the immediately preceding Collection Period (without giving effect to payments of principal on such Mortgage Loan or Serviced Pari Passu Companion Loan on such Due Date).

“Master Servicing Fee Rate”: With respect to each Mortgage Loan, the rate per annum set forth on Exhibit B to this Agreement.

“Material Breach”: As defined in Section 2.03(e) of this Agreement.

“Material Defect”: As defined in Section 2.03(e) of this Agreement.

“Maturity Date”: With respect to any Mortgage Loan or Serviced Companion Loan as of any date of determination, the date on which the last payment of principal is due and payable under the related Mortgage Note, after taking into account all Principal Prepayments received prior to such date of determination, but without giving effect to (i) any acceleration of the principal of such Mortgage Loan or Serviced Companion Loan by reason of default thereunder or (ii) any grace period permitted by the related Mortgage Note.

“Mediation Rules”: As defined in Section 2.03(l)(i).

“Modification Fees”: With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Companion Loan, any and all fees with respect to a modification, restructure, extension, waiver or amendment that modifies, restructures, extends, amends or waives any term of the related Loan Documents (as evidenced by a signed writing) agreed to by the Master Servicer or the Special Servicer (other than all Assumption Fees, consent fees, assumption application fees, defeasance fees and fees similar to the foregoing). For the avoidance of doubt, Special Servicing Fees, Workout Fees and Liquidation Fees due to the Special Servicer in connection with a modification, restructure, extension, waiver or amendment shall not be considered Modification Fees. For each modification, restructure, extension, waiver or amendment in connection with working out of a Specially Serviced Loan, the Modification Fees collected from the related Borrower shall be subject to a cap of [1.0]% of the outstanding principal balance of such Mortgage Loan or Serviced Companion Loan on the closing date of the related modification, restructure, extension, waiver or amendment (prior to giving effect to such modification, restructure, extension, waiver or amendment); provided that no aggregate cap shall exist in connection with the amount of Modification Fees which may be collected from the related Borrower with respect to any Specially Serviced Loan or REO Loan.

“Modified Mortgage Loan”: Any Specially Serviced Loan which has been modified by the Special Servicer pursuant to Section 3.26 of this Agreement in a manner that:

(a)               reduces or delays the amount or timing of any payment of principal or interest due thereon (other than, or in addition to, bringing current Periodic Payments with respect to such Mortgage Loan or Serviced Companion Loan), including any reduction in the Periodic Payment;

(b)               except as expressly contemplated by the related Mortgage, results in a release of the lien of the Mortgage on any material portion of the related Mortgaged Property without a corresponding Principal Prepayment in an amount not less than the fair market value (as is), as determined by an Appraisal delivered to the Special Servicer (at the expense of the related Borrower and upon which the Special Servicer may conclusively rely), of the property to be released; or

(c)               in the reasonable good faith judgment of the Special Servicer, otherwise materially impairs the value of the security for such Mortgage Loan or Serviced Companion Loan or reduces the likelihood of timely payment of amounts due thereon.

“Moody’s”: Moody’s Investors Service, Inc., or its successor in interest. If neither such rating agency nor any successor remains in existence, “Moody’s” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the other parties hereto, and specific ratings of Moody’s herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Morningstar”: Morningstar Credit Ratings, LLC, or any successor in interest. If neither such rating agency nor any successor remains in existence, “Morningstar” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the other parties hereto, and specific ratings of Morningstar herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Mortgage”: The mortgage, deed of trust or other instrument creating a first lien on or first priority ownership interest in a Mortgaged Property securing a Mortgage Note.

“Mortgage File”: With respect to any Mortgage Loan or Serviced Companion Loan, collectively, the mortgage documents listed in Section 2.01(a)(i) through Section 2.01(a)(xxi) of this Agreement pertaining to such particular Mortgage Loan or Serviced Companion Loan and any additional documents required to be added to such Mortgage File pursuant to the express provisions of this Agreement; provided that whenever the term “Mortgage File” is used to refer to documents actually received by the Depositor, Trustee, or Custodian, such term shall not be deemed to include such documents and instruments required to be included therein unless they are actually so received.

“Mortgage Loan”: Each of the mortgage loans transferred and assigned to the Trustee pursuant to Section 2.01 of this Agreement and from time to time held in the Trust Fund. The Mortgage Loans originally so transferred, assigned and held are identified on the Mortgage Loan Schedule as of the Closing Date. Such term shall include any REO Loan, Specially Serviced Loan or any Mortgage Loan that has been defeased in whole or in part. Such term shall not include Serviced Companion Loans or Non-Serviced Companion Loans but shall include Non-Serviced Mortgage Loans.

“Mortgage Loan Purchase Agreements”: Each of the GACC Purchase Agreement, the [OTHER SPONSORS] Purchase Agreement.

“Mortgage Loan Schedule”: The list of Mortgage Loans included in the Trust Fund as of the Closing Date being attached as Exhibit B to this Agreement, which list shall set forth the following information with respect to each Mortgage Loan:

(a)               the Loan Number;

(b)               the Mortgage Loan name;

(c)               the street address (including city, state and zip code) of the related Mortgaged Property;

(d)               the Mortgage Rate in effect as of the Cut-off Date;

(e)               the original principal balance;

(f)                the Stated Principal Balance as of the Cut-off Date;

(g)               the Maturity Date or Anticipated Repayment Date for each Mortgage Loan;

(h)               the Due Date;

(i)                 the amount of the Periodic Payment due on the first Due Date following the Cut-off Date;

(j)                 the Servicing Fee Rate;

(k)               whether the Mortgage Loan is an Actual/360 Loan;

(l)                 whether any letter of credit is held by the lender as a beneficiary or is assigned as security for such Mortgage Loan;

(m)             the Revised Rate of such Mortgage Loan, if any;

(n)               whether the Mortgage Loan is part of a Whole Loan;

(o)               whether the Mortgage Loan is secured in any part by a leasehold interest; and

(p)               whether the Mortgage Loan has any related mezzanine debt or other subordinate debt.

Such list may be in the form of more than one list, collectively setting forth all of the information required. A comparable list shall be prepared with respect to each Serviced Companion Loan.

“Mortgage Loan Seller Sub-Servicer”: A Servicing Function Participant or Sub-Servicer required to be retained by the Master Servicer by a Mortgage Loan Seller, as listed on Exhibit X to this Agreement, or any successor thereto.

“Mortgage Loan Sellers”: Each of GACC, [OTHER SPONSORS].

“Mortgage Note”: With respect to any Mortgage Loan or Serviced Companion Loan as of any date of determination, the note or other evidence of indebtedness and/or agreements evidencing the indebtedness of a Borrower under such Mortgage Loan or Serviced Companion Loan including any amendments or modifications, or any renewal or substitution notes, as of such date.

“Mortgage Pool”: All of the Mortgage Loans and any successor REO Loans, collectively. The Mortgage Pool does not include the Companion Loans or any related REO Loans or the Trust Subordinate Companion Loan.

“Mortgaged Property”: The underlying property securing a Mortgage Loan including any REO Property, consisting of a fee simple estate, and, with respect to certain Mortgage Loans, a leasehold estate or both a leasehold estate and a fee simple estate, or a leasehold estate in a portion of the property and a fee simple estate in the remainder, in a parcel of land improved by a commercial or multifamily property, together with any personal property, fixtures, leases and other property or rights pertaining thereto.

“Mortgage Rate”: With respect to each Mortgage Loan, the AB Mortgage Loan, the Trust Subordinate Companion Loan or any related Companion Loan, as applicable, and any Interest Accrual Period, the per annum rate at which interest accrues on such Mortgage Loan, the AB Mortgage Loan, the Trust Subordinate Companion Loan or Serviced Companion Loan, as applicable, during such period (in the absence of a default), as set forth in the related Mortgage Note (or in the case of the AB Mortgage Loan or the Trust Subordinate Companion Loan, as set forth in the related Intercreditor Agreement) from time to time, without giving effect to any Default Rate or any Revised Rate.

[“[Mortgage Loan Seller]”: [Mortgage Loan Seller], in its capacity as a Mortgage Loan Seller, and its successors in interest.]

[“[Mortgage Loan Seller] Indemnification Agreement”: The agreement dated as of the Pricing Date, between [Mortgage Loan Seller], the Depositor, the Underwriters and the Initial Purchasers.]

[“[Mortgage Loan Seller] Mortgage Loans”: Each Mortgage Loan transferred and assigned to the Depositor pursuant to the [Mortgage Loan Seller] Purchase Agreement.]

[“[Mortgage Loan Seller] Purchase Agreement”: The Mortgage Loan Purchase Agreement dated and effective as of the Closing Date, between [Mortgage Loan Seller] and the Depositor.]

[“Mortgage Loan Seller Strip”: With respect to any Due Date for each Mortgage Loan that is part of the Mortgage Loan Seller Strip Pool, an amount equal to a portion of the interest accrued on the Stated Principal Balance of such Mortgage Loan that is part of the Mortgage Loan Seller Strip Pool during the related Interest Accrual Period at a fixed rate of [___]% per annum during the related interest accrual period. With respect to each Collection Period, amounts collected in respect of the Mortgage Loan Seller Strip Pool will be allocated to the Mortgage Loan Seller Strip prior to being allocated to Available Funds. For federal income tax purposes, the Mortgage Loan Seller Strip will be treated as a beneficial interest in the related Mortgage Loans retained by [Mortgage Loan Seller], its successors and assigns.]

[“Mortgage Loan Seller Strip Pool”: All of the [Mortgage Loan Seller] Mortgage Loans, except for the Mortgage Loans identified as [IDENTIFY LOAN NUMBERS] on the Mortgage Loan Schedule.]

“Net Condemnation Proceeds”: Condemnation Proceeds, to the extent such proceeds are not to be applied to the restoration, preservation or repair of the related Mortgaged Property or released to the Borrower in accordance with the express requirements of the Loan Documents or other documents included in the Mortgage File or in accordance with the Servicing Standard.

“Net Default Interest”: With respect to any Distribution Date, an amount equal to the sum of (i) the amount of the aggregate collected Default Interest allocable to the Mortgage Loans received during the preceding Collection Period, minus (ii) any portions thereof withdrawn from (A) the Collection Account pursuant to Section 3.06(a)(ix) of this Agreement for Advance Interest Amounts and unreimbursed Additional Trust Fund Expenses (including Special Servicing Fees, Liquidation Fees and Workout Fees) incurred on the related Mortgage Loan during or prior to such Collection Period and (B) each Serviced Whole Loan Collection Account pursuant to Section 3.06(b)(ix) for Advance Interest Amounts and unreimbursed Additional Trust Fund Expenses incurred on the related Serviced Whole Loan during or prior to such Collection Period.

“Net Insurance Proceeds”: Insurance Proceeds, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Borrower in accordance with the express requirements of the Loan Documents or other documents included in the Mortgage File or in accordance with prudent and customary servicing practices.

“Net Liquidation Proceeds”: The Liquidation Proceeds received with respect to any Mortgage Loan or Serviced Whole Loan net of the amount of (i) Liquidation Expenses incurred with respect thereto and (ii) with respect to proceeds received in connection with the taking of a Mortgaged Property (or portion thereof) by the power of eminent domain in condemnation, amounts required to be applied to the restoration or repair of the related Mortgaged Property.

“Net Mortgage Rate”: With respect to any Mortgage Loan (in the case of the AB Whole Loan, the AB Mortgage Loan only) and any Distribution Date, the per annum rate equal to the Mortgage Rate for such Mortgage Loan (or, in the case of the AB Mortgage Loan, the AB Mortgage Loan Component Rate) for the related Interest Accrual Period (without regard to any increase in the interest of any ARD Loan after the related Anticipated Repayment Date), minus, for any such Mortgage Loan (in the case of the AB Whole Loan, the AB Mortgage Loan only), the aggregate of the applicable Servicing Fee Rate, Certificate Administrator/Trustee Fee Rate, Operating Advisor Fee Rate, CREFC® Intellectual Property Royalty License Fee Rate, the fee rate paid to the Sub-Servicer, if any, with respect to any Non-Serviced Mortgage Loan, minus the related Pari Passu Loan Primary Servicing Fee Rate[, and, with respect to each Mortgage Loan that is part of the Mortgage Loan Seller Strip Pool, minus an additional per annum rate of [___]%]. The “Net Mortgage Rate” for purposes of calculating Pass-Through Rates and Withheld Amounts shall be the Net Mortgage Rate of such Mortgage Loan (in the case of the AB Whole Loan, the AB Mortgage Loan only) without taking into account any modification, waiver or amendment of the terms of the related Mortgage Loan (in the case of the AB Whole Loan, the AB Mortgage Loan only), whether agreed to by the Master Servicer or the Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related Borrower. The Net Mortgage Rate shall not be reduced by any Operating Advisor Fee Rate following the Operating Advisor’s resignation pursuant to Section 6.04(e) or the termination of the Operating Advisor pursuant to Section 7.07(e).

Notwithstanding the foregoing, if any such Mortgage Loan (in the case of the AB Whole Loan, the AB Mortgage Loan only) does not accrue interest on the basis of a 360-day year consisting of twelve 30-day months, then, solely for purposes of calculating the Pass-

Through Rate on the Regular Certificates (and Trust Components), the Net Mortgage Rate of such Mortgage Loan (in the case of the AB Whole Loan, the AB Mortgage Loan only) for any Interest Accrual Period will be the annualized rate at which interest would have to accrue in respect of such Mortgage Loan (in the case of the AB Whole Loan, the AB Mortgage Loan only) or Serviced Companion Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually accrued in respect of such Mortgage Loan (in the case of the AB Whole Loan, the AB Mortgage Loan only) at the related Net Mortgage Rate during such Interest Accrual Period; provided, however, that with respect to each such Mortgage Loan (in the case of the AB Whole Loan, the AB Mortgage Loan only), the Net Mortgage Rate for the one-month period (i) prior to the Due Dates in (a) January and February in each year that is not a leap year or (b) February only in each year that is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) shall be determined net of any Withheld Amounts from that month and (ii) preceding the Due Date in March (or February if the related Distribution Date is the final Distribution Date) (commencing in 20[__]), shall be determined inclusive of the Withheld Amounts, if applicable, from the immediately preceding February, and, if applicable, January.

“Net Prepayment Interest Excess”: The excess amount, if any, that the aggregate of all Prepayment Interest Excess for all Mortgage Loans (other than the Non-Serviced Mortgage Loans) or Serviced Companion Loans that the Master Servicer is servicing exceeds the aggregate of all Compensating Interest Payments for such Mortgage Loans (other than the Non-Serviced Mortgage Loans) or Serviced Companion Loans as of any related Distribution Date.

“Net Prepayment Interest Shortfall”: With respect to the Mortgage Loans or Serviced Companion Loans that the Master Servicer is servicing, the aggregate Prepayment Interest Shortfalls in excess of the Master Servicer Prepayment Interest Shortfall on such Mortgage Loan or Serviced Companion Loan.

With respect to each AB Whole Loan, the excess of any Prepayment Interest Shortfall over the portion of the Servicing Fee for such AB Whole Loan being paid in the applicable period will be allocated first, to the related Trust Subordinate Companion Loan and then, to the related AB Mortgage Loan; the portion of such excess allocated to the related AB Mortgage Loan will be included in the Net Prepayment Interest Shortfall allocated to the Class [___] and Class [___] Certificates and the portion of such excess allocated to the related Trust Subordinate Companion Loan will be allocated to the related Class of Loan Specific Certificates.

[Net Prepayment Interest Shortfalls with respect to the AB Whole Loan that are part of the Mortgage Loan Seller Strip Pool will be allocated pro rata to the Mortgage Loan Seller Strip, on the one hand, and to Available Funds and Loan Specific Available Funds (if applicable) (for distribution to the Classes of Regular Certificates), on the other hand, on the basis of the amount of interest accrued on the Mortgage Loan Seller Strip, on the one hand, and on the related Mortgage Loans that are part of the Mortgage Loan Seller Strip Pool, net of the Mortgage Loan Seller Strip, on the other hand.]

“Net REO Proceeds”: With respect to each Serviced REO Property, REO Proceeds with respect to such REO Property net of any insurance premiums, taxes, assessments and other costs and expenses permitted to be paid therefrom pursuant to Section 3.15(b) of this Agreement.

“New Lease”: Any lease of a Serviced REO Property entered into on behalf of the Loan Specific REMIC, the Lower-Tier REMIC if such Trust REMIC has the right to renegotiate the terms of such lease, including any lease renewed or extended on behalf of such Trust REMIC.

“Non-Directing Holder”: With respect to any Companion Loan, the “Non-Directing Holder”, “Non-Controlling Note Holder” or any analogous concept under the related Intercreditor Agreement.

“Non-Reduced Certificates”: As of any date of determination, any Class of Sequential Pay Certificates then outstanding for which (a)(1) the initial Certificate Balance of such Class of Certificates minus (2) the sum (without duplication) of (x) the aggregate payments of principal (whether as principal prepayments or otherwise) distributed to the Holders of such Class of Certificates as of such date of determination, (y) any Appraisal Reduction Amounts allocated to such Class of Certificates as of such date of determination and (z) any Realized Losses previously allocated to such Class of Certificates as of such date of determination, is equal to or greater than (b) 25% of the remainder of (i) the initial Certificate Balance of such Class of Certificates less (ii) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Holders of that Class of Certificates as of such date of determination; provided, however, that for purposes of this definition, the Class [__] Certificates and the Class [PEZ] Component [___] shall be considered as if they together constitute a single “Class” of Sequential Pay Certificates, the Class [__] Certificates and the Class [PEZ] Component [___] shall be considered as if they together constitute a single “Class” of Sequential Pay Certificates, the Class [__] Certificates and the Class [PEZ] Component [___] shall be considered as if they together constitute a single “Class” of Sequential Pay Certificates and the Class [__] Certificates shall be Non-Reduced Certificates only with respect to each component thereof that is part of a Class of Non-Reduced Certificates determined as described in this proviso.

“[NON-SERVICED LOAN] Companion Loans”: As defined in the Preliminary Statement.

“[NON-SERVICED LOAN] Whole Loan”: The [NON-SERVICED LOAN] Companion Loans, together with the [NON-SERVICED LOAN] Mortgage Loan. References herein to the [NON-SERVICED LOAN] Whole Loan shall be construed to refer to the aggregate indebtedness under the [NON-SERVICED LOAN] Pari Passu Note A-1, the [NON-SERVICED LOAN] Pari Passu Note A-2 and the [NON-SERVICED LOAN] Pari Passu Note A-2.

“[NON-SERVICED LOAN] Mortgage Loan”: As defined in the Preliminary Statement.

“[NON-SERVICED LOAN] Pari Passu Note A-1”: The promissory note designated as Note A-1, which evidences a portion of the [NON-SERVICED LOAN] Whole Loan. The [NON-SERVICED LOAN] Pari Passu Note A-1 is not included in the Trust Fund and is pari passu in right of payment to the [NON-SERVICED LOAN] Pari Passu Note A-2 and the [NON-SERVICED LOAN] Pari Passu Note A-2, as set forth in the related Intercreditor Agreement. As of the Closing Date, the [NON-SERVICED LOAN] Pari Passu Note A-1 is held by [NAME LOAN SELLER].

“[NON-SERVICED LOAN] Pari Passu Note A-1 Securitization Date”: With respect to the [NON-SERVICED LOAN] Whole Loan, the date on which the [NON-SERVICED LOAN] Pari Passu Note A-1 is included in a securitization trust, provided that the related Companion Loan Noteholder provides each of the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee with notice in accordance with the terms of the related Intercreditor Agreement that the [NON-SERVICED LOAN] Pari Passu Note A-1 is to be included in such Other Securitization, which notice shall include contact information for the related Other Servicer, the Other Special Servicer and the Other Trustee.

“[NON-SERVICED LOAN] Pari Passu Note A-2”: The promissory note designated as note A-2, which evidences a portion of the [NON-SERVICED LOAN] Whole Loan. The [NON-SERVICED LOAN] Pari Passu Note A-2 is not included in the Trust and is pari passu in right of payment to the [NON-SERVICED LOAN] Pari Passu Note A-1 and the [NON-SERVICED LOAN] Pari Passu Note A-2, as set forth in the related Intercreditor Agreement. As of the Closing Date, the [NON-SERVICED LOAN] Pari Passu Note A-2 is held by the [NAME OF ISSUING ENTITY].

“[NON-SERVICED LOAN] Pooling and Servicing Agreement”: The pooling and servicing agreement, dated as of [________], 20[__] among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, [NAME OF MASTER SERVICER], as Master Servicer, [NAME OF SPECIAL SERVICER], as Special Servicer, [NAME OF TRUSTEE], as Trustee, [NAME OF CERTIFICATE ADMINISTRATOR, PAYING AGENT AND CUSTODIAN], as Certificate Administrator, Paying Agent and Custodian, [NAME OF OPERATING ADVISOR], as Operating Advisor, and [NAME OF ASSET REPRESENTATIONS REVIEWER], as Asset Representations Reviewer, and entered into in connection with the [NAME OF ISSUING ENTITY].

“[NON-SERVICED LOAN] Service Providers”: With respect to each [NON-SERVICED LOAN] Companion Loan, the related Other Trustee, Other Servicer, Other Special Servicer and any related sub-servicer, as applicable, and any other Person that makes principal and/or interest advances in respect of such mortgage loan pursuant to the related Other Pooling and Servicing Agreement.

“Non-Serviced Companion Loan”: With respect to any Non-Serviced Whole Loan, any related mortgage loan not included in the Trust that is serviced under another agreement and that is generally (a) payable on a pari passu basis with the related Mortgage Loan included in the Trust to the extent set forth in the related Intercreditor Agreement or (b) subordinated in right of payment to the related Mortgage Loan included in the Trust to the extent set forth in the related Intercreditor Agreement. The [NON-SERVICED LOAN] Companion Loan is the only Non-Serviced Companion Loan related to the Trust.

“Non-Serviced Whole Loans”: Any mortgage loan that is not serviced under this Agreement that is divided into one or more notes, which includes a Mortgage Loan included in the Trust but serviced under another agreement and one or more mortgage notes not included in the Trust and serviced under another agreement. References herein to a Non-Serviced Whole Loan shall be construed to refer to the aggregate indebtedness under the related notes. The [NON-SERVICED LOAN] Whole Loan is the only Non-Serviced Whole Loan related to the Trust.

“Non-Serviced Mortgage Loans”: With respect to any Non-Serviced Whole Loan, a Mortgage Loan included in the Trust but serviced under another agreement. The [NON-SERVICED LOAN] Mortgage Loan is the only Non-Serviced Mortgage Loan related to the Trust.

“Non-Serviced Mortgage Loan Primary Servicing Fee Rate”: The “primary servicing fee rate” or “pari passu primary servicing rate” (each as defined or set forth in the applicable Other Pooling and Servicing Agreement) and any other servicing fee rate (other than those payable to the applicable Other Special Servicer) applicable to any Non-Serviced Mortgage Loan. The Non-Serviced Mortgage Loan Primary Servicing Fee Rate for (A) each Servicing Shift Mortgage Loan will be such amount as set forth in the related Other Pooling and Servicing Agreement for such Servicing Shift Whole Loan and (B) each Non-Serviced Mortgage Loan as of the Closing Date, the applicable rate per annum set forth on Exhibit B to this Agreement under the column labeled “Primary Servicing Fee Rate”.

“Non-Serviced Mortgage Loan Service Providers”: With respect to the [NON-SERVICED LOAN] Whole Loan, the [NON-SERVICED LOAN] Providers.

“Non-Serviced Pari Passu Companion Loans”: With respect to any Non-Serviced Whole Loan, any related mortgage note not included in the Trust that is not serviced under this Agreement and that is generally payable on a pari passu basis with a Non-Serviced Mortgage Loan included in the Trust to the extent set forth in the related Intercreditor Agreement. The [NON-SERVICED LOAN] Companion Loan is the only Non-Serviced Pari Passu Companion Loan related to the Trust.

“Non-U.S. Person”: A person that is not a U.S. Person.

“Nonrecoverable Advance”: Any Nonrecoverable P&I Advance, Nonrecoverable Servicing Advance or Nonrecoverable Workout-Delayed Reimbursement Amounts.

“Nonrecoverable P&I Advance”: Any P&I Advance previously made or proposed to be made in respect of a Mortgage Loan or REO Loan which the Master Servicer, the Special Servicer, in each case in accordance with the Servicing Standard and Sections 4.07(c), or the Trustee, in its good faith business judgment, as applicable, determines would not be ultimately recoverable, together with any accrued and unpaid interest thereon, from late payments, Condemnation Proceeds, Insurance Proceeds, Liquidation Proceeds and other collections on or in respect of the related Mortgage Loan or REO Loan, which shall be evidenced by an Officer’s Certificate as provided by Section 4.07(c) of this Agreement.

“Nonrecoverable Servicing Advance”: Any Servicing Advance previously made or proposed to be made in respect of a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Whole Loan or any Serviced REO Property that the Master Servicer, the Special Servicer, in each case in accordance with the Servicing Standard and Section 3.21(d) of this Agreement, or the Trustee, in its good faith business judgment, as applicable, determines would not be ultimately recoverable, together with any accrued and unpaid interest thereon, from late payments, Condemnation Proceeds, Insurance Proceeds, Liquidation Proceeds and other collections on or in respect of the related Mortgage Loan, Serviced Whole Loan or Serviced REO Loan, which shall be evidenced by an officer certificate as provided by Section 3.21(d) of this Agreement. The determination as to the recoverability of any Servicing Advance previously made or proposed to be made in respect of any Non-Serviced Whole Loan (or related REO Property) shall be made by the applicable servicer under, and in accordance with the terms of, the related Other Pooling and Servicing Agreement. Any such determination made by any such party shall be conclusive and binding on the Certificateholders and may, in all cases, be conclusively relied upon by the Master Servicer, the Special Servicer and the Trustee, as applicable.

“Nonrecoverable Workout-Delayed Reimbursement Amounts”: Any Workout-Delayed Reimbursement Amounts when the Person making such determination in accordance with the procedures specified for Nonrecoverable Servicing Advances or Nonrecoverable P&I Advances, as applicable, and taking into account factors such as all other outstanding Advances, either (a) has determined that such Workout-Delayed Reimbursement Amounts, would not ultimately be recoverable from late payments or any other recovery on or in respect of the related Mortgage Loan, Serviced Whole Loan or REO Loans or (b) has determined that such Workout-Delayed Reimbursement Amounts would not ultimately be recoverable, along with any other Workout-Delayed Reimbursement Amounts and Nonrecoverable Advances, out of the principal portion of future collections on all of the Mortgage Loans and REO Properties and from general principal collections in the Collection Account; provided that neither the Master Servicer nor the Trustee shall be entitled to recover (i) any Workout-Delayed Reimbursement Amounts in respect of the AB Whole Loan from any other collections on the Mortgage Loans except for a pro rata portion of such Advances allocable to the AB Mortgage Loan and (ii) any Workout-Delayed Reimbursement Amounts in respect of a Mortgage Loan other than the AB Whole Loan from any collections on the AB Whole Loan allocable to the Trust Subordinate Companion Loan.

“Notice of Termination”: Any of the notices given to the Trustee, the Certificate Administrator and the Master Servicer by the Certificateholder owning a majority of the Percentage Interests in the Controlling Class, the Special Servicer or the Master Servicer pursuant to Section 9.01(c) of this Agreement.

“Notice to Refer”: As defined in Section 2.03(j)(ii).

“Notional Amount”: As of any date of determination: (i) with respect to each of the [INTEREST ONLY CLASS] Certificates as a Class, the related Class X Notional Amount as of such date of determination and (ii) with respect to any Class X Certificate, the product of the Percentage Interest evidenced by such Certificate and the related Class X Notional Amount as of such date of determination.

“NRSRO”: Any nationally recognized statistical ratings organization.

“NRSRO Certification”: A certification (a) executed by a NRSRO in favor of the 17g-5 Information Provider substantially in the form attached hereto as Exhibit Z or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s Website, in either case in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency under this Agreement, or that such NRSRO has been engaged to rate any securities backed, in whole or in part, by a Serviced Pari Passu Companion Loan, or that such NRSRO has provided the Depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 of the Exchange Act, such NRSRO has access to the Depositor’s 17g-5 website and such NRSRO will keep such information confidential, except to the extent such information has been made available to the general public.

“Officer’s Certificate”: A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President or a Vice President (however denominated) and by the Treasurer, the Secretary, one of the Assistant Treasurers or Assistant Secretaries, any Trust Officer or other officer of the Master Servicer, Special Servicer, Additional Servicer, Operating Advisor or Asset Representations Reviewer customarily performing functions similar to those performed by any of the above designated officers, any Servicing Officer and also with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject, or an authorized officer of the Depositor, and delivered to the Depositor, the Trustee, the Certificate Administrator, the Special Servicer or the Master Servicer, as the case may be.

“Offsetting Modification Fees”: With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan or Serviced REO Loan and with respect to any Workout Fee or Liquidation Fee payable by the Trust, any and all Modification Fees collected by the Special Servicer as additional servicing compensation, but only to the extent that (1) such Modification Fees were earned and collected by the Special Servicer (A) in connection with the workout or liquidation (including partial liquidation) of a Specially Serviced Loan or Serviced REO Loan as to which the subject Workout Fee or Liquidation Fee became payable or (B) in connection with any workout of a Specially Serviced Loan that closed within the prior [18] months (determined as of the closing day of the workout or liquidation as to which the subject Workout Fee or Liquidation Fee became payable) and (2) such Modification Fees were earned in connection with a modification, restructure, extension, waiver or amendment of such Mortgage Loan, Serviced Whole Loan or Serviced REO Loan at a time when such Mortgage Loan, Serviced Whole Loan or Serviced REO Loan was a Specially Serviced Loan.

“Operating Advisor”: [NAME OF OPERATING ADVISOR], or its successor in interest, or any successor Operating Advisor appointed as herein provided.

“Operating Advisor Annual Report”: As defined in Section 3.31(c) of this Agreement.

[“Operating Advisor Consultation Event”: The occurrence of the aggregate Certificate Balance of the [HORIZONTAL RESIDUAL INTEREST CLASSES] (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of such Classes) being reduced to less than 25% of the initial aggregate Certificate Balance of the [HORIZONTAL RESIDUAL INTEREST CLASSES].]

“Operating Advisor Consulting Fee”: A fee for each Major Decision on which the Operating Advisor has consulting rights equal to $[_____] with respect to any Mortgage Loan or such lesser amount as the related Borrower agrees to pay, payable pursuant to Section 3.06 of this Agreement; provided, no such fee shall be payable unless paid by the related Borrower. The Operating Advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision. The Master Servicer or Special Servicer, as applicable, may waive or reduce the amount of any Operating Advisor Consulting Fee payable by the related Borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard; provided, that the Master Servicer or the Special Servicer, as applicable, shall consult with the Operating Advisor prior to any such waiver or reduction. No Operating Advisor Consulting Fee shall be payable with respect to any Subordinate Companion Loan or any Non-Serviced Whole Loan.

“Operating Advisor Fee”: With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any Distribution Date, an amount per Interest Accrual Period equal to the product of (i) the applicable Operating Advisor Fee Rate and (ii) the Stated Principal Balance of such Mortgage Loan as of the Due Date in the immediately preceding Collection Period (without giving effect to payments of principal on such Mortgage Loan on such Due Date). Such fee shall be in addition to, and not in lieu of, any other fee or other sum payable to the Operating Advisor under this Agreement. The Operating Advisor Fee shall be calculated in accordance with the provisions of Section 1.02(a) of this Agreement. For the avoidance of doubt, the Operating Advisor Fee shall be payable from the Lower-Tier REMIC, including with respect to the AB Whole Loan. For the avoidance of doubt, no Operating Advisor Fee shall accrue on the principal balance of, or be payable with respect to, any Subordinate Companion Loan, Serviced Pari Passu Companion Loan or any Non-Serviced Whole Loan. No Operating Advisor Fee shall accrue following the Operating Advisor’s resignation pursuant to Section 6.04(e) or the termination of the Operating Advisor pursuant to Section 7.07(e).

“Operating Advisor Fee Rate”: For each Interest Accrual Period, a per annum rate equal to, (a) with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan and the [SERVICED LOAN] Mortgage Loan), [___]% and (b) with respect to the [SERVICED LOAN] Mortgage Loan, [___]%.

“Operating Advisor Standard”: The requirement that the Operating Advisor shall act solely on behalf of the Trust and in the best interest of, and for the benefit of, the Certificateholders and, with respect to any Serviced Whole Loan (other than any Servicing Shift Whole Loan) for the benefit of the related Companion Loan Noteholders (as a collective whole as if such Certificateholders and Companion Loan Noteholders constituted a single lender, taking into account the pari passu nature of any related pari passu Companion Loan (and with respect to any Serviced Whole Loan with a related Subordinate Companion Loan, taking into account the subordinate nature of such Subordinate Companion Loan)), and not to Holders of any particular Class of Certificateholders (as determined by the Operating Advisor in the exercise of its good faith and reasonable judgment), and without regard to any conflict of interest arising from any relationship that the Operating Advisor or any of its affiliates may have with any of the

Borrowers, any Mortgage Loan Seller, the Depositor, the Master Servicer, the Special Servicer, the Asset Representations Reviewer, the Directing Holder, any Certificateholder or any of their respective affiliates.

“Operating Advisor Surveillance Personnel”: The divisions and individuals of the Operating Advisor who are involved in the performance of the duties of the Operating Advisor under this Agreement.

“Operating Advisor Termination Event”: As defined in Section 7.07(a) of this Agreement.

“Opinion of Counsel”: A written opinion of counsel, who may, without limitation, be counsel for the Depositor, the Special Servicer or the Master Servicer, as the case may be, acceptable to the Certificate Administrator and the Trustee, except that any opinion of counsel relating to (a) qualification of any Trust REMIC as a REMIC or the imposition of tax under the REMIC Provisions on any income or property of any Trust REMIC, (b) compliance with the REMIC Provisions (including application of the definition of “Independent Contractor”), (c) qualification of the Grantor Trust as a grantor trust or (d) a resignation of the Master Servicer or the Special Servicer pursuant to Section 6.04(b) of this Agreement, must be an opinion of counsel who is Independent of the Depositor, the Master Servicer and the Special Servicer.

“Originator”: Any of (i) the Mortgage Loan Sellers and (ii) with respect to any Mortgage Loan acquired by a Mortgage Loan Seller, the originator of such Mortgage Loan.

“Other 17g-5 Information Provider”: The applicable other “17g-5 information provider” under an Other Pooling and Servicing Agreement relating to a Serviced Companion Loan. The Depositor shall inform the other parties hereto of the name and contact information for any Other 17g-5 Information Provider existing as of the Closing Date. The name and contact information of any such Other 17g-5 Information Provider as of the Closing Date is set forth on Schedule VIII hereto. Each party hereto shall be entitled to conclusively rely upon the information set forth on Schedule VIII until such party receives notice of any change thereto.

“Other Depositor”: The applicable other “depositor” under an Other Pooling and Servicing Agreement relating to a Serviced Companion Loan or a Non-Serviced Companion Loan, as applicable.

“Other Indemnified Parties”: As defined in Section 1.04 of this Agreement.

“Other Pooling and Servicing Agreement”: A pooling and servicing agreement or other applicable servicing agreement relating to a Serviced Companion Loan or a Non-Serviced Whole Loan, as applicable. The Other Pooling and Servicing Agreements related to the Trust as of the Closing Date are (i) on and after the date on which the [SERVICED LOAN] Pari Passu Note A-2 is included in a securitization trust, the pooling and servicing agreement related to the related Other Securitization and (ii) the [NON-SERVICED LOAN] Pooling and Servicing Agreement (with respect to the [NON-SERVICED LOAN] Note A-2). On and after the [NON-SERVICED LOAN] Pari Passu Note A-1 Securitization Date, the pooling and servicing agreement related to the related Other Securitization shall also be an Other Pooling and Servicing Agreement related to the Trust.

“Other Securitization”: Any commercial mortgage securitization trust that holds a Serviced Companion Loan or Non-Serviced Companion Loan or any successor REO Loan with respect thereto. The initial Other Securitizations related to the Trust as of the Closing Date are (i) on and after the date on which the [SERVICED LOAN] Pari Passu Note A-2 is included in a securitization trust, the related securitization in connection with the [SERVICED LOAN] Pari Passu Note A-2 and (ii) the [NAME OF ISSUING ENTITY] securitization (with respect to the [NON-SERVICED LOAN] Note A-2). On and after the [NON-SERVICED LOAN] Pari Passu Note A-1 Securitization Date, the related securitization in connection with the [NON-SERVICED LOAN] Pari Passu Note A-1 shall also be an Other Securitization.

“Other Servicer”: The applicable other “master servicer” under an Other Pooling and Servicing Agreement relating to a Serviced Companion Loan or a Non-Serviced Companion Loan, as applicable.

“Other Special Servicer”: The applicable other “special servicer” under an Other Pooling and Servicing Agreement relating to a Serviced Companion Loan or a Non-Serviced Companion Loan, as applicable.

“Other Trustee”: The applicable other “trustee” or, if applicable, the other “certificate administrator” or, if applicable, the other “custodian” under an Other Pooling and Servicing Agreement relating to a Serviced Companion Loan or a Non-Serviced Companion Loan, as applicable.

“Ownership Interest”: Any record or beneficial interest in a Class [R] Certificate.

“P&I Advance”: As to any Mortgage Loan (including the Trust Subordinate Companion Loan), any advance made by the Master Servicer or the Trustee pursuant to Section 4.07 of this Agreement. Each reference to the payment or reimbursement of a P&I Advance shall be deemed to include, whether or not specifically referred to and without duplication, payment or reimbursement of interest thereon at the Reimbursement Rate. Neither the Master Servicer nor the Trustee will be required to make P&I Advances with respect to any delinquent payment amounts due on any Companion Loan.

“P&I Advance Determination Date”: With respect to any Distribution Date, the second Business Day prior to such Distribution Date.

“Pass-Through Rate”: With respect to each Class of Certificates set forth below, the following rates:

Class	Pass-Through Rate

Class	Pass-Through Rate

With respect to the Class [__] Regular Interest, the Class [__] Regular Interest Pass-Through Rate. With respect to the Class [__] Regular Interest, the Class [__] Regular Interest Pass-Through Rate. With respect to the Class [__] Regular Interest, the Class [__] Regular Interest Pass-Through Rate. The Class [PEZ] Certificates will not have a Pass-Through Rate, but will be entitled to receive the sum of the interest distributable on the Class [PEZ] Percentage Interest of the Class [PEZ] Regular Interests. With respect to each Class of Lower-Tier Regular Interests (other than the Class L[___] Interest), the WAC Rate. With respect to the Class L[___] Interest and the [LOAN SPECIFIC CLASS]-NP Regular Interest, the [LOAN SPECIFIC CLASS] Pass-Through Rate. With respect to the [LOAN SPECIFIC CLASS]-P Regular Interest, the AB Mortgage Loan Component Net Rate.

“Paying Agent”: The paying agent appointed pursuant to Section 5.04 of this Agreement.

“PCAOB”: The Public Company Accounting Oversight Board.

“Penalty Charges”: With respect to any Mortgage Loan or Serviced Companion Loan (or successor REO Loan), any amounts collected thereon from the Borrower that represent default charges, penalty charges, late fees and/or Default Interest, and excluding any Yield Maintenance Charge and any Excess Interest.

“Percentage Interest”: As to any Certificate (except the [ARD CLASS] and Class [R] Certificates), the percentage interest evidenced thereby in distributions required to be made with respect to the related Class. With respect to any Certificate (except the [ARD CLASS] and Class [R] Certificates), the percentage interest is equal to the initial denomination of such Certificate divided by the initial Certificate Balance or Notional Amount, as applicable, of such Class of Certificates. With respect to any [ARD CLASS] or Class [R] Certificate, the percentage interest is set forth on the face thereof. For these purposes on any date of determination, the “initial denomination as of the Closing Date” of any Exchangeable Certificate received in an exchange shall be determined as if such Certificate was part of the related Class on the Closing Date, the “initial denomination as of the Closing Date” of any Exchangeable Certificate surrendered in an exchange shall be determined as if such Certificate was not part of the related Class on the Closing Date and the initial Certificate Balance of the related Class of Exchangeable Certificates shall be determined as if such Class consisted only of the Certificates composing the Class on that date of determination and such Certificates had been outstanding as of the Closing Date.

“Performance Certification”: As defined in Section 10.08 of this Agreement.

“Performing Loan”: A Mortgage Loan or Serviced Whole Loan that is not a Specially Serviced Loan or REO Loan.

“Performing Party”: As defined in Section 10.14 of this Agreement.

“Periodic Payment”: With respect to any Mortgage Loan or Serviced Companion Loan (other than any REO Loan) and any Due Date, the scheduled monthly payment of principal, if any, and interest at the Mortgage Rate, excluding any Balloon Payment (but not excluding any constant Periodic Payment due on a Balloon Loan), which is payable by the related Borrower on such Due Date under the related Mortgage Note. The Periodic Payment with respect to an REO Loan is the monthly payment that would otherwise have been payable on the related Due Date had the related Mortgage Note not been discharged, determined as set forth in the preceding sentence and on the assumption that all other amounts, if any, due thereunder are paid when due.

“Permitted Investments”: Any one or more of the following obligations or securities payable on demand or having a scheduled maturity on or before the Business Day preceding the date upon which such funds are required to be drawn, regardless of whether issued by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee or any of their respective Affiliates and having at all times the required ratings, if any, provided for in this definition, unless each Rating Agency shall have provided a Rating Agency Confirmation relating to the Certificates and Serviced Companion Loan Securities:

(A)     direct obligations of, or obligations fully guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality thereof, provided that each such obligation is backed by the full faith and credit of the United States;

(B)     repurchase agreements on obligations specified in clause (A) of this definition, with a party agreeing to repurchase such obligations (A) in the case of such investments with maturities of 30 days or less, the short term obligations of which are rated at least “[___]” by [___] and in the highest short term rating category by [___] and [___] (or, if not rated by [___], an equivalent (or higher) rating by any two other NRSROs (which may include [___] and/or [___]), and the long term obligations of which are rated at least “[___]” by [___] and “[___]” by [___] (or, in the case of any such Rating Agency, such lower rating as is the subject of a Rating Agency Confirmation relating to the

Certificates and any Serviced Companion Loan Securities), (B) in the case of such investments with maturities of three months or less, but more than 30 days, the short term obligations of which are rated at least “[___]” by [___] and in the highest short term rating category by [___] and [___] (or, if not rated by [___], an equivalent (or higher) rating by any two other NRSROs (which may include [___] and/or [___])), or the long term obligations of which are rated at least “[___]” by [___] and “[___]” by [___] (or, in the case of any such Rating Agency, such lower rating as is the subject of a Rating Agency Confirmation relating to the Certificates and any Serviced Companion Loan Securities), (C) in the case of such investments with maturities of six months or less, but more than three months, the short term obligations of which are rated at least “[___]” by [___] and in the highest short term rating category by [___] and [___] (or, if not rated by [___], an equivalent (or higher) rating by any two other NRSROs (which may include [___] and/or [___])) and the long term obligations of which are rated at least “[___]” by [___] and “[___]” by [___] (or, in the case of any such Rating Agency, such lower rating as is the subject of a Rating Agency Confirmation relating to the Certificates and any Serviced Companion Loan Securities), and (D) in the case of such investments with maturities of more than six months, the short term obligations of which are rated at least “[___]” by [___] and in the highest short term rating category by [___] and [___] (or, if not rated by [___], an equivalent (or higher) rating by any two other NRSROs (which may include [___] and/or [___])) and the long term obligations of which are rated “[___]” by [___], “[___]” by [___] and “[___]” (or the equivalent) by [___] (or, if not rated by [___], an equivalent (or higher) rating by any two other NRSROs (which may include [___] and/or [___])) (or, in the case of any such Rating Agency, such lower rating as is the subject of a Rating Agency Confirmation relating to the Certificates and any Serviced Companion Loan Securities);

(C)     federal funds, unsecured uncertificated certificates of deposit, time deposits, demand deposits and bankers’ acceptances of any bank or trust company organized under the laws of the United States or any state thereof, (A) in the case of such investments with maturities of 30 days or less, the short term obligations of which are rated at least “[___]” by [___] and in the highest short term rating category by [___] and [___] (or, if not rated by [___], an equivalent (or higher) rating by any two other NRSROs (which may include [___] and/or [___])) or the long term obligations of which are rated at least “[___]” by [___] and “[___]” by [___] (or, in the case of any such Rating Agency, such lower rating as is the subject of a Rating Agency Confirmation relating to the Certificates and any Serviced Companion Loan Securities), (B) in the case of such investments with maturities of three months or less, but more than 30 days, the short term obligations of which are rated at least “[___]” by [___] and in the highest short term rating category by [___] and [___] (or, if not rated by [___], an equivalent (or higher) rating by any two other NRSROs (which may include [___] and/or [___])) and the long term obligations of which are rated at least “[___]” by [___] and “[___]” by [___] (or, in the case of any such Rating Agency, such lower rating as is the subject of a Rating Agency Confirmation relating to the Certificates and any Serviced Companion Loan Securities), (C) in the case of such investments with maturities of six months or less, but more than three months, the short term obligations of which are rated at least “[___]” by [___] and in the highest short term rating category by [___] and [___] (or, if not rated by [___], an equivalent (or higher) rating by any two other NRSROs (which may include [___] and/or [___])) and the long term obligations of which are rated at least “[___]” by [___] and “[___]” by [___] (or, in the case of any such Rating Agency, such lower rating as is the subject of a Rating Agency Confirmation relating to the Certificates and any Serviced Companion Loan Securities), and (D) in the case of such investments with maturities of more than six months, the short term obligations of which are rated “[___]” by [___] and in the highest short term rating category by [___] and [___] (or, if not rated by [___], an equivalent (or higher) rating by any two other NRSROs (which may include [___] and/or [___])) and the long term obligations of which are rated “[___]” by [___], “[___]” by [___] and “[___]” (or the equivalent) by [___] (or, if not rated by [___], an equivalent (or higher) rating by any two other NRSROs (which may include [___] and/or [___])) (or, in the case of any such Rating Agency, such lower rating as is the subject of a Rating Agency Confirmation relating to the Certificates and any Serviced Companion Loan Securities);

(D)     commercial paper of any corporation incorporated under the laws of the United States or any state thereof (or of any corporation not so incorporated, provided that the commercial paper is United States Dollar denominated and amounts payable thereunder are not subject to any withholding imposed by any non-United States jurisdiction) (A) in the case of such investments with maturities of 30 days or less, the short term obligations of which are rated at least “[___]” by [___] and in the highest short term rating category by [___] and [___] (or, if not rated by [___], an equivalent (or higher) rating by any two other NRSROs (which may include [___] and/or [___])), and the long term obligations of which are rated at least “[___]” by [___] and “[___]” by [___] (or, in the case of any such Rating Agency, such lower rating as is the subject of a Rating Agency Confirmation relating to the Certificates and any Serviced Companion Loan Securities), (B) in the case of such investments with maturities of three months or less, but more than 30 days, the short term obligations of which are rated at least “[___]” by [___] and in the highest short term rating category by [___] and [___] (or, if not rated by [___], an equivalent (or higher) rating by any two other NRSROs (which may include [___] and/or [___])), or the long term obligations of which are rated at least “[___]” by [___] and “[___]” by [___] (or, in the case of any such Rating Agency, such lower rating as is the subject of a Rating Agency Confirmation relating to the Certificates and any Serviced Companion Loan Securities), (C) in the case of such investments with maturities of six months or less, but more than three months, the short term obligations of which are rated at least “[___]” by [___] and in the highest short term rating category by [___] and [___] (or, if not rated by [___], an equivalent (or higher) rating by any two other NRSROs (which may include [___] and/or [___])) and the long term obligations of which are rated at least “[___]” by [___] and “[___]” by [___] (or, in the case of any such Rating Agency, such lower rating as is the subject of a Rating Agency Confirmation relating to the

Certificates and any Serviced Companion Loan Securities), and (D) in the case of such investments with maturities of more than six months, the short term obligations of which are rated at least “[___]” by [___] and in the highest short term rating category by [___] and [___] (or, if not rated by [___], an equivalent (or higher) rating by any two other NRSROs (which may include [___] and/or [___])) and the long term obligations of which are rated at least “[___]” by [___], “[___]” by [___] and “[___]” (or the equivalent) by [___] (or, if not rated by [___], an equivalent (or higher) rating by any two other NRSROs (which may include [___] and/or [___])) (provided, in the case of clauses (A), (B), (C) and (D), investments of Escrow Payments in any Escrow Account must only be rated “[___]” by [___]) (or, in the case of any such Rating Agency, such lower rating as is the subject of a Rating Agency Confirmation relating to the Certificates and any Serviced Companion Loan Securities);

(E)      units of taxable money market mutual funds, issued by regulated investment companies, which seek to maintain a constant net asset value per share (including the Federated Prime Obligation Money Market Fund, US Bank Long Term Eurodollar Sweep or the Wells Fargo Advantage Heritage Money Market Fund) so long as any such fund is rated in the highest short-term unsecured debt ratings category by each of [___] and [___] (or, if not rated by [___], an equivalent (or higher) rating by any two other NRSROs) and the highest money market fund category by [___] (or, if not rated by [___], otherwise acceptable to [___] as confirmed in a Rating Agency Confirmation relating to the Certificates and any Serviced Companion Loan Securities);

(F)      an obligation or security that, but for the failure to satisfy one or more of the minimum rating(s) set forth in the applicable clause, would be listed in clauses (B) – (E) above, and is the subject of a Rating Agency Confirmation relating to the Certificates and any Serviced Companion Loan Securities from each Rating Agency for which the minimum rating(s) set forth in the applicable clause is not satisfied with respect to such obligation or security; and

(G)     any other obligation or security other than one listed in clauses (A) – (E) above, that is the subject of a Rating Agency Confirmation relating to the Certificates and any Serviced Companion Loan Securities from each and every Rating Agency;

provided that each investment described hereunder shall not (A) evidence either the right to receive (1) only interest with respect to such investment or (2) a yield to maturity greater than 120% of the yield to maturity at par of the underlying obligations, (B) be purchased at a price greater than par if such investment may be prepaid or called at a price less than its purchase price prior to stated maturity, (C) be sold prior to stated maturity if such sale would result in a loss of principal on the instrument or a tax on “prohibited transactions” under Section 860F of the Code or (D) have an “r” highlighter or other comparable qualifier attached to its rating; and provided, further, that each investment described hereunder must have (X) a predetermined fixed amount of principal due at maturity (that cannot vary or change), (Y) an original maturity of not more than 365 days and a remaining maturity of not more than thirty

(30) days and (Z) except in the case of a Permitted Investment described in clause (E) of this definition, a fixed interest rate or an interest rate that is tied to a single interest rate index plus a single fixed spread and moves proportionately with that index; and provided, further, that each investment described hereunder must be a “cash flow investment” (within the meaning of the REMIC Provisions).

“Permitted Special Servicer/Affiliate Fees”: Any commercially reasonable treasury management fees, banking fees, customary title agent fees and insurance commissions or fees received or retained by the Special Servicer or any of its Affiliates in connection with any services performed by such party with respect to any Mortgage Loan, Serviced Whole Loan or REO Property, in each case, in accordance with Article III of this Agreement.

“Permitted Transferee”: With respect to a Class [R] Certificate, any Person or agent thereof that is a Qualified Institutional Buyer, other than (a) a Disqualified Organization, (b) any other Person so designated by the Certificate Registrar who is unable to provide an Opinion of Counsel (provided at the expense of such Person or the Person requesting the Transfer) to the effect that the Transfer of an Ownership Interest in any Class [R] Certificate to such Person will not cause any Trust REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding, (c) a Person that is a Disqualified Non-U.S. Person, (d) a Plan or any Person investing the assets of a Plan, (e) an entity treated as a domestic partnership for U.S. federal income tax purposes, one or more of the direct or indirect beneficial owners (other than through a U.S. corporation) of which is (or is permitted under the applicable partnership agreement to be) a Disqualified Non-U.S. Person or (f) a U.S. Person with respect to whom income on the Class [R] Certificate is attributable to a fixed base or foreign permanent establishment, within the meaning of an applicable income tax treaty, of such transferee or any other U.S. Person.

“Person”: Any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Plan”: As defined in Section 5.02(k) of this Agreement.

“Pooled Lower-Tier Regular Interests”: All Lower-Tier Regular Interests other than the Class L[____] Interest.

“Pooled Regular Certificates”: All Classes of Regular Certificates other than the [LOAN SPECIFIC CLASS] Certificates.

“Preliminary Dispute Resolution Election Notice”: As defined in Section 2.03(k)(i).

“Prepayment Assumption”: The assumption that (i) each Mortgage Loan (other than an ARD Loan) does not prepay prior to its respective Maturity Date and (ii) each ARD Loan prepays on its Anticipated Repayment Date.

“Prepayment Interest Excess”: With respect to any Distribution Date, the aggregate amount, with respect to all Mortgage Loans [or Subordinate Companion Loan]

serviced by the Master Servicer that were subject to Principal Prepayment in full or in part, or as to which Insurance Proceeds, Liquidation Proceeds or Condemnation Proceeds, as applicable, were received by the Master Servicer or Special Servicer for application to such Mortgage Loans or Serviced Companion Loans, in each case after the Due Date in the month of such Distribution Date and on or prior to the related Determination Date, the amount of interest accrued at the Mortgage Rate for such Mortgage Loans or Serviced Companion Loans on the amount of such Principal Prepayments, Insurance Proceeds, Liquidation Proceeds and Condemnation Proceeds after the Due Date relating to such Collection Period and accruing in the manner set forth in the related Loan Documents, to the extent such interest is collected by the Master Servicer or the Special Servicer (without regard to any Prepayment Premium, Yield Maintenance Charge or Excess Interest actually collected).

“Prepayment Interest Shortfall”: With respect to any Distribution Date, for each Mortgage Loan [or Subordinate Companion Loan] serviced by the Master Servicer that was subject to a Principal Prepayment in full or in part and which did not include a full month’s interest, or as to which Insurance Proceeds, Liquidation Proceeds or Condemnation Proceeds, as applicable, were received by the Master Servicer or Special Servicer for application to such Mortgage Loan or Serviced Companion Loan, in each case after the Determination Date in the calendar month preceding such Distribution Date but prior to the Due Date in the related Collection Period, the amount of interest that would have accrued at the Net Mortgage Rate (or with respect to the Trust Subordinate Companion Loan, the Trust Subordinate Companion Loan Net Rate) for such Mortgage Loan or Serviced Companion Loan on the amount of such Principal Prepayment, Insurance Proceeds, Liquidation Proceeds or Condemnation Proceeds during the period commencing on the date as of which such Principal Prepayment, Insurance Proceeds, Liquidation Proceeds or Condemnation Proceeds, as applicable, were applied to the unpaid principal balance of the Mortgage Loan or Serviced Companion Loan and ending on (and including) the day immediately preceding such Due Date (without regard to any Prepayment Premium, Yield Maintenance Charge or Excess Interest actually collected). Any Prepayment Interest Shortfall for an AB Whole Loan, if any, for each Distribution Date, shall be allocated to the [LOAN SPECIFIC CLASS] Certificates (and to the Class L[____] Interest and the [LOAN SPECIFIC CLASS]-NP Regular Interest) and among the Pooled Regular Certificates (other than the Exchangeable Certificates), and the [PEZ] Regular Interests and the Pooled Lower-Tier Regular Interests and the [LOAN SPECIFIC CLASS]-P Regular Interest as set forth in Section 4.01A(e).

“Prepayment Premium”: Any premium, fee or other additional amount (other than a Yield Maintenance Charge) paid or payable on a Mortgage Loan by a Borrower as the result of a Principal Prepayment thereon, not otherwise due thereon, in respect of principal or interest, which is intended to compensate the holder of the related Mortgage Note for prepayment.

“Pricing Date”: [________], 20[__].

“Primary Servicing Fee Rate”: With respect to each Mortgage Loan, the rate per annum set forth on Exhibit B to this Agreement.

“Prime Rate”: The “Prime Rate” as published in the “Money Rates” section of The Wall Street Journal, Eastern edition (or, if such section or publication is no longer available, such other comparable publication as determined by the Certificate Administrator in its reasonable discretion) as may be in effect from time to time, or, if the “Prime Rate” no longer exists, such other comparable rate (as determined by the Certificate Administrator in its reasonable discretion) as may be in effect from time to time. The Certificate Administrator shall notify in writing the Master Servicer and the Special Servicer with regard to any determination of the Prime Rate in accordance with the parenthetical in the preceding sentence.

“Principal Distribution Amount”: For any Distribution Date, an amount equal to (i) the sum of the following amounts (without duplication) (but excluding any amounts received or advanced with respect to the Trust Subordinate Companion Loan):

(a)               the Principal Shortfall for such Distribution Date;

(b)               the Scheduled Principal Distribution Amount for that Distribution Date;

(c)               the Unscheduled Principal Distribution Amount for that Distribution Date;

provided, that the Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)             Nonrecoverable Advances (including any servicing advance with respect to the Non-Serviced Mortgage Loan under the related Other Pooling and Servicing Agreement reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date; and

(B)              Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date;

provided that, in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans are subsequently recovered on the related Mortgage Loan, such recovery will increase the Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The principal component of the amounts set forth above shall be determined in accordance with Section 1.02 of this Agreement.

“Principal Prepayment”: Any payment of principal made by a Borrower on a Mortgage Loan or Serviced Companion Loan which is received in advance of its scheduled due date and which is not accompanied by an amount of interest representing the full amount of scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

“Principal Shortfall”: For any Distribution Date, the amount, if any, by which (i) the Principal Distribution Amount for the preceding Distribution Date exceeds (ii) the aggregate amount actually distributed with respect to principal on the Certificates on such preceding Distribution Date in respect of such Principal Distribution Amount.

“Private Certificate”: Each of the Class [__], [LOAN SPECIFIC CLASS], [ARD CLASS] and Class [R] Certificates.

“Private Global Certificate”: Each of the Regulation S Global Certificates or Rule 144A Global Certificates with respect to the Private Certificates if and so long as such class of Certificates is registered in the name of a nominee of the Depository.

“Private Placement Memorandum”: Means the Private Placement Memorandum, dated [________], 20[__], pursuant to which the Private Certificates will be offered for sale.

“Privileged Information”: Any (i) correspondence or other communications between a Directing Holder or the Risk Retention Consultation Party and the Special Servicer related to any Specially Serviced Loan (other than any applicable Excluded Loan) or the exercise of the consent or consultation rights of a Directing Holder or the Risk Retention Consultation Party’s consultation rights under this Agreement or any related Intercreditor Agreement, (ii) strategically sensitive information that the Special Servicer has reasonably determined could compromise the Trust Fund’s position in any ongoing or future negotiations with the related Borrower or other interested party and that is labeled or otherwise identified as Privileged Information by the Special Servicer, (iii) information subject to attorney-client privilege and (iv) any Asset Status Report or Final Asset Status Report. The Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer shall be entitled to rely on any identification of materials as “attorney-client privileged” without liability for any such reliance hereunder.

“Privileged Information Exception”: With respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, arbitration parties, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator or the Trustee, as evidenced by an opinion of counsel (which will be an additional expense of the Trust) delivered to each of the Master Servicer, the Special Servicer, the Directing Holder with respect to such Mortgage Loan, the Risk Retention Consultation Party, the Operating Advisor, the Asset Representations Reviewer, Certificate Administrator and the Trustee), required by rule, regulation, order, judgment or decree to disclose such information.

“Privileged Person”: The Depositor and its designees, the Initial Purchasers, the Underwriters, the Mortgage Loan Sellers, the Master Servicer, the Special Servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the Trustee, the Certificate

Administrator, any Additional Servicer designated by the Master Servicer or the Special Servicer, the Operating Advisor, any Affiliate of the Operating Advisor designated by the Operating Advisor, the Asset Representations Reviewer, any Serviced Companion Loan Noteholder who provides a certification substantially in the form of Exhibit FF hereto, any Person (including the Directing Holder or the Risk Retention Consultation Party) who provides the Certificate Administrator with an Investor Certification and any NRSRO (including any Rating Agency) that provides the Certificate Administrator with a NRSRO Certification, which Investor Certification and NRSRO Certification may be submitted electronically via the Certificate Administrator’s Website; provided, however, that in no event may a Borrower Party (other than a Borrower Party that is the Risk Retention Consultation Party or the Special Servicer) be entitled to receive (i) if such party is the Directing Holder or any Controlling Class Certificateholder, any Excluded Information via the Certificate Administrator’s Website (unless a loan-by-loan segregation is later performed by the Certificate Administrator in which case such access shall only be prohibited with respect to the related Excluded Controlling Class Mortgage Loan(s)), and (ii) if such party is not the Directing Holder or any Controlling Class Certificateholder, any information other than the Distribution Date Statement.

Notwithstanding anything to the contrary in this Agreement, if the Special Servicer obtains knowledge that it is a Borrower Party, the Special Servicer shall nevertheless be a Privileged Person; provided that the Special Servicer (i) shall not directly or indirectly provide any information solely related to the related Excluded Special Servicer Mortgage Loan (which may include any Asset Status Reports, Final Asset Status Reports (or summaries thereof)) to (A) the related Borrower Party, (B) any of the Special Servicer’s employees or personnel or any of its Affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or (C) to its actual knowledge, any non-Affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and (ii) shall maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with the obligations described in clause (i) above; provided, further, that nothing in this Agreement shall be construed as an obligation of the Master Servicer or the Certificate Administrator to restrict the Special Servicer’s access to any information on the Master Servicer’s website or the Certificate Administrator’s Website and in no case shall the Master Servicer or the Certificate Administrator be held liable if the Special Servicer accesses any of the items listed in the definition of Excluded Information relating to the Excluded Special Servicer Mortgage Loans.

“Prohibited Party”: Any proposed Servicing Function Participant that is listed on the Depositor’s Do Not Hire List.

“Property Protection Expenses”: With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, any costs and expenses incurred by the Master Servicer or the Special Servicer pursuant to Section 3.04, Section 3.08(a), Section 3.10, Section 3.11, Section 3.15(a), Section 3.15(b), Section 3.15(c), Section 3.16(c) or Section 3.24(a) of this Agreement or indicated herein as being payable as a Servicing Advance or as a cost or expense of the Trust Fund (and, in the case of the Serviced Whole Loans, the Serviced Companion Loan Noteholders but subject to the provisions of Section 1.02(e)) or the Loan Specific REMIC, the Lower-Tier REMIC or Upper-Tier REMIC to be paid out of the Collection Account.

“Proposed Course of Action Notice”: As defined in Section 2.03(k)(i).

“Prospectus”: [The Depositor’s Prospectus dated [________], 20[__], as supplemented by the Free Writing Prospectus dated [________], 20[__], relating to the offering of the Publicly Offered Certificates.]

“PTCE”: Prohibited Transaction Class Exemption.

“Publicly Offered Certificates”: Each of the Class [__] and Class [__] Certificates.

“Publicly Offered Global Certificates”: Each of the Publicly Offered Certificates, if and so long as the applicable Class of Publicly Offered Certificates is registered in the name of the Depository.

“Purchase Price”: With respect to (i) any Mortgage Loan to be repurchased or purchased pursuant to Section 2.03(e) or Section 9.01 of this Agreement, (ii) any Specially Serviced Loan or any Serviced REO Loan to be sold pursuant to Section 3.16 of this Agreement or (iii) any Defaulted Mortgage Loan that is a Non-Serviced Mortgage Loan to be sold by the Special Servicer in accordance with the proviso in Section 3.16(b) of this Agreement, an amount, calculated by the Master Servicer or the Special Servicer, as applicable, equal to:

(a)               the outstanding principal balance of such Mortgage Loan (or related REO Loan) (including, to the extent required pursuant to the final sentence of this definition, any related Companion Loan) as of the date of purchase; plus

(b)               all accrued and unpaid interest on such Mortgage Loan (or any related REO Loan) (including, to the extent required pursuant to the final sentence of this definition, any related Companion Loan) at the related Mortgage Rate in effect from time to time to but not including the Due Date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, but excluding any Default Interest or Excess Interest; plus

(c)               all related unreimbursed Servicing Advances plus accrued and unpaid interest on related Advances at the Reimbursement Rate, and all Special Servicing Fees (whether paid or unpaid) and Workout Fees allocable to such Mortgage Loan (and, in the case of a Non-Serviced Mortgage Loan, unpaid fees payable to the applicable servicer, Other Servicer, the Other Special Servicer or the Other Trustee allocable to such Mortgage Loan); plus

(d)               any Liquidation Fee due pursuant to Section 3.12 of this Agreement allocable to such Mortgage Loan (or related REO Loan) (including, to the extent required pursuant to the final sentence of this definition, any related Companion Loan) (which shall not include any Liquidation Fees if such affected Mortgage Loan is repurchased prior to the expiration of the additional 90-day period immediately following the initial 90-day period under Section 2.03 of this Agreement); plus

(e)               all Additional Trust Fund Expenses allocable to such Mortgage Loan; plus

(f)                if such Mortgage Loan (or related REO Loan) is being purchased or substituted by a Mortgage Loan Seller pursuant to the related Mortgage Loan Purchase Agreement, to the extent not otherwise included in the amount described in clause (c) of this definition, any unpaid Asset Representations Reviewer Asset Review Fee related to such Mortgage Loan and all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee in respect of the Breach or Defect giving rise to the repurchase obligation, including any such expenses arising out of the enforcement of the repurchase obligation, including, without duplication, any such expenses previously reimbursed from the Collection Account or the applicable Serviced Whole Loan Collection Account, as applicable, plus accrued and unpaid interest thereon at the Reimbursement Rate, to the extent payable to the Master Servicer, the Special Servicer, the Certificate Administrator, the Asset Representations Reviewer or the Trustee; provided, however, that such out-of-pocket expenses shall not include expenses incurred by Certificateholders or Certificate Owners in instituting an Asset Review Vote Election, in taking part in an Asset Review vote or in exercising such Certificateholder’s or Certificate Owner’s, as applicable, rights under the dispute resolution mechanics pursuant to Section 2.03(k) hereof.

For purposes of this Agreement, (i) the “Purchase Price” in respect of a Serviced Companion Loan that is purchased by the related Mortgage Loan Seller shall be the purchase price paid by the related Mortgage Loan Seller under the related Other Pooling and Servicing Agreement or the applicable servicing agreement and (ii) with respect to a sale of an REO Property securing a Serviced Whole Loan, the term Mortgage Loan or REO Loan shall be construed to include any related Companion Loans.

“Qualified Affiliate”: Any Person (a) that is organized and doing business under the laws of any state of the United States or the District of Columbia, (b) that is in the business of performing the duties of a servicer of mortgage loans, and (c) as to which 50% or greater of its outstanding voting stock or equity ownership interest are directly or indirectly owned by the Master Servicer or the Special Servicer, as applicable, or by any Person or Persons who directly or indirectly own equity ownership interests in the Master Servicer or the Special Servicer, as applicable.

“Qualified Institutional Buyer”: A “qualified institutional buyer” within the meaning of Rule 144A.

“Qualified Insurer”: As used in Section 3.08 of this Agreement,

(i) in the case of each Mortgage Loan or Serviced Whole Loan, an insurance company or security or bonding company qualified to write the related insurance policy in the relevant jurisdiction and whose claims paying ability is rated (a) at least “[___]” by [___] (or, if not rated by [___], an equivalent rating by (x) at least two NRSROs (which may include [___],[___] and/or [___]) or (y) one NRSRO (which may include [___],[___] and/or [___]) and A.M. Best), (b) at least “[___]” by [___] (or, if not rated by [___], at least “[___]” by [___]) and (c) at least “[___]” by [___] (or, if not rated by

[___], an equivalent (or higher) rating by any two other NRSROs (which may include [___],[___] and/or [___])), and

(ii) in the case of the fidelity bond and the errors and omissions insurance required to be maintained pursuant to Section 3.08(d) of this Agreement, (a) a company that shall have a claim paying ability rated at least equal to any one of the following: (1) “[___]” or better by [___], (2) “[___]” or better by [___], (3) “[___]” or better by [___], (4) “[___]” by [___] or (5) “[___]” or better by A.M. Best, or, in the case of clauses (i) and (ii), such other rating as to which the related Rating Agency (and, if applicable, the related Serviced Companion Loan Rating Agency) has provided a Rating Agency Confirmation relating to the Certificates and any Serviced Companion Loan Securities (subject to the foregoing exceptions).

“Qualified Mortgage”: A Mortgage Loan that is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats a defective obligation as a qualified mortgage), or any substantially similar successor provision.

“Qualified Substitute Mortgage Loan”: A mortgage loan which must, on the date of substitution: (i) have an outstanding Stated Principal Balance, after application of all scheduled payments of principal and/or interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the Removed Mortgage Loan as of the Due Date in the calendar month during which the substitution occurs; (ii) have a Mortgage Rate not less than the Mortgage Rate of the Removed Mortgage Loan; (iii) have the same Due Date and a grace period no longer than that of the Removed Mortgage Loan; (iv) accrue interest on the same basis as the Removed Mortgage Loan (for example, on the basis of a 360-day year and the actual number of days elapsed); (v) have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the Removed Mortgage Loan; (vi) have a then-current loan to value ratio equal to or less than [the lesser of (i)] the loan to value ratio for the Removed Mortgage Loan as of the Closing Date [and (ii) [____]%, in each case] using the “value for the Mortgaged Property as determined using an MAI appraisal; (vii) comply as of the date of substitution with all of the representations and warranties set forth in the applicable Mortgage Loan Purchase Agreement; (viii) have an Environmental Report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related Servicing File; (ix) have a then-current Debt Service Coverage Ratio at least equal to [the greater of (i)] the original Debt Service Coverage Ratio of the Removed Mortgage Loan as of the Closing Date [and (ii) [____]x]; (x) be determined by an Opinion of Counsel (at the applicable Mortgage Loan Seller’s expense) to be a “qualified replacement mortgage” within the meaning of Section 860G(a)(4) of the Code; (xi) not have a maturity date or an amortization period that extends to a date that is after the date that is two years prior to the Rated Final Distribution Date; (xii) have comparable prepayment restrictions to those of the Replaced Mortgage Loan; (xiii) not be substituted for a Removed Mortgage Loan unless the Certificate Administrator and the Trustee have received prior Rating Agency Confirmation (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the applicable Mortgage Loan Seller (provided that no such confirmation from any Rating Agency shall be required with respect to any Serviced Companion Loan Securities); (xiv) have been approved, so long as no Control Termination

Event has occurred and is continuing, by the Directing Holder; (xv) prohibit defeasance within two years after the Closing Date; (xvi) not be substituted for a Removed Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on any Trust REMIC other than a tax on income expressly permitted or contemplated to be received by the terms of this Agreement, as determined by an Opinion of Counsel; (xvii) have an engineering report with respect to the related Mortgaged Property that will be delivered as a part of the related Servicing File; and (xviii) be current in the payment of all scheduled payments of principal and interest then due. In the event that one or more mortgage loans are substituted for one or more Removed Mortgage Loans, then the amounts described in clause (i) shall be determined on the basis of aggregate Stated Principal Balances and the rates described in clauses (ii) through (xviii) above and the rates referred to in clause (ii) above and the remaining term to stated maturity referred to in clause (v) above shall be determined on a weighted average basis; provided that no individual Mortgage Rate shall be lower than the highest Pass-Through Rate (that is a fixed rate not subject to a cap equal to the WAC Rate) of any Class of Sequential Pay Certificates (other than the Classes of Exchangeable Certificates) or any Class [PEZ] Regular Interest having an outstanding Certificate Balance (or, with respect to an AB Whole Loan, the Pass-Through Rate of the [LOAN SPECIFIC CLASS] Certificates. When a Qualified Substitute Mortgage Loan is substituted for a Removed Mortgage Loan, the applicable Mortgage Loan Seller shall certify that the Mortgage Loan meets all of the requirements of the above definition and shall send such certification to the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Trustee and, for so long as no Consultation Termination Event has occurred, the Directing Holder.

“Rated Final Distribution Date”: The Distribution Date in [______] 20[__]. The Class [R] Certificates will not have a Rated Final Distribution Date.

“Rating Agency”: Any of [______], [______], [______] or [______]; provided, that with respect to any matter affecting a Non-Serviced Mortgage Loan or any Serviced Whole Loan, “Rating Agency” shall also refer to any rating agency engaged to rate the Serviced Companion Loan Securities related to such Serviced Whole Loan or securities related to such Non-Serviced Mortgage Loan, as applicable.

“Rating Agency Confirmation” shall mean, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event so specified will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates if then rated by the Rating Agency; provided that a written waiver or other acknowledgment from any Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought shall be deemed to satisfy the requirement for the Rating Agency Confirmation from such Rating Agency with respect to such matter. At any time during which no Certificates are rated by a Rating Agency, no Rating Agency Confirmation shall be required from that Rating Agency. With respect to any matter affecting any Serviced Pari Passu Companion Loan, any Rating Agency Confirmation shall also refer to the nationally recognized statistical rating organizations then rating the securities representing an interest in such loan and such rating organizations’ respective ratings of such securities.

“Rating Agency Q&A Forum and Document Request Tool”: As defined in Section 3.14(d) of this Agreement.

“Real Property”: Land or improvements thereon such as buildings or other inherently permanent structures thereon (including items that are structural components of the buildings or structures), in each such case as such terms are used in the REMIC Provisions.

“Realized Loss”: With respect to any Distribution Date, the amount, if any, by which (i) the aggregate Stated Principal Balance (for purposes of this calculation only, not giving effect to any reductions of the Stated Principal Balance for principal payments received on the Mortgage Loans in the Mortgage Pool that were used to reimburse the Master Servicer or the Trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent such Workout-Delayed Reimbursement Amounts are not otherwise determined to be Nonrecoverable Advances) of the Sequential Pay Certificates (other than the Exchangeable Certificates) and the Class [PEZ] Regular Interests, after giving effect to distributions of principal on such Distribution Date, is less than (ii) the aggregate Certificate Balance of the Sequential Pay Certificates (other than the Exchangeable Certificates) and the Class [PEZ] Regular Interests after giving effect to distributions of principal on that Distribution Date, immediately following the Determination Date preceding such Distribution Date.

“Reassignment of Assignment of Leases, Rents and Profits”: As defined in Section 2.01(a)(viii) of this Agreement.

“Record Date”: With respect to each Distribution Date, the close of business on the [last Business Day of the calendar month preceding the month in which such Distribution Date occurs.]

“Regular Certificates”: The Class [___] and Class [___] Certificates.

“Regular Interests”: The Class [PEZ] Regular Interests.

“Regulation AB”: Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§ 229.1100-229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

“Regulation D”: Regulation D under the Act.

“Regulation S”: Regulation S under the Act.

“Regulation S Global Certificate”: Each of the Class [___] and Class [___] Certificates issued as such on the Closing Date.

“Regulation S Investor”: With respect to a transferee of an interest in a Regulation S Global Certificate, a transferee that acquires such interest pursuant to Regulation S.

“Regulation S Transfer Certificate”: As defined in Section 5.02(c)(i)(B) of this Agreement.

“Reimbursement Rate”: The rate per annum applicable to the accrual of interest on Servicing Advances in accordance with Section 3.21(e) and P&I Advances in accordance with Section 4.07(h), which rate per annum shall equal the Prime Rate. [Interest at the Reimbursement Rate will accrue from (and including) the date on which the related Advance is made or the related expense incurred to (but excluding) the date on which such amounts are recovered out of amounts received on the Mortgage Loan as to which such Advances were made or servicing expenses incurred or the first Master Servicer Remittance Date after a determination of non-recoverability, as the case may be, is made, provided that such interest at the Reimbursement Rate will continue to accrue to the extent funds are not available in the Collection Accounts for such reimbursement of such Advance.]

“Relevant Servicing Criteria”: The Servicing Criteria applicable to each Reporting Servicer (as set forth, with respect to the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee on Schedule II to this Agreement). For clarification purposes, multiple Reporting Servicers can have responsibility for the same Relevant Servicing Criteria and some of the Servicing Criteria will not be applicable to certain Reporting Servicers. With respect to a Servicing Function Participant engaged by the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee, the term “Relevant Servicing Criteria” refers to the items of the Relevant Servicing Criteria applicable to the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee that engaged such Servicing Function Participant that are applicable to such Servicing Function Participant based on the functions it has been engaged to perform.

“REMIC”: A “real estate mortgage investment conduit” within the meaning of Section 860D of the Code and the REMIC Provisions.

“REMIC Provisions”: Provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Section 860A through 860G of subchapter M of chapter 1 of the Code, and related provisions, and regulations (including any applicable proposed regulations) and rulings promulgated thereunder, as the foregoing may be in effect from time to time.

“Removed Mortgage Loan”: A Mortgage Loan which is repurchased from the Trust Fund pursuant to the terms hereof or as to which one or more Qualified Substitute Mortgage Loans are substituted.

“Rents from Real Property”: With respect to any Serviced REO Property, gross income of the character described in Section 856(d) of the Code, which income, subject to the terms and conditions of that Section of the Code in its present form, does not include:

(a)               except as provided in Section 856(d)(4) of the Code or (6), any amount received or accrued, directly or indirectly, with respect to such Serviced REO Property, if the determination of such amount depends in whole or in part on the income or profits derived by any Person from such property (unless such amount is a fixed percentage or percentages of receipts or sales and otherwise constitutes Rents from Real Property);

(b)               any amount received or accrued, directly or indirectly, from any Person if the Trust Fund owns directly or indirectly (including by attribution) a ten percent or greater interest in such Person determined in accordance with Sections 856(d)(2)(B) and (d)(5) of the Code;

(c)               any amount received or accrued, directly or indirectly, with respect to such Serviced REO Property if any Person Directly Operates such Serviced REO Property;

(d)               any amount charged for services that are not customarily furnished in connection with the rental of property to tenants in buildings of a similar class in the same geographic market as such Serviced REO Property within the meaning of Treasury Regulations Section 1.856-4(b)(1) (whether or not such charges are separately stated); and

(e)               rent attributable to personal property unless such personal property is leased under, or in connection with, the lease of such Serviced REO Property and, for any taxable year of the Trust Fund, such rent is no greater than 15 percent of the total rent received or accrued under, or in connection with, the lease.

“REO Account”: As defined in Section 3.15(b) of this Agreement.

“REO Loan”: Any Mortgage Loan (excluding any Non-Serviced Mortgage Loan) or Serviced Whole Loan as to which the related Mortgaged Property has become an REO Property.

“REO Proceeds”: With respect to any Serviced REO Property and the related Serviced REO Loan, all revenues received by the Special Servicer with respect to such Serviced REO Property or Serviced REO Loan which do not constitute Liquidation Proceeds.

“REO Property”: A Mortgaged Property title to which has been acquired by the Special Servicer on behalf of the Trust Fund through foreclosure, deed in lieu of foreclosure or otherwise, or in the case of a Non-Serviced Mortgage Loan, the Trust Fund’s beneficial interest in the Mortgaged Property acquired by the Other Trustee pursuant to the Other Pooling and Servicing Agreement.

“Replacement Mortgage Loan”: Any Qualified Substitute Mortgage Loan that is substituted for one or more Removed Mortgage Loans.

“Reporting Servicer”: As defined in Section 10.12 of this Agreement.

“Repurchase Communication”: For purposes of Section 2.03(d) of this Agreement only, any communication, whether oral or written, which need not be in any specific form.

“Repurchase”: As defined in Section 2.03(d) of this Agreement.

“Repurchase Request”: As defined in Section 2.03(d) of this Agreement.

“Repurchase Request Recipient”: As defined in Section 2.03(d) of this Agreement.

“Repurchase Request Rejection”: As defined in Section 2.03(d) of this Agreement.

“Repurchase Request Withdrawal”: As defined in Section 2.03(d) of this Agreement.

“Request for Release”: A request for a release signed by a Servicing Officer, substantially in the form of Exhibit E to this Agreement.

“Requesting Certificateholder”: As defined in Section 2.03(k)(iii).

“Requesting Holders”: As defined in Section 4.08(b) of this Agreement.

“Required Sponsor Retention Amount”: [INSERT PRINCIPAL BALANCE AND CLASSES OF CERTIFICATES BEING RETAINED BY THE SPONSOR (OR ITS AFFILIATE) IN SATISFACTION OR PARTIAL SATISFACTION OF THE RISK RETENTION REQUIREMENTS][INCLUDE FOR TRANSACTIONS THAT SATISFY RISK RETENTION REQUIREMENTS THROUGH THIRD PARTY PURCHASER OF HORIZONTAL RESIDUAL INTEREST]

“Required [20% ORIGINATOR] Retention Amount”: [INSERT PRINCIPAL BALANCE AND CLASSES OF CERTIFICATES BEING RETAINED BY [20% ORIGINATOR] IN PARTIAL SATISFACTION OF THE RISK RETENTION REQUIREMENTS][INCLUDE FOR TRANSACTIONS THAT SATISFY RISK RETENTION REQUIREMENTS THROUGH THIRD PARTY PURCHASER OF HORIZONTAL RESIDUAL INTEREST]

“Required Third Party Purchaser Retention Amount”: [INSERT PRINCIPAL BALANCE AND CLASSES OF CERTIFICATES BEING PURCHASED BY A THIRD PARTY PURCHASER IN SATISFACTION OR PARTIAL SATISFACTION OF THE RISK RETENTION REQUIREMENTS][INCLUDE FOR TRANSACTIONS THAT SATISFY RISK RETENTION REQUIREMENTS THROUGH THIRD PARTY PURCHASER OF HORIZONTAL RESIDUAL INTEREST]

“Reserve Accounts”: With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, reserve accounts, if any, established pursuant to the Mortgage or the Loan Agreement and any Escrow Account. Any Reserve Account may be a sub-account of a related Cash Collateral Account. Any Reserve Account shall be beneficially owned for federal income tax purposes by the Person who is entitled to receive the reinvestment income or gain thereon in accordance with the terms and provisions of the related Mortgage Loan or Serviced Whole Loan and Section 3.07 of this Agreement, which Person shall be taxed on all reinvestment income or gain thereon. The Master Servicer shall be permitted to make withdrawals therefrom for deposit into the related Cash Collateral Account, if applicable, or the Collection Account or for the purposes set forth under the related Loan Documents for the related Mortgage Loan or Serviced Whole Loan.

“Residual Certificates”: The Class [R] Certificates, collectively.

“Resolution Extension Period” shall mean:

(a)               for purposes of remediating a Material Breach with respect to any Mortgage Loan, the 90-day period following the end of the applicable Initial Resolution Period;

(b)               for purposes of remediating a Material Defect with respect to any Mortgage Loan that is not a Specially Serviced Loan at the commencement of, and does not become a Specially Serviced Loan during, the applicable Initial Resolution Period, the period commencing at the end of the applicable Initial Resolution Period and ending on, and including, the earlier of (i) the 90th day following the end of such Initial Resolution Period and (ii) the 45th day following the applicable Mortgage Loan Seller’s receipt of written notice from the Master Servicer or the Special Servicer of the occurrence of any Servicing Transfer Event with respect to such Mortgage Loan subsequent to the end of such Initial Resolution Period;

(c)               for purposes of remediating a Material Defect with respect to any Mortgage Loan that is a not a Specially Serviced Loan as of the commencement of the applicable Initial Resolution Period, but as to which a Servicing Transfer Event occurs during such Initial Resolution Period, the period commencing at the end of the applicable Initial Resolution Period and ending on, and including, the 90th day following the earlier of the end of such Initial Resolution Period and the applicable Mortgage Loan Seller’s receipt of written notice from the Master Servicer or the Special Servicer of the occurrence of such Servicing Transfer Event; and

(d)               for purposes of remediating a Material Defect with respect to any Mortgage Loan that is a Specially Serviced Loan as of the commencement of the applicable Initial Resolution Period, zero (-0-) days; provided that, if the applicable Mortgage Loan Seller did not receive written notice from the Master Servicer or the Special Servicer of the relevant Servicing Transfer Event as of the commencement of the applicable Initial Resolution Period, then such Servicing Transfer Event shall be deemed to have occurred during such Initial Resolution Period and clause (c) of this definition will be deemed to apply.

“Resolution Failure”: As defined in Section 2.03(j).

“Resolved”: With respect to a Repurchase Request, (i) that the related Defect or Breach has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related Mortgage Loan Purchase Agreement, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related Mortgage Loan Purchase Agreement, (iv) the applicable Mortgage Loan Seller has paid the Loss of Value Payment, (v) a contractually binding agreement entered into between the Special Servicer, on behalf of the Trust, and the related Mortgage Loan Seller that settles the related Mortgage Loan Seller’s obligations under the related Mortgage Loan Purchase Agreement, or (vi) the related Mortgage Loan is no longer property of the Trust as a result of a sale or other disposition in accordance with this Agreement.

“Responsible Officer”: When used with respect to the Trustee or the Certificate Administrator, any officer of the Trustee or the Certificate Administrator, as the case may be, assigned to the Corporate Trust Office of such party; in each case, with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject, and, in the case of any certification required to be signed by a Responsible Officer, such an officer whose name and specimen signature appears on a list of corporate trust officers furnished to the Master Servicer by the Trustee and the Certificate Administrator, as such list may from time to time be amended.

“Restricted Certificate”: As defined in Section 5.02(k) of this Agreement.

“Restricted Mezzanine Holder”: A holder of a related mezzanine loan that has been accelerated or as to which the mezzanine lender has initiated foreclosure or enforcement proceedings against the equity collateral pledged to secure such mezzanine loan.

“Restricted Period”: The 40-day period prescribed by Regulation S commencing on the later of (a) the date upon which the Certificates are first offered to persons other than the Initial Purchasers and any other distributor (as defined in Regulation S) of the Certificates and (b) the Closing Date.

“Revised Rate”: With respect to those Mortgage Loans on the Mortgage Loan Schedule indicated as having a revised rate, the increased interest rate after the Anticipated Repayment Date (in the absence of a default) for each applicable Mortgage Loan, as calculated and as set forth in the related Mortgage Loan.

[“Risk Retention Affiliate” or “Risk Retention Affiliated”: An “affiliate of” or “affiliated with”, as such terms are defined in 12 C.F.R. 244.2 of the Risk Retention Rule.]

“Risk Retention Consultation Party”: The party selected by [RETAINING PARTY]. The Certificate Administrator shall promptly provide the name and contact information for the initial Risk Retention Consultation Party upon request of any party to this Agreement, and any such requesting party may conclusively rely on the name and contact information provided by the Certificate Administrator. The Certificate Administrator and the other parties hereto shall be entitled to assume that the identity of the Risk Retention Consultation Party has not changed until such parties receive written notice of (including the identity of and contact information for) a replacement of such Risk Retention Consultation Party from [RETAINING PARTY], as confirmed by the Certificate Registrar. Notwithstanding the foregoing, no Risk Retention Consultation Party shall have any consultation rights with respect to any related Excluded Loan.

“Rule 144A”: Rule 144A under the Act.

“Rule 144A Global Certificate”: Each of the Class [__] and Class [__] Certificates issued as such on the Closing Date.

“Rule 15Ga-1 Notice”: As defined in Section 2.03(d) of this Agreement.

“Rule 15Ga-1 Notice Provider”: As defined in Section 2.03(d) of this Agreement.

“S&P”: Standard and Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or its successor in interest. If neither such rating agency nor any successor remains in existence, “S&P” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the other parties hereto, and specific ratings of S&P herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Sarbanes Oxley Act”: The Sarbanes Oxley Act of 2002 and the rules and regulations of the Commission promulgated thereunder (including any interpretations thereof by the Commission’s staff).

“Sarbanes Oxley Certification”: As defined in Section 10.08 of this Agreement.

“Schedule AL Additional File”: The data file containing additional information or schedules regarding data points in the CREFC® Schedule AL File in accordance with Item 1111(h)(4) of Regulation AB and Item 601(b)(103) of Regulation S-K under the Securities Act.

“Scheduled Principal Distribution Amount”: With respect to any Distribution Date and the Mortgage Loans, the aggregate of the principal portions of the following: (a) all Periodic Payments (excluding Balloon Payments) due in respect of such Mortgage Loans during or, if and to the extent not previously received or advanced pursuant to Section 4.07 in respect of a preceding Distribution Date (and not previously distributed to Certificateholders), prior to, the related Collection Period, and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent either (i) paid by the Borrower as of the Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring or a grace period ending after the related Determination Date, the related Due Date or last day of such grace period, as applicable, to the extent received by the Master Servicer as of the Business Day preceding the Business Day the Master Servicer Remittance Date) or (ii) advanced by the Master Servicer or the Trustee, as applicable, pursuant to Section 4.07 in respect of such Distribution Date, and (b) all Balloon Payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring or a grace period ending after the related Determination Date, the related Due Date or last day of such grace period, as applicable, to the extent received by the Master Servicer as of the Business Day preceding the Master Servicer Remittance Date), and to the extent not included in clause (a) above.

“Secure Data Room”: [Description of website accessible by Asset Representations Reviewer for purposes of accessing Diligence Files.]

“Securities Legend”: As defined in Section 5.02(c)(iii) of this Agreement.

“Sequential Pay Certificate”: The Class [__] and Class [__] Certificates.

“[SERVICED LOAN] Companion Loans”: As defined in the Preliminary Statement.

“[SERVICED LOAN] Whole Loan”: The [SERVICED LOAN] Companion Loan, together with the [SERVICED LOAN] Mortgage Loan. References herein to the [SERVICED LOAN] Whole Loan shall be construed to refer to the aggregate indebtedness under the [SERVICED LOAN] Pari Passu Note A-[_], the [SERVICED LOAN] Pari Passu Note A-2 [and] the [SERVICED LOAN] Pari Passu Note A-3.

“[SERVICED LOAN] Mortgage Loan”: As defined in the Preliminary Statement.

“[SERVICED LOAN] Pari Passu Note A-1”: The promissory note designated as note A-1, which evidences a portion of the [SERVICED LOAN] Whole Loan. The [SERVICED LOAN] Loan Pari Passu Note A-1 is included in the Trust and is pari passu in right of payment to the [SERVICED LOAN] Pari Passu Note A-2, as set forth in the related Intercreditor Agreement.

“[SERVICED LOAN] Pari Passu Note A-2”: The promissory note designated as note A-2, which evidences a portion of the [SERVICED LOAN] Whole Loan. The [SERVICED LOAN] Pari Passu Note A-2 is not included in the Trust and is pari passu in right of payment to the [SERVICED LOAN] Pari Passu Note A-1. As of the Closing Date, the [SERVICED LOAN] Pari Passu Note A-2 is held by [NAME OF LOAN SELLER].

“Serviced Companion Loan”: With respect to any Serviced Whole Loan, any related mortgage loan not included in the Trust that is serviced under this Agreement and that is generally (a) payable on a pari passu basis with the related Mortgage Loan included in the Trust to the extent set forth in the related Intercreditor Agreement or (b) subordinated in right of payment to the related Mortgage Loan included in the Trust to the extent set forth in the related Intercreditor Agreement. The [SERVICED LOAN] are the Serviced Companion Loans.

“Serviced Companion Loan Rating Agency Confirmation”: With respect to any matter involving the servicing and administration of a Serviced Companion Loan or Serviced REO Loan as to which any Serviced Companion Loan Securities exist, confirmation in writing (which may be in electronic form) by each applicable Serviced Companion Loan Rating Agency that a proposed action, failure to act or other event so specified will not, in and of itself, result in the downgrade, withdrawal or qualification of the then current rating assigned to any class of such Serviced Companion Loan Securities (if then rated by such Serviced Companion Loan Rating Agency); provided that upon receipt of a written waiver or other acknowledgment from a Serviced Companion Loan Rating Agency indicating its decision not to review or declining to review the matter for which the Serviced Companion Loan Rating Agency Confirmation is sought (such written notice, a “Serviced Companion Loan Rating Agency Declination”), or as otherwise provided in Section 3.30 of this Agreement, the requirement for the Serviced Companion Loan Rating Agency Confirmation from the applicable Serviced Companion Loan Rating Agency with respect to such matter shall not apply.

“Serviced Companion Loan Noteholder”: Any holder of a Serviced Companion Loan; provided that for so long as a Serviced Companion Loan is included in an Other Securitization, for purposes of providing or distributing any reports, statements, notices or other information required or permitted to be provided to a Serviced Companion Loan Noteholder hereunder, “Serviced Companion Loan Noteholder” shall also include the related Other Servicer.

“Serviced Companion Loan Noteholder Register”: As defined in Section 3.27(b) of this Agreement.

“Serviced Companion Loan Rating Agency”: With respect to any Serviced Companion Loan, any rating agency that was engaged by a participant in the securitization of such Serviced Companion Loan to assign a rating to the related Serviced Companion Loan Securities.

“Serviced Companion Loan Securities”: With respect to any Serviced Companion Loan so long as the related Mortgage Loan or any successor Serviced REO Loan is part of the Mortgage Pool, any class of securities backed by such Serviced Companion Loan. Any reference herein to a “series” of Serviced Companion Loan Securities shall refer to separate securitizations of one or more of the Serviced Companion Loans.

“Serviced Companion Loan Service Provider”: With respect to any Serviced Pari Passu Companion Loan that has been deposited into a securitization trust, the related Other Trustee, Other Servicer, Other Special Servicer, any sub-servicer and any other Person that makes principal and/or interest advances in respect of such mortgage loan pursuant to the related Other Pooling and Servicing Agreement.

“Serviced Pari Passu Companion Loan”: With respect to any Serviced Whole Loan, any related mortgage note not included in the Trust that is serviced under this Agreement and that is generally payable on a pari passu basis with the related Mortgage Loan included in the Trust to the extent set forth in the related Intercreditor Agreement. The [SERVICED PARI PASSU WHOLE LOAN] are the only Serviced Pari Passu Companion Loans.

“Serviced Pari Passu Companion Loan Noteholder”: Any holder of a Serviced Pari Passu Companion Loan.

“Serviced Pari Passu Whole Loan”: Any Whole Loan serviced under this Agreement that is divided into one or more notes, which includes a mortgage note that is included in the Trust and one or more pari passu mortgage notes not included in the Trust. References herein to a Serviced Pari Passu Whole Loan shall be construed to refer to the aggregate indebtedness under the related notes. The [SERVICED PARI PASSU WHOLE LOAN] is the only Serviced Pari Passu Whole Loan.

“Serviced REO Loan”: Any REO Loan that is serviced by the Special Servicer pursuant to this Agreement.

“Serviced REO Property”: Any REO Property that is serviced by the Special Servicer pursuant to this Agreement.

“Serviced Subordinate Companion Loan”: With respect to any Serviced Whole Loan, any related mortgage note not included in the Trust that is serviced under this Agreement and that is generally subordinated in right of payment to the related Mortgage Loan included in the Trust to the extent set forth in the related Intercreditor Agreement. There are no Serviced Subordinate Companion Loans related to the Trust.

“Serviced Whole Loan”: Any Whole Loan serviced under this Agreement that is divided into one or more notes, which includes a mortgage note that is included in the Trust and (a) one or more Subordinate Companion Loans not included in the Trust, (b) one or more Trust Subordinate Companion Loans included in the Trust and/or (c) one or more pari passu mortgage notes not included in the Trust. References herein to a Serviced Whole Loan shall be construed to refer to the aggregate indebtedness under the related notes. The [SERVICED PARI PASSU LOAN] and [AB WHOLE LOAN] are the only Serviced Whole Loans.

“Serviced Whole Loan Collection Account”: With respect to each Serviced Whole Loan, the separate account or sub-account created and maintained by the Master Servicer pursuant to Section 3.05(g) on behalf of the Certificateholders and the related Serviced Companion Loan Noteholders, which shall be entitled “[NAME OF MASTER SERVICER], as Master Servicer, on behalf of [NAME OF TRUSTEE], as Trustee, for the benefit of the Holders of Deutsche Mortgage & Asset Receiving Corporation, [NAME OF ISSUING ENTITY] Commercial Mortgage Pass-Through Certificates, Serviced Whole Loan Collection Account.” Amounts in any Serviced Whole Loan Collection Account applicable to the related Serviced Companion Loans shall not be assets of the Trust Fund, but instead shall be held by the Master Servicer on behalf of the Trust Fund (in respect of amounts reimbursable therefrom) and, the related Serviced Companion Loan Noteholders. Any such account or sub-account shall be an Eligible Account or a sub-account of an Eligible Account (including a sub-account of the Collection Account).

“Serviced Whole Loan Remittance Amount”: For each distribution date that a Master Servicer is required to make a distribution to a Serviced Companion Loan Noteholder pursuant to Section 3.05(h) and with respect to each Serviced Whole Loan and related Mortgaged Property (if it becomes a Serviced REO Property), any amount received by the Master Servicer (or, with respect to a Serviced REO Property, the Special Servicer) during the related Collection Period that is payable to the Serviced Companion Loan Noteholder(s) pursuant to the related Intercreditor Agreement or to be remitted to the Collection Account.

“Serviced Whole Loan REO Account”: As defined in Section 3.15(b) of this Agreement.

“Serviced Whole Loan Special Servicer”: Any Person responsible for performing the duties of Special Servicer hereunder with respect to a Serviced Whole Loan or any related Serviced REO Property.

“Service(s)(ing)”: In accordance with Regulation AB, the act of servicing and administering the Mortgage Loans or any other assets of the Trust by an entity that meets the definition of “servicer” set forth in Item 1101 of Regulation AB and is referenced in the disclosure requirements set forth in Item 1108 of Regulation AB. For clarification purposes, any uncapitalized occurrence of this term shall have the meaning commonly understood by participants in the commercial mortgage-backed securities market.

“Servicer Termination Event”: A Master Servicer Termination Event or Special Servicer Termination Event, as applicable.

“Servicing Advance”: All customary, reasonable and necessary “out of pocket” costs and expenses (including attorneys’ fees and expenses and fees of real estate brokers) incurred by the Master Servicer, the Special Servicer, Certificate Administrator, or the Trustee, as applicable, in connection with the servicing and administering of (a) a Mortgage Loan (and in the case of a Serviced Mortgage Loan or the AB Whole Loan, the related Serviced Companion Loan or Trust Subordinate Companion Loan, as applicable), other than a Non-Serviced Mortgage Loan, in respect of which a default, delinquency or other unanticipated event has occurred or as to which a default is reasonably foreseeable or (b) an REO Property, including, in the case of each of such clause (a) and clause (b), but not limited to, (x) the cost of (i) compliance with the Master Servicer’s obligations set forth in Section 3.04, (ii) the preservation, restoration and protection of a Mortgaged Property, (iii) obtaining any Insurance and Condemnation Proceeds or any Liquidation Proceeds of the nature described in clauses (i) – (vi) of the definition of “Liquidation Proceeds,” (iv) any enforcement or judicial proceedings with respect to a Mortgaged Property, including foreclosures and (v) the operation, leasing, management, maintenance and liquidation of any REO Property and (y) any amount specifically designated herein to be paid as a “Servicing Advance”. Notwithstanding anything to the contrary, “Servicing Advances” shall not include allocable overhead of the Master Servicer or the Special Servicer, such as costs for office space, office equipment, supplies and related expenses, employee salaries and related expenses and similar internal costs and expenses or costs and expenses incurred by any such party in connection with its purchase of a Mortgage Loan or REO Property. None of the Master Servicer, the Special Servicer or the Trustee shall make any Servicing Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Companion Loan or Trust Subordinate Companion Loan under the related Intercreditor Agreement or this Agreement.

“Servicing Compensation”: With respect to any Collection Period, the related Servicing Fee, Net Prepayment Interest Excess, if any, and any other fees, charges or other amounts payable to the Master Servicer under this Agreement for such period.

“Servicing Criteria”: The criteria set forth in paragraph (d) of Item 1122 of Regulation AB as such may be amended from time to time.

“Servicing Fee”: With respect to each Mortgage Loan, the AB Mortgage Loan, the Trust Subordinate Companion Loan or Serviced Pari Passu Companion Loan and for any Distribution Date, an amount per Interest Accrual Period equal to the product of (i) the respective Servicing Fee Rate (adjusted to a monthly rate) and (ii) the Stated Principal Balance of such Mortgage Loan, the AB Mortgage Loan, the Trust Subordinate Companion Loan or Serviced Pari Passu Companion Loan as of the Due Date in the immediately preceding Collection Period (without giving effect to payments of principal on such Mortgage Loan, the AB Mortgage Loan, the Trust Subordinate Companion Loan or Serviced Pari Passu Companion Loan on such Due Date). The Servicing Fee shall be calculated in accordance with the provisions of Section 1.02(a) of this Agreement. For the avoidance of doubt, with respect to any Subordinate Companion Loan, unless otherwise agreed upon with the holder of the related Subordinate Companion Loan, no Servicing Fee shall accrue or be payable on the principal balance thereof, and with respect to each Mortgage Loan, the Servicing Fee shall be deemed payable from the Lower-Tier REMIC, including with respect to the AB Whole Loan.

“Servicing Fee Amount”: With respect to the Master Servicer and any date of determination, the aggregate of the products obtained by multiplying, for each Mortgage Loan, the AB Mortgage Loan, the Trust Subordinate Companion Loan or Serviced Pari Passu Companion Loan, (a) the Stated Principal Balance of such Mortgage Loan, the AB Mortgage Loan, the Trust Subordinate Companion Loan or Serviced Pari Passu Companion Loan as of the end of the immediately preceding Collection Period and (b) the difference between the Servicing Fee Rate for such Mortgage Loan, the AB Mortgage Loan, the Trust Subordinate Companion Loan or Serviced Pari Passu Companion Loan over the servicing fee rate (if any) applicable to such Mortgage Loan, the AB Mortgage Loan, the Trust Subordinate Companion Loan or Serviced Pari Passu Companion Loan as specified in any Sub-Servicing Agreement related to such Mortgage Loan, the AB Mortgage Loan, the Trust Subordinate Companion Loan or Serviced Pari Passu Companion Loan. With respect to each Sub-Servicer and any date of determination, the aggregate of the products obtained by multiplying, for each Mortgage Loan, the AB Mortgage Loan, the Trust Subordinate Companion Loan or Serviced Pari Passu Companion Loan serviced by such Sub-Servicer, (a) the Stated Principal Balance of such Mortgage Loan, the AB Mortgage Loan, the Trust Subordinate Companion Loan or Serviced Pari Passu Companion Loan as of the end of the immediately preceding Collection Period and (b) the servicing fee rate specified in the related Sub-Servicing Agreement for such Mortgage Loan, the AB Mortgage Loan, the Trust Subordinate Companion Loan or the Serviced Pari Passu Whole Loan.

“Servicing Fee Rate”: (A) With respect to each Mortgage Loan (with respect to the AB Whole Loan, excluding the Trust Subordinate Companion Loan), the sum of the Master Servicing Fee Rate and the related Primary Servicing Fee Rate, if any, which rates per annum are set forth on Exhibit B to this Agreement, (B) with respect to each Serviced Pari Passu Companion Loan, the related Primary Servicing Fee Rate and (C) with respect to the Trust Subordinate Companion Loan, [___]%.

“Servicing File”: As defined in the related Mortgage Loan Purchase Agreement.

“Servicing Function Participant”: Any Person, other than the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Asset Representations Reviewer, that, within the meaning of Item 1122 of Regulation AB, is performing activities that address the Servicing Criteria, unless such Person’s activities relate only to 5% or less of the Mortgage Loans (based on their Stated Principal Balance) or the Master Servicer has assumed responsibility for the servicing activity, as provided for under Regulation AB. No Non-Serviced Mortgage Loan Service Provider shall be a Servicing Function Participant retained by any Servicing Function Participant that is a party to this Agreement, unless such party is a Servicing Function Participant in connection with its servicing obligations under this Agreement.

“Servicing Officer”: Any officer or employee of the Master Servicer or the Special Servicer, as applicable, involved in, or responsible for, the administration and servicing of the Mortgage Loans and/or Serviced Companion Loans, or this Agreement and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s or employee’s knowledge of and familiarity with the particular subject, and, in the case of any certification required to be signed by a Servicing Officer, such an officer or employee whose name and specimen signature appears on a list of servicing officers furnished to the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trustee by the Master Servicer or the Special Servicer, as applicable, as such list may from time to time be amended.

“Servicing Shift Lead Note”: With respect to any Servicing Shift Whole Loan, as of any date of determination, the note or other evidence of indebtedness and/or agreements evidencing the indebtedness of a Borrower under such Servicing Shift Whole Loan including any amendments or modifications, or any renewal or substitution notes, as of such date, the sale of which to the related Other Securitization will cause servicing to shift from this Agreement to the related Other Pooling and Servicing Agreement pursuant to the terms of the related Intercreditor Agreement for such Servicing Shift Whole Loan. There are no Servicing Shift Lead Notes related to the Trust.

“Servicing Shift Mortgage Loan” With respect to any Servicing Shift Whole Loan, a Mortgage Loan included in the Trust Fund that will be serviced under this Agreement as of the Closing Date, but the servicing of which is expected to shift to the pooling and servicing agreement entered into in connection with the securitization of the related Controlling Companion Loan on and after the date of such securitization. There are no Servicing Shift Mortgage Loans related to the Trust.

“Servicing Shift Securitization Date”: With respect to any Servicing Shift Whole Loan, the date on which the related Servicing Shift Lead Note is included in a related Other Securitization, provided that such holder of a Servicing Shift Lead Note provides each of the parties to this Agreement (in each case only to the extent such party will not also be a party to the related Other Securitization) with notice in accordance with the terms of the related Intercreditor Agreement that such Servicing Shift Lead Note is to be included in such Other Securitization, which notice shall include contact information for each party to the related Other Pooling and Servicing Agreement and the identity of the other related “controlling class representative” (or analogous term).

“Servicing Shift Whole Loan”: A Whole Loan that is serviced and administered pursuant to this Agreement. As of the Closing Date, each Whole Loan identified as a “Serviced Whole Loan” or “Servicing Shift Whole Loan” under the heading “Whole Loan Type” in the Preliminary Statement hereto is a Serviced Whole Loan. After the related Servicing Shift Securitization Date, a Servicing Shift Whole Loan will cease to be a Serviced Whole Loan.

“Servicing Standard”: With respect to the Master Servicer (with respect to the Mortgage Loans (other than any Non-Serviced Mortgage Loans) and Serviced Whole Loans that are not Specially Serviced Loans) and the Special Servicer (with respect to the Specially Serviced Loans (other than any Non-Serviced Mortgage Loans) and Serviced REO Loans), to

diligently service and administer the applicable Mortgage Loans (other than any Non-Serviced Mortgage Loans) or Serviced Whole Loans, Specially Serviced Loans (other than any Non-Serviced Mortgage Loans) and Serviced REO Loans for which each is responsible in the best interests of and for the benefit of all of the Certificateholders and, in the case of any Serviced Whole Loan, the related Serviced Companion Loan Noteholders (as a collective whole as if such Certificateholders and Serviced Companion Loan Noteholders constituted a single lender (and with respect to any Serviced Whole Loan with a related Subordinate Companion Loan, taking into account the subordinate nature of such Subordinate Companion Loan), as determined by the Master Servicer or the Special Servicer, as the case may be, in the exercise of its reasonable judgment) in accordance with applicable law, the terms of this Agreement, the applicable Loan Documents and any related Intercreditor Agreement, and to the extent not inconsistent with the foregoing, in accordance with the higher of the following standards of care:

(a)               the same manner in which, and with the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and

(b)               the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers similar mortgage loans owned, if any, by the Master Servicer or the Special Servicer, as the case may be

In either case, with a view to the timely recovery of all payments of principal and interest under the applicable Mortgage Loans or Serviced Whole Loans or, in the case of Defaulted Mortgage Loans, the maximization of timely recovery of principal and interest on a net present value basis (determined in accordance with the Loan Documents or, if the Loan Documents are silent, at the Calculation Rate) on the applicable Mortgage Loans or Serviced Whole Loans, and the best interests of the Trust and the Certificateholders and, in the case of any Serviced Whole Loan, the related Serviced Companion Loan Noteholders, (as a collective whole as if such Certificateholders and Serviced Companion Loan Noteholders, as applicable, constituted a single lender (and with respect to any Serviced Whole Loan with a related Subordinate Companion Loan, taking into account the pari passu or subordinate nature of such Subordinate Companion Loan), as determined by the Master Servicer or the Special Servicer, as the case may be, in its reasonable judgment in either case, giving due consideration to the customary and usual standards of practice of prudent institutional commercial, multifamily and manufactured housing community mortgage loan servicers, but without regard to any potential conflict of interest arising from (a) any relationship that the Master Servicer or the Special Servicer, as the case may be, or any Affiliate of the Master Servicer or the Special Servicer, may have with the related Borrower, any Mortgage Loan Seller, any other party to this Agreement or any Affiliate of the foregoing; (b) the ownership of any Certificate or any interest in any Non-Serviced Companion Loan, Serviced Companion Loan or any mezzanine loan related to a Mortgage Loan by the Master Servicer or the Special Servicer, as the case may be, or any Affiliate thereof; (c) the Master Servicer’s obligation to make Advances; (d) the Master Servicer’s or the Special Servicer’s, as the case may be, right to receive compensation for its services hereunder or with respect to any particular transaction; (e) the ownership, servicing or management for others of any other mortgage loans or mortgaged properties by the Master Servicer or the Special Servicer or any Affiliate of the Master Servicer or the Special Servicer, as

applicable; (f) any debt that the Master Servicer or the Special Servicer or any Affiliate of the Master Servicer or the Special Servicer, as applicable, has extended to any Borrower or an Affiliate of any Borrower (including, without limitation, any mezzanine financing); (g) any option to purchase any Mortgage Loan or the related Companion Loan the Master Servicer or Special Servicer, as the case may be, or any of its affiliates may have; (h)  any obligation of the Master Servicer, the Special Servicer or one of their respective Affiliates, to repurchase or substitute for a Mortgage Loan as Mortgage Loan Seller (if the Master Servicer or the Special Servicer or one of their respective affiliates is a Mortgage Loan Seller).

“Servicing Transfer Event”: An event specified in the definition of Specially Serviced Loan.

“Significant Obligor”: (a) Any obligor (as defined in Item 1101(i) of Regulation AB) or group of affiliated obligors on any Mortgage Loan or group of Mortgage Loans that represent, as of the Closing Date, 10% or more of the Mortgage Pool (by principal balance as of the Cut-off Date); or (b) any single Mortgaged Property or group of Mortgaged Properties securing any Mortgage Loan or group of cross collateralized and/or cross defaulted Mortgage Loans that represent, as of the Closing Date, 10% or more of the Mortgage Pool (by principal balance as of the Cut-off Date). The Mortgaged Property securing the Mortgage Loan identified on the Mortgage Loan Schedule as [SERVICED LOAN] constitutes the only Significant Obligor related to the Trust.

“Significant Obligor NOI Quarterly Filing Deadline”:  With respect to each calendar quarter (other than the fourth calendar quarter of any calendar year), the date that is 15 days after the Distribution Date occurring on or immediately following the 45th day after the end of such calendar quarter.

“Significant Obligor NOI Yearly Filing Deadline”:  With respect to each calendar year, the date that is the 90th day after the end of such calendar year.

“Similar Law”: As defined in Section 5.02(k) of this Agreement.

“Small Loan Appraisal Estimate”: With respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan having a Stated Principal Balance of less than $2,000,000, the Special Servicer’s good faith estimate of the value of the Mortgaged Property securing such Mortgage Loan or Serviced Whole Loan, as certified to the Master Servicer by the Special Servicer.

“Sole Certificateholder”: Any Holder (or Holders, provided they act in unanimity) holding 100% of the then outstanding Certificates (including Certificates with Certificate Balances that have been actually or notionally reduced by any Realized Losses or Appraisal Reduction Amounts, but excluding the Class [R] Certificates) or an assignment of the Voting Rights thereof; provided, that the Certificate Balances of the Class [__] and Class [__] Certificates and the Class [PEZ] Regular Interests have been reduced to zero; provided, further, that if the Holders of the Class [__] Certificates have assigned all of the Voting Rights of the Class [__] Certificates to the Holder of 100% of the then outstanding Class [__], Class [__],

Class [__] and Class [__] Certificates, then “Sole Certificateholder” shall mean the Holder of 100% of the Class [__], Class [__] and Class [__] Certificates.

“Special Notice”: Any (a) notice transmitted to Certificateholders pursuant to Section 5.05(c) of this Agreement, (b) notice of any request by at least 25% of the Voting Rights of the Certificates to terminate and replace the Special Servicer pursuant to Section 3.22(e) of this Agreement, (c) notice of any request by at least 15% of the Voting Rights of the Certificates to terminate and replace the Operating Advisor pursuant to Section 7.07(b) of this Agreement and (d) notice transmitted to Certificateholders pursuant to Section 3.22(c) of this Agreement.

“Special Servicer”: With respect to (i) each of the Serviced Mortgage Loans (other than any Excluded Special Servicer Mortgage Loan) and any related Serviced Companion Loans, [NAME OF SPECIAL SERVICER], or its successor in interest, or any successor special servicer appointed as provided herein and (ii) with respect to any Excluded Special Servicer Mortgage Loan, if any, the related Excluded Special Servicer appointed pursuant to Section 3.22(k) of this Agreement, as applicable and as the context may require.

“Special Servicer Exception Report”: As defined in Section 2.01(e) of this Agreement.

“Special Servicer Servicing Personnel”: The divisions and individuals of any Special Servicer who are involved in the performance of the duties of such Special Servicer under this Agreement.

“Special Servicer Termination Event”: As defined in Section 7.01(b) of this Agreement.

“Special Servicing Compensation”: With respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, any of the Special Servicing Fee, Workout Fee, Liquidation Fee and any other fees, charges or other amounts which shall be due to the Special Servicer that are expressly provided for in Section 3.12 of this Agreement.

“Special Servicing Fee”: With respect to each Specially Serviced Loan (or Serviced REO Loan) for each calendar month (or portion thereof), the fraction of the Special Servicing Fee Rate applicable to such month, or portion thereof (determined using the same interest accrual methodology that is applied with respect to the Mortgage Rate for such Mortgage Loan for such month) multiplied by the Stated Principal Balance of such Specially Serviced Loan as of the Due Date (without giving effect to all payments of principal on such Specially Serviced Loan or Serviced REO Loan on such Due Date) in the Collection Period prior to such Distribution Date (or, in the event that a Principal Prepayment in full or an event described in clauses (i)-(vii) under the definition of Liquidation Proceeds has occurred with respect to any such Specially Serviced Loan or Serviced REO Loan on a date that is not a Due Date, on the basis of the actual number of days to elapse from and including the most recently preceding related Due Date to but excluding the date of such Principal Prepayment or Liquidation Proceeds event in a month consisting of 30 days). For the avoidance of doubt, the Special Servicing Fee shall be deemed to be paid from the Loan Specific REMIC with respect to the AB Whole Loan and the Lower-Tier REMIC with respect to the Mortgage Loans.

“Special Servicing Fee Rate”: A rate equal to [__]% per annum.

“Specially Serviced Loan”: Subject to Section 3.23 of this Agreement, any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Companion Loan with respect to which:

(a)               either (i) with respect to such Mortgage Loan or Serviced Companion Loan, other than a Balloon Loan, a payment default shall have occurred on such Mortgage Loan or Serviced Companion Loan at its Maturity Date or, if the Maturity Date of such Mortgage Loan or Serviced Companion Loan has been extended in accordance herewith, a payment default occurs on such Mortgage Loan or Serviced Companion Loan at its extended Maturity Date or (ii) with respect to a Balloon Loan, a payment default shall have occurred with respect to the related Balloon Payment; provided, that if (A) the related Borrower is diligently seeking a refinancing commitment (and delivers a statement to that effect to the Master Servicer, who shall promptly deliver a copy to the Special Servicer, the Operating Advisor and the Directing Holder (but only if no Consultation Termination Event has occurred) within 30 days after such default), (B) the related Borrower continues to make its Assumed Scheduled Payment, (C) no other Servicing Transfer Event shall have occurred with respect to such Mortgage Loan or Serviced Companion Loan and (D) for so long as no Control Termination Event has occurred and is continuing, the Directing Holder consents, a Servicing Transfer Event will not occur until 60 days beyond the related Maturity Date, unless extended by the Special Servicer in accordance with the Loan Documents, this Agreement and any related Intercreditor Agreement; and provided, further, if the related Borrower delivers to the Master Servicer, who shall have promptly delivered a copy to the Special Servicer, the Operating Advisor and the Directing Holder (but only if no Consultation Termination Event has occurred), on or before the 60th day after the related Maturity Date, a refinancing commitment reasonably acceptable to the Special Servicer, and such Borrower continues to make its Assumed Scheduled Payments (and no other Servicing Transfer Event shall have occurred with respect to that Mortgage Loan or Serviced Companion Loan), a Servicing Transfer Event will not occur until the earlier of (1) 120 days beyond the related Maturity Date or extended Maturity Date and (2) the termination of the refinancing commitment;

(b)               any Periodic Payment (other than a Balloon Payment), or any amount due on a monthly basis as an Escrow Payment or reserve funds, is 60 days or more delinquent;

(c)               the Master Servicer or Special Servicer (and, in the case of a determination by the Special Servicer, for so long as no Control Termination Event has occurred and is continuing, with the consent of the Directing Holder and, with respect to any Serviced Whole Loan, in consultation with the related Serviced Companion Loan Noteholders to the extent provided for in the related Intercreditor Agreement) determines in its reasonable business judgment, exercised in accordance with the Servicing Standard, that (x) a default consisting of a failure to make a payment of principal or interest is reasonably foreseeable or there is a significant risk of such default or (y) any other default that is likely to impair the use or marketability of the related Mortgaged Property or the value of the Mortgaged Property as security for the Mortgage Loan or Serviced Companion Loan is reasonably foreseeable or there is a significant risk of such default, which monetary or other default, in either case, would likely continue unremedied beyond the applicable grace period (or, if no grace period is specified, for a period of 60 days) and is not likely to be cured by the related Borrower within 60 days or, except as provided in clause (a)(ii) above, in the case of a Balloon Payment, for at least 30 days;

(d)               the related Borrower has become a subject of a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law, or the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs;

(e)               the related Borrower consents to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such Borrower of or relating to all or substantially all of its property;

(f)                the related Borrower admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations;

(g)               a default, of which the Master Servicer or Special Servicer has notice (other than a failure by such related Borrower to pay principal or interest) and which in the opinion of the Master Servicer or Special Servicer (in the case of the Special Servicer, for so long as no Control Termination Event has occurred and is continuing, with the consent of the Directing Holder and, with respect to any Serviced Whole Loan, in consultation with the related Serviced Companion Loan Noteholders to the extent provided for in the related Intercreditor Agreement) materially and adversely affects the interests of the Certificateholders or any holder of a Serviced Companion Loan, if applicable, occurs and remains unremedied for the applicable grace period specified in the Loan Documents for such Mortgage Loan or Serviced Companion Loan (or if no grace period is specified for those defaults which are capable of cure, 60 days); or

(h)               the Master Servicer or Special Servicer receives notice of the foreclosure or proposed foreclosure of any lien on the related Mortgaged Property;

provided, that such Mortgage Loan or Serviced Companion Loan will cease to be a Specially Serviced Loan (each, a “Corrected Mortgage Loan”) (i) with respect to the circumstances described in clauses (a) and (b) above, when the related Borrower thereunder has brought such Mortgage Loan or Serviced Companion Loan current and thereafter made three consecutive full and timely Periodic Payments, including pursuant to any workout of such Mortgage Loan or Serviced Companion Loan, (ii) with respect to the circumstances described in clauses (c), (d), (e), (f) and (h) above, when such circumstances cease to exist in the good faith judgment of the Special Servicer, or

(iii) with respect to the circumstances described in clause (g) above, when such default is cured (as determined by the Special Servicer in accordance with the Servicing Standard) or waived by the Special Servicer; provided, in each case, that at that time no circumstance exists (as described above) that would cause such Mortgage Loan or Serviced Companion Loan to continue to be characterized as a Specially Serviced Loan.

If a Servicing Transfer Event exists with respect to any Mortgage Loan included in a Serviced Whole Loan, then it will also be deemed to exist with respect to the related Serviced Companion Loans, and vice versa.

The right of the holder of the [LOAN SPECIFIC CLASS] Certificates to cure an event of default with respect to the AB Whole Loan under the related Intercreditor Agreement is subject to the limitations set forth in such Intercreditor Agreement. Any such cure deposit by the holder of a Subordinate Companion Loan shall be treated as an “outside reserve fund” for purposes of the REMIC Provisions, and the holder of such Subordinate Companion Loan shall be treated as the beneficial owner thereof or of any reimbursement from the Trust Fund, and shall be taxable on any reinvestment income thereon.

“Startup Day”: In the case of the Loan Specific REMIC, Upper-Tier REMIC and Lower-Tier REMIC, the day designated as such pursuant to Section 2.06(a) of this Agreement.

“Stated Principal Balance”: With respect to any Mortgage Loan, the AB Mortgage Loan, the Trust Subordinate Companion Loan, the Serviced Companion Loan or Serviced Whole Loan, as applicable, on any date of determination, the principal balance as of the Cut-off Date of such Mortgage Loan, Serviced Companion Loan or Serviced Whole Loan (or in the case of a Replacement Mortgage Loan, the outstanding principal balance as of the related date of substitution and after application of all scheduled payments of principal and interest due on or before the related Due Date in the month of substitution, whether or not received), as reduced (to not less than zero) on each Distribution Date by (i) all payments (or P&I Advances in lieu thereof) of, and all other collections allocated as provided in Section 1.02 of this Agreement to, principal of or with respect to such Mortgage Loan, the AB Mortgage Loan, the Trust Subordinate Companion Loan, the Serviced Companion Loan or Serviced Whole Loan, as applicable, that are distributed to the Certificateholders (other than the [LOAN SPECIFIC CLASS] Certificates) or [LOAN SPECIFIC CLASS] Certificateholders, as applicable, on such Distribution Date or Serviced Companion Loan Noteholders on the related remittance date in the same calendar month as such Distribution Date or applied to any other payments required under this Agreement or related Intercreditor Agreement on or prior to such Distribution Date, and (ii) any principal forgiven by the Special Servicer (or with respect to a Non-Serviced Mortgage Loan, by the related Other Special Servicer or other applicable servicer) and other principal losses realized in respect of such Mortgage Loan, the AB Mortgage Loan, the Trust Subordinate Companion Loan, Serviced Companion Loan or Serviced Whole Loan during the related Collection Period (or with respect to a Non-Serviced Mortgage Loan, other principal losses realized in respect of such Non-Serviced Mortgage Loan during the related Collection Period as determined in accordance with the terms of the Other Pooling and Servicing Agreement).

For the avoidance of doubt, the Stated Principal Balance of the AB Mortgage Loan as of the Cut-off Date is $[_____] and the Stated Principal Balance of the Trust Subordinate Companion Loan as of the Cut-off Date is $[_____].

A Mortgage Loan or any related REO Loan shall be deemed to be part of the Trust Fund and to have an outstanding Stated Principal Balance until the Distribution Date on which Liquidation Proceeds, if any, are to be (or, if no such Liquidation Proceeds are received, would have been) distributed to Certificateholders. The Stated Principal Balance of any Mortgage Loan or Serviced Whole Loan with respect to which the Master Servicer or Special Servicer has made a Final Recovery Determination is zero.

“Sub-Servicer”: Any Person engaged by the Master Servicer or the Special Servicer (including, for the avoidance of doubt, each Mortgage Loan Seller Sub-Servicer and any primary servicer) to perform servicing activities with respect to one or more Mortgage Loans or REO Loans.

“Sub-Servicing Agreement”: The written contract between the Master Servicer, the Special Servicer, on the one hand, and any Sub-Servicer, on the other hand, relating to servicing and administration of the Mortgage Loans as provided in Section 3.01(c) of this Agreement.

“Subcontractor”: Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of the Master Servicer or a Servicing Function Participant.

“Subordinate Companion Loan”: With respect to any Whole Loan, any related subordinated loan not included in the Trust, which is subordinated in right of payment to the related Mortgage Loan to the extent set forth in the related Intercreditor Agreement.

“Substitution Shortfall Amount”: In connection with the substitution of one or more Replacement Mortgage Loans for one or more Removed Mortgage Loans, the amount, if any, by which the Purchase Price or aggregate Purchase Price, as the case may be, for such Removed Mortgage Loan(s) exceeds the initial Stated Principal Balance or aggregate initial Stated Principal Balance, as the case may be, of such Replacement Mortgage Loan(s).

“Tax Returns”: The federal income tax returns on IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return, including Schedule Q thereto, Quarterly Notice to Residual Interest Holders of REMIC Taxable Income or Net Loss Allocation, or any successor forms, to be filed by the Certificate Administrator on behalf of each of the Loan Specific REMIC, the Upper-Tier REMIC and the Lower-Tier REMIC due to its classification as a REMIC under the REMIC Provisions and the federal income tax return to be filed by the Certificate Administrator on behalf of the Grantor Trust due to its classification as a grantor trust under subpart E, part I of subchapter J of the Code, together with any and all other information, reports or returns that may be required to be furnished to the Certificateholders or filed with the IRS or any other governmental taxing authority under any applicable provisions of federal law or Applicable State and Local Tax Law.

[“Third Party Purchaser”: [ENTITY OR ENTITIES THAT PURCHASE THE REQUIRED THIRD PARTY PURCHASER RETENTION AMOUNT ON THE CLOSING DATE], or [any Person that purchases the Certificates comprising the Required Third Party Purchaser Retention Amount in accordance with this Agreement and applicable laws and regulations.] [INCLUDE FOR TRANSACTIONS THAT SATISFY RISK RETENTION REQUIREMENTS THROUGH THIRD PARTY PURCHASER OF HORIZONTAL RESIDUAL INTEREST]

“Terminated Party”: As defined in Section 7.01(e) of this Agreement.

“Terminating Party”: As defined in Section 7.01(e) of this Agreement.

“Termination Date”: The Distribution Date on which the Trust Fund is terminated pursuant to Section 9.01 of this Agreement.

“Third Party Appraiser”: A Person performing an Appraisal.

“Third Party Reports”: With respect to any Mortgaged Property, the related Appraisal, Phase I environmental report, Phase II environmental report, seismic report, engineering report, structural report, property condition report or similar report, if any.

“Tranche Percentage Interest”: The percentage ownership interest in a Class [PEZ] Regular Interest evidenced by an Exchangeable Certificate, which is equal to the ratio, expressed as a percentage, of (a) the Certificate Balance of that Certificate (or, in the case of a Class [PEZ] Certificate, the Certificate Balance of the related Class [PEZ] Component with the same letter designation as such Class [PEZ] Regular Interest) to (b) the outstanding Certificate Balance of such Class [PEZ] Regular Interest.

“Transfer”: Any direct or indirect transfer or other form of assignment of any Ownership Interest in a Class [R] Certificate.

“Transferee Affidavit”: As defined in Section 5.02(l)(ii) of this Agreement.

“Transferor Letter”: As defined in Section 5.02(l)(ii) of this Agreement.

“Trust” or “Trust Fund”: The corpus of the trust created hereby and to be administered hereunder, consisting of (in each case, to the extent of the Trust Fund’s interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein): (i) such Mortgage Loans as from time to time are subject to this Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) the Trust Fund’s interest in any REO Property; (iv) all revenues received in respect of any REO Property; (v) any Assignments of Leases, Rents and Profits and any security agreements related to the Mortgage Loans; (vi) any indemnities or guaranties given as additional security for any Mortgage Loans; (vii) a security interest in all assets deposited in the Lock-Box Accounts, Cash Collateral

Accounts, Escrow Accounts and Reserve Accounts; (viii) the Loss of Value Reserve Fund; (ix) the Collection Account, the Serviced Whole Loan Collection Accounts, the Distribution Accounts, any Gain-on-Sale Reserve Account, the Interest Reserve Account and the Trust’s interest in any REO Account, including any amounts on deposit therein, assets credited thereto and any reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties; (xii) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xiii) the Loan Specific REMIC Regular Interests, the Lower-Tier Regular Interests and the Class [PEZ] Regular Interests, (xiv) the Interest Deposit Amount (net of any Servicing Fee, the Certificate Administrator/Trustee Fee, the CREFC® Intellectual Property Royalty License Fee and the Operating Advisor Fee) and (xv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower).

“Trust Component”: Collectively, the Class [PEZ] Component [___], the Class [PEZ] Component [___] and the Class [PEZ] Component [___].

“Trust Ledger”: Amounts deposited in the Collection Account or a Serviced Whole Loan Collection Account and attributable to the Mortgage Loans or related Serviced Whole Loan, respectively, which are maintained pursuant to Section 3.06(a) and Section 3.06(b) of this Agreement, as applicable, and held on behalf of the Trustee on behalf of the Certificateholders or held on behalf of the Trustee on behalf of the Certificateholders and related Companion Loan Noteholders, as applicable.

“Trust REMICs”: The Loan Specific REMIC, the Lower-Tier REMIC and the Upper-Tier REMIC.

“Trust Subordinate Companion Loan”: As defined in the Preliminary Statement.

“Trust Subordinate Companion Loan Component Rate”: A per annum rate equal to [_____]%.

“Trust Subordinate Companion Loan Component Net Rate”: A per annum rate equal to the Trust Subordinate Companion Loan Component Rate minus the related Servicing Fee Rate, Operating Advisor Fee Rate, CREFC® Intellectual Property Royalty License Fee Rate and Certificate Administrator/Trustee Fee Rate.

“Trustee”: [NAME OF TRUSTEE], in its capacity as Trustee, or its successor in interest, or any successor Trustee appointed as herein provided.

“Trustee Personnel”: The divisions and individuals of the Trustee who are involved in the performance of the duties of the Trustee under this Agreement.

“Underwriters”: Deutsche Bank Securities Inc., [NAME OF OTHER UNDERWRITERS] and their respective successors in interest.

“Unliquidated Advance”: Any Advance previously made by a party hereto that has been previously reimbursed, as between the Person that made the Advance hereunder, on the one hand, and the Trust Fund, on the other, as part of a Workout-Delayed Reimbursement Amount pursuant to Section 3.06(a) of this Agreement, as applicable, but that has not been recovered from the related Borrower or otherwise from collections on or the proceeds of the Mortgage Loan or the applicable Serviced Whole Loan or Serviced REO Property in respect of which the Advance was made.

“Unscheduled Payments”: With respect to a Mortgage Loan and a Collection Period, all Net Liquidation Proceeds, Net Condemnation Proceeds and Net Insurance Proceeds payable under such Mortgage Loan, the Purchase Price of any Mortgage Loan that is repurchased or purchased pursuant to Section 2.03(e), Section 3.16 or Section 9.01 of this Agreement, the Substitution Shortfall Amount with respect to any substitution pursuant to Section 2.03(g) of this Agreement and any other payments under or with respect to such Mortgage Loan not scheduled to be made, including Principal Prepayments received by the Master Servicer (but excluding Prepayment Premiums or Yield Maintenance Charges, if any) during such Collection Period.

“Updated Appraisal”: An Appraisal of a Mortgaged Property or Serviced REO Property, as the case may be, conducted subsequent to any appraisal performed on or prior to the Cut-off Date and in accordance with Appraisal Institute standards, the costs of which shall be paid as a Servicing Advance by the Master Servicer. Updated Appraisals shall be conducted by an Independent MAI appraiser selected by the Special Servicer.

“Updated Valuation”: With respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan having a Stated Principal Balance of $[2,000,000] or higher, an Updated Appraisal. With respect to a Mortgage Loan having a Stated Principal Balance of less than $[2,000,000], an updated Small Loan Appraisal Estimate or an Updated Appraisal.

“Unscheduled Principal Distribution Amount”: With respect to any Distribution Date and the Mortgage Loans, the aggregate of the following: (a) all Principal Prepayments received on such Mortgage Loan on or prior to the Determination Date and (b) any other collections (exclusive of payments by Borrowers) received on the Mortgage Loans and any REO Properties on or prior to the related Determination Date whether in the form of Liquidation Proceeds, Insurance Proceeds and Condemnation Proceeds, net income, rents, and profits from REO Property or otherwise, that were identified and applied by the master servicer as recoveries of previously unadvanced principal of the related Mortgage Loan; provided, that all such Liquidation Proceeds and Insurance Proceeds and Condemnation Proceeds will be reduced by any unpaid Special Servicing Fees, Liquidation Fees, any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Collection Account during the related Collection Period, accrued interest on Advances and other additional trust fund expenses incurred in connection with the related Mortgage Loan, thus reducing the Unscheduled Principal Distribution Amount.

“Upper-Tier Distribution Account”: The segregated non-interest bearing trust account or sub-account created and maintained by the Certificate Administrator pursuant to

Section 3.05(f) of this Agreement, which shall be entitled “[NAME OF CERTIFICATE ADMINISTRATOR], as Certificate Administrator, for the benefit of [NAME OF TRUSTEE], as Trustee, for the benefit of the Holders of [NAME OF ISSUING ENTITY] Commercial Mortgage Pass-Through Certificates, Upper-Tier Distribution Account” and which must be an Eligible Account or a sub-account of an Eligible Account. The Upper-Tier Distribution Account shall be an asset of the Upper-Tier REMIC.

“Upper-Tier REMIC”: A segregated asset pool within the Trust Fund consisting of the Lower-Tier Regular Interests, the Upper-Tier Distribution Account and amounts held therein from time to time.

“U.S. Person”: A citizen or resident of the United States, a corporation, partnership (except to the extent provided in applicable Treasury Regulations), or other entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury Regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons).

“Voting Rights”: The portion of the voting rights of all of the Certificates that is allocated to any Certificateholder or Class of Certificateholders. At all times during the term of this Agreement, the percentage of Voting Rights assigned to each Class shall be: (a) [__]% to be allocated among the Certificateholders of the respective Classes of Sequential Pay Certificates in proportion to the Certificate Balances (and solely in connection with any vote for purposes of determining whether to remove the Special Servicer pursuant to Section 7.01(a) or the Operating Advisor pursuant to Section 7.07(a), taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the Certificates pursuant to Section 4.08(a) hereof) of their Certificates, (b) [__]% to be allocated among the Certificateholders of the [INTEREST ONLY CLASSES] Certificates (allocated to the [INTEREST ONLY CLASSES] Certificates on a pro rata basis based on their respective outstanding Notional Amounts at the time of determination) and (c) 0%, in the case of the [ARD CLASS], [LOAN SPECIFIC CLASS] and the Class [R] Certificates. Voting Rights allocated to a Class of Certificateholders shall be allocated among such Certificateholders in proportion to the Percentage Interests in such Class evidenced by their respective Certificates; provided, that for purposes of such allocations, the Class [__] Certificates and the Class [PEZ] Component [___] shall be considered as if they together constituted a single “Class”, the Class [__] Certificates and the Class [PEZ] Component [___] shall be considered as if they together constitute a single “Class”, the Class [__] Certificates and the Class [PEZ] Component [___] shall be considered as if they together constitute a single “Class” and the Holders of the Class [__] Certificates shall have the Voting Rights so allocated to the Class [PEZ] Components and no other Voting Rights. Voting Rights allocated to a Class of Certificateholders shall be allocated among such Certificateholders in proportion to the Percentage Interests in such Class evidenced by their respective Certificates. A Holder of an Exchangeable Certificate that is a Non-U.S. Person shall irrevocably appoint a U.S. Person to vote on any matter requiring the vote of such Non-U.S. Person.

“WAC Rate”: With respect to any Distribution Date, a per annum rate equal to the fraction (expressed as a percentage) the numerator of which is the sum for all Mortgage Loans (including the AB Mortgage Loan but excluding the Trust Subordinate Companion Loan) of the product of (i) the Net Mortgage Rate for each such Mortgage Loan (including the AB Mortgage Loan but excluding the Trust Subordinate Companion Loan) as of the first day of the related Collection Period and (ii) the Stated Principal Balance of each such Mortgage Loan (including the AB Mortgage Loan but excluding the Trust Subordinate Companion Loan) as of the first day of the related Collection Period, and the denominator of which is the sum of the Stated Principal Balances of all Mortgage Loans (including the AB Mortgage Loan but excluding the Trust Subordinate Companion Loan) as of the first day of the related Collection Period (after giving effect to any payments received during any applicable grace period).

“WHFIT”: shall mean a “Widely Held Fixed Investment Trust” as that term is defined in Treasury Regulations section 1.671-5(b)(22) or successor provisions.

“WHFIT Regulations”: shall mean Treasury Regulations section 1.671-5, as amended.

“WHMT”: A “Widely Held Mortgage Trust” as that term is defined in Treasury Regulations Section 1.671-5(b)(23) or successor provisions.

“Whole Loan”: Each of the [SERVICED LOAN] Whole Loan, the [AB WHOLE LOAN] Whole Loan and the [NON-SERVICED LOAN] Whole Loan.

“Withheld Amount”: With respect to each Mortgage Loan (other than, with respect to the AB Whole Loan, the Trust Subordinate Companion Loan) that accrues interest on an Actual/360 Basis, and with respect to each Distribution Date occurring in January of each calendar year that is not a leap year and February of each calendar year, unless in either case such Distribution Date is the final Distribution Date, an amount equal to one day’s interest at the Net Mortgage Rate on the respective Stated Principal Balance as of the Due Date in the month preceding the month in which such Distribution Date occurs, to the extent that a Periodic Payment or a P&I Advance is made in respect thereof.

The Withheld Amount for each applicable Distribution Date for each Mortgage Loan that does not accrue interest on a 30/360 basis will be equal to 1/31 of the interest accrued in respect of the immediately preceding Due Date, to the extent a Periodic Payment or P&I Advance is made in respect thereof.

“Workout-Delayed Reimbursement Amounts”: With respect to any Mortgage Loan or, with respect to Servicing Advances, any Serviced Whole Loan, the amount of any Advance made with respect to such Mortgage Loan or Serviced Whole Loan on or before the date such Mortgage Loan or Serviced Whole Loan becomes (or, but for the making of three monthly payments under its modified terms, would then constitute) a Corrected Mortgage Loan, together with (to the extent accrued and unpaid) interest on such Advances, to the extent that (i) such Advance is not reimbursed to the Person who made such Advance on or before the date, if any, on which such Mortgage Loan or Serviced Whole Loan becomes a Corrected Mortgage

Loan and (ii) the amount of such Advance becomes an obligation of the related Borrower to pay such amount under the terms of the modified Loan Documents.

“Workout Fee”: An amount equal to the lesser of (1) [___]% of each collection of interest and principal (including scheduled payments, prepayments (provided that a repurchase or substitution by a Mortgage Loan Seller of a Mortgage Loan due to a Material Defect or a Material Breach shall not be considered a prepayment for purposes of this definition), Balloon Payments and payments at maturity, but excluding late payment charges, Default Interest and Excess Interest) received on a Specially Serviced Loan that becomes a Corrected Mortgage Loan for so long as it remains a Corrected Mortgage Loan, pursuant to Section 3.12(c) of this Agreement and (2) $[_____], in the aggregate with respect to any particular workout of a Specially Serviced Loan; provided that the Workout Fee with respect to any Corrected Mortgage Loan shall be capped in accordance with Section 3.12(c) of this Agreement; provided, further that no Workout Fee shall be payable by the Trust with respect to any Corrected Mortgage Loan if and to the extent that the Corrected Mortgage Loan became a Specially Serviced Loan under clause (c) of the definition of “Specially Serviced Loan” (and no other clause of such definition) and no event of default actually occurs, unless the Mortgage Loan or Serviced Companion Loan is modified by the Special Servicer in accordance with the terms of this Agreement; provided, further that if a Mortgage Loan or Serviced Companion Loan becomes a Specially Serviced Loan only because of an event described in clause (a) of the definition of “Specially Serviced Loan” and the related collection of principal and interest is received within [__] months following the related maturity date as a result of the related Mortgage Loan or Serviced Companion Loan being refinanced or otherwise repaid in full, the Special Servicer shall not be entitled to collect a Workout Fee out of the proceeds received in connection with such workout if such fee would reduce the amount available for distributions to Certificateholders, but the Special Servicer may collect from the related Borrower and retain (x) a workout fee, (y) such other fees as are provided for in the related Loan Documents and (z) other appropriate fees in connection with such workout. The total amount of Workout Fees payable by the Trust with respect to any Corrected Mortgage Loan and with respect to any particular workout (assuming, for the purposes of this calculation, that such Corrected Mortgage Loan continues to perform throughout its term in accordance with the terms of the related workout) shall be reduced by the amount of any and all related Offsetting Modification Fees received by the Special Servicer as additional servicing compensation relating to such Corrected Mortgage Loan; provided that the Special Servicer shall be entitled to collect such Workout Fees from the Trust until such time it has been fully paid such reduced amount. For the avoidance of doubt, the Mortgage Loan Seller will be required to pay a Workout Fee in connection with a repurchase or substitution to the extent the Special Servicer was entitled to such a fee and such fee was unpaid immediately prior to such repurchase or substitution or was previously paid by the Trust and was not reimbursed by the related Borrower immediately prior to such repurchase or substitution. In furtherance of the foregoing, upon a Specially Serviced Loan becoming a Corrected Mortgage Loan, the Special Servicer shall provide the Master Servicer with a calculation of the total amount of Workout Fees expected to be payable by the Trust with respect to such Corrected Mortgage Loan throughout its term (which calculation shall be reasonably acceptable to the Master Servicer) and the total amount of related Offsetting Modification Fees received by the Special Servicer.

“Yield Maintenance Charge”: With respect to any Mortgage Loan or Serviced Companion Loan, the yield maintenance charge set forth in the related Loan Documents;

provided that, amounts shall be considered Yield Maintenance Charges pursuant to the allocation set forth under Section 1.02(f) or Section 1.02(g), as applicable.

Section 1.02        Certain Calculations. Unless otherwise specified herein, the following provisions shall apply:

(a)               All calculations of interest with respect to the Mortgage Loans and Serviced Companion Loans (other than the Actual/360 Loans) and of Advances in respect thereof provided for herein shall be made on the basis of a 360-day year consisting of twelve 30-day months. All calculations of interest with respect to the Actual/360 Loans and of Advances provided in respect thereof provided for herein shall be made as set forth in the Loan Documents for such Mortgage Loans and, if applicable, Serviced Companion Loans, with respect to the calculation of the related Mortgage Rate. The Servicing Fee, the Certificate Administrator/Trustee Fee, the CREFC® Intellectual Property Royalty License Fee and the Operating Advisor Fee for each Mortgage Loan or Serviced Whole Loan, as applicable, shall accrue on the same basis as interest accrues on such Mortgage Loan or Serviced Whole Loan, as applicable.

(b)               Any Mortgage Loan or Serviced Whole Loan payment is deemed to be received on the date such payment is actually received by the Master Servicer or the Certificate Administrator; provided, that for purposes of calculating distributions on the Certificates, Principal Prepayments with respect to any Mortgage Loan or Serviced Whole Loan are deemed to be received on the date they are applied in accordance with Section 3.01(b) of this Agreement to reduce the Stated Principal Balance of such Mortgage Loan or Serviced Whole Loan on which interest accrues.

(c)               Except as otherwise provided in the related Loan Documents or Intercreditor Agreement, any amounts received in respect of a Mortgage Loan or Serviced Whole Loan as to which a default has occurred and is continuing in excess of Periodic Payments shall be applied to Default Interest and other amounts due on such Mortgage Loan or Serviced Whole Loan prior to the application to late fees.

(d)               Allocations of payments between a Mortgage Loan and the related Serviced Companion Loans in a Whole Loan shall be made in accordance with the related Intercreditor Agreement.

(e)               If an expense under this Agreement relates in the reasonable judgment of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee or the Paying Agent, as applicable, primarily to the administration of the Trust Fund, any Trust REMIC or the Grantor Trust or to any determination respecting the amount, payment or avoidance of any tax under the REMIC Provisions or the actual payment of any REMIC tax or expense, or Grantor Trust tax or expense or this Agreement states that any expense is solely “an expense of the Trust Fund” or words of similar import, then such expense shall not be allocated to, deducted or reimbursed from, or otherwise charged against any Serviced Companion Loan Noteholder and such Serviced Companion Loan Noteholder shall not suffer any adverse consequences as a result of the payment of such expense.

(f)                All amounts collected by or on behalf of the Trust in respect of any Mortgage Loan (other than an REO Loan) in the form of payments from the related Borrower, Liquidation Proceeds, Condemnation Proceeds or Insurance Proceeds (exclusive, if applicable, in the case of a Mortgage Loan that is part of a Serviced Whole Loan, of any amounts payable to the holder of the related Serviced Companion Loan, pursuant to the related Intercreditor Agreement) shall be allocated to amounts due and owing under the related Loan Documents (including for principal and accrued and unpaid interest) in accordance with the express provisions of the related Loan Documents and, with respect to any Mortgage Loan that is part of a Serviced Whole Loan, the related Intercreditor Agreement; provided, absent such express provisions, all such amounts collected (exclusive, if applicable, in the case of a Mortgage Loan that is part of a Serviced Whole Loan, of any amounts payable to the holder of the related Serviced Companion Loan pursuant to the related Intercreditor Agreement) shall be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan in the following order of priority:

(i)                                     as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to such Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid Additional Trust Fund Expenses with respect to such Mortgage Loan;

(ii)                                  as a recovery of Nonrecoverable Advances and any interest at the Reimbursement Rate thereon to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

(iii)                                to the extent not previously allocated pursuant to clause (i) above, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of Default Interest and Excess Interest) to the extent of the excess of (A) accrued and unpaid interest on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable Mortgage Loan Interest Accrual Period, over (B) the sum of (x)(a) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have theretofore occurred under Section 4.07(d) of this Agreement in connection with Appraisal Reduction Amounts (to the extent that collections have not been allocated as a recovery of accrued and unpaid interest pursuant to clause (v) below on earlier dates) or (b) with with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts, and (y) Accrued AB Loan Interest;

(iv)                              to the extent not previously allocated pursuant to clause (i) above, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if such Mortgage

Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

(v)                                 as a recovery of (i) accrued and unpaid interest on such Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have theretofore occurred under Section 4.07(d) of this Agreement in connection with related Appraisal Reduction Amounts or would have occurred in connection with the related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination that such P&I Advance would have been a Nonrecoverable Advance and (ii) Accrued AB Loan Interest (in each of clause (i) and (ii), to the extent that collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause (v) on earlier dates);

(vi)                              as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

(vii)                           as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

(viii)                        as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

(ix)                               as a recovery of any late payment charges and Default Interest and Excess Interest then due and owing under such Mortgage Loan;

(x)                                   as a recovery of any Assumption Fees and Modification Fees then due and owing under such Mortgage Loan;

(xi)                                as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees);

(xii)                             as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

(xiii)                           in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest.

provided that, to the extent required under the REMIC Provisions, payments or proceeds received (or receivable by exercise of the Loan Seller’s rights under the related Loan Documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan (or Serviced Whole Loan) exceeds 125% or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any) must be collected and allocated to reduce the Stated Principal Balance of the Mortgage Loan (or Serviced Whole Loan) in the manner permitted by such REMIC Provisions.

(g)               Collections by or on behalf of the Trust in respect of any REO Property (exclusive of amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of an REO Property related to a Serviced Whole Loan, exclusive of any amounts payable to the holder of the related Serviced Companion Loan pursuant to the related Intercreditor Agreement) shall be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan in the following order of priority:

(i)                                     as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to such Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid Additional Trust Fund Expenses with respect to such Mortgage Loan;

(ii)                                  as a recovery of Nonrecoverable Advances and any interest at the Reimbursement Rate thereon to the extent previously allocated to principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

(iii)                                to the extent not previously allocated pursuant to clause (i) above, as a recovery of accrued and unpaid interest on the related Mortgage Loan (exclusive of Default Interest and Excess Interest) to the extent of the excess of (A) accrued and unpaid interest on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable Mortgage Loan Interest Accrual Period, over (B) the sum of (x)(a) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have theretofore occurred under Section 4.07(d) of this Agreement in connection with Appraisal Reduction Amounts (to the extent that collections have not been allocated as a recovery of accrued and unpaid interest pursuant to clause (v) below or clause (v) of Section 1.02(f) on earlier dates) or (b) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts, and (y) Accrued AB Loan Interest;

(iv)                               to the extent not previously allocated pursuant to clause (i)-(ii) above, as a recovery of principal of the related Mortgage Loan to the extent of its entire unpaid principal balance;

(v)                                 as a recovery of (i) accrued and unpaid interest on the related Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have theretofore occurred under Section 4.07(d) of this Agreement in connection with related Appraisal Reduction Amounts or would have occurred in connection with the related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination that such P&I Advance would have been a Nonrecoverable Advance and (ii) Accrued AB Loan Interest (in each of clause (i) and (ii), to the extent that collections have not theretofore been allocated as a recovery of accrued and unpaid interest pursuant to this clause (v) or clause (v) of Section 1.02(f) on earlier dates);

(vi)                              as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under the related Mortgage Loan;

(vii)                           as a recovery of any late payment charges and Default Interest and Excess Interest then due and owing under the related Mortgage Loan;

(viii)                        as a recovery of any Assumption Fees and Modification Fees then due and owing under the related Mortgage Loan;

(ix)                                 as a recovery of any other amounts then due and owing under the related Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

(x)                                    in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest.

(h)               The applications of amounts received in respect of any Mortgage Loan pursuant to paragraph (f) of this Section 1.02 shall be determined by the Master Servicer in accordance with the Servicing Standard. The applications of amounts received in respect of any Mortgage Loan, or any REO Property pursuant to paragraph (g) of this Section 1.02 shall be determined by the Special Servicer in accordance with the Servicing Standard.

(i)                 All net present value calculations and determinations made hereunder with respect to the Mortgage Loans or a Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard”) shall be made in accordance with the Loan Documents or, if the Loan Documents are silent, using the Calculation Rate.

(j)                 For purposes of calculations required herein, Excess Interest shall not be added to the outstanding principal balance of the Mortgage Loans notwithstanding that the related loan documents may provide otherwise.

Section 1.03        Certain Constructions. For purposes of this Agreement, references to the most or next most subordinate Class of Certificates or Regular Interest outstanding at any time shall mean the most or next most subordinate Class of Certificates or Class [PEZ] Regular Interest then outstanding as among the Class [__] and Class [__] Certificates and the Class [PEZ] Regular Interests. For such purposes, the Class [__] and Class [__] Certificates, collectively, shall be considered to be one Class. For purposes of this Agreement, each Class of Certificates (other than the [INTEREST ONLY CLASS], [ARD CLASS] and Class [R] Certificates) and Class [PEZ] Regular Interests shall be deemed to be outstanding only to the extent its respective Certificate Balance has not been reduced to zero. For purposes of this Agreement, the [ARD CLASS] Certificates shall be outstanding so long as any of the ARD Loans are outstanding. For purposes of this Agreement, the Class [R] Certificates shall be outstanding so long as the Trust

Fund has not been terminated pursuant to Section 9.01 of this Agreement or any other Class of Certificates or Class [PEZ] Regular Interest remains outstanding. For purposes of this Agreement, each of the [INTEREST ONLY CLASS] Certificates shall be deemed to be outstanding until their respective Notional Amounts have been reduced to zero.

Notwithstanding anything to the contrary contained herein, for purposes of this Agreement, each reference to any action by the Master Servicer or Special Servicer that is subject to the consent or approval of the Directing Holder shall in each case be further subject to the determination by the Master Servicer or Special Servicer that taking or refraining from taking the action as proposed by the Directing Holder, or not taking such action as proposed by the Master Servicer or Special Servicer if the Directing Holder fails to grant its consent or approval to any action proposed to be taken by the Master Servicer or Special Servicer, in each case, is consistent with the Servicing Standard. In each case, (a) if the response by the Directing Holder hereunder is inconsistent with the Servicing Standard, the Master Servicer or the Special Servicer shall take such action as is consistent with the Servicing Standard, and (b) if the Master Servicer or Special Servicer determines that immediate action is necessary to protect the interests of the Certificateholder and, in the case of any Serviced Whole Loan, the related Serviced Companion Loan Noteholders, (as a collective whole as if such Certificateholders and Serviced Companion Loan Noteholders, as applicable, constituted a single lender (and with respect to any Serviced Whole Loan with a related Subordinate Companion Loan, taking into account the subordinate nature of such Subordinate Companion Loan)) and has made a reasonable effort to contact the Directing Holder, it may take such action without waiting for a response from the Directing Holder.

Section 1.04        Certain Matters Relating to the Non-Serviced Mortgage Loans. Each Other Servicer, Other Special Servicer, Other Depositor, Other Operating Advisor, Other Asset Representations Reviewer and Other Trustee, and any of their respective directors, officers, employees or agents (collectively, the “Other Indemnified Parties”), shall be indemnified by the Trust and held harmless against the Trust’s pro rata share (subject to the related Intercreditor Agreement) of any and all claims, losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with any actual or threatened legal action or claim relating to the related Non-Serviced Mortgage Loan under the related Other Pooling and Servicing Agreement, this Agreement or the related Intercreditor Agreement (but excluding any such losses allocable to the related Companion Loans); provided that such indemnification will not extend to any losses, liabilities, costs or expenses: (i) specifically required to be borne by such party, without right of reimbursement, pursuant to the terms of the related Other Pooling and Servicing Agreement; (ii) incurred in connection with any legal action or claim against such party resulting from any breach of a representation or warranty made by such person under the related Other Pooling and Servicing Agreement or (iii) incurred in connection with any legal action or claim against such party resulting from any willful misfeasance, bad faith or negligence in the performance of such Person’s obligations and duties under the related Other Pooling and Servicing Agreement or the related Intercreditor Agreement or resulting from negligent disregard of such obligations and duties.

In connection with the securitization of any Serviced Companion Loan while it is a Serviced Companion Loan, upon the request of (and at the expense of) the related Companion

Loan Noteholders, each of the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee, as applicable, shall use reasonable efforts to cooperate with such Companion Loan Noteholders in attempting to cause the related Borrower to provide information relating to the related Serviced Whole Loan and the related notes, and that such holders reasonably determine to be necessary or appropriate, for inclusion in any disclosure document(s) relating to such Other Securitization.

On each Servicing Shift Securitization Date (i) the Custodian shall, upon receipt of a Request for Release transfer the related Mortgage File (other than the note(s) designating the related Servicing Shift Mortgage Loan), the original of which shall be retained by the Custodian) for the related Servicing Shift Whole Loan to the related Other Trustee under the related Other Pooling and Servicing Agreement and retain a copy of such Mortgage File and (ii) the Master Servicer shall, upon receipt of notice from the applicable Mortgage Loan Seller or the holder of the applicable Controlling Companion Loan that the applicable Servicing Shift Lead Note has been or is being securitized on the related Servicing Shift Securitization Date, transfer (and cooperate with reasonable requests in connection with such transfer of) the Servicing File for the related Servicing Shift Whole Loan, and any Escrow Payments, reserve funds and originals of items specified in Sections 2.01(a)(xix) and (xx) for the related Servicing Shift Whole Loan, to the related Other Servicer on the related Servicing Shift Securitization Date.

Upon receipt of notice from the applicable Mortgage Loan Seller or the holder of the applicable Controlling Companion Loan that the applicable Servicing Shift Lead Note has been or is being securitized on the related Servicing Shift Securitization Date, the Master Servicer shall provide the Custodian with a Request for Release of the Mortgage File on the related Servicing Shift Securitization Date and transfer (and cooperate with reasonable requests in connection with such transfer of) the Servicing File to the related Other Servicer identified to it pursuant to the related notice from the related Mortgage Loan Seller on the related Servicing Shift Securitization Date.

Article II

CONVEYANCE OF MORTGAGE LOANS;
ORIGINAL ISSUANCE OF CERTIFICATES

Section 2.01        Conveyance of Mortgage Loans; Assignment of Mortgage Loan Purchase Agreements. (a)  The Depositor, concurrently with the execution and delivery hereof on the Closing Date, does hereby establish a trust designated as “[NAME OF ISSUING ENTITY],” appoint the Trustee as trustee of the Trust Fund and sell, transfer, assign, set over and otherwise convey to the Trustee without recourse (except to the extent herein provided) all the right, title and interest of the Depositor in and to the Mortgage Loans, including all rights to payment in respect thereof, except as set forth below, and any security interest thereunder (whether in real or personal property and whether tangible or intangible) in favor of the Depositor, and a security interest in all Reserve Accounts, Lock-Box Accounts, Cash Collateral Accounts and all other assets to the extent included or to be included in the Trust Fund for the benefit of the Certificateholders. Such transfer and assignment includes all interest and principal due on or with respect to the Mortgage Loans after the Cut-off Date and, in the case of a Mortgage Loan included in a Whole Loan, is subject to the related Intercreditor Agreement.

Transfer and assignment of a Non-Serviced Mortgage Loan and the right to service a Non-Serviced Mortgage Loan is further subject to the terms and conditions of the Other Pooling and Servicing Agreement and the related Intercreditor Agreement. In addition, on the Closing Date, the Depositor shall remit to the Master Servicer for deposit into the Collection Account an amount equal to the Interest Deposit Amount in immediately available funds. The Depositor, concurrently with the execution and delivery hereof, does also hereby transfer, assign, set over and otherwise convey to the Trustee without recourse (except to the extent provided herein), for the benefit of the Certificateholders and the Serviced Companion Loan Noteholders, all the right, title and interest of the Depositor in, to and under the Mortgage Loan Purchase Agreements as provided therein (excluding Sections 6(e)-(g) of each Mortgage Loan Purchase Agreement, the representations, warranties and covenants in favor of the Depositor set forth in clause (viii) of Section 4(b) of each Mortgage Loan Purchase Agreement and the Depositor’s rights and remedies with respect to a breach thereof, and excluding the Depositor’s rights and remedies under the Indemnification Agreements) to the extent related to any Mortgage Loan. The Depositor shall cause the Reserve Accounts, Cash Collateral Accounts and Lock-Box Accounts relating to the Mortgage Loans to be transferred to and held in the name of the Master Servicer on behalf of the Trustee as successor to the Mortgage Loan Sellers.

With respect to any Mortgage Loan that is subject to an Intercreditor Agreement, the parties hereto intend that the provisions of this Section 2.01(a) serve as an assignment and assumption agreement between the Depositor, as the assignor, and the Trustee on behalf of the Trust, as the assignee. Accordingly, the Depositor hereby (and in accordance with and subject to all other applicable provisions of this Agreement) assigns, grants, sells, transfers, delivers, sets over, and conveys to the Trustee all right, title and interest of the Depositor in, to and arising out of the related Intercreditor Agreement and the Trustee on behalf of the Trust hereby accepts (subject to applicable provisions of this Agreement) the foregoing assignment and assumes all of the rights and obligations of the Depositor with respect to related Intercreditor Agreement from and after the Closing Date. In addition, the Trustee acknowledges that any such Mortgage Loan that is a Serviced Mortgage Loan shall be serviced pursuant to the terms of this Agreement.

In connection with such transfer and assignment, the Depositor does hereby deliver to, and deposit with, the Custodian, with copies to the Master Servicer and the Special Servicer, the following documents or instruments with respect to each Mortgage Loan and each Serviced Companion Loan (which, except for the Mortgage Note referred to in clause (i) below, relate to the Serviced Whole Loan) so assigned (provided, the original of documents specified in items (xix) and (xx) shall be delivered to the Master Servicer):

(i)                                      [(A) the original Mortgage Note, bearing, or accompanied by, all prior or intervening endorsements, endorsed by the most recent endorsee prior to the Trustee or, if none, by the Originator, without recourse, either in blank or to the order of the Trustee in the following form: “Pay to the order of [NAME OF TRUSTEE], as Trustee, for the benefit of the Holders of [NAME OF ISSUING ENTITY] Commercial Mortgage Pass-Through Certificates, without recourse”; and (B) in the case of each related Serviced Companion Loan, a copy of the executed Mortgage Note for such Serviced Companion Loan;

(ii)                                   the original (or a copy thereof certified from the applicable recording office) of the Mortgage and, if applicable, the originals (or copies thereof certified from the applicable recording office) of any intervening assignments thereof showing a complete chain of assignment from the Originator of the Mortgage Loan or Serviced Whole Loan to the most recent assignee of record thereof prior to the Trustee, if any, in each case with evidence of recording indicated thereon;

(iii)                                (A) an original or copy of any related security agreement (if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the Originator of the related Mortgage Loan or Serviced Whole Loan to the most recent assignee thereof prior to the Trustee, if any; and (B) an original assignment of any related security agreement (if such item is a document separate from the related Mortgage) executed by the most recent assignee thereof prior to the Trustee or, if none, by the Originator, either in blank or in favor of the Trustee in the following form: “[NAME OF TRUSTEE], as Trustee, for the benefit of the Holders of [NAME OF ISSUING ENTITY] Commercial Mortgage Pass-Through Certificates” (in such capacity and, with respect to any Serviced Whole Loan, on behalf of any related Serviced Companion Loan Noteholders), which assignment may be included as part of the corresponding Assignment of Mortgage referred to in clause (v) above;

(iv)                              (A) stamped or certified copies of any UCC financing statements and continuation statements which were filed in order to perfect (and maintain the perfection of) any security interest held by the Originator of the Mortgage Loan or Serviced Whole Loan (and each assignee of record prior to the Trustee) in and to the personalty of the Borrower at the Mortgaged Property (in each case with evidence of filing or recording thereon) and which were in the possession of the related Mortgage Loan Seller (or its agent) at the time the Mortgage Files were delivered to the Custodian, together with original UCC-3 assignments of financing statements showing a complete chain of assignment from the secured party named in such UCC-1 financing statement to the most recent assignee of record thereof prior to the Trustee, if any, and (B) if any such security interest is perfected and the earlier UCC financing statements and continuation statements were in the possession of the related Mortgage Loan Seller, an assignment of UCC financing statement by the most recent assignee of record prior to the Trustee or, if none, by the Originator, evidencing the transfer of such security interest, either in blank or in favor of the Trustee in the following form: “[NAME OF TRUSTEE], as Trustee, for the benefit of the Holders of [NAME OF ISSUING ENTITY] Commercial Mortgage Pass-Through Certificates” (in such capacity and, with respect to any Serviced Whole Loan, on behalf of any related Serviced Companion Loan Noteholders); provided that other evidence of filing or recording reasonably acceptable to the Trustee may be delivered in lieu of delivering such UCC financing statements including, without limitation, evidence of such filed or recorded UCC Financing Statement as shown on a written UCC search report from a reputable search firm, such as CSC/LexisNexis Document Solutions, Corporation Service Company, CT Corporation System and the like or printouts of on-line confirmations from such UCC filing or recording offices or authorized agents thereof;

(v)                                 an original or copy (if the related Mortgage Loan Seller or its designee, rather than the Custodian and its designee, is responsible for the recording thereof) of an assignment of the Mortgage, in recordable form (except for missing recording information and, if delivered in blank, except for the name of the assignee), executed by the most recent assignee of record thereof prior to the Trustee or, if none, by the Originator, either in blank or in favor of the Trustee in the following form: “[NAME OF TRUSTEE], as Trustee, for the benefit of the Holders of [NAME OF ISSUING ENTITY] Commercial Mortgage Pass-Through Certificates” (and, with respect to any Serviced Whole Loan, on behalf of any related Serviced Companion Loan Noteholders);

(vi)                              the original or a copy of the Loan Agreement relating to such Mortgage Loan, if any;

(vii)                           the original or a copy of the lender’s title insurance policy issued in connection with the origination of the Mortgage Loan, together with all endorsements or riders (or copies thereof) that were issued with or subsequent to the issuance of such policy, insuring the priority of the Mortgage as a first lien on the Mortgaged Property, or, subject to Section 2(d) of the applicable Mortgage Loan Purchase Agreement, a “marked up” commitment to insure marked as binding and countersigned by the related insurer or its authorized agent (which may be a pro forma or specimen title insurance policy which has been accepted or approved as binding in writing by the related title insurance company), or, subject to Section 2(d) of the applicable Mortgage Loan Purchase Agreement, an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company;

(viii)                        (A) the original or a copy of the related Assignment of Leases, Rents and Profits (if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the Originator of the Mortgage Loan or Serviced Whole Loan to the most recent assignee of record thereof prior to the Trustee, if any, in each case with evidence of recording thereon; and (B) an original or copy (if the related Mortgage Loan Seller or its designee, rather than the Custodian and its designee, is responsible for the recording thereof) of an assignment of any related Assignment of Leases, Rents and Profits (a “Reassignment of Assignment of Leases, Rents and Profits”) (if such item is a document separate from the Mortgage), in recordable form (except for missing recording information and, if delivered in blank, except for the name of the assignee), executed by the most recent assignee of record thereof prior to the Trustee or, if none, by the Originator, either in blank or in favor of the Trustee in the following form: “[NAME OF TRUSTEE], as Trustee, for the benefit of the Holders of [NAME OF ISSUING ENTITY] Commercial Mortgage Pass-Through Certificates” (in such capacity and, with respect to any Serviced Whole Loan, on behalf of any related Serviced Companion Loan Noteholders), which assignment may be included as part of the corresponding Assignment of Mortgage referred to in clause (v) above;

(ix)                                the original or copy of any environmental indemnity agreements and copies of any environmental insurance policies pertaining to the related Mortgaged Property required in connection with origination of the related Mortgage Loan or Serviced Whole Loan and copies of Environmental Reports;

(x)                                   copies of the currently effective Management Agreements, if any, for the Mortgaged Properties;

(xi)                                if the Borrower has a leasehold interest in the related Mortgaged Property, the original or copy of the ground lease (or, with respect to a leasehold interest that is a space lease or an air rights lease, the original of such space lease or air rights lease), and any related lessor estoppel or similar agreement or a copy thereof; if any;

(xii)                             if the related assignment of contracts is separate from the Mortgage, the original executed version of such assignment of contracts and the assignment thereof, if any, to the Trustee;

(xiii)                           if any related Lock-Box Agreement or Cash Collateral Account Agreement is separate from the Mortgage or Loan Agreement, a copy thereof; with respect to the Reserve Accounts, Cash Collateral Accounts and Lock-Box Accounts, if any, a stamped or certified copy of the UCC-1 financing statements, if any, submitted for filing with respect to the related mortgagee’s security interest in the Reserve Accounts, Cash Collateral Accounts and Lock-Box Accounts and all funds contained therein (and UCC-3 assignments of financing statements assigning such UCC-1 financing statements to the Trustee in the following form: “[NAME OF TRUSTEE], as Trustee, for the benefit of the Holders of [NAME OF ISSUING ENTITY] Commercial Mortgage Pass-Through Certificates” (in such capacity and, with respect to any Serviced Whole Loan, on behalf of any related Serviced Companion Loan Noteholders));

(xiv)                         originals or copies of all assumption, modification, written assurance and substitution agreements, if any, with evidence of recording thereon if appropriate, in those instances where the terms or provisions of the Mortgage, the Mortgage Note or any related security document have been modified or the Mortgage Loan or Serviced Whole Loan has been assumed;

(xv)                             the original or a copy of any guaranty of the obligations of the Borrower under the Mortgage Loan or Serviced Whole Loan together with, as applicable, (A) the original or copies of any intervening assignments of such guaranty showing a complete chain of assignment from the Originator of the Mortgage Loan or Serviced Whole Loan to the most recent assignee thereof prior to the Trustee, if any, and (B) an original assignment of such guaranty executed by the most recent assignee thereof prior to the Trustee or, if none, by the Originator;

(xvi)                         the original or a copy of the power of attorney (with evidence of recording thereon, if appropriate) granted by the related Borrower if the Mortgage, Mortgage Note or other document or instrument referred to above was signed on behalf of the Borrower pursuant to such power of attorney;

(xvii)                      with respect to each Whole Loan, a copy of the related Intercreditor Agreement and, if applicable, a copy of the related Other Pooling and Servicing Agreement;

(xviii)                   with respect to hospitality properties, a copy of the franchise agreement, if any, an original or copy of the comfort letter, if any, and if, pursuant to the terms of such comfort letter, the general assignment of the Mortgage Loan is not sufficient to transfer or assign the benefits of such comfort letter to the Trust, a copy of the notice to the franchisor of the transfer of such Mortgage Loan and/or a copy of the request for the issuance of a new comfort letter in favor of the Trust (in each case, as and to the extent required pursuant to the terms of such comfort letter), with the original of any replacement comfort letter to be included in the Mortgage File following receipt thereof by the Master Servicer;

(xix)                           the original (or copy, if the original is held by the Master Servicer or applicable Other Servicer pursuant to Section 2.01(c)) of any letter of credit held by the lender as beneficiary or assigned as security for such Mortgage Loan;

(xx)                              the appropriate assignment or amendment documentation related to the assignment to the Trust of any letter of credit securing such Mortgage Loan (or copy thereof, if the original is held by the Master Servicer or applicable Other Servicer pursuant to Section 2.01(c)) which entitles the Master Servicer on behalf of the Trust to draw thereon; and

(xxi)                           with respect to any Mortgage Loan with related mezzanine debt or other subordinate debt (other than a Companion Loan), a copy of the related co-lender agreement, subordination agreement or other intercreditor agreement.]

The original assignments referred to in clauses (iii), (iv)(B), (viii)(B) and (xv)(B), may be in the form of one or more instruments in recordable form in any applicable filing or recording offices.

Notwithstanding anything to the contrary contained in this Section 2.01(a) or in Section 2.01(b), Section 2.01(c), or Section 2.02, in connection with a Servicing Shift Whole Loan (1) instruments of assignment to the Trustee may be in blank and need not be recorded or filed pursuant to this Agreement until the earliest of (i) the related Servicing Shift Securitization Date, in which case such instruments shall be assigned and recorded in accordance with the related Other Pooling and Servicing Agreement, (ii) the date such Servicing Shift Whole Loan becomes a Specially Serviced Loan, in which case assignments and recordations shall be effected in accordance with this Section 2.01(a), and (iii) 90 days following the Closing Date, in which case assignments and recordations shall be effected in accordance with this Section 2.01(a), (2) no letter of credit need be amended (including, without limitation, to change the beneficiary thereon) until the earliest of (i) the related Servicing Shift Securitization Date, in which case such amendment shall be in accordance with the related Other Pooling and Servicing Agreement and (ii) the date such Servicing Shift Whole Loan becomes a Specially Serviced Loan, in which case such amendment shall be effected in accordance with the terms of this Section 2.01, and (iii) 90 days following the Closing Date, in which case such amendment shall be effected in accordance with the terms of this Section 2.01, and (3) on and following such Servicing Shift Securitization

Date, the Person selling the related Servicing Shift Lead Note to the related Other Depositor, at its own expense, shall be (a) entitled to direct in writing, which may be conclusively relied upon by the Custodian, the Custodian to deliver the originals of all the Loan Documents relating to such Servicing Shift Whole Loan in its possession (other than the original Note(s) evidencing such Servicing Shift Mortgage Loan) to the related Other Trustee or the related Other Custodian, (b) if the right under clause (a) is exercised, required to cause the retention by or delivery to the Custodian of photocopies of Loan Documents related to such Servicing Shift Whole Loan so delivered to such Other Trustee or such Other Custodian, (c) entitled to cause the completion (or, in the event of a recordation as contemplated by clause (1)(ii) of this paragraph, the preparation, execution and delivery) and recordation of instruments of assignment in the name of the related Other Trustee or related Other Custodian, (d) if the right under clause (c) is exercised, required to deliver to the Trustee or Custodian photocopies of any instruments of assignment so completed and recorded, and (e) entitled to require the Master Servicer to transfer, and to cooperate with all reasonable requests in connection with the transfer of, the Servicing File, and any Escrow Payments, reserve funds and items specified in clauses (xix) and (xx) of Section 2.01(a) for such Servicing Shift Whole Loan to the related Other Servicer.

With respect to Serviced Whole Loans, except for the Mortgage Note referred to in clause (i)(B) of the preceding paragraph, only a single original set of the Loan Documents specified above is required to be delivered. With respect to a Non-Serviced Mortgage Loan, the preceding document delivery requirements will be met by the delivery by the applicable Mortgage Loan Seller to the Custodian of copies of the documents specified above (other than the Mortgage Note and intervening endorsements evidencing a Non-Serviced Mortgage Loan, with respect to which the originals shall be required), including a copy of the Mortgage securing the applicable Non-Serviced Mortgage Loan and copies of the companion notes and any assignments or other transfer documents referred to in clause (i)(B) of the preceding paragraph as being in favor of the Trustee shall instead be in favor of the applicable Other Trustee.

With respect to the Mortgage Loans, within [60] days after the Closing Date, each Mortgage Loan Seller will, or will at the expense of such Mortgage Loan Seller retain a third party vendor to, except in the case of any Mortgage Loan that is a Non-Serviced Mortgage Loan, (1) complete (to the extent necessary) and submit for recording in favor of the Trustee in the following form: “[NAME OF TRUSTEE], as Trustee, for the benefit of the Holders of [NAME OF ISSUING ENTITY] Commercial Mortgage Pass-Through Certificates” (and with respect to a Serviced Whole Loan, the related Serviced Companion Loan Noteholders) in the appropriate public recording office (a) each Assignment of Mortgage referred to in Section 2.01(a)(v) which has not yet been submitted for recording and (b) each Reassignment of Assignment of Leases, Rents and Profits referred to in Section 2.01(a)(viii)(B) (if not otherwise included in the related Assignment of Mortgage) which has not yet been submitted for recordation; and (2) complete (to the extent necessary) and file in the appropriate public filing office each UCC assignment of financing statement referred to in Section 2.01(a)(iv)(B) and (xiii) which has not yet been submitted for filing or recording. Each such document shall reflect that the recorded original should be returned by the public recording office to the Custodian or its designee (or to the Mortgage Loan Seller or its designee as an alternative) following recording, and each such document shall reflect that the file copy thereof should be returned to the Custodian or its designee (or to the Mortgage Loan Seller or its designee as an alternative) following filing; provided that in those instances where the public recording office retains the original Assignment of Mortgage or Reassignment of Assignment of Leases, Rents and Profits, the Custodian shall use commercially reasonable efforts to obtain therefrom a certified copy of the recorded original, at the expense of the Depositor. In the event that any such document or instrument in respect of any Mortgage Loan is lost or returned unrecorded or unfiled, as the case may be, because of a defect therein, the related Mortgage Loan Seller shall promptly prepare or cause the preparation of a substitute thereof or cure or cause the curing of such defect, as the case may be, and shall thereafter deliver the substitute or corrected document to or at the direction of the Custodian or such other third party vendor as retained by the Mortgage Loan Seller for recording or filing, as appropriate, at such Mortgage Loan Seller’s expense (as set forth in the related Mortgage Loan Purchase Agreement). In the event that any Mortgage Loan Seller receives the original recorded or filed copy, each Mortgage Loan Seller will, promptly upon receipt of the original recorded or filed copy (and in no event later than five Business Days following such receipt) deliver such original to the Custodian, with evidence of filing or recording thereon. Notwithstanding anything to the contrary contained in this Section 2.01, in those instances where the public recording office retains the original Mortgage, Assignment of Mortgage, Assignment of Leases, Rents and Profits or Reassignment of Assignment of Leases, Rents and Profits, if applicable, after any has been recorded, the obligations of the related Mortgage Loan Seller under the applicable Mortgage Loan Purchase Agreement shall be deemed to have been satisfied upon delivery to the Custodian of a copy of the recorded original of such Mortgage, Assignment of Mortgage, Assignment of Leases, Rents and Profits or Reassignment of Assignment of Leases, Rents and Profits, if applicable.

If a Mortgage Loan Seller cannot deliver, or cause to be delivered, as to any Mortgage Loan, the original or a copy of the related lender’s title insurance policy referred to in Section 2.01(a)(vii) solely because such policy has not yet been issued, the delivery requirements of this Section 2.01 will be deemed to be satisfied as to such missing item, and such missing item will be deemed to have been included in the related Mortgage File by delivery to the Custodian of a binder marked as binding and countersigned by the title insurer or its authorized agent (which may be a pro forma or specimen title insurance policy which has been accepted or approved as binding in writing by the related title insurance company) or an acknowledged closing instruction or escrow letter, and the Mortgage Loan Seller will be required to deliver to the Custodian, promptly following the receipt thereof, the original related lender’s title insurance policy (or a copy thereof). Copies of recorded or filed Assignments of Mortgage, Reassignments of Assignment of Leases, Rents and Profits and UCC assignments of financing statements shall be held by the Custodian.

Subject to the third preceding paragraph, all original documents relating to the Mortgage Loans which are not delivered to the Custodian are and shall be held by the Depositor or the Master Servicer (or a sub-servicer on its behalf), as the case may be, in trust for the benefit of the Certificateholders and, insofar as they also relate to the Serviced Companion Loans, on behalf of and for the benefit of the related Serviced Companion Loan Noteholders. In the event that any such original document, or in the case of a Serviced Companion Loan, the original Mortgage Note, is required pursuant to the terms of this Section to be a part of a Mortgage File in order to effectuate the purposes of this Agreement, such document shall be delivered promptly to the Custodian.

(b)               In connection with the Depositor’s assignment pursuant to subsection (a) above, the Depositor shall direct, and hereby represents and warrants that it has directed, each of the Mortgage Loan Sellers pursuant to the applicable Mortgage Loan Purchase Agreement to deliver to and deposit with or cause to be delivered to and deposited with, (i) the Custodian, on or before the Closing Date, for each Mortgage Loan so assigned the Mortgage Note (or a copy of the Mortgage Note evidencing each related Serviced Companion Loan), the original or a copy of the related Mortgage, the original or a copy of the title policy for each Mortgage Loan (subject to the second-to-last paragraph under Section 2.01(a)), a copy of the related ground lease (or, with respect to a leasehold interest with respect to a space lease or air rights, a copy of the related space lease or air rights lease), if applicable, for each Mortgage Loan and an original (or copy, if the original is held by the Master Servicer pursuant to Section 2.01(c)) of any letters of credit held by the lender as beneficiary or assigned as security for the Mortgage Loan, and, except as otherwise provided in the following paragraph, within 30 days following the Closing Date, the remaining applicable documents referred to in Section 2.01(a) for each such Mortgage Loan or Serviced Companion Loan, in each case, with copies to the Master Servicer and (ii) the Master Servicer, on or before the Closing Date, all documents and records that are part of each applicable Servicing File. If the applicable Mortgage Loan Seller cannot deliver, or cause to be delivered, as to any Mortgage Loan, the original Mortgage Note, such Mortgage Loan Seller shall deliver a copy or duplicate original of such Mortgage Note, together with an affidavit certifying that the original thereof has been lost or destroyed and an indemnification in favor of the Certificate Administrator, the Trustee and the Custodian.

If the applicable Mortgage Loan Seller or the Depositor cannot deliver, or cause to be delivered, as to any Mortgage Loan, the original or a copy of any of the documents and/or instruments referred to in Section 2.01(a)(ii), Section 2.01(a)(v), Section 2.01(a)(iv), Section 2.01(a)(viii), Section 2.01(a)(xiv) and Section 2.01(a)(xvi) and the UCC financing statements and UCC assignments of financing statements referred to in Section 2.01(a)(xiii), with evidence of recording or filing thereon, solely because of a delay caused by the public recording or filing office where such document or instrument has been delivered for recordation or filing, or because such original recorded or filed document has been lost or returned from the recording or filing office and subsequently lost, as the case may be, the delivery requirements of Section 2.01 shall be deemed to have been satisfied as to such missing item, and such missing item shall be deemed to have been included in the related Mortgage File, provided that a copy of such document or instrument (without evidence of recording or filing thereon, but certified (which certificate may relate to multiple documents and/or instruments) by the applicable public recording or filing office, the applicable title insurance company or the related Mortgage Loan Seller to be a true and complete copy of the original thereof submitted for recording or filing, as the case may be) has been delivered to the Custodian within [60] days after the Closing Date, and either the original of such missing document or instrument, or a copy thereof, with evidence of recording or filing, as the case may be, thereon, is delivered to the Custodian within 180 days after the Closing Date (or within such longer period after the Closing Date so long as the related Mortgage Loan Seller has provided the Custodian with evidence of such recording or filing, as the case may be, or has certified to the Custodian as to the occurrence of such recording or filing, as the case may be, and is, as certified to the Custodian no less often than quarterly, in good faith attempting to obtain from the appropriate county recorder’s or filing office such original or copy, provided such extensions do not exceed 24 months in the aggregate).

(c)               Notwithstanding anything herein to the contrary, with respect to the documents referred to in Section 2.01(a)(xix) and Section 2.01(a)(xx) of this Agreement, the Master Servicer shall hold (or the applicable Other Servicer with respect to any Non-Serviced Mortgage Loan will hold) the original of each such document in trust on behalf of the Trust (or the applicable Other Trust with respect to any Non-Serviced Mortgage Loan) in order to draw on such letter of credit on behalf of the Trust (or the applicable Other Trust with respect to any Non-Serviced Mortgage Loan) and the applicable Mortgage Loan Seller shall be deemed to have satisfied the delivery requirements of the related Mortgage Loan Purchase Agreement and this Section 2.01 of this Agreement by delivering the original of each such document to the Master Servicer (or the applicable Other Servicer with respect to any Non-Serviced Mortgage Loan) who shall forward a copy of the applicable document to the Custodian (or the custodian in the applicable Other Securitization with respect to any Non-Serviced Mortgage Loan). The applicable Mortgage Loan Seller shall pay any costs of assignment or amendment of such letter of credit (which amendment shall change the beneficiary of the letter of credit to the Trust (or the applicable Other Trust with respect to any Non-Serviced Mortgage Loan) in care of the Master Servicer (or the applicable Other Servicer with respect to any Non-Serviced Mortgage Loan)) required in order for the Master Servicer (or the applicable Other Servicer with respect to any Non-Serviced Mortgage Loan) to draw on such letter of credit on behalf of the Trust (or the applicable Other Trust with respect to any Non-Serviced Mortgage Loan). In the event that the documents specified in Section 2.01(a)(xx) of this Agreement are missing with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loans) because the related assignment or amendment documents have not been completed, the applicable Mortgage Loan Seller shall take all necessary steps to enable the Master Servicer to draw on the related letter of credit on behalf of the Trust including, if necessary, drawing on the letter of credit in its own name pursuant to written instructions from the Master Servicer and immediately remitting such funds (or causing such funds to be remitted) to the Master Servicer.

(d)               With respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) secured by the Mortgaged Properties identified as Loan Nos. [______] on the Mortgage Loan Schedule, which are each subject to a franchise agreement with a related comfort letter in favor of the respective Mortgage Loan Seller that requires the lender to take some action such as provide notice to the related franchisor or request that the related franchisor deliver a new comfort letter issued in the name of the Trust, the related Mortgage Loan Seller or its designee will be required to provide any such required notice or make any such required request to the related franchisor, with a copy of such notice or request to the Master Servicer, or take any such required action within 45 days of the Closing Date (or any shorter period if required by the applicable comfort letter), notify the related franchisor that such Mortgage Loan has been transferred to the Trust and request a replacement comfort letter (or any such new document or acknowledgement as may be contemplated under the existing comfort letter), and the Master Servicer shall use reasonable efforts in accordance with the Servicing Standard to acquire such replacement comfort letter, if necessary (or to acquire any such new document or acknowledgement as may be contemplated under the existing comfort letter).

(e)               Within [__] days of the Closing Date, Special Servicer, shall review the documents and information delivered or caused to be delivered by each Mortgage Loan Seller constituting the Diligence Files and, promptly following such review (but in no event later than [__] days after the Closing Date), the Special Servicer shall certify in writing to each of the

Depositor, the Master Servicer, the Trustee, the Directing Holder, the Asset Representations Reviewer, the Operating Advisor and the applicable Mortgage Loan Seller (as to each such Mortgage Loan listed in the Mortgage Loan Schedule) that, except as specifically identified in any exception report annexed to such writing (the “Special Servicer Exception Report”), the foregoing documents and information delivered or caused to be delivered by the related Mortgage Loan Seller have been reviewed by the Special Servicer and appear on its face to be the Diligence File related to such Mortgage Loan.

(f)                On or before the Closing Date, the Depositor shall deliver the Initial Schedule AL File, any Initial Schedule AL Additional File and Annex A-1 to the Prospectus in EDGAR-Compatible Format and Microsoft Excel format to the Master Servicer at [EMAIL ADDRESS].

Section 2.02        Acceptance by Custodian and the Trustee. By its execution and delivery of this Agreement, the Trustee acknowledges the assignment to it of the Mortgage Loans in good faith without notice of adverse claims and declares that the Custodian holds and will hold such documents and all others delivered to it constituting the Mortgage File (to the extent the documents constituting the Mortgage File are actually delivered to the Custodian) for any Mortgage Loan assigned to the Trustee hereunder in trust, upon the conditions herein set forth, for the use and benefit of all present and future Certificateholders and Serviced Companion Loan Noteholders.

The Custodian hereby certifies to each of the Directing Holder, the Depositor, the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer and each Mortgage Loan Seller that except as identified in the Custodian’s closing date certification, which shall be delivered no later than two Business Days after the Closing Date substantially in the form attached as Exhibit N-1 to this Agreement, (i) each Mortgage Note (or copy thereof, with respect to any Serviced Companion Loan) is in its possession and has been reviewed by the Custodian and (A) appears regular on its face (handwritten additions, changes or corrections shall not constitute irregularities if initialed by the Borrower), (B) appears to have been executed (where appropriate) and (C) purports to relate to such Mortgage Loan and (ii) each of the documents specified in Section 2.01(a)(ii), Section 2.01(a)(vii), Section 2.01(a)(xi) and Section 2.01(a)(xix) of this Agreement have been received, have been executed, appear to be what they purport to be, purport to be recorded or filed (as applicable) and have not been torn in any materially adverse manner or mutilated or otherwise defaced, and that such documents relate to the Mortgage Loans identified in the Mortgage Loan Schedule. If the Custodian does not send a closing date certification on the Closing Date, it shall send an email confirmation to the Trustee that it has received all of the Mortgage Notes (or copies or lost note affidavits as permitted), subject to any exceptions noted therein, on the Closing Date.

On or about the 60th day following the Closing Date (and, if any exceptions are noted, again on or about the 90th day following the Closing Date and monthly thereafter until the earliest of (i) the second anniversary of the Closing Date, (ii) the day on which all material exceptions have been removed and (iii) the day on which the applicable Mortgage Loan Seller has repurchased or substituted for the last affected Mortgage Loan), the Custodian shall review each Mortgage File and shall certify to each of the Directing Holder, the Depositor, the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer, the Operating

Advisor, the Asset Representations Reviewer and each Mortgage Loan Seller in the form attached as Exhibit N-2 to this Agreement that all documents (other than documents referred to in clauses (xix) and (xx) of Section 2.01(a) of this Agreement, which shall be delivered to the Master Servicer and the documents referred to in clauses (iv)(B), (v) and (viii)(B) of Section 2.01(a) of this Agreement and the assignments of financing statements referred to in clause (xiii) of Section 2.01(a) of this Agreement, which shall be delivered for filing or recording by the related Mortgage Loan Seller as provided herein) referred to in Section 2.01(a) above (in the case of the documents referred to in Section 2.01(a)(iii), Section 2.01(a)(v), Section 2.01(a)(viii), Section 2.01(a)(ix), Section 2.01(a)(x), Section 2.01(a)(xii) through Section 2.01(a)(xvi) and Section 2.01(a)(xviii) through Section 2.01(a)(xx) of this Agreement, as identified to it in writing by the related Mortgage Loan Seller) and any original recorded documents included in the delivery of a Mortgage File have been received, have been executed, appear to be what they purport to be, purport to be recorded or filed (as applicable) and have not been torn in any materially adverse manner or mutilated or otherwise defaced, and that such documents relate to the Mortgage Loans identified in the Mortgage Loan Schedule. In so doing, the Custodian may rely on the purported due execution and genuineness of any such document and on the purported genuineness of any signature thereon. Notwithstanding the foregoing, with respect to any Non-Serviced Mortgage Loan, the Custodian shall only be required to certify to each of the Directing Holder, the Depositor, the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer and each Mortgage Loan Seller that the document set forth in Section 2.01(a)(i)(A) has been received.

If at the conclusion of such review any document or documents constituting a part of a Mortgage File have not been executed or received, have not been recorded or filed (if required), are unrelated to the Mortgage Loans identified in the Mortgage Loan Schedule, appear not to be what they purport to be or have been torn in any materially adverse manner or mutilated or otherwise defaced, the Custodian shall promptly so notify (in the form attached as Exhibit M to this Agreement) the Trustee, the Directing Holder (but only if no Consultation Termination Event has occurred), the Depositor, the Certificate Administrator, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer and the related Mortgage Loan Seller by providing a written report, setting forth for each affected Mortgage Loan, with particularity, the nature of the defective or missing document. The Depositor shall or shall cause the related Mortgage Loan Seller to deliver to the Custodian an executed, recorded or undamaged document, as applicable, or, if the failure to deliver such document in such form constitutes a Material Defect, the Depositor shall cause the related Mortgage Loan Seller to cure, repurchase or substitute for the related Mortgage Loan in the manner provided in Section 2.03(e) of this Agreement. None of the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian or the Trustee shall be responsible for any loss, cost, damage or expense to the Trust Fund resulting from any failure to receive any document constituting a portion of a Mortgage File noted on such a report or for any failure by the Depositor to use its best efforts to deliver any such document.

Contemporaneously with its execution of this Agreement, the Depositor shall cause each Mortgage Loan Seller to deliver a power of attorney substantially in the form of Exhibit C to the applicable Mortgage Loan Purchase Agreement to the Master Servicer and Special Servicer, that permits such parties to take such other action as is necessary to effect the delivery, assignment and/or recordation of any documents and/or instruments relating to any Mortgage Loan which have not been delivered, assigned or recorded at the time required for enforcement by the Trust Fund. Pursuant to the related Mortgage Loan Purchase Agreement, each of the Mortgage Loan Sellers will be required to effect (at the expense of the applicable Mortgage Loan Seller) the assignment and recordation of its respective Loan Documents until the assignment and recordation of all such Loan Documents has been completed.

In reviewing any Mortgage File pursuant to the third preceding paragraph or Section 2.01 of this Agreement, the Master Servicer shall have no responsibility to cause the Custodian or Trustee to, and the Custodian or Trustee will have no responsibility to, examine any opinions or determine whether any document is legal, valid, binding, sufficient, duly authorized or enforceable, whether the text of any assignment or endorsement is in proper or recordable form (except, if applicable, to determine if the Trustee is the assignee or endorsee), whether any document has been recorded in accordance with the requirements of any applicable jurisdiction, whether a blanket assignment is permitted in any applicable jurisdiction, or whether any Person executing any document or rendering any opinion is authorized to do so or whether any signature thereon is genuine.

The Custodian shall hold that portion of the Trust Fund delivered to the Custodian consisting of “instruments” (as such term is defined in Section 9-102 of the Uniform Commercial Code as in effect in [_____] on the date hereof) in [_____] and, except as otherwise specifically provided in this Agreement, shall not remove such instruments from [_____], as applicable, unless it receives an Opinion of Counsel (obtained and delivered at the expense of the Person requesting the removal of such instruments from [_____]) that if the transfer of the Mortgage Loans to the Trustee is deemed not to be a sale, after such removal, the Trustee will possess a first priority perfected security interest in such instruments.

Section 2.03        Representations, Warranties and Covenants of the Depositor; Repurchase and Substitution of Mortgage Loans.   (a)  The Depositor hereby represents and warrants that:

(i)                                     The Depositor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

(ii)                                  The Depositor has taken all necessary action to authorize the execution, delivery and performance of this Agreement by it, and has the power and authority to execute, deliver and perform this Agreement and all the transactions contemplated hereby, including, but not limited to, the power and authority to sell, assign and transfer the Mortgage Loans in accordance with this Agreement;

(iii)                               This Agreement has been duly and validly executed and delivered by the Depositor and assuming the due authorization, execution and delivery of this Agreement by each other party hereto, this Agreement and all of the obligations of the Depositor hereunder are the legal, valid and binding obligations of the Depositor, enforceable in accordance with the terms of this Agreement, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium or other laws relating to or affecting creditors’ rights generally, or by general principles of equity

(regardless of whether such enforceability is considered in a proceeding in equity or at law);

(iv)                              The execution and delivery of this Agreement and the performance of its obligations hereunder by the Depositor will not conflict with any provision of its certificate of incorporation or bylaws, or any law or regulation to which the Depositor is subject, or conflict with, result in a breach of or constitute a default under (or an event which with notice or lapse of time or both would constitute a default under) any of the terms, conditions or provisions of any agreement or instrument to which the Depositor is a party or by which it is bound, or any law, order or decree applicable to the Depositor, or result in the creation or imposition of any lien on any of the Depositor’s assets or property, which would materially and adversely affect the ability of the Depositor to carry out the transactions contemplated by this Agreement;

(v)                                 The certificate of incorporation of the Depositor provides that the Depositor is permitted to engage in only the following activities:

(A)             to acquire, own, hold, sell, transfer, assign, pledge and otherwise deal with the following: (I) “fully-modified pass-through” certificates (“GNMA Certificates”) issued and guaranteed as to timely payment of principal and interest by the Government National Mortgage Association (“GNMA”), a wholly-owned corporate instrumentality of the United States within the Department of Housing and Urban Development organized and existing under Title III of the National Housing Act of 1934; (II) Guaranteed Mortgage Pass-Through Certificates (“FNMA Certificates”) issued and guaranteed as to timely payment of principal and interest by FNMA; (III) Mortgage Participation Certificates (“FHLMC Certificates”) issued and guaranteed as to timely payment of interest and ultimate or full payment of principal by FHLMC; (IV) any other participation certificates, pass-through certificates or other obligations or interests backed directly or indirectly by mortgage loans and issued or guaranteed by GNMA, FNMA or FHLMC (collectively with the GNMA Certificates, FNMA Certificates and FHLMC Certificates, the “Agency Securities”); (V) mortgage-backed securities, which securities need not be issued or guaranteed, in whole or in part, by any governmental entity, issued by one or more private entities (hereinafter referred to as “Private Securities”); (VI) mortgage loans secured by first, second or more junior liens on one-to-four family residential properties, multifamily properties that are either rental apartment buildings or projects containing five or more residential units or commercial properties, regardless of whether insured or guaranteed in whole or in part by any governmental entity, or participation interests or stripped interests in such mortgage loans (“Mortgage Loans”); (VII) conditional sales contracts and installment sales or loan agreements or participation interests therein secured by manufactured housing (“Contract”); and (VIII) receivables of third-parties or other financial assets of third-parties, either fixed or revolving, that by their terms convert into cash within a finite time period (“Other Assets”);

(B)              to loan its funds to any person under loan agreements and other arrangements which are secured by Agency Securities, Private Securities, Mortgage Loans, Contracts and/or Other Assets;

(C)              to authorize, issue, sell and deliver bonds or other evidences of indebtedness that are secured by Agency Securities, Private Securities, Mortgage Loans, Contracts and/or Other Assets;

(D)             to authorize, issue, sell and deliver certificates evidencing beneficial ownership interests in pools of Agency Securities, Private Securities, Mortgage Loans, Contracts and/or Other Assets; and

(E)              to engage in any activity and to exercise any powers permitted to corporations under the laws of the State of Delaware that are incident to the foregoing and necessary or convenient to accomplish the foregoing.

Capitalized terms defined in this clause (v) shall apply only to such clause;

(vi)                              There is no action, suit, proceeding or investigation pending or threatened against the Depositor in any court or by or before any other governmental agency or instrumentality which would materially and adversely affect the ability of the Depositor to carry out its obligations under this Agreement;

(vii)                           No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body, is required for the execution, delivery and performance by the Depositor of or compliance by the Depositor with this Agreement, or if required, such approval has been obtained prior to the Cut-off Date; and

(viii)                        The Trustee, if not the owner of the related Mortgage Loan, will have a valid and perfected security interest of first priority in each of the Mortgage Loans and any proceeds thereof.

(b)               The Depositor hereby represents and warrants with respect to each Mortgage Loan that:

(i)                                      Immediately prior to the transfer and assignment to the Trustee by the Depositor, the Mortgage Note and the Mortgage were not subject to an assignment or pledge, and the Depositor had good title to, and was the sole owner of, the Mortgage Loan and had full right to transfer and sell the Mortgage Loan to the Trustee free and clear of any encumbrance, equity, lien, pledge, charge, claim or security interest; provided, that, in the case of a Non-Serviced Mortgage Loan, the related Mortgage has been (or will be) assigned to the Other Trustee under the Other Pooling and Servicing Agreement for the benefit of the holders of securities issued in connection with the related Other Securitization, as applicable;

(ii)                                  The Depositor is transferring such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan;

(iii)                               The related Assignment of Mortgage constitutes the legal, valid and binding assignment of such Mortgage from the Depositor to the Trustee, and any related Reassignment of Assignment of Leases, Rents and Profits constitutes the legal, valid and binding assignment from the Depositor to the Trustee; and

(iv)                               No claims have been made by the Depositor under the lender’s title insurance policy, and the Depositor has not done anything which would impair the coverage of such lender’s title insurance policy.

(c)               It is understood and agreed that the representations and warranties set forth in this Section 2.03 shall survive delivery of the respective Mortgage Files to the Custodian until the termination of this Agreement, and shall inure to the benefit of the Certificateholders, any Serviced Companion Loan Noteholders, Certificate Administrator, the Trustee, the Custodian, the Master Servicer and the Special Servicer.

(d)               If the Master Servicer or the Special Servicer (i) receives a Repurchase Communication of a request or demand for repurchase or replacement of a Mortgage Loan because of a Breach or a Defect (each as defined below) (any such request or demand, a “Repurchase Request”, and the Master Servicer or the Special Servicer, as applicable, to the extent it receives a Repurchase Request, the “Repurchase Request Recipient” with respect to such Repurchase Request); (ii) receives a Repurchase Communication of a withdrawal of a Repurchase Request by the Person making such Repurchase Request (a “Repurchase Request Withdrawal”), (iii) receives a Repurchase Communication that any Mortgage Loan that was subject to a Repurchase Request has been repurchased or replaced (a “Repurchase”), or (iv) receives a Repurchase Communication of the rejection of a Repurchase Request (a “Repurchase Request Rejection”), then such Person shall deliver written notice of such Repurchase Request, Repurchase Request Withdrawal, Repurchase or Repurchase Request Rejection (each such notice, a “Rule 15Ga-1 Notice”) to the Depositor and the related Mortgage Loan Seller, in each case within ten Business Days from such party’s receipt of a Repurchase Communication of such Repurchase Request, Repurchase Request Withdrawal, Repurchase or Repurchase Request Rejection, as applicable; provided however, if the Master Servicer receives notice of a Repurchase Request Withdrawal or Repurchase Request Rejection from the Special Servicer, the Master Servicer shall have no obligation to deliver such notice to any other party.

Each Rule 15Ga-1 Notice shall include (i) the identity of the related Mortgage Loan, (ii) the date the Repurchase Communication of the Repurchase Request, Repurchase Request Withdrawal, Repurchase or Repurchase Request Rejection, as applicable, was received and (iii) in the case of a Repurchase Request, (A) the identity of the Person making such Repurchase Request, (B) if known, the basis for the Repurchase Request (as asserted in the Repurchase Request) and (C) a statement from the Repurchase Request Recipient as to whether it currently plans to pursue such Repurchase Request.

No Person that is required to provide a Rule 15Ga-1 Notice pursuant to this Section 2.03(d) (a “Rule 15Ga-1 Notice Provider”) shall be required to provide any information in a Rule 15Ga-1 Notice protected by the attorney-client privilege or attorney work product doctrines. Each Mortgage Loan Purchase Agreement will provide that (i) any Rule 15Ga-1 Notice provided pursuant to this Section 2.03(d) is so provided only to assist the related

Mortgage Loan Seller, the Depositor and its Affiliates to comply with Rule 15Ga-1 under the Exchange Act, Items 1104 and 1121 of Regulation AB and any other requirement of law or regulation and (ii) (A) no action taken by, or inaction of, a Rule 15Ga-1 Notice Provider and (B) no information provided pursuant to this Section 2.03(d) by a Rule 15Ga-1 Notice Provider, shall be deemed to constitute a waiver or defense to the exercise of any legal right the Rule 15Ga-1 Notice Provider may have with respect to the related Mortgage Loan Purchase Agreement, including with respect to any Repurchase Request that is the subject of a Rule 15Ga-1 Notice.

In the event that the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or the Custodian receives a Repurchase Communication of a Repurchase Request or a Repurchase Request Withdrawal, then such party shall promptly forward such Repurchase Communication of such Repurchase Request or Repurchase Request Withdrawal to the Master Servicer, if relating to a Performing Loan, or to the Special Servicer, if relating to a Specially Serviced Loan or REO Property, and include the following statement in the related correspondence: “This is a “Repurchase Request [Withdrawal]” under Section 2.03(d) of the Pooling and Servicing Agreement relating to the [NAME OF ISSUING ENTITY] Commercial Mortgage Pass-Through Certificates requiring action by you as the recipient of such Repurchase Request or Repurchase Request Withdrawal thereunder”. Upon receipt of such Repurchase Communication of such Repurchase Request or Repurchase Request Withdrawal by the Master Servicer or the Special Servicer, as applicable, such party shall be deemed to be the Repurchase Request Recipient of such Repurchase Communication of such Repurchase Request or Repurchase Request Withdrawal, and such party shall comply with the procedures set forth in this Section 2.03(d) with respect to such Repurchase Request or Repurchase Request Withdrawal. In no event shall the Custodian, by virtue of this provision, be required to provide any notice other than as set forth in Section 2.02 of this Agreement in connection with its review of the Mortgage File.

(e)               A “Defect” shall exist with respect to a Mortgage Loan if any document constituting a part of the related Mortgage File has not been delivered within the time periods provided for in the related Mortgage Loan Purchase Agreement, has not been properly executed, is missing, does not appear to be regular on its face or contains information that does not conform in any material respect with the corresponding information set forth in the Mortgage Loan Schedule. A “Breach” shall mean a breach of any representation or warranty of any Mortgage Loan Seller made pursuant to the related Mortgage Loan Purchase Agreement with respect to any Mortgage Loan. If any party hereto discovers or receives notice of a Defect or a Breach, and if such Defect is a Material Defect or such Breach is a Material Breach, as applicable, then such party, on behalf of the Trust Fund, shall give prompt written notice thereof to the related Mortgage Loan Seller, the other parties hereto, the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), the related Serviced Companion Loan Noteholder (if any) and, for so long as no Consultation Termination Event has occurred, the Directing Holder. If any such Defect or Breach materially and adversely affects the value of any Mortgage Loan, the value of the related Mortgaged Property or the interests of the Trustee in any Mortgage Loan, Trust Subordinate Companion Loan or Mortgaged Property, or causes the related Mortgage Loan or Trust Subordinate Companion Loan to be other than a “qualified mortgage” (within the meaning of Section 860G(a)(3) of the Code, without regard to the rule of Treasury Regulation

Section 1.860G-2(f)(2) which causes a defective mortgage loan to be treated as a “qualified mortgage”), then such Defect shall constitute a “Material Defect” or such Breach shall constitute a “Material Breach,” as the case may be; provided, that if any of the documents specified in Section 2.01(a)(i), Section 2.01(a)(ii), Section 2.01(a)(vii), Section 2.01(a)(xi) and Section 2.01(a)(xix) of this Agreement are not delivered as required in the related Mortgage Loan Purchase Agreement, it shall be deemed a Material Defect. The Custodian, the Certificate Administrator and the Trustee shall not be required to make any such determination. Promptly upon receiving written notice of any such Material Defect or Material Breach with respect to a Mortgage Loan, accompanied by a written demand to take the actions contemplated by this sentence from the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Custodian, on behalf of the Trust Fund, the applicable Mortgage Loan Seller shall, not later than 90 days from the applicable Mortgage Loan Seller’s receipt of such notice of such Material Defect or Material Breach, as the case may be (or, in the case of a Material Defect or Material Breach relating to a Mortgage Loan not being a “qualified mortgage” as described in the second preceding sentence, not later than 90 days after the Mortgage Loan Seller or any party hereto discovering such Material Defect or Material Breach, provided that the related Mortgage Loan Seller has received notice in accordance with the terms of the related Mortgage Loan Purchase Agreement) (any such 90-day period, the “Initial Resolution Period”), (i) cure the same in all material respects, (ii) repurchase the affected Mortgage Loan or Trust Subordinate Companion Loan at the applicable Purchase Price in conformity with the applicable Mortgage Loan Purchase Agreement or (iii) substitute a Qualified Substitute Mortgage Loan (other than with respect to the Whole Loans, as applicable, for which no substitution will be permitted) for such affected Mortgage Loan (provided that, in no event shall such substitution occur later than the second anniversary of the Closing Date) and pay to the Master Servicer for deposit into the Collection Account (or, with respect to any Serviced Whole Loan, the applicable Serviced Whole Loan Collection Account) any Substitution Shortfall Amount in connection therewith; provided that if (i) such Material Defect or Material Breach is capable of being cured but not within the Initial Resolution Period or, with respect to the immediately preceding proviso, the time period set forth therein, (ii) such Material Defect or Material Breach is not related to any Mortgage Loan’s not being a “qualified mortgage” within the meaning of the REMIC Provisions, (iii) the Mortgage Loan Seller has commenced and is diligently proceeding with the cure of such Material Defect or Material Breach within the Initial Resolution Period and (iv) the Mortgage Loan Seller has delivered to the Master Servicer, the Special Servicer, the Certificate Administrator (who will promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the Trustee, the Operating Advisor and, prior to the occurrence of a Consultation Termination Event, the Directing Holder, an officer’s certificate that describes the reason the cure was not effected within the initial 90-day period, then the Mortgage Loan Seller shall have an additional period equal to the applicable Resolution Extension Period to complete such cure or, failing such cure, to repurchase the Mortgage Loan or substitute a Qualified Substitute Mortgage Loan. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a Borrower), healthcare facility, nursing home, assisted living facility, self-storage facility, theatre or fitness center (operated by a Borrower), then the failure to deliver to the Custodian copies of the UCC financing statements with respect to such Mortgage Loan shall not be a Material Defect. With respect to the Non-Serviced Mortgage Loans, the related Mortgage Loan Seller agrees that any Defect as such term is defined in the related Other Pooling and Servicing Agreement (other than a Defect related to the promissory note for the related Companion Loan) will constitute a Defect under this Agreement.

Notwithstanding the foregoing, if there is a Material Breach or Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable Mortgage Loan Seller will not be obligated to repurchase the Mortgage Loan if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Loan Documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Loan Documents and the Mortgage Loan Seller provides an Opinion of Counsel to the effect that such release would not cause an Adverse REMIC Event to occur and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

If a Mortgage Loan Seller, in connection with a Material Defect or a Material Breach (or an allegation of a Material Defect or a Material Breach) pertaining to a Mortgage Loan, makes a cash payment pursuant to an agreement or a settlement between the applicable Mortgage Loan Seller and the Special Servicer on behalf of the Trust (and with the consent of the Directing Holder if no Control Termination Event has occurred and is continuing) (each such payment, a “Loss of Value Payment”) with respect to such Mortgage Loan, the amount of such Loss of Value Payment shall be deposited into the Loss of Value Reserve Fund to be applied in accordance with Section 3.06(e) of this Agreement. If such Loss of Value Payment is made, the Loss of Value Payment shall serve as the sole remedy available to the Certificateholders and the Trustee on their behalf regarding any such Material Breach or Material Defect in lieu of any obligation of the Mortgage Loan Seller to otherwise cure such Material Breach or Material Defect or repurchase or substitute for the affected Mortgage Loan based on such Material Breach or Material Defect under any circumstances. This paragraph is intended to apply only to a mutual agreement or settlement between the applicable Mortgage Loan Seller and the Trust, provided, that (i) prior to any such agreement or settlement nothing in this paragraph shall preclude the Mortgage Loan Seller or the Trustee from exercising any of its rights related to a Material Defect or a Material Breach in the manner and timing set forth in the related Mortgage Loan Purchase Agreement or this Section 2.03 (excluding this paragraph) (including any right to cure, repurchase or substitute for such Mortgage Loan), (ii) such Loss of Value Payment shall not be greater than the Purchase Price of the affected Mortgage Loan; and (iii) a Material Defect or a Material Breach as a result of a Mortgage Loan not constituting a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code may not be cured by a Loss of Value Payment.

If any Breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related Borrower to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the related Mortgage Loan Seller may cure such Breach within the applicable cure period (as the same may be extended) by reimbursing the Trust Fund (by wire transfer of immediately available funds) the reasonable amount of any such costs and expenses incurred by the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee or the Trust Fund that are incurred as a result of such Breach and have not been reimbursed by the related Borrower; provided, however, that in the event any such costs and expenses exceed $10,000, the related Mortgage Loan Seller shall have the option to either repurchase or substitute for the related Mortgage Loan or Trust Subordinate Companion Loan as provided above or pay such costs and expenses. Except as provided in the proviso to the immediately preceding sentence, the related Mortgage Loan Seller shall remit the amount of such costs and expenses and upon its making such remittance, the related Mortgage Loan Seller shall be deemed to have cured such Breach in all respects. To the extent any fees or expenses that are the subject of a cure by the related Mortgage Loan Seller are subsequently obtained from the related Borrower, the portion of the cure payment made by the related Mortgage Loan Seller equal to such fees or expenses obtained from the related Borrower shall promptly be returned to the related Mortgage Loan Seller.

(f)                In connection with any repurchase of or substitution for a Mortgage Loan contemplated by this Section 2.03, (A) the Custodian, the Master Servicer (with respect to any Performing Loan) and the Special Servicer (with respect to any Specially Serviced Loan) shall each tender to the applicable Mortgage Loan Seller all portions of the Mortgage File (in the case of the Custodian) and the Servicing File (in the case of the Master Servicer and the Special Servicer, as applicable) and other documents pertaining to such Mortgage Loan possessed by it, upon delivery (i) to each of the Master Servicer or the Special Servicer, as applicable, of a trust receipt and (ii) to the Custodian by the Master Servicer or the Special Servicer, as applicable, of a Request for Release and an acknowledgement by the Master Servicer or Special Servicer, as applicable, of its receipt of the Purchase Price or the Substitution Shortfall Amount from the applicable Mortgage Loan Seller, (B) each document that constitutes a part of the Mortgage File that was endorsed or assigned to the Trustee shall be endorsed or assigned without recourse in the form of endorsement or assignment provided to the Custodian by the applicable Mortgage Loan Seller, as the case may be, to the applicable Mortgage Loan Seller as shall be necessary to vest in the applicable Mortgage Loan Seller the legal and beneficial ownership of such Mortgage Loan to the extent such ownership was transferred to the Trustee (provided, that the Master Servicer or Special Servicer, as applicable, shall use reasonable efforts to cooperate in furnishing necessary information to the extent in its possession to the Mortgage Loan Seller in connection with such Mortgage Loan Seller’s preparation of such endorsement or assignment) and (C) the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer shall release, or cause a release of, any escrow payments and reserve funds held by the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer, as applicable, or on the Trustee’s, the Certificate Administrator’s, the Master Servicer’s and the Special Servicer’s, as applicable, behalf, in respect of such Mortgage Loan to the applicable Mortgage Loan Seller.

(g)               The Master Servicer (with respect to Performing Loans) and the Special Servicer (with respect to Specially Serviced Loans) shall, for the benefit of the Certificateholders and the Trustee, use reasonable efforts to enforce the obligations of the applicable Mortgage Loan Seller under Section 6 of the applicable Mortgage Loan Purchase Agreement. Such enforcement, including, without limitation, the legal prosecution of claims, shall be carried out in accordance with the Servicing Standard. The Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer, as the case may be, shall be reimbursed for the reasonable costs of such enforcement: first, pursuant to Section 3.06 of this Agreement (with respect to the related Mortgage Loan), out of the related Purchase Price or Substitution Shortfall Amount, as applicable, to the extent that such expenses are a specific component thereof; and second, if at the conclusion of such enforcement action it is determined that the amounts described in clause first are insufficient, then pursuant to Section 3.06 of this Agreement, out of general collections on the Mortgage Loans on deposit in the Collection Account in each case with interest thereon at the Reimbursement Rate from the time such expense was incurred to, but excluding, the date such expense was reimbursed. To the extent the applicable Mortgage Loan Seller prevails in such proceeding, such Mortgage Loan Seller shall be entitled to reimbursement from the Trust for all necessary and reasonable costs and expenses incurred in connection with such proceeding, including reasonable attorneys’ fees.

So long as document exceptions are outstanding, on each anniversary of the Closing Date, the Custodian shall prepare and forward to the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Directing Holder (as identified to the Custodian by the Certificate Administrator) and the applicable Mortgage Loan Seller, a document exception report setting forth the then current status of any Defects related to the Mortgage Files pertaining to the Mortgage Loans sold by such Mortgage Loan Seller.

As to any Qualified Substitute Mortgage Loan, the Master Servicer (with respect to Performing Loans) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties) shall direct the related Mortgage Loan Seller to deliver to the Custodian for such Qualified Substitute Mortgage Loan (with a copy to the Master Servicer), the related Mortgage File with the related Mortgage Note endorsed as required by Section 2.01(a)(i) hereof. Periodic Payments due with respect to Qualified Substitute Mortgage Loans in or prior to the month of substitution shall not be part of the Trust Fund and, if received by the Master Servicer, shall be remitted by the Master Servicer to the related Mortgage Loan Seller on the next succeeding Distribution Date. For the month of repurchase or substitution, distributions to Certificateholders will include the Periodic Payment(s) due on the related Removed Mortgage Loan, if and to the extent received by the Master Servicer or the Special Servicer on behalf of the Trust on or prior to the related date of repurchase or substitution, as applicable, and such Mortgage Loan Seller shall be entitled to retain all amounts received thereafter in respect of such Removed Mortgage Loan.

In any month in which a Mortgage Loan Seller substitutes one or more Qualified Substitute Mortgage Loans for one or more Removed Mortgage Loans, the Master Servicer will determine the applicable Substitution Shortfall Amount and promptly notify the Certificate Administrator thereof. Promptly upon receipt of such notice, the Certificate Administrator shall direct such Mortgage Loan Seller to deposit into the Collection Account and/or the applicable Serviced Whole Loan Collection Account, as applicable, cash equal to such amount concurrently with the delivery of the Mortgage Files for such Qualified Substitute Mortgage Loans, without any reimbursement thereof. The Certificate Administrator shall also direct such Mortgage Loan Seller to give written notice to the Depositor, the Trustee and the Master Servicer of such deposit. The Certificate Administrator shall cause its Distribution Date Statement to reflect the removal of each Removed Mortgage Loan and, if applicable, the substitution of the Qualified Substitute Mortgage Loan. Upon any such substitution, the Qualified Substitute Mortgage Loans shall be subject to the terms of this Agreement in all respects.

It is understood and agreed that Section 6 of the Mortgage Loan Purchase Agreements provides the sole remedy available to the Certificateholders and the Trustee on behalf of the Certificateholders respecting any Breach (including a Breach with respect to a Mortgage Loan failing to constitute a Qualified Mortgage) or any Defect.

(h)               In the event that any litigation is commenced which alleges facts which, in the judgment of the Depositor, could constitute a breach of any of the Depositor’s representations and warranties relating to the Mortgage Loans, the Depositor hereby reserves the right to conduct the defense of such litigation at its expense and shall not be required to obtain any consent from the Master Servicer, the Special Servicer or the Directing Holder, unless such defense results in any liability of the Master Servicer, the Special Servicer or the Directing Holder, as applicable.

(i)                 If for any reason a Mortgage Loan Seller fails to fulfill its obligations under the related Mortgage Loan Purchase Agreement with respect to any Mortgage Loan, the Master Servicer (with respect to Performing Loans) and the Special Servicer (with respect to Specially Serviced Loans) shall use reasonable efforts in enforcing any obligation of such Mortgage Loan Seller to cure, repurchase or substitute for such Mortgage Loan under the terms of the related Mortgage Loan Purchase Agreement all at the expense of such Mortgage Loan Seller.

(j)                 Notwithstanding anything to the contrary contained in this Agreement, for the purposes of Section 2.03 of this Agreement and any provision relating to repurchase and substitution obligations for a Material Breach or Material Defect, with respect to any Joint Mortgage Loan, the obligations of each of the applicable Mortgage Loan Sellers to repurchase or substitute such Joint Mortgage Loan shall be limited to a repurchase, substitution or Loss of Value Payment with respect to the Note it sold to the Depositor in accordance with the related Mortgage Loan Purchase Agreement. With respect to any Joint Mortgage Loan, any cure by either of the applicable Mortgage Loan Sellers with respect to the Note sold by it to the Depositor in accordance with the related Mortgage Loan Purchase Agreement that also cures the Material Defect or Material Breach with respect to the entire related Joint Mortgage Loan shall satisfy the cure obligations of both Mortgage Loan Sellers with respect to such Joint Mortgage Loan.

(k)               (i) In the event an Initial Requesting Certificateholder delivers a written request to the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor (solely in its capacity as Operating Advisor) that a Mortgage Loan be repurchased by the applicable Mortgage Loan Seller alleging the existence of a Material Breach or Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), such party shall promptly forward that Certificateholder Repurchase Request to the Master Servicer and the Special Servicer, and the Enforcing Servicer shall promptly forward that Repurchase Request to the related Mortgage Loan Seller and each other party to this Agreement and take the actions required under Section 2.03(e). Subject to Section 2.03(l), the Enforcing Servicer shall be the Enforcing Party with respect to the Certificateholder Repurchase Request. If a Resolution Failure occurs with respect to the Certificateholder Repurchase Request, the provisions described below under Section 2.03(l) shall apply.

(ii)                                   In the event that the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor (solely in its capacity as Operating Advisor) has knowledge of a Material Breach or Material Defect with respect to a Mortgage Loan, that party shall deliver prompt written notice of such Material

Breach or Material Defect to the Master Servicer and the Special Servicer, and the Enforcing Servicer shall promptly forward to each other party to this Agreement and the related Mortgage Loan Seller, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and, each of a Certificateholder Repurchase Request or a PSA Party Repurchase Request, a “Repurchase Request”). Subject to Section 2.03(l), the Enforcing Servicer shall be the Enforcing Party with respect to the PSA Party Repurchase Request. If a Resolution Failure occurs with respect to the PSA Party Repurchase Request, the provisions described below under Section 2.03(l) shall apply.

(iii)                                In the event the Repurchase Request is not Resolved within 180 days after the Mortgage Loan Seller receives the Repurchase Request (such event, a “Resolution Failure”), and for all purposes herein, such Resolution Failure shall be deemed to have occurred. Receipt of the Repurchase Request shall be deemed to occur two (2) Business Days after the Repurchase Request is sent to the related Mortgage Loan Seller.

(iv)                              Within two (2) Business Days after a Resolution Failure occurs with respect to a PSA Party Repurchase Request made by any party other than the Special Servicer or a Certificateholder Repurchase Request made by any Certificateholder other than the Directing Holder or a Controlling Class Certificateholder, in each case, related to a Performing Loan, the Master Servicer shall send a written notice (a “Master Servicer Proposed Course of Action Notice”) to the Special Servicer, indicating the Master Servicer’s analysis and recommended course of action with respect to such Repurchase Request, along with the Servicing File and all information, documents (but excluding the original documents constituting the Mortgage File) and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such Performing Loan and, if applicable, the related Serviced Companion Loan, either in the Master Servicer’s possession or otherwise reasonably available to the Master Servicer, and reasonably requested by the Special Servicer to enable it to assume its duties hereunder to the extent set forth hereunder for such Performing Loan. Upon receipt of such Master Servicer Proposed Course of Action Notice and such Servicing File, the Special Servicer shall become the Enforcing Servicer with respect to such Repurchase Request.

(l)                 (i)  After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to this Agreement), the Enforcing Servicer shall send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the Certificate Administrator, who shall make such notice available to all other Certificateholders and Certificate Owners (by posting such notice on the Certificate Administrator’s Website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (the “Proposed Course of Action”). If the Master Servicer is the Enforcing Servicer, the Master Servicer may (but shall not be obligated to) consult with the Special Servicer and (for so long as no Consultation Termination Event has occurred and is continuing) the Directing Holder regarding any Proposed Course of Action. Such notice shall include (a) a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action by clearly marking “agree” or “disagree” to the Proposed Course of

Action on such notice within 30 days of the date of such notice and a disclaimer that responses received after such 30-day period will not be taken into consideration, (b) a statement that in the event any Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer (either as the Enforcing Party or as the Enforcing Servicer in circumstances where a Certificateholder is acting as the Enforcing Party) shall be compelled to follow the course of action agreed to and/or proposed by the majority of the responding Certificateholders that involves referring the matter to mediation or arbitration, as the case may be, (c) a statement that responding Certificateholders will be required to certify their holdings in connection with such response, (d) a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration and (e) instructions for responding Certificateholders to send their responses to the applicable Enforcing Servicer and the Certificate Administrator. The Certificate Administrator shall within three (3) Business Days after the expiration of the 30-day response period, tabulate the responses received from the Certificateholders and share the results with the Enforcing Servicer. The Certificate Administrator shall only count responses timely received and clearly indicating agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language shall not be taken into consideration for purposes of determining whether the related Certificateholder agrees or disagrees with the Proposed Course of Action. The Certificate Administrator shall be under no obligation to answer any questions from Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the Certificate Administrator’s obligations in connection with this Section 2.03(l) shall be limited solely to tabulating Certificateholder responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation shall not be construed to impose any enforcement obligation on the Certificate Administrator. The Enforcing Servicer may conclusively rely (without investigation) on the Certificate Administrator’s tabulation of the majority of the responding Certificateholders. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable Mortgage Loan Seller with respect to the Repurchase Request and the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the applicable Mortgage Loan Seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice is posted on the Certificate Administrator’s Website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration. In the event any Certificateholder or Certificate Owner entitled to do so delivers a Preliminary Dispute Resolution Election Notice, and the Enforcing Servicer has also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action, such responses shall be considered Preliminary Dispute Resolution Election Notices supporting the Proposed Course of Action for purposes of determining the course of action proposed by the majority of Certificateholders.

(ii)                                   If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner entitled to do so delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner otherwise entitled to do so shall have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer shall be the sole party obligated and entitled to determine a course of action, including but not limited to, enforcing the Trust’s rights against the related Mortgage Loan Seller, subject to any consent or consultation rights of the Directing Holder pursuant to Section 6.08.

(iii)                                Promptly and in any event within 10 Business Days following receipt of a Preliminary Dispute Resolution Election Notice from (a) the Initial Requesting Certificateholder, if any, or (b) any other Certificateholder or Certificate Owner (each of clauses (a) and (b), a “Requesting Certificateholder”), the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 Business Days following the Dispute Resolution Cut-off Date. The Enforcing Servicer shall be entitled to establish procedures the Enforcing Servicer deems to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 Business Days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

(iv)                               If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and will remain obligated under this Agreement to determine a course of action, including but not limited to, enforcing the rights of the Trust with respect to the Repurchase Request and no Certificateholder or Certificate Owner shall have any further right to elect to refer the matter to mediation or arbitration.

(v)                                  If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder shall become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If there is more than one Requesting Certificateholder that timely delivers a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration. If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of this Agreement within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party shall terminate and no

Certificateholder or Certificate Owner shall have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer shall take no further action with respect to the Repurchase Request, then the related Material Breach or Material Defect shall be deemed waived for all purposes under this Agreement and the related Mortgage Loan Purchase Agreement; provided, however, that such Material Breach or Material Defect shall not be deemed waived with respect a Requesting Certificateholder, any other Certificateholder or Certificate Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party at the time when the Proposed Course of Action Notice is posted on the Certificate Administrator’s Website and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer shall again become the Enforcing Party and, as such, shall be the sole party obligated and entitled to determine a course of action including, but not limited to, enforcing the Trust’s rights against the related Mortgage Loan Seller.

(vi)                               Notwithstanding the foregoing, the dispute resolution provisions described above under this Section 2.03(l) will not apply, and the Enforcing Servicer shall remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

(vii)                             In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the Trust, shall remain a party to any proceedings against the related Mortgage Loan Seller; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding shall be determined by such Enforcing Servicer (in consultation with the Directing Holder for so long as no Consultation Termination Event has occurred and is continuing), and in accordance with the Servicing Standard. For the avoidance of doubt, the Depositor, the Mortgage Loan Sellers and any of their respective Affiliates shall not be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder.

(viii)                         The Requesting Certificateholder is entitled to elect either mediation or arbitration in its sole discretion; however, the Requesting Certificateholder may not elect to then utilize the alternative method in the event that the initial method is unsuccessful.

(ix)                                 If (i) a Repurchase Request is made with respect to any Mortgage Loan based on any particular alleged Material Breach or Material Defect, (ii) a Resolution Failure is deemed to occur with respect to such Repurchase Request, and (iii) if either (A) a mediation or arbitration is undertaken with respect to such Repurchase Request or (B) the Certificateholders and Certificate Owners cease to have a right to refer such Repurchase Request to mediation or arbitration, in either case in accordance with the provisions of this Agreement, then no Certificateholder or Certificate Owner may make any subsequent Repurchase Request with respect to such Mortgage Loan based on the same alleged Material Breach or Material Defect unless there is a material change in the facts and circumstances known to such party.

(x)                                   The Depositor, the Mortgage Loan Seller and any of their respective Affiliates shall not be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder.

(m)             If the Enforcing Party selects mediation (including nonbinding arbitration), the following provisions shall apply:

(i)                                      The mediation shall be administered by a nationally recognized mediation services provider selected by the related Mortgage Loan Seller in accordance with published mediation procedures (the “Mediation Rules”) promulgated by a nationally recognized mediation services provider selected by the Mortgage Loan Seller (such provider, the “Meditation Services Provider”).

(ii)                                   The mediator shall be impartial, an attorney admitted to practice in the State of New York and have at least [__] years of experience in commercial litigation, and commercial real estate finance or commercial mortgage-backed securitization matters or other complex commercial transactions, and who will be appointed from a list of neutrals maintained by the Mediation Services Provider. Upon being supplied a list of at least ten potential qualified mediators by the Mediation Services Provider each party will have the right to exercise two peremptory challenges within 14 days and to rank the remaining potential mediators in order of preference. The Mediation Services Provider shall select the mediator from the remaining attorneys on the list respecting the preference choices of the parties to the extent possible.

(iii)                                The parties shall use commercially reasonable efforts to conduct an organizational conference to begin the mediation within 10 Business Days of the selection of the mediator and to conclude the mediation within 60 days thereafter.

(iv)                               The expenses of any mediation shall be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and the Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

(n)               If the Enforcing Party selects third-party arbitration, the following provisions will apply:

(i)                                      The arbitration shall be administered by a nationally recognized arbitration services provider selected by the related Mortgage Loan Seller in accordance with published arbitration procedures (the “Arbitration Rules”) promulgated by a nationally recognized arbitration services provider selected by the Mortgage Loan Seller (such provider, the “Arbitration Services Provider”).

(ii)                                   The arbitrator shall be impartial, an attorney admitted to practice in the State of New York and have at least [__] years of experience in commercial litigation and commercial real estate finance or commercial mortgage-backed securitization matters or other complex commercial transactions, and who will be appointed from a list of neutrals maintained by the Arbitration Services Provider. Upon being supplied a list of at least ten potential arbitrators by the Arbitration Services Provider each party will have the right to exercise two peremptory challenges within 14 days and to rank the remaining potential arbitrators in order of preference. The Arbitration Services Provider will select the arbitrator from the remaining attorneys on the list respecting the preference choices of the parties to the extent possible.

(iii)                                Prior to accepting an appointment, the arbitrator must promptly disclose any circumstances likely to create a reasonable inference of bias or conflict of interest or likely to preclude completion of the hearings within the prescribed time schedule.

(iv)                               After consulting with the parties at an organizational conference held not later than 10 Business Days after its appointment, the arbitrator shall devise procedures and deadlines for the arbitration, to the extent not already agreed to by the parties, with the goal of expediting the proceeding and completing the arbitration within 120 days. The arbitrator shall have the authority to schedule, hear, and determine any and all motions, including dispositive and discovery motions, in accordance with the Federal Rules of Civil Procedure for non-jury matters (the “Rules”) (including summary judgment and other prehearing and post hearing motions), and will do so by reasoned decision on the motion of any party to the arbitration.

(v)                                  Notwithstanding whatever other discovery may be available under the Rules, unless otherwise agreed by the parties, each party to the arbitration will be presumptively limited to the following discovery in the arbitration: (A) the parties shall reasonably and in good faith voluntarily produce to all other parties all documents upon which they intend to rely and all documents they reasonably and in good faith believe to be relevant to the claims or defenses asserted by any of the parties, (B) party witness depositions (excluding Rule 30b-6 witnesses), and (C) expert witness depositions, provided, that the arbitrator shall have the ability to grant the parties, or either of them, additional discovery to the extent that the arbitrator determines good cause is shown that such additional discovery is reasonable and necessary.

(vi)                              The arbitrator shall make its final determination no later than 30 days after the conclusion of the hearings and submission of any post-hearing submissions. The arbitrator shall resolve the dispute in accordance with the terms of the related Mortgage Loan Purchase Agreement and this Agreement, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive damages or consequential damages in any arbitration conducted by them. Interest on any monetary award shall bear interest from the date of the Final Dispute Resolution Election Notice at the Prime Rate. In its final determination, the arbitrator shall determine and award the costs of the arbitration (including the fees of the arbitrator, cost of any record or transcript of the arbitration, and administrative fees) and shall award reasonable attorneys’ fees to the parties to the arbitration as determined by the arbitrator in its reasonable discretion. The determination of the arbitrator shall be by a reasoned decision in writing and counterpart copies will be promptly delivered to the parties. The final determination of the arbitrator shall be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be enforced in any court of competent jurisdiction.

(vii)                           By selecting arbitration, the selecting party is giving up the right to sue in court, including the right to a trial by jury.

(viii)                         No person may bring a putative or certificated class action to arbitration.

(o)               The following provisions will apply to both mediation and third-party arbitration:

(i)                                     Any mediation or arbitration will be held in New York, New York unless another location is agreed by all parties.

(ii)                                   If the dispute involves a matter that cannot effectively be remedied by the payment of damages, or if there be any dispute relating to arbitration or the arbitrators that cannot be resolved promptly by the arbitrators or the Arbitration Services Provider, then any party in such instance may during the pendency of the arbitration proceedings seek temporary equitable remedies, pending the final decision of the arbitration panel, solely by application in the Southern District if such court shall have subject matter jurisdiction, or if the Southern District has no jurisdiction, then it the Supreme Court of the State of New York for the County of New York. The arbitration proceedings shall not be stayed unless so ordered by the court.

(iii)                                The details and/or existence of any Repurchase Request, any informal meetings, mediations or arbitration proceedings conducted under this Section 2.03, including all offers, promises, conduct and statements, whether oral or written, made in the course of the parties’ attempt to informally resolve any Repurchase Request, will be confidential, privileged and inadmissible for any purpose, including impeachment, in any mediation, arbitration or litigation, or other proceeding (including any proceeding under this Section 2.03). Such information will be kept strictly confidential and will not be disclosed or shared with any third party (other than a party’s attorneys, experts, accountants and other agents and representatives, as reasonably required in connection with any resolution procedure under this Section 2.03), except as otherwise required by law, regulatory requirement or court order. If any party to a resolution procedure receives a subpoena or other request for information from a third party (other than a governmental regulatory body) for such confidential information, the recipient will promptly notify the other party to the resolution procedure and will provide the other party with a reasonable opportunity to object to the production of its confidential information.

(iv)                               In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, shall be required contain an acknowledgment that the Trust, or the Enforcing Servicer on its behalf, shall be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceedings shall be determined by such Enforcing Servicer in consultation with the Directing Holder, provided that a Consultation Termination Event has not occurred and is continuing, and in accordance with the Servicing Standard. All amounts recovered by the

Enforcing Party shall be paid to the Trust, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediation, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the Trust nor the Enforcing Servicer acting on its behalf shall be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

(v)                                  In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder shall be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

(vi)                               The Trust (or the Trustee or the Enforcing Party acting on its behalf), the Depositor or any Mortgage Loan Seller shall be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings shall be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such procedures; provided, however, that the Certificateholders shall be permitted to communicate prior to the commencement of any such proceedings to the extent provided in Section 5.06.

(vii)                           For the avoidance of doubt, in no event shall the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration or participation in such mediation or arbitration affect in any manner the ability of the Enforcing Servicer to perform its obligations with respect to a Mortgage Loan or the exercise of any rights of a Directing Holder (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed in lieu, or bankruptcy or other litigation).

(viii)                         For the avoidance of doubt, any expenses required to be borne by or allocated to the Enforcing Servicer in mediation or arbitration or related responsibilities under this Agreement shall be reimbursable as Additional Trust Fund Expenses.

Section 2.04        Representations, Warranties and Covenants of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor and the Asset Representations Reviewer.  (a) The Master Servicer, as Master Servicer, hereby represents and warrants with respect to itself to the Trustee, for its own benefit and the benefit of the Certificateholders, and to the Depositor, the Certificate Administrator, the Special Servicer, the Asset Representations Reviewer and the Operating Advisor and the Serviced Companion Loan Noteholders, as of the Closing Date, that:

(i)                                    The Master Servicer is a [ENTITY TYPE], duly organized, validly existing and in good standing under the laws of the [PLACE OF ORGANIZATION], and the Master Servicer is in compliance with the laws of each state (within the United States of America) in which any related Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;

(ii)                                   The execution and delivery of this Agreement by the Master Servicer, and the performance and compliance with the terms of this Agreement by the Master Servicer, do not (A) violate the Master Servicer’s organizational documents or (B) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or which is applicable to it or any of its assets, or (C) violate any law, rule, regulation, order, judgment or decree to which the Master Servicer or its property is subject, which, in the case of either (B) or (C), is likely to materially and adversely affect either the ability of the Master Servicer to perform its obligations under this Agreement or its financial condition;

(iii)                               The Master Servicer has the full corporate power and authority to enter into and consummate all transactions to be performed by it contemplated by this Agreement, has duly authorized the execution, delivery and performance by it of this Agreement, and has duly executed and delivered this Agreement;

(iv)                              This Agreement, assuming due authorization, execution and delivery by the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Special Servicer and the Depositor, constitutes a valid, legal and binding obligation of the Master Servicer, enforceable against the Master Servicer in accordance with the terms hereof, subject to applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors’ rights generally, and general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

(v)                                 The Master Servicer is not in default with respect to any law, any order or decree of any court, or any order, regulation or demand of any federal, state, municipal or governmental agency, which default, in the Master Servicer’s reasonable judgment is likely to materially and adversely affect the financial condition or operations of the Master Servicer or its properties taken as a whole or its ability to perform its duties and obligations hereunder;

(vi)                               No litigation is pending or, to the best of the Master Servicer’s knowledge, threatened against the Master Servicer which would prohibit the Master Servicer from entering into this Agreement or, in the Master Servicer’s good faith and reasonable judgment is likely to materially and adversely affect either the ability of the Master Servicer to perform its obligations under this Agreement or the financial condition of the Master Servicer;

(vii)                            No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Master Servicer of, or compliance by the Master Servicer with, this Agreement or the consummation of the transactions of the Master Servicer contemplated by this Agreement, except for any consent, approval, authorization or order which has been obtained, or which, if not obtained would not have a materially adverse effect on the ability of the Master Servicer to perform its obligations hereunder;

(viii)                         Each officer and employee of the Master Servicer that has responsibilities concerning the servicing and administration of Mortgage Loans or Serviced Whole Loans is covered by errors and omissions insurance and the fidelity bond in the amounts and with the coverage required by this Agreement or the Master Servicer self-insures for such risks in compliance with the requirements of Section 3.08(d) of this Agreement; and

(ix)                                 [To the actual knowledge of the Master Servicer, the Master Servicer is not a Risk Retention Affiliate of the Third-Party Purchaser.]

(b)               The Special Servicer, as Special Servicer, hereby represents and warrants to and covenants with the Trustee, for its own benefit and the benefit of the Certificateholders, and to the Depositor, the Certificate Administrator, the Master Servicer, the Operating Advisor, the Asset Representations Reviewer and the Serviced Companion Loan Noteholders, as of the Closing Date, that:

(i)                                     The Special Servicer is a [ENTITY TYPE], duly organized, validly existing and in good standing under the laws of the [PLACE OF ORGANIZATION], and the Special Servicer is in compliance with the laws of each state (within the United States of America) in which any related Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;

(ii)                                   The execution and delivery of this Agreement by the Special Servicer, and the performance and compliance with the terms of this Agreement by the Special Servicer, do not (A) violate the Special Servicer’s organizational documents or (B) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or which is applicable to it or any of its assets, or (C) violate any law, rule, regulation, order, judgment or decree to which the Special Servicer or its property is subject, which, in the case of either (B) or (C), is likely to materially and adversely affect either the ability of the Special Servicer to perform its obligations under this Agreement or its financial condition;

(iii)                                The Special Servicer has the full corporate power and authority to enter into and consummate all transactions to be performed by it contemplated by this Agreement, has duly authorized the execution, delivery and performance by it of this Agreement, and has duly executed and delivered this Agreement;

(iv)                               This Agreement, assuming due authorization, execution and delivery by the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator, the Master Servicer and the Depositor, constitutes a valid, legal and binding obligation of the Special Servicer, enforceable against the Special Servicer in accordance with the terms hereof, subject to applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors’ rights generally, and general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

(v)                                  The Special Servicer is not in default with respect to any law, any order or decree of any court, or any order, regulation or demand of any federal, state, municipal or governmental agency, which default, in the Special Servicer’s reasonable judgment is likely to materially and adversely affect the financial condition or operations of the Special Servicer or its properties taken as a whole or its ability to perform its duties and obligations hereunder;

(vi)                               No litigation is pending or, to the best of the Special Servicer’s knowledge, threatened against the Special Servicer which would prohibit the Special Servicer from entering into this Agreement or, in the Special Servicer’s good faith and reasonable judgment is likely to materially and adversely affect either the ability of the Special Servicer to perform its obligations under this Agreement or the financial condition of the Special Servicer;

(vii)                            No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Special Servicer of, or compliance by the Special Servicer with, this Agreement or the consummation of the transactions of the Special Servicer contemplated by this Agreement, except for any consent, approval, authorization or order which has been obtained, or which, if not obtained would not have a materially adverse effect on the ability of the Special Servicer to perform its obligations hereunder;

(viii)                         Each officer and employee of the Special Servicer that has responsibilities concerning the servicing and administration of Mortgage Loans or Serviced Whole Loans is covered by errors and omissions insurance and the fidelity bond in the amounts and with the coverage required by this Agreement or the Special Servicer self-insures for such risks in compliance with the requirements of Section 3.08(d) of this Agreement; and

(ix)                                 [To the actual knowledge of the Trustee, the Trustee is not a Risk Retention Affiliate of the Third-Party Purchaser.]

(c)               It is understood and agreed that the representations and warranties set forth in this Section shall survive delivery of the respective Mortgage Files to the Custodian on behalf of the Trustee until the termination of this Agreement, and shall inure to the benefit of the Trustee, the Depositor, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Serviced Companion Loan Noteholders and the Master Servicer or Special Servicer, as the case may be. Upon discovery by the Depositor, the Certificate Administrator, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer or a Responsible Officer of the Trustee (or upon written notice thereof from any Certificateholder) of a breach of any of the representations and warranties set forth in this Section which materially and adversely affects the interests of the Certificateholders, the Certificate Administrator, the Master Servicer, Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Serviced Companion Loan Noteholders or the Trustee in any Mortgage Loan, the party discovering such breach shall give prompt written notice to the other parties hereto, the Serviced Companion Loan Noteholders and the Mortgage Loan Sellers.

(d)               The Trustee hereby represents and warrants to the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator and the Serviced Companion Loan Noteholders as of the Closing Date, that:

(i)                                      The Trustee is a [ENTITY TYPE], duly organized, validly existing and in good standing under the laws of the [PLACE OF ORGANIZATION] and has full power, authority and legal right to own its properties and conduct its business as presently conducted and to execute, deliver and perform the terms of this Agreement.

(ii)                                   This Agreement has been duly authorized, executed and delivered by the Trustee and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding instrument enforceable against the Trustee in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights in general and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(iii)                                Neither the execution and delivery of this Agreement by the Trustee nor the consummation by the Trustee of the transactions herein contemplated to be performed by the Trustee, nor compliance by the Trustee with the provisions hereof, will conflict with or result in a breach of, or constitute a default under, any of the provisions of any applicable law (subject to the appointment in accordance with such applicable law of any co-Trustee or separate Trustee required pursuant to this Agreement), governmental rule, regulation, judgment, decree or order binding on the Trustee or its properties or the organizational documents of the Trustee or the terms of any material agreement, instrument or indenture to which the Trustee is a party or by which it is bound which, in the Trustee’s good faith and reasonable judgment, is likely to affect materially and adversely the ability of the Trustee to perform its obligations under this Agreement.

(iv)                               The Trustee is not in violation of, and the execution and delivery of this Agreement by the Trustee and its performance and compliance with the terms of this Agreement will not constitute a violation with respect to, any order or decree of any court binding on the Trustee or any law, order or regulation of any federal, state, municipal or governmental agency having jurisdiction, or result in the creation or imposition of any lien, charge or encumbrance which, in any such event, would have consequences that would materially and adversely affect the condition (financial or otherwise) or operation of the Trustee or its properties.

(v)                                  No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body, is required for the execution, delivery and performance by the Trustee of or compliance by the Trustee with this Agreement, or if required, such approval has been obtained prior to the Cut-off Date or which, if not obtained, would have a materially adverse effect on the Trustee’s ability to perform its obligations hereunder.

(vi)                               To the best of the Trustee’s knowledge, no litigation is pending or threatened against the Trustee which would prohibit its entering into or materially and adversely affect its ability to perform its obligations under this Agreement or the Indemnification Agreement, dated as of the Pricing Date, among the Trustee, the Depositor and the Underwriters.

(e)               The Certificate Administrator hereby represents and warrants to the Depositor, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer and the Serviced Companion Loan Noteholders, as of the Closing Date, that:

(i)                                     The Certificate Administrator is a [ENTITY TYPE], duly organized, validly existing and in good standing under the laws of the [PLACE OF ORGANIZATION] and has full power, authority and legal right to own its properties and conduct its business as presently conducted and to execute, deliver and perform the terms of this Agreement.

(ii)                                   This Agreement has been duly authorized, executed and delivered by the Certificate Administrator and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding instrument enforceable against the Certificate Administrator in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights in general and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(iii)                                Neither the execution and delivery of this Agreement by the Certificate Administrator nor the consummation by the Certificate Administrator of the transactions herein contemplated to be performed by the Certificate Administrator, nor compliance by the Certificate Administrator with the provisions hereof, will conflict with or result in a breach of, or constitute a default under, any of the provisions of any applicable law, governmental rule, regulation, judgment, decree or order binding on the Certificate Administrator or its properties or the organizational documents of the Certificate Administrator or the terms of any material agreement, instrument or indenture to which the Certificate Administrator is a party or by which it is bound which, in the Certificate Administrator’s good faith and reasonable judgment, is likely to affect materially and adversely the ability of the Certificate Administrator to perform its obligations under this Agreement.

(iv)                               The Certificate Administrator is not in violation of, and the execution and delivery of this Agreement by the Certificate Administrator and its performance and compliance with the terms of this Agreement will not constitute a violation with respect to, any order or decree of any court binding on the Certificate Administrator or any law, order or regulation of any federal, state, municipal or governmental agency having jurisdiction, or result in the creation or imposition of any lien, charge or encumbrance which, in any such event, would have consequences that are likely to affect materially and adversely the ability of the Certificate Administrator to perform its obligations under this Agreement.

(v)                                  No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body, is required for the execution, delivery and performance by the Certificate Administrator of or compliance by the Certificate Administrator with this Agreement, or if required, such approval has been obtained prior to the Cut-off Date or which, if not obtained, would have a materially adverse effect on the Certificate Administrator’s ability to perform its obligations hereunder.

(vi)                              To the best of the Certificate Administrator’s knowledge, no litigation is pending or threatened against the Certificate Administrator which would prohibit its entering into or materially and adversely affect its ability to perform its obligations under this Agreement or the Indemnification Agreement, dated as of the Pricing Date, between the Certificate Administrator, the Depositor and the Underwriters.

(vii)                            [To the actual knowledge of the Certificate Administrator, the Certificate Administrator is not a Risk Retention Affiliate of the Third-Party Purchaser.]

(f)                The Operating Advisor hereby represents and warrants to the Trustee, the Depositor, the Certificate Administrator, the Master Servicer, the Special Servicer, the Asset Representations Reviewer and the Serviced Companion Loan Noteholders, as of the Closing Date, that:

(i)                                      The Operating Advisor is a [ENTITY TYPE], duly organized, validly existing and in good standing under the laws of the [PLACE OF ORGANIZATION] and has full power, authority and legal right to own its properties and conduct its business as presently conducted and to execute, deliver and perform the terms of this Agreement.

(ii)                                  The execution and delivery of this Agreement by the Operating Advisor, and the performance and compliance with the terms of this Agreement by the Operating Advisor, do not (A) violate the Operating Advisor’s organizational documents or (B) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or which is applicable to it or any of its assets, or (C) violate any law, rule, regulation, order, judgment or decree to which the Operating Advisor or its property is subject, which, in the case of either (B) or (C), is likely to materially and adversely affect either the ability of the Operating Advisor to perform its obligations under this Agreement or its financial condition;

(iii)                               The Operating Advisor has the full limited liability company power and authority to enter into and consummate all transactions to be performed by it contemplated by this Agreement, has duly authorized the execution, delivery and performance by it of this Agreement, and has duly executed and delivered this Agreement;

(iv)                               This Agreement, assuming due authorization, execution and delivery by the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, and the Depositor, constitutes a valid, legal and binding obligation of the Operating Advisor, enforceable against the Operating Advisor in accordance with the terms hereof, subject to applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors’ rights generally, and general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

(v)                                  The Operating Advisor is not in default with respect to any law, any order or decree of any court, or any order, regulation or demand of any federal, state, municipal or governmental agency, which default, in the Operating Advisor’s reasonable judgment, is likely to materially and adversely affect the financial condition or operations of the Operating Advisor or its properties taken as a whole or its ability to perform its duties and obligations hereunder;

(vi)                               No litigation is pending or, to the best of the Operating Advisor’s knowledge, threatened against the Operating Advisor which would prohibit the Operating Advisor from entering into this Agreement or, in the Operating Advisor’s good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Operating Advisor to perform its obligations under this Agreement or the financial condition of the Operating Advisor; and

(vii)                             No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Operating Advisor, or compliance by the Operating Advisor with, this Agreement or the consummation of the transactions of the Operating Advisor contemplated by this Agreement, except for any consent, approval, authorization or order which has been obtained, or which, if not obtained would not have a materially adverse effect on the ability of the Operating Advisor to perform its obligations hereunder.

(g)               The Asset Representations Reviewer hereby represents and warrants to the Trustee, for its own benefit and the benefit of the Certificateholders, and to the Depositor, the Master Servicer, the Special Servicer, the Asset Representations Reviewer and the Certificate Administrator, as of the Closing Date, that:

(i)                                     The Asset Representations Reviewer is a [ENTITY TYPE], duly organized, validly existing and in good standing under the laws of the [PLACE OF ORGANIZATION], and the Asset Representations Reviewer is in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;

(ii)                                  The execution and delivery of this Agreement by the Asset Representations Reviewer, and the performance and compliance with the terms of this Agreement by the Asset Representations Reviewer, do not (A) violate the Asset Representations Reviewer’s organizational documents, (B) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or which is applicable to it or any of its assets, or (C) violate any law, rule, regulation, order, judgment or decree to which the Asset Representations Reviewer or its property is subject, which, in the case of either (B) or (C), is likely to materially and adversely affect either the ability of the Asset Representations Reviewer to perform its obligations under this Agreement or its financial condition;

(iii)                               The Asset Representations Reviewer has the full power and authority to enter into and consummate all transactions to be performed by it contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)                              This Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of the Asset Representations Reviewer, enforceable against the Asset Representations Reviewer in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors’ rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

(v)                                 The Asset Representations Reviewer is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, order or decree of any court or arbiter, or any order regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Asset Representations Reviewer’s good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Asset Representations Reviewer to perform its obligations under this Agreement or the financial condition of the Asset Representations Reviewer;

(vi)                               No litigation is pending or, to the best of the Asset Representations Reviewer’s knowledge, threatened against the Asset Representations Reviewer, which would prohibit the Asset Representations Reviewer from entering into this Agreement or, in the Asset Representations Reviewer’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Asset Representations Reviewer to perform its obligations under this Agreement;

(vii)                           The Asset Representations Reviewer has errors and omissions coverage which is in full force and effect or is self-insuring with respect to such risks, which in either case complies with the requirements of Section 3.07 hereof; and

(viii)                         No consent, approval, authorization or order of any court or governmental agency or body is required under federal or state law for the execution, delivery and performance by the Asset Representations Reviewer of, or compliance by the Asset Representations Reviewer with, this Agreement or the consummation of the transactions of the Asset Representations Reviewer contemplated by this Agreement, except for any consent, approval, authorization or order which has been obtained or can be obtained prior to the actual performance by the Asset Representations Reviewer of its obligations under this Agreement, or which, if not obtained would not have a materially adverse effect on the ability of the Asset Representations Reviewer to perform its obligations hereunder; and

(ix)                                The Asset Representations Reviewer is an Eligible Asset Representations Reviewer.

Section 2.05        Execution and Delivery of Certificates; Issuance of Lower-Tier Regular Interests and the Loan Specific REMIC Regular Interests. The Trustee acknowledges the assignment to it of the Mortgage Loans and the delivery of the Mortgage Files to the Custodian (to the extent the documents constituting the Mortgage Files are actually delivered to the Custodian), subject to the provisions of Section 2.01 and Section 2.02 of this Agreement and, concurrently with such delivery, (i) acknowledges and hereby declares that it holds the Mortgage Loans (excluding the Excess Interest, the AB Whole Loan [and the Mortgage Loan Seller Strip]) for the benefit of (y) the Holders of the Class [R] Interest and (z) the Lower-Tier REMIC as holder of such portions of the Mortgage Loans; (ii) acknowledges and hereby declares that it holds the Excess Interest [and the Mortgage Loan Seller Strip for the benefit of [Mortgage Loan Seller]] and the Loan Specific REMIC for the benefit of (y) the Holders of the Class R Certificates (in respect of the Class LTR Interest) and (z) the Lower-Tier REMIC as holder of the Loan Specific REMIC Regular Interest; (iii) acknowledges and hereby declares that it holds the Excess Interest for the benefit of the Holders of the [ARD CLASS] Certificates; (iv) acknowledges the issuance of the Loan Specific REMIC Regular Interests and the [LOAN SPECIFIC CLASS]-R Interest represented by the Class [R] Certificates and hereby declares that it holds the Loan Specific REMIC Regular Interests on behalf of the Lower-Tier REMIC, the Upper-Tier REMIC and the Holders of the Certificates (other than the [ARD CLASS] Certificates); (v) acknowledges the issuance of the Lower-Tier Regular Interests and the Class [LTR] Interest represented by the Class [R] Certificates; (vi) acknowledges the contribution by the Depositor of the Lower-Tier Regular Interests to the Upper-Tier REMIC and hereby declares that it holds the Lower-Tier Regular Interests on behalf of the Upper-Tier REMIC and the Holders of the Certificates (other than the [ARD CLASS]); and (vii) in exchange for the Lower-Tier Regular Interests, acknowledges the issuance of the Class [PEZ] Regular Interests and has caused to be executed and caused to be authenticated and delivered to or upon the order of the Depositor, or as directed by the terms of this Agreement, the Regular Certificates, the Exchangeable Certificates and the Class UTR Interest represented by Class [R] Certificates, in authorized denominations; and the Depositor hereby acknowledges the receipt by it or its designees of the Regular Certificates, the Class [R] Certificates, the Exchangeable Certificates and the [CLASS ARD] Certificates, which Certificates [and the Mortgage Loan Seller Strip] evidence ownership of the entire Trust Fund.

The Depositor, as of the Closing Date, and concurrently with the execution and delivery of this Agreement, does hereby assign without recourse all the right, title and interest of the Depositor in and to the Class [PEZ] Regular Interests to the Trustee for the benefit of the holders of the Class [__] Certificates (to the extent of the Class [__] Percentage Interest of the Class [__] Regular Interest), the Class [__] Certificates (to the extent of the Class [__] Percentage Interest of the Class [__] Regular Interest), the Class[__] Certificates (to the extent of the Class [__] Percentage Interest of the Class[__] Regular Interest) and the Class [PEZ] Certificates (to the extent of the applicable Class [PEZ] Percentage Interest of each of the Class [PEZ] Regular Interests).

The Trustee (i) acknowledges the assignment to it of the Class [PEZ] Regular Interests and (ii) declares that it holds and will hold the Class [PEZ] Regular Interests for the exclusive use and benefit of the Holders of the Exchangeable Certificates. The Certificate Administrator has caused the Exchangeable Certificates to be executed and authenticated and delivered to or upon the order of the Depositor, or as directed by the terms of this Agreement, in exchange for the Class [PEZ] Regular Interests, and the Depositor hereby acknowledges the receipt by it or its designees of the Exchangeable Certificates in authorized Denominations.

The Depositor, as of the Closing Date, and concurrently with the execution and delivery of this Agreement, does hereby assign without recourse all the right, title and interest of the Depositor in and to the Excess Interest to the Trustee for the benefit of the holders of the [ARD CLASS] Certificates. The Trustee (i) acknowledges the assignment to it of the Excess Interest, (ii) declares that it holds and will hold such Excess Interest in trust for the exclusive use and benefit of all present and future Holders of the [ARD CLASS] Certificates and (iii) has caused the Certificate Administrator to execute, and has caused the Authenticating Agent to authenticate and to deliver to or upon the order of the Depositor, in exchange for the Excess Interest, and the Depositor hereby acknowledges the receipt by it or its designees of the [ARD CLASS] Certificates in authorized Denominations.

Section 2.06        Miscellaneous REMIC and Grantor Trust Provisions.   (a)  The Loan Specific REMIC Regular Interests issued hereunder are hereby designated as the “regular interests” in the Loan Specific REMIC within the meaning of Section 860G(a)(1) of the Code, and the [LOAN SPECIFIC CLASS]-R Interest, represented by the Class [R] Certificates, is hereby designated as the sole Class of “residual interest” in the Loan Specific REMIC within the meaning of Section 860G(a)(2) of the Code. The Lower-Tier Regular Interests issued hereunder are hereby designated as the “regular interests” in the Lower-Tier REMIC within the meaning of Section 860G(a)(1) of the Code, and the Class R Interest, represented by the Class [R] Certificates, is hereby designated as the sole class of “residual interests” in the Lower-Tier REMIC within the meaning of Section 860G(a)(2) of the Code. The Regular Certificates and the Class [PEZ] Regular Interests are hereby designated as “regular interests” in the Upper-Tier REMIC within the meaning of Section 860G(a)(1) of the Code, and the Class UTR Interest, represented by the Class [R] Certificates is hereby designated as the sole Class of “residual interests” in the Upper-Tier REMIC within the meaning of Section 860G(a)(2) of the Code. The Closing Date is hereby designated as the “Startup Day” of each Trust REMIC within the meaning of Section 860G(a)(9) of the Code. The “latest possible maturity date” of the Loan Specific REMIC Regular Interests, the Lower-Tier Regular Interests, the Regular Certificates and the Class [PEZ] Regular Interests for purposes of Section 860G(a)(l) of the Code is the Rated Final Distribution Date.

(b)               None of the Depositor, the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer shall enter into any arrangement by which the Trust Fund will receive a fee or other compensation for services other than as specifically contemplated herein.

(c)               Each of the [ARD CLASS] Certificates, Class [__] Certificates, Class [__] Certificates, Class [__] Certificates and Class [PEZ] Certificates shall represent undivided beneficial interests in its corresponding portion of the Trust Fund consisting of, respectively, [ARD CLASS] Specific Grantor Trust Assets, the Class [__] Specific Grantor Trust Assets, the Class [__] Specific Grantor Trust Assets, the Class [__] Specific Grantor Trust Assets, and the

Class [PEZ] Specific Grantor Trust Assets. The Grantor Trust shall be treated as a “grantor trust” within the meaning of subpart E, part I of subchapter J of the Code.

Article III

ADMINISTRATION AND SERVICING
OF THE TRUST FUND

Section 3.01        The Master Servicer To Act as Master Servicer; Special Servicer To Act as Special Servicer; Administration of the Mortgage Loans and the Serviced Companion Loans.    (a) The Master Servicer (generally with respect to Mortgage Loans (other than a Non-Serviced Mortgage Loan) and Serviced Companion Loans that are not Specially Serviced Loans) and the Special Servicer (generally with respect to Specially Serviced Loans and Serviced REO Loans), each as an independent contractor servicer, shall service and administer the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and the Serviced Companion Loans on behalf of the Trust Fund and the Trustee (as Trustee for the Certificateholders) and, in the case of any Serviced Whole Loan, the related Serviced Companion Loan Noteholders, (as a collective whole as if such Certificateholders and Serviced Companion Loan Noteholders, as applicable, constituted a single lender (and with respect to any Serviced Whole Loan with a related Serviced Subordinate Companion Loan, taking into account the subordinate nature of such Serviced Subordinate Companion Loan)), in each case, in accordance with the Servicing Standard.

The Master Servicer’s or Special Servicer’s liability for actions and omissions in its capacity as Master Servicer or Special Servicer, as the case may be, hereunder is limited as provided herein (including, without limitation, pursuant to Section 6.03 hereof). To the extent consistent with the foregoing and subject to any express limitations set forth in this Agreement, the Master Servicer and Special Servicer shall seek to maximize the timely and complete recovery of principal and interest on the Mortgage Notes; provided, that nothing herein contained shall be construed as an express or implied guarantee by the Master Servicer or Special Servicer of the collectability of the Mortgage Loans or the Serviced Companion Loans. Subject only to the Servicing Standard, the Master Servicer and Special Servicer shall have full power and authority, acting alone or through sub-servicers (subject to paragraph (c) of this Section 3.01, to the related sub-servicing agreement with each sub-servicer and to Section 3.02 of this Agreement), to do or cause to be done any and all things in connection with such servicing and administration that it may deem consistent with the Servicing Standard and, in its reasonable judgment, in the best interests of the Certificateholders, including, without limitation, with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan, and in the case of the Serviced Whole Loans, in the best interests of the Certificateholders and the Serviced Companion Loan Noteholders, as a collective whole as if such Certificateholders and (with respect to a Serviced Whole Loan) Serviced Companion Loan Noteholders constituted a single lender (and with respect to any Serviced Whole Loan with a related Serviced Subordinate Companion Loan, taking into account the subordinate nature of such Serviced Subordinate Companion Loan)) to prepare, execute and deliver, on behalf of the Certificateholders and Serviced Companion Loan Noteholders and the Trustee or any of them: (i) any and all financing statements, continuation statements and other documents or instruments necessary to maintain the lien on each Mortgaged Property and related collateral; (ii) any modifications, waivers, consents or amendments to or with respect to any documents contained in the related Mortgage File; and (iii) any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to such Mortgage Loans and the Mortgaged Properties. Notwithstanding the foregoing, neither the Master Servicer nor the Special Servicer shall modify, amend, waive or otherwise consent to any change of the terms of any Mortgage Loan except under the circumstances described in Section 3.03, Section 3.09, Section 3.10, Section 3.24, Section 3.25, Section 3.26 and Section 3.27 hereof. The Master Servicer (with respect to Mortgage Loans (other than a Non-Serviced Mortgage Loan) and Serviced Companion Loans that are not Specially Serviced Loans) and the Special Servicer (with respect to Specially Serviced Loans and Serviced REO Loans) shall provide to the Borrowers related to such Mortgage Loans that it is servicing any reports required to be provided to them pursuant to the related Loan Documents. Subject to Section 3.11 of this Agreement, the Trustee shall, upon the receipt of a written request of a Servicing Officer, execute and deliver to the Master Servicer and Special Servicer, as applicable, any powers of attorney (substantially in the form attached hereto as Exhibit DD, or such other form as mutually agreed to by the Trustee and the Master Servicer or the Special Servicer, as applicable) and other documents (including but not limited to other powers of attorney) prepared by the Master Servicer and Special Servicer, as applicable, and necessary or appropriate (as certified in such written request) to enable the Master Servicer and Special Servicer, as applicable, to carry out their servicing and administrative duties hereunder. The Trustee shall not be held liable for any misuse of any such power of attorney or such other documents by the Master Servicer and Special Servicer, as applicable. Notwithstanding anything contained herein to the contrary, none of the Master Servicer or the Special Servicer shall, without the Trustee’s written consent: (i) initiate any action, suit or proceeding solely under the Trustee’s name without indicating the Master Servicer’s or the Special Servicer’s, as the case may be, representative capacity (unless prohibited by any requirement of the applicable jurisdiction in which any such action, suit or proceeding is brought and if so prohibited, in the manner required by such jurisdiction (provided that the Master Servicer or the Special Servicer, as applicable, shall then provide five (5) Business Days’ written notice to the Trustee of the initiation of such action, suit or proceeding (or such shorter time period as is reasonably required in the judgment of the Master Servicer or the Special Servicer, as applicable, made in accordance with the Servicing Standard) prior to filing such action, suit or proceeding), and shall not be required to obtain the Trustee’s consent or indicate the Master Servicer’s or the Special Servicer’s, as applicable, representative capacity); or (ii) take any action with the intent to cause, and that actually causes, the Trustee to be registered to do business in any state.

(b)               Unless otherwise provided in the related Mortgage Note or related Intercreditor Agreement, the Master Servicer shall apply any partial Principal Prepayment received on a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Companion Loan, as applicable, on a date other than a Due Date to the Stated Principal Balance of such Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Companion Loan, as applicable, as of the Due Date immediately following the date of receipt of such partial Principal Prepayment. Unless otherwise provided in the related Mortgage Note or related Intercreditor Agreement, the Master Servicer shall apply any amounts received on U.S. Treasury obligations in respect of a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Companion Loan, as applicable, being defeased pursuant to its terms to the Stated

Principal Balance of and interest on such Mortgage Loan or Serviced Companion Loan, as applicable, as of the Due Date immediately following the receipt of such amounts.

(c)               The Master Servicer and the Special Servicer, may enter into Sub-Servicing Agreements with third parties with respect to any of its respective obligations hereunder, provided that (i) any such agreement requires the Sub-Servicer to comply in all material respects with all of the applicable terms and conditions of this Agreement and shall be consistent with the provisions of this Agreement, the terms of the respective Loan Documents and, in the case of a Serviced Companion Loan, the related Intercreditor Agreement, (ii) if such Sub-Servicer is a Servicing Function Participant or an Additional Servicer, any such agreement provides that (x) the failure of such Sub-Servicer to comply with any of the requirements under Article X of this Agreement applicable to such Sub-Servicer, including the failure to deliver any reports or certificates at the time such report or certification is required under Article X and (y) the failure of such Sub-Servicer to comply with any requirements to deliver any items required by Items 1122 and 1123 of Regulation AB under any other pooling and servicing agreement relating to any other series of certificates offered by the Depositor shall constitute an event of default by such Sub-Servicer upon the occurrence of which the Master Servicer shall (and the Depositor may) immediately terminate the related Sub-Servicer under the related Sub-Servicing Agreement, which termination shall be deemed for cause, (iii) no Sub-Servicer retained by the Master Servicer or the Special Servicer, as applicable, shall grant any modification, waiver or amendment to any Mortgage Loan or Serviced Companion Loan, as applicable, or foreclose any Mortgage without the approval of the Master Servicer or the Special Servicer, as applicable, which approval shall be given or withheld in accordance with the procedures set forth in Section 3.09, Section 3.10, Section 3.24, Section 3.25, Section 3.26, Section 3.27, (as applicable), (iv) such agreement shall be consistent with the Servicing Standard, [(v) such Sub-Servicing Agreement shall be terminable if at any time the related Sub-Servicer is a Risk Retention Affiliate of the Third-Party Purchaser and such Sub-Servicer is a servicer as contemplated by Item 1108(a)(2) of Regulation AB], and (vi) with respect to any Sub-Servicing Agreement entered into after the Closing Date, if such Sub-Servicer is a Servicing Function Participant or an Additional Servicer, such Sub-Servicer, at the time the related Sub-Servicing Agreement is entered into, is not a Prohibited Party. Any such Sub-Servicing Agreement may permit the Sub-Servicer to delegate its duties to agents or Subcontractors so long as the related agreements or arrangements with such agents or Subcontractors are consistent with the provisions of this Section 3.01(c) (including, for the avoidance of doubt, that no such agent or Subcontractor is a Prohibited Party, if such agent or Subcontractor would be a Servicing Function Participant, at the time the related sub-servicing agreement is entered into). Any monies received by a Sub-Servicer pursuant to a Sub-Servicing agreement (other than sub-servicing fees) shall be deemed to be received by the Master Servicer on the date received by such Sub-Servicer.

Any Sub-Servicing Agreement entered into by the Master Servicer or the Special Servicer, as applicable, shall provide that it may be assumed or terminated by the Trustee (in its sole discretion, but must be assumed with respect to any Mortgage Loan Seller Sub-Servicer so long as such Mortgage Loan Seller Sub-Servicer is not in default under the applicable Sub-Servicing Agreement) if the Trustee has assumed the duties of the Master Servicer or the Special Servicer, respectively, or any successor Master Servicer or Special Servicer, as applicable, without cost or obligation to the assuming party or the Trust Fund, upon the assumption by such party of the obligations, except to the extent they arose prior to the date of assumption, of the Master Servicer or the Special Servicer, as applicable, pursuant to Section 7.02 (it being understood that any such obligations shall be the obligations of the terminated Master Servicer or Special Servicer, as applicable, only).

Any Sub-Servicing Agreement, and any other transactions or services relating to the Mortgage Loans or the Serviced Companion Loans involving a Sub-Servicer, shall be deemed to be between the Master Servicer or the Special Servicer, as applicable, and such Sub-Servicer alone, and the Trustee, the Certificate Administrator, the Trust Fund, the Operating Advisor, the Asset Representations Reviewer, the Certificateholders and, if applicable, Serviced Companion Loan Noteholders shall not be deemed parties thereto and shall have no claims, rights (except as specified below), obligations, duties or liabilities with respect to the Sub-Servicer, except as set forth in Section 3.01(c)(ii) and Section 3.01(d).

Any Sub-Servicing Agreement as to which a Mortgage Loan Seller required the Master Servicer to enter into shall provide that the Master Servicer (and any successor Master Servicer) or Trustee may only terminate the related Mortgage Loan Seller Sub-Servicer for cause pursuant to such Sub-Servicing Agreement and as otherwise specified in such Sub-Servicing Agreement.

Notwithstanding the provisions of any Sub-Servicing Agreement and this Section 3.01, in no event shall the Trust Fund, the Trustee, the Certificate Administrator, the Depositor or any Serviced Companion Loan Noteholder bear any termination fee required to be paid to any Sub-Servicer as a result of the termination of any Sub-Servicing Agreement.

Notwithstanding any other provision of this Agreement, the Special Servicer shall not enter into any Sub-Servicing Agreement which provides for the performance by third parties of any or all of its obligations herein, without the consent of the Directing Holder for so long as no Control Termination Event has occurred and is continuing, except to the extent necessary for the Special Servicer to comply with applicable regulatory requirements.

[Except with respect to the Special Servicer, no party shall enter into a Sub-Servicing Agreement with a Sub-Servicer that is a Risk Retention Affiliate of the Third-Party Purchaser if such Sub-Servicer would be a servicer as contemplated by Item 1108(a)(2) of Regulation AB. Notwithstanding the preceding sentence, the parties to this Agreement, absent actual knowledge to the contrary, may conclusively rely upon a representation of any Mortgage Loan Seller Sub-Servicer that such Sub-Servicer is not, to its actual knowledge, a Risk Retention Affiliate of the Third-Party Purchaser. If at any time a party to this transaction obtains actual knowledge that such Sub-Servicer is a servicer as contemplated by Item 1108(a)(2) of Regulation AB and is a Risk Retention Affiliate of the Third-Party Purchaser, such party shall terminate such Sub-Servicer in accordance with the related Sub-Servicing Agreement.]

(d)               If the Trustee or any successor Master Servicer assumes the obligations of the Master Servicer, or if the Trustee or any successor Special Servicer assumes the obligations of the Special Servicer, in each case in accordance with Section 7.02, the Trustee, the successor Master Servicer or such successor Special Servicer, as applicable, to the extent necessary to permit the Trustee, the successor Master Servicer or such successor Special Servicer, as applicable, to carry out the provisions of Section 7.02, shall, without act or deed on the part of the Trustee, the successor Master Servicer or such successor Special Servicer, as applicable, succeed to all of the rights and obligations of the Master Servicer or the Special Servicer, as applicable, under any Sub-Servicing Agreement entered into by the Master Servicer or the Special Servicer, as applicable, pursuant to Section 3.01(c). In such event, such successor shall be deemed to have assumed all of the Master Servicer’s or the Special Servicer’s interest, as applicable, therein (but not any liabilities or obligations in respect of acts or omissions of the Master Servicer or the Special Servicer, as applicable, prior to such deemed assumption) and to have replaced the Master Servicer or the Special Servicer, as applicable, as a party to such Sub-Servicing Agreement to the same extent as if such Sub-Servicing Agreement had been assigned to such successor, except that the Master Servicer or the Special Servicer, as applicable, shall not thereby be relieved of any liability or obligations under such Sub-Servicing Agreement that accrued prior to the succession of such successor.

If the Trustee or any successor Master Servicer or Special Servicer, as applicable, assumes the servicing obligations of the Master Servicer or the Special Servicer, as applicable, then upon request of such successor, the Master Servicer or Special Servicer, as applicable, shall at its own expense (except (i) in the event that the Special Servicer is terminated pursuant to Section 3.22(b), at the expense of the Certificateholders effecting such termination, as applicable; or (ii) in the event that the Master Servicer or the Special Servicer is terminated pursuant to Section 6.04(c), at the expense of the Trust) deliver to such successor all documents and records relating to any Sub-Servicing Agreement and the Mortgage Loans and/or the Serviced Companion Loans, as applicable, then being serviced hereunder or thereunder and an accounting of amounts collected and held by it, if any, and shall otherwise use commercially reasonable efforts to effect the orderly and efficient transfer of any Sub-Servicing Agreement to such successor. The Master Servicer shall not be required to assume the obligations of the Special Servicer and nothing in this paragraph shall imply otherwise.

(e)               The parties hereto acknowledge that each Whole Loan is subject to the terms and conditions of the related Intercreditor Agreement and, with respect to a Non-Serviced Mortgage Loan, further subject to the servicing under and all other terms and conditions of the Other Pooling and Servicing Agreement. The parties hereto further recognize the respective rights and obligations of each Companion Loan Noteholder under the related Intercreditor Agreement, including, without limitation with respect to (A) the allocation of collections (and all other amounts received in connection with the related Whole Loan) on or in respect of the related Mortgage Loan and (B) the allocation of Default Interest on or in respect of the related Mortgage Loan.

Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that the Master Servicer’s and the Special Servicer’s obligations and responsibilities hereunder and the Master Servicer’s and the Special Servicer’s authority with respect to the Serviced Whole Loans are limited by and subject to the terms of the related Intercreditor Agreement and, with respect to any Non-Serviced Mortgage Loan, the rights of the Other Servicer and the Other Special Servicer under the Other Pooling and Servicing Agreement. The Master Servicer shall, consistent with the applicable Servicing Standard, enforce the rights of the Trustee (as holder of a Non-Serviced Mortgage Loan) under the related Intercreditor Agreement and the Other Pooling and Servicing Agreement. The parties hereto acknowledge that each Non-

Serviced Whole Loan and any related REO Property are being serviced and administered under the related Other Pooling and Servicing Agreement and the Other Servicer will make any Servicing Advances required thereunder in respect of such Non-Serviced Whole Loan and remit collections on the Non-Serviced Mortgage Loan to or on behalf of the Trust. None of the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee shall have any obligation or authority to supervise the related Other Servicer, the related Other Special Servicer or the related Other Trustee or to make Servicing Advances with respect to any such Non-Serviced Whole Loan. Although each Non-Serviced Whole Loan is being serviced under the related Other Pooling and Servicing Agreement, the Directing Holder may have certain information and consultation rights relating to the servicing of the Non-Serviced Whole Loan pursuant to the terms of the related Intercreditor Agreement and the related Other Pooling and Servicing Agreement. Any obligation of the Master Servicer or Special Servicer, as applicable, to provide information and collections and make debt service advances to the Trustee, the Certificate Administrator and the Certificateholders with respect to any Non-Serviced Whole Loan shall be dependent on its receipt of the corresponding information and collections from the related Other Servicer or the related Other Special Servicer. Nothing herein shall be deemed to override the provisions of an Intercreditor Agreement with respect to the rights of the related noteholders thereunder and with respect to the servicing and administrative duties and obligations with respect to such Non-Serviced Whole Loans. In the event of any inconsistency or discrepancy between the provisions, terms or conditions of an Intercreditor Agreement related to a Non-Serviced Whole Loan and the provisions, terms or conditions of this Agreement, the related Intercreditor Agreement shall govern.

If any Mortgage Loan included in any Serviced Whole Loan is no longer part of the Trust Fund and the servicing and administration of such Serviced Whole Loan is to be governed by a separate servicing agreement and not by this Agreement, the Master Servicer and, if such Serviced Whole Loan is then being specially serviced hereunder, the Special Servicer, shall continue to act in such capacities under such separate servicing agreement, which agreement shall be reasonably acceptable to the Master Servicer and/or the Special Servicer, as the case may be, and shall contain servicing and administration, limitation of liability, indemnification and servicing compensation provisions substantially similar to the corresponding provisions of this Agreement, except that such Serviced Whole Loan and the related Mortgaged Property shall be serviced as if they were the sole assets serviced and administered thereunder and the sole source of funds thereunder and except that there shall be no further obligation of any Person to make P&I Advances. All amounts due the Master Servicer, the Trustee and the Special Servicer (including Advances and interest thereon) pursuant to this Agreement and the applicable Intercreditor Agreement shall be paid to the Master Servicer, the Trustee and the Special Servicer by the successor Master Servicer or Special Servicer, as applicable, or as an Additional Trust Fund Expense on the first Master Servicer Remittance Date following termination. In addition, until such time as a separate servicing agreement with respect to such Serviced Whole Loan and any related Serviced REO Property has been entered into and, notwithstanding that neither such Mortgage Loan nor any related Serviced REO Property is part of the Trust Fund, the Custodian shall continue to hold the Mortgage File and the Master Servicer and, if applicable, the Special Servicer shall (subject to the preceding sentence) continue to service such Serviced Whole Loan or any related Serviced REO Property, as the case may be, under this Agreement as if it were a separate servicing agreement. Nothing herein shall be deemed to override the provisions of an Intercreditor Agreement with respect to the rights of the related noteholders thereunder and with respect to the servicing and administrative duties and obligations with respect to such Serviced Whole Loans. In the event of any inconsistency or discrepancy between the provisions, terms or conditions of an Intercreditor Agreement related to a Serviced Whole Loan and the provisions, terms or conditions of this Agreement, except as provided in Section 3.23(f), the related Intercreditor Agreement shall govern, and as to any matter on which such Intercreditor Agreement is silent or makes reference to this Agreement, this Agreement shall govern.

Section 3.02        Liability of the Master Servicer and the Special Servicer When Sub-Servicing. Notwithstanding any Sub-Servicing Agreement, any of the provisions of this Agreement relating to agreements or arrangements between the Master Servicer or Special Servicer, as applicable, and any Person acting as sub-servicer (or its agents or Subcontractors) or any reference to actions taken through any Person acting as sub-servicer or otherwise, the Master Servicer or the Special Servicer, as applicable, shall remain obligated and primarily liable to the Trustee (on behalf of the Certificateholders), the Certificateholders the Certificateholders and, with respect to the Serviced Whole Loans, the Serviced Companion Loan Noteholders, for the servicing and administering of the Mortgage Loans and Serviced Companion Loans in accordance with the provisions of this Agreement without diminution of such obligation or liability by virtue of such sub-servicing agreements or arrangements or by virtue of indemnification from the Depositor or any other Person acting as sub-servicer (or its agents or Subcontractors) to the same extent and under the same terms and conditions as if the Master Servicer or the Special Servicer, as applicable, alone were servicing and administering the Mortgage Loans and Serviced Companion Loans. Each of the Master Servicer and the Special Servicer shall be entitled to enter into an agreement with any sub-servicer providing for indemnification of the Master Servicer or the Special Servicer, as applicable, by such sub-servicer, and nothing contained in this Agreement shall be deemed to limit or modify such indemnification, but no such agreement for indemnification shall be deemed to limit or modify this Agreement.

Section 3.03        Collection of Mortgage Loan and Serviced Companion Loan Payments. The Master Servicer (with respect to all the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and the Serviced Companion Loans (other than Specially Serviced Loans) that the Master Servicer is servicing) and the Special Servicer (with respect to Specially Serviced Loans) shall use reasonable efforts to collect all payments called for under the terms and provisions of the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and the Serviced Companion Loans each is obligated to service hereunder, and shall follow the Servicing Standard with respect to such collection procedures; provided, that nothing herein contained shall be construed as an express or implied guarantee by the Master Servicer or the Special Servicer of the collectability of the Mortgage Loans or the Serviced Companion Loans; provided, further, that with respect to such Mortgage Loans (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loans, as applicable, that have Anticipated Repayment Dates, so long as the related Borrower is in compliance with each provision of the related Loan Documents, the Master Servicer and Special Servicer (including the Special Servicer in its capacity as a Certificateholder, if applicable) shall not take any enforcement action with respect to the failure of the related Borrower to make any payment of Excess Interest, other than requests for collection, until the final maturity date of such Mortgage Loan or the outstanding principal balance of such Mortgage Loan has been paid in full, however, consistent with the applicable

Servicing Standard, the Master Servicer, or the Special Servicer each may in its discretion waive the Excess Interest (even at the final maturity date) in connection with any Mortgage Loan it is obligated to service hereunder if taking such action is in the best interest of the Certificateholders as a collective whole. With respect to each Performing Loan (other than a Non-Serviced Mortgage Loan), the Master Servicer shall use its reasonable efforts, consistent with the Servicing Standard, to collect income statements and rent rolls from Borrowers as required by the Loan Documents and the terms hereof. The Master Servicer shall provide at least 90 days’ notice (with a copy to the Special Servicer) to the Borrowers of Balloon Payments coming due on Performing Loans (other than a Non-Serviced Mortgage Loan). Consistent with the foregoing, the Master Servicer (with respect to each Performing Loan) or the Special Servicer (with respect to Specially Serviced Loans) may in their discretion waive any late payment charge or Default Interest in connection with any delinquent Periodic Payment or Balloon Payment with respect to any Mortgage Loan or Serviced Companion Loan that it is servicing. In addition, the Special Servicer shall be entitled to take such actions with respect to the collection of payments on the Mortgage Loans and the Serviced Companion Loans as are permitted or required under this Agreement.

Section 3.04        Collection of Taxes, Assessments and Similar Items; Escrow Accounts.   (a)  The Master Servicer, in the case of all Mortgage Loans (other than a Non-Serviced Mortgage Loan) that it is servicing, shall maintain accurate records with respect to each related Mortgaged Property reflecting the status of taxes, assessments and other similar items that are or may become a lien thereon and the status of insurance premiums payable with respect thereto. With respect to each Specially Serviced Loan, the Special Servicer shall use its reasonable efforts, consistent with the Servicing Standard, to collect income statements and rent rolls from Borrowers as required by the Loan Documents. The Special Servicer, in the case of Serviced REO Loans, and the Master Servicer, in the case of all Mortgage Loans (other than a Non-Serviced Mortgage Loan) that it is servicing, shall use reasonable efforts consistent with the Servicing Standard to, from time to time, (i) obtain all bills for the payment of such items (including renewal premiums), and (ii) effect, or, if the Special Servicer, to use reasonable efforts to cause the Master Servicer to effect, payment of all such bills with respect to such Mortgaged Properties prior to the applicable penalty or termination date, in each case employing for such purpose Escrow Payments as allowed under the terms of the related Loan Documents for the related Mortgage Loan or Serviced Companion Loan. If a Borrower under a Mortgage Loan (other than a Non-Serviced Mortgage Loan) fails to make any such payment on a timely basis or collections from the Borrower are insufficient to pay any such item before the applicable penalty or termination date, the Master Servicer shall advance the amount of any shortfall as a Servicing Advance unless the Master Servicer determines in accordance with the Servicing Standard that such Advance would be a Nonrecoverable Advance (provided that with respect to advancing insurance premiums or delinquent tax assessments the Master Servicer shall comply with the provisions of the second to last paragraph in Section 3.21(d) of this Agreement). The Master Servicer shall be entitled to reimbursement of Servicing Advances, with interest thereon at the Reimbursement Rate, that it makes pursuant to this Section 3.04 of this Agreement from amounts received on or in respect of the related Mortgage Loan or Serviced Whole Loan respecting which such Advance was made or if such Advance has become a Nonrecoverable Advance, to the extent permitted by Section 3.06 of this Agreement. No costs incurred by the Master Servicer in effecting the payment of taxes and assessments on the Mortgaged Properties shall, for the purpose of calculating distributions to Certificateholders or Serviced Companion Loan

Noteholders, be added to the amount owing under the related Mortgage Loans or Serviced Companion Loans, notwithstanding that the terms of such Mortgage Loans or Serviced Companion Loans so permit.

The parties acknowledge that with respect to Non-Serviced Mortgage Loans, the Other Servicer is obligated to make (or any other service provider provided for in the related Other Pooling and Servicing Agreement may make) Servicing Advances with respect to such Non-Serviced Mortgage Loans pursuant to the related Other Pooling and Servicing Agreement. The Other Servicer (or other service provider) shall be entitled to reimbursement for nonrecoverable Servicing Advances (as such term or similar term may be defined in the related Other Pooling and Servicing Agreement) with, in each case, any accrued and unpaid interest thereon provided for under the related Other Pooling and Servicing Agreement in the manner set forth in such Other Pooling and Servicing Agreement, the related Intercreditor Agreement and Section 3.06(a)(v) of this Agreement.

(b)               The Master Servicer shall segregate and hold all funds collected and received pursuant to any Mortgage Loan (other than any Non-Serviced Mortgage Loans) or any Serviced Companion Loan that it is servicing constituting Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more segregated custodial accounts (each, an “Escrow Account”) into which all Escrow Payments shall be deposited within two (2) Business Days after receipt of properly identified funds and maintained in accordance with the requirements of the related Mortgage Loan or Serviced Whole Loan, as applicable, and in accordance with the Servicing Standard. The Master Servicer shall also deposit into each Escrow Account any amounts representing losses on Permitted Investments to the extent required pursuant to Section 3.07(b) of this Agreement and any Insurance Proceeds or Liquidation Proceeds which are required to be applied to the restoration or repair of any Mortgaged Property pursuant to the related Mortgage Loan or Serviced Whole Loan. Escrow Accounts shall be Eligible Accounts (except to the extent the related Loan Documents require it to be held in an account that is not an Eligible Account); provided, if the ratings of the financial institution holding such account are downgraded to a ratings level below that of an Eligible Account (except to the extent the related Loan Documents require it to be held in an account that is not an Eligible Account), the Master Servicer shall have 30 days (or such longer time as confirmed by a Rating Agency Confirmation, obtained at the expense of the Master Servicer relating to the Certificates and any related Serviced Companion Loan Securities) to transfer such account to an Eligible Account. Escrow Accounts shall be entitled, “[NAME OF MASTER SERVICER], as Master Servicer, on behalf of [NAME OF TRUSTEE], as Trustee, for the benefit of the Holders of Deutsche Mortgage & Asset Receiving Corporation, [NAME OF ISSUING ENTITY] Commercial Mortgage Pass-Through Certificates and Various Borrowers and, if applicable, Serviced Companion Loan Noteholders”. Withdrawals from an Escrow Account may be made by the Master Servicer only:

(i)                                     to effect timely payments of items constituting Escrow Payments for the related Mortgage;

(ii)                                   to transfer funds to the Collection Account and/or the applicable Serviced Whole Loan Collection Account (or any sub-account thereof) to reimburse the Master Servicer or the Trustee for any Servicing Advance (with interest thereon at the

Reimbursement Rate) relating to Escrow Payments, but only from amounts received with respect to the related Mortgage Loan and/or Serviced Whole Loan, as applicable, which represent late collections of Escrow Payments thereunder;

(iii)                                for application to the restoration or repair of the related Mortgaged Property in accordance with the related Mortgage Loan and/or Serviced Whole Loan, as applicable, and the Servicing Standard;

(iv)                               to clear and terminate such Escrow Account upon the termination of this Agreement or pay-off of the related Mortgage Loan and/or Serviced Whole Loan, as applicable;

(v)                                  to pay from time to time to the related Borrower any interest or investment income earned on funds deposited in the Escrow Account if such income is required to be paid to the related Borrower under law or by the terms of the Loan Documents for such Mortgage Loan or Serviced Whole Loan, or otherwise to the Master Servicer; or

(vi)                              to remove any funds deposited in an Escrow Account that were not required to be deposited therein or to refund amounts to Borrowers determined to be overages.

(c)               The Master Servicer shall, as to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) and each Serviced Companion Loan that it is servicing, (i) maintain accurate records with respect to the related Mortgaged Property reflecting the status of real estate taxes, assessments and other similar items that are or may become a lien thereon and the status of insurance premiums and any ground rents payable in respect thereof and (ii) use reasonable efforts to obtain, from time to time, all bills for (or otherwise confirm) the payment of such items (including renewal premiums) and, for such Mortgage Loans and Serviced Companion Loans that require the related Borrower to escrow for such items, shall effect payment thereof prior to the applicable penalty or termination date. For purposes of effecting any such payment for which it is responsible, the Master Servicer shall apply Escrow Payments as allowed under the terms of the related Loan Documents for such Mortgage Loan and Serviced Companion Loan (or, if such Mortgage Loan or Serviced Companion Loan does not require the related Borrower to escrow for the payment of real estate taxes, assessments, insurance premiums, ground rents (if applicable) and similar items, the Master Servicer shall use reasonable efforts consistent with the Servicing Standard to cause the related Borrower to comply with the requirement of the related Loan Documents that the Borrower make payments in respect of such items at the time they first become due and, in any event, prior to the institution of foreclosure or similar proceedings with respect to the related Mortgaged Property for nonpayment of such items). Subject to Section 3.21 of this Agreement, the Master Servicer shall timely make a Servicing Advance with respect to the Mortgage Loans (other than Non-Serviced Mortgage Loans) and Serviced Whole Loans that it is servicing, if any, to cover any such item which is not so paid, including any penalties or other charges arising from the Borrower’s failure to timely pay such items.

Section 3.05        Collection Accounts; Gain-on-Sale Reserve Account; Distribution Accounts; Interest Reserve Account and Serviced Whole Loan Collection Accounts.   (a)  The Master Servicer shall establish and maintain a Collection Account, for the benefit of the

Certificateholders and the Trustee as the Holder of the Loan Specific REMIC Regular Interests, the Lower-Tier Regular Interests and the Class [PEZ] Regular Interests with respect to the Mortgage Loans that it is servicing. The Collection Account shall be established and maintained as an Eligible Account. Amounts attributable to the AB Whole Loan will be assets of the Loan Specific REMIC. Amounts in the Collection Account attributable to the Mortgage Loans (other than Excess Interest, the AB Whole Loan [or the Mortgage Loan Seller Strip]) and amounts attributable to the Loan Specific REMIC Regular Interests will be assets of the Lower-Tier REMIC[, and amounts attributable to the Mortgage Loan Seller Strip will be beneficially owned by [Mortgage Loan Seller], or its successors or assigns]. Amounts attributable to Excess Interest will be assets of the Grantor Trust. Amounts attributable to the Companion Loans will not be assets of the Trust Fund.

The Master Servicer shall deposit or cause to be deposited in the Collection Account on a daily basis (and in no event later than the [second] Business Day following receipt) of properly identified funds of the following payments and collections received or made by or on behalf of it on or with respect to the Mortgage Loans subsequent to the Cut-off Date:

(i)                                  all payments on account of principal on the Mortgage Loans (other than any Mortgage Loan related to a Serviced Whole Loan), including the principal component of all Unscheduled Payments;

(ii)                                  all payments on account of interest on the Mortgage Loans (other than any Mortgage Loan related to a Serviced Whole Loan) (net of the related Servicing Fees), including Prepayment Premiums, Default Interest, Yield Maintenance Charges, Excess Interest and the interest component of all Unscheduled Payments;

(iii)                               any amounts required to be deposited pursuant to Section 3.07(b) of this Agreement, in connection with net losses realized on Permitted Investments with respect to funds held in the Collection Account;

(iv)                              all Net REO Proceeds withdrawn from the related REO Account (other than the Serviced Whole Loan REO Account) pursuant to Section 3.15(b) of this Agreement;

(v)                                 any amounts received from Borrowers which represent recoveries of Property Protection Expenses and are allocable to the Mortgage Loans (other than any Mortgage Loan related to a Serviced Whole Loan), to the extent not permitted to be retained by the Master Servicer as provided herein;

(vi)                              all Insurance Proceeds, Condemnation Proceeds and Liquidation Proceeds received in respect of any Mortgage Loan (other than any Mortgage Loan related to a Serviced Whole Loan)or any REO Property (other than a Serviced REO Property related to a Serviced Whole Loan), other than Gain-on-Sale Proceeds and Liquidation Proceeds that are received in connection with a purchase of all the Mortgage Loans and any REO Properties in the Trust Fund and that are to be deposited in the Lower-Tier Distribution Account pursuant to Section 9.01 of this Agreement, together with any amounts representing recoveries of Nonrecoverable Advances, including any recovery of

Unliquidated Advances, in respect of the related Mortgage Loans (other than any Mortgage Loan related to a Serviced Whole Loan); provided, that any Liquidation Proceeds related to a sale, pursuant to Section 3.16 hereof or pursuant to the related Intercreditor Agreement, of a Mortgage Loan included in a Serviced Whole Loan shall be deposited directly into the Collection Account and applied solely to pay expenses relating to that Mortgage Loan and to Available Funds (and with respect to the Trust Subordinate Companion Loan, Loan Specific Available Funds);

(vii)                           Penalty Charges on the Mortgage Loans (other than any Mortgage Loan related to a Serviced Whole Loan) to the extent required to offset interest on Advances and Additional Trust Fund Expenses pursuant to Section 3.12(d) of this Agreement;

(viii)                        any amounts required to be deposited by the Master Servicer or the Special Servicer pursuant to Section 3.08(b) of this Agreement in connection with losses resulting from a deductible clause in a blanket or master force-placed policy in respect of the Mortgage Loans (other than any Mortgage Loan related to a Serviced Whole Loan);

(ix)                                any other amounts required by the provisions of this Agreement (including without limitation any amounts to be transferred from the Serviced Whole Loan Collection Account pursuant to Section 3.06(b)(i)(B) and, with respect to the Companion Loans or any mezzanine indebtedness that may exist on a future date, all amounts received pursuant to the cure and purchase rights or reimbursement obligations set forth in the related Intercreditor Agreement or mezzanine intercreditor agreement, as applicable, other than in respect of a Serviced Whole Loan) to be deposited into the Collection Account by the Master Servicer or Special Servicer;

(x)                                   any Compensating Interest Payments in respect of the Mortgage Loans that the Master Servicer is servicing (other than any Non-Serviced Mortgage Loan or any Mortgage Loan related to a Serviced Whole Loan) pursuant to Section 3.17(c) of this Agreement; and

(xi)                                any Loss of Value Payments, as set forth in Section 3.06(e) of this Agreement.

In the case of Gain-on-Sale Proceeds, the Master Servicer shall make appropriate ledger entries received with respect thereto, which the Master Servicer shall hold for (i) the Trustee for the benefit of the Loan Specific REMIC Regular Interests (provided that any Gain-on-Sale Proceeds with respect to the AB Whole Loan shall be deemed to be distributed by the Loan Specific REMIC in respect of the [LOAN SPECIFIC CLASS]-R Interest to the Holder of the Class R Certificates and then recontributed in respect of the Class LTR Interest and held by Master Servicer as an asset of the Lower-Tier REMIC for the benefit of the Trustee as Holder of the Lower-Tier Regular Interests and Certificateholders), the Lower-Tier Regular Interests and the Regular Interests, (ii) for the benefit of the Certificateholders (other than the [ARD CLASS] Certificates) and the Trustee as the Holder of the Lower-Tier Regular Interests and the Class [PEZ] Regular Interests and (iii) for the benefit of any Serviced Companion Loan Noteholder entitled thereto. Any Gain-on-Sale Proceeds shall be identified separately from any other amounts held in the Collection Account (with amounts attributable to each Class or Classes and any Serviced Companion Loan also identified separately).

The foregoing requirements for deposits in the Collection Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges (subject to Section 3.12 and the related Intercreditor Agreement), Assumption Fees, Modification Fees and consent fees, loan service transaction fees, extension fees, demand fees, beneficiary statement charges and similar fees need not be deposited in the Collection Account by the Master Servicer or the Special Servicer, as applicable, and, to the extent permitted by applicable law, the Master Servicer or the Special Servicer, as applicable in accordance with Section 3.12 hereof, shall be entitled to retain any such charges and fees received with respect to the Mortgage Loans that it is servicing as additional compensation.

If the Master Servicer deposits in the Collection Account any amount not required to be deposited therein, it may at any time withdraw such amount from the Collection Account, any provision herein to the contrary notwithstanding.

Upon receipt of any of the amounts described in clauses (i), (ii), (v) and (vi) of this Agreement above with respect to any Specially Serviced Loan which is not a Serviced REO Loan, the Special Servicer shall remit such amounts within one Business Day after receipt thereof (except, if such amounts are not properly identified, the Special Servicer shall promptly identify such amounts and shall remit such amounts within one Business Day after such identification) to the Master Servicer for deposit into the Collection Account in accordance with the second paragraph of this Section 3.05 of this Agreement, unless the Special Servicer determines, consistent with the Servicing Standard, that a particular item should not be deposited because of a restrictive endorsement or other appropriate reason. Any such amounts received by the Special Servicer with respect to a Serviced REO Property (other than any Serviced REO Property related to the Serviced Whole Loans) shall be deposited by the Special Servicer into the REO Account and remitted to the Master Servicer for deposit into the Collection Account pursuant to Section 3.15(b) of this Agreement. With respect to any related Serviced Whole Loan, the Special Servicer shall comply with Section 3.05(g) of this Agreement. With respect to any such amounts paid by check to the order of the Special Servicer, the applicable Special Servicer shall endorse without recourse or warranty such check to the order of the Master Servicer and shall promptly deliver any such check to the Master Servicer by overnight courier.

(b)               The Certificate Administrator shall establish and maintain the Loan Specific REMIC Distribution Account and the Lower-Tier Distribution Account in its own name for the benefit of the Trustee, for the benefit of the Certificateholders and the Trustee as the Holder of the Loan Specific REMIC Regular Interest, the Lower-Tier Regular Interests and the Class [__] Regular Interests. The Loan Specific REMIC Distribution Account and the Lower-Tier Distribution Account shall be established and maintained as an Eligible Account or as a sub-account of an Eligible Account. Promptly on each Distribution Date, the Certificate Administrator shall withdraw from the Loan Specific REMIC Distribution Account and deposit in the Lower-Tier Distribution Account on or before such date the Loan Specific Available Funds.

(c)               With respect to each Distribution Date, the Master Servicer shall deliver to the Certificate Administrator on or before the Master Servicer Remittance Date the funds then on deposit in the Collection Account after giving effect to withdrawals of funds pursuant to Section 3.06(a) of this Agreement and deposits from the Serviced Whole Loan Collection Account pursuant to Section 3.06 of this Agreement. Upon receipt from the Master Servicer of such amounts held in the Collection Account, the Certificate Administrator shall deposit in (A) the Loan Specific REMIC Distribution Account (i) the amount of Available Funds allocable to the AB Mortgage Loan and the Loan Specific Available Funds to be distributed pursuant to Section 4.01 of this Agreement on such Distribution Date and (ii) the amount of Gain-on-Sale Proceeds allocable to the AB Whole Loan to be deposited in the Loan Specific REMIC Distribution Account, then deemed distributed in respect of the [LOAN SPECIFIC CLASS]-R Interest in the Loan Specific REMIC (which Certificate Administrator shall then redeposit in respect of the Class LTR Interest in the Gain-on-Sale Reserve Account in the Lower-Tier REMIC) pursuant to Section 3.06, (B) the Lower-Tier Distribution Account (i) the amount of Available Funds (other than with respect to the AB Mortgage Loan) to be distributed pursuant to Section 4.01 of this Agreement on such Distribution Date and (ii) the amount of Gain-on-Sale Proceeds allocable to any Mortgage Loan (other than the AB Whole Loan) to be deposited into the Lower-Tier Distribution Account (which the Certificate Administrator shall then deposit in the Gain-on-Sale Reserve Account) pursuant to Section 3.06 of this Agreement, (C) the Interest Reserve Account as part of the Lower-Tier REMIC, the amount of any Withheld Amounts to be deposited pursuant to Section 3.05(e) of this Agreement and (D) in the Excess Interest Distribution Account, the Excess Interest to be distributed to the [ARD CLASS] Certificates.

(d)               If any Loss of Value Payments are received in connection with a Material Defect or Material Breach, as the case may be, pursuant to or as contemplated by Section 2.03(e) of this Agreement, the Special Servicer shall establish and maintain one or more non-interest bearing accounts (collectively, the “Loss of Value Reserve Fund”) to be held for the benefit of the Certificateholders, for purposes of holding such Loss of Value Payments. Each account that constitutes the Loss of Value Reserve Fund shall be an Eligible Account or a sub-account of an Eligible Account. The Special Servicer shall, upon receipt, deposit in the Loss of Value Reserve Fund all Loss of Value Payments received by it. The Special Servicer shall account for the Loss of Value Reserve Fund as an outside reserve fund within the meaning of Treasury Regulations Section 1.860G-2(h) and not an asset of any Trust REMIC or the Grantor Trust. Furthermore, for all federal tax purposes, the Certificate Administrator and the Special Servicer shall (i) treat amounts paid out of the Loss of Value Reserve Fund through the Collection Account to the Certificateholders as contributed to and distributed by the Trust REMICs and (ii) treat any amounts paid out of the Loss of Value Reserve Fund through the Collection Account to a Mortgage Loan Seller as distributions by the Trust Fund to such Mortgage Loan Seller as beneficial owner of the Loss of Value Reserve Fund. The applicable Mortgage Loan Seller will be the beneficial owner of the Loss of Value Reserve Fund for all federal income tax purposes, and shall be taxable on all income earned thereon.

(e)               The Certificate Administrator shall establish and maintain the Interest Reserve Account in its own name for the benefit of the Trustee, for the benefit of the Certificateholders (other than the Holders of the [LOAN SPECIFIC CLASS] and [ARD CLASS] Certificates) and the Trustee as the Holder of the Lower-Tier Regular Interests and the Class

[PEZ] Regular Interests. The Interest Reserve Account shall be established and maintained as an Eligible Account or as a sub-account of an Eligible Account.

On each Master Servicer Remittance Date occurring in (i) January of each calendar year that is not a leap year and (ii) February of each calendar year, unless in either case such Master Servicer Remittance Date is the final Master Servicer Remittance Date, the Certificate Administrator shall calculate the Withheld Amounts. On each such Master Servicer Remittance Date, the Certificate Administrator shall, with respect to each Mortgage Loan (other than, with respect to the AB Whole Loan, the Trust Subordinate Companion Loan) that does not accrue interest on the basis of a 360-day year of twelve 30-day months, withdraw or be deemed to withdraw from the Lower-Tier Distribution Account and deposit or be deemed to deposit in the Interest Reserve Account an amount equal to the aggregate of the Withheld Amounts calculated in accordance with the previous sentence. If the Certificate Administrator shall deposit in the Interest Reserve Account any amount not required to be deposited therein, it may at any time withdraw such amount from the Interest Reserve Account any provision herein to the contrary notwithstanding. On or prior to the Master Servicer Remittance Date in March of each calendar year (or in February if the final Distribution Date will occur in such month), the Certificate Administrator shall transfer to the Lower-Tier Distribution Account the aggregate of all Withheld Amounts on deposit in the Interest Reserve Account.

(f)                The Certificate Administrator shall establish and maintain the Upper-Tier Distribution Account in its own name for the benefit of the Trustee, for the benefit of the Certificateholders and for the benefit of the Trustee as holder of the Class [PEZ] Regular Interests. The Upper-Tier Distribution Account shall be established and maintained as an Eligible Account or a sub-account of an Eligible Account. Promptly on each Distribution Date, the Certificate Administrator shall withdraw or be deemed to withdraw from the Lower-Tier Distribution Account and deposit or be deemed to deposit in the Upper-Tier Distribution Account on or before such date the Lower-Tier Distribution Amount and the amount of any Prepayment Premiums and Yield Maintenance Charges for such Distribution Date to be distributed in respect of the Lower-Tier Regular Interests pursuant to Section 4.01(a) and Section 4.01(d) of this Agreement on such date and shall also withdraw from the Lower-Tier Distribution Account and deposit in the Upper-Tier Distribution Account on or before such date the Loan Specific Available Funds for such Distribution Date to be distributed in respect of the Class L[___] Interest pursuant to Section 4.01A(a) and Section 4.01A(c) hereof on such date.

(g)               With respect to each Serviced Whole Loan or any related Serviced REO Property, the Master Servicer shall maintain, or cause to be maintained, a Serviced Whole Loan Collection Account in which the Master Servicer shall deposit or cause to be deposited within two Business Days following receipt of properly identified funds the following payments and collections received or made by or on behalf of it on such Serviced Whole Loan or Serviced REO Property subsequent to the Cut-off Date:

(i)                                     all payments on account of principal on such Serviced Whole Loan, including the principal component of Unscheduled Payments;

(ii)                                 all payments on account of interest on such Serviced Whole Loan (net of the related Servicing Fees), including Prepayment Premiums, Default Interest, Yield Maintenance Charges and the interest component of all Unscheduled Payments;

(iii)                              any amounts required to be deposited pursuant to Section 3.07(b), in connection with net losses realized on Permitted Investments with respect to funds held in such Serviced Whole Loan Collection Account;

(iv)                              all Net REO Proceeds withdrawn from the related REO Account in respect of such Serviced Whole Loan pursuant to Section 3.15(b);

(v)                                 any amounts received from Borrowers which represent recoveries of Property Protection Expenses and are allocable to such Serviced Whole Loan, to the extent not permitted to be retained by the Master Servicer as provided herein;

(vi)                              all Insurance Proceeds, Condemnation Proceeds and Liquidation Proceeds received in respect of such Serviced Whole Loan or any related Serviced REO Property (other than Gain-on-Sale Proceeds and Liquidation Proceeds that are received in connection with a purchase of all the Mortgage Loans and any REO Properties in the Trust Fund and that are to be deposited in the Lower-Tier Distribution Account pursuant to Section 9.01), together with any amounts representing recoveries of Nonrecoverable Advances, including any recovery of Unliquidated Advances, in respect of such Serviced Whole Loan; provided, that any Liquidation Proceeds related to a sale pursuant to Section 3.16 hereof or pursuant to the related Intercreditor Agreement of a Mortgage Loan included in a Serviced Whole Loan shall be deposited directly into the Collection Account and applied solely to pay expenses relating to that Mortgage Loan and to Available Funds (and with respect to the Trust Subordinate Companion Loan, Loan Specific Available Funds) and any Liquidation Proceeds related to a sale of a related Serviced Companion Loan included in a Serviced Whole Loan shall be deposited into the Serviced Whole Loan Collection Account and applied solely to pay expenses relating to that Serviced Companion Loan and to pay amounts due to the related Serviced Companion Loan Noteholder;

(vii)                            Penalty Charges on such Serviced Whole Loan to the extent required to offset interest on Advances and debt service advances made by a Serviced Companion Loan Service Provider and Additional Trust Fund Expenses pursuant to Section 3.12(d);

(viii)                        any amounts required to be deposited by the Master Servicer or the Special Servicer pursuant to Section 3.08(b) in connection with losses resulting from a deductible clause in a blanket or master force placed policy in respect of such Serviced Whole Loan;

(ix)                                any other amounts required by the provisions of this Agreement (including with respect to the Companion Loans or any mezzanine indebtedness that may exist on a future date, all amounts received pursuant to the cure and purchase rights or reimbursement obligations set forth in the related Intercreditor Agreement or mezzanine intercreditor agreement, as applicable) to be deposited into the applicable Serviced Whole Loan Collection Account by the Master Servicer or the Special Servicer;

(x)                                   any cure payments remitted by any Serviced Companion Loan Noteholder pursuant to the related Intercreditor Agreement; and

(xi)                                any Compensating Interest Payments in respect of such Serviced Whole Loan pursuant to Section 3.17(c).

The foregoing requirements for deposits into the applicable Serviced Whole Loan Collection Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges (subject to Section 3.12 hereof), Assumption Fees, Modification Fees, consent fees, loan service transaction fees, extension fees, demand fees, beneficiary statement charges and similar fees need not be deposited into the applicable Serviced Whole Loan Collection Account by the Master Servicer or the Special Servicer, as applicable, and, to the extent permitted by applicable law, the Master Servicer or the Special Servicer, as applicable in accordance with Section 3.12 hereof, shall be entitled to retain any such charges and fees received with respect to the Serviced Whole Loans as additional compensation. If the Master Servicer deposits in the applicable Serviced Whole Loan Collection Account any amount not required to be deposited therein, it may at any time withdraw such amount from such Serviced Whole Loan Collection Account, any provision herein to the contrary notwithstanding.

Each Serviced Whole Loan Collection Account shall be maintained as a segregated account, separate and apart from any trust fund created for mortgage backed securities of other series and the other accounts of the Master Servicer; provided, that such Serviced Whole Loan Collection Account may be a sub-account of the Master Servicer’s Collection Account but shall, for purposes of this Agreement, be treated as a separate account. Each Serviced Whole Loan Collection Account shall be established and maintained as an Eligible Account or as a sub-account of an Eligible Account.

Upon receipt of any of the foregoing amounts described in clauses (i), (ii), (v) and (vi) above with respect to each Serviced Whole Loan for so long as it is a Specially Serviced Loan but is not a Serviced REO Loan, the Special Servicer shall remit within one Business Day such amounts to the Master Servicer for deposit into the applicable Serviced Whole Loan Collection Account in accordance with the first paragraph of this Section 3.05(g), unless the Special Servicer determines, consistent with the applicable Servicing Standard, that a particular item should not be deposited because of a restrictive endorsement or other appropriate reason. Any such amounts received by the Special Servicer with respect to a Serviced REO Property related to any Serviced Whole Loan shall initially be deposited by the Special Servicer into the related Serviced Whole Loan REO Account and remitted to the Master Servicer for deposit into the applicable Serviced Whole Loan Collection Account pursuant to Section 3.15(b). With respect to any such amounts paid by check to the order of the Special Servicer, the Special Servicer (A) with respect to any Specially Serviced Loan shall endorse without recourse or warranty such check to the order of the Master Servicer and shall promptly deliver any such check to the Master Servicer by overnight courier and (B) with respect to any REO Loan shall deposit such check into the applicable Whole Loan REO Account.

(h)               Notwithstanding anything to the contrary contained herein, with respect to each Due Date and (1) any related Serviced Subordinate Companion Loan, within two (2) Business Days of receipt from the Borrower (or such later time as set forth in the applicable Intercreditor Agreement) and (2) any Serviced Pari Passu Companion Loans, within one (1) Business Day after each Determination Date or, from and after a Serviced Pari Passu Companion Loan is deposited into a securitization, on the second Business Day before the “servicer remittance date,” as such term or a similar term is defined in the related Other Pooling and Servicing Agreement relating to such securitization (as long as such date is at least one Business Day after receipt), the Master Servicer shall remit, from amounts on deposit in the applicable Serviced Whole Loan Collection Account in accordance with Section 3.06(b)(i)(A), to the applicable Serviced Companion Loan Noteholder by wire transfer in immediately available funds to the account of such Serviced Companion Loan Noteholder or an agent therefor appearing on the Serviced Companion Loan Noteholder Register on the related date such amounts as are required to be remitted (or, if no such account so appears or information relating thereto is not provided at least five (5) Business Days prior to the date such amounts are required to be remitted, by check sent by first class mail to the address of such Serviced Companion Loan Noteholder or its agent appearing on the Serviced Companion Loan Noteholder Register) the portion of the applicable Serviced Whole Loan Remittance Amount allocable to such Serviced Companion Loan Noteholder.

(i)                 Prior to the Master Servicer Remittance Date relating to any Collection Period in which Gain-on-Sale Proceeds are received, the Certificate Administrator shall establish and maintain the Gain-on-Sale Reserve Account, which may have one or more sub-accounts, to be held in its own name for the benefit of the Trustee, for the benefit of the Certificateholders, and with respect to each Serviced Whole Loan, the related Serviced Companion Loan Noteholders (other than the Holders of the [ARD CLASS] Certificates), and the Trustee as holder of the Loan Specific REMIC Regular Interests, the Lower-Tier Regular Interests and the Class [PEZ] Regular Interests. Each account that constitutes an Gain-on-Sale Reserve Account shall be an Eligible Account or a sub-account of an Eligible Account. On each Master Servicer Remittance Date, the Master Servicer shall withdraw from the Collection Account or, if allocable to any Serviced Whole Loan, the Master Servicer shall withdraw from the applicable Serviced Whole Loan Collection Account, and remit to the Certificate Administrator (i) in the case of the Mortgage Loans (other than the Serviced Whole Loans), for deposit in the Lower-Tier Distribution Account, as applicable (which the Certificate Administrator shall then deposit in the Gain-on-Sale Reserve Account), and (ii) in the case of the Serviced Whole Loans, for deposit in the Gain-on-Sale Reserve Account, all Gain-on-Sale Proceeds received during the Collection Period ending on the Determination Date immediately prior to such Master Servicer Remittance Date which are allocable to a Mortgage Loan or Serviced Whole Loan; provided that on the Business Day prior to the final Distribution Date, the Certificate Administrator shall withdraw from the Gain-on-Sale Reserve Account and deposit in the Lower-Tier Distribution Account (after allocation to any related Serviced Companion Loan as provided in Section 4.01(e)), for distribution on such Distribution Date, any and all amounts then on deposit in the Gain-on-Sale Reserve Account attributable to the Mortgage Loans.

(j)                 Funds in the Collection Account, the Serviced Whole Loan Collection Account, the Distribution Accounts, the Interest Reserve Account, the Gain-on-Sale Reserve

Account and the REO Account may be invested in Permitted Investments in accordance with the provisions of Section 3.07 of this Agreement.

The Master Servicer shall give written notice to the Depositor, the Trustee, the Certificate Administrator and the Special Servicer of the location and account number of the Collection Account and, if applicable, the Serviced Whole Loan Collection Accounts as of the Closing Date and shall notify the Depositor, the Special Servicer, the Certificate Administrator and the Trustee, as applicable, in writing on or prior to the Closing Date and prior to any subsequent change thereof. In addition, the Master Servicer shall provide notice to each affected holder of a Serviced Companion Loan of the location and account number of the relevant Serviced Whole Loan Collection Account as well as notice in writing on or prior to the Closing Date and prior to any subsequent change thereof. The Certificate Administrator shall give written notice to the Depositor, the Trustee, the Special Servicer and the Master Servicer of the location and account number of the Interest Reserve Account and the Distribution Accounts as of the Closing Date and shall notify the Depositor, the Trustee, the Special Servicer and the Master Servicer, as applicable, in writing prior to any subsequent change thereof.

(k)               The Certificate Administrator shall establish and maintain the Class [PEZ] Distribution Account in its own name for the benefit of the Trustee, for the benefit of the Holders of the Exchangeable Certificates. The Class [PEZ] Distribution Account shall be established and maintained as an Eligible Account or as a sub-account of an Eligible Account.

(l)                 The Certificate Administrator shall establish and maintain the Excess Interest Distribution Account, in its own name, for the benefit of the Holders of the [ARD CLASS] Certificates, with respect to the Excess Interest, which shall be an asset of the Grantor Trust and beneficially owned by the Holders of the [ARD CLASS] Certificates and shall not be an asset of any Trust REMIC. The Excess Interest Distribution Account shall be established and maintained as an Eligible Account or as a subaccount of an Eligible Account. Following the distribution of Excess Interest to the [ARD CLASS] Certificateholders on the first Distribution Date after which there are no longer any Mortgage Loans outstanding which pursuant to their terms could pay Excess Interest, the Certificate Administrator shall terminate the Excess Interest Distribution Account.

(m)             For the avoidance of doubt, the Loan Specific REMIC Distribution Account (including interest, if any, earned on the investment of funds in such account) shall be owned by the Loan Specific REMIC, any REO Account, the Collection Account, the Lower-Tier Distribution Account, the Gain-on-Sale Reserve Account and the Interest Reserve Account (including interest, if any, earned on the investment of funds in such accounts) shall be owned by the Lower-Tier REMIC, the Upper-Tier Distribution Account (including interest, if any, earned on the investor of funds in such account) shall be owned by the Upper-Tier REMIC and the Class [PEZ] Distribution Account and the Excess Interest Distribution Account (including interest, if any, earned on the investment in such accounts) shall be owned by the Grantor Trust for the benefit of the Holders of the Exchangeable Certificates and the [ARD CLASS] Certificates, respectively, each for federal income tax purposes.

Section 3.06        Permitted Withdrawals from the Collection Accounts, the Serviced Whole Loan Collection Accounts and the Distribution Accounts; Trust Ledger.   (a)  The Master

Servicer shall maintain a separate Trust Ledger with respect to the Mortgage Loans that it is servicing on which it shall make ledger entries as to amounts deposited (or credited) or withdrawn (or debited) with respect thereto. On each Master Servicer Remittance Date (or such other date as may be specified below or on which funds are available for such purpose as specified below), with respect to each Mortgage Loan (other than any Mortgage Loan related to a Serviced Whole Loan unless otherwise specified in clauses (i), (ii), (v), (vi), (x), (xi), (xii), (xiii), (xv), (xvi) and (xvii) of this Section 3.06(a)), the Master Servicer shall make withdrawals from amounts allocated thereto in the Collection Account (and may debit the Trust Ledger) for the purposes listed below (the order set forth below not constituting an order of priority for such withdrawals):

(i)                                     on or before 3:00 p.m. (New York City time) on each Master Servicer Remittance Date, to remit to the Certificate Administrator the amounts to be deposited into the Loan Specific REMIC Distribution Account, the Lower-Tier Distribution Account (including any amount transferred from the Serviced Whole Loan Collection Account in respect of each Mortgage Loan that is part of a Serviced Whole Loan) (including without limitation the aggregate of the Available Funds, Loan Specific Available Funds, Prepayment Premiums, Yield Maintenance Charges and Gain-on-Sale Proceeds) which the Certificate Administrator shall then deposit into the Upper-Tier Distribution Account, the Interest Reserve Account and the Gain-on-Sale Reserve Account, pursuant to Section 3.05(f), Section 3.05(e) and Section 3.05(i) of this Agreement, respectively;

(ii)                                   to pay (A) itself unpaid Servicing Fees (or, with respect to any Excess Servicing Fee Rights, to pay any Excess Servicing Fees to the holder of such Excess Servicing Fee Rights pursuant to Section 3.12(a) of this Agreement); the Operating Advisor, unpaid Operating Advisor Fees; and the Special Servicer, unpaid Special Servicing Fees, Liquidation Fees and Workout Fees in respect of each Mortgage Loan, Specially Serviced Loan and Serviced REO Loan (exclusive of each Mortgage Loan or Serviced REO Loan included in a Serviced Whole Loan), as applicable, the Master Servicer’s, the Operating Advisor’s or Special Servicer’s, as applicable, rights to payment of Servicing Fees, Operating Advisor Fees and Special Servicing Fees, Liquidation Fees and Workout Fees pursuant to this clause (ii)(A) with respect to any Mortgage Loan, Specially Serviced Loan or Serviced REO Loan (exclusive of each Mortgage Loan or Serviced REO Loan included in a Serviced Whole Loan), as applicable, being limited to amounts received on or in respect of such Mortgage Loan, Specially Serviced Loan or REO Loan, as applicable (whether in the form of payments, Liquidation Proceeds, Insurance Proceeds or Condemnation Proceeds), that are allocable as recovery of interest thereon, (B) the Special Servicer, any unpaid Special Servicing Fees, Liquidation Fees and Workout Fees in respect of each Specially Serviced Loan or Serviced REO Loan, as applicable, remaining unpaid out of general collections on the Mortgage Loans, Specially Serviced Loans and REO Properties, but in the case of each Serviced Whole Loan, only to the extent that amounts on deposit in the applicable Serviced Whole Loan Collection Account are insufficient therefor (provided that the Master Servicer shall, after receiving payment from amounts on deposit in the Collection Account, if any, (i) promptly notify the related Companion Loan Noteholder and (ii) use commercially reasonable efforts to exercise on behalf of the Trust any rights under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to the related

Serviced Companion Loans from the related Companion Loan Noteholders), (C) each month to the Other Servicer or Other Special Servicer, as applicable, the Trust’s pro rata portion (based on the related Mortgage Loan’s Stated Principal Balance) of any unpaid special servicing fees, liquidation fees, workout fees and additional trust expenses in respect of a Non-Serviced Mortgage Loan remaining unpaid (including amounts payable to such parties under Section 1.04 of this Agreement), out of general collections on the Mortgage Loans, Specially Serviced Loans and REO Properties, (D) the Operating Advisor, any unpaid Operating Advisor Consulting Fees (but only to the extent such Operating Advisor Consulting Fees were received from the related Borrower) and (E) the Asset Representations Reviewer, any unpaid Asset Representations Reviewer Fee payable in connection with any Asset Review that was performed as a result of an Affirmative Asset Review Vote;

(iii)                               to reimburse the Trustee or itself, in that order, for unreimbursed P&I Advances (other than Nonrecoverable Advances, which are reimbursable pursuant to clause (v) below , and exclusive of the Mortgage Loans or Serviced REO Loans included in the Serviced Whole Loans) the Master Servicer’s or the Trustee’s right to reimbursement pursuant to this clause (iii) being limited to amounts received which represent Late Collections for the applicable Mortgage Loan (exclusive of the Mortgage Loan or Serviced REO Loan included in the Serviced Whole Loan; provided, that to the extent such amounts are insufficient to repay such P&I Advances on any Mortgage Loan as to which there is a related Serviced Subordinate Companion Loan, such P&I Advances may be reimbursed from collections on the related Serviced Whole Loan allocable to such Serviced Subordinate Companion Loan) during the applicable period; provided, further, that if such P&I Advance becomes a Workout-Delayed Reimbursement Amount, then such P&I Advance shall thereafter be reimbursed from amounts recovered on the related Mortgage Loan intended by the modified loan documents to be applied to reimburse such Workout-Delayed Reimbursement Amount and then from the portion of general collections and recoveries on or in respect of all of the Mortgage Loans and REO Properties on deposit in the Collection Account from time to time that represent collections or recoveries of principal to the extent provided in clause (v) below; provided, that (i) amounts representing general collections and recoveries on or in respect of the Trust Subordinate Companion Loan shall not be available to reimburse any party with respect to this Section 3.06(a)(iii) except in connection with Advances and interest on unreimbursed Advances made in respect of the AB Whole Loan and (ii) amounts representing general collections and recoveries on or in respect of the Mortgage Loans (other than the AB Whole Loan) shall not be available to reimburse any party with respect to this Section 3.06(a)(iii) in connection with Advances and interest on unreimbursed Advances made in respect of the AB Whole Loan, except for, to the extent general collections and recoveries on or in respect of the AB Whole Loan are insufficient to make such payment, a pro rata portion of such reimbursement amount allocable to the AB Mortgage Loan (based on the Stated Principal Balance of the AB Mortgage Loan and the Trust Subordinate Companion Loan);

(iv)                               to reimburse the Trustee or itself, in that order, (with respect to any Mortgage Loan or Serviced REO Property) (exclusive of the Mortgage Loans or Serviced REO Loans included in the Serviced Whole Loans or any Serviced REO Property

securing any Serviced Whole Loan), for unreimbursed Servicing Advances, the Master Servicer’s or the Trustee’s respective rights to receive payment pursuant to this clause (iv) with respect to any Mortgage Loan or Serviced REO Property being limited to, as applicable, payments received from the related Borrower which represent reimbursements of such Servicing Advances, Liquidation Proceeds, Insurance Proceeds, Condemnation Proceeds and REO Proceeds with respect to the applicable Mortgage Loan or Serviced REO Property; provided, that if such Servicing Advance becomes a Workout-Delayed Reimbursement Amount, then such Servicing Advance shall thereafter be reimbursed from amounts recovered on the related Mortgage Loan intended by the modified loan documents to be applied to reimburse such Workout-Delayed Reimbursement Amount and then from the portion of general collections and recoveries on or in respect of the Mortgage Loans and REO Properties on deposit in the Collection Account from time to time that represent collections or recoveries of principal to the extent provided in clause (v) below; provided, that (i) amounts representing general collections and recoveries on or in respect of the Trust Subordinate Companion Loan shall not be available to reimburse any party with respect to this Section 3.06(a)(iv) except in connection with Advances and interest on unreimbursed Advances made in respect of the AB Whole Loan and (ii) amounts representing general collections and recoveries on or in respect of the Mortgage Loans (other than the AB Whole Loan) shall not be available to reimburse any party with respect to this Section 3.06(a)(iv) in connection with Advances and interest on unreimbursed Advances made in respect of the AB Whole Loan, except for, to the extent general collections and recoveries on or in respect of the AB Whole Loan are insufficient to make such payment, a pro rata portion of such reimbursement amount allocable to the AB Mortgage Loan (based on the Stated Principal Balance of the AB Mortgage Loan and the Trust Subordinate Companion Loan);

(v)                                 (A) to reimburse the Trustee or itself, in that order (with respect to any Mortgage Loan or Serviced REO Property), (1) with respect to Nonrecoverable Advances, first, out of Liquidation Proceeds, Insurance Proceeds, Condemnation Proceeds and REO Proceeds, if any, received on the related Mortgage Loan and related REO Properties, second, out of the principal portion of general collections on the Mortgage Loans and REO Properties, and then, to the extent the principal portion of general collections is insufficient and with respect to such deficiency only, subject to any election at its sole discretion (or at the Trustee’s sole discretion for the reimbursement of the Trustee) to defer reimbursement thereof pursuant to this Section 3.06(a) of this Agreement, out of other collections on the Mortgage Loans and REO Properties and(2) with respect to the Workout-Delayed Reimbursement Amounts, out of the principal portion of the general collections on the Mortgage Loans and REO Properties, net of such amounts being reimbursed pursuant to the preceding clause (1) above, but in the case of either clause (1) or (2) above with respect to each Serviced Whole Loan, only to the extent that amounts on deposit in the applicable Serviced Whole Loan Collection Account are insufficient therefor after taking into account any allocation set forth in the related Intercreditor Agreement (provided that the Master Servicer shall, after receiving payment from amounts on deposit in the Collection Account, if any, (i) promptly notify the related Companion Loan Noteholder and (ii) use commercially reasonable efforts to exercise on behalf of the Trust any rights under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion (or such other amount as may be set forth in the related Intercreditor Agreement) of such amount representing Servicing Advances allocable to the related Serviced Companion Loans from the related Companion Loan Noteholders), and (B) to pay itself or the Special Servicer out of general collections on the Mortgage Loans and REO Properties, with respect to any Mortgage Loan or Serviced REO Property any related earned Servicing Fee, Special Servicing Fee, Liquidation Fee or Workout Fee, as applicable, that remained unpaid in accordance with clause (ii) above following a Final Recovery Determination made with respect to such Mortgage Loan or Serviced REO Property and the deposit into the Collection Account of all amounts received in connection therewith; (provided, that (i) amounts representing general collections and recoveries on or in respect of the Trust Subordinate Companion Loan shall not be available to reimburse any party with respect to this Section 3.06(a)(v) except in connection with Advances and interest on unreimbursed Advances made in respect of the AB Whole Loan and (ii) amounts representing general collections and recoveries on or in respect of the Mortgage Loans (other than the AB Whole Loan) shall not be available to reimburse any party with respect to this Section 3.06(a)(v) in connection with Advances and interest on unreimbursed Advances made in respect of the AB Whole Loan, except for, to the extent general collections and recoveries on or in respect of the AB Whole Loan are insufficient to make such payment, a pro rata portion of such reimbursement amount allocable to the AB Mortgage Loan (based on the Stated Principal Balance of the AB Mortgage Loan and the Trust Subordinate Companion Loan)), but in the case of each Serviced Whole Loan, only to the extent that amounts on deposit in the applicable Serviced Whole Loan Collection Account are insufficient therefor (provided that the Master Servicer shall, after receiving payment from amounts on deposit in the Collection Account, if any, (i) promptly notify the related Companion Loan Noteholder and (ii) use commercially reasonable efforts to exercise on behalf of the Trust any rights under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to the related Serviced Companion Loans from the related Companion Loan Noteholders) and (C) to reimburse the related Other Servicer, the related Other Special Servicer and the related Other Trustee, as applicable, out of general collections on the Mortgage Loans and REO Properties for the Trust’s pro rata portion (based on the related Non-Serviced Mortgage Loan’s Stated Principal Balance) of nonrecoverable servicing advances previously made with respect to the related Non-Serviced Mortgage Loans;

(vi)                              (A) at such time as it reimburses the Trustee or itself, in that order (with respect to any Mortgage Loan or Serviced REO Property), for (1) any unreimbursed P&I Advance (including any such P&I Advance that constitutes a Workout-Delayed Reimbursement Amount) made with respect to a Mortgage Loan pursuant to clause (iii) above, to pay itself or the Trustee, as applicable, any Advance Interest Amounts accrued and payable thereon, (2) any unreimbursed Servicing Advances (including any such Advance that constitutes a Workout-Delayed Reimbursement Amount) made with respect to a Mortgage Loan or Serviced REO Property pursuant to clause (iv) above, to pay itself or the Trustee, as the case may be, any Advance Interest Amounts accrued and payable thereon or (3) any Nonrecoverable P&I Advances made with respect to a Mortgage Loan or Serviced REO Property and any Nonrecoverable Servicing Advances made with respect to a Mortgage Loan or REO Property or any Workout-Delayed Reimbursement Amounts pursuant to clause (v) above, to pay itself or the Trustee, as the case may be, any

Advance Interest Amounts accrued and payable thereon, in each case, first, from Penalty Charges as provided in Section 3.12(d); (provided, that amounts representing general collections and recoveries on or in respect of the Trust Subordinate Companion Loan shall not be available to reimburse any party with respect to this Section 3.12(d) except in connection with Advances and interest on unreimbursed Advances made in respect of the AB Whole Loan) and then, from general collections , but in the case of a Serviced Whole Loan only to the extent that such Nonrecoverable Advance has been reimbursed and only to the extent that amounts on deposit in the applicable Serviced Whole Loan Collection Account are insufficient therefor after taking into account any allocation set forth in the related Intercreditor Agreement (provided that the Master Servicer shall, after receiving payment from amounts on deposit in the Collection Account, if any, (i) promptly notify the related Companion Loan Noteholder and (ii) use commercially reasonable efforts to exercise on behalf of the Trust any rights under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount representing Advance Interest Amounts on Servicing Advances allocable to the related Serviced Companion Loans from the related Companion Loan Noteholders) and (B) at such time as it reimburses the related Other Servicer, the related Other Special Servicer and the related Other Trustee, as applicable, for any nonrecoverable servicing advances made with respect to any related Non-Serviced Mortgage Loan or the related REO Property pursuant to clause (v) above, to pay the related Other Servicer, the related Other Special Servicer and the related Other Trustee, as applicable, any interest accrued and payable thereon;

(vii)                           to reimburse itself, the Special Servicer, the Custodian, the Certificate Administrator or the Trustee, as the case may be, for any unreimbursed expenses reasonably incurred by such Person in respect of any Breach or Defect giving rise to a repurchase obligation of the applicable Mortgage Loan Seller under Section 6 of the applicable Mortgage Loan Purchase Agreement, including, without limitation, any expenses arising out of the enforcement of the repurchase obligation, together with interest thereon at the Reimbursement Rate, each such Person’s right to reimbursement pursuant to this clause (vii) with respect to any Mortgage Loan exclusive of any Mortgage Loan included in the Serviced Whole Loan) subject to the following: (a) if the Purchase Price is paid for such Mortgage Loan, then such Person’s right to reimbursement shall be limited to that portion of the Purchase Price that represents such expense in accordance with clause (f) of the definition of Purchase Price, or (b) if no Purchase Price is paid or if an amount less than the Purchase Price is paid and proceedings are instituted to enforce the related Mortgage Loan Seller’s payment or performance pursuant to the applicable Mortgage Loan Purchase Agreement or if a Loss of Value Payment is made, then such Person shall be entitled to reimbursement from the Trust following the adjudication of such proceedings in favor of such Mortgage Loan Seller, settlement of the Breach or Defect claim, or payment of such Loss of Value Payment, as the case may be;

(viii)                        to pay itself all Prepayment Interest Excesses on the Mortgage Pool (exclusive of any Mortgage Loan or Serviced REO Loan included in the Serviced Whole Loan) not required to be used pursuant to Section 3.17(c) of this Agreement;

(ix)                                 (A) to pay itself, as additional servicing compensation in accordance with Section 3.12(a) of this Agreement, (1) interest and investment income earned in respect of amounts relating to the Trust Fund held in the Collection Account as provided in Section 3.12(b) of this Agreement (but only to the extent of the net investment earnings with respect to such Collection Account for any period from any Distribution Date to the immediately succeeding Master Servicer Remittance Date) and (2) Penalty Charges on the Mortgage Loans that are not Specially Serviced Loans (exclusive of any Mortgage Loan or Serviced REO Loan included in a Serviced Whole Loan), but only to the extent collected from the related Borrower and only to the extent that all amounts then due and payable with respect to the related Mortgage Loan have been paid and are not needed to pay interest on Advances in accordance with Section 3.12 and/or pay or reimburse the Trust for Additional Trust Fund Expenses incurred with respect to such Mortgage Loan during or prior to the related Collection Period (including Special Servicing Fees, Workout Fees or Liquidation Fees); and (B) to pay the Special Servicer, as additional servicing compensation in accordance with Section 3.12(b), Net Default Interest and any other Penalty Charges on Specially Serviced Loans (exclusive of any Mortgage Loan or Serviced REO Loan included in the Serviced Whole Loan), but only to the extent collected from the related Borrower and only to the extent that all amounts then due and payable with respect to the related Specially Serviced Loan have been paid and are not needed to pay interest on Advances or Additional Trust Fund Expenses (including Special Servicing Fees, Workout Fees or Liquidation Fees), all in accordance with Section 3.12;

(x)                                    to pay itself, the Special Servicer, the Depositor, the Operating Advisor or any of their respective directors, officers, members, managers, employees and agents, as the case may be, any amounts payable to any such Person pursuant to Section 6.03(a) of this Agreement (and in the case of a Serviced Whole Loan (i) amounts representing general collections and recoveries on or in respect of the Trust Subordinate Companion Loan shall not be available to make payments to any party with respect to this Section 3.06(a)(x) except in connection with such payments (a) that relate solely to the AB Whole Loan or (b) that do not relate to any particular Mortgage Loan and (ii) amounts representing general collections and recoveries on or in respect of the Mortgage Loans other than the AB Whole Loan shall not be available to make payments to any party with respect to this Section 3.06(a)(x) in connection with such payments that relate solely to the AB Whole Loan, except for, to the extent general collections and recoveries on or in respect of the AB Whole Loan are insufficient to make such payment, a pro rata portion of such payment allocable to the AB Mortgage Loan (based on the Stated Principal Balance of the AB Mortgage Loan and the Trust Subordinate Companion Loan) and (iii) with respect to all Serviced Pari Passu Whole Loans, only to the extent that such amounts on deposit in the applicable Serviced Whole Loan Collection Account are insufficient therefor after taking into account any allocation set forth in the related Intercreditor Agreement (provided that the Master Servicer shall, after receiving payment from amounts on deposit in the Collection Account, if any, (i) promptly notify the related Companion Loan Noteholder and (ii) use commercially reasonable efforts to exercise on behalf of the Trust any rights under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to the related Serviced Companion Loans from the related Companion Loan Noteholders)); provided, that for the purposes of allocating Additional Trust Fund Expenses, (i) any amounts so paid shall be deemed allocated, (a) if relating to a particular Mortgage Loan, to such Mortgage Loan and (b) if not related to any particular Mortgage Loan, pro rata, among all Mortgage Loans based on the respective Stated Principal Balances of the Mortgage Loans;

(xi)                                to pay for the cost of the Opinions of Counsel contemplated by Sections 3.10(d), 3.10(e), 3.15(a), 3.15(b) and 12.08 of this Agreement (and in the case of a Serviced Whole Loan (i) with respect to the AB Whole Loan amounts representing general collections and recoveries on or in respect of the Trust Subordinate Companion Loan shall not be available to make payments to any party with respect to this Section 3.06(a)(xi) except in connection with such payments (a) that relate solely to the AB Whole Loan or (b) that do not relate to any particular Mortgage Loan and (ii) amounts representing general collections and recoveries on or in respect of the Mortgage Loans other than the AB Whole Loan shall not be available to make payments to any party with respect to this Section 3.06(a)(xi) in connection with such payments that relate solely to the AB Whole Loan, except for, to the extent general collections and recoveries on or in respect of the AB Whole Loan are insufficient to make such payment, a pro rata portion of such payment allocable to the AB Mortgage Loan (based on the Stated Principal Balance of the AB Mortgage Loan and the Trust Subordinate Companion Loan) and (iii) with respect to all Serviced Pari Passu Whole Loans, only to the extent that such amounts on deposit in the applicable Serviced Whole Loan Collection Account are insufficient therefor after taking into account any allocation set forth in the related Intercreditor Agreement (provided that the Master Servicer shall, after receiving payment from amounts on deposit in the Collection Account, if any, (i) promptly notify the related Companion Loan Noteholder and (ii) use commercially reasonable efforts to exercise on behalf of the Trust any rights under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to the related Serviced Companion Loans from the related Companion Loan Noteholders)); provided, that for the purposes of allocating Additional Trust Fund Expenses, (i) any amounts so paid shall be deemed allocated, (a) if relating to a particular Mortgage Loan, to such Mortgage Loan and (b) if not related to any particular Mortgage Loan, pro rata, among all Mortgage Loans based on the respective Stated Principal Balances of the Mortgage Loans;

(xii)                               to pay out of general collections on the Mortgage Loans and REO Properties any and all federal, state and local taxes imposed on the Loan Specific REMIC, the Lower-Tier REMIC, the Upper-Tier REMIC or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the Master Servicer, the Special Servicer or the Trustee is liable therefor pursuant to this Agreement, except to the extent such amounts relate solely to the Serviced Whole Loans, in which case, such amounts will be reimbursed, first, out of the related Serviced Whole Loan Collection Account from collections on the related Serviced Companion Loan and the related Mortgage Loan on a pro rata basis by principal balance, and second, to the extent any such costs and expenses remain unreimbursed, out of the Collection Account; provided that with respect to the AB Whole Loan (i) amounts representing general collections and recoveries on or in respect of the Trust Subordinate Companion Loan shall not be available to make payments to any party with respect to this Section 3.06(a)(xii) except in connection with such payments (a) that relate solely to the AB Whole Loan or (b) that do not relate to any particular Mortgage Loan and (ii) amounts representing general collections and recoveries on or in respect of the Mortgage Loans other than the

AB Whole Loan shall not be available to make payments to any party with respect to this Section 3.06(a)(xii) in connection with such payments that relate solely to the AB Whole Loan, except for, to the extent general collections and recoveries on or in respect of the AB Whole Loan are insufficient to make such payment, a pro rata portion of such payment allocable to the AB Mortgage Loan (based on the Stated Principal Balance of the AB Mortgage Loan and the Trust Subordinate Companion Loan); provided, that for the purposes of allocating Additional Trust Fund Expenses, (i) any amounts so paid shall be deemed allocated, (a) if relating to a particular Mortgage Loan, to such Mortgage Loan and (b) if not related to any particular Mortgage Loan, pro rata, among all Mortgage Loans based on the respective Stated Principal Balances of the Mortgage Loans;

(xiii)                           to reimburse the Trustee, the Custodian or the Certificate Administrator out of general collections on the Mortgage Loans and REO Properties for expenses incurred by and reimbursable to it by the Trust Fund, except to the extent such amounts relate solely to a Serviced Whole Loan, with respect to (i) the AB Whole Loan amounts representing general collections and recoveries on or in respect of the Trust Subordinate Companion Loan shall not be available to make payments to any party with respect to this Section 3.06(a)(xiii) except in connection with such payments (a) that relate solely to the AB Whole Loan or (b) that do not relate to any particular Mortgage Loan and (ii) amounts representing general collections and recoveries on or in respect of the Mortgage Loans other than the AB Whole Loan shall not be available to make payments to any party with respect to this Section 3.06(a)(xiii) in connection with such payments that relate solely to the AB Whole Loan, except for, to the extent general collections and recoveries on or in respect of the AB Whole Loan are insufficient to make such payment, a pro rata portion of such payment allocable to the AB Mortgage Loan (based on the Stated Principal Balance of the AB Mortgage Loan and the Trust Subordinate Companion Loan) and (iii) any Serviced Pari Passu Whole Loan, in which case, such amounts will be reimbursed first, from the applicable Serviced Whole Loan Collection Account(s) in accordance with Section 3.06(b) and then, out of general collections on the Mortgage Loans; provided, that for the purposes of allocating Additional Trust Fund Expenses, (i) any amounts so paid shall be deemed allocated, (a) if relating to a particular Mortgage Loan, to such Mortgage Loan and (b) if not related to any particular Mortgage Loan, pro rata, among all Mortgage Loans based on the respective Stated Principal Balances of the Mortgage Loans;

(xiv)                           to pay any Person permitted to purchase a Mortgage Loan under Section 3.16 of this Agreement with respect to each Mortgage Loan (exclusive of any Mortgage Loan included in the Serviced Whole Loan), if any, previously purchased by such Person pursuant to this Agreement, all amounts received thereon subsequent to the date of purchase relating to periods after the date of purchase;

(xv)                              to pay to itself, the Special Servicer, the Trustee, the Certificate Administrator, the Custodian, the Operating Advisor or the Depositor, as the case may be, any amount specifically required to be paid to such Person at the expense of the Trust Fund under any provision of this Agreement to which reference is not made in any other clause of this Section 3.06(a) of this Agreement (and, in the case of an amount specifically related to a Serviced Whole Loan, only to the extent that such amounts on deposit in the applicable Serviced Whole Loan Collection Account are insufficient therefor after taking into account any allocation set forth in the related Intercreditor Agreement (provided that the Master Servicer shall, after receiving payment from amounts on deposit in the Collection Account, if any, (i) promptly notify the related Companion Loan Noteholder and (ii) use commercially reasonable efforts to exercise on behalf of the Trust any rights under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to the related Serviced Companion Loans from the related Companion Loan Noteholders)), it being acknowledged that this clause (xv) shall not be construed to modify any limitation or requirement otherwise set forth in this Agreement as to the time at which any Person is entitled to payment or reimbursement of any amount or as to the funds from which any such payment or reimbursement is permitted to be made; provided, that (i) any amounts so paid shall be deemed allocated, (a) if relating to a particular Mortgage Loan, to such Mortgage Loan and (b) if not related to any particular Mortgage Loan, pro rata, among all Mortgage Loans based on the respective Stated Principal Balances of the Mortgage Loans;

(xvi)                           to withdraw from the Collection Account any sums deposited therein in error and pay such sums to the Persons entitled thereto (including any amounts relating to a Mortgage Loan that is part of a Serviced Whole Loan);

(xvii)                       to pay from time to time to itself in accordance with Section 3.07(b) of this Agreement any interest or investment income earned on funds deposited in the Collection Account;

(xviii)                    to transfer Gain-on-Sale Proceeds allocable to Mortgage Loans to the Lower-Tier Distribution Account for deposit by the Certificate Administrator into the Gain-on-Sale Reserve Account in accordance with Section 3.05(i) of this Agreement;

(xix)                            to pay itself, the Special Servicer or the related Mortgage Loan Seller, as the case may be, with respect to each Mortgage Loan, if any, previously purchased or substituted (i.e., replaced) by such Person pursuant to or as contemplated by this Agreement, all amounts received on such Mortgage Loan subsequent to the date of purchase or substitution, and, in the case of a substitution, with respect to the related Qualified Substitute Mortgage Loan(s), all Periodic Payments due thereon during or prior to the month of substitution, in accordance with the third paragraph of Section 2.03(g) of this Agreement;

(xx)                               to pay to the Certificate Administrator, the Trustee, the Custodian or any of their directors, officers, employees, representatives and agents, as the case may be, any amounts payable or reimbursable to any such Person pursuant to Section 8.05(d) of this Agreement; provided, that any amounts so paid shall be deemed allocated, (a) if relating to a particular Mortgage Loan, to such Mortgage Loan and (b) if not related to any particular Mortgage Loan, pro rata, among all Mortgage Loans based on the respective Stated Principal Balances of the Mortgage Loans;

(xxi)                            pursuant to the CREFC® License Agreement, to pay the CREFC® Intellectual Property Royalty License Fee to CREFC® on a monthly basis; and

(xxii)                         to clear and terminate the Collection Account at the termination of this Agreement pursuant to Section 9.01 of this Agreement.

The Master Servicer shall pay to the Special Servicer from the Collection Account amounts permitted to be paid to it therefrom promptly upon receipt of a certificate of a Servicing Officer of the Special Servicer describing the item and amount to which the Special Servicer is entitled. The Master Servicer may rely conclusively on any such certificate and shall have no duty to re-calculate the amounts stated therein. The Special Servicer shall keep and maintain separate accounting for each Specially Serviced Loan and Serviced REO Loan and any related Serviced Companion Loan, on a loan-by-loan and property-by-property basis, for the purpose of justifying any request for withdrawal from the Collection Account.

The Master Servicer shall keep and maintain separate accounting records, on a Mortgage Loan by Mortgage Loan basis, reflecting amounts allocable to each Mortgage Loan, and on a property-by-property basis when appropriate, for the purpose of justifying any withdrawal, debit or credit from the Collection Account or the Trust Ledger. Upon written request, the Master Servicer shall provide to the Certificate Administrator such records and any other information in the possession of the Master Servicer to enable the Certificate Administrator to determine the amounts attributable to (i) the Loan Specific REMIC (with respect to the AB Whole Loan), (ii) the Lower-Tier REMIC with respect to the Mortgage Loans (other than the AB Whole Loan, the Excess Interest [and the Mortgage Loan Seller Strip]) and the Loan Specific REMIC Regular Interests, (iii) the Excess Interest; [and] (iv) the Companion Loans [and (v) the Mortgage Loan Seller Strip].

The Master Servicer shall pay to the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Special Servicer, the Other Trustee, the Other Servicer or the Other Special Servicer, from the Collection Account amounts permitted to be paid to such person therefrom, promptly upon receipt of a certificate of a Responsible Officer of the Trustee, a responsible officer of the Other Trustee, a Responsible Officer of the Certificate Administrator, a certificate of an officer of the Operating Advisor, a certificate of an officer of the Asset Representations Reviewer, a certificate of a Servicing Officer or a certificate of the Other Servicer or Other Special Servicer, as applicable, describing the item and amount to which such Person is entitled (unless such payment to the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Special Servicer, the Other Trustee, the Other Servicer or Other Special Servicer, as the case may be, is specifically required pursuant to this Agreement and the timing and the amount of payment is specified in, or calculable pursuant to, this Agreement, in which case a certificate is not required). The Master Servicer may rely conclusively on any such certificate and shall have no duty to recalculate the amounts stated therein.

The Trustee, the Certificate Administrator, the Custodian, the Special Servicer, the Master Servicer, CREFC®, the Operating Advisor, the Asset Representations Reviewer and the Non-Serviced Mortgage Loan Service Providers (to the extent specified in Section 12.12) shall in all cases have a right prior to the Certificateholders to any funds on deposit in the Collection Account from time to time for the reimbursement or payment of the Servicing Compensation (including investment income), Certificate Administrator/Trustee Fees, Special Servicing Compensation (including investment income), the CREFC® Intellectual Property

Royalty License Fee, Operating Advisor Fees, Operating Advisor Consulting Fees (but only to the extent such Operating Advisor Consulting Fees are actually received from the Borrowers), the Asset Representations Reviewer Fee, Advances, Advance Interest Amounts (for each of such Persons other than CREFC®), their respective indemnification payments (if any) pursuant to Section 6.03, Section 8.05 or Section 12.02 of this Agreement (for each of such Persons other than CREFC®), their respective expenses hereunder to the extent such fees and expenses are to be reimbursed or paid from amounts on deposit in the Collection Account pursuant to this Agreement. For the avoidance of doubt, any fees or expenses (including legal fees) for which a party is to be indemnified pursuant to Section 6.03 herein may be submitted directly to the Trust Fund and paid from amounts on deposit in the Collection Account on behalf of such party pursuant to this Agreement. In addition, the Certificate Administrator, the Trustee, the Special Servicer, the Master Servicer, the Operating Advisor and the Asset Representations Reviewer shall in all cases have a right prior to the Certificateholders to any funds on deposit in the Collection Account from time to time for the reimbursement and payment of any federal, state or local taxes imposed on any Trust REMIC.

Upon the determination that a previously made Advance is a Nonrecoverable Advance, to the extent that the reimbursement thereof would exceed the full amount of the principal portion of general collections on the Mortgage Loans (or with respect to Servicing Advances, the Serviced Whole Loans) deposited in the Collection Account and available for distribution on the next Distribution Date, the Master Servicer or the Trustee, each at its own option and in its sole discretion, as applicable, instead of obtaining reimbursement for the remaining amount of such Nonrecoverable Advance pursuant to Section 3.06(a) or Section 3.06(b) of this Agreement immediately, may elect to refrain from obtaining such reimbursement for such portion of the Nonrecoverable Advance during the Collection Period ending on the then-current Determination Date for successive one-month periods for a total period not to exceed 12 months (with the consent of the Directing Holder, for so long as no Control Termination Event has occurred and is continuing, for any deferral in excess of 6 months). If the Master Servicer or the Trustee makes such an election at its sole option and in its sole discretion to defer reimbursement with respect to all or a portion of a Nonrecoverable Advance (together with interest thereon), then such Nonrecoverable Advance (together with interest thereon) or portion thereof shall continue to be fully reimbursable in the subsequent Collection Period (subject, again, to the same sole discretion to elect to defer; it is acknowledged that, in such a subsequent period, such Nonrecoverable Advance shall again be payable first from principal collections as described above prior to payment from other collections). In connection with a potential election by the Master Servicer or the Trustee to refrain from the reimbursement of a particular Nonrecoverable Advance or portion thereof during the one-month Collection Period ending on the related Determination Date for any Distribution Date, the Master Servicer or the Trustee shall further be authorized (in its sole discretion) to wait for principal collections on the Mortgage Loans and Serviced Companion Loans to be received before making its determination of whether to refrain from the reimbursement of a particular Nonrecoverable Advance (or portion thereof) until the end of such Collection Period; provided, the Master Servicer or the Trustee shall give notice of its election to the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), at least 15 days prior to any reimbursement to it of Nonrecoverable Advances from amounts in the Collection Account allocable to interest on the Mortgage Loans unless (1) the Master Servicer or the Trustee determines in its sole discretion that waiting 15 days after such a notice could jeopardize its ability to recover Nonrecoverable Advances, (2) changed circumstances or new or different information becomes known to the Master Servicer or the Trustee that could affect or cause a determination of whether any Advance is a Nonrecoverable Advance, whether to defer reimbursement of a Nonrecoverable Advance or the determination in clause (1) above, or (3) the Master Servicer or the Trustee has not timely received from the Certificate Administrator information requested by the Master Servicer or the Trustee to consider in determining whether to defer reimbursement of a Nonrecoverable Advance; provided that, if clause (1), (2) or (3) apply, the Master Servicer or the Trustee shall give notice of an anticipated reimbursement to it of Nonrecoverable Advances from amounts in the Collection Account allocable to interest on the Mortgage Loans as soon as reasonably practicable in such circumstances to the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement). Neither the Master Servicer nor the Trustee shall have any liability for any loss, liability or expense resulting from any notice provided to each Rating Agency contemplated by the immediately preceding sentence.

The foregoing shall not, however, be construed to limit any liability that may otherwise be imposed on such Person for any failure by such Person to comply with the conditions to making such an election under this Section 3.06(a) or to comply with the terms of this Section 3.06(a) and the other provisions of this Agreement that apply once such an election, if any, has been made. If the Master Servicer or the Trustee, as applicable, determines, in its sole discretion, that it should recover the Nonrecoverable Advances without deferral as described above, then the Master Servicer or the Trustee, as applicable, shall be entitled to immediate reimbursement of Nonrecoverable Advances with interest thereon at the Reimbursement Rate from all amounts in the Collection Accounts for such Distribution Date. Any such election by any such party to refrain from reimbursing itself or obtaining reimbursement for any Nonrecoverable Advance or portion thereof with respect to any one or more Collection Periods shall not limit the accrual of interest at the Reimbursement Rate on such Nonrecoverable Advance for the period prior to the actual reimbursement of such Nonrecoverable Advance. The Master Servicer’s or the Trustee’s, as applicable, election to defer reimbursement of such Nonrecoverable Advances as set forth above is an accommodation to the Certificateholders and, as applicable, the Serviced Companion Loan Noteholders and shall not be construed as an obligation on the part of the Master Servicer or the Trustee, as applicable, or a right of the Certificateholders or the Serviced Companion Loan Noteholders. Nothing herein shall be deemed to create in the Certificateholders or the Serviced Companion Loan Noteholders a right to prior payment of distributions over the Master Servicer’s or the Trustee’s, as applicable, right to reimbursement for Advances (deferred or otherwise). In all events, the decision to defer reimbursement or to seek immediate reimbursement of Nonrecoverable Advances shall be deemed to be in accordance with the Servicing Standard and neither the Master Servicer, the Trustee nor the other parties to this Agreement shall have any liability to one another or to any of the Certificateholders or any of the Serviced Companion Loan Noteholders for any such election that such party makes as contemplated by this Section 3.06(a) or for any losses, damages or other adverse economic or other effects that may arise from such an election.

None of the Master Servicer, the Special Servicer or the Trustee shall be permitted to reverse any other Person’s determination that an Advance constitutes, or would constitute a Nonrecoverable Advance.

If the Master Servicer, the Trustee or any Non-Serviced Mortgage Loan Service Provider, as applicable, is reimbursed out of general collections for any unreimbursed Advances that are determined to be Nonrecoverable Advances (together with any Advance Interest Amount), then (for purposes of calculating distributions on the Certificates) such reimbursement and payment of interest shall be deemed to have been made: first, out of the Principal Distribution Amount, which, but for its application to reimburse a Nonrecoverable Advance and/or to pay the Advance Interest Amount, would be included in Available Funds for any subsequent Distribution Date and, second, out of other amounts which, but for their application to reimburse a Nonrecoverable Advance and/or to pay the Advance Interest Amount, would be included in Available Funds for any subsequent Distribution Date.

If and to the extent that any payment is deemed to be applied as contemplated in the paragraph above to reimburse a Nonrecoverable Advance or to pay the Advance Interest Amount, then the Principal Distribution Amount for such Distribution Date shall be reduced, to not less than zero, by the amount of such reimbursement. If and to the extent (i) any Advance is determined to be a Nonrecoverable Advance, (ii) such Advance and/or the Advance Interest Amount is reimbursed out of the Principal Distribution Amount as contemplated above and (iii) the particular item for which such Advance was originally made is subsequently collected out of payments or other collections in respect of the related Mortgage Loan, then the Principal Distribution Amount for the Distribution Date that corresponds to the Collection Period in which such item was recovered shall be increased by an amount equal to the lesser of (A) the amount of such item and (B) any previous reduction in the Principal Distribution Amount for a prior Distribution Date as contemplated in the paragraph above resulting from the reimbursement of the subject Advance and/or the payment of the Advance Interest Amount.

(b)               The Master Servicer shall maintain a separate Trust Ledger with respect to the Serviced Whole Loans that it is servicing on which it shall make ledger entries as to amounts deposited (or credited) or withdrawn (or debited) with respect thereto. On each Master Servicer Remittance Date (or such other date as may be specified below or on which funds are available for such purpose as specified below), with respect to each Serviced Whole Loan, the Master Servicer shall make withdrawals from amounts allocated thereto in the related Serviced Whole Loan Collection Account (and may debit the Trust Ledger) for any of the following purposes (the order set forth below not constituting an order of priority for such withdrawals):

(i)                                     to make remittances each month in an aggregate amount of immediately available funds equal to the allocable portion of the applicable Serviced Whole Loan Remittance Amount (A) to the related Serviced Companion Loan Noteholders within the time frame specified in, and otherwise in accordance with Section 3.05(h) and (B) within two (2) Business Days of receipt from the Borrower (or such later time as set forth in the applicable Intercreditor Agreement), to the Collection Account for the benefit of the Trust in accordance with Section 3.05(a)(ix) of this Agreement, in each case in accordance with the related Intercreditor Agreement provided that Liquidation Proceeds relating to the repurchase of any Serviced Companion Loan by the related seller thereof shall be remitted solely to the holder of such Serviced Companion Loan, as the case may be, and Liquidation Proceeds relating to the repurchase of a Mortgage Loan related to a Serviced Whole Loan by the related Mortgage Loan Seller shall be remitted solely to the Collection Account;

(ii)                                  to pay (A) to itself unpaid Servicing Fees (or, with respect to any Excess Servicing Fee Rights, to pay any Excess Servicing Fees to the holder of such Excess Servicing Fee Rights pursuant to Section 3.12(a) of this Agreement) and to the Special Servicer unpaid Special Servicing Fees, Liquidation Fees and Workout Fees in respect of such Serviced Whole Loan or related Serviced REO Loan, as applicable, the Master Servicer’s or the Special Servicer’s, as applicable, rights to payment of Servicing Fees, Special Servicing Fees, Liquidation Fees and Workout Fees, as applicable, pursuant to this clause (ii)(A) with respect to such Serviced Whole Loan or related Serviced REO Loan, as applicable, being limited to amounts received on or in respect of such Serviced Whole Loan (whether in the form of payments, Liquidation Proceeds, Insurance Proceeds or Condemnation Proceeds), or such Serviced REO Loan (whether in the form of REO Proceeds, Liquidation Proceeds, Insurance Proceeds or Condemnation Proceeds), that are allocable as recovery of interest thereon and (B) to the Special Servicer, each month to the extent not covered by clause (ii)(A) above, any unpaid Special Servicing Fees, Liquidation Fees and Workout Fees in respect of such Serviced Whole Loan or related Serviced REO Loan, as applicable, remaining unpaid out of general collections in the Collection Account as provided in Section 3.06(a)(ii) of this Agreement;

(iii)                                to reimburse the Trustee or itself, in that order, for unreimbursed P&I Advances with respect to the applicable Mortgage Loan and to reimburse the related Serviced Companion Loan Service Provider for unreimbursed principal and/or interest advances with respect to the applicable Serviced Companion Loan, the Master Servicer’s, the Trustee’s and the applicable Serviced Companion Loan Service Provider’s right to reimbursement pursuant to this clause (iii) being limited to amounts received in the applicable Serviced Whole Loan Collection Account which represent Late Collections received in respect of such Mortgage Loan or Serviced Companion Loan, as applicable (as allocable thereto pursuant to the related Loan Documents and the related Intercreditor Agreement), during the applicable period; provided, that to the extent such amounts are insufficient to repay such P&I Advances on any Mortgage Loan as to which there is a related Serviced Subordinate Companion Loan (or with respect to the AB Whole Loan, the Trust Subordinate Companion Loan), such P&I Advances may be reimbursed, from collections on the related Serviced Whole Loan allocable to such Subordinate Companion Loan (or with respect to the AB Whole Loan, the Trust Subordinate Companion Loan); provided, further, that if such P&I Advance on the applicable Mortgage Loan becomes a Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, then such P&I Advance shall thereafter be reimbursed in accordance with clause (v) below;

(iv)                               to reimburse the Trustee or itself, in that order, as applicable (with respect to such Serviced Whole Loan or Serviced REO Property), for unreimbursed Servicing Advances with respect to such Serviced Whole Loan or related Serviced REO Property, the Master Servicer’s or the Trustee’s respective rights to receive payment pursuant to this clause (iv) being limited to, as applicable, related payments by the applicable Borrower with respect to such Servicing Advance, Liquidation Proceeds, Insurance Proceeds and Condemnation Proceeds and REO Proceeds with respect to such Serviced Whole Loan; provided, that if such Servicing Advance becomes a Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, then such Servicing Advance shall thereafter be reimbursed in accordance with clause (v) below;

(v)                                  (A) to reimburse the Trustee or itself, in that order, (with respect to such Serviced Whole Loan or related REO Property), as applicable (x) with respect to Nonrecoverable Advances, first, out of Liquidation Proceeds, Insurance Proceeds, Condemnation Proceeds and REO Proceeds received on the related Serviced Whole Loan and related REO Properties, and second, out of general collections in the Collection Account as provided in Section 3.06(a) and (y) with respect to the Workout-Delayed Reimbursement Amounts, first, out of the principal portion of the general collections on the Serviced Whole Loan and related REO Properties, net of such amounts being reimbursed pursuant to the subclause first in the preceding clause (x) above and second out of general collections in the Collection Account as provided in Section 3.06(a); provided that in the case of both clause (x) and clause (y) of this clause (v), prior to making any reimbursement from general collections, such reimbursements shall be made first, from collections on, and proceeds of the applicable Subordinate Companion Loan (or with respect to the AB Whole Loan, the Trust Subordinate Companion Loan), if any, and then from collections on, and proceeds of the related Mortgage Loan, or in the case of a Serviced Pari Passu Whole Loan with a Serviced Pari Passu Companion Loan, on a pro rata basis as between the Mortgage Loan and any related Serviced Pari Passu Companion Loans (based on the Mortgage Loan’s Stated Principal Balance or related Serviced Pari Passu Companion Loan’s principal balance) and then from general collections of the Trust (provided that, in the case of a Servicing Advance that is a Nonrecoverable Advance, the Master Servicer shall, after receiving payment from amounts on deposit in the Collection Account, if any, (i) promptly notify the related Companion Loan Noteholder and (ii) use commercially reasonable efforts to exercise on behalf of the Trust any rights under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to the related Serviced Companion Loans from the related Companion Loan Noteholders) or (B) to pay itself or the Special Servicer out of general collections on such Serviced Whole Loan and related REO Properties, any related earned Servicing Fee, Special Servicing Fee, Liquidation Fee or Workout Fee, as applicable, that remained unpaid in accordance with clause (ii) above following a Final Recovery Determination made with respect to such Serviced Whole Loan or related REO Property and the deposit into the applicable Serviced Whole Loan Collection Account of all amounts received in connection therewith; provided that, notwithstanding the foregoing, such party’s rights to reimbursement pursuant to this clause (v) with respect to any such Nonrecoverable Advance or Workout-Delayed Reimbursement Amount that is a P&I Advance, being limited (except to the extent set forth in Section 3.06(a)) to amounts on deposit in the applicable Serviced Whole Loan Collection Account that were received in respect of the particular Mortgage Loan (as allocable thereto pursuant to the related Loan Documents and the related Intercreditor Agreement) in the related Serviced Whole Loan as to which such Nonrecoverable Advance or such Workout-Delayed Reimbursement Amount were incurred (provided, that to the extent such amounts are insufficient to repay such Advances on any Mortgage Loan as to which there is a related Subordinate Companion Loan, such P&I Advances may be reimbursed from collections on the related Serviced Whole Loan allocable to such Subordinate Companion Loan);

(vi)                              at such time as it reimburses the Trustee or itself, in that order, as applicable, for (A) any unreimbursed P&I Advance with respect to the applicable Mortgage Loan (including any such Advance that constitutes a Workout-Delayed

Reimbursement Amount) or any unreimbursed principal and/or interest advance with respect to the related Serviced Companion Loan pursuant to clause (iii) above, to pay itself, the Trustee or such Serviced Companion Loan Service Provider, as applicable, any Advance Interest Amounts accrued and payable thereon, (B) any unreimbursed Servicing Advances (including any such Advance that constitutes a Workout-Delayed Reimbursement Amount) pursuant to clause (iv) above, to pay itself, the Special Servicer or the Trustee, as the case may be, any Advance Interest Amounts accrued and payable thereon or (C) any Nonrecoverable Advances pursuant to clause (v) above, to pay itself, the Special Servicer, the Trustee or any Serviced Companion Loan Service Provider, as the case may be, any Advance Interest Amounts accrued and payable thereon, with such amounts payable in the case of clauses (A), (B) and (C) above, first, from Penalty Charges pursuant to Section 3.12(d), then, from collections on, and proceeds of the applicable Subordinate Companion Loan (or with respect to the AB Whole Loan, the Trust Subordinate Companion Loan), if any, and then, from collections on, and proceeds of on a pro rata basis as between the Mortgage Loan and any related other Serviced Pari Passu Companion Loans (based on the Mortgage Loan’s Stated Principal Balance or related Serviced Pari Passu Companion Loan’s principal balance), provided that, notwithstanding the foregoing, such party’s rights to reimbursement pursuant to this clause (vi) with respect to any such interest on P&I Advances (including any such P&I Advance that is a Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount) being limited to amounts on deposit in the applicable Serviced Whole Loan Collection Account that were received in respect of the particular Mortgage Loan (as allocable thereto pursuant to the related Loan Documents and the related Intercreditor Agreement) in the related Serviced Whole Loan as to which such advance relates (provided, that any Mortgage Loan as to which there is a related Subordinate Companion Loan, such interest on P&I Advances may be reimbursed from collections on the related Serviced Whole Loan allocable to such Subordinate Companion Loan);

(vii)                            to reimburse itself, the Special Servicer, the Custodian, the Certificate Administrator or the Trustee, as the case may be, as applicable, for any unreimbursed expenses reasonably incurred by such Person in respect of any Breach or Defect with respect to the Mortgage Loan giving rise to a repurchase obligation of the applicable Mortgage Loan Seller under Section 6 of the applicable Mortgage Loan Purchase Agreement or, with respect to a Serviced Companion Loan, under the related mortgage loan purchase agreement, including, without limitation, any expenses arising out of the enforcement of the repurchase obligation, each such Person’s right to reimbursement pursuant to this clause (vii) with respect to such Serviced Whole Loan being limited to that portion of the Purchase Price paid for the related Mortgage Loan that represents such expense in accordance with clause (e) of the definition of Purchase Price (or, with respect to a Serviced Companion Loan, a comparable expense);

(viii)                         to pay itself all Prepayment Interest Excesses on any related Mortgage Loan or Serviced Companion Loan included in the Serviced Whole Loans not required to be used pursuant to Section 3.17(c) of this Agreement;

(ix)                                 (A) to pay itself, as additional servicing compensation in accordance with Section 3.12(a), (1) interest and investment income earned in respect of amounts relating to such Serviced Whole Loan held in the applicable Serviced Whole Loan Collection Account as provided in Section 3.07(b) (but only to the extent of the net investment earnings with respect to such Serviced Whole Loan Collection Account for any period from any Distribution Date to the immediately succeeding Master Servicer Remittance Date) and (2) any Penalty Charges on the related Mortgage Loan and Serviced Companion Loan (except to the extent prohibited by the related Intercreditor Agreement and other than Specially Serviced Loans) but only to the extent collected from the related Borrower and to the extent that all amounts then due and payable with respect to the Serviced Whole Loans have been paid and are not needed to pay Advance Interest Amounts, interest on debt service advances made by the related Serviced Companion Loan Service Provider and/or Additional Trust Fund Expenses in accordance with Section 3.12 and the related Intercreditor Agreement; and (B) to pay the Special Servicer, as additional servicing compensation in accordance with the second paragraph of Section 3.12, the portion of any Penalty Charges on the related Mortgage Loan and Serviced Companion Loan (except to the extent prohibited by the related Intercreditor Agreement), during the period it is a Specially Serviced Loan (but only to the extent collected from the related Borrower and to the extent that all amounts then due and payable with respect to the related Specially Serviced Loan have been paid and are not needed to pay interest on Advances, interest on debt service advances made by the related Serviced Companion Loan Service Provider and/or Additional Trust Fund Expenses in accordance with Section 3.12 and the related Intercreditor Agreement);

(x)                                    to recoup any amounts deposited in such Serviced Whole Loan Collection Account in error;

(xi)                                 to pay itself, the Special Servicer, the Depositor or any of their respective directors, officers, members, managers, employees and agents, as the case may be, any amounts payable to any such Person pursuant to Section 6.03(a) or 6.03(b), to the extent that such amounts relate to such Serviced Whole Loans;

(xii)                              to pay for the cost of the Opinions of Counsel contemplated by Section 3.10(d), 3.10(e), 3.15(a), 3.15(b) and 12.08 to the extent that such opinions specifically relate to such Serviced Whole Loans;

(xiii)                           to pay out of general collections on such Serviced Whole Loan and related Serviced REO Property any and all federal, state and local taxes imposed on the Upper-Tier REMIC, the Lower-Tier REMIC or any of their assets or transactions, together with all incidental costs and expenses, in each case to the extent that neither the Master Servicer, the Special Servicer, the Certificate Administrator nor the Trustee is liable therefor pursuant to this Agreement and only to the extent that such amounts relate to the related Mortgage Loan or to the Serviced Companion Loans (but only to the extent that any Serviced Companion Loan is included in a REMIC);

(xiv)to reimburse the Trustee and the Certificate Administrator out of general collections on such Serviced Whole Loan and related REO Properties for expenses incurred by and reimbursable to it by the Trust Fund specifically related to such Serviced Whole Loan;

(xv)                             to pay any Person permitted to purchase a Mortgage Loan under Section 3.16 with respect to the Mortgage Loan included in such Serviced Whole Loan, if any, previously purchased by such Person pursuant to this Agreement, all amounts received thereon subsequent to the date of purchase relating to periods after the date of purchase;

(xvi)                         to deposit in the Interest Reserve Account the amounts with respect to the Mortgage Loan included in such Serviced Whole Loan required to be deposited in the Interest Reserve Account pursuant to Section 3.05(e);

(xvii)                      to pay to the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee or the Depositor, as the case may be, to the extent that such amounts relate to the Mortgage Loan included in such Serviced Whole Loan, any amount specifically required to be paid to such Person at the expense of the Trust Fund under any provision of this Agreement to which reference is not made in any other clause of this Section 3.06(b), it being acknowledged that this clause (xvii) shall not be construed to modify any limitation or requirement otherwise set forth in this Agreement or in the related Intercreditor Agreement as to the time at which any Person is entitled to payment or reimbursement of any amount or as to the funds from which any such payment or reimbursement is permitted to be made;

(xviii)                    to pay the related Mortgage Loan Seller with respect to the Mortgage Loan included in such Serviced Whole Loan, if any, previously purchased or substituted (i.e., replaced) by such Person pursuant to or as contemplated by this Agreement, all amounts received on such Mortgage Loan subsequent to the date of purchase or substitution, and, in the case of a substitution, with respect to the related Qualified Substitute Mortgage Loan(s), all Periodic Payments due thereon during or prior to the month of substitution, in accordance with the third paragraph of Section 2.03(g);

(xix)                            pursuant to the CREFC® License Agreement, to pay the CREFC® Intellectual Property Royalty License Fee to CREFC® on a monthly basis; and

(xx)                              to clear and terminate such Serviced Whole Loan Collection Account at the termination of this Agreement pursuant to Section 9.01.

In the case of the amounts payable as set forth above in this Section 3.06(b) with respect to any Serviced Whole Loan, if such amount is not specifically payable, pursuant to the terms of this Agreement or the related Intercreditor Agreement, out of collections or proceeds allocable to any particular note that is a part of such Serviced Whole Loan, such amount shall be paid from collections on, and proceeds of the related Serviced Subordinate Companion Loan, if any, and then, from collections on, and proceeds of, on a pro rata basis as between, the related Mortgage Loan and any related Serviced Pari Passu Companion Loans (based on the related Mortgage Loan’s principal balance or the related Serviced Pari Passu Companion Loan’s principal balance), and then, to the extent provided for in this Agreement, from general collections.

The Master Servicer shall keep and maintain separate accounting records, on a loan by loan and property by property basis when appropriate, for the purpose of justifying any withdrawal from any Serviced Whole Loan Collection Account. All withdrawals with respect to any Serviced Whole Loan shall be made first, from the applicable Serviced Whole Loan Collection Account and then, from the Master Servicer’s Collection Account to the extent permitted by Section 3.06(a). Upon request, the Master Servicer shall provide to the Certificate Administrator such records and any other information in the possession of the Master Servicer to enable the Certificate Administrator to determine the amounts attributable to the Lower-Tier REMIC and the Companion Loans.

The Master Servicer shall pay to the Special Servicer from the Serviced Whole Loan Collection Accounts amounts permitted to be paid to it therefrom promptly upon receipt of a certificate of a Servicing Officer of such Special Servicer describing the item and amount to which the Special Servicer is entitled. The Master Servicer may rely conclusively on any such certificate and shall have no duty to recalculate the amounts stated therein. The Special Servicer shall keep and maintain separate accounting for each Specially Serviced Loan included in the Serviced Whole Loan and related REO Loan, on a loan by loan and property by property basis, for the purpose of justifying any request for withdrawal from any Serviced Whole Loan Collection Account.

Any permitted withdrawals under this Section 3.06(b) with respect to reimbursement for advances or other amounts payable to an Other Trustee shall, if applicable, also be deemed to be a permitted withdrawal for similar amounts owed to the fiscal agent of the Other Trustee, if any.

Notwithstanding anything to the contrary contained herein, with respect to each Serviced Companion Loan, the Master Servicer shall withdraw from the related Serviced Whole Loan Collection Account and remit to the related Serviced Companion Loan Noteholders, within (x) with respect to any Serviced Subordinate Companion Loan, two Business Days of receipt thereof and (y) with respect to any Serviced Pari Passu Companion Loan, one (1) Business Day after the Determination Date, any amounts that represent Late Collections or Principal Prepayments on such Serviced Companion Loan or any successor REO Loan with respect thereto, that are received by the Master Servicer subsequent to 3:00 p.m. (New York City time) on the related Due Date therefor (exclusive of any portion of such amount payable or reimbursable to any third party in accordance with the related Intercreditor Agreement or this Agreement), unless such amount would otherwise be included in the monthly remittance to the holder of such Serviced Companion Loan for such month.

If the Master Servicer fails, as of 5:00 p.m. (New York City time) on any Master Servicer Remittance Date or any other date a remittance is required to be made, to remit to the Certificate Administrator (in respect of the related Mortgage Loan) or the Serviced Companion Loan Noteholders (in respect of any related Serviced Companion Loan) any amounts required to be so remitted hereunder by such date (including any P&I Advance pursuant to Section 4.07 and any Gain-on-Sale Proceeds allocable to the Serviced Companion Loans pursuant to Section 4.01(e)), the Master Servicer shall pay to the Certificate Administrator (in respect of the Mortgage Loan) or the Serviced Companion Loan Noteholders (in respect of the Serviced Companion Loan), for the account of the Certificate Administrator (in respect of the Mortgage

Loan) or the Serviced Companion Loan Noteholders (in respect of the Serviced Companion Loans), interest, calculated at the Prime Rate, on such amount(s) not timely remitted, from the time such payment was required to be made (without regard to any grace period) until (but not including) the date such late payment is received by the Certificate Administrator or the Serviced Companion Loan Noteholders, as applicable.

(c)               On each Master Servicer Remittance Date, all net income and gain realized from investment of funds to which the Master Servicer or the Special Servicer is entitled pursuant to Section 3.07(b) of this Agreement shall be subject to withdrawal by the Master Servicer or the Special Servicer, as applicable.

(d)               With respect to the Serviced Whole Loans, if amounts required to pay the expenses allocable to any related Serviced Companion Loan exceed amounts on deposit in the Serviced Whole Loan Collection Account and the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as applicable, shall have sought reimbursement from the Trust Fund with respect to such expenses allocable to such Serviced Companion Loan, the Master Servicer or Special Servicer, as applicable, shall seek (on behalf of the Trust Fund, subject to the related Intercreditor Agreement) payment or reimbursement from the holder of the related Serviced Subordinate Companion Loan, if any, and then for the pro rata portion of such expenses allocable to the Serviced Pari Passu Companion Loan from the related Serviced Companion Loan Noteholder or, if such Serviced Companion Loan has been deposited into a securitization, out of general collections in the collection account established pursuant to the related Other Pooling and Servicing Agreement.

(e)               If any Loss of Value Payments are deposited into the Loss of Value Reserve Fund with respect to any Mortgage Loan or any related Serviced REO Property, then the Special Servicer shall, promptly upon written direction from the Master Servicer (provided that, (1) with respect to clause (iv) below, the Special Servicer shall have provided notice to the Master Servicer of the occurrence of such liquidation event and (2) with respect to clause (v) below, the Certificate Administrator shall have provided the Master Servicer and the Special Servicer with five Business Days’ prior notice of such final Distribution Date), transfer such Loss of Value Payments (up to the remaining portion thereof) from the Loss of Value Reserve Fund to the Master Servicer for deposit into the Collection Account for the following purposes:

(i)                                      to reimburse the Master Servicer or the Trustee, in accordance with Section 3.06(a) of this Agreement, for any Nonrecoverable Advance made by such party with respect to such Mortgage Loan or any related Serviced REO Property (together with the Advance Interest Amount);

(ii)                                   to pay, in accordance with Section 3.06(a) of this Agreement, or to reimburse the Trust for the prior payment of, any expense relating to such Mortgage Loan or any related Serviced REO Property that constitutes or, if not paid out of such Loss of Value Payments, would constitute an Additional Trust Fund Expense;

(iii)                                to offset any portion of Realized Losses or Loan Specific Realized Losses, as the case may be, that are attributable to such Mortgage Loan or related REO Property

(as calculated without regard to the application of such Loss of Value Payments), incurred with respect to such Mortgage Loan or any related successor REO Loan;

(iv)                               following the occurrence of a liquidation event with respect to such Mortgage Loan or any related Serviced REO Property and any related transfers from the Loss of Value Reserve Fund with respect to the items contemplated by the immediately preceding clauses (i)-(iii) as to such Mortgage Loan, to cover the items contemplated by the immediately preceding clauses (i)-(iii) in respect of any other Mortgage Loan or Serviced REO Loan; and

(v)                                 On the final Distribution Date after all distributions have been made as set forth in clause (i) through (iv) above, to each Mortgage Loan Seller, its pro rata share, based on the amount that it contributed, net of any amount contributed by such Mortgage Loan Seller that was used pursuant to clauses (i)-(iii) to offset any portion of Realized Losses or Loan Specific Realized Losses, as the case may be, that are attributable to such Mortgage Loan or related REO Property, Additional Trust Fund Expenses or any Nonrecoverable Advances incurred with respect to the Mortgage Loan related to such contribution.

Any Loss of Value Payments transferred to the Collection Account pursuant to clauses (i)-(iii) of the prior paragraph shall be treated as Liquidation Proceeds received by the Trust in respect of the related Mortgage Loan or any successor REO Loan with respect thereto for which such Loss of Value Payments were received; and any Loss of Value Payments transferred to the Collection Account pursuant to clause (iv) of the prior paragraph shall be treated as Liquidation Proceeds received by the Trust in respect of the Mortgage Loan or REO Loan for which such Loss of Value Payments are being transferred to the Collection Account to cover an item contemplated by clauses (i)-(iv) of the prior paragraph.

(f)                The Certificate Administrator may, from time to time, make withdrawals from the Loan Specific REMIC Distribution Account for any of the following purposes (the order set forth below shall not indicate any order of priority):

(i)                                to make deposits of the Loan Specific Available Funds with respect to the AB Whole Loan, distributable pursuant to Section 4.01A(a) in the Lower-Tier Distribution Account, and to make distributions on the Class R Certificates in respect of the [LOAN SPECIFIC CLASS]-R Interest pursuant to Section 4.01A(a);

(ii)                              to pay itself an amount equal to all net income and gain realized from investment of funds in the Loan Specific REMIC Distribution Account pursuant to Section 3.07(b);

(iii)                           to pay to itself, the Trustee and the Custodian or any of their directors, officers, employees and agents, as the case may be, any amounts payable or reimbursable to any such Person pursuant to Section 8.05(a), Section 8.05(b), Section 8.05(c) and Section 8.05(d);

(iv)                          to recoup any amounts deposited in the Loan Specific REMIC Distribution Account in error; and

(v)                             to clear and terminate the Loan Specific REMIC Distribution Account at the termination of this Agreement pursuant to Section 9.01.

(g)               The Certificate Administrator may, from time to time, make withdrawals from the Lower-Tier Distribution Account for any of the following purposes (the order set forth below shall not indicate any order of priority), in each case to the extent not previously paid from the Collection Account:

(i)                                to make deposits of the Pooled Lower-Tier Distribution Amount and the Loan Specific Available Funds and the amount of any Prepayment Premium and Yield Maintenance Charges distributable pursuant to Section 4.01(a) and Section 4.01A of this Agreement in the Upper-Tier Distribution Account, and to make distributions on the Class [R] Certificates in respect of the Class [R] Interest pursuant to Section 4.01(a) of this Agreement;

(ii)                             to pay itself, the Trustee and the Custodian respective portions of any accrued but unpaid Certificate Administrator/Trustee Fees (including with respect to the AB Whole Loan);

(iii)                           to pay itself an amount equal to all net income and gain realized from investment of funds in the Lower-Tier Distribution Account pursuant to Section 3.07(b) of this Agreement;

(iv)                          to pay to itself, the Trustee, the Custodian or any of their directors, officers, employees, representatives and agents, as the case may be, any amounts payable or reimbursable to any such Person pursuant to Section 8.05(b), Section 8.05(c) and Section 8.05(d) of this Agreement;

(v)                              to recoup any amounts deposited in the Lower-Tier Distribution Account in error; and

(vi)                          to clear and terminate the Lower-Tier Distribution Account at the termination of this Agreement pursuant to Section 9.01 of this Agreement.

(h)               The Certificate Administrator may make withdrawals from the Upper-Tier Distribution Account for any of the following purposes:

(i)                                 to make distributions to Certificateholders (other than Holders of the [ARD CLASS] and any Exchangeable Certificates) on each Distribution Date pursuant to Section 4.01 or Section 9.01 of this Agreement, as applicable;

(ii)                              to make distributions to the Class [PEZ] Distribution Account in respect of Class [PEZ] Regular Interests, as provided in Section 4.01(a) of this Agreement;

(iii)                            to recoup any amounts deposited in the Upper-Tier Distribution Account in error; and

(iv)                          to clear and terminate the Upper-Tier Distribution Account at the termination of this Agreement pursuant to Section 9.01 of this Agreement.

Section 3.07        Investment of Funds in the Collection Accounts, the Serviced Whole Loan Collection Accounts, the Distribution Accounts, the Interest Reserve Account, the Gain-on-Sale Reserve Account, the REO Account, the Lock-Box Accounts, the Cash Collateral Accounts and the Reserve Accounts.  (a)  The Master Servicer (with respect to the Collection Account, and any Serviced Whole Loan Collection Account and any Borrower Accounts (as defined below and subject to the second succeeding sentence)), the Special Servicer (with respect to any REO Account and any Loss of Value Reserve Fund) and the Certificate Administrator (with respect to the Distribution Accounts, the Interest Reserve Account and the Gain-on-Sale Reserve Account) may direct any depository institution maintaining the Collection Account, any Serviced Whole Loan Collection Account, the Gain-on-Sale Reserve Account, any Borrower Accounts, any REO Account, any Loss of Value Reserve Fund, the Interest Reserve Account and the Distribution Accounts (each such account, for purposes of this Section 3.07, an “Investment Account”), to invest the funds in such Investment Account in one or more Permitted Investments that bear interest or are sold at a discount, and that mature, unless payable on demand, no later than the Business Day preceding the date on which such funds are required to be withdrawn from such Investment Account pursuant to this Agreement. Any investment of funds on deposit in an Investment Account by the Master Servicer, the Special Servicer or the Certificate Administrator shall be documented in writing and shall provide evidence that such investment is a Permitted Investment which matures at or prior to the time required hereby or is payable on demand. In the case of any Escrow Account, Lock-Box Account, Cash Collateral Account or Reserve Account (the “Borrower Accounts”), the Master Servicer shall act upon the written request of the related Borrower or Manager to the extent that the Master Servicer is required to do so under the terms of the respective Loan Documents, provided that in the absence of appropriate written instructions from the related Borrower or Manager meeting the requirements of this Section 3.07, the Master Servicer shall have no obligation to, but will be entitled to, direct the investment of funds in such accounts in Permitted Investments. All such Permitted Investments shall be held to maturity, unless payable on demand. Any investment of funds in an Investment Account shall be made in the name of the Trustee (in its capacity as such) or in the name of a nominee of the Trustee. The Certificate Administrator shall have sole control (except with respect to investment direction which shall be in the control of the Master Servicer or the Special Servicer, with respect to any REO Accounts, as an independent contractor to the Trust Fund) over each such investment and any certificate or other instrument evidencing any such investment shall be delivered directly to the Certificate Administrator or its agent (which shall initially be the Master Servicer), together with any document of transfer, if any, necessary to transfer title to such investment to the Trustee or its nominee. Neither the Certificate Administrator nor the Trustee shall have any responsibility or liability with respect to the investment directions of the Master Servicer, the Special Servicer, any Borrower or Manager or any losses resulting therefrom, whether from Permitted Investments or otherwise. The Master Servicer shall have no responsibility or liability with respect to the investment directions of the Special Servicer, the Certificate Administrator, the Trustee, any Borrower or Manager or any losses resulting therefrom, whether from Permitted Investments or otherwise. The Special Servicer shall have no responsibility or liability with respect to the investment directions of the Master Servicer, the Certificate Administrator, the Trustee, any Borrower or Manager or any losses resulting therefrom, whether from Permitted Investments or otherwise. In the event amounts on deposit in an Investment Account are at any time invested in a Permitted Investment payable on demand, the Master Servicer (or the Special Servicer or the Certificate Administrator, as applicable) shall:

(x)       consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of (1) all amounts then payable thereunder and (2) the amount required to be withdrawn on such date; and

(y)       demand payment of all amounts due thereunder promptly upon determination by the Master Servicer (or the Special Servicer or the Certificate Administrator, as applicable) that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the related Investment Account.

(b)           All income and gain realized from investment of funds deposited in any Investment Account shall be for the benefit of the Master Servicer (except with respect to the investment of funds deposited in (i) any Borrower Account, which shall be for the benefit of the related Borrower to the extent required under the related Loan Documents for the Mortgage Loan or applicable law, (ii) any REO Account and the Loss of Value Reserve Fund, which shall be for the benefit of the Special Servicer or (iii) the Gain-on-Sale Reserve Account, the Interest Reserve Account and the Distribution Accounts, which shall be for the benefit of the Certificate Administrator) and, if held in the Collection Account, any Serviced Whole Loan Collection Account, REO Account or Distribution Account shall be subject to withdrawal by the Master Servicer, the Special Servicer or the Certificate Administrator, as applicable, in accordance with Section 3.06 or Section 3.15(b) of this Agreement, as applicable. The Master Servicer, or with respect to any REO Account or Loss of Value Reserve Fund, the Special Servicer, or with respect to the Gain-on-Sale Reserve Account, the Distribution Accounts, the Certificate Administrator, shall deposit from its own funds into the Collection Account, applicable Serviced Whole Loan Collection Account, any REO Account or Loss of Value Reserve Fund, the Gain-on-Sale Reserve Account, the Interest Reserve Account or the Distribution Accounts, as applicable, the amount of any loss incurred in respect of any such Permitted Investment immediately upon realization of such loss; provided, that the Master Servicer, the Special Servicer or the Certificate Administrator, as applicable, may reduce the amount of such payment to the extent it forgoes any investment income in such Investment Account otherwise payable to it. The Master Servicer shall also deposit from its own funds in any Borrower Account immediately upon realization of such loss the amount of any loss incurred in respect of Permitted Investments, except to the extent that amounts are invested at the direction of or for the benefit of the Borrower under the terms of the related Loan Documents for the Mortgage Loan, Serviced Whole Loan or applicable law; provided that neither the Master Servicer nor the Special Servicer shall be required to deposit any loss on an investment of funds in an Investment Account if such loss is incurred solely as a result of the insolvency of the federal or state chartered depository institution or trust company that holds such Investment Account, so long as such depository institution or trust company has satisfied the qualifications set forth in the definition of Eligible Account both (x) at the time the investment was made and (y) 30 days prior to such insolvency.

(c)             Except as otherwise expressly provided in this Agreement, if any default occurs in the making of a payment due under any Permitted Investment, or if a default occurs in any other performance required under any Permitted Investment, in either case as a result of an action or inaction of the Master Servicer, the Special Servicer or the Certificate Administrator, as applicable, the Trustee may, and upon the request of Holders of Certificates entitled to a majority of the Voting Rights allocated to any Class shall, take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings. If the Trustee takes any such action, (i) the Master Servicer, if such Permitted Investment was for the benefit of the Master Servicer, (ii) the Special Servicer, if such Permitted Investment was for the benefit of the Special Servicer or (iii) the Certificate Administrator, if such Permitted Investment was for the benefit of the Certificate Administrator, shall pay or reimburse the Trustee for all reasonable out-of-pocket expenses, disbursements and advances incurred or made by the Trustee in connection therewith.

Section 3.08        Maintenance of Insurance Policies and Errors and Omissions and Fidelity Coverage.  (a)  In the case of each Mortgage Loan or Serviced Whole Loan, as applicable (but excluding any REO Loan and any Non-Serviced Mortgage Loan), the Master Servicer shall use commercially reasonable efforts consistent with the Servicing Standard to cause the related Borrower, with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and Serviced Whole Loans that it is servicing, to maintain the following insurance coverage (including identifying the extent to which such Borrower is maintaining insurance coverage and, if such Borrower does not so maintain, the Master Servicer will itself cause to be maintained with Qualified Insurers) for the related Mortgaged Property: (x) except where the Loan Documents permit a Borrower to rely on self-insurance provided by a tenant, a fire and casualty extended coverage insurance policy, which does not provide for reduction due to depreciation, in an amount that is at least equal to the lesser of (i) the full replacement cost of improvements securing such Mortgage Loan or Serviced Whole Loan, as applicable, and (ii) the Stated Principal Balance of such Mortgage Loan or Serviced Whole Loan, as applicable, but, in any event, in an amount sufficient to avoid the application of any co-insurance clause and (y) all other insurance coverage (including, but not limited to, coverage for acts of terrorism) that is required, subject to applicable law, under the related Loan Documents; provided, that:

(i)                                     the Master Servicer shall not be required to maintain any earthquake or environmental insurance policy on any Mortgaged Property unless the Trustee has an insurable interest and (x) such insurance policy was in effect at the time of the origination of the related Mortgage Loan or Serviced Whole Loan, as applicable, or (y) such insurance policy was required by the related Loan Documents and is available at commercially reasonable rates, provided that the Master Servicer shall require the related Borrower to maintain such insurance in the amount, in the case of clause (x), maintained at origination, and in the case of clause (y), required by such Mortgage Loan or Serviced Whole Loan, in each case, to the extent such amounts are available at commercially reasonable rates and to the extent the Trustee has an insurable interest;

(ii)                                  if and to the extent that any Loan Document grants the lender thereunder any discretion (by way of consent, approval or otherwise) as to the insurance provider from whom the related Borrower is to obtain the requisite insurance coverage, the Master Servicer shall (to the extent consistent with the Servicing Standard) require the related Borrower to obtain the requisite insurance coverage from Qualified Insurers;

(iii)                                the Master Servicer shall have no obligation beyond using its reasonable efforts consistent with the Servicing Standard to cause any Borrower to maintain the insurance required to be maintained under the Loan Documents; provided, that this clause shall not limit the Master Servicer’s obligation to obtain and maintain a force-placed insurance policy, as provided herein;

(iv)                              except as provided below (including under clause (vi) below), in no event shall the Master Servicer be required to cause the Borrower to maintain, or itself obtain, insurance coverage to the extent that the failure of such Borrower to maintain insurance coverage is an Acceptable Insurance Default (as determined by the Special Servicer);

(v)                                  to the extent that the Master Servicer itself is required to maintain insurance that the Borrower does not maintain, the Master Servicer will not be required to maintain insurance other than what is available to the Master Servicer on a force-placed basis at commercially reasonable rates, and only to the extent the Trust as lender has an insurable interest thereon; and

(vi)                              any explicit terrorism insurance requirements contained in the related Loan Documents shall be enforced by the Master Servicer in accordance with the Servicing Standard, unless the Special Servicer (and, if no Control Termination Event has occurred and is continuing, the Directing Holder and after consultation with the Risk Retention Consultation Party pursuant to Section 6.07) have consented to a waiver (including a waiver to permit the Master Servicer to accept insurance that does not comply with specific requirements contained in the Loan Documents) in writing of that provision in accordance with the Servicing Standard; provided that the Special Servicer shall promptly notify the Master Servicer in writing of such waiver.

The Master Servicer shall notify the Special Servicer, the Certificate Administrator, the Trustee and the Directing Holder if the Master Servicer determines in accordance with the Servicing Standard that a Borrower under a Mortgage Loan (other than a Non-Serviced Mortgage Loan) has failed to maintain insurance required under the Loan Documents and such failure materially and adversely affects the interests of the Certificateholders or if a Borrower under a Mortgage Loan (other than a Non-Serviced Mortgage Loan) has notified the Master Servicer in writing that the Borrower does not intend to maintain such insurance and that the Master Servicer has determined in accordance with the Servicing Standard that such failure materially and adversely affects the interests of the Certificateholders.

Subject to Section 3.15(b) of this Agreement, with respect to each Serviced REO Property, the Special Servicer shall use reasonable efforts and only if the Trustee has an insurable interest, consistent with the Servicing Standard, to maintain (subject to the right of the Special Servicer to direct the Master Servicer to make a Servicing Advance for the costs associated with coverage that the Special Servicer determines to maintain, in which case the Master Servicer shall make such Servicing Advance) with Qualified Insurers to the extent reasonably available at commercially reasonable rates and to the extent the Trustee has an insurable interest, (a) a fire and casualty extended coverage insurance policy, which does not provide for reduction due to depreciation, in an amount that is at least equal to the lesser of the full replacement value of the Mortgaged Property or the Stated Principal Balance of the

Mortgage Loan, Serviced REO Loan or the Serviced Whole Loan, as applicable (or such greater amount of coverage required by the related Loan Documents (unless such amount is not available or, if no Control Termination Event has occurred and is continuing, the Directing Holder has consented to a lower amount)), but, in any event, in an amount sufficient to avoid the application of any co-insurance clause, (b) a comprehensive general liability insurance policy with coverage comparable to that which would be required under prudent lending requirements and in an amount not less than $1.0 million per occurrence, and (c) to the extent consistent with the Servicing Standard, a business interruption or rental loss insurance covering revenues or rents for a period of at least 12 months; provided, that the Special Servicer shall not be required in any event to maintain or obtain insurance coverage described in this paragraph beyond what is reasonably available at a commercially reasonable rate and consistent with the Servicing Standard.

All such insurance policies maintained as described above shall contain (if they insure against loss to property) a “standard” mortgagee clause, with loss payable to the Master Servicer (on behalf of the Trustee on behalf of Certificateholders and, with respect to a Serviced Whole Loan, the related Serviced Companion Loan Noteholders), or shall name the Trustee as the insured, with loss payable to the Special Servicer on behalf of the Trustee (on behalf of Certificateholders and, with respect to a Serviced Whole Loan, the related Serviced Companion Loan Noteholders) (in the case of insurance maintained in respect of an REO Property). Any amounts collected by the Master Servicer or Special Servicer, as applicable, under any such policies (other than amounts to be applied to the restoration or repair of the related Mortgaged Property or Serviced REO Property or amounts to be released to the related Borrower, in each case in accordance with the Servicing Standard) shall be deposited in the Collection Account (or, in the case of the Serviced Whole Loans, in the applicable Serviced Whole Loan Collection Account), subject to withdrawal pursuant to Section 3.06 of this Agreement, in the case of amounts received in respect of a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, or in the applicable REO Account of the Special Servicer, subject to withdrawal pursuant to Section 3.15 of this Agreement, in the case of amounts received in respect of a Serviced REO Property. Any cost incurred by the Master Servicer or the Special Servicer in maintaining any such insurance shall not, for purposes hereof, including calculating monthly distributions to Certificateholders or Serviced Companion Loan Noteholders, be added to the Stated Principal Balance of the related Mortgage Loan or Serviced Whole Loan, notwithstanding that the terms of such Mortgage Loan or Serviced Whole Loan so permit; provided, that this sentence shall not limit the rights of the Master Servicer or Special Servicer on behalf of the Trust Fund to enforce any obligations of the related Borrower under such Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan. Any costs incurred by the Master Servicer in maintaining any such insurance policies in respect of the Mortgage Loans or Specially Serviced Loans (other than REO Properties) (i) if the Borrower defaults on its obligation to do so, shall be advanced by the Master Servicer as a Servicing Advance and will be charged to the related Borrower and (ii) shall not, for purposes of calculating monthly distributions to Certificateholders, be added to the Stated Principal Balance of the related Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so permit. Any cost incurred by the Special Servicer in maintaining any such insurance policies with respect to Serviced REO Properties shall be an expense of the Trust Fund (and in the case of any Serviced Whole Loan, such expense shall be allocated in accordance with the allocation provisions of the related Intercreditor Agreement) payable out of the related REO Account (or

Serviced Whole Loan REO Account, as applicable) or, if the amount on deposit therein is insufficient therefor, advanced by the Master Servicer as a Servicing Advance (or paid from the Collection Account if the Master Servicer determines such Advance would be a Nonrecoverable Advance, subject to Section 3.21(d) of this Agreement).

(b)               If either:

(x) the Master Servicer or Special Servicer obtains and maintains, or causes to be obtained and maintained, a blanket policy or master force-placed policy insuring against hazard losses on all of the Mortgage Loans (other than Non-Serviced Mortgage Loans), Serviced Whole Loans or Serviced REO Properties, as applicable, then, to the extent such policy

(i)                         is obtained from a Qualified Insurer, and

(ii)                       provides protection equivalent to the individual policies otherwise required, or

(y) the Master Servicer or the Special Servicer (or, in each case, its corporate parent), as applicable, has long-term unsecured debt obligations that are rated not lower than “[___]” by [___], “[___]” by [___] (or, if not rated by [___], an equivalent (or higher) rating by any two other NRSROs (which may include [___],[___] and/or [___])) and its equivalent by [___] (if then rated by [___]), and the Master Servicer or Special Servicer self-insures for its obligation to maintain the individual policies otherwise required, then the Master Servicer or the Special Servicer shall conclusively be deemed to have satisfied its obligation to cause hazard insurance to be maintained on the related Mortgaged Properties or Serviced REO Properties, as applicable.

Such a blanket or master force-placed policy may contain a deductible clause (not in excess of a customary amount), in which case the Master Servicer or Special Servicer, as the case may be, that maintains such policy shall, if there shall not have been maintained on any Mortgaged Property securing a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced REO Property thereunder a hazard insurance policy complying with the requirements of Section 3.08(a) of this Agreement, and there shall have been one or more losses that would have been covered by such an individual policy, promptly deposit into the Collection Account (or, in the case of a Serviced Whole Loan, in the related Serviced Whole Loan Collection Account), from its own funds, the amount not otherwise payable under the blanket or master force-placed policy in connection with such loss or losses because of such deductible clause to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan or the related Serviced Whole Loan, as applicable (or, in the absence of any such deductible limitation, the deductible limitation for an individual policy which is consistent with the Servicing Standard). The Master Servicer and Special Servicer shall prepare and present, on behalf of itself, the Trustee, Certificateholders and, if applicable the Serviced Companion Loan Noteholders, claims under any such blanket or master force-placed policy maintained by it in a timely fashion in accordance with the terms of such policy. If the Master Servicer or Special

Servicer, as applicable, causes any Mortgaged Property securing a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced REO Property to be covered by such “force-placed” insurance policy, the incremental costs of such insurance applicable to such Mortgaged Property or Serviced REO Property (i.e., other than any minimum or standby premium payable for such policy whether or not any Mortgaged Property or Serviced REO Property is covered thereby) shall be paid as a Servicing Advance.

(c)               With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, as applicable, that is subject to an Environmental Insurance Policy, if the Master Servicer has actual knowledge of any event giving rise to a claim under an Environmental Insurance Policy, the Master Servicer shall notify the Special Servicer to such effect and the Master Servicer shall take reasonable actions as are in accordance with the Servicing Standard and the terms and conditions of such Environmental Insurance Policy to make a claim thereunder and achieve the payment of all amounts to which the Trust is entitled thereunder. With respect to each Specially Serviced Loan and Serviced REO Property that is subject to an Environmental Insurance Policy, if the Special Servicer has actual knowledge of any event giving rise to a claim under an Environmental Insurance Policy, such Special Servicer shall take reasonable actions as are in accordance with the Servicing Standard and the terms and conditions of such Environmental Insurance Policy to make a claim thereunder and achieve the payment of all amounts to which the Trust, on behalf of the Certificateholders and, if applicable, the Serviced Companion Loan Noteholders (giving due regard to the junior nature of the related Subordinate Companion Loan, if any), is entitled thereunder. Any legal fees or other out-of-pocket costs incurred in accordance with the Servicing Standard in connection with any claim under an Environmental Insurance Policy described above (whether by the Master Servicer or Special Servicer) shall be paid by, and reimbursable to, the Master Servicer as a Servicing Advance.

(d)               The Master Servicer, the Special Servicer, shall at all times during the term of this Agreement (or, in the case of the Special Servicer, at all times during the term of this Agreement during which Specially Serviced Loans and/or Serviced REO Properties as to which it is the Special Servicer are included in the Trust Fund) keep in force with a Qualified Insurer, a fidelity bond in such form and amount as are consistent with the Servicing Standard. The Master Servicer, Special Servicer, as applicable, shall be deemed to have complied with the foregoing provision if an Affiliate thereof has such fidelity bond coverage and, by the terms of such fidelity bond, the coverage afforded thereunder extends to the Master Servicer, Special Servicer, as the case may be. Such fidelity bond shall provide that it may not be canceled without ten days’ prior written notice to the Trustee. So long as the long-term unsecured debt obligations of the Master Servicer (or its corporate parent if such insurance is guaranteed by its parent), the Special Servicer (or its corporate parent), as applicable, are rated not lower than “[___]” by [___], “[___]” by [___], “[___]” by [___] (or, if not rated by [___], an equivalent (or higher) rating by any two other NRSROs (which may include [___],[___] and/or [___])) and its equivalent by [___] (if then rated by [___]), the Master Servicer, the Special Servicer, [the Operating Advisor or the Asset Representations Reviewer], as applicable, may self-insure with respect to the fidelity bond coverage required as described above, in which case it shall not be required to maintain an insurance policy with respect to such coverage.

The Master Servicer and Special Servicer, as applicable, shall at all times during the term of this Agreement (or, in the case of the Special Servicer, at all times during the term of this Agreement during which Specially Serviced Loans and/or Serviced REO Properties exist as part of the Trust Fund) also keep in force with a Qualified Insurer a policy or policies of insurance covering loss occasioned by the errors and omissions of its officers and employees in connection with their servicing obligations hereunder, which policy or policies shall be in such form and amount as are consistent with the Servicing Standard. The Master Servicer or the Special Servicer, as applicable, shall be deemed to have complied with the foregoing provisions if an Affiliate thereof has such insurance and, by the terms of such policy or policies, the coverage afforded thereunder extends to the Master Servicer or Special Servicer, as the case may be. Any such errors and omissions policy shall provide that it may not be canceled without ten days’ prior written notice to the Trustee. So long as the long-term unsecured debt obligations of the Master Servicer (or its corporate parent if such insurance is guaranteed by its parent) or the Special Servicer (or its corporate parent), as applicable, are rated not lower than “[___]” by [___], “[___]” by [___] (or, if not rated by [___], an equivalent (or higher) rating by any two other NRSROs) (which may include [___],[___] and/or [___]) and its equivalent by [___] (if then rated by [___]), the Master Servicer or the Special Servicer, as applicable, may self-insure with respect to the errors and omissions coverage required as described above, in which case it shall not be required to maintain an insurance policy with respect to such coverage.

Section 3.09        Enforcement of Due-on-Sale Clauses; Assumption Agreements; Defeasance Provisions.  (a) If any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan contains a provision in the nature of a “due-on-sale” clause (including, without limitation, sales or transfers of Mortgaged Properties (in full or part) or the sale, transfer, pledge or hypothecation of direct or indirect interests in the Borrower or its owners), which by its terms:

(i)                                      provides that such Mortgage Loan or Serviced Whole Loan will (or may at the mortgagee’s option) become due and payable upon the sale or other transfer of an interest in the related Mortgaged Property (including, without limitation, the sale, transfer, pledge or hypothecation of direct or indirect interests in the Borrower or its owners),

(ii)                                  provides that such Mortgage Loan or Serviced Whole Loan may not be assumed without the consent of the related mortgagee in connection with any such sale or other transfer, or

(iii)                                provides that such Mortgage Loan or Serviced Whole Loan may be assumed or transferred without the consent of the mortgagee, provided certain conditions set forth in the Loan Documents are satisfied, then, for so long as such Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan (or related Mortgage Loan) is included in the Trust Fund, subject to the rights of the Directing Holder, neither the Master Servicer (with respect to Performing Loans other than a Non-Serviced Mortgage Loan) nor the Special Servicer (with respect to Specially Serviced Loans), as applicable, on behalf of the Trust Fund, shall be required to enforce any such due-on-sale clauses and in connection therewith neither shall be required to (x) accelerate payments thereon or (y) withhold its consent to such an assumption if (1) such provision is not exercisable under applicable law or if the Master Servicer (with respect to Performing Loans (other than a Non-Serviced Mortgage Loan) and with the consent of the Special Servicer) or the Special Servicer (with respect to Specially Serviced Loans), as applicable, determines, subject to the rights of the Directing Holder, that the enforcement of such provision is reasonably likely to result in meritorious legal action by the Borrower or (2) the Master Servicer (with the consent of the Special Servicer) or the Special Servicer, as applicable, determines, in accordance with the Servicing Standard and subject to the rights of the Directing Holder, that granting such consent would be likely to result in a greater recovery, on a present value basis (discounting at the related Calculation Rate), than would enforcement of such clause. If the Master Servicer (with respect to Performing Loans (other than a Non-Serviced Mortgage Loan)) or the Special Servicer (with respect to Specially Serviced Loans), as applicable, determines that (A) granting such consent would be likely to result in a greater recovery, (B) such provision is not legally enforceable, or (C) that the conditions described in clause (a)(iii) above relating to the assumption or transfer of a related Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan have been satisfied, the Master Servicer (with respect to Performing Loans) or the Special Servicer (with respect to Specially Serviced Loans) is authorized to take or enter into an assumption agreement from or with the Person to whom the related Mortgaged Property has been or is about to be conveyed, and to release the original Borrower from liability upon such Mortgage Loan and substitute the new Borrower as obligor thereon, provided that (a) the credit status of the prospective new Borrower is in compliance with the Master Servicer’s or the Special Servicer’s servicing standards and criteria and the terms of the related Mortgage and (b) the Master Servicer (with respect to Performing Loans (other than a Non-Serviced Mortgage Loan)) or the Special Servicer (with respect to Specially Serviced Loans), as applicable, has followed the Rating Agency Confirmation process pursuant to Section 3.30 relating to the Certificates and Serviced Companion Loan Securities, if any, with respect to [___], [___] or [___] in the case of any such Mortgage Loan that represents one of the ten largest Mortgage Loans or groups of cross-collateralized Mortgage Loans based on Stated Principal Balance or is a Mortgage Loan as to which the related Serviced Companion Loan represents one of the ten largest mortgage loans in the related Other Securitization (provided, that the Master Servicer or Special Servicer, as applicable, shall be entitled to reasonably rely upon the written notification provided by the master servicer or special servicer of the applicable Other Securitization as to whether such Serviced Companion Loan is one of the 10 largest mortgage loans in such Other Securitization). In connection with each such assumption or substitution entered into by the Special Servicer, the Special Servicer shall give prior notice thereof to the Master Servicer. The Master Servicer (with respect to Performing Loans) or the Special Servicer (with respect to Specially Serviced Loans) shall notify the Trustee, the Certificate Administrator, the Directing Holder and the Master Servicer or the Special Servicer, as applicable, that any such assumption or substitution agreement has been completed by forwarding to the Custodian (with a copy to the Master Servicer, the Certificate Administrator, the Trustee and the Directing Holder, as applicable) the original copy of such agreement, which copies shall be added to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof. To the extent not precluded by the Loan Documents, neither the Master Servicer (with respect to Performing Loans) nor the Special Servicer (with respect to Specially Serviced Loans) shall approve an assumption or substitution without requiring the related Borrower to pay any fees owed to the Rating Agencies associated with the approval of such assumption or substitution. However, if the related Borrower is required but fails to pay such fees, such fees shall be an expense of the Trust Fund (and in the case of any Serviced Whole Loan, such expense shall be allocated in accordance with the allocation provisions of the related Intercreditor Agreement), with such expenses allocated (i) first, to the Trust Subordinate Companion Loan (up to the full principal balance thereof), and (ii) then, to the related AB Mortgage Loan (up to the full principal balance thereof); provided that in the case of a Serviced Whole Loan the Master Servicer (if such Serviced Whole Loan is a Performing Loan) or the Special Servicer (if such Serviced Whole Loan is a Specially Serviced Loan) shall be required, after receiving payment from amounts on deposit in the Collection Account, if any, to (i) promptly notify the holder of the related Companion Loan and (ii) use commercially reasonable efforts to exercise on behalf of the Trust Fund the rights of the Trust Fund under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to the related Serviced Companion Loan from the holders of such Serviced Companion Loan.

Notwithstanding anything herein to the contrary, with respect to any applicable Excluded Loan relating to the Directing Holder (regardless of whether an Operating Advisor Consultation Event has occurred and is continuing), the Master Servicer or the Special Servicer, as applicable, shall consult with the Operating Advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions that it is processing and consider alternative actions recommended by the Operating Advisor, in respect thereof, in accordance with the procedures set forth in Section 6.07 for consulting with the Operating Advisor.

(b)               If any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan contains a provision in the nature of a “due-on-encumbrance” clause, which by its terms:

(i)                                     provides that such Mortgage Loan or Serviced Whole Loan shall (or may at the mortgagee’s option) become due and payable upon the creation of any lien or other encumbrance on the related Mortgaged Property or any direct or indirect ownership interest in the borrower (including, unless specifically permitted, any mezzanine financing of the Borrower or the Mortgaged Property or any sale or transfer of preferred equity in the Borrower or its owners),

(ii)                                   requires the consent of the related mortgagee to the creation of any such lien or other encumbrance on the related Mortgaged Property (including, without limitation, any mezzanine financing of the Borrower or the Mortgaged Property or any sale or transfer of preferred equity in the Borrower or its owners), or

(iii)                                provides that such Mortgaged Property may be further encumbered without the consent of the mortgagee (including, without limitation, any mezzanine financing of the Borrower or the Mortgaged Property or any sale or transfer of preferred equity in the Borrower or its owners), provided certain conditions set forth in the Loan Documents are satisfied, then, neither the Master Servicer (with respect to Performing Loans other than a Non-Serviced Mortgage Loan) nor the Special Servicer (with respect to Specially Serviced Loans), on behalf of the Trust Fund, shall be required to enforce such due-on-encumbrance clauses and in connection therewith, will not be required to (i) accelerate the payments on the related Mortgage Loan or Serviced Whole Loan or (ii) withhold its consent to such lien or encumbrance, if the Master Servicer (with the consent of the Special Servicer) or the Special Servicer, as applicable, subject to the rights of the Directing Holder, (x) determines, in accordance with the Servicing Standard that such enforcement would not be in the best interests of the Trust Fund or the holder of the related Serviced Companion Loan, if applicable (giving due regard to the junior nature of the related Subordinate Companion Loan, if any), or that in the case of a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan described in clause (b)(iii) above that the conditions to further encumbrance have been satisfied and (y) as to any Mortgage Loan or Serviced Whole Loan, follows the Rating Agency Confirmation procedure pursuant to Section 3.30 with respect to [___], [___] or [___] in the case of any such Mortgage Loan that represents one of the ten largest Mortgage Loans or groups of cross-collateralized Mortgage Loans based on Stated Principal Balance or is a Mortgage Loan as to which the related Serviced Companion Loan represents one of the ten largest mortgage loans in the related Other Securitization (provided, that the Master Servicer or Special Servicer, as applicable, shall be entitled to reasonably rely upon the written notification provided by the master servicer or special servicer of the applicable Other Securitization as to whether such Serviced Companion Loan is one of the 10 largest mortgage loans in such Other Securitization). To the extent not precluded by the Loan Documents, neither the Master Servicer (with respect to Performing Loans) nor the Special Servicer (with respect to Specially Serviced Loans) shall approve an assumption or substitution without requiring the related Borrower to pay any fees owed to the Rating Agencies associated with the approval of such lien or encumbrance. However, if the related Borrower is required but fails to pay such fees, such fees shall be an expense of the Trust Fund (in the case of an AB Whole Loan, with such expenses allocated (i) first, to the Trust Subordinate Companion Loan (up to the full principal balance thereof), and (ii) then, to the related AB Mortgage Loan (up to the full principal balance thereof); provided that in the case of a Serviced Whole Loan the Master Servicer (if such Serviced Whole Loan is a Performing Loan) or the Special Servicer (if such Serviced Whole Loan is a Specially Serviced Loan) shall be required, after receiving payment from amounts on deposit in the Collection Account, if any, to (i) promptly notify the holder of the related Companion Loan and (ii) use commercially reasonable efforts to exercise on behalf of the Trust Fund the rights of the Trust Fund under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to the related Serviced Companion Loans from the holders of such Serviced Companion Loans.

Notwithstanding anything herein to the contrary, with respect to any applicable Excluded Loan relating to the Directing Holder (regardless of whether an Operating Advisor Consultation Event has occurred and is continuing), the Master Servicer or the Special Servicer, as applicable, shall consult with the Operating Advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions that it is processing and consider alternative actions recommended by the Operating Advisor, in respect thereof, in accordance with the procedures set forth in Section 6.07 for consulting with the Operating Advisor.

(c)               The Special Servicer may not waive its rights or grant its consent under any “due-on-sale” or “due-on-encumbrance” clause relating to any Specially Serviced Loan without, if no Control Termination Event has occurred and is continuing, the consent of the Directing Holder. The Directing Holder shall have 10 Business Days (or longer period provided by the related Intercreditor Agreement) after receipt of notice along with the Special Servicer’s recommendation and analysis with respect to such waiver and any additional information the Directing Holder may reasonably request from the Special Servicer of a proposed waiver or consent under any “due-on-sale” or “due-on-encumbrance” clause in which to grant or withhold its consent (provided that if the Special Servicer fails to receive a response to such notice from the Directing Holder in writing within such period, then the Directing Holder shall be deemed to have consented to such proposed waiver or consent).

(d)               The Master Servicer and the Special Servicer, as applicable, shall provide copies of any waivers it effects pursuant to Section 3.09(a) or (b) of this Agreement to the other party, the 17g-5 Information Provider (who shall promptly post such waivers to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement) and the related Other 17g-5 Information Provider (if any) with respect to each Mortgage Loan or Serviced Whole Loan.

(e)               Nothing in this Section 3.09 shall constitute a waiver of the Trustee’s right, as the mortgagee of record, to receive notice of any assumption of a Mortgage Loan, any sale or other transfer of the related Mortgaged Property or the creation of any lien or other encumbrance with respect to such Mortgaged Property.

(f)                In connection with the taking of, or the failure to take, any action pursuant to this Section 3.09, the Special Servicer shall not agree to modify, waive or amend, and no assumption or substitution agreement entered into pursuant to Section 3.09(a) of this Agreement shall contain any terms that are different from, any term of any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan or the related Mortgage Note, other than pursuant to Section 3.26 hereof, as applicable.

(g)               With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan which permits release of Mortgaged Properties through defeasance:

(i)                                      If such Mortgage Loan or Serviced Whole Loan requires that the lender purchase the required government securities, then the Master Servicer shall purchase, or shall cause the purchase of, such obligations on behalf of the Trust, at the related Borrower’s expense, in accordance with the terms of such Mortgage Loan; provided that the Master Servicer shall not accept the amounts paid by the related Borrower to effect defeasance until acceptable government securities have been identified.

(ii)                                  To the extent not inconsistent with such Mortgage Loan or Serviced Whole Loan, the Master Servicer shall require the related Borrower to provide an Opinion of Counsel (which shall be an expense of the related Borrower) to the effect that the Trustee has a first priority perfected security interest in the defeasance collateral (including the government securities) and the assignment of the defeasance collateral is valid and enforceable; such opinion, together with any other certificates or documents to be required in connection with such defeasance shall be in form and substance acceptable to each Rating Agency.

(iii)                                To the extent not inconsistent with such Mortgage Loan or Serviced Whole Loan, the Master Servicer shall require a certificate at the related Borrower’s expense from an Independent certified public accountant certifying to the effect that the government securities will provide cash flows sufficient to meet all payments of interest and principal (including payments at maturity) on such Mortgage Loan or Serviced Whole Loan in compliance with the requirements of the terms of the related Loan Documents.

(iv)                               Prior to permitting the release of any Mortgaged Property through defeasance, the Master Servicer shall obtain, at the related Borrower’s expense, a Rating Agency Confirmation; provided, the Master Servicer shall not be required to obtain such Rating Agency Confirmation from any Rating Agency if such Mortgage Loan at the time of such defeasance is not (x) a Mortgage Loan that (together with any Mortgage Loans cross-collateralized with such Mortgage Loan) is one of the ten largest Mortgage Loans by Stated Principal Balance, (y) a Mortgage Loan with a Stated Principal Balance equal to or greater than $20,000,000 or (z) a Mortgage Loan that represents 5% or more of the Stated Principal Balance of all Mortgage Loans.

(v)                                  Prior to permitting release of any Mortgaged Property through defeasance, the Master Servicer shall require an Opinion of Counsel to the effect that such release will not cause any Trust REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding or cause a tax to be imposed on the Trust Fund under the REMIC Provisions; provided that to the extent not inconsistent with the Mortgage Loan or Serviced Whole Loan, the related Borrower shall pay the cost related to the Opinion of Counsel (and shall otherwise be a Servicing Advance).

(vi)                               No defeasance shall occur on or prior to the second anniversary of the Startup Day of the Trust REMICs, or in the case of any Companion Loan, the later of the second anniversary of the Startup Day of the Trust REMICs and the second anniversary of the startup day of any REMIC holding such Companion Loan.

(vii)                            The Trustee shall at the expense of the related Borrower (to the extent not inconsistent with the related Loan Documents) hold the U.S. government securities as pledgee for the benefit of the Certificateholders and, if applicable, the Serviced Companion Loan Noteholders, and the Certificate Administrator shall apply payments of principal and interest received on the government obligations to the Collection Account in respect of the defeased Mortgage Loan according to the payment schedule existing immediately prior to the defeasance.

(viii)                        The Master Servicer shall, in accordance with the Servicing Standard, enforce provisions in the Mortgage Loans that it is servicing requiring Borrowers to pay all reasonable expenses associated with a defeasance.

(ix)                                To the extent not inconsistent with such Mortgage Loan, or to the extent the related Loan Documents provide the lender with discretion, the Master Servicer shall require a single purpose entity, formed solely for the purpose of owning and pledging the government securities related to one or more of the Mortgage Loans, to act as a successor borrower.

(x)                                    The Master Servicer may accept as defeasance collateral of any “government security,” within the meaning of Treasury Regulation’s Section 1.860G-(2)(a)(8)(ii), notwithstanding any more restrictive requirements in the Loan Documents; provided, that the Master Servicer has received an Opinion of Counsel that acceptance of such defeasance collateral will not cause an Adverse REMIC Event.

(xi)                                Neither the Master Servicer nor the Special Servicer shall charge a fee for defeasance in excess of that permitted under the Loan Documents in the event that the Loan Documents provide for such a fee limitation.

(h)               With respect to all Specially Serviced Loans and Performing Loans, the Special Servicer shall, prior to waiving its rights or granting its consent to any proposed action of the Master Servicer under this Section 3.09, and prior to itself taking such an action, obtain the written consent of the Directing Holder, which consent shall be deemed given 10 Business Days (or such longer period if necessary for a Serviced Whole Loan pursuant to the terms of the related Intercreditor Agreement) after receipt (unless earlier objected to) by the Directing Holder of the Master Servicer’s and/or Special Servicer’s, as applicable, written analysis and recommendation with respect to such action together with such other information reasonably required by the Directing Holder. When the Special Servicer’s consent is requested under this Section 3.09, such consent shall be deemed given 15 Business Days (or such longer time period pursuant to the terms of the related Intercreditor Agreement but not less than five (5) Business Days after the time period set forth therein for Directing Holder approval) after receipt (unless earlier objected to) by the Special Servicer from the Master Servicer of the Master Servicer’s written analysis and recommendation with respect to such proposed action together with such other information reasonably required by the Special Servicer.

Section 3.10        Appraisals; Realization upon Defaulted Mortgage Loans. (a) Other than with respect to a Non-Serviced Mortgage Loan, contemporaneously with the earliest of  (i) the effective date of any (A) modification of the Maturity Date or extended Maturity Date, a Mortgage Rate, principal balance or amortization terms of any Mortgage Loan or Serviced Whole Loan or any other term of a Mortgage Loan or Serviced Whole Loan, (B) extension of the Maturity Date or extended Maturity Date of a Mortgage Loan or Serviced Whole Loan as described below in Section 3.26 of this Agreement, or (C) consent to the release of any Mortgaged Property from the lien of the related Mortgage other than pursuant to the terms of the related Mortgage Loan or Serviced Whole Loan,(ii) the occurrence of an Appraisal Reduction Event, (iii) a default in the payment of a Balloon Payment for which an extension is not granted, or (iv) the date on which the Special Servicer, consistent with the Servicing Standard, requests an Updated Valuation, the Special Servicer shall use commercially reasonable efforts to obtain an Updated Valuation (or a letter update for an existing appraisal which is less than two years old) within 60 days of such request, the cost of which shall constitute a Servicing Advance; provided, that the Special Servicer shall not be required to obtain an Updated Valuation pursuant to clauses (i) through (iv) above with respect to any Mortgaged Property for which there exists an Appraisal, Updated Appraisal or Small Loan Appraisal Estimate which is less than nine months old unless the Special Servicer has actual knowledge of a material adverse change in circumstances that, consistent with the Servicing Standard, would call into question the validity of such Appraisal, Updated Appraisal or Small Loan Appraisal Estimate. For so long as such Mortgage Loan or Serviced Whole Loan is a Specially Serviced Loan, the Special Servicer shall obtain letter updates to each Updated Valuation (i) within 30 days of the end of each nine-month period following the related Appraisal Reduction Event and (ii) upon its determination that the value of the related Mortgaged Property has materially changed, and the Master Servicer shall recalculate the Appraisal Reduction Amount prior to the Special Servicer granting extensions beyond one year or any subsequent extension after granting a one year extension with respect to the same Mortgage Loan or Serviced Whole Loan. Subject to any required consent from the Directing Holder and consultation with the Risk Retention Consultation Party pursuant to Section 6.07, nothing herein is intended to limit the Special Servicer’s ability to pursue multiple strategies contemporaneously if the Special Servicer deems such actions appropriate under the Servicing Standard. The Special Servicer shall update, in accordance with the timing described above, each Small Loan Appraisal Estimate or Updated Appraisal for so long as an Appraisal Reduction Event exists with respect to the related Mortgage Loan or Serviced Whole Loan and the Master Servicer shall recalculate the Appraisal Reduction Amount based on such updated Small Loan Appraisal Estimate or Updated Appraisal. The Special Servicer shall send all such letter updates and Updated Valuations to the Master Servicer, the 17g-5 Information Provider (who shall promptly post such materials to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), the related Serviced Companion Loan Noteholder (if any), the Risk Retention Consultation Party and, for so long as no Consultation Termination Event has occurred, the Directing Holder.

The Special Servicer shall monitor each Specially Serviced Loan, evaluate whether the causes of the default can be corrected over a reasonable period without significant impairment of the value of the related Mortgaged Property, initiate corrective action in cooperation with the Borrower if, in the Special Servicer’s judgment, cure is likely, and take such other actions (including without limitation, negotiating and accepting a discounted payoff of a Mortgage Loan or Serviced Whole Loan) as are consistent with the Servicing Standard. If, in the Special Servicer’s judgment, such corrective action has been unsuccessful, no satisfactory arrangement can be made for collection of delinquent payments, and the Specially Serviced Loan has not been released from the Trust Fund pursuant to any provision hereof, and except as otherwise specifically provided in Section 3.09(a) and 3.09(b) of this Agreement, the Special Servicer may, to the extent consistent with the Asset Status Report (and with the consent of the Directing Holder if no Control Termination Event has occurred and is continuing and after consultation with the Risk Retention Consultation Party pursuant to Section 6.07) and with the Servicing Standard, accelerate such Specially Serviced Loan and commence a foreclosure or other acquisition with respect to the related Mortgaged Property or Properties, provided that the Special Servicer determines that such acceleration and foreclosure are more likely to produce a greater recovery to Certificateholders and, if applicable, Serviced Companion Loan Noteholders (as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Noteholders, constituted a single lender) (and with respect to any Serviced Whole Loan with a related Subordinate Companion Loan, taking into account the subordinate nature of such Subordinate Companion Loan) on a present value basis (discounting at the related Calculation Rate) than would a waiver of such default or an extension or modification in accordance with the provisions of Section 3.26 hereof. In connection with causing the Trust to foreclose on collateral that consists of multiple properties held for sale to customers by the related Borrower (such as unsold condominium units in a single project), the Special Servicer directing such foreclosure shall consider the effect of the bidding price for the properties on the tax basis of such properties if such properties are likely to be treated in the hands of the Trust as properties held for sale to customers. The Master Servicer shall pay the costs and expenses in any such proceedings as a Servicing Advance unless the Master Servicer or the Special Servicer, as applicable, determines, in its good faith judgment, that such Servicing Advance would constitute a Nonrecoverable Advance; provided, if such Servicing Advance would constitute a Nonrecoverable Advance but the Special Servicer determines that such payment would be in best interests of the Certificateholders and, if applicable, Serviced Companion Loan Noteholders (as a collective whole as if such Certificateholders and (with respect to a Serviced Whole Loan) Serviced Companion Loan Noteholders constituted a single lender (and with respect to any Serviced Whole Loan with a related Subordinate Companion Loan, taking into account the subordinate nature of such Subordinate Companion Loan and with respect to the AB Whole Loan, taking into account the subordinate nature of the Trust Subordinate Companion Loan) (with the Master Servicer permitted to conclusively rely upon any such determination by the Special Servicer), the Special Servicer shall direct the Master Servicer to make such payment from the Collection Account (or, if applicable, the applicable Serviced Whole Loan Collection Account), which payment shall be an Additional Trust Fund Expense. The Trustee shall be entitled to conclusively rely upon any determination of the Master Servicer or Special Servicer that a Servicing Advance, if made, would constitute a Nonrecoverable Advance. If the Master Servicer does not make such Servicing Advance in violation of the second preceding sentence, the Trustee shall make such Servicing Advance, unless the Trustee determines that such Servicing Advance would be a Nonrecoverable Advance. The Master Servicer and the Trustee, as applicable, shall be entitled to reimbursement of Servicing Advances (with interest at the Reimbursement Rate) made pursuant to this paragraph to the extent permitted by Section 3.06 of this Agreement.

(b)               If the Special Servicer elects to proceed with a non-judicial foreclosure in accordance with the laws of the state where the Mortgaged Property is located, the Special Servicer shall not be required to pursue a deficiency judgment against the related Borrower or any other liable party if (i) the laws of the state do not permit such a deficiency judgment after a non-judicial foreclosure or (ii) if the Special Servicer determines, in its best judgment, that the likely recovery if a deficiency judgment is obtained will not be sufficient to warrant the cost, time, expense and/or exposure of pursuing the deficiency judgment and such determination is evidenced by an Officer’s Certificate delivered to the Trustee and the Certificate Administrator.

(c)               In the event that title to any Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be issued to the Trustee (on behalf of the Trust Fund), or to its nominee (which shall not include the Special Servicer) or a separate Trustee or co-Trustee on behalf of the Trustee as Holder of the Lower-Tier Regular Interests, the Loan Specific REMIC Regular Interests and the Class [PEZ] Regular Interests and the Certificateholders and, if applicable, the Serviced Companion Loan Noteholders. Notwithstanding any such acquisition of title and cancellation of the related Mortgage Loan or Serviced Whole Loan, as applicable, such Mortgage Loan or Serviced Whole Loan, as applicable, shall (except for purposes of Section 9.01 of this Agreement) be considered to be a Serviced REO Loan until such time as the related Serviced REO Property shall be sold by the

Trust Fund and shall be reduced only by collections net of expenses. Consistent with the foregoing, for purposes of all calculations hereunder, so long as such Mortgage Loan or Serviced Whole Loan, as applicable, shall be considered to be an outstanding Mortgage Loan or Serviced Whole Loan, as applicable:

(i)                                     it shall be assumed that, notwithstanding that the indebtedness evidenced by the related Mortgage Note shall have been discharged, such Mortgage Note and, for purposes of determining the Stated Principal Balance thereof, the related amortization schedule in effect at the time of any such acquisition of title shall remain in effect; and

(ii)                                  subject to Section 1.02(g) of this Agreement, Net REO Proceeds received in any month shall be applied to amounts that would have been payable under the related Mortgage Note(s) in accordance with the terms of such Mortgage Note(s) and any applicable Intercreditor Agreement. In the absence of such terms, Net REO Proceeds shall, subject to Section 1.02(g) of this Agreement, be deemed to have been received first, in payment of the accrued interest that remained unpaid on the date that the related Serviced REO Property was acquired by the Trust Fund; second, in respect of the delinquent principal installments that remained unpaid on such date; and thereafter, Net REO Proceeds received in any month shall be applied to the payment of installments of principal and accrued interest on such Mortgage Loan or Serviced Companion Loan, as applicable, deemed to be due and payable in accordance with the terms of such Mortgage Note(s) and such amortization schedule until such principal has been paid in full and then to other amounts due under such Mortgage Loan or Serviced Companion Loan, as applicable. If such Net REO Proceeds exceed the Periodic Payment then payable, the excess shall be treated as a Principal Prepayment received in respect of such Mortgage Loan or Serviced Companion Loan, as applicable.

(d)               Notwithstanding any provision herein to the contrary, the Special Servicer shall not acquire for the benefit of the Trust Fund any personal property pursuant to this Section 3.10 unless either:

(i)                                      such personal property is incident to real property (within the meaning of Section 856(e)(l) of the Code) so acquired by the Special Servicer for the benefit of the Trust Fund; or

(ii)                                   the Special Servicer shall have requested and received an Opinion of Counsel (which opinion shall be an expense of the Loan Specific REMIC or the Lower-Tier REMIC, as applicable) to the effect that the holding of such personal property by the Loan Specific REMIC or Lower-Tier REMIC, as applicable, will not cause the imposition of a tax on any Trust REMIC under the REMIC Provisions or cause any Trust REMIC to fail to qualify as a REMIC at any time that any Certificate is outstanding (and such Opinion of Counsel may be premised on the designation hereby of any such personal property as being deemed part of an “outside reserve fund” (within the meaning of Treasury Regulations Section 1.860G-2(h)) with the owner of such personal property for federal income tax purposes to be designated at such time).

(e)               Notwithstanding any provision to the contrary in this Agreement, the Special Servicer shall not, on behalf of the Trust Fund, obtain title to any direct or indirect partnership interest or other equity interest in any Borrower pledged pursuant to any pledge agreement unless the Special Servicer shall have requested and received an Opinion of Counsel (which opinion shall be an expense of the Trust Fund (and in the case of any Serviced Whole Loan, such expense shall be allocated in accordance with the allocation provisions of the related Intercreditor Agreement)) to the effect that the holding of such partnership interest or other equity interest by the Trust Fund will not cause the imposition of a tax on any Trust REMIC under the REMIC Provisions or cause any Trust REMIC to fail to qualify as a REMIC at any time that any Certificate is outstanding.

(f)                Notwithstanding any provision to the contrary contained in this Agreement, the Special Servicer shall not cause the Trustee, on behalf of the Trust Fund, to obtain title to a Mortgaged Property as a result of or in lieu of foreclosure or otherwise, to obtain title to any direct or indirect partnership interest in any Borrower pledged pursuant to a pledge agreement and thereby be the beneficial owner of a Mortgaged Property, have a receiver of rents appointed with respect to, and shall not otherwise cause the Trustee to acquire possession of, or take any other action with respect to, any Mortgaged Property if, as a result of any such action, the Trustee, for the Trust Fund, the Certificateholders or Serviced Companion Loan Noteholders, if applicable, would be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of such Mortgaged Property within the meaning of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, or any comparable law, unless the Special Servicer has previously determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by an Independent Person who regularly conducts environmental audits (which report shall be an expense of the Trust), that:

(i)                                     such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders (and with respect to the Serviced Whole Loans, the Serviced Companion Loan Noteholders), as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Noteholders constituted a single lender (and with respect to any Serviced Whole Loan with a related Serviced Subordinate Companion Loan, taking into account the subordinate nature of such Serviced Subordinate Companion Loan), to take such actions as are necessary to bring such Mortgaged Property in compliance therewith, and

(ii)                                   there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any Hazardous Materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such Hazardous Materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the Serviced Companion Loan holders), as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan holders constituted a single lender (and with respect to any Serviced Whole Loan with a related Subordinate Companion Loan, taking into account the subordinate nature of such Subordinate Companion Loan), to take such actions with respect to the affected Mortgaged Property.

In the event that the environmental assessment first obtained by the Special Servicer with respect to a Mortgaged Property indicates that such Mortgaged Property may not be in compliance with applicable environmental laws or that Hazardous Materials may be present but does not definitively establish such fact, the Special Servicer shall cause such further environmental tests to be conducted by an Independent Person who regularly conducts such tests as the Special Servicer shall deem prudent to protect the interests of Certificateholders and, if applicable, the Serviced Companion Loan Noteholders. Any such tests shall be deemed part of the environmental assessment obtained by the Special Servicer for purposes of this Section 3.10.

(g)               The environmental assessment contemplated by Section 3.10(f) of this Agreement shall be prepared within three months (or as soon thereafter as practicable) of the determination that such assessment is required by any Independent Person who regularly conducts environmental audits for purchasers of commercial property where the Mortgaged Property is located, as determined by the Special Servicer in a manner consistent with the Servicing Standard. Upon the written direction of the Special Servicer and delivery by the Special Servicer to the Master Servicer of pertinent back-up information the Master Servicer shall advance the cost of preparation of such environmental assessments as a Servicing Advance unless the Master Servicer determines, in its good faith judgment, that such Servicing Advance would be a Nonrecoverable Advance. The Master Servicer shall be entitled to reimbursement of Servicing Advances (with interest at the Reimbursement Rate) made pursuant to the preceding sentence to the extent permitted by Section 3.06. The Special Servicer shall provide written reports and a copy of any environmental assessments in electronic format to the Directing Holder (if no Consultation Termination Event has occurred), the Risk Retention Consultation Party, the Master Servicer, the related Serviced Companion Loan Noteholder (if any) and the 17g-5 Information Provider (who shall promptly post such materials to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), monthly regarding any actions taken by the Special Servicer with respect to any Mortgaged Property securing a Defaulted Mortgage Loan or defaulted Serviced Companion Loan as to which the environmental testing contemplated by Section 3.10(f) of this Agreement has revealed that either of the conditions set forth in clauses (i) and (ii) of the first sentence thereof has not been satisfied, in each case until the earlier to occur of (i) satisfaction of both such conditions, (ii) repurchase of the related Mortgage Loan by the Mortgage Loan Seller or (iii) release of the lien of the related Mortgage on such Mortgaged Property.

(h)               If the Special Servicer determines pursuant to Section 3.10(f)(i) of this Agreement that a Mortgaged Property is not in compliance with applicable environmental laws but that it is in the best economic interest of the Trust Fund (and with respect to the Serviced Whole Loans, the Serviced Companion Loan Noteholders), as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Noteholders constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance therewith, or if the Special Servicer determines pursuant to Section 3.10(f)(ii) of this Agreement that the circumstances referred to therein relating to Hazardous Materials are present but that it is in the best economic interest of the Trust Fund (and with respect to the Serviced Whole Loans, the Serviced Companion Loan Noteholders), as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Noteholders constituted a single lender, to take such action with respect to the containment, clean-up or remediation of Hazardous Materials affecting such Mortgaged Property as is required by law or regulation, the Special Servicer shall (with the consent of the Directing Holder if no Control Termination Event has occurred and is continuing and after consultation with the Risk Retention Consultation Party pursuant to Section 6.07) take such action as it deems to be in the best economic interest of the Trust Fund (and with respect to the Serviced Whole Loans, the Serviced Companion Loan Noteholders), as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Noteholders constituted a single lender, but only if the Certificate Administrator has mailed notice to the Holders of the Regular Certificates and the related Serviced Companion Loan Noteholders of such proposed action, which notice shall be prepared by the Special Servicer, and only if the Certificate Administrator does not receive, within 30 days of such notification, instructions from the Holders of Regular Certificates entitled to a majority of the Voting Rights and, with respect to Serviced Whole Loans, the applicable Serviced Companion Loan Noteholders directing the Special Servicer not to take such action. Notwithstanding the foregoing, if the Special Servicer reasonably determines that it is likely that within such 30-day period irreparable environmental harm to such Mortgaged Property would result from the presence of such Hazardous Materials and provides a prior written statement to the Trustee and the Certificate Administrator setting forth the basis for such determination, then the Special Servicer may take or cause to be taken such action to remedy such condition as may be consistent with the Servicing Standard. None of the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer shall be obligated to take any action or not take any action pursuant to this Section 3.10(h) at the direction of the Certificateholders or with respect to any Serviced Whole Loan, at the direction of the Certificateholders and the related Serviced Companion Loan Noteholders unless the Certificateholders and, with respect to any Serviced Companion Loan, the Serviced Companion Loan Noteholders agree to indemnify the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer with respect to such action or inaction. The Master Servicer shall advance the cost of any such compliance, containment, clean-up or remediation as a Servicing Advance unless the Master Servicer determines, in its good faith judgment, that such Advance would constitute a Nonrecoverable Advance.

(i)                 The Special Servicer shall notify the Master Servicer of any Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Mortgage Loan) which is abandoned or foreclosed that requires reporting to the IRS and shall provide the Master Servicer with all information regarding forgiveness of indebtedness and required to be reported with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan which is abandoned or foreclosed and the Master Servicer shall report to the IRS and the related Borrower, in the manner required by applicable law, such information and the Master Servicer shall report, via Form 1099C or Form 1099A, all forgiveness of indebtedness to the extent such information has been provided to the Master Servicer by the Special Servicer. The Master Servicer shall deliver a copy of any such report to the Trustee and the Certificate Administrator.

(j)                 The costs of any Updated Valuation obtained pursuant to this Section 3.10 shall be paid by the Master Servicer as a Servicing Advance and shall be reimbursable from the Collection Account or, with respect to the Serviced Whole Loans, first, from the applicable

Serviced Whole Loan Collection Account and second, to the extent amounts in the Serviced Whole Loan Collection Accounts are insufficient therefor, from the Collection Account in accordance with Section 3.06(a); provided that the Master Servicer shall, after receiving payment from amounts on deposit in the Collection Account, if any, (i) promptly notify the related Companion Loan Noteholder and (ii) use commercially reasonable efforts to exercise on behalf of the Trust any rights under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to the related Serviced Companion Loans from the related Companion Loan Noteholders.

Section 3.11        Custodian to Cooperate; Release of Mortgage Files. Upon the payment in full of any Mortgage Loan or Serviced Whole Loan, or the receipt by the Master Servicer of a notification that payment in full has been escrowed in a manner customary for such purposes, the Master Servicer shall immediately notify the Custodian by a certification (which certification shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Collection Account or the applicable Serviced Whole Loan Collection Account, as applicable, pursuant to Section 3.05 of this Agreement have been or will be so deposited) of a Servicing Officer and shall request delivery to it of the related Mortgage File. Any expense incurred in connection with any instrument of satisfaction or deed of reconveyance that is not paid by the related Borrower shall be chargeable to the Trust Fund. The Master Servicer agrees to use reasonable efforts in accordance with the Servicing Standard to enforce any provision in the relevant Loan Documents that require the Borrower to pay such amounts. No expenses incurred in connection with any instrument of satisfaction or deed of reconveyance shall be an expense of the Custodian.

From time to time upon request of the Master Servicer or the Special Servicer and delivery to the Custodian of a Request for Release, the Custodian shall promptly release the Mortgage File (or any portion thereof) designated in such Request for Release to the Master Servicer or the Special Servicer, as applicable. Upon return of the foregoing to the Custodian, or in the event of a liquidation or conversion of the Mortgage Loan or the Serviced Whole Loan into a Serviced REO Property, or in the event of a substitution of a Mortgage Loan pursuant to Section 2.03 of this Agreement, or receipt by the Custodian of a certificate of a Servicing Officer stating that such Mortgaged Property was liquidated and that all amounts received or to be received in connection with such liquidation which are required to be deposited into the Collection Account or the applicable Serviced Whole Loan Collection Account, as applicable, have been so deposited, or that such Mortgage Loan or Serviced Whole Loan has become a Serviced REO Property, or that the Master Servicer has received a Qualified Substitute Mortgage Loan and the applicable Substitution Shortfall Amount, the Custodian shall deliver a copy of the Request for Release to the Master Servicer or the Special Servicer, as applicable. If from time to time, pursuant to the terms of the applicable Intercreditor Agreement or Other Pooling and Servicing Agreement, and as appropriate for enforcing the terms of the related Non-Serviced Mortgage Loan, the Other Servicer or the Other Special Servicer requests delivery to it of the original Mortgage Note by providing the Trustee and the Custodian a Request for Release, then the Custodian shall release or cause the release of such original Mortgage Note to the Other Servicer or the Other Special Servicer or its designee.

Within five (5) Business Days (or, in case of an emergency, within such shorter period as is reasonable under the circumstances) after receipt of a written certification of a

Servicing Officer, the Trustee shall execute and deliver to the Master Servicer (with respect to Performing Loans) and the Special Servicer (with respect to Specially Serviced Loans and REO Loans) any court pleadings, requests for a trustee’s sale or other documents prepared by the Special Servicer, its agents or attorneys, necessary to the foreclosure or trustee’s sale in respect of a Mortgaged Property or to any legal action brought to obtain judgment against any Borrower on the Mortgage Note or Mortgage or to obtain a deficiency judgment, or to enforce any other remedies or rights provided by the Mortgage Note or Mortgage or otherwise available at law or in equity. Each such certification shall include a request that such pleadings or documents be executed by the Trustee and a statement as to the reason such documents or pleadings are required, that the proposed action is consistent with the Servicing Standard and that the execution and delivery thereof by the Trustee will not invalidate or otherwise affect the lien of the Mortgage, except for the termination of such a lien upon completion of the foreclosure or trustee’s sale.

Section 3.12        Servicing Fees, Certificate Administrator/Trustee Fees and Special Servicing Compensation; [Mortgage Loan Seller Strip]. (a) As compensation for its activities hereunder, the Master Servicer shall be entitled to the Servicing Fee with respect to each Mortgage Loan and Serviced Companion Loan. The Master Servicer’s rights to the Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of the Master Servicer’s responsibilities and obligations under this Agreement or as provided in the second succeeding paragraph with respect to the Excess Servicing Fee.

In addition, the Master Servicer shall be entitled to receive, as additional Servicing Compensation, to the extent permitted by applicable law and the related Loan Documents and any related Intercreditor Agreement, (i) all investment income earned on amounts on deposit in the Collection Account (and with respect to each Serviced Whole Loan, the related Serviced Whole Loan Collection Account) and certain Reserve Accounts (to the extent consistent with the related Loan Documents), (ii) any Net Default Interest and any other Penalty Charges collected by the Master Servicer or the Special Servicer during a Collection Period accrued on any Performing Loan (and the related Serviced Companion Loan, if applicable), in each case, remaining after application thereof during such Collection Period to pay the Advance Interest Amount relating to such Performing Loan and to pay or reimburse the Trust for any unreimbursed Additional Trust Fund Expenses (including Special Servicing Fees, Workout Fees and Liquidation Fees) relating to such Performing Loan incurred during or prior to such Collection Period, and, in the case of the Serviced Whole Loans, to the extent allocated to the related Mortgage Loan in the related Intercreditor Agreement and as further described in Section 3.12(d), (iii) any amounts collected for checks returned for insufficient funds (with respect to any Performing Loan or Specially Serviced Loan) and (iv) to the extent permitted by applicable law and the related Loan Documents, [100]% of any Modification Fees with respect to (and other similar fees relating to) any Performing Loan or Serviced Companion Loan where the consent of the Special Servicer is not required ([50]% where the processing by, or the consent of the Special Servicer is required), [100]% of any defeasance fees, [100]% of Assumption Fees and consent fees (or similar fees) relating to the transactions referred to in Section 3.09 of this Agreement with respect to Performing Loans or Serviced Companion Loan where the consent of the Special Servicer is not required ([50]% where the processing by, or the consent of the Special Servicer is required), [100]% of loan service transaction fees, beneficiary statement charges, demand fees or similar items (but not including Prepayment Premiums or

Yield Maintenance Charges) with respect to Performing Loans or Serviced Companion Loan where the consent of the Special Servicer is not required ([50]% where the processing by, or the consent of the Special Servicer is required) and [100]% of assumption application fees with respect to Performing Loans or Serviced Companion Loans, in each case to the extent received and not required to be deposited or retained in the Collection Account (or Serviced Whole Loan Collection Account), in each case pursuant to Section 3.05 of this Agreement. The Master Servicer shall also be entitled pursuant to, and to the extent provided in, Section 3.06(a)(viii) or 3.07(b) of this Agreement, as applicable, to withdraw from the Collection Account and to receive from any Borrower Accounts (to the extent not payable to the related Borrower under the Mortgage Loan or applicable law), Net Prepayment Interest Excess, if any, that accrue on the Mortgage Loans that it is servicing and any interest or other income earned on deposits therein. In addition, the Master Servicer shall be entitled to the portion of Net Default Interest and any late payment fees collected by the Other Servicer servicing a Non-Serviced Mortgage Loan that are allocated to such Non-Serviced Mortgage Loan remaining after application thereof to reimburse interest on related P&I Advances and to reimburse the Trust for certain expenses of the Trust, if applicable, as provided in this Agreement. Except as specified in the preceding sentence and except with respect to clause (i) in this paragraph, the Master Servicer will not be entitled to the compensation set forth in clauses (iii) and (iv) in this paragraph with respect to a Non-Serviced Mortgage Loan.

The Master Servicer and any successor holder of the Excess Servicing Fee Rights that relate to the Mortgage Loans (and any successor REO Loans with respect to such Mortgage Loans) shall be entitled, at any time, at its own expense, to transfer, sell, pledge or otherwise assign such Excess Servicing Fee Rights in whole (but not in part), in either case, to any Qualified Institutional Buyer or Institutional Accredited Investor (other than a Plan); provided that no such transfer, sale, pledge or other assignment shall be made unless (i) that transfer, sale, pledge or other assignment is exempt from the registration and/or qualification requirements of the Act and any applicable state securities laws and is otherwise made in accordance with the Act and such state securities laws, (ii) the prospective transferor shall have delivered to the Depositor a certificate substantially in the form attached as Exhibit AA-1 hereto, and (iii) the prospective transferee shall have delivered to the Master Servicer and the Depositor a certificate substantially in the form attached as Exhibit AA-2 hereto. None of the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or the Certificate Registrar is obligated to register or qualify an Excess Servicing Fee Right under the Act or any other securities law or to take any action not otherwise required under this Agreement to permit the transfer, sale, pledge or assignment of an Excess Servicing Fee Right without registration or qualification. The Master Servicer and each holder of an Excess Servicing Fee Right desiring to effect a transfer, sale, pledge or other assignment of such Excess Servicing Fee Right shall, and the Master Servicer hereby agrees, and each such holder of an Excess Servicing Fee Right by its acceptance of such Excess Servicing Fee Right shall be deemed to have agreed, in connection with any transfer of such Excess Servicing Fee Right effected by such Person, to indemnify the Certificateholders, the Trust, the Depositor, the Underwriters, the Certificate Administrator, the Trustee, the Master Servicer, the Certificate Registrar, the Operating Advisor, the Asset Representations Reviewer and the Special Servicer against any liability that may result if such transfer is not exempt from registration and/or qualification under the Act or other applicable federal and state securities laws or is not made in accordance with such federal and state laws or in accordance with the foregoing provisions of this paragraph. By its acceptance of an Excess

Servicing Fee Right, the holder thereof shall be deemed to have agreed not to use or disclose such information in any manner that could result in a violation of any provision of the Act or other applicable securities laws or that would require registration of such Excess Servicing Fee Right or any Certificate pursuant to the Act. From time to time following any transfer, sale, pledge or assignment of an Excess Servicing Fee Right, the Master Servicer with respect to the related Mortgage Loan or successor REO Loan with respect thereto to which the Excess Servicing Fee Right relates, shall pay, out of each amount paid to the Master Servicer as Servicing Fee with respect to such Mortgage Loan or REO Loan, as the case may be, the related Excess Servicing Fees to the holder of such Excess Servicing Fee Right within one Business Day following the payment of such Servicing Fee to the Master Servicer, in each case in accordance with payment instructions provided by such holder in writing to the Master Servicer. The holder of an Excess Servicing Fee Right shall not have any rights under this Agreement except as set forth in the preceding sentences of this paragraph. None of the Certificate Administrator, the Certificate Registrar, the Operating Advisor, the Asset Representations Reviewer, the Depositor, the Special Servicer or the Trustee shall have any obligation whatsoever regarding payment of the Excess Servicing Fee or the assignment or transfer of the Excess Servicing Fee Right.

As compensation for its activities hereunder on each Distribution Date, the Certificate Administrator shall be entitled with respect to each Mortgage Loan to its portion of the Certificate Administrator/Trustee Fee, which shall be payable from amounts on deposit in the Lower-Tier Distribution Account. The Certificate Administrator shall pay the Trustee the Trustee’s portion of the Certificate Administrator/Trustee Fee. The Certificate Administrator’s rights to the Certificate Administrator/Trustee Fee may not be transferred in whole or in part except in connection with the transfer of all of its responsibilities and obligations under this Agreement.

Except as otherwise provided herein, the Master Servicer shall pay all of its overhead expenses incurred by it in connection with its servicing activities hereunder, including all fees of any sub-servicers retained by it (but excluding Mortgage Loan Seller Sub-Servicers). Except as otherwise provided herein, the Trustee and the Certificate Administrator shall each pay all expenses incurred by it in connection with its activities hereunder.

(b)               As compensation for its activities hereunder, the Special Servicer shall be entitled with respect to each Specially Serviced Loan and Serviced REO Loan to the Special Servicing Compensation, which shall be payable from amounts on deposit in the Collection Account or the Serviced Whole Loan Collection Account, as applicable, as set forth in Section 3.06 of this Agreement. The Special Servicer’s rights to the Special Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of the Special Servicer’s responsibilities and obligations under this Agreement. In addition, the Special Servicer shall be entitled to receive, as Special Servicing Compensation, to the extent permitted by applicable law and the related Loan Documents, (i) any Net Default Interest and any other Penalty Charges collected by the Master Servicer or the Special Servicer during a Collection Period accrued on any Specially Serviced Loan remaining after application thereof during such Collection Period (and in the case of the Serviced Whole Loans, as set forth in and subject to the terms of the related Intercreditor Agreement and Section 3.12(d) herein) to pay the Advance Interest Amount relating to such Specially Serviced Loan and any unreimbursed Additional Trust Fund Expenses (including Special Servicing Fees, Workout Fees and Liquidation Fees) incurred during or prior to such Collection Period on such related Specially Serviced Loan (but not NSF check fees and the like, which shall be paid to the Master Servicer) as further described below in this subsection (b), (ii) 50% of any Assumption Fees, consent fees (or similar fees) relating to the transactions referred to in Section 3.09 of this Agreement, Modification Fees (and other similar fees) and loan service transaction fees, beneficiary statement charges, demand fees or similar items with respect to the Performing Loans and the related Companion Loans relating to any Performing Loan, when the approval from the Special Servicer is required and excluding any Prepayment Premiums or Yield Maintenance Charges, (iii) any interest or other income earned on deposits in the REO Accounts and (iv) 100% of any Assumption Fees, assumption application fees, consent fees (or similar fees) relating to the transactions referred to in Section 3.09 of this Agreement, Modification Fees (and other similar fees), loan service transaction fees, beneficiary statement charges, demand fees or similar items relating to any Specially Serviced Loan or Serviced REO Loan.

Except as otherwise provided herein, the Special Servicer shall pay all expenses incurred by it in connection with its servicing activities hereunder, including all fees of any sub-servicers retained by it.

In addition, the Special Servicer shall be entitled to the portion of Net Default Interest and any other Penalty Charges collected by the Other Special Servicer servicing the related Non-Serviced Mortgage Loan and that are allocated to such Non-Serviced Mortgage Loan remaining after application thereof during such Collection Period to pay the Advance Interest Amount relating to such Non-Serviced Mortgage Loan and any unreimbursed Additional Trust Fund Expenses (including Special Servicing Fees, Workout Fees and Liquidation Fees) incurred during or prior to such Collection Period on such related Non-Serviced Mortgage Loan (but not NSF check fees and similar fees, which shall be paid to the Master Servicer) as provided in this Agreement. Except as specified in the preceding sentence, the Special Servicer will not be entitled to the compensation set forth in this Section 3.12(b) with respect to a Non-Serviced Mortgage Loan.

(c)               In addition, a Workout Fee will be payable to the Special Servicer with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan that ceases to be a Specially Serviced Loan pursuant to the definition thereof. As to each such Mortgage Loan or Serviced Whole Loan, the Workout Fee will be payable out of each collection of interest and principal (including scheduled payments, prepayments, Balloon Payments and payments at maturity) received on such Mortgage Loan or Serviced Whole Loan for so long as it remains a Corrected Mortgage Loan. The Workout Fee with respect to any such Mortgage Loan or Serviced Whole Loan will cease to be payable if such loan again becomes a Specially Serviced Loan or if the related Mortgaged Property becomes a Serviced REO Property; provided that a new Workout Fee will become payable if and when such Mortgage Loan or Serviced Whole Loans again ceases to be a Specially Serviced Loan. If the Special Servicer is terminated (other than for cause) or resigns with respect to any or all of its servicing duties, it shall retain the right to receive any and all Workout Fees payable with respect to the Mortgage Loans that cease to be a Specially Serviced Loan during the period that it had responsibility for servicing such Specially Serviced Loan (or for any Specially Serviced Loan that had not yet become a Corrected Mortgage Loan because as of the time that the Special Servicer is terminated the borrower has not made three consecutive monthly debt service payments and subsequently the Specially Serviced Loan becomes a Corrected Mortgage Loan) at the time of such termination or resignation (and the successor Special Servicer shall not be entitled to any portion of such Workout Fees), in each case until the Workout Fee for any such loan ceases to be payable in accordance with the preceding sentence.

A Liquidation Fee will be payable to the Special Servicer, except as described below, with respect to (i) each Mortgage Loan repurchased by a Mortgage Loan Seller after the Initial Resolution Period (and giving effect to any Resolution Extension Period) in accordance with Section 2.03(e) of this Agreement, (ii) each Specially Serviced Loan as to which the Special Servicer obtains a full, partial or discounted payoff from the related Borrower, (iii) any Specially Serviced Loan or Serviced REO Property as to which the Special Servicer recovered any Liquidation Proceeds and (iv) each Defaulted Mortgage Loan that is a Non-Serviced Mortgage Loan sold by the Special Servicer in accordance with the proviso in Section 3.16(b) of this Agreement as to which the Special Servicer recovered any Liquidation Proceeds; provided, however, for clarification, in the case of clause (iv), should the Non-Serviced Mortgage Loan be sold by the Other Special Servicer, then the Liquidation Fee shall be paid to such Other Special Servicer. As to each such Mortgage Loan repurchased by a Mortgage Loan Seller after the Initial Resolution Period (and giving effect to any Resolution Extension Period) in accordance with Section 2.03(e) of this Agreement or Specially Serviced Loan and Serviced REO Property, the Liquidation Fee will be payable from the related payment or proceeds. Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based on, or out of, Liquidation Proceeds to the extent set forth in the definition of “Liquidation Fee” herein. With respect to any future mezzanine debt, to the extent not prohibited by the Loan Documents, the Master Servicer or Special Servicer, as applicable, shall require that the related mezzanine intercreditor agreement provide that if a Mortgage Loan is purchased by the related mezzanine lender on a date that is more than 90 days following the date that the related option first becomes exercisable, such mezzanine lender shall be required to pay a Liquidation Fee equal to the amount that the Special Servicer would otherwise be entitled to under this Agreement with respect to a liquidation of such Mortgage Loan (provided, that such Liquidation Fee shall in all circumstances be payable by the related mezzanine lender and shall not, under any circumstances, be payable out of the Trust unless the Master Servicer fails to require the related mezzanine intercreditor agreement to require the mezzanine lender to pay such amounts in breach of its obligation to do so under this paragraph). If Liquidation Proceeds are received with respect to any Specially Serviced Loan as to which the Special Servicer is properly entitled to a Workout Fee, such Workout Fee will be payable based on and out of the portion of such Liquidation Proceeds that constitute principal and/or interest. Notwithstanding anything herein to the contrary, the Special Servicer shall only be entitled to receive a Liquidation Fee or a Workout Fee, but not both, with respect to Liquidation Proceeds received on any Mortgage Loan or any Specially Serviced Loan. If (i) the Special Servicer resigns or has been terminated, and (ii) either prior or subsequent to such resignation or termination, either (A) a Specially Serviced Loan was liquidated or modified pursuant to an action plan submitted by the initial Special Servicer and approved (or deemed approved) by the Directing Holder or the Special Servicer has determined to grant a forbearance, or (B) a Specially Serviced Loan being monitored by the Special Servicer subsequently became a Corrected Mortgage Loan, then in either such event the Special Servicer shall be paid the related Workout Fee or Liquidation Fee, as applicable.

The total amount of Workout Fees and Liquidation Fees that are payable by the Trust with respect to each Mortgage Loan, Serviced Whole Loan or Serviced REO Loan through the period such Mortgage Loan is an asset of the Trust shall be subject to an aggregate cap of $1,000,000. For the purposes of determining whether any such cap has been reached with respect to a Special Servicer and a Mortgage Loan, Serviced Whole Loan or Serviced REO Loan, only the Workout Fees and Liquidation Fees paid to such Special Servicer with respect to such Mortgage Loan, Serviced Whole Loan or Serviced REO Loan shall be taken into account, and any Workout Fees or Liquidation Fees for any other Mortgage Loans, Serviced Whole Loans or Serviced REO Loans shall not be taken into account (and any Workout Fees or Liquidation Fees paid to a predecessor or successor special servicer or Other Special Servicer shall also not be taken into account).

The Special Servicer shall be required to pay out of its own funds all expenses incurred by it in connection with its servicing activities hereunder (including, without limitation, any amounts, other than management fees in respect of REO Properties, due and owing to any of its sub-servicers, any amounts due and owing to any of its Affiliates, and the premiums for any blanket insurance policy obtained by it insuring against hazard losses pursuant to Section 3.08 of this Agreement, except to the extent such premiums are reimbursable pursuant to Section 3.08 of this Agreement), if and to the extent such expenses are not expressly payable directly out of the Collection Account or if a Serviced Whole Loan is involved, the applicable Serviced Whole Loan Collection Account or the applicable REO Account or as a Servicing Advance, and the Special Servicer shall not be entitled to reimbursement therefor except as expressly provided in this Agreement.

The Special Servicer and its Affiliates shall be prohibited from receiving or retaining any compensation or any other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) from any Person (including, without limitation, the Trust, any Borrower, any Manager, any guarantor or indemnitor in respect of a Mortgage Loan or Serviced Whole Loan and any purchaser of any Mortgage Loan, Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan or Serviced Whole Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under this Agreement, other than as expressly provided in this Section 3.12; provided that such prohibition shall not apply to Permitted Special Servicer/Affiliate Fees.

(d)               In determining the compensation of the Master Servicer or Special Servicer, as applicable, with respect to Penalty Charges, on any Distribution Date, the aggregate Penalty Charges collected on any Mortgage Loan or, unless prohibited by the related Intercreditor Agreement to be so applied, any Serviced Companion Loan, during the related Collection Period shall be applied (as between Default Interest and late payment charges, in the priority set forth in the definition of “Advance Interest Amount”) to reimburse (i) the Master Servicer or the Trustee for interest on Advances at the Reimbursement Rate with respect to such Mortgage Loan that accrued in the period that such Penalty Charges were collected and advance interest to any related Serviced Companion Loan Service Provider for any debt service advance made by such party with respect to any related Serviced Companion Loan that accrued in the period that such Penalty Charges were collected, (ii) the Trust Fund for all interest on Advances with respect to such Mortgage Loan or Serviced Whole Loan previously paid to the Master

Servicer, the Trustee or to any Serviced Companion Loan Service Provider pursuant to Section 3.06(a)(vi) or Section 3.06(b)(vi) of this Agreement, and (iii) the Trust Fund for any Additional Trust Fund Expenses (including Special Servicing Fees, Workout Fees and Liquidation Fees) with respect to such Mortgage Loan or Serviced Whole Loan paid in the Collection Period that such Penalty Charges were collected and not previously paid out of Penalty Charges, and any Penalty Charges remaining thereafter shall be distributed pro rata to the Master Servicer and the Special Servicer based upon the amount of Penalty Charges the Master Servicer or the Special Servicer would otherwise have been entitled to receive during such period with respect to such Mortgage Loan without any such application. Except as set forth in this Agreement, the Special Servicer shall not be entitled to any Special Servicing Fees, Workout Fees or Liquidation Fees with respect to any Non-Serviced Mortgage Loan or any related REO Property. For the avoidance of doubt, the portion of Penalty Charges allocated to a Mortgage Loan that is part of a Non-Serviced Whole Loan (in accordance with the applicable Intercreditor Agreement and, if applicable, the Other Pooling and Servicing Agreement) shall be allocated in accordance with clauses (i), (ii) and (iii) above (except that, Advances in clauses (i) and (ii) shall mean P&I Advances).

If a Servicing Shift Whole Loan becomes a Specially Serviced Loan prior to the applicable Servicing Shift Securitization Date, the Special Servicer shall service and administer such Servicing Shift Whole Loan and any related REO Property in the same manner as any other Specially Serviced Loan or Serviced REO Property and shall be entitled to all rights and compensation earned with respect to such Serviced Whole Loan as Special Servicer of such Serviced Whole Loan. With respect to a Servicing Shift Mortgage Loan, prior to the applicable Servicing Shift Securitization Date, no other special servicer will be entitled to any such compensation or have such rights and obligations. If a Servicing Shift Whole Loan is still a Specially Serviced Loan on the applicable Servicing Shift Securitization Date, the Other Special Servicer and the Special Servicer shall be entitled to compensation with respect to such Servicing Shift Whole Loan as if the Special Servicer were being terminated as the Special Servicer with respect to such Servicing Shift Whole Loan and the Other Special Servicer were replacing the Special Servicer as the successor Special Servicer with respect to such Servicing Shift Whole Loan.

If a Servicing Shift Whole Loan is being specially serviced on the applicable Servicing Shift Securitization Date, the Special Servicer shall be entitled to compensation for the period during which it acted as Special Servicer with respect to such Whole Loan, including its share of any liquidation or workout fees and any additional servicing compensation as well as all surviving indemnity and other rights in respect of such special servicing role under this Agreement.

(e)               The Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee shall be entitled to reimbursement from the Trust Fund (and, prior to recovery from the Trust Fund, in the case of any Serviced Whole Loans, subject to the related Intercreditor Agreement, first, from the related Subordinate Companion Loan up to the full principal balance thereof, if any, and second, to the extent any such costs and expenses remain unreimbursed, from the related Mortgage Loan and the Collection Account, or in the case of a Serviced Whole Loan with a Serviced Pari Passu Companion Loan, first, out of the related Serviced Whole Loan Collection Account from collections on the related Serviced Pari Passu Companion Loan and the related Mortgage Loan (with respect to the AB Whole Loan, first from the Trust Subordinate Companion Loan up to the full principal balance thereof) on a pro rata basis by principal balance, and second, to the extent any such costs and expenses remain unreimbursed, out of the Collection Account) for the costs and expenses incurred by them in the performance of their duties under this Agreement which are “unanticipated expenses incurred by the REMIC” within the meaning of Treasury Regulations Section 1.860G-1(b)(3)(iii). Such expenses shall include, by way of example and not by way of limitation, environmental assessments, Updated Appraisals and appraisals in connection with foreclosure, the fees and expenses of any administrative or judicial proceeding and expenses expressly identified as reimbursable in Section 3.06(a)(xv) of this Agreement. All such costs and expenses shall be treated as costs and expenses of the Lower-Tier REMIC, Loan Specific REMIC and the related Serviced Whole Loan, if applicable.

(f)                No provision of this Agreement or of the Certificates shall require the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator or the Trustee to expend or risk their own funds or otherwise incur any financial liability in the performance of any of their duties hereunder or thereunder, or in the exercise of any of their rights or powers, if, in the good faith business judgment of the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator or the Trustee, as the case may be, repayment of such funds would not be ultimately recoverable from late payments, Net Insurance Proceeds, Net Liquidation Proceeds and other collections on or in respect of the Mortgage Loans, or from adequate indemnity from other assets comprising the Trust Fund against such risk or liability.

If the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or the Trustee receives a request or inquiry from a Borrower, any Certificateholder or any other Person the response to which would, in the Master Servicer’s, the Special Servicer’s, the Certificate Administrator’s, the Operating Advisor’s, the Asset Representation Reviewer’s or the Trustee’s good faith business judgment require the assistance of Independent legal counsel or other consultant to the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or the Trustee, the cost of which would not be an expense of the Trust Fund or any Serviced Companion Loan Noteholder hereunder, then the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or the Trustee, as the case may be, shall not be required to take any action in response to such request or inquiry unless such Borrower, such Certificateholder, or such other Person, as applicable, makes arrangements for the payment of the Master Servicer’s, the Special Servicer’s, the Certificate Administrator’s, the Operating Advisor’s, the Asset Representation Reviewer’s or the Trustee’s expenses associated with such counsel (including, without limitation, posting an advance payment for such expenses) satisfactory to the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or the Trustee, as the case may be, in its sole discretion. Unless such arrangements have been made, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or the Trustee, as the case may be, shall have no liability to any Person for the failure to respond to such request or inquiry.

[From collections actually received by the Master Servicer related to the Mortgage Loans that are part of the Mortgage Loan Seller Strip Pool or any successor REO Loans, on each Master Servicer Remittance Date, the Master Servicer shall remit, pursuant to Section 4.06(iv), the accrued but unpaid Mortgage Loan Seller Strips to [Mortgage Loan Seller] or its successors or assigns or its designee by wire transfer of immediately available funds to an account specified by the intended recipient or by such other method as such recipient and the Master Servicer shall mutually and reasonably agree. [Mortgage Loan Seller]’s right to receive the Mortgage Loan Seller Strips shall be subordinate to the Master Servicer’s right to receive the Master Servicer Fee and any other amounts due and owing to the Master Servicer pursuant to the terms hereof and the Special Servicer’s right to receive Special Servicing Compensation and any other amounts due and owing to the Special Servicer pursuant to the terms hereof. [Mortgage Loan Seller] may assign all or a portion of the Mortgage Loan Seller Strips at any time.]

Section 3.13        Reports to the Certificate Administrator; Collection Account Statements.  (a) The Master Servicer shall deliver to the Certificate Administrator no later than 3:00 p.m. (New York City time) one Business Day prior to the Master Servicer Remittance Date prior to each Distribution Date (beginning [________] 20[__]), the CREFC® Loan Periodic Update File with respect to all of the Mortgage Loans that it is servicing for the related Distribution Date (which shall include, without limitation, the amount of Available Funds allocable to the Mortgage Loans (other than the Trust Subordinate Companion Loan) and the Loan Specific Available Funds with respect to the Trust Subordinate Companion Loan, as applicable) including information therein that states the anticipated P&I Advances for the related Distribution Date. The Master Servicer’s responsibilities under this Section 3.13(a) with respect to Serviced REO Loans shall be subject to the satisfaction of the Special Servicer’s obligations under Section 3.23 of this Agreement. The Master Servicer shall (no later than the time(s) that it or any portion thereof is made available to the Certificate Administrator) make available to each Serviced Companion Loan Noteholder with respect to the related Whole Loan or, if such Serviced Companion Loan is securitized, the respective Other Servicer, the CREFC® Investor Reporting Package (CREFC® IRP) (excluding any templates) pursuant to the terms of this Agreement on a monthly basis. The Special Servicer shall provide any templates relating to the Serviced Companion Loan included in the CREFC® Investor Reporting Package and prepared by the Special Servicer pursuant to the terms hereof to the Master Servicer promptly upon reasonable request. The Master Servicer shall provide any templates relating to the Serviced Companion Loan included in the CREFC® Investor Reporting Package (with respect to templates required to be prepared by the Special Servicer pursuant to the terms hereof, to the extent received) to the Other Servicer upon reasonable request.

No later than 5:00 p.m. (New York City time) two (2) business days following each Distribution Date beginning January 2021, the Master Servicer shall deliver to the Certificate Administrator and the Depositor (in the case of the Depositor, to the Depositor’s email addresses set forth in Section 12.05 together with the name, phone number and email address of the servicing officer of the Master Servicer to contact with any questions related to the CREFC® Schedule AL File and the Schedule AL Additional File) a single CREFC® Schedule AL File (with respect to each Mortgage Loan that was part of the Mortgage Pool during any portion of the related reporting period covered by the Form 10-D required to be filed with respect to the subject Distribution Date pursuant to Section 10.06) and the related Schedule AL

Additional File, in each case, in EDGAR Compatible Format and Excel format; provided, however, that the Master Servicer shall have no obligation to prepare or deliver the CREFC® Schedule AL File or the Schedule AL Additional File unless and until the Master Servicer receives the Initial Schedule AL File and the Initial Schedule AL Additional File from the Depositor in EDGAR Compatible Format and Excel format; and provided, further, that, if the Master Servicer has not received the Initial Schedule AL File and the Initial Schedule AL Additional File from the Depositor prior to the time it would need the Initial Schedule AL File and the Initial Schedule AL Additional File in order for the Master Servicer to prepare the CREFC® Schedule AL File with respect to the first Distribution Date, the Master Servicer shall request the Initial Schedule AL File and the Initial Schedule AL Additional File from the Depositor, including by email to the email addresses for the Depositor set forth in Section 12.05. If the CREFC® Schedule AL File is not provided by the Master Servicer to the Certificate Administrator by 5:00 p.m. (New York city time) two (2) business days following any Distribution Date, the Certificate Administrator shall notify the Depositor in writing and also request such CREFC® Schedule AL File from the Master Servicer via email to NoticeAdmin@midlandls.com. The Master Servicer shall be entitled to conclusively rely, absent manifest error, without any due diligence, investigation or verification, on the content, completeness and accuracy of the Initial Schedule AL File and the Initial Schedule AL Additional File, in each case, as of the Closing Date. Any Schedule AL Additional File that the Master Servicer determines, in accordance with the Servicing Standard, to deliver in connection with any CREFC® Schedule AL File prepared by the Master Servicer pursuant to this paragraph shall be delivered in EDGAR Compatible Format and in Excel format to the Certificate Administrator concurrently with the delivery of the related CREFC® Schedule AL File. With respect to each Non-Serviced Mortgage Loan, the Master Servicer shall include the analogous CREFC® Schedule AL File and/or Schedule AL Additional File, as applicable, information that it receives from the related Other Servicer under the applicable Other Pooling and Servicing Agreement in the single CREFC® Schedule AL File and/or Schedule AL Additional File, as applicable, that it delivers to the Certificate Administrator for the subject Distribution Date.

(b)               For so long as the Master Servicer makes deposits into or credits to and withdrawals or debits from the Collection Account or any Serviced Whole Loan Collection Account, not later than 15 days after each Distribution Date, the Master Servicer shall forward to the Certificate Administrator a statement prepared by the Master Servicer setting forth the status of each of the Collection Account and each Serviced Whole Loan Collection Account as of the close of business on the last Business Day of the prior Collection Period and showing the aggregate amount of deposits into and withdrawals from the Collection Account and each Serviced Whole Loan Collection Account of each category of deposit (or credit) specified in Section 3.05 of this Agreement and each category of withdrawal (or debit) specified in Section 3.06 of this Agreement for the related Collection Period, in each case for the Mortgage Loans (including the Non-Serviced Mortgage Loans). The Trustee and the Certificate Administrator and its agents and attorneys may at any time during normal business hours, upon reasonable notice, inspect and copy the books, records and accounts of the Master Servicer solely relating to the Mortgage Loans and the performance of its duties hereunder.

(c)               Beginning in [________] 20[__], no later than 4:00 p.m. (New York City time) on each Master Servicer Remittance Date, the Master Servicer shall deliver or cause to be delivered to the Certificate Administrator (who shall promptly post such reports to the Certificate

Administrator’s Website pursuant to Section 4.02(b)(iii)(B) of this Agreement), the Serviced Companion Loan Noteholders and the Operating Advisor the following reports (in electronic form) with respect to the Mortgage Loans that it is servicing (and, if applicable, the related REO Properties), providing the required information as of the immediately preceding Determination Date: (i) to the extent the Master Servicer has received the most recent CREFC® Special Servicer Loan File from the Special Servicer at the time required, the most recent CREFC® Delinquent Loan Status Report, CREFC® Historical Loan Modification and Corrected Mortgage Loan Report, the CREFC® Loan Setup File (with respect to the first Distribution Date) and CREFC® REO Status Report received from such Special Servicer, (ii) the most recent CREFC® Property File, CREFC® Financial File, CREFC® Comparative Financial Status Report and the CREFC® Loan Level Reserve/LOC Report (in each case incorporating the data required to be included in the CREFC® Special Servicer Loan File), (iii) the CREFC® Servicer Watch List with information that is current as of such Determination Date and (iv) the CREFC® Advance Recovery Report.

The information that pertains to Specially Serviced Loans and REO Properties reflected in such reports shall be based solely upon the reports delivered by the Special Servicer to the Master Servicer (other than information as to which the Master Servicer has the primary responsibility to generate) no later than the related Determination Date in the form required by Section 3.13(g) of this Agreement or shall be provided by means of such reports so delivered by the Special Servicer to the Master Servicer in the form so required. In the absence of manifest error, the Master Servicer shall be entitled to conclusively rely upon, without investigation or inquiry, the information and reports delivered to it by the Special Servicer, and the Certificate Administrator shall be entitled to conclusively rely upon the Master Servicer’s reports and the Special Servicer’s reports and any information provided by the Certificate Administrator or the Trustee without any duty or obligation to recompute, verify or recalculate any of the amounts and other information stated therein.

(d)               The Master Servicer shall deliver or cause to be delivered to the Trustee, the Certificate Administrator, the Serviced Companion Loan Noteholders, the Underwriters, the Initial Purchasers and the Operating Advisor the following materials, in each case to the extent that such materials or the information on which they are based have been received by the Master Servicer with respect to the Mortgage Loans that the Master Servicer is servicing:

(i)                                  Within 30 days after receipt of any quarterly operating statement, if any, commencing within 30 days of receipt of such quarterly operating statement for the quarter ending [_____], 20[__], with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan), Specially Serviced Loan and Serviced REO Loan (to the extent prepared by and received from the Special Servicer (in written format or in electronic media) in the case of any Specially Serviced Loan or Serviced REO Loan), a CREFC® Operating Statement Analysis Report for the related Mortgaged Property or Serviced REO Property as of the end of the preceding calendar quarter, together with copies of the related operating statements and rent rolls (but only to the extent the related Borrower is required by the Mortgage to deliver, or otherwise agrees to provide such information and, with respect to operating statements and rent rolls for Specially Serviced Loans and REO Properties, only to the extent received by the Special Servicer); provided that, to the extent the annual CREFC® Operating Statement Analysis Report is delivered as described under clause (b) below, then such delivery shall satisfy the requirement under this clause (a) to deliver a quarterly CREFC® Operating Statement Analysis Report for the quarter ending [_____] of each year, commencing in 20[__]. The Master Servicer (or the Special Servicer in the case of Specially Serviced Loans and Serviced REO Properties) shall use commercially reasonable efforts to obtain said quarterly and other periodic operating statements and related rent rolls, which efforts shall include a letter sent to the related Borrower (except with respect to any Non-Serviced Mortgage Loan) (followed up with telephone calls), requesting such quarterly and other periodic operating statements and related rent rolls until they are received to the extent such action is consistent with applicable law and the terms of the related Loan Documents; provided, however, that any analysis or update with respect to the first calendar quarter of each year shall not be required to the extent such analysis or update is not required to be provided under the then current applicable CREFC® guidelines.

(ii)                               At least annually, on or before June 30 of each year, beginning with June 30, 20[__], with respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan), Specially Serviced Loan and Serviced REO Loan (to the extent prepared by and received from the Special Servicer (in written format or in electronic media) in the case of any Specially Serviced Loan or Serviced REO Loan), a CREFC® Operating Statement Analysis Report for the related Mortgaged Property or Serviced REO Property as of the end of the preceding calendar year (initially, year-end 20[__]), together with copies of the related operating statements and related rent rolls (but only to the extent the related Borrower is required by the Mortgage to deliver, or otherwise agrees to provide such information and, with respect to operating statements and related rent rolls for Specially Serviced Loans and REO Properties, only to the extent received by the Special Servicer) for the current trailing 12 months, if available, or year-to-date, provided, however, that with respect to any obligation of the Master Servicer or Special Servicer, as applicable, to provide a year end analysis or update, such analysis or update shall not be required to the extent such analysis or update is not required to be provided under the then current applicable CREFC® guidelines. The Master Servicer (or the Special Servicer in the case of Specially Serviced Loans and Serviced REO Properties) shall use commercially reasonable efforts to obtain said annual and other periodic operating statements and related rent rolls, which efforts shall include a letter sent to the related Borrower (except with respect to any Non-Serviced Mortgage Loan) (followed up with telephone calls), requesting such annual and other periodic operating statements and related rent rolls until they are received to the extent such action is consistent with applicable law and the terms of the related Loan Documents. Upon receipt of such annual and other periodic operating statements (including year-to-date statements) and related rent rolls and the Master Servicer shall promptly update the CREFC® Operating Statement Analysis Report.

(iii)                           Within 30 days after receipt by the Master Servicer (or receipt by the Special Servicer in the case of a Specially Serviced Loan or Serviced REO Property) of any annual year-end operating statements and related rent rolls with respect to any Mortgaged Property (except with respect to any Non-Serviced Mortgage Loan) or Serviced REO Property (to the extent prepared by and received from the Special Servicer in the case of any Specially Serviced Loan or Serviced REO Property), commencing within 30 days, of receipt of such statements for year-end 20[__], a CREFC® NOI Adjustment Worksheet for such Mortgaged Property (with the annual year-end operating statements attached thereto as an exhibit). The Master Servicer will use the “Normalized” column from the CREFC® NOI Adjustment Worksheet to update the full year-end data on any CREFC® Operating Statement Analysis Report and will use any operating statements received with respect to any Mortgaged Property (other than any Mortgaged Property which is a Serviced REO Property or constitutes security for a Specially Serviced Loan or a Non-Serviced Mortgage Loan) to update the CREFC® Operating Statement Analysis Report for such Mortgaged Property.

The Special Servicer, in the case of any Specially Serviced Loan, and the Master Servicer, in the case of any non-Specially Serviced Loan shall make reasonable efforts to collect promptly and review from each related Borrower quarterly and annual operating statements, financial statements, budgets and rent rolls of the related Mortgaged Property, and the quarterly and annual financial statements of such Borrower, whether or not delivery of such items is required pursuant to the terms of the related Mortgage Loan documents and any other reports or documents required to be delivered under the terms of the Mortgage Loans (and each Serviced Companion Loan), if delivery of such items is required pursuant to the terms of the related Mortgage Loan (and each Serviced Companion Loan) documents.

Except with respect to a request received through the Rating Agency Q&A Forum and Document Request Tool, upon request for receipt of any such items from any Rating Agency, the Master Servicer shall forward such items to the 17g-5 Information Provider (who shall promptly post such items to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement).

The Master Servicer shall maintain one CREFC® Operating Statement Analysis Report for each Mortgaged Property (and shall not be required to maintain any such report for a Mortgaged Property securing a Non-Serviced Mortgage Loan) and Serviced REO Property (to the extent prepared by and received from the Special Servicer in the case of any Serviced REO Property or any Mortgaged Property constituting security for a Specially Serviced Loan) relating to a Mortgage Loan that it is servicing. The CREFC® Operating Statement Analysis Report for each Mortgaged Property (other than any such Mortgaged Property that secures a Non-Serviced Mortgage Loan or that is a Serviced REO Property or constitutes security for a Specially Serviced Loan) is to be updated with trailing 12-month information, as available, or year-to-date information until 12-month trailing information (commencing with the quarter ending [______], 20[__]) is available by the Master Servicer and such updated report shall be delivered to the Trustee, the Certificate Administrator, the Operating Advisor, the Directing Holder and any related Serviced Companion Loan Noteholder in the calendar month following receipt by the Master Servicer of such updated trailing or year-to-date operating statements and related rent rolls for such Mortgaged Property.

The Special Servicer shall pursuant to Section 3.13(h) of this Agreement, deliver to the Master Servicer the information required of it pursuant to this Section 3.13(d) with respect to Specially Serviced Loans and Serviced REO Loans.

(e)               In connection with their servicing of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and Serviced REO Properties, the Master Servicer and the Special Servicer, as applicable, shall provide to each other and to the Trustee and the Certificate Administrator, written notice of any event that comes to their knowledge with respect to a Mortgage Loan or Serviced REO Property that the Master Servicer or the Special Servicer, respectively, determines, in accordance with the Servicing Standard, would have a material adverse effect on such Mortgage Loan or Serviced REO Property, which notice shall include an explanation as to the reason for such material adverse effect.

(f)                The Master Servicer or the Special Servicer, as applicable, shall make available to the Directing Holder and the Loan Specific Directing Holder (only with respect to the AB Whole Loan for so long as no Loan Specific Control Appraisal Event exists) copies of all rent rolls, operating statements and financial statements actually provided by each Borrower, including any monthly or quarterly statements or rent rolls, within 15 Business Days of receipt.

(g)               On or before 2:00 p.m. Central Time on each Determination Date, the Special Servicer shall deliver, or cause to be delivered, to the Master Servicer and, upon the request of any of the Trustee, the Certificate Administrator, the Operating Advisor, the Depositor, the Directing Holder or any Rating Agency, to such requesting party, the CREFC® Special Servicer Loan File with respect to the Specially Serviced Loans (and, if applicable, the related Serviced REO Properties), providing the required information as of the Determination Date (or, upon the reasonable request of any Master Servicer, data files in a form acceptable to the Master Servicer), which CREFC® Special Servicer Loan File shall include data, to enable the Master Servicer to produce the CREFC® Supplemental Servicer Reports. Such reports or data shall be presented in writing and in an electronic format acceptable to the Master Servicer.

In the absence of manifest error, the Master Servicer may conclusively rely upon, without investigation or inquiry, any information and reports delivered to it by any third party, and the Certificate Administrator may conclusively rely upon the Master Servicer’s reports and the Special Servicer’s reports and any information provided by the Trustee, without any duty or obligation to recompute, verify or recalculate any of the amounts and other information stated therein.

(h)               The Special Servicer shall deliver or cause to be delivered to the Master Servicer and, upon the request of any of the Trustee, the Certificate Administrator, the Operating Advisor, the Depositor, the Controlling Class or any Rating Agency, to such requesting party, without charge, the following materials for Specially Serviced Loans or Serviced REO Properties, as applicable, in each case to the extent that such materials or the information on which they are based have been received by the Special Servicer:

(i)                                 At least annually, on or before June 1 of each year, commencing in 20[__], with respect to each Specially Serviced Loan and Serviced REO Loan, a CREFC® Operating Statement Analysis Report for the related Mortgaged Property or Serviced REO Property as of the end of the preceding calendar year (initially year-end December 31, 20[__]) together with copies of the operating statements and related rent rolls for the related Mortgaged Property or Serviced REO Property as of the end of the preceding calendar year (but only to the extent the related Borrower is required by the Mortgage to deliver, or otherwise agrees to provide, such information and, with respect to operating statements and related rent rolls for Specially Serviced Loans and Serviced REO Properties, only to the extent requested by the Special Servicer) and for the current trailing 12 months, if available, or year-to-date. The Special Servicer shall use its reasonable efforts to obtain said annual and other periodic operating statements and related rent rolls with respect to each Mortgaged Property constituting security for a Specially Serviced Loan and each Serviced REO Property.

(ii)                               Within 45 days of receipt by the Special Servicer of any annual operating statements with respect to any Mortgaged Property relating to a Specially Serviced Loan or Serviced REO Property, a CREFC® NOI Adjustment Worksheet for such Mortgaged Property or Serviced REO Property (with the annual operating statements attached thereto as an exhibit); provided, that, with the consent of the Master Servicer, the Special Servicer may instead provide data files in a form acceptable to the Master Servicer. The Special Servicer will use the “Normalized” column from the CREFC® NOI Adjustment Worksheet to update the full year-end data on any CREFC® Operating Statement Analysis Report and will use any operating statements received with respect to any Mortgaged Property relating to a Specially Serviced Loan or Serviced REO Property to update the CREFC® Operating Statement Analysis Report for such Mortgaged Property.

Except with respect to a request received through the Rating Agency Q&A Forum and Document Request Tool, upon request for receipt of any such items from any Rating Agency, the Special Servicer shall forward such items to the 17g-5 Information Provider (who shall promptly post such items to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement).

The Special Servicer shall maintain one CREFC® Operating Statement Analysis Report for each Mortgaged Property securing a Specially Serviced Loan and each Serviced REO Property. The CREFC® Operating Statement Analysis Report for each Mortgaged Property securing a Specially Serviced Loan and each Serviced REO Property is to be updated by the Special Servicer and such updated report delivered to the Master Servicer within 45 days after receipt by the Special Servicer of updated operating statements for each such Mortgaged Property; provided, that, the Special Servicer may instead provide data files in an electronic form acceptable to the Special Servicer. The Special Servicer shall provide each such report to the Master Servicer in the then applicable CREFC® format.

(i)                 If the Master Servicer or the Special Servicer, as applicable, is required to deliver any statement, report or information under any provision of this Agreement (including Section 3.14), the Master Servicer or the Special Servicer, as the case may be, may satisfy such obligation by (x) delivering such statement, report or information in a commonly used electronic format or (y) making such statement, report or information available on the Master Servicer’s website, unless this Agreement expressly specifies a particular method of delivery or such statement, report or information must be filed with the Commission as contemplated in Article X; provided that all reports required to be delivered to the Certificate Administrator shall be delivered in accordance with clause (x).

(j)                 The Master Servicer may, but is not required to, make any of the reports or files it delivers pursuant to this Section 3.13 available each month on the Master Servicer’s website only with the use of a password, in which case the Master Servicer shall provide such password to (i) the other parties to this Agreement, who by their acceptance of such password shall be deemed to have agreed not to disclose such password to any other Person and (ii) each Certificateholder and prospective Certificateholder who requests such password, and has delivered an Investor Certification to the Trustee, the Certificate Administrator and the Master Servicer. In connection with providing access to the Master Servicer’s website, the Master Servicer may require registration and the acceptance of a disclaimer and otherwise (subject to the preceding sentence) adopt reasonable rules and procedures, which may include, to the extent the Master Servicer deems necessary or appropriate, conditioning access on execution of an agreement governing the availability, use and disclosure of such information, and which may provide indemnification to the Master Servicer for any liability or damage that may arise therefrom.

(k)               With respect to each Collection Period, the Special Servicer shall deliver or cause to be delivered to the Master Servicer within one Business Day following the Determination Date and the Master Servicer shall, to the extent it has received, deliver to the Certificate Administrator, without charge and on the same day as the Master Servicer is required to deliver the CREFC® Investor Reporting Package, an electronic report which may include html, word or excel compatible format, clean and searchable pdf. format or such other format as mutually agreeable between the Certificate Administrator and the Special Servicer (or Master Servicer on its behalf) that discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the Special Servicer or any of its Affiliates during the related Collection Period; provided that no report regarding Disclosable Special Servicer Fees shall be required to be delivered if there are no Disclosable Special Servicer Fees for the related Collection Period.

Section 3.14        Access to Certain Documentation. (a) The Master Servicer and Special Servicer, as applicable, shall provide to any Certificateholders and any Serviced Companion Loan Noteholders (and any registered holder or beneficial owner of Serviced Companion Loan Securities) that are federally insured financial institutions, the Operating Advisor (but only if a Control Termination Event has occurred and is continuing), the Directing Holder (but only if no Consultation Termination Event has occurred), the Federal Reserve Board, the FDIC and the OTS and the supervisory agents and examiners of such boards and such corporations, and any other federal or state banking or insurance regulatory authority that may exercise authority over any Certificateholder or Serviced Companion Loan Noteholder (or any registered holder or beneficial owner of Serviced Companion Loan Securities) is subject, access to the documentation regarding the Mortgage Loans or the Whole Loans, as applicable, that it is servicing required by applicable regulations of the Federal Reserve Board, FDIC, OTS or any such federal or state banking or regulatory authority, such access being afforded without charge but only upon reasonable written request and during normal business hours at the offices of the Master Servicer or Special Servicer, as applicable. At the election of the Master Servicer, the Special Servicer or the Certificate Administrator, such access may be afforded to such Person identified above by the delivery of copies of information as requested by such Person and the Master Servicer, the Special Servicer or the Certificate Administrator shall be permitted to require payment (other than from the Directing Holder and the Trustee and the Certificate

Administrator on its own behalf or on behalf of the Certificateholders, as applicable) of a sum sufficient to cover the reasonable out-of-pocket costs incurred by it in making such copies. Such access shall (except as described in the preceding sentence) be afforded without charge but only upon reasonable prior written request and during normal business hours at the offices of the Certificate Administrator or the Custodian. In addition, upon reasonable prior written notice to the Master Servicer or the Special Servicer, as the case may be, the Trustee, the Certificate Administrator, the Operating Advisor (but only if a Control Termination Event has occurred and is continuing), the Depositor or their accountants or other representatives shall have reasonable access to review the documents, correspondence and records in the possession of the Master Servicer or the Special Servicer, as the case may be, as they relate to a Mortgaged Property and any Serviced REO Property during normal business hours at the offices of the Master Servicer or the Special Servicer, as the case may be. Nothing in this Section 3.14 shall detract from the obligation of the Master Servicer and Special Servicer to observe any applicable law prohibiting disclosure of information with respect to the Borrowers, and the failure of the Master Servicer and Special Servicer to provide access as provided in this Section 3.14 as a result of such obligation shall not constitute a breach of this Section 3.14.

(b)               In connection with providing or granting any information or access pursuant to the prior paragraph to a Certificateholder, Serviced Companion Loan Noteholder (or any registered holder or beneficial owner of Serviced Companion Loan Securities) or any regulatory authority that may exercise authority over a Certificateholder or Serviced Companion Loan Noteholder (or any registered holder or beneficial owner of Serviced Companion Loan Securities), the Master Servicer and the Special Servicer may each require payment from such Certificateholder or Serviced Companion Loan Noteholder (or registered holder or beneficial owner of Serviced Companion Loan Securities) (to the extent permitted in the related Intercreditor Agreement) of a sum sufficient to cover the reasonable costs and expenses of providing such information or access, including copy charges and reasonable fees for employee time and for space; provided that no charge may be made if such information or access was required to be given or made available under applicable law. In connection with providing Certificateholders or Serviced Companion Loan Noteholders (or any registered holder or beneficial owner of Serviced Companion Loan Securities) access to the information described in the preceding paragraph the Master Servicer and the Special Servicer, as applicable, may require (prior to affording such access) a written confirmation executed by the requesting Person substantially in such form as may be reasonably acceptable to the Master Servicer or the Special Servicer, as the case may be, generally to the effect that such Person is a Holder of Certificates or a beneficial holder of Book-Entry Certificates or Serviced Companion Loan Securities (or any registered holder or beneficial owner of Serviced Companion Loan Securities) or a regulator or governmental body and will keep such information confidential.

(c)               Upon the reasonable request of (1) any Certificateholder identified to the Master Servicer to the Master Servicer’s reasonable satisfaction (or, with respect to any Serviced Companion Loan, the request of any Serviced Companion Loan Noteholder, registered holder or beneficial owner of Serviced Companion Loan Securities), the Master Servicer may provide (or forward electronically) (at the expense of such Certificateholder, Serviced Companion Loan Noteholder or registered holder or beneficial owner of Serviced Companion Loan Securities) copies of any appraisals, operating statements, rent rolls and financial statements obtained by the Master Servicer or the Special Servicer, or (2) any Controlling Class Certificateholder identified to the Master Servicer (in the case of a Performing Loan) or the Special Servicer (in the case of a Specially Serviced Loan) to the Master Servicer’s or Special Servicer’s reasonable satisfaction, the Master Servicer or Special Servicer, as applicable, shall provide (or forward electronically) (at the expense of such Controlling Class Certificateholder) any Excluded Information in the Master Servicer’s or Special Servicer’s, as applicable, possession (available on the Certificate Administrator’s Website but not accessible to such Controlling Class Certificateholder through the Certificate Administrator’s Website on account of it constituting Excluded Information) relating to any Excluded Controlling Class Mortgage Loan in which such Controlling Class Certificateholder is not an Excluded Controlling Class Holder; provided that, in connection therewith, the Master Servicer may require a written confirmation executed by the requesting Person substantially in such form as may be reasonably acceptable to the Master Servicer or Special Servicer, generally to the effect that such Person is a Holder of Certificates or Serviced Companion Loan Securities (or any registered holder or beneficial owner of Serviced Companion Loan Securities) or a beneficial holder of Book-Entry Certificates or a regulator or a governmental body and will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under this Agreement.

(d)               The 17g-5 Information Provider shall make available solely to the Depositor and to any NRSRO that delivers an NRSRO Certification to the 17g-5 Information Provider the following items to the extent such items are delivered to it via electronic mail at [EMAIL ADDRESS] (or such other address as the 17g-5 Information Provider shall specify by written notice to the other parties hereto) in an electronic format readable and uploadable (that is not locked or corrupted) on the 17g-5 Information Provider’s system, specifically with a subject reference of “[NAME OF ISSUING ENTITY]” and an identification of the type of information being provided in the body of such electronic mail; or via any alternative electronic mail address following notice to the parties hereto or any other delivery method established or approved by the 17g-5 Information Provider if or as may be necessary or beneficial (provided, if such information is not in electronic format readable and uploadable (that is not locked or corrupted), then the 17g-5 Information Provider shall immediately notify the applicable delivering party thereof, whereupon such party shall promptly deliver the subject information in such format):

(i)                                 any waivers delivered to the 17g-5 Information Provider pursuant to Section 3.09 of this Agreement;

(ii)                              any Officer’s Certificate supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance delivered to the 17g-5 Information Provider pursuant to Section 3.21(d) or Section 4.07(c) of this Agreement and notice of determination not to refrain from reimbursement of all Nonrecoverable Advances;

(iii)                           any Asset Status Report delivered by the Special Servicer pursuant to Section 3.23(e) of this Agreement;

(iv)                           any environmental reports delivered by the Special Servicer pursuant to Section 3.10(g) of this Agreement;

(v)                              any annual statements as to compliance and related Officer’s Certificates delivered pursuant to Section 10.11 and Section 10.12 of this Agreement;

(vi)                          any annual independent public accountants’ attestation reports delivered pursuant to Section 10.13 of this Agreement;

(vii)                       any Appraisals delivered to the 17g-5 Information Provider pursuant to Section 3.10 of this Agreement;

(viii)                    any notice to the Rating Agencies relating to the Special Servicer’s determination to take action without receiving a Rating Agency Confirmation from any Rating Agency as set forth in the definition of “Rating Agency Confirmation” pursuant to Section 3.30 of this Agreement;

(ix)                            copies of any questions or requests submitted by the Rating Agencies directed toward the Master Servicer, Special Servicer, Certificate Administrator or Trustee;

(x)                               any requests for a Rating Agency Confirmation that are delivered to the 17g-5 Information Provider pursuant to Section 3.30 of this Agreement;

(xi)                           any notice of resignation of the Trustee or Certificate Administrator and any notice of the acceptance of appointment by the successor Trustee or successor Certificate Administrator pursuant to Section 8.07 or Section 8.08 of this Agreement;

(xii)                        any notice of resignation or assignment of the rights of the Master Servicer or the Special Servicer pursuant to Section 6.04 of this Agreement;

(xiii)                     any notice of Servicer Termination Event or termination of the Master Servicer or the Special Servicer delivered pursuant to Section 7.03 of this Agreement;

(xiv)                     any notice of the merger or consolidation of the Certificate Administrator or the Trustee pursuant to Section 8.09 of this Agreement;

(xv)                        any notice of the merger or consolidation of the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer pursuant to Section 6.02 of this Agreement;

(xvi)                     any notice of any amendment that modifies the procedures herein relating to Exchange Act Rule 17g-5 pursuant to Section 12.08 of this Agreement;

(xvii)                  any notice or other information provided by the Master Servicer pursuant to Section 12.07 of this Agreement;

(xviii)                any summary of oral communication with the Rating Agencies delivered to the 17g-5 Information Provider pursuant to Section 3.14(f) of this Agreement; provided that the summary of such oral communication shall not attribute which Rating Agency the communication was with;

(xix)                       the Rating Agency Q&A Forum and Document Request Tool; and

(xx)                          such information as is delivered to the 17g-5 Information Provider by the Depositor in mutually agreeable electronic format within fifteen (15) days of the Closing Date.

The foregoing information shall be made available by the 17g-5 Information Provider on the 17g-5 Information Provider’s Website (a link to which shall be provided on the Depositor’s website at [_____] or such other website as the Depositor may notify the parties hereto in writing). Information will be posted on the same Business Day of receipt provided that such information is received by 12:00 p.m. (eastern time) or, if received after 12:00 p.m., on the next Business Day. The 17g-5 Information Provider shall have no obligation or duty to verify, confirm or otherwise determine whether the information being delivered is accurate, complete, conforms to the transaction, or otherwise is or is not anything other than what it purports to be or whether such information (other than (solely with respect to the 17g-5 Information Provider’s obligation to post such information) the information set forth in clauses (i) through (xix) above) is required to be posted on the 17g-5 Information Provider’s Website pursuant to this Agreement or Rule 17g-5. If any information is delivered or posted in error, the 17g-5 Information Provider may remove it from the 17g-5 Information Provider’s Website. The Certificate Administrator and the 17g-5 Information Provider have not obtained and shall not be deemed to have obtained actual knowledge of any information only by receipt and posting to the 17g-5 Information Provider’s Website. Access will be provided by the 17g-5 Information Provider to the Rating Agencies, and to the NRSROs upon receipt of an NRSRO Certification in the form of Exhibit Z hereto (which certification may be submitted electronically via the 17g-5 Information Provider’s Website). Questions regarding delivery of information to the 17g-5 Information Provider may be directed to [EMAIL ADDRESS] (or such other address as the 17g-5 Information Provider shall specify by written notice to the other parties hereto).

Upon request of the Depositor or the Rating Agencies (through the Rating Agency Q&A Forum and Document Request Tool) or if otherwise required under this Agreement, the 17g-5 Information Provider shall post on the 17g-5 Information Provider’s Website any additional information requested by the Depositor (including any pre-closing material from the Depositor’s Rule 17g-5 website) or the Rating Agencies or if otherwise required under this Agreement to the extent such information is delivered to the 17g-5 Information Provider electronically in accordance with this Section 3.14 of this Agreement. In no event shall any party to this Agreement disclose on the 17g-5 Information Provider’s Website which Rating Agency requested such additional information.

The 17g-5 Information Provider shall provide a mechanism to notify each NRSRO each time a document is posted to the 17g-5 Information Provider’s Website.

The 17g-5 Information Provider shall make available, only to NRSROs, the Rating Agency Q&A Forum and Document Request Tool. The “Rating Agency Q&A Forum and Document Request Tool” shall be a service available on the 17g-5 Information Provider’s Website, where Rating Agencies and NRSROs may (i) submit Inquiries to the Certificate Administrator relating to the Distribution Date Statement, submit Inquiries to the Master Servicer or the Special Servicer, as applicable, relating to the reports being made available pursuant to this Section 4.02(d), the Mortgage Loans (other than a Non-Serviced Mortgage Loan) or the Mortgaged Properties or submit inquiries to the Operating Advisor relating to the Operating Advisor Annual Reports or actions by the Master Servicer or the Special Servicer as to which the Operating Advisor has consultation rights pursuant to Section 3.31, whether or not referenced in such Operating Advisor Annual Report, (ii) view Inquiries that have been previously submitted and answered, together with the answers thereto and (iii) submit requests for loan-level reports and information. Upon receipt of an Inquiry for the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer, the 17g-5 Information Provider shall forward the Inquiry to the Certificate Administrator, Operating Advisor, the Master Servicer or the Special Servicer, as applicable, and in the case of an inquiry relating to any Non-Serviced Mortgage Loan, to the applicable party under the related Other Pooling and Servicing Agreement, in each case within a commercially reasonable period following receipt thereof. Following receipt of an Inquiry or request relating to the subject matters described in clauses (i) or (iii) above, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer, as applicable, unless it determines not to answer such Inquiry as provided below, shall reply to the Inquiry, which reply of the Certificate Administrator, the Operating Advisor, Master Servicer or Special Servicer shall be by email to the 17g-5 Information Provider. The 17g-5 Information Provider shall post (within a commercially reasonable period following preparation or receipt of such answer, as the case may be) such Inquiry and the related answer (or reports, as applicable) to the 17g-5 Information Provider’s Website. Any report posted by the 17g-5 Information Provider in response to a request may be posted on a page accessible by a link on the 17g-5 Information Provider’s Website. If the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer determines, in its respective sole discretion, that (i) the question is beyond the scope outlined above, (ii) answering any Inquiry would not be in the best interests of the Trust and/or the Certificateholders or would be in violation of applicable law, the Servicing Standard, this Agreement or the applicable Loan Documents, (iii) answering any Inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege or the disclosure of attorney work product or answering such inquiry is otherwise not advisable or (iv) (A) answering any Inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer, as applicable, and (B) the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer, as applicable, determines in accordance with the Servicing Standard (or in good faith, in the case of the Certificate Administrator or the Operating Advisor) that the performance of such duties or the payment of such costs and expenses is beyond the scope of its duties in its capacity as Certificate Administrator, Operating Advisor, Master Servicer or Special Servicer, as applicable, under this Agreement, it shall not be required to answer such Inquiry and, in the case of the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer, shall promptly notify the 17g-5 Information Provider, and the 17g-5 Information Provider shall post such Inquiry on the Rating Agency Q&A Forum and Document Request Tool together with a statement that such Inquiry was not answered. Answers posted on the Rating Agency Q&A Forum and Document Request Tool will be attributable only to the respondent, and shall not be deemed to be answers from any of the Depositor, the Underwriters, the Initial Purchasers, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Trustee or any of their respective Affiliates and no such party shall have any responsibility or liability for the content of any such information. The 17g-5 Information Provider shall not be required to post to the 17g-5 Information Provider’s Website any Inquiry or answer thereto that the 17g-5 Information Provider determines, in its sole discretion, is administrative or ministerial in nature. The Rating Agency Q&A Forum and Document Request Tool will not reflect questions, answers and other communications between the 17g-5 Information Provider and any Person which are not submitted via the 17g-5 Information Provider’s Website.

In connection with providing access to the Certificate Administrator’s Website and the 17g-5 Information Provider’s Website, the Certificate Administrator and/or the 17g-5 Information Provider may require registration and the acceptance of a disclaimer. The Certificate Administrator and the 17g-5 Information Provider, as the case may be, shall not be liable for the dissemination of information in accordance with the terms of this Agreement, make no representations or warranties as to the accuracy or completeness of such information being made available, and assume no responsibility for such information; provided that it is acknowledged and agreed that the 17g-5 Information Provider shall not be charged with knowledge of any of the contents of such information solely by virtue of its compliance with its obligations to post such information to the 17g-5 Information Provider’s Website. The 17g-5 Information Provider shall not be liable for its failure to make any information available to the NRSROs unless such information was delivered to the 17g-5 Information Provider at the email address set forth herein in an electronic format readable and uploadable (that is not locked or corrupted) on the 17g-5 Information Provider’s system, with a subject heading of “[NAME OF ISSUING ENTITY]” and sufficient detail to indicate that such information is required to be posted on the 17g-5 Information Provider’s Website; provided, if such information is not in electronic format readable and uploadable (that is not locked or corrupted), then the 17g-5 Information Provider shall immediately notify the applicable delivering party thereof, whereupon such party shall promptly deliver the subject information in such format.

The 17g-5 Information Provider shall not be responsible or have any liability for any act, omission or delay attributable to the failure of any other party to this Agreement to timely deliver information to be posted on the 17g-5 Information Provider’s Website or for any errors or defects in the information supplied by any such party.

The 17g-5 Information Provider’s obligations in respect of Rule 17g-5 or any other law or regulation related thereto shall be limited to the specific obligations contained in this Agreement and the 17g-5 Information Provider makes no representations or warranties as to the compliance of the Depositor with Rule 17g-5 or any other law or regulation related thereto.

With respect to each Non-Serviced Mortgage Loan, each of the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee shall provide to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s Website, promptly upon receipt from a Non-Serviced Mortgage Loan Service Provider, all reports, statements, documents, notices and other information it receives in respect of such Non-Serviced Mortgage Loan that such party would otherwise have been required to be submitted to the 17g-5 Information Provider under this Agreement for posting had such Non-Serviced Mortgage Loan been a Serviced Mortgage Loan. The 17g-5 Information Provider shall post on the 17g-5 Information Provider’s Website all such information it receives in accordance with this Agreement.

(e)               Each of the Master Servicer and the Special Servicer may, in accordance with such reasonable rules and procedures as it may adopt, also deliver, produce or otherwise make available through its website or otherwise, any additional information identified in Section 3.14(d) of this Agreement relating to the Mortgage Loans or Whole Loans, the Mortgaged Properties or the related Borrowers, for review by the Depositor, the Underwriters, the Initial Purchasers and any other Persons who deliver an Investor Certification in accordance with this Section 3.14, the related Serviced Companion Loan Noteholder (if any), the Directing Holder and the Rating Agencies (collectively, the “Disclosure Parties”) (only to the extent such additional information is simultaneously or previously delivered to the 17g-5 Information Provider in accordance with the provisions of Section 3.14(d) of this Agreement, who shall post such additional information on the 17g-5 Information Provider’s Website in accordance with the provisions of Section 3.14(d) of this Agreement), in each case, except to the extent doing so is prohibited by this Agreement, applicable law or by the related Loan Documents. Each of the Master Servicer and the Special Servicer shall be entitled to (i) indicate the source of such information and affix thereto any disclaimer it deems appropriate in its discretion and/or (ii) require that the recipient of such information (A) except for the Depositor, enter into an Investor Certification or other confidentiality agreement acceptable to the Master Servicer or the Special Servicer, as the case may be, and (B) acknowledge that the Master Servicer or the Special Servicer may contemporaneously provide such information to any other Disclosure Party. In addition, to the extent access to such information is provided via the Master Servicer’s or the Special Servicer’s website, the Master Servicer and the Special Servicer may require registration and the acceptance of a reasonable and customary disclaimer and/or an additional or alternative agreement as to the confidential nature of such information. In connection with providing access to or copies of the information described in this Section 3.14(e) to current or prospective Certificateholders the form of confidentiality agreement used by the Master Servicer or the Special Servicer, as applicable, shall be: (i) in the case of a Certificateholder (or a licensed or registered investment advisor acting on behalf of such Certificateholder), an Investor Certification executed by the requesting Person indicating that such Person is a Holder of Certificates and will keep such information confidential (except that such Certificateholder may provide such information (x) to its auditors, legal counsel and regulators and (y) to any other Person that holds or is contemplating the purchase of any Certificate or interest therein (provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential)); and (ii) in the case of a prospective purchaser of Certificates or interests therein (or a licensed or registered investment advisor acting on behalf of such prospective purchaser), an Investor Certification indicating that such Person is a prospective purchaser of a Certificate or an interest therein and is requesting the information for use in evaluating a possible investment in Certificates and will otherwise keep such information confidential with no further dissemination (except that such Certificateholder may provide such information to its auditors, legal counsel and regulators). In the case of a licensed or registered investment advisor acting on behalf of a current or prospective Certificateholder, the Investor Certification shall be executed and delivered by both the investment advisor and such current or prospective Certificateholder.

Neither the Master Servicer nor the Special Servicer shall be liable for its dissemination of information in accordance with this Agreement or by others in violation of the terms of this Agreement. Neither the Master Servicer nor the Special Servicer shall be responsible or have any liability for the completeness or accuracy of the information delivered, produced or otherwise made available pursuant to this Section 3.14 unless (i) the Master Servicer or Special Servicer, as applicable, is the original source for such information and (ii) such failure to deliver complete and accurate information is by reason of such party’s willful misconduct, bad faith, fraud and/or negligence.

In connection with the delivery by the Master Servicer or the Special Servicer, as applicable, to the 17g-5 Information Provider of any information, report, notice or document for posting to the 17g-5 Information Provider’s Website, the 17g-5 Information Provider shall notify the Master Servicer or the Special Servicer, as applicable, of when such information, report, notice or document has been posted to the 17g-5 Information Provider’s Website. The Master Servicer or the Special Servicer, as applicable, may, but is not obligated to, send such information report, notice or other document to the applicable Rating Agency or Rating Agencies following the earlier of (a) receipt of such notice from the 17g-5 Information Provider and (b) two Business Days following delivery to the 17g-5 Information Provider.

(f)                The Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trustee shall be permitted (but shall not be required) to orally communicate with the Rating Agencies regarding any Mortgage Loan, Serviced Whole Loan, any Certificateholder, any Serviced Companion Loan Noteholder, any Mortgaged Property or any REO Property; provided that such party summarizes the information provided to the Rating Agencies in such communication and provides the 17g-5 Information Provider and the related Other 17g-5 Information Provider (if any) with such summary in accordance with the procedures set forth in Section 3.14(d) of this Agreement the same day such communication takes place; provided that the summary of such oral communications shall not attribute which Rating Agency the communication was with. The 17g-5 Information Provider shall post such summary on the 17g-5 Information Provider’s Website in accordance with the procedures set forth in Section 3.14(d) of this Agreement.

(g)               None of the foregoing restrictions in this Section 3.14 or otherwise in this Agreement shall prohibit or restrict oral or written communications, or providing information, between the Master Servicer, the Operating Advisor, the Asset Representations Reviewer or the Special Servicer, on the one hand, and any Rating Agency or NRSRO, on the other hand, with regard to (i) such Rating Agency’s or NRSRO’s review of the ratings it assigns to the Master Servicer, the Operating Advisor, the Asset Representations Reviewer or the Special Servicer, as applicable, (ii) such Rating Agency’s or NRSRO’s approval of the Master Servicer, the Operating Advisor, the Asset Representations Reviewer or the Special Servicer, as applicable, as a commercial mortgage master, special or primary servicer or (iii) such Rating Agency's or NRSRO’s evaluation of the Master Servicer's, the Operating Advisor, the Asset Representations Reviewer or the Special Servicer's, as applicable, servicing operations in general; provided, that the Master Servicer, the Operating Advisor, the Asset Representations Reviewer or the Special Servicer, as applicable, shall not provide any information relating to the Certificates or the Mortgage Loans to any Rating Agency or NRSRO in connection with such review and evaluation by such Rating Agency or NRSRO unless (x) Borrower, property and other deal specific identifiers are redacted; or (y) such information has already been provided to the 17g-5 Information Provider and has been uploaded on to the 17g-5 Information Provider's Website.

(h)               The costs and expenses of compliance with this Section 3.14 by the Depositor, the Master Servicer, the Special Servicer, the Trustee and any other party hereto shall not be Additional Trust Fund Expenses.

Section 3.15        Title and Management of REO Properties and REO Accounts. (a) If title to any Mortgaged Property (other than with respect to a Non-Serviced Mortgage Loan) is acquired for the benefit of Certificateholders (and, in the case of the Serviced Whole Loans, the related Serviced Companion Loan Noteholders) in foreclosure, by deed in lieu of foreclosure or upon abandonment or reclamation from bankruptcy, the deed or certificate of sale shall be taken in the name of the Trust where permitted by applicable law or regulation and consistent with customary servicing procedures, and otherwise in the name of the Trustee, or its nominee (which shall not include the Master Servicer), or a separate Trustee or co-Trustee, on behalf of the Trust Fund (and, in the case of the Serviced Whole Loans, the related Serviced Companion Loan Noteholders). The Special Servicer, on behalf of the Trust Fund (and, in the case of the Serviced Whole Loans, the related Serviced Companion Loan Noteholders), shall dispose of any Serviced REO Property prior to the close of the third calendar year following the year in which the Trust Fund acquires ownership of such Serviced REO Property for purposes of Section 860G(a)(8) of the Code, unless (i) the Special Servicer on behalf of the Lower-Tier REMIC or Loan Specific REMIC, as applicable, has applied for an extension of such period pursuant to Sections 856(e)(3) and 860G(a)(8)(A) of the Code, in which case the Special Servicer shall sell such Serviced REO Property within the applicable extension period or if the Special Servicer has applied for extension as provided in this clause (i) but such request has not yet been granted or denied, the additional time specified in such request, or (ii) the Special Servicer seeks and subsequently receives an Opinion of Counsel (which opinion shall be an expense of the Trust Fund and, in the case of a Serviced Whole Loan, such expenses shall be allocated in accordance with the allocation provisions set forth in the related Intercreditor Agreement and, in the case of the AB Whole Loan, such expenses shall be allocated first, to the [LOAN SPECIFIC CLASS] Certificates (and the Class L[___] Interest and the [LOAN SPECIFIC CLASS]-NP Regular Interest) and then, pro rata (based on Stated Principal Balance) to the extent such expense remains unpaid, to the AB Mortgage Loan (and the [LOAN SPECIFIC CLASS]-P Regular Interest)), addressed to the Special Servicer, the Certificate Administrator and the Trustee, to the effect that the holding by the Trust Fund of such Serviced REO Property for an additional specified period will not cause such Serviced REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a) of the Code) at any time that any Certificate is outstanding, in which event such period shall be extended by such additional specified period subject to any conditions set forth in such Opinion of Counsel. The Special Servicer, on behalf of the Trust Fund (and, in the case of the Serviced Whole Loans, the related Serviced Companion Loan Noteholders), shall dispose of any Serviced REO Property held by the Trust Fund prior to the last day of such period (taking into account extensions) by which such Serviced REO Property is required to be disposed of pursuant to the provisions of the immediately preceding sentence in a manner provided under Section 3.16 hereof. In the case of the Trust Fund’s beneficial interest in any REO Property acquired by the Other Trustee pursuant to an Other Pooling and Servicing Agreement, the Special Servicer shall coordinate with the Other Special Servicer with respect to any REO extension on behalf of the Trust Fund. The Special Servicer shall manage, conserve, protect and operate each Serviced REO Property for the Certificateholders (and, in the case of the Serviced Whole Loans, the related Serviced Companion Loan Noteholders) solely for the purpose of its prompt disposition and sale in a manner which does not cause such Serviced REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a) of the Code) and such that income from the operation or sale of such property does not result in receipt by the Trust Fund of any income from non-permitted assets as described in Section 860F(a)(2)(B) of the Code with respect to such property.

(b)               The Special Servicer shall have full power and authority, subject only to the Servicing Standard and the specific requirements and prohibitions of this Agreement, to do any and all things in connection with any Serviced REO Property as are consistent with the manner in which the Special Servicer manages and operates similar property owned or managed by the Special Servicer or any of its Affiliates, all on such terms and for such period as the Special Servicer deems to be in the best interests of Certificateholders and, in the case of the Serviced Whole Loans, the related Serviced Companion Loan Noteholders and, in connection therewith, the Special Servicer shall agree to the payment of management fees that are consistent with general market standards. Consistent with the foregoing, the Special Servicer shall cause or permit to be earned with respect to such Serviced REO Property any “net income from foreclosure property,” within the meaning of Section 860G(c) of the Code, which is subject to tax under the REMIC Provisions, only if it has determined, and has so advised the Trustee and the Certificate Administrator in writing, that the earning of such income on a net after-tax basis could reasonably be expected to result in a greater recovery on behalf of Certificateholders (and, in the case of the Serviced Whole Loans, the related Serviced Companion Loan Noteholders) than an alternative method of operation or rental of such Serviced REO Property that would not be subject to such a tax.

The Special Servicer shall segregate and hold all revenues received by it with respect to any Serviced REO Property separate and apart from its own funds and general assets and shall establish and maintain with respect to any Serviced REO Property a segregated custodial account (each, an “REO Account”), each of which shall be an Eligible Account and shall be entitled “[NAME OF SPECIAL SERVICER], as Special Servicer, on behalf of [NAME OF TRUSTEE], as Trustee, for the benefit of the Holders of [NAME OF ISSUING ENTITY] Commercial Mortgage Pass-Through Certificates and the related Serviced Companion Loan Noteholders REO Account,” to be held for the benefit of the Certificateholders and the related Serviced Companion Loan Noteholders. The Special Servicer shall be entitled to withdraw for its account any interest or investment income earned on funds deposited in an REO Account to the extent provided in Section 3.07(b) of this Agreement. The Special Servicer shall deposit or cause to be deposited REO Proceeds in the REO Account or the applicable Serviced Whole Loan REO Account within one Business Day after receipt of such REO Proceeds, and shall withdraw therefrom funds necessary for the proper operation, management and maintenance of such Serviced REO Property and for other Property Protection Expenses with respect to such Serviced REO Property, including:

(i)                                 all insurance premiums due and payable in respect of any Serviced REO Property;

(ii)                              all real estate taxes and assessments in respect of any Serviced REO Property that may result in the imposition of a lien thereon;

(iii)                          all costs and expenses reasonable and necessary to protect, maintain, manage, operate, repair and restore any Serviced REO Property including, if applicable, the payments of any ground rents in respect of such Serviced REO Property; and

(iv)                          any taxes imposed on the Loan Specific REMIC or the Lower-Tier REMIC, as applicable, in respect of net income from foreclosure property in accordance with Section 4.05, and with respect to a Serviced Whole Loan (other than the AB Whole Loan), such expenses shall be allocated pro rata to the Mortgage Loan and any related Serviced Companion Loans based on each loan’s Stated Principal Balance and only to the extent any such Serviced Companion Loan is included in a REMIC and, with respect to the AB Whole Loan, such expenses shall be allocated (subject to the terms of the related Intercreditor Agreement) first, to the [LOAN SPECIFIC CLASS] Certificates (and the Class L[_____] Interest and the [LOAN SPECIFIC CLASS]-NP Regular Interest) and then, pro rata (based on Stated Principal Balance) to the extent such expense remains unpaid, to the AB Mortgage Loan (and the [LOAN SPECIFIC CLASS]-P Regular Interest) and, to the extent any such AB Whole Loan is included in a REMIC, the AB Mortgage Loan.

To the extent that such REO Proceeds are insufficient for the purposes set forth in clauses (i) through (iii) above, the Master Servicer shall make such Advance unless the Master Servicer or the Special Servicer determines, in accordance with the Servicing Standard, that such Servicing Advance would constitute a Nonrecoverable Advance (provided that with respect to advancing insurance premiums or delinquent tax assessments the Master Servicer shall comply with the provisions of the second to last paragraph in Section 3.21(d) of this Agreement) and if the Master Servicer does not make any such Advance, the Trustee, to the extent the Trustee has actual knowledge of the Master Servicer’s failure to make such Advance, shall make such Advance, unless in each case, the Master Servicer, the Special Servicer or the Trustee, as applicable, determines that such Advance would be a Nonrecoverable Advance. The Trustee shall be entitled to rely, conclusively, on any determination by the Special Servicer or the Master Servicer, as applicable, that an Advance, if made, would be a Nonrecoverable Advance. The Trustee, when making an independent determination whether or not a proposed Advance would be a Nonrecoverable Advance, shall use its good faith business judgment. The Master Servicer or the Trustee, as applicable, shall be entitled to reimbursement of such Advances (with interest at the Reimbursement Rate) made pursuant to the preceding sentence, to the extent permitted by Section 3.06 of this Agreement. The Special Servicer shall withdraw from each REO Account or Serviced Whole Loan REO Account, as applicable, and remit to the Master Servicer for deposit into the Collection Account or the applicable Serviced Whole Loan Collection Account, as applicable, on a monthly basis prior to or on the related Due Date the Net REO Proceeds received or collected from each Serviced REO Property, except that in determining the amount of such Net REO Proceeds, the Special Servicer may retain in each REO Account reasonable reserves for repairs, replacements and necessary capital improvements and other related expenses.

Notwithstanding the foregoing, the Special Servicer shall not:

(i)                            permit any New Lease to be entered into, renewed or extended, if the New Lease by its terms will give rise to any income that does not constitute Rents from Real Property;

(ii)                         permit any amount to be received or accrued under any New Lease, other than amounts that will constitute Rents from Real Property;

(iii)                     authorize or permit any construction on any Serviced REO Property, other than the repair or maintenance thereof or the completion of a building or other improvement thereon, and then only if more than ten percent of the construction of such building or other improvement was completed before default on the related Mortgage Loan became imminent, all within the meaning of Section 856(e)(4)(B) of the Code; or

(iv)                     Directly Operate or allow any Person to Directly Operate any Serviced REO Property on any date more than 90 days after its date of acquisition by the Trust Fund, unless such Person is an Independent Contractor;

unless, in any such case, the Special Servicer has requested and received an Opinion of Counsel addressed to the Special Servicer, the Certificate Administrator and the Trustee (which opinion shall be an expense of the Trust Fund and, in the case of a Serviced Whole Loan with a Serviced Companion Loan (other than with respect to the AB Whole Loan), such expense shall be allocated in accordance with the allocation provisions of the related Intercreditor Agreement and, with respect to the AB Whole Loan, such expenses shall be allocated (subject to the terms of the related Intercreditor Agreement) first, to the [LOAN SPECIFIC CLASS] Certificates (and the Class L[___] Interest and the [LOAN SPECIFIC CLASS]-NP Regular Interest) and then, pro rata (based on Stated Principal Balance) to the extent such expense remains unpaid, to the AB Mortgage Loan (and the [LOAN SPECIFIC CLASS]-P Regular Interest)) to the effect that such action will not cause such Serviced REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a) of the Code) at any time that it is held by the Trust Fund, in which case the Special Servicer may take such actions as are specified in such Opinion of Counsel.

The Special Servicer shall be required to contract with an Independent Contractor, the fees and expenses of which shall be an expense of the Trust Fund (and, in the case of the Serviced Whole Loans, such expense shall be allocated in accordance with the allocation provisions of the related Intercreditor Agreement) and payable out of REO Proceeds, for the operation and management of any Serviced REO Property, within 90 days of the Trust Fund’s acquisition thereof (unless the Special Servicer shall have provided the Trustee and the Certificate Administrator with an Opinion of Counsel that the operation and management of any Serviced REO Property other than through an Independent Contractor shall not cause such Serviced REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code) (which opinion shall be an expense of the Trust Fund, and in the case of a Serviced Whole Loan (other than the AB Whole Loan), such expense shall be allocated in accordance with the allocation provisions of the related Intercreditor Agreement) and, with respect to the AB Whole Loan, such expenses shall be allocated (subject to the terms of the related Intercreditor Agreement) first, to the [LOAN SPECIFIC CLASS] Certificates (and the Class L[___] Interest and the [LOAN SPECIFIC CLASS]-NP Regular Interest) and then, pro rata (based on Stated Principal Balance) to the extent such expense remains unpaid, to the AB Mortgage Loan (and the [LOAN SPECIFIC CLASS]-P Regular Interest), provided that:

(i)                            the terms and conditions of any such contract shall be reasonable and customary for the area and type of property and shall not be inconsistent herewith;

(ii)                         any such contract shall require, or shall be administered to require, that the Independent Contractor pay all costs and expenses incurred in connection with the operation and management of such Serviced REO Property, including those listed above, and remit all related revenues (net of such costs and expenses) to the Special Servicer as soon as practicable, but in no event later than 30 days following the receipt thereof by such Independent Contractor;

(iii)                      none of the provisions of this Section 3.15(b) relating to any such contract or to actions taken through any such Independent Contractor shall be deemed to relieve the Special Servicer of any of its duties and obligations to the Trust Fund, the Trustee on behalf of the Certificateholders and, in the case of a Serviced Whole Loan, the related Companion Loan Noteholders, with respect to the operation and management of any such Serviced REO Property; and

(iv)                      the Special Servicer shall be obligated with respect thereto to the same extent as if it alone were performing all duties and obligations in connection with the operation and management of such Serviced REO Property.

The Special Servicer shall be entitled to enter into any agreement with any Independent Contractor performing services for it related to its duties and obligations hereunder for indemnification of the Special Servicer by such Independent Contractor, and nothing in this Agreement shall be deemed to limit or modify such indemnification.

(c)            Promptly following any acquisition by the Special Servicer of a Serviced REO Property on behalf of the Trust Fund, the Special Servicer shall notify the Master Servicer thereof, and, upon delivery of such notice, the Special Servicer shall obtain an Updated Valuation thereof, but only if any Updated Valuation with respect thereto is more than 9 months old and the Special Servicer has no actual knowledge of any material adverse change in circumstances that, consistent with the Servicing Standard, would call into question the validity of such Updated Valuation, in order to determine the fair market value of such Serviced REO Property and shall notify the Depositor and the Master Servicer and with respect to a Serviced Whole Loan, the holder of the related Companion Loan, if any, and of the results of such Updated Valuation. Any such Updated Appraisal shall be conducted in accordance with Appraisal Institute standards and the cost thereof shall be an expense of the Trust Fund and allocated to the Classes of Sequential Pay Certificates (other than any Exchangeable Certificates) and any Class [PEZ] Regular Interests (and, correspondingly, the Exchangeable Certificates) in the following order, in each case until the Certificate Balance of such Class of Certificates or such Regular Interest is reduced to zero: first, to the Class [__] Certificates; second, to the Class

[__] Certificates; third, to the Class [__] Certificates; fourth, to the Class [__] Certificates; fifth, to the Class [__] Certificates; sixth, to the Class [__] Regular Interest (and, correspondingly, the Class [__] Certificates and the Class [PEZ] Component [___], pro rata based on their respective Tranche Percentage Interest in the Class [__] Regular Interest); seventh, to the Class [__] Regular Interest (and, correspondingly, the Class [__] Certificates and the Class [PEZ] Component [___], pro rata based on their respective Tranche Percentage Interests in the Class [__] Regular Interest); eighth, to the Class [__] Regular Interest (and correspondingly, the Class [__] Certificates and the Class [PEZ] Component [___], pro rata based on their respective Tranche Percentage Interests in the Class [__] Regular Interest); and then to Class [__], Class [__], Class [__], Class [__] and Class [__] Certificates, pro rata based on their respective Certificate Balances. In the case of a Serviced Whole Loan such expenses shall be allocated in accordance with the allocation provisions set forth in the related Intercreditor Agreement. The Special Servicer shall obtain a new Updated Valuation or a letter update every 9 months thereafter until the Serviced REO Property is sold.

In the case of the AB Whole Loan, such expenses shall be allocated (subject to the terms of the related Intercreditor Agreement) first, to the [LOAN SPECIFIC CLASS] Certificates (and the Class L[___] Interest and the [LOAN SPECIFIC CLASS]-NP Regular Interest) and then, pro rata (based on Stated Principal Balance) to the extent such expense remains unpaid, to the AB Mortgage Loan (and the Class L[___] Interest and the [LOAN SPECIFIC CLASS]-P Regular Interest).

(d)               In the case of the AB Whole Loan, such expenses shall be allocated first, to the [LOAN SPECIFIC CLASS] Certificates (and corresponding Class L[___] Interest and the [LOAN SPECIFIC CLASS]-NP Regular Interest) and then, to the extent such expense remains unpaid, to the AB Mortgage Loan (and the [LOAN SPECIFIC CLASS]-P Regular Interest).

When and as necessary, the Special Servicer shall send to the Certificate Administrator a statement prepared by the Special Servicer setting forth the amount of net income or net loss, as determined for federal income tax purposes, resulting from the operation and management of a trade or business on, the furnishing or rendering of a non-customary service to the tenants of, or the receipt of any other amount not constituting Rents from Real Property in respect of, any Serviced REO Property in accordance with Sections 3.15(a) and 3.15(b) of this Agreement.

(e)               Upon the disposition of any Serviced REO Property in accordance with this Section 3.15, the Special Servicer shall calculate the Gain-on-Sale Proceeds allocable to a Mortgage Loan or the applicable Serviced Whole Loan, if any, realized in connection with such sale.

Section 3.16        Sale of Specially Serviced Loans and REO Properties. (a) The parties hereto may sell or purchase, or permit the sale or purchase of, a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan only on the terms and subject to the conditions set forth in this Section 3.16 or as otherwise expressly provided in or contemplated by Section 2.03(e) and Section 9.01 of this Agreement or in an applicable Intercreditor Agreement.

(b)               If the Special Servicer determines in accordance with the Servicing Standard that it would be in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan, the Certificateholders and the related Serviced Companion Loan Noteholders (as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Noteholders constituted a single lender (and with respect to any Serviced Whole Loan with a related Subordinate Companion Loan, taking into account the subordinate nature of such Subordinate Companion Loan and with respect to the AB Whole Loan, taking into account the subordinate nature of the Trust Subordinate Companion Loan) to attempt to sell a Defaulted Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan, the Special Servicer shall use reasonable efforts to solicit offers for each such Defaulted Mortgage Loan on behalf of the Certificateholders and, if applicable, the related Serviced Companion Loan Noteholders in such manner as will be reasonably likely to realize a fair price. In the case of a Non-Serviced Mortgage Loan, to the extent that such Non-Serviced Mortgage Loan is not sold together with the related Non-Serviced Companion Loan by the Other Special Servicer for the related Non-Serviced Whole Loan and, if permitted under the related Intercreditor Agreement, the Special Servicer shall sell (with the consent of the Directing Holder prior to the occurrence and continuance of a Control Termination Event and after consulting with the Risk Retention Consultation Parties pursuant to Section 6.07) such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders. The Special Servicer shall accept the first cash offer received from any Person that constitutes a fair price for such Defaulted Mortgage Loan. Subject to Section 3.16(k), if the Special Servicer receives more than one cash offer that constitutes a fair price for such Defaulted Mortgage Loan during the period designated by the Special Servicer for receipt of offers, the Special Servicer shall accept the highest price.

The Special Servicer shall give the Trustee, the Certificate Administrator, the Master Servicer, the Operating Advisor, the Asset Representations Reviewer and (other than in respect of any applicable Excluded Loan) the Directing Holder and the Risk Retention Consultation Party, not less than ten Business Days’ prior written notice of its intention to sell any such Defaulted Mortgage Loan, and notwithstanding anything to the contrary herein, neither the Trustee, in its individual capacity, nor any of its Affiliates may make an offer for or purchase any such Defaulted Mortgage Loan pursuant to this Agreement.

(c)               Whether any cash offer constitutes a fair price for such Defaulted Mortgage Loan, as the case may be, shall be determined by the Special Servicer, if the highest offeror is a Person other than an Interested Person, and by the Trustee, if the highest offeror is an Interested Person; provided, that no offer from an Interested Person shall constitute a fair price [unless (i) the offer is equal to or greater than the applicable Purchase Price, (ii) the offer is the highest offer received and (iii) at least two other offers are received from independent third parties; provided, however, that no offer from an Interested Person shall constitute a fair price unless (A) it is the highest offer received and (B) at least two other offers are received from independent third parties]. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Mortgage Loan, the Trustee shall be supplied with and shall rely on the most recent Appraisal or Updated Appraisal conducted in accordance with this Agreement within the preceding 9-month period or in the absence of any such Appraisal, on a narrative appraisal prepared by an Independent MAI appraiser selected by (i) the Special Servicer if the Special Servicer or an Affiliate of the Special Servicer is not making an offer with respect to such Defaulted Mortgage Loan, (ii) by the Master Servicer if the Special Servicer is making such an offer unless the Master Servicer and Special Servicer are Affiliates or (iii) the Operating Advisor if the Master Servicer and Special Servicer are Affiliates and the Special Servicer is making an offer. The cost of any such Updated Appraisal or narrative appraisal shall be covered by, and shall be reimbursable as, a Servicing Advance. In addition, the Trustee shall be permitted to retain, at the expense of the related Interested Person, an independent third party to determine such fair price and will be permitted to conclusively rely on the opinion of such third party’s determination. Any costs and fees of the Trustee in connection with an offer by an Interested Person and the Trustee’s duties therewith shall be reimbursable by such Interested Person.

In determining whether any offer from a Person other than an Interested Person constitutes a fair price for any such Defaulted Mortgage Loan, the Special Servicer shall take into account (in addition to the results of any Appraisal, Updated Appraisal or narrative appraisal that it may have obtained pursuant to this Agreement within the prior 9 months), and in determining whether any offer from an Interested Person constitutes a fair price for any such Defaulted Mortgage Loan, any appraiser shall be instructed to take into account, as applicable, among other factors, the period and amount of the Delinquency on such Defaulted Mortgage Loan, the period and amount of the occupancy level and physical condition of the related Mortgaged Property, the state of the local economy in the area where the Mortgaged Property is located, the expected recovery from such Defaulted Mortgage Loan if the Special Servicer were to pursue a workout strategy, and the time and expense associated with a purchaser’s foreclosing on the related Mortgaged Property.

In addition, the Special Servicer shall refer to all other relevant information obtained by it or otherwise contained in the Mortgage File; provided that the Special Servicer shall take account of any change in circumstances regarding the related Mortgaged Property known to the Special Servicer that has occurred subsequent to, and that would, in the Special Servicer’s reasonable judgment, materially affect the value of the related Mortgaged Property reflected in the most recent related Appraisal. Furthermore, the Special Servicer may consider available objective third party information obtained from generally available sources, as well as information obtained from vendors providing real estate services to the Special Servicer, concerning the market for distressed real estate loans and the real estate market for the subject property type in the area where the related Mortgaged Property is located. The Special Servicer may, to the extent it is reasonable to do so in accordance with the Servicing Standard, conclusively rely on any opinions or reports of qualified Independent experts in real estate or commercial mortgage loan matters with at least five years’ experience in valuing or investing in loans similar to the subject Specially Serviced Loan, selected with reasonable care by the Special Servicer, in making such determination. All reasonable costs and expenses incurred by the Special Servicer pursuant to this Section 3.16(c) shall constitute, and be reimbursable as, Servicing Advances. The other parties to this Agreement shall cooperate with all reasonable requests for information made by the Special Servicer in order to allow the Special Servicer to perform its duties pursuant to this Section 3.16(c).

The Purchase Price (which, in connection with the administration of a Defaulted Mortgage Loan related to a Serviced Whole Loan, shall be construed and calculated as if the loans in such Serviced Whole Loan together constitute a single Mortgage Loan thereunder) for any such Defaulted Mortgage Loan shall in all cases be deemed a fair price.

(d)               Subject to subsection (c) above, the Special Servicer shall act on behalf of the Trustee (for the benefit of the Certificateholders and, in the case of a Serviced Whole Loan, the related Serviced Companion Loan Noteholders) in negotiating and taking any other action necessary or appropriate in connection with the sale of any such Defaulted Mortgage Loan, and the applicable collection of all amounts payable in connection therewith. In connection therewith, the Special Servicer may charge for its own account prospective offerors, and may retain, fees that approximate the Special Servicer’s actual costs in the preparation and delivery of information pertaining to such sales or exchanging offers without obligation to deposit such amounts into the REO Account the Collection Account or, in the case of any Serviced Whole Loan, the applicable Serviced Whole Loan Collection Account. Any sale of such Defaulted Mortgage Loan shall be final and without recourse to the Trustee or the Trust Fund (except such recourse to the Trust Fund imposed by those representations and warranties typically given in such transactions, any prorations applied thereto and any customary closing matters), and if such sale is consummated in accordance with the terms of this Agreement, none of the Special Servicer, the Master Servicer, the Depositor, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or the Trustee shall have any liability to any Certificateholder or Companion Loan Noteholder with respect to the purchase price therefor accepted by the Special Servicer or the Trustee.

(e)               Any sale of such Defaulted Mortgage Loan shall be for cash only.

(f)                The parties hereto may sell or purchase, or permit the sale or purchase of, a Serviced REO Property only on the terms and subject to the conditions set forth in this Section 3.16 or as otherwise expressly provided in an applicable Intercreditor Agreement.

(g)               The Special Servicer shall use reasonable efforts to solicit offers for each Serviced REO Property on behalf of the Certificateholders and, in the case of a Serviced Whole Loan, the related Serviced Companion Loan Noteholders in such manner as will be reasonably likely to realize a fair price within the time period provided for by Section 3.15(a) of this Agreement. The Special Servicer (with the consent of the Directing Holder) shall accept the first cash offer received from any Person that constitutes a fair price for such Serviced REO Property. Subject to Section 3.16(k), if the Special Servicer receives more than one cash offer that constitutes a fair price for such Serviced REO Property during the period designated by the Special Servicer for receipt of offers, the Special Servicer shall accept the highest price. If the Special Servicer determines, in its good faith and reasonable judgment, that it will be unable to realize a fair price for any Serviced REO Property within the time constraints imposed by Section 3.15(a) of this Agreement, then the Special Servicer (with the consent of the Directing Holder) shall dispose of such Serviced REO Property upon such terms and conditions as the Special Servicer shall deem necessary and desirable to maximize the recovery thereon under the circumstances and, in connection therewith, shall accept the highest outstanding cash offer, regardless of from whom received.

The Special Servicer shall give the Trustee, the Certificate Administrator, the Master Servicer, the Operating Advisor, the Asset Representations Reviewer and the Directing

Holder, not less than ten Business Days’ prior written notice of its intention to sell any Serviced REO Property, and notwithstanding anything to the contrary herein, neither the Trustee, in its individual capacity, nor any of its Affiliates may make an offer for or purchase any Serviced REO Property pursuant to this Agreement.

(h)               Whether any cash offer constitutes a fair price for any Serviced REO Property, as the case may be, shall be determined by the Special Servicer, if the highest offeror is a Person other than an Interested Person, and by the Trustee, if the highest offeror is an Interested Person; provided, that no offer from an Interested Person shall constitute a fair price unless it is the highest offer received. In determining whether any offer received from an Interested Person represents a fair price for any such Serviced REO Property, the Trustee shall be supplied with and shall rely on the most recent appraisal or Updated Appraisal conducted in accordance with this Agreement within the preceding 9-month period or in the absence of any such appraisal, on a narrative appraisal prepared by an Independent MAI appraiser selected by the Special Servicer if the Special Servicer or an Affiliate of the Special Servicer is not making an offer with respect to a Serviced REO Property (or by the Master Servicer if the Special Servicer is making such an offer). The cost of any such Updated Appraisal or narrative appraisal and any related costs and fees of the Trustee shall be covered by, and shall be reimbursable as, a Servicing Advance. In determining whether any offer from a Person other than an Interested Person constitutes a fair price for any such Serviced REO Property, the Special Servicer shall take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to this Agreement within the prior 9 months), and in determining whether any offer from an Interested Person constitutes a fair price for any such Serviced REO Property, any appraiser shall be instructed to take into account, as applicable, among other factors, the period and amount of the occupancy level and physical condition of the Mortgaged Property or Serviced REO Property, the state of the local economy and the obligation to dispose of any Serviced REO Property within the time period specified in Section 3.15(a) of this Agreement. The Purchase Price (which, in connection with the administration of a Serviced REO Property related to a Serviced Whole Loan, shall be construed and calculated as if the loans in such Serviced Whole Loan together constitute a single Mortgage Loan thereunder) for any Serviced REO Property shall in all cases be deemed a fair price. In addition, the Trustee shall be permitted to retain, at the expense of the related Interested Person, an independent third party to determine such fair price and will be permitted to conclusively rely on the opinion of such third party’s determination. Any costs and fees of the Trustee in connection with an offer by an Interested Person and the Trustee’s duties therewith shall be reimbursable by such Interested Person.

(i)                 Subject to subsections (g) and (h) above, the Special Servicer shall act on behalf of the Trustee (for the benefit of the Certificateholders and, in the case of a Serviced Whole Loan, the related Serviced Companion Loan Noteholders) in negotiating and taking any other action necessary or appropriate in connection with the sale of any Serviced REO Property, and the applicable collection of all amounts payable in connection therewith. In connection therewith, the Special Servicer may charge for its own account prospective offerors, and may retain, fees that approximate the Special Servicer’s actual costs in the preparation and delivery of information pertaining to such sales or exchanging offers without obligation to deposit such amounts into the Collection Account or, in the case of any Serviced Whole Loan, the applicable Serviced Whole Loan Collection Account. Any sale of a Serviced REO Property shall be final and without recourse to the Trustee or the Trust Fund (except such recourse to the Trust Fund imposed by those representations and warranties typically given in such transactions, any prorations applied thereto and any customary closing matters), and if such sale is consummated in accordance with the terms of this Agreement, none of the Special Servicer, the Master Servicer, the Depositor or the Trustee shall have any liability to any Certificateholder or Serviced Companion Loan Noteholder with respect to the purchase price therefor accepted by the Special Servicer or the Trustee.

(j)                 Any sale of a Serviced REO Property shall be for cash only.

(k)               Notwithstanding any of the foregoing paragraphs of this Section 3.16, the Special Servicer shall not be obligated to accept the highest cash offer if the Special Servicer determines, in its reasonable and good faith judgment, that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan, the related Serviced Companion Loan Noteholders (as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Noteholders constituted a single lender and with respect to any Serviced Whole Loan with a related Subordinate Companion Loan, taking into account the subordinate nature of such Subordinate Companion Loan), and the Special Servicer may accept a lower cash offer (from any Person other than itself or its Affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders (for example, if the prospective buyer making the lower offer is more likely to perform its obligations or the terms offered by the prospective buyer making the lower offer are more favorable) and, in the case of a Serviced Whole Loan, the related Serviced Companion Loan Noteholders (as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Noteholders constituted a single lender) (and with respect to any Serviced Whole Loan with a related Subordinate Companion Loan, taking into account the subordinate nature of such Subordinate Companion Loan).

(l)                 With respect to each defaulted Serviced Companion Loan, the Special Servicer shall generally have the right to sell such defaulted Serviced Companion Loan together with the related Mortgage Loan pursuant to the terms of the related Intercreditor Agreement as if such Mortgage Loan and Serviced Companion Loans were one whole loan on behalf of the Certificateholders and the related Serviced Companion Loan Noteholders. The Special Servicer shall provide notice and other information required under the related Intercreditor Agreement to the applicable Other Special Servicer as soon as practicable following its decision to attempt to sell, and prior to commencement or marketing of, any Serviced Companion Loan.

(m)             With respect to any Servicing Shift Mortgage Loan, if the Servicing Shift Mortgage Loan becomes a Defaulted Loan, the Special Servicer (or, on or after the applicable Servicing Shift Securitization Date, the Other Special Servicer under the Other Pooling and Servicing Agreement related Servicing Shift Mortgage Loan) will be required to sell such Mortgage Loan together with the related Companion Loan(s) as notes evidencing one whole loan, in accordance with the provisions of the related Intercreditor Agreement and this Agreement or the related Other Pooling and Servicing Agreement, as the case may be.

Section 3.17        Additional Obligations of the Master Servicer and the Special Servicer; Inspections. (a) The Master Servicer (at its own expense) (or, with respect to Specially

Serviced Loans and Serviced REO Properties, the Special Servicer) shall inspect or cause to be inspected each Mortgaged Property securing a Mortgage Loan (other than a Non-Serviced Mortgage Loan) that it is servicing at such times and in such manner as is consistent with the Servicing Standard, but in any event shall inspect each Mortgaged Property with a Stated Principal Balance (or in the case of a Mortgage Loan secured by more than one Mortgaged Property, having an Allocated Loan Amount) of (A) $[2,000,000] or more at least once every [12] months (commencing in 20[__]) and (B) less than $[2,000,000] at least once every [24] months (commencing in 20[__]), (or, in each case, at such decreased frequency as each Rating Agency shall have provided a Rating Agency Confirmation relating to the Certificates and Serviced Companion Loan Securities, if any); provided, that if a physical inspection has been performed by the Special Servicer in the previous twelve (12) months and the Master Servicer has no knowledge of a material change in the Mortgaged Property since such physical inspection, the Master Servicer will not be required to perform or cause to be performed, such physical inspection; provided, further, that if any scheduled payment becomes more than sixty (60) days delinquent on the related Mortgage Loan, the Special Servicer shall inspect or cause to be inspected the related Mortgaged Property as soon as practicable after such Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as such Mortgage Loan remains a Specially Serviced Loan. The reasonable cost of each such inspection performed in accordance with the Servicing Standard by the Special Servicer shall be paid by the Master Servicer as a Servicing Advance; provided, that if such Advance would be a Nonrecoverable Advance, then the cost of such inspections shall be an expense of the Trust payable out of general collections. With respect to a Serviced Whole Loan, the costs described in the preceding sentence above that relate to the applicable Serviced Whole Loan shall be paid out of amounts on deposit in the Serviced Whole Loan Collection Account related to such Serviced Whole Loan (allocated in accordance with the expense allocation provision of the related Intercreditor Agreement). If funds in the applicable Serviced Whole Loan Collection Account relating to a Serviced Whole Loan are insufficient, then any deficiency shall be paid from amounts on deposit in the Collection Account; provided that the Master Servicer shall, after receiving payment from amounts on deposit in the Collection Account, if any, (i) promptly notify the related Companion Loan Noteholder and (ii) use commercially reasonable efforts to exercise on behalf of the Trust any rights under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to the related Serviced Companion Loans from the related Companion Loan Noteholders. The Master Servicer or the Special Servicer, as applicable, shall prepare a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property securing a Mortgage Loan that it is servicing and specifying the existence of any material vacancies in such Mortgaged Property, any sale, transfer or abandonment of such Mortgaged Property of which it has actual knowledge, any material adverse change in the condition of the Mortgaged Property, or any visible material waste committed on applicable Mortgaged Property. The Master Servicer or Special Servicer, as applicable, shall send such reports to the 17g-5 Information Provider (who shall promptly post such reports to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), the related Other 17g-5 Information Provider (if any) and, upon request, to the Underwriters and the Initial Purchasers within 20 days of completion of the inspection report, each inspection report.

(b)               With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, as applicable, the Master Servicer (or the Special Servicer, in the

case of a Specially Serviced Loan) shall exercise the Trustee’s rights, in accordance with the Servicing Standard, with respect to the Manager under the related Loan Documents and Management Agreement, if any.

(c)               The Master Servicer shall deliver all Compensating Interest Payments (other than the portion of any Compensating Interest Payment allocated to a Serviced Pari Passu Companion Loan) to the Certificate Administrator for deposit in the Lower-Tier REMIC Distribution Account on each Master Servicer Remittance Date, without any right of reimbursement therefor. The Master Servicer shall deliver the portion of any Compensating Interest Payment allocated to a Serviced Pari Passu Companion Loan to the holder of the Serviced Companion Loan on each Master Servicer Remittance Date, without any right of reimbursement therefor.

(d)               The Master Servicer shall, as to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan that is secured by the interest of the related Borrower under a ground lease (or, with respect to a leasehold interest that is a space lease or an air rights lease, such space lease or air rights lease), promptly (and in any event within 60 days) after the Closing Date notify the related ground lessor of the transfer of such Mortgage Loan or Serviced Whole Loan to the Trust pursuant to this Agreement and inform such ground lessor that any notices of default under the related ground lease (or, with respect to a leasehold interest that is a space lease or an air rights lease, the related space lease or air rights lease) should thereafter be forwarded to the Master Servicer.

(e)               The Master Servicer shall, to the extent consistent with the Servicing Standard and permitted by the related Loan Documents, not apply any funds with respect to a Mortgage Loan or Serviced Whole Loan (whether arising in the form of a holdback, earnout reserve, cash trap or other similar feature) to the prepayment of the related Mortgage Loan or Serviced Whole Loan prior to an event of default or reasonably foreseeable event of default with respect to such Mortgage Loan or Serviced Whole Loan. Prior to an event of default or reasonably foreseeable event of default any such amounts described in the immediately preceding sentence shall be held by the Master Servicer as additional collateral for the related Mortgage Loan or Serviced Whole Loan.

Section 3.18        Authenticating Agent. The Certificate Administrator may appoint an Authenticating Agent to execute and to authenticate Certificates. The Authenticating Agent must be acceptable to the Depositor and must be a corporation organized and doing business under the laws of the United States of America or any state, having a principal office and place of business in a state and city acceptable to the Depositor, having a combined capital and surplus of at least $15,000,000, authorized under such laws to do a trust business and subject to supervision or examination by federal or state authorities. The Certificate Administrator shall serve as the initial Authenticating Agent.

Any corporation into which the Authenticating Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Authenticating Agent shall be party, or any corporation succeeding to the corporate agency business of the Authenticating Agent, shall be the

Authenticating Agent without the execution or filing of any paper or any further act on the part of the Certificate Administrator or the Authenticating Agent.

The Authenticating Agent may at any time resign by giving at least 30 days’ advance written notice of resignation to the Certificate Administrator, the Trustee, the Depositor and the Master Servicer. The Certificate Administrator may at any time terminate the agency of the Authenticating Agent by giving written notice of termination to the Authenticating Agent, the Depositor and the Master Servicer. Upon receiving a notice of resignation or upon such a termination, or in case at any time the Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section 3.18, the Certificate Administrator may appoint a successor Authenticating Agent, which shall be acceptable to the Depositor, and shall mail notice of such appointment to all Certificateholders. Any successor Authenticating Agent upon acceptance of its appointment hereunder shall become vested with all the rights, powers, duties and responsibilities of its predecessor hereunder, with like effect as if originally named as Authenticating Agent herein. No successor Authenticating Agent shall be appointed unless eligible under the provisions of this Section 3.18.

The Authenticating Agent shall have no responsibility or liability for any action taken by it as such at the direction of the Certificate Administrator. Any compensation paid to the Authenticating Agent shall be an unreimbursable expense of the Certificate Administrator, as applicable.

Section 3.19        Appointment of Custodians. The Certificate Administrator shall be the initial Custodian hereunder. The Certificate Administrator may appoint one or more additional Custodians to hold all or a portion of the Mortgage Files on behalf of the Trustee and otherwise perform the duties set forth in Article II, by entering into a Custodial Agreement with any Custodian who is not the Depositor. The Certificate Administrator agrees to comply with the terms of each Custodial Agreement and to enforce the terms and provisions thereof against the Custodian for the benefit of the Certificateholders. The Certificate Administrator shall not be liable for any act or omission of the Custodian under the Custodial Agreement. Each Custodian shall be a depository institution subject to supervision by federal or state authority, shall have a combined capital and surplus of at least $10,000,000, shall have a long-term debt rating of at least “[___]” from [___], “[___]” from [___], “[___]” from [___] (or, if not rated by [___], an equivalent (or higher) rating by any two other NRSROs) and, if rated by [___], an equivalent rating from [___]. Each Custodial Agreement may be amended only as provided in Section 12.08 of this Agreement. Any compensation paid to the Custodian shall be an unreimbursable expense of the Certificate Administrator. If the Custodian is an entity other than the Certificate Administrator, the Custodian shall maintain a fidelity bond in the form and amount that are customary for securitizations similar to the securitization evidenced by this Agreement. The Custodian shall be deemed to have complied with this provision if one of its Affiliates has such fidelity bond coverage and, by the terms of such fidelity bond, the coverage afforded thereunder extends to the Custodian. In addition, the Custodian shall keep in force during the term of this Agreement a policy or policies of insurance covering loss occasioned by the errors and omissions of its officers and employees in connection with its obligations hereunder in the form and amount that are customary for securitizations similar to the securitization evidenced by this Agreement. All fidelity bonds and policies of errors and omissions insurance obtained under this Section 3.19 shall be issued by a Qualified Insurer.

Section 3.20        Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts. The Master Servicer shall administer each Lock-Box Account, Cash Collateral Account, Escrow Account and Reserve Account in accordance with the related Mortgage or Loan Agreement, Cash Collateral Account Agreement or Lock-Box Agreement, if any relating to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loans it is servicing.

Section 3.21        Servicing Advances. (a) The Master Servicer (or, to the extent provided in Section 3.21(c) of this Agreement, the Trustee) to the extent specifically provided for in this Agreement, shall make any Servicing Advances as and to the extent otherwise required pursuant to the terms hereof with respect to the Mortgage Loans (other than Non-Serviced Mortgage Loans) or Serviced Whole Loans that it is servicing. For purposes of distributions to Certificateholders and compensation to the Master Servicer, the Special Servicer or the Trustee, Servicing Advances shall not be considered to increase the Stated Principal Balance of any such Mortgage Loan or Serviced Whole Loan, notwithstanding that the terms of such Mortgage Loan or Serviced Whole Loans so provide.

(b)               Notwithstanding anything in this Agreement to the contrary, the Special Servicer shall give the Master Servicer not less than five Business Days’ written notice with respect to any Servicing Advance to be made on any Specially Serviced Loan, before the date on which the Master Servicer is required to make such Servicing Advance with respect to such Specially Serviced Loan or Serviced REO Loan; provided, that the Special Servicer shall be required to provide the Master Servicer with only two Business Days’ written notice in respect of Servicing Advances required to be made on an urgent or emergency basis (which may include, without limitation, Servicing Advances required to make tax or insurance payments). If the Master Servicer or the Trustee makes a Servicing Advance with respect to any Serviced Whole Loan then it shall provide written notice to the related Other Servicer, Other Special Servicer and Other Trustee of the amount of such Servicing Advance with respect to such Serviced Whole Loan as part of its monthly report following the making of such Servicing Advance.

(c)               The Master Servicer shall notify the Trustee and the Certificate Administrator in writing promptly upon, and in any event within one Business Day after, becoming aware that it will be unable to make any Servicing Advance required to be made pursuant to the terms hereof, and in connection therewith, shall set forth in such notice the amount of such Servicing Advance, the Person to whom it is to be paid, and the circumstances and purpose of such Servicing Advance, and shall set forth therein information and instructions for the payment of such Servicing Advance, and, on the date specified in such notice for the payment of such Servicing Advance, or, if the date for payment has passed or if no such date is specified, then within five Business Days following such notice, the Trustee, subject to the provisions of Section 3.21(d) of this Agreement, shall pay the amount of such Servicing Advance in accordance with such information and instructions.

(d)               The Special Servicer shall promptly furnish any party required to make Servicing Advances hereunder with any information in its possession regarding the Specially Serviced Loans and REO Properties as such party required to make Servicing Advances may reasonably request for purposes of making recoverability determinations. Notwithstanding anything to the contrary in this Agreement, the Special Servicer shall have no obligation to make an affirmative determination that any Advance is, or would be, a Nonrecoverable Advance, and in the absence of a determination by the Special Servicer that such an Advance is a Nonrecoverable Advance, then all such decisions shall remain with the Master Servicer or Trustee, as applicable.

Notwithstanding anything herein to the contrary, no Servicing Advance shall be required hereunder if the Person otherwise required to make such Servicing Advance determines that such Servicing Advance would, if made, constitute a Nonrecoverable Servicing Advance. In addition, the Master Servicer shall not make any Servicing Advance to the extent that it has received written notice that the Special Servicer has determined (if no Consultation Termination Event has occurred, in consultation with the Directing Holder) that such Servicing Advance would, if made, constitute a Nonrecoverable Servicing Advance. In making such recoverability determination, such Person will be entitled to (i) give due regard to the existence of any Nonrecoverable Advance or Workout-Delayed Reimbursement Amount with respect to other Mortgage Loans, the recovery of which, at the time of such consideration, is being deferred or delayed by the Master Servicer or the Trustee, as applicable, in light of the fact that proceeds on the related Mortgage Loan (or the related Serviced Whole Loan, as applicable) are a source of recovery not only for the Servicing Advance under consideration, but also as a potential source of recovery of such Nonrecoverable Advance or Workout-Delayed Reimbursement Amount which is being or may be deferred or delayed and (ii) consider (among other things) the obligations of the Borrower under the terms of the related Mortgage Loan (or the related Serviced Whole Loan, as applicable) as it may have been modified, (iii) consider (among other things) the related Mortgaged Properties in their “as is” or then current conditions and occupancies, as modified by such party’s assumptions (consistent with the Servicing Standard in the case of the Master Servicer or the Special Servicer) regarding the possibility and effects of future adverse changes with respect to such Mortgaged Properties, (iv) estimate and consider (consistent with the Servicing Standard in the case of the Master Servicer or the Special Servicer) (among other things) future expenses and (v) estimate and consider (among other things) the timing of recoveries.

The Master Servicer, the Special Servicer and the Trustee, as applicable, shall consider Unliquidated Advances in respect of prior Servicing Advances for purposes of nonrecoverability determinations as if such Unliquidated Advances were unreimbursed Servicing Advances. If an Appraisal of the related Mortgaged Property shall not have been obtained within the prior 9 month period (and the Master Servicer and the Trustee shall each request any such appraisal from the Special Servicer prior to ordering an Appraisal pursuant to this sentence) or if such an Appraisal shall have been obtained but as a result of unforeseen occurrences, such Appraisal does not, in the good faith determination of the Master Servicer, the Special Servicer or the Trustee, reflect current market conditions, and the Master Servicer or the Trustee, as applicable, and the Special Servicer cannot agree on the appropriate downward adjustment to such Appraisal, the Master Servicer, the Special Servicer or the Trustee, as the case may be, may, subject to its reasonable and good faith determination that such Appraisal will demonstrate the nonrecoverability of the related Advance, obtain an Appraisal for such purpose at the expense of the Trust Fund (and, in the case of any Serviced Whole Loan, such expense shall be allocated in accordance with the allocation provisions of the related Intercreditor Agreement).

Any determination by the Master Servicer, Special Servicer or the Trustee that the Master Servicer or Trustee, as the case may be, has made a Servicing Advance that is a Nonrecoverable Servicing Advance or any determination by the Master Servicer, the Special Servicer or the Trustee that any proposed Servicing Advance, if made, would constitute a Nonrecoverable Servicing Advance shall be evidenced in the case of the Master Servicer or the Special Servicer by a certificate of a Servicing Officer delivered to the other, to the Trustee, the Directing Holder (but only if no Consultation Termination Event has occurred), the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator, any related Companion Loan holder(s) and the Depositor and, in the case of the Trustee, by a certificate of a Responsible Officer of the Trustee, delivered to the Depositor, the Directing Holder (but only if no Consultation Termination Event has occurred), the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator, any related Companion Loan holder(s), the Master Servicer and the Special Servicer, which in each case sets forth such nonrecoverability determination and the considerations of the Master Servicer, the Special Servicer or the Trustee, as applicable, forming the basis of such determination (such certificate accompanied by, to the extent available, income and expense statements, rent rolls, occupancy status, property inspections and other information used by the Master Servicer, the Special Servicer or the Trustee, as applicable, to make such determination, together with any existing Appraisal or any Updated Appraisal); provided, that the Special Servicer may, at its option, make a determination in accordance with the Servicing Standard, that any Servicing Advance previously made or proposed to be made is nonrecoverable and shall deliver to the Master Servicer, the Certificate Administrator, the Directing Holder (but only if no Consultation Termination Event has occurred), the Operating Advisor, the Asset Representations Reviewer, the Trustee, the related Serviced Companion Loan Noteholder (if any) and the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), notice of such determination. Any such determination shall be conclusive and binding on the Master Servicer, the Special Servicer and the Trustee. Notwithstanding the foregoing, the Special Servicer shall have no obligation to make an affirmative determination that any Advance is, or would be, a Nonrecoverable Advance, and in the absence of a determination by the Special Servicer that such an Advance is a Nonrecoverable Advance, then all such decisions shall remain with the Master Servicer.

Any such Person may update or change its recoverability determinations at any time (but not reverse any other Person’s determination or prohibit any such other authorized Person from making a determination, that a Servicing Advance is a Nonrecoverable Advance) and (consistent with the Servicing Standard in the case of the Master Servicer or the Special Servicer) may obtain, at the expense of the Trust (and, in the case of a Serviced Whole Loan, such expense shall be allocated in accordance with the allocation provisions of the related Intercreditor Agreement), any analysis, Appraisals or market value estimates or other information for such purposes. Absent bad faith, any such determination as to the recoverability of any Servicing Advance shall be conclusive and binding on the Certificateholders and the Serviced Companion Loan Noteholders.

Notwithstanding the above, the Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination by the Master Servicer and the Master Servicer, the Trustee and the Certificate Administrator shall be bound by any determination of the Special Servicer that a Servicing Advance, if made, would be a Nonrecoverable Servicing

Advance. The Trustee, in determining whether or not a Servicing Advance previously made is, or a proposed Servicing Advance, if made, would be, a Nonrecoverable Servicing Advance shall use its reasonable judgment.

With respect to the payment of insurance premiums and delinquent tax assessments, if the Master Servicer determines that a Servicing Advance of such amounts would constitute a Nonrecoverable Advance, the Master Servicer shall deliver notice of such determination to the Trustee, the Certificate Administrator and the Special Servicer. Upon receipt of such notice, the Master Servicer (with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan that is not a Specially Serviced Loan) and the Special Servicer (with respect to any Specially Serviced Loan or REO Property) shall determine (with the reasonable assistance of the Master Servicer) whether the payment of such amount (i) is necessary to preserve the related Mortgaged Property and (ii) would be in the best interests of the Certificateholders and, in the case of any Serviced Companion Loans, the related Serviced Companion Loan Noteholders (as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Noteholders constituted a single lender (and with respect to any Serviced Whole Loan with a related Subordinate Companion Loan, taking into account the subordinate nature of such Subordinate Companion Loan)). If the Master Servicer or the Special Servicer determines that the payment of such amount (i) is necessary to preserve the related Mortgaged Property and (ii) would be in the best interests of the Certificateholders and, in the case of any Serviced Companion Loan, the related Serviced Companion Loan Noteholder, the Special Servicer (in the case of a determination by the Special Servicer) shall direct the Master Servicer in writing to make such payment and the Master Servicer shall make such payment, to the extent of available funds, from amounts in the Collection Account or, if a Serviced Whole Loan is involved, from amounts in the applicable Serviced Whole Loan Collection Account.

Notwithstanding anything to the contrary contained in this Section 3.21, the Master Servicer may elect (but shall not be required) to make a payment out of the Collection Account to pay for certain expenses specified in this sentence notwithstanding that the Master Servicer has determined that a Servicing Advance with respect to such expenditure would be a Nonrecoverable Servicing Advance (unless, with respect to Specially Serviced Loans or Serviced REO Loans, the Special Servicer has notified the Master Servicer to not make such expenditure), where making such expenditure would prevent (i) the related Mortgaged Property from being uninsured or being sold at a tax sale or (ii) any event that would cause a loss of the priority of the lien of the related Mortgage, or the loss of any security for the related Mortgage Loan; provided that in each instance, the Master Servicer determines in accordance with the Servicing Standard (as evidenced by a certificate of a Servicing Officer delivered to the Trustee and the Certificate Administrator) that making such expenditure is in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan, the related Serviced Companion Loan Noteholders (as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Noteholders constituted a single lender (and with respect to any Serviced Whole Loan with a related Subordinate Companion Loan, taking into account the subordinate nature of such Subordinate Companion Loan)). The Master Servicer may elect to obtain reimbursement of Nonrecoverable Servicing Advances from the Trust Fund in accordance with Section 3.06 of this Agreement.

(e)               The Master Servicer and/or the Trustee, as applicable, shall be entitled to the reimbursement of Servicing Advances made by any of them to the extent permitted pursuant to Section 3.06 of this Agreement, if applicable, of this Agreement, together with any related Advance Interest Amount in respect of such Servicing Advances, and the Master Servicer, the Special Servicer and the Trustee each hereby covenants and agrees to promptly seek and effect the reimbursement of such Servicing Advances from the related Borrowers to the extent permitted by applicable law and the related Loan Documents.

The parties acknowledge that, pursuant to the applicable Other Pooling and Servicing Agreement, the applicable Other Servicer is obligated to make Servicing Advances with respect to the related Non-Serviced Mortgage Loan. The Other Servicer, the Other Special Servicer (to the extent it has made an advance), the Other Trustee or fiscal agent or other Persons making advances under the applicable Other Pooling and Servicing Agreement shall be entitled to reimbursement in accordance with Section 3.06(b) of this Agreement for the pro rata portion (based on Stated Principal Balance) of the related Mortgage Loan (after amounts allocated to the related Subordinate Companion Loan, if any) with respect to any Servicing Advance that is nonrecoverable (with, in each case, any pro rata portion of accrued and unpaid interest thereon provided for under the Other Pooling and Servicing Agreement) in the manner set forth in the Other Pooling and Servicing Agreement and the related Intercreditor Agreement, as applicable.

With respect to any Serviced Whole Loan, if the Master Servicer, the Special Servicer or Trustee, as applicable, determines that a proposed Servicing Advance with respect to such Serviced Whole Loan, if made, or any outstanding Servicing Advance with respect to any such Mortgage Loan previously made, would be, or is, as applicable, a Nonrecoverable Advance, the Master Servicer or Trustee, as applicable, shall provide the Other Servicer, Other Special Servicer and the Other Trustee under each related Other Pooling and Servicing Agreement with written notice of such determination, together with supporting evidence for such determination within two (2) Business Days after such determination or such longer time period permitted by the applicable Intercreditor Agreement.

Section 3.22        Appointment and Replacement of Special Servicer. (a) [NAME OF SPECIAL SERVICER] is hereby appointed as the initial Special Servicer to service each Specially Serviced Loan.

(b)               For so long as no Control Termination Event has occurred and is continuing [and subject to the right of the Operating Advisor to recommend the termination of the Special Servicer and recommend a replacement Special Servicer and the right of the Certificateholders to approve the replacement of the Special Servicer with such replacement Special Servicer pursuant to this Section 3.22(b),] [APPLICABLE TO OFFERINGS THAT SATISFY RISK RETENTION REQUIREMENTS THROUGH THIRD PARTY PURCHASER OF HORIZONTAL RESIDUAL INTEREST], the Directing Holder shall be entitled to terminate the rights (subject to Section 3.05, Section 3.12 and Section 6.03(a) of this Agreement) and obligations of the Special Servicer under this Agreement, with or without cause, and appoint a successor Special Servicer pursuant to Section 7.02 of this Agreement, upon ten (10) Business Days’ notice to the Special Servicer, the Master Servicer, the Paying Agent, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trustee; provided that, with respect to any Serviced Whole Loan, the related Directing Holder’s right to terminate the rights and obligations of the Special Servicer under this Agreement with respect to such Serviced Whole Loan shall be subject to the limitations set forth in the related Intercreditor Agreement; provided, further that with respect to a Servicing Shift Whole Loan, the limitations on termination without cause set forth in clause (b) shall not apply to the related Loan-Specific Directing Holder’s right to terminate the Special Servicer’s rights and obligations under this Agreement without cause with respect to such Servicing Shift Whole Loan pursuant to the terms of the related Intercreditor Agreement. For the sake of clarity, the recommendation of replacement of the Special Servicer by the Operating Advisor and the approval of the Certificateholders of a Qualified Replacement Special Servicer shall not preclude the Directing Holder from appointing a replacement special servicer, provided that such replacement may not be the removed Special Servicer or its Affiliate.

(c)               [APPLICABLE TO OFFERINGS THAT SATISFY RISK RETENTION REQUIREMENTS THROUGH THIRD PARTY PURCHASER OF HORIZONTAL RESIDUAL INTEREST] [Following the occurrence of a Consultation Termination Event, subject to the immediately succeeding paragraph, if the Operating Advisor determines that the Special Servicer is not performing its duties as required hereunder or is otherwise not acting in accordance with the Servicing Standard, the Operating Advisor shall deliver to the Trustee and to the Certificate Administrator, with a copy to the Special Servicer, a written report setting forth the reasons supporting its recommendation (along with any information the Operating Advisor considered relevant to its recommendation) and recommending a replacement special servicer; provided, that in no event shall the information or any other content included in such written recommendation contravene any provision of this Agreement. In such event, the Certificate Administrator shall promptly post notice to all Certificateholders of such recommendation and the related report on the Certificate Administrator’s Website, and by mail (or through the DTC system, as applicable), and shall conduct the solicitation of votes of all Certificates in such regard. Subsequently, upon (i) the written direction of Holders of Sequential Pay Certificates and Class [PEZ] Certificates evidencing at least a majority of the aggregate outstanding Certificate Balance of all Sequential Pay Certificates and Class [PEZ] Certificates whose holders voted on the matter (which vote shall occur not more than 180 days from the date the Certificate Administrator posts such recommendation on the Certificate Administrator’s Website; provided that if such written direction is not provided within 180 days of the posting of the initial request for a vote to terminate and replace the Special Servicer, then such written direction shall have no force and effect) and (ii) receipt of a Rating Agency Confirmation from each Rating Agency with respect to the Certificates and, if such successor Special Servicer shall also specially service a Serviced Whole Loan, any class of related Serviced Companion Loan Securities, by the Trustee following satisfaction of the foregoing clause (i), the Trustee shall (x) terminate all of the rights and obligations of the Special Servicer under this Agreement and appoint a successor Special Servicer approved by the Certificateholders; provided such termination is subject to the terminated Special Servicer's rights to indemnification, payment of outstanding fees and other compensation, reimbursement of advances and other rights set forth in this Agreement which survive termination and (y) promptly notify such outgoing Special Servicer of the effective date of such termination. The reasonable out-of-pocket costs and expenses associated with administering such vote shall be an Additional Trust Fund Expense. If the Trustee does not receive at least 50% of the requested votes, then the Trustee shall not remove the Special Servicer. Prior to the appointment of any replacement special servicer, such replacement special servicer shall have agreed to succeed to the obligations of the Special Servicer under this

Agreement and to act as the Special Servicer’s successor hereunder. No penalty or fee shall be payable to the terminated Special Servicer with respect to any termination pursuant to this Section 3.22(c).]

(d)               [APPLICABLE TO OFFERINGS THAT SATISFY RISK RETENTION REQUIREMENTS THROUGH THIRD PARTY PURCHASER OF HORIZONTAL RESIDUAL INTEREST] [If the Operating Advisor determines, in its sole discretion exercised in good faith, that (i) the Special Servicer is not performing its duties as required hereunder or is otherwise not acting in accordance with the Servicing Standard, and (ii) the replacement of the Special Servicer would be in the best interest of the Certificateholders as a collective whole, the Operating Advisor shall deliver to the Trustee and the Certificate Administrator, with a copy to the Special Servicer, a written recommendation setting forth the reasons supporting its position (along with any information the Operating Advisor considered relevant to its recommendation) and recommending a replacement special servicer; provided, that in no event shall the information or any other content included in such written recommendation contravene any provision of this Agreement and recommending a suggested replacement special servicer, which shall satisfy the requirements set forth in Section 3.22(f). In such event, the Certificate Administrator shall promptly post notice to all Certificateholders of such recommendation on the Certificate Administrator’s Website, and by mail conduct the solicitation of votes of all Certificates in such regard. Upon (i) the affirmative vote of Holders of Sequential Pay Certificates and the Class [PEZ] Certificates evidencing representing a majority of the aggregate outstanding Certificate Balance of all Sequential Pay Certificates and Class [PEZ] Certificates whose holders voted on the matter; provided, that holders of Sequential Pay Certificates and Class [PEZ] Certificates that so voted on the matter (A) hold Sequential Pay Certificates and Class [PEZ] Certificates representing at least 20% of the outstanding Certificate Balance of all Sequential Pay Certificates and Class [PEZ] Certificates on an aggregate basis (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Sequential Pay Certificates and Class [PEZ] Certificates on an aggregate basis, and (B) consist of at least three Certificateholders or Certificate Owners that are not affiliated with each other and (ii) receipt of Rating Agency Confirmation from each Rating Agency with respect to the termination of the Special Servicer and the appointment of a successor special servicer recommended by the Operating Advisor by the Certificate Administrator following satisfaction of the foregoing clause (i), the Trustee shall (i) terminate all of the rights and obligations of the Special Servicer under this Agreement and appoint such successor Special Servicer and (ii) promptly notify such outgoing Special Servicer of the effective date of such termination. The reasonable out of pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with obtaining such Rating Agency Confirmations and administering such vote and the Operating Advisor’s identification of a replacement Special Servicer shall be an additional expense of the Trust . In the event that the Certificate Administrator does not receive the affirmative vote of at least a majority of the quorum described in clause (i) of the preceding sentence, then the Certificate Administrator shall have no obligation to remove the Special Servicer. Prior to the appointment of any replacement special servicer, such replacement special servicer shall have agreed to succeed to the obligations of the Special Servicer under this Agreement and to act as the Special Servicer’s successor hereunder.]

(e)               If a Control Termination Event has occurred and is continuing and upon (a) the written direction of holders of Sequential Pay Certificates and Class [PEZ] Certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the Certificates pursuant to Section 4.08 of this Agreement) of the Sequential Pay Certificates and Class [PEZ] Certificates requesting a vote to replace the Special Servicer (other than with respect to a Servicing Shift Whole Loan) with a new special servicer designated in such written direction, (b) payment by such holders to the Certificate Administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the Certificate Administrator in connection with administering such vote and (c) delivery by such holders to the Certificate Administrator and the Trustee of a Rating Agency Confirmation from each Rating Agency with respect to the Certificates and, if such successor Special Servicer shall also specially service a Serviced Whole Loan, any class of related Serviced Companion Loan Securities, the Certificate Administrator shall promptly provide written notice to all Certificateholders of such request by posting such notice on the Certificate Administrator’s Website, and by mail (or through the DTC system, as applicable), and conduct the solicitation of votes of all Certificates in such regard. Subsequently, if a Control Termination Event has occurred and is continuing, upon the written direction of (i) holders of Sequential Pay Certificates and Class [PEZ] Certificates evidencing at least 66-2/3% of a Certificateholder Quorum of Certificates or (ii) holders of Non-Reduced Certificates evidencing more than 50% of the Voting Rights of each Class of Non-Reduced Certificates (provided, that for purposes of such Voting Rights, the Class [__] Certificates and the Class [PEZ] Component [___] shall be considered as if they together constitute a single “Class” of Sequential Pay Certificates, the Class [__] Certificates and the Class [PEZ] Component [___] shall be considered as if they together constitute a single “Class” of Sequential Pay Certificates, the Class [__] Certificates and the Class [PEZ] Component [___] shall be considered as if they together constitute a single “Class” of Sequential Pay Certificates and the Holders of the Class [PEZ] Certificates shall have the Voting Rights so allocated to the Class [PEZ] Components and no other Voting Rights), the Trustee shall (x) terminate all of the rights and obligations of the Special Servicer under this Agreement and appoint the successor Special Servicer designated by such Certificateholders (other than with respect to a Servicing Shift Whole Loan), provided such termination is subject to the terminated Special Servicer's rights to indemnification, payment of outstanding fees and other compensation, reimbursement of advances and other rights set forth in this Agreement which survive termination and (y) promptly notify such outgoing Special Servicer of the effective date of such termination; provided that if such written direction is not provided within 180 days of the notice from the Certificate Administrator of the request for a vote to terminate and replace the Special Servicer, then such written direction shall have no force and effect. The reasonable fees and out-of-pocket costs associated with administering such vote shall be an Additional Trust Fund Expense. The Certificate Administrator shall include on each Distribution Date Statement a statement that each Certificateholder and Certificate Owner may access notices on the Certificate Administrator’s Website and each Certificateholder and Certificate Owner may register to receive email notifications when such notices are posted on the Certificate Administrator’s Website; provided that the Certificate Administrator shall be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting such notices.

(f)                The Trustee shall, promptly after receiving any removal notice pursuant to Section 3.22(b) of this Agreement or direction to terminate pursuant to Section 3.22(c) or Section 3.22(e) of this Agreement, so notify the Certificate Administrator, the related Serviced Companion Loan Noteholder (if any) and the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement). The termination of the Special Servicer and appointment of a successor Special Servicer pursuant to this Section 3.22 shall not be effective until (i) the Trustee receives from each Rating Agency a Rating Agency Confirmation or, if such successor Special Servicer shall also specially service a Serviced Whole Loan, a Serviced Companion Loan Rating Agency Confirmation, (ii) the successor special servicer has assumed all of its responsibilities, duties and liabilities hereunder pursuant to a writing reasonably satisfactory to the Trustee, (iii) receipt by the Trustee of an Opinion of Counsel to the effect that (x) the designation of such replacement to serve as Special Servicer is in compliance with this Agreement, (y) such replacement will be bound by the terms of this Agreement and (z) this Agreement will be enforceable against such replacement in accordance with its terms, (iv) the replacement Special Servicer certifies that such replacement special servicer satisfies all related qualifications set forth in the Intercreditor Agreement relating to such Serviced Companion Loan and (v) receipt by the Certificate Administrator (with a confirmation of such receipt delivered to the Trustee) of notice and information required to be delivered by the successor Special Servicer under Section 10.03 of this Agreement. Any successor Special Servicer shall make the representations and warranties provided for in Section 2.04(b) of this Agreement mutatis mutandis. In no event may a successor Special Servicer be a current or former Operating Advisor or any Affiliate of such current or former Operating Advisor or a current or former Asset Representations Reviewer. Further, such successor shall be a Person that (i) satisfies all of the eligibility requirements applicable to the special servicer contained in this Agreement, (ii) is not obligated or allowed to pay the Operating Advisor any fees or otherwise compensate the Operating Advisor (x) in respect of its obligations under this Agreement or (y) for the appointment of the successor Special Servicer or the recommendation by the Operating Advisor for the replacement Special Servicer to become the Special Servicer, (iii) is not entitled to receive any compensation from the Operating Advisor other than compensation that is not material and is unrelated to the Operating Advisor’s recommendation that such party be appointed as the replacement special servicer, (iv) is not entitled to receive any fee from the Operating Advisor for its appointment as successor Special Servicer, in each case, unless expressly approved by 100% of the Certificateholders, [(v) is not a special servicer that has been cited by [NAME OF RATING AGENCY] as having servicing concerns as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a rating downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination, (vi) currently has a special servicer rating of at least [SPECIFIC MINIMUM RATING] from [NAME OF RATING AGENCY] and (vii) is not a special servicer that has been cited by [NAME OF RATING AGENCY] as having servicing concerns as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a rating downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination]. In addition, any replacement Special Servicer that will service any Serviced Whole Loan shall meet any requirements specified in the related Intercreditor Agreement or, if applicable, the related Other Pooling and Servicing Agreement.

The existing Special Servicer shall be deemed to have been removed simultaneously with such designated Person’s becoming the Special Servicer hereunder; provided, that the Special Servicer removed pursuant to this Section shall be entitled to receive, and shall have received, all amounts accrued or owing to it under this Agreement on or prior to the effective date of such resignation and it shall continue to be entitled to any rights that accrued prior to the date of such resignation (including the right to receive all fees, expenses and other amounts accrued or owing to it under this Agreement, plus the right to receive any Workout Fee specified in Section 3.12(c) of this Agreement if the Special Servicer is terminated and any indemnification rights that the Special Servicer is entitled to pursuant to Section 6.03(a) of this Agreement) notwithstanding any such removal. Such removed Special Servicer shall cooperate with the Trustee and the replacement Special Servicer in effecting the termination of the resigning Special Servicer’s responsibilities and rights hereunder, including without limitation the transfer within two Business Days to the successor Special Servicer for administration by it of all cash amounts that are thereafter received with respect to the Mortgage Loans and, if applicable, Whole Loans.

(g)               The appointment of any such successor Special Servicer shall not relieve the Master Servicer or the Trustee of their respective obligations to make Advances as set forth herein; provided, that neither the Trustee nor the Master Servicer shall be liable for any actions or any inaction of such successor Special Servicer. Any termination fee payable to the terminated Special Servicer (and it is acknowledged that there is no such fee payable in the event of a termination for breach of this Agreement) shall be paid by the Certificateholders or the Directing Holder, as applicable, so terminating the Special Servicer and shall not in any event be an expense of the Trust Fund or any Serviced Companion Loan Noteholder (unless such Serviced Companion Loan Noteholder is the Directing Holder).

(h)               If a replacement special servicer is appointed with respect to a Serviced Whole Loan or any related Serviced REO Property in accordance with this Section 3.22 such that there are multiple parties acting as Special Servicer hereunder, then, unless the context clearly requires otherwise: (i) when used in the context of imposing duties and obligations on the Special Servicer hereunder or the performance of such duties and obligations, the term “Special Servicer” shall mean the applicable Serviced Whole Loan Special Servicer, insofar as such duties and obligations relate to the subject Serviced Whole Loan or any related Serviced REO Property, and shall mean the General Special Servicer (as defined below in clause (h)), in all other cases (provided, that in Section 3.14 and Article VII of this Agreement, the term “Special Servicer” shall mean each of the Serviced Whole Loan Special Servicers and the General Special Servicer); (ii) when used in the context of identifying the recipient of any information, funds, documents, instruments and/or other items, the term “Special Servicer” shall mean the applicable Serviced Whole Loan Special Servicer, insofar as such information, funds, documents, instruments and/or other items relate to the subject Serviced Whole Loan or any related Serviced REO Property, and shall mean the General Special Servicer, in all other cases; (iii) when used in the context of granting the Special Servicer the right to purchase Defaulted Mortgage Loans pursuant to Section 3.16 of this Agreement, the term “Special Servicer” shall mean the General Special Servicer only; (iv) when used in the context of granting the Special Servicer the right to purchase all of the Mortgage Loans and all other property held by the Trust Fund pursuant to Section 9.01 of this Agreement, the term “Special Servicer” shall mean the General Special Servicer only; (v) when used in the context of the Special Servicer being replaced pursuant to this Section 3.22 by the applicable Directing Holder, the term “Special Servicer” shall mean the General Special Servicer or the Serviced Whole Loan Special Servicer, if applicable; (vi) when used in the context of granting the Special Servicer any protections, limitations on liability, immunities and/or indemnities hereunder, the term “Special Servicer” shall mean each of the Serviced Whole Loan Special Servicers and the General Special Servicer; and (vii) when used in the context of requiring indemnification from, imposing liability on, or exercising any remedies against, the Special Servicer for any breach of a representation, warranty or covenant hereunder or for any negligence, bad faith or willful misconduct in the performance of duties and obligations hereunder or any negligent disregard of such duties and obligations or otherwise holding the Special Servicer responsible for any of the foregoing, the term “Special Servicer” shall mean the applicable Serviced Whole Loan Special Servicer or the General Special Servicer, as applicable.

(i)                 References in this Section 3.22 to “General Special Servicer” mean the Person performing the duties and obligations of special servicer with respect to the Mortgage Pool (exclusive of any Whole Loan or related REO Property as to which a different Serviced Whole Loan Special Servicer has been appointed with respect thereto).

(j)                 No penalty or fee shall be payable to the terminated Special Servicer with respect to any termination pursuant to this Section 3.22. All costs and expenses of any such termination made without cause shall be paid by the Controlling Class Certificateholders.

(k)               Notwithstanding anything to the contrary contained in this Section 3.22, with respect to any Excluded Special Servicer Mortgage Loan, if any, the Special Servicer shall resign with respect to such Excluded Special Servicer Mortgage Loan.

In the event the Special Servicer is required to resign as Special Servicer with respect to any Excluded Special Servicer Mortgage Loan because it obtains knowledge that it is a Borrower Party prior to the occurrence and continuance of a Consultation Termination Event, then (i) if the Excluded Special Servicer Mortgage Loan is not also an Excluded Loan, then the Directing Holder shall appoint (and replace with or without cause) the Excluded Special Servicer, as successor to the resigning Special Servicer, in accordance with this Agreement for the Excluded Special Servicer Mortgage Loan, (ii) if the Excluded Special Servicer Mortgage Loan is also an Excluded Loan, then the largest Controlling Class Certificateholder (by Certificate Balance) that is not an Excluded Controlling Class Holder shall appoint (and replace with or without cause) the Excluded Special Servicer for the Excluded Special Servicer Mortgage Loan, and (iii) if there is no Controlling Class Certificateholder that is not an Excluded Controlling Class Holder, then the resigning Special Servicer shall use reasonable efforts to appoint the Excluded Special Servicer for the Excluded Special Servicer Mortgage Loan.

In the event the Special Servicer is required to resign as Special Servicer with respect to any Excluded Special Servicer Mortgage Loan because it obtains knowledge that it is a Borrower Party and either (i) a Consultation Termination Event has occurred and is continuing or (ii) there is no Controlling Class Certificateholder that is not an Excluded Controlling Class Holder, then the resigning Special Servicer shall use reasonable efforts to appoint the Excluded Special Servicer for the Excluded Special Servicer Mortgage Loan. The Special Servicer shall not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer.

If at any time the Special Servicer that had acted as the Special Servicer for an Excluded Special Servicer Mortgage Loan prior to it becoming an Excluded Special Servicer Mortgage Loan is no longer a Borrower Party (including, without limitation, as a result of the related Mortgaged Property becoming REO Property) with respect to an Excluded Special Servicer Mortgage Loan, (1) the related Excluded Special Servicer shall resign, (2) the related Mortgage Loan shall no longer be an Excluded Special Servicer Mortgage Loan, (3) such Special Servicer shall become the Special Servicer again for such related Mortgage Loan and (4) such original Special Servicer shall be entitled to all special servicing compensation with respect to such Mortgage Loan earned during such time on and after such Mortgage Loan is no longer an Excluded Special Servicer Mortgage Loan.

The Excluded Special Servicer shall perform all of the obligations of the Special Servicer for the related Excluded Special Servicer Mortgage Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Mortgage Loan earned during such time as the related Mortgage Loan is an Excluded Special Servicer Mortgage Loan (provided that the Special Servicer shall remain entitled to all other special servicing compensation with respect all Mortgage Loans and Serviced Whole Loans that are not Excluded Special Servicer Mortgage Loans during such time).

If a Servicing Officer or Special Servicing Officer, as applicable, of the Master Servicer, a related Excluded Special Servicer, or the Special Servicer, as applicable, has actual knowledge that a Mortgage Loan is no longer an Excluded Loan, an Excluded Controlling Class Mortgage Loan or an Excluded Special Servicer Mortgage Loan, as applicable, the Master Servicer, the related Excluded Special Servicer or Special Servicer, as applicable, shall provide prompt written notice thereof to each of the other parties to this Agreement.

(l)                 No removal or replacement of the Special Servicer as contemplated by this Agreement shall become effective until (i) a successor Special Servicer shall have assumed the resigning or terminated Special Servicer’s responsibilities, duties, liabilities and obligations hereunder, (ii) the Certificate Administrator shall have filed any required Form 8-K pursuant to Section 10.09, (iii) any other information required under Section 10.03 or Section 10.09 has been delivered to any applicable Other Depositor with respect to any related Companion Loan, and (iv) as to any resignation, removal, succession, merger or consolidation of the Special Servicer that would constitute a Reportable Event, upon at least 4 Business Days prior notice of the anticipated effective date of such event, the Certificate Administrator and the Depositor shall cooperate in a timely manner with the Special Servicer or any other Person pursuing such resignation, removal, succession, merger or consolidation, as applicable, in connection with the Depositor’s or the Certificate Administrator’s obligation to file any related required Form 8-K relating to this Trust on the anticipated effective date of such event.

Section 3.23        Transfer of Servicing Between the Master Servicer and the Special Servicer; Record Keeping; Asset Status Report. (a) Upon the occurrence of any event specified in the definition of Specially Serviced Loan with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan of which the Master Servicer may have notice, the Master Servicer shall promptly give notice thereof to the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the related Mortgage Loan Seller, if no Consultation Termination Event has occurred, the Directing Holder and, if applicable, the related Serviced Companion Loan Noteholders and shall use efforts in accordance with the Servicing Standard to provide the Special Servicer with all information, documents (but excluding the original documents constituting the Mortgage File) and records (including records stored electronically) relating to such Mortgage Loan or Serviced Whole Loan, as applicable, and reasonably requested by the Special Servicer to enable it to assume its duties hereunder with respect thereto without acting through a sub-servicer. The Master Servicer shall use efforts in accordance with the Servicing Standard to comply with the preceding sentence within five Business Days of the date it has notice of the occurrence of any event specified in the definition of Specially Serviced Loan and in any event shall continue to act as Master Servicer and administrator of such Mortgage Loan or Serviced Whole Loan, until the Special Servicer has commenced the servicing of such Mortgage Loan or Serviced Whole Loan, which shall occur upon the receipt by the Special Servicer of the information, documents and records referred to in the preceding sentence. With respect to each Mortgage Loan or Serviced Whole Loan that becomes a Specially Serviced Loan, the Master Servicer shall instruct the related Borrower to continue to remit all payments in respect of such Mortgage Loan or Serviced Whole Loan to the Master Servicer. The Master Servicer shall forward any notices it would otherwise send to the Borrower of a Specially Serviced Loan to the Special Servicer, who shall send such notice to the related Borrower.

Upon determining that a Specially Serviced Loan has become a Corrected Mortgage Loan, the Special Servicer shall immediately give notice thereof to the Master Servicer, and upon giving such notice, such Mortgage Loan or Serviced Whole Loan shall cease to be a Specially Serviced Loan in accordance with the first proviso of the definition of Specially Serviced Loan, the Special Servicer’s obligation to service such Mortgage Loan or Serviced Whole Loan shall terminate and the obligations of the Master Servicer to service and administer such Mortgage Loan or Serviced Whole Loan as a Mortgage Loan or Serviced Whole Loan that is not a Specially Serviced Loan shall resume.

(b)               In servicing any Specially Serviced Loan, the Special Servicer shall provide to the Custodian originals of documents included within the definition of “Mortgage File” for inclusion in the related Mortgage File (to the extent such documents are in the possession of the Special Servicer) and copies of any additional related Mortgage Loan information, including correspondence with the related Borrower, and the Special Servicer shall promptly provide copies of all of the foregoing to the Master Servicer as well as copies of any analysis or internal review prepared by or for the benefit of the Special Servicer.

(c)               Not later than two Business Days preceding each date on which the Master Servicer is required to furnish a report under Section 3.13(a) of this Agreement to the Certificate Administrator, the Special Servicer shall deliver to the Certificate Administrator, with a copy to the Trustee, the Operating Advisor, the Asset Representations Reviewer and the Master Servicer, a written statement describing, on a loan by loan basis, (i) the amount of all payments on account of interest received on each Specially Serviced Loan, the amount of all payments on account of principal, including Principal Prepayments, on each Specially Serviced Loan, the amount of Net Insurance Proceeds and Net Liquidation Proceeds received with respect to each Specially

Serviced Loan, and with respect to REO Properties, the amount of net income or net loss, as determined from management of a trade or business on, the furnishing or rendering of a non-customary service to the tenants of, or the receipt of any rental income that does not constitute Rents from Real Property with respect to the Serviced REO Property relating to each applicable Specially Serviced Loan, in each case in accordance with Section 3.15 of this Agreement (it being understood and agreed that to the extent this information is provided in accordance with Section 3.13(g) of this Agreement, this Section 3.23(c) shall be deemed to be satisfied) and (ii) such additional information relating to the Specially Serviced Loans as the Master Servicer, the Certificate Administrator or the Trustee reasonably request, to enable it to perform its duties under this Agreement. Such statement and information shall be furnished to the Master Servicer in writing and/or in such electronic media as is acceptable to the Master Servicer.

(d)               Notwithstanding the provisions of the preceding Section 3.23(c), the Master Servicer shall maintain ongoing payment records with respect to each of the Specially Serviced Loans relating to a Mortgage Loan that it is servicing and shall provide the Special Servicer and the Operating Advisor with any information reasonably required by the Special Servicer or the Operating Advisor to perform its duties under this Agreement. The Special Servicer shall provide the Master Servicer with any information reasonably required by the Master Servicer to perform its duties under this Agreement.

(e)               No later than 45 days after a Serviced Mortgage Loan and, if applicable, any related Serviced Companion Loan becomes a Specially Serviced Loan (the “Initial Delivery Date”), the Special Servicer shall deliver a report (the “Asset Status Report”) with respect to such Mortgage Loan or Serviced Whole Loan and the related Mortgaged Property. Subsequent to the issuance of a Final Asset Status Report, the Special Servicer shall prepare one or more additional Asset Status Reports with respect to such Specially Serviced Loan (each such report a “Subsequent Asset Status Report”) to the extent that during the course of the resolution of such Specially Serviced Loan material changes in the strategy reflected in the initial Final Asset Status Report (or subsequent Final Asset Status Reports) are necessary to reflect the then current circumstances and recommendation as to how the Specially Serviced Loan might be returned to performing status or otherwise liquidated in accordance with the Servicing Standard. The Special Servicer shall deliver each Asset Status Report to the Master Servicer, the Directing Holder (but (i) only if no Consultation Termination Event has occurred and is continuing and (ii) not with respect to any applicable Excluded Loan), the Risk Retention Consultation Party (but not with respect to any applicable Excluded Loan) with respect to any related Serviced Companion Loan, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold or to the holder of the related Serviced Companion Loan, the Operating Advisor (but, other than with respect to an Excluded Loan, only if an Operating Advisor Consultation Event has occurred and is continuing), the 17g-5 Information Provider (who shall promptly post such report to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), each related Serviced Companion Loan Noteholder, and upon request, the Underwriters and the Initial Purchasers; provided, the Special Servicer shall not be required to deliver an Asset Status Report to the Directing Holder if the Special Servicer and the Directing Holder are the same entity. A summary of each Asset Status Report shall be provided to the Certificate Administrator and the Trustee. Such Asset Status Report shall set forth the following information to the extent reasonably determinable:

(i)                                 summary of the status of such Specially Serviced Loan and any negotiations with the related Borrower;

(ii)                              a discussion of the legal and environmental considerations reasonably known to the Special Servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies as aforesaid and to the enforcement of any related guaranties or other collateral for the related Mortgage Loan or Serviced Whole Loan and whether outside legal counsel has been retained;

(iii)                           the most current rent roll and income or operating statement available for the related Mortgaged Property;

(iv)                          (A) the Special Servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the Master Servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or Serviced REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the Special Servicer in connection with the proposed or taken actions;

(v)                              the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;

(vi)                           a description of any amendment, modification or waiver of a material term of any ground lease (or, with respect to a leasehold interest that is a space lease or an air rights lease, any such space lease or air rights lease) or franchise agreement;

(vii)                        the decision that the Special Servicer made, or intends or proposes to make, including a narrative analysis setting forth the Special Servicer’s rationale for its proposed decision, including its rejection of the alternatives;

(viii)                     an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the Special Servicer made such determination and (y) the net present value calculation (including the applicable Calculation Rate used) and all related assumptions;

(ix)                            the appraised value of the related Mortgaged Property (and a copy of the last obtained Appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the Special Servicer together with an explanation of those adjustments; and

(x)                               such other information as the Special Servicer deems relevant in light of the Servicing Standard.

As provided in Section 3.12(d), if a Servicing Shift Whole Loan becomes a Specially Serviced Loan prior to the applicable Servicing Shift Securitization Date, the Special Servicer shall service and administer such Servicing Shift Whole Loan and related REO Property in the same manner as any other Specially Serviced Loan or Serviced REO Property, shall be entitled to all Special Servicing Compensation earned with respect to such Serviced Whole Loan and shall have all the rights and obligations with respect to such Serviced Whole Loan as Special Servicer of such Serviced Whole Loan.

With respect to any Mortgage Loan other than an applicable Excluded Loan, for so long as no Control Termination Event has occurred and is continuing, if within 10 Business Days of receiving an Asset Status Report, the Directing Holder does not disapprove such Asset Status Report in writing, the Directing Holder will be deemed to have approved such Asset Status Report and the Special Servicer shall implement the recommended action as outlined in such Asset Status Report; provided, that such Special Servicer may not take any action that is contrary to applicable law, this Agreement, the Servicing Standard (taking into consideration the best interests of all the Certificateholders and, with respect to any Serviced Whole Loan, the related Serviced Companion Loan Noteholders (as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Noteholders constituted a single lender) (and with respect to any Serviced Whole Loan with a related Subordinate Companion Loan, taking into account the subordinate nature of such Subordinate Companion Loan)), the terms of the applicable Loan Documents or any related Intercreditor Agreement. For so long as no Control Termination Event has occurred and is continuing, if the Directing Holder disapproves such Asset Status Report within such 10 Business Day period, the Special Servicer will revise such Asset Status Report and deliver to the Directing Holder, the Master Servicer, the 17g-5 Information Provider (who shall promptly post such report to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement) and each related Serviced Companion Loan Noteholder, a new Asset Status Report as soon as practicable, but in no event later than 30 days after such disapproval. The Special Servicer shall revise such Asset Status Report as described above in this Section 3.23(e) until the Directing Holder fails to disapprove such revised Asset Status Report in writing within 10 Business Days of receiving such revised Asset Status Report or until the Special Servicer makes a determination consistent with the Servicing Standard, that such objection is not in the best interests of all the Certificateholders and, with respect to any Serviced Whole Loan, the related Serviced Companion Loan Noteholders (as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Noteholders constituted a single lender and with respect to any Serviced Whole Loan with a related Subordinate Companion Loan, taking into account the subordinate nature of such Subordinate Companion Loan)). In any event, for so long as no Control Termination Event has occurred and is continuing, if the Directing Holder does not approve an Asset Status Report within 60 Business Days from the first submission of an Asset Status Report, the Special Servicer shall follow the Directing Holder’s direction, if such direction is consistent with the Servicing Standard; provided, however, that if the Directing Holder’s direction would cause the Special Servicer to violate the Servicing Standard, the Special Servicer may act upon the most recently submitted form of Asset Status Report if consistent with the Servicing Standard. The procedures described in this paragraph are collectively referred to as the “Directing Holder Asset Status Report Review Process”. Prior to an Operating Advisor Consultation Event, the Special Servicer shall promptly deliver each Final Asset Status Report to the Operating Advisor following the completion of the Directing Holder Asset Status Report Review Process.

The Special Servicer may, from time to time, modify any Asset Status Report it has previously delivered and implement such report, provided such report shall have been prepared, reviewed and not rejected pursuant to the terms of this Section, and in particular, shall modify and resubmit such Asset Status Report to the Directing Holder (with a copy to the Trustee and the Certificate Administrator) if (i) the estimated sales proceeds, foreclosure proceeds, workout or restructure terms or anticipated debt forgiveness varies materially from the amount on which the original report was based or (ii) the related Borrower becomes the subject of bankruptcy proceedings. Notwithstanding the foregoing, the Special Servicer (i) may, following the occurrence of an extraordinary event with respect to the related Mortgaged Property, take any action set forth in such Asset Status Report before the expiration of a 10 Business Day period if the Special Servicer has reasonably determined that failure to take such action would materially and adversely affect the interests of the Certificateholders and, with respect to any Serviced Whole Loan, the related Serviced Companion Loan Noteholders (as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Noteholders constituted a single lender (and with respect to any Serviced Whole Loan with a related Subordinate Companion Loan, taking into account the subordinate nature of such Subordinate Companion Loan)), and it has made a reasonable effort to contact the Directing Holder and, if any Serviced Whole Loan is involved, the related Serviced Companion Loan Noteholders and (ii) in any case, shall determine whether such affirmative disapproval is not in the best interests of all the Certificateholders and, with respect to any Serviced Whole Loan, the related Serviced Companion Loan Noteholders (as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Noteholders constituted a single lender (and with respect to any Serviced Whole Loan with a related Subordinate Companion Loan, taking into account the subordinate nature of such Subordinate Companion Loan)) pursuant to the Servicing Standard, and, upon making such determination, shall implement the recommended action outlined in the Asset Status Report. The Asset Status Report is not intended to replace or satisfy any specific consent or approval right which the Directing Holder may have. Any Asset Status Report delivered with respect to an Excluded Controlling Class Mortgage Loan shall be sent via email (or such other electronic means mutually acceptable to the parties) in one or more separate files labeled by the Special Servicer “Excluded Information” followed by the applicable loan number and loan name to [___].

The Special Servicer shall have the authority to meet with the Borrower for any Specially Serviced Loan and take such actions consistent with the Servicing Standard and the related Asset Status Report. The Special Servicer shall not take any action inconsistent with the related Asset Status Report, unless such action would be required in order to act in accordance with the Servicing Standard, this Agreement, applicable law or the related Loan Documents.

[During the continuance of an Operating Advisor Consultation Event, the Special Servicer shall promptly deliver each Asset Status Report prepared in connection with a Specially Serviced Loan to the Operating Advisor (and, with respect to any Mortgage Loan that is not an Excluded Loan applicable to the Directing Holder and only for so long as no Consultation Termination Event has occurred and is continuing, the Directing Holder). During the continuance of an Operating Advisor Consultation Event, the Operating Advisor shall provide comments to the Special Servicer in respect of each Asset Status Report, if any, within ten (10) Business Days following the later of (i) receipt of such Asset Status Report or (ii) receipt of such additional information reasonably requested by the Operating Advisor and in the possession of the Special Servicer related thereto, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Control Eligible Certificates), as a collective whole. The Special Servicer shall consider such alternative courses of action, if any, and any other feedback provided by the Operating Advisor (and, with respect to any Mortgage Loan that is not an Excluded Loan applicable to the Directing Holder and only for so long as no Consultation Termination Event has occurred and is continuing, the Directing Holder) in connection with the Special Servicer’s preparation of any Asset Status Report that is provided while an Operating Advisor Consultation Event is continuing. The Special Servicer may revise the Asset Status Report as it deems necessary to take into account any input and/or comments from the Operating Advisor (and, with respect to any Mortgage Loan that is not an Excluded Loan applicable to the Directing Holder and only for so long as no Consultation Termination Event has occurred and is continuing, the Directing Holder), to the extent the Special Servicer determines that the Operating Advisor’s and/or Directing Holder’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the Certificateholders as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the subordinate or pari passu nature of such Companion Loan)). Promptly upon determining whether or not to revise any Asset Status Report to take into account any input and/or comments from the Operating Advisor or the Directing Holder, the Special Servicer shall revise the Asset Status Report, if applicable, and deliver to the Operating Advisor and the Directing Holder either the revised Asset Status Report (until a Final Asset Status Report is issued). The procedures described in this paragraph are collectively referred to as the “ASR Consultation Process”.] [APPLICABLE TO OFFERINGS THAT SATISFY RISK RETENTION REQUIREMENTS THROUGH THIRD PARTY PURCHASER OF HORIZONTAL RESIDUAL INTEREST]

If neither the Operating Advisor nor the Directing Holder proposes alternative courses of action within 10 days after receipt of such Asset Status Report, the Special Servicer shall implement the Asset Status Report as proposed by the Special Servicer.

[Notwithstanding anything to the contrary herein, if a Consultation Termination Event has occurred, the Directing Holder shall have no right to receive any Asset Status Report or otherwise consult with the Special Servicer with respect to any matter set forth therein. If a Control Termination Event has occurred and is continuing, the Directing Holder shall have no right to consent to any Asset Status Report under this Section 3.23.] [EXCLUDE FOR TRANSACTIONS THAT SATISFY RISK RETENTION REQUIREMENTS THROUGH THIRD PARTY PURCHASER OF HORIZONTAL RESIDUAL INTEREST]

No direction, advice, consent, approval or disapproval of the Directing Holder, Operating Advisor or the Risk Retention Consultation Party shall (a) require, permit or cause the Special Servicer to violate the terms of a Specially Serviced Loan, any related Intercreditor Agreement, applicable law or any provision of this Agreement, including, but not limited to, Section 3.09, Section 3.16, Section 3.18 and Section 3.25 and the Special Servicer’s obligation to act in accordance with the Servicing Standard and to maintain the REMIC status of the Loan

Specific REMIC, the Lower-Tier REMIC and the Upper-Tier REMIC and the grantor trust status of the Grantor Trust, or (b) result in the imposition of a “prohibited transaction” or “contribution” tax under the REMIC Provisions, or (c) expose the Master Servicer, the Special Servicer, the Depositor, the Trust Fund, the Certificate Administrator, the Paying Agent, the Operating Advisor, the Trustee or their respective officers, directors, employees or agents to any claim, suit or liability or (d) materially expand the scope of the Special Servicer’s, Certificate Administrator’s, Trustee’s or the Master Servicer’s responsibilities under this Agreement. The Special Servicer shall not be required to follow any direction of the Directing Holder described in this paragraph.

(f)                [Unless a Control Termination Event has occurred and is continuing,] [EXCLUDE FOR TRANSACTIONS THAT SATISFY RISK RETENTION REQUIREMENTS THROUGH THIRD PARTY PURCHASER OF HORIZONTAL RESIDUAL INTEREST] the Special Servicer shall deliver to the Operating Advisor only each Final Asset Status Report.

Section 3.24        Special Instructions for the Master Servicer and/or Special Servicer. (a) Prior to taking any action with respect to a Mortgage Loan or a Serviced Whole Loan secured by Mortgaged Properties located in a “one-action” state, the Master Servicer or Special Servicer, as applicable, shall consult with legal counsel, the fees and expenses of which shall be an expense of the Trust Fund (and, in the case of any Serviced Whole Loan, such expense shall be allocated in accordance with the allocation provisions of the related Intercreditor Agreement).

(b)               The Master Servicer shall send written notice to each Borrower (other than with respect to a Non-Serviced Mortgage Loan) and the related Manager and clearing bank relating to a Mortgage Loan (other than with respect to a Non-Serviced Mortgage Loan) that it is servicing that, if applicable, it and/or the Trustee has been appointed as the “Designee” of the “Lender” under any related Lock-Box Agreement.

(c)               Without limiting the obligations of the Master Servicer hereunder with respect to the enforcement of a Borrower’s obligations under the related Loan Documents, the Master Servicer agrees that it shall, in accordance with the Servicing Standard, enforce the provisions of the Loan Documents relating to the Mortgage Loans (other than with respect to a Non-Serviced Mortgage Loan) that it is servicing with respect to the collection of Prepayment Premiums and Yield Maintenance Charges.

(d)               If a Rating Agency shall charge a fee in connection with providing a Rating Agency Confirmation, the Master Servicer shall require the related Borrower (other than with respect to a Non-Serviced Mortgage Loan) to pay such fee to the extent not inconsistent with the applicable Loan Documents. If such fee remains unpaid, such fee shall be an expense of the Trust Fund (allocated as an Additional Trust Fund Expense in the same manner as Realized Losses as set forth in Section 4.01(f) of this Agreement) and, (1) in the case of the AB Whole Loan, such expenses shall be allocated (subject to the terms of the related Intercreditor Agreement) first, to the [LOAN SPECIFIC CLASS] Certificates (and the Class L[___] Interest and the [LOAN SPECIFIC CLASS]-NP Regular Interest) and then, to the extent such expense remains unpaid, to the AB Mortgage Loan (and the [LOAN SPECIFIC CLASS]-P Regular Interest), (2) in the case of a Serviced Pari Passu Whole Loan with a Serviced Pari Passu

Companion Loan (but not a Subordinate Companion Loan), allocated in accordance with the allocation provisions of the related Intercreditor Agreement and (3) in the case of any Mortgage Loan other than the AB Mortgage Loan, the Trust Fund, in each case, the costs of which may be advanced as a Servicing Advance.

(e)               The Master Servicer shall, in accordance with the Servicing Standard, use commercially reasonable efforts to exercise on behalf of the Trust any right of the Trust to recover any amounts owed by the Serviced Companion Loan Noteholders to the Trust Fund pursuant to the related Intercreditor Agreement (but in the case of any Serviced Subordinate Companion Loan, subject to Section 1.02). The cost of such enforcement on behalf of the Trust shall be paid and reimbursable as a Servicing Advance.

(f)                With respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan with a Stated Principal Balance equal to or greater than the lesser of 5% of the Stated Principal Balance of all Mortgage Loans (not including the Trust Subordinate Companion Loan) held by the Trust Fund and $35,000,000, or with respect to any Mortgage Loan that is one of the ten largest Mortgage Loans based on Stated Principal Balance, to the extent not inconsistent with the related Mortgage Loan or Serviced Whole Loan, the Master Servicer shall not consent to a change of franchise affiliation with respect to a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Mortgage Loan) serviced hereunder or the property manager with respect to a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Mortgage Loan) serviced hereunder unless the Master Servicer obtains a Rating Agency Confirmation relating to the Certificates and Serviced Companion Loan Securities, if any.

Section 3.25        Certain Rights and Obligations of the Master Servicer and/or the Special Servicer. (a) In addition to its rights and obligations with respect to Specially Serviced Loans, the Special Servicer has the right, whether or not the applicable Mortgage Loan (other than a Non-Serviced Mortgage Loan) is a Specially Serviced Loan, to approve (i) certain modifications to the extent described under Section 3.26 of this Agreement and (ii) certain waivers of due-on-sale or due-on-encumbrance clauses as described above under Section 3.09 of this Agreement. With respect to Performing Loans (other than Non-Serviced Mortgage Loans), the Master Servicer shall notify the Special Servicer of any request for approval (a “Request for Approval”) received relating to the Special Servicer’s above-referenced approval rights and forward to the Special Servicer its written recommendation and analysis and any other information or documents reasonably requested by the Special Servicer (to the extent such information or documents are in the Master Servicer’s possession). Subject to Section 3.09(h) of this Agreement, the Special Servicer shall have 15 Business Days (from the date that the Special Servicer receives the information it requested from the Master Servicer) to analyze and make a recommendation with respect to a Request for Approval with respect to a Performing Loan and, prior to the end of such 15 Business Day period, for so long as no Control Termination Event has occurred and is continuing, is required to notify the Directing Holder and each Serviced Companion Loan Noteholder of such Request for Approval and its recommendation with respect thereto. Following such notice, the Directing Holder shall have 10 Business Days from the date it receives the Special Servicer recommendation and any other information it may reasonably request (or, with respect to any Serviced Whole Loan, such longer time period as may be provided in the related Intercreditor Agreement) to approve any recommendation of the Special

Servicer relating to any Request for Approval. In any event, if the Directing Holder does not respond to a Request for Approval by 5 p.m. on the 10th Business Day after such request, the Special Servicer or the Master Servicer, as applicable, may deem its recommendation approved by the Directing Holder and if the Special Servicer does not respond to a Request for Approval within the required 15 Business Days (or such longer time period pursuant to the terms of the related Intercreditor Agreement but not less than five (5) Business Days after the time period set forth therein for Directing Holder approval), the Master Servicer may deem its recommendation approved by the Special Servicer. With respect to a Specially Serviced Loan, the Special Servicer must notify the Directing Holder of any Request for Approval received relating to the Directing Holder’s above-referenced approval rights and its recommendation with respect thereto. The Directing Holder shall have 10 Business Days (after receipt of all information reasonably requested) to approve any recommendation of the Special Servicer relating to any such Request for Approval. In any event, if the Directing Holder does not respond to any such Request for Approval by 5 p.m. on the 10th Business Day after such request, the Special Servicer may deem its recommendation approved by the Directing Holder. Notwithstanding the foregoing, (i) with respect to any Whole Loan, the procedure and timing for approval by the Directing Holder (to the extent it is the related Companion Loan Noteholder) of the related Request for Approval shall be governed by the terms of the related Intercreditor Agreement and (ii) if the Special Servicer determines that immediate action is necessary to protect the interests of the Certificateholders and, with respect to any Serviced Whole Loan, the Certificateholders and the related Serviced Companion Loan Noteholders (as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Noteholders constituted a single lender) (and with respect to any Serviced Whole Loan with a related Subordinate Companion Loan, taking into account the subordinate nature of such Subordinate Companion Loan))and the Special Servicer has made a reasonable effort to contact the Directing Holder, it need not wait for a response from the Directing Holder.

(b)               Notwithstanding any other provision of this Agreement, neither the Master Servicer nor the Special Servicer shall be required to take or refrain from taking any action pursuant to instructions from the Directing Holder, or due to any failure to approve an action by the Directing Holder, or due to any objection by the Directing Holder that would (i) cause any one of them to violate applicable law, the terms of any Loan Documents, any Intercreditor Agreement, including the Servicing Standard, or the REMIC Provisions, (ii) expose the Master Servicer, the Special Servicer, the Depositor, the Paying Agent, a Mortgage Loan Seller, the Trust Fund, the Operating Advisor, the Asset Representations Reviewer, the Trustee, the Certificate Administrator (in any of its capacities), or the Custodian or their respective Affiliates, officers, directors, employees or agents to any claim, suit or liability, (iii) materially expand the scope of the Master Servicer’s or the Special Servicer’s responsibilities, or (iv) cause the Master Servicer or the Special Servicer to act, or fail to act, in a manner that is not in the best interests of the Certificateholders.

(c)               Notwithstanding any other provision of this Agreement, neither the Master Servicer nor the Special Servicer shall be required to take or refrain from taking any action pursuant to a direction or objection from a Non-Controlling Note Holder that would (i) require or cause either the Master Servicer or the Special Servicer to violate applicable law, the terms of any Loan Documents, any Intercreditor Agreement, this Agreement, including the Servicing Standard, or the REMIC Provisions, (ii) expose the Master Servicer, the Special Servicer, the

Depositor, the Paying Agent, a Mortgage Loan Seller, the Trust Fund, the Operating Advisor, the Asset Representations Reviewer, the Trustee, the Certificate Administrator (in any of its capacities), or the Custodian or their respective Affiliates, officers, directors, employees or agents to any claim, suit or liability, (iii) materially expand the scope of the Master Servicer’s or the Special Servicer’s responsibilities, or (iv) cause the Master Servicer or the Special Servicer to act, or fail to act, in a manner that is not in the best interests of the Certificateholders.

(d)               The Master Servicer and the Special Servicer, as applicable, shall discuss with the Directing Holder (for so long as no Consultation Termination Event has occurred and other than with respect to any applicable Excluded Loan) and the Operating Advisor, on a monthly basis, the performance of any Mortgage Loan or Serviced Whole Loan that is a Specially Serviced Loan, which is delinquent, has been placed on a “Watch List” or has been identified by the Master Servicer or the Special Servicer as exhibiting deteriorating performance.

Section 3.26        Modification, Waiver, Amendment and Consents. (a) Subject to Sections 3.25, 3.26(f) and 3.27, and, if applicable, each Intercreditor Agreement, (i) with respect to any Mortgage Loan that is not a Specially Serviced Loan, the Master Servicer (subject to the Special Servicer’s consent, except as provided in clause (n)) or (ii) with respect to any Specially Serviced Loan, the Special Servicer, in each case subject to the rights of the Directing Holder and, in the case of the Special Servicer, consultation with the Operating Advisor (if no Control Termination Event has occurred and is continuing and to the extent the Operating Advisor has consultation rights pursuant to Section 3.23(e), Section 3.31 and Section 6.07 of this Agreement) and the Risk Retention Consultation Party (to the extent the Risk Retention Consultation Party has consultation rights pursuant to Section 6.07 of this Agreement), may modify, waive or amend any term of any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan if such modification, waiver or amendment (A) is consistent with the Servicing Standard and (B) would not constitute a “significant modification” of such Mortgage Loan or Serviced Whole Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise (1) cause any Trust REMIC to fail to qualify as a REMIC or (2) result in the imposition of a tax upon any Trust REMIC or the Trust Fund (including but not limited to the tax on “prohibited transactions” as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, but not including the tax on “net income from foreclosure property” under Section 860G(c) of the Code). In connection with (i) the release of a Mortgaged Property or any portion of a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the Loan Documents require the Master Servicer or the Special Servicer, as applicable, to calculate (or to approve the calculation of the related Borrower of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan or Serviced Whole Loan, then such calculation shall exclude the value of any personal property and going concern value, if any. If, following any such release or taking, the loan-to-value ratio as so calculated is greater than 125%, the Master Servicer or Special Servicer, as applicable, shall require payment of principal by a “qualified amount” as determined under Revenue Procedure 2010-30 or successor provisions, unless the related Borrower provides an Opinion of Counsel that if such amount is not paid the related Mortgage Loan will not fail to be a Qualified Mortgage.

(b)               Neither the Master Servicer nor the Special Servicer may extend the Maturity Date of any Mortgage Loan, Serviced Whole Loan or Specially Serviced Loan beyond the date that is the date occurring later than the earlier of (1) five years prior to the Rated Final Distribution Date and (2) in the case of a Mortgage Loan, Serviced Whole Loan or Specially Serviced Loan secured solely or primarily by the related Borrower’s interest in a ground lease (or, with respect to a leasehold interest where the Borrower is the lessee and that is a space lease or an air rights lease, such space lease or air rights lease), the date that is 20 years prior to the expiration date of such ground lease (or, with respect to a leasehold interest where the Borrower is the lessee and that is a space lease or an air rights lease, such space lease or air rights lease) (or 10 years prior to the expiration date of such lease if the Master Servicer or the Special Servicer, as applicable gives due consideration to the remaining term of such ground lease (or, with respect to a leasehold interest where the Borrower is the lessee and that is a space lease or an air rights lease, such space lease or air rights lease) and such extension is in the best interest of the Certificateholders and, with respect to a Serviced Whole Loan, the related Serviced Companion Loan Noteholder (as a collective whole as if such Certificateholders and (with respect to a Serviced Whole Loan) Serviced Companion Loan Noteholder constituted a single lender (and with respect to any Serviced Whole Loan with a related Subordinate Companion Loan, taking into account the subordinate nature of such Subordinate Companion Loan)) and, (A) if no Control Termination Event has occurred and is continuing, with the consent of the Directing Holder) and (B) to the extent such extension constitutes a Major Decision, after consultation with the Risk Retention Consultation Party pursuant to Section 6.07.

(c)               Neither the Master Servicer nor the Special Servicer shall permit any Borrower to add or substitute any collateral for an outstanding Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, which collateral constitutes real property, unless the Master Servicer or the Special Servicer, as applicable, shall have obtained a Rating Agency Confirmation relating to the Certificates and Serviced Companion Loan Securities, if any.

(d)               Any payment of interest, which is deferred pursuant to any modification, waiver or amendment permitted hereunder, shall not, for purposes hereof, including, without limitation, calculating monthly distributions to Certificateholders or, if applicable, Serviced Companion Loan Noteholders, be added to the unpaid principal balance of the related Mortgage Loan or Serviced Whole Loan, notwithstanding that the terms of such Mortgage Loan or Serviced Whole Loan or such modification, waiver or amendment so permit.

(e)               Except for waivers of Penalty Charges and waivers of notice periods, all material modifications, waivers and amendments of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loans in accordance with this Section 3.26 or Section 3.27 of this Agreement (with respect to Serviced Whole Loans) shall be in writing.

(f)                The Master Servicer or the Special Servicer, as applicable, shall notify the Trustee, the Certificate Administrator, the Risk Retention Consultation Party, the Directing Holder (other than if a Consultation Termination Event has occurred), the Operating Advisor [(only if a Control Termination Event has occurred and is continuing)], [EXCLUDE FOR TRANSACTIONS THAT SATISFY RISK RETENTION REQUIREMENTS THROUGH THIRD PARTY PURCHASER OF HORIZONTAL RESIDUAL INTEREST], the Depositor,

the related Serviced Companion Loan Noteholder (if any) and the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), in writing, of any modification, waiver, material consent or amendment of any term of any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan and the date thereof, and shall deliver to the Custodian for deposit in the related Mortgage File, an original counterpart of the agreement relating to such modification, waiver, material consent or amendment, promptly (and in any event within 10 Business Days) following the execution thereof.

(g)               The Master Servicer or the Special Servicer may (subject to the Servicing Standard), as a condition to granting any request by a Borrower for consent, modification, waiver or indulgence or any other matter or thing, the granting of which is within its discretion pursuant to the terms of the instruments evidencing or securing the related Mortgage Loan or Serviced Whole Loan and is permitted by the terms of this Agreement and applicable law, require that such Borrower pay to it (i) as additional servicing compensation, a reasonable and customary fee for the additional services performed in connection with such request (provided that the charging of such fee would not constitute a “significant modification” of the related Mortgage Loan or Serviced Whole Loan within the meaning of Treasury Regulations Section 1.860G-2(b)), and (ii) any related costs and expenses incurred by it. In no event shall the Master Servicer or the Special Servicer be entitled to payment for such fees or expenses unless such payment is collected from the related Borrower.

(h)               Notwithstanding the foregoing, the Master Servicer shall not permit the substitution of any Mortgaged Property pursuant to the defeasance provisions of any Mortgage Loan or Serviced Whole Loan (or any portion thereof), if any, unless such defeasance complies with Treasury Regulations Section 1.860G-2(a)(8) and satisfies the conditions set forth in Section 3.09(g) of this Agreement.

(i)                 Notwithstanding anything herein or in the related Loan Documents to the contrary, the Master Servicer may permit the substitution of direct, non-callable “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, or any other securities that comply with Treasury Regulations Section 1.860G-2(a)(8)(ii) (including U.S. government agency securities if such securities are eligible defeasance collateral under then current guidelines of the Rating Agencies) for any Mortgaged Property pursuant to the defeasance provisions of any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan (or any portion thereof) in lieu of the defeasance collateral specified in the related Loan Documents; provided that, the Master Servicer reasonably determines that allowing their use would not cause a default or event of default under the related Loan Documents to become reasonably foreseeable and the Master Servicer receives an Opinion of Counsel (at the expense of the Borrower to the extent permitted under the Loan Documents) to the effect that such use would not be and would not constitute a “significant modification” of such Mortgage Loan or Serviced Whole Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise endanger the status of the Loan Specific REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or result in the imposition of a tax upon the Loan Specific REMIC, the Lower-Tier REMIC, the Upper-Tier REMIC or the Trust Fund (including but not limited to the tax on “prohibited transactions” as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, but not including the tax on “net income from foreclosure property”) and provided, that the requirements set forth in Section 3.09(g) of this Agreement are satisfied.

(j)                 If required under the related Loan Documents or if otherwise consistent with the Servicing Standard, the Master Servicer shall establish and maintain one or more accounts, which may be sub-accounts of the Collection Account (the “Defeasance Accounts”), into which all payments received by the Master Servicer from any defeasance collateral substituted for any Mortgaged Property shall be deposited and retained, and shall administer such Defeasance Accounts in accordance with the Loan Documents. Each Defeasance Account shall at all times be an Eligible Account. Notwithstanding the foregoing, in no event shall the Master Servicer permit such amounts to be maintained in the Defeasance Account for a period in excess of 12 months, unless such amounts are reinvested by the Master Servicer in “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, or any other securities that comply with Treasury Regulations Section 1.860G-2(a)(8)(ii). To the extent not required or permitted to be placed in a separate account, the Master Servicer shall deposit all payments received by it from defeasance collateral substituted for any Mortgaged Property into the Collection Account or, if a Serviced Whole Loan is involved, the Serviced Whole Loan Collection Account and treat any such payments as payments made on the Mortgage Loan or Serviced Whole Loan, as applicable, in advance of its Due Date in accordance with clause (a) of the definition of Principal Distribution Amount, and not as a prepayment of the related Mortgage Loan or Serviced Whole Loan. Notwithstanding anything herein to the contrary, in no event shall the Master Servicer permit such amounts to be maintained in the Collection Account or, if a Serviced Whole Loan is involved, the Serviced Whole Loan Collection Account for a period in excess of 365 days.

(k)               Any right to take any action, grant or withhold any consent or otherwise exercise any right, election or remedy afforded the Directing Holder under this Agreement may, unless otherwise expressly provided herein to the contrary, be affirmatively waived by the Directing Holder by written notice given to the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer, as applicable. Upon delivery of any such notice of waiver given by the Directing Holder, any time period (exclusive or otherwise) afforded the Directing Holder to exercise any such right, make any such election or grant or withhold any such consent shall thereupon be deemed to have expired with the same force and effect as if the specific time period set forth in this Agreement applicable thereto had itself expired. If the Master Servicer or Special Servicer determines that a refusal to consent by the Directing Holder or any advice from the Directing Holder would cause the Master Servicer or Special Servicer, as applicable, to violate applicable law, the terms of the applicable Loan Documents, any related Intercreditor Agreements, the REMIC Provisions or the terms of this Agreement, including without limitation, the Servicing Standard, the Master Servicer or Special Servicer shall disregard such refusal to consent or advice and notify the Directing Holder, the Trustee, the Certificate Administrator, the related Serviced Companion Loan Noteholder (if any) and the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement) of its determination, including a reasonably detailed explanation of the basis therefor.

(l)                 Any modification, waiver or amendment of or consents or approvals relating to a Mortgage Loan or Serviced Whole Loan that is a Specially Serviced Loan or

Serviced REO Loan (i) shall be performed by the Special Servicer and not the Master Servicer, (ii) to the extent provided in this Agreement and/or the applicable Intercreditor Agreement, shall be subject to the consent of the related Directing Holder, and (iii) shall be structured so as to be consistent with the allocation and payment priorities in the related Loan Documents and Intercreditor Agreement, if any, such that neither the Trust as holder of the Mortgage Loan nor a holder of any related Serviced Companion Loan gains a priority over the other such holder that is not reflected in the related Loan Documents and Intercreditor Agreement.

(m)             Any modification, waiver or amendment of or consents or approvals relating to a Performing Loan (other than a Non-Serviced Mortgage Loan) shall be subject to the consent of the Special Servicer (other than as set forth in Section 3.26(n)), and the Special Servicer shall obtain the consent of the related Directing Holder to the extent provided in this Agreement and/or the applicable Intercreditor Agreement. When the Special Servicer’s consent is required (with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan)), the Master Servicer shall promptly provide the Special Servicer with written notice of any request for modification, waiver, amendment, consent or approval accompanied by the Master Servicer’s written recommendation and analysis and any and all information in the Master Servicer’s possession or control that the Special Servicer may reasonably request to grant or withhold such consent. When the Special Servicer’s consent is required hereunder, such consent shall be deemed given 15 Business Days, or such longer time period pursuant to the terms of the related Intercreditor Agreement but not less than five (5) Business Days after the time period set forth therein for Directing Holder approval, (or in connection with an Acceptable Insurance Default, 90 days) after receipt (unless earlier objected to) by the Special Servicer from the Master Servicer of the Master Servicer’s written analysis and recommendation with respect to such proposed action together with such other information reasonably required by the Special Servicer. With respect to all Specially Serviced Loans and Performing Loans (other than a Non-Serviced Mortgage Loans), the Special Servicer shall, prior to consenting to such a proposed action of the Master Servicer, and prior to itself taking such an action, obtain the written consent of the related Directing Holder, which consent shall be deemed given 10 Business Days after receipt (or in connection with an Acceptable Insurance Default, 30 days) (unless earlier objected to) by such Directing Holder of the Master Servicer’s and/or Special Servicer’s, as applicable, written analysis and recommendation with respect to such action together with such other information reasonably required by such Directing Holder.

(n)               For any Mortgage Loan or Serviced Whole Loan (other than a Specially Serviced Loan or a Non-Serviced Mortgage Loan), subject to the rights of the Special Servicer set forth in this Section 3.26, and further subject to the rights of the Directing Holder set forth herein, and, with respect to any Serviced Whole Loan, further subject to the rights of the related Companion Loan Noteholders under the related Intercreditor Agreement, the Master Servicer, without the consent of the Special Servicer, the Directing Holder or the Operating Advisor, as applicable, shall be responsible to determine whether to consent to or approve any request by a Borrower with respect to:

(i)                                 approving routine leasing activity with respect to any lease for less than the lesser of (A) 30,000 square feet and (B) 30% of the net rentable area of the related Mortgaged Property;

(ii)                              approving any waiver affecting the timing of receipt of financial statements from any Borrower; provided that such financial statements are delivered no less than quarterly and within 60 days after the end of the calendar quarter;

(iii)                          approving annual budgets for the related Mortgaged Property; provided that no such budget (A) provides for the payment of operating expenses in an amount equal to more than 110% of the amounts budgeted therefor for the prior year or (B) provides for the payment of any material expenses to any affiliate of the Borrower (other than the payment of a management fee to any property manager if such management fee is no more than the management fee in effect on the Cut-off Date);

(iv)                           subject to other restrictions herein regarding Principal Prepayments, waiving any provision of a Mortgage Loan or Serviced Whole Loan requiring a specified number of days’ notice prior to a Principal Prepayment;

(v)                              approving non-material modifications, consents or waivers (other than modifications, consents or waivers specifically prohibited under this Section 3.26) in connection with a defeasance subject to the requirements set forth in Section 3.09(g) of this Agreement;

(vi)                           approving consents with respect to non-material rights-of-way and non-material easements and consent to subordination of the related Mortgage Loan or Serviced Whole Loan to such non-material rights-of-way or easements; provided, that the Master Servicer shall have determined in accordance with the Servicing Standard that such right-of-way or easement shall not materially interfere with the then-current use of the related Mortgaged Property or the security intended to be provided by the related Mortgage and will not have a material adverse effect on the value of such Mortgaged Property;

(vii)                       granting waivers of minor covenant defaults (other than financial covenants);

(viii)                    as permitted under the Loan Documents, payment from any escrow or reserve, or approving disbursements of any earnout or holdback amounts in accordance with the related Loan Documents, except (1) releases of any escrows, reserves or letters of credit held as performance escrows or reserves (unless required pursuant to the specific terms of the related Mortgage Loan or Serviced Whole Loan and for which there is no material lender discretion) or (2) releases of earnouts or holdback amounts with respect to those Mortgage Loans identified on Exhibit Y hereto;

(ix)                           approving a change of the property manager at the request of the related Borrower so long as (a) the successor property manager is not affiliated with the borrower and is a nationally or regionally recognized manager of similar properties, and (b) the subject Mortgage Loan or Serviced Whole Loan does not have an outstanding principal balance in excess of the lesser of $5,000,000 or 2% of the then aggregate principal balance of the Mortgage Loans;

(x)                              any non-material modifications, waivers or amendments not provided for in clauses (i) through (ix) above, which are necessary to cure any ambiguities or to correct scrivener’s errors in the terms of the related Mortgage Loan or Serviced Whole Loan.

provided, in the case of any Serviced Whole Loan, the Master Servicer shall provide written notice of such action to the related Companion Loan Noteholders. For the avoidance of doubt, and without limiting the generality of the foregoing, any request for the disbursement of earnouts or holdback amounts with respect to (i) any Specially Serviced Loan shall be processed by the Special Servicer and (ii) any Mortgage Loan listed on Exhibit Y received by the Master Servicer shall be processed by the Master Servicer and submitted to the Special Servicer for approval. For purposes of this Agreement, “disbursement of earnouts or holdback amounts” shall mean the disbursement or funding to a borrower of previously unfunded, escrowed or otherwise reserved portions of the loan proceeds of the applicable Mortgage Loan until certain conditions precedent thereto relating to the satisfaction of performance-related criteria (i.e., project reserve thresholds, lease-up requirements, sales requirements, etc.), as set forth in the applicable loan documents, have been satisfied.

Section 3.27        Certain Intercreditor Matters Relating to the Serviced Whole Loans. (a) With respect to Serviced Whole Loans, except for those duties to be performed by, and notices to be furnished by, the Trustee under this Agreement, the Master Servicer or the Special Servicer, as applicable, shall perform such duties and furnish such notices, reports and information on behalf of the Trust Fund as may be the obligation of the Trust, or the obligation of the master servicer or the special servicer, as applicable, following securitization, under the related Intercreditor Agreement.

(b)               The Master Servicer shall maintain a register (the “Serviced Companion Loan Noteholder Register”) on which the Master Servicer shall record the names and addresses of the Serviced Companion Loan Noteholders and wire transfer instructions for such Serviced Companion Loan Noteholders from time to time, to the extent such information is provided in writing to the Master Servicer by a Serviced Companion Loan Noteholder. Each Serviced Companion Loan Noteholder has agreed to inform the Master Servicer of its name, address, taxpayer identification number and wiring instructions (to the extent the foregoing information is not already contained in the related Intercreditor Agreement) and of any transfer thereof (together with any instruments of transfer). The name and address of each initial Serviced Companion Loan Noteholder as of the Closing Date is set forth on Schedule VII hereto. The Master Servicer shall be entitled to conclusively rely upon the information delivered by any Serviced Companion Loan Noteholder until it receives notice of transfer or of any change in information.

In no event shall the Master Servicer be obligated to pay any party the amounts payable to a Serviced Companion Loan Noteholder hereunder other than the Person listed as the applicable Serviced Companion Loan Noteholder on the Serviced Companion Loan Noteholder Register. In the event that a Serviced Companion Loan Noteholder transfers the related Serviced Companion Loan without notice to the Master Servicer, the Master Servicer shall have no liability whatsoever for any misdirected payment on such Serviced Companion Loan and shall have no obligation to recover and redirect such payment.

The Master Servicer shall promptly provide the names and addresses of any Serviced Companion Loan Noteholder to any party hereto, any related Companion Loan Noteholder or any successor thereto upon written request, and any such party or successor may, without further investigation, conclusively rely upon such information. The Master Servicer shall have no liability to any Person for the provision of any such names and addresses.

(c)               The Directing Holder shall not owe any fiduciary duty to the Trustee, any Master Servicer, any Special Servicer, any Certificateholder or any noteholder of a Serviced Whole Loan. The Directing Holder will not have any liability to the Certificateholders or any other noteholder of a Serviced Whole Loan, as applicable, for any action taken, or for refraining from the taking of any action or the giving of any consent, pursuant to this Agreement, or for errors in judgment.

(d)               With respect to any Serviced Whole Loan, the Directing Holder shall be entitled to exercise the consent rights, cure rights and purchase rights, as applicable, to the extent set forth in the applicable Intercreditor Agreement, in accordance with the terms of the related Intercreditor Agreement and this Agreement.

(e)               The Special Servicer (if any Serviced Companion Loan is a Specially Serviced Loan or has become a Serviced REO Loan) or the Master Servicer (otherwise), as applicable, shall take all actions relating to the servicing and/or administration of, and (subject to Section 3.13 and Section 3.17 of this Agreement and the following paragraph) the preparation and delivery of reports and other information with respect to, the Serviced Whole Loan related to any Serviced Companion Loan or any related Serviced REO Property required to be performed by the holder of the related Mortgage Loan or contemplated to be performed by a servicer, in any case pursuant to and as required by each related Intercreditor Agreement and/or any related mezzanine intercreditor agreement existing on the Closing Date and any related Intercreditor Agreement or mezzanine intercreditor agreement not existing on the Closing Date that is provided to the Master Servicer or Special Servicer, as applicable. In addition notwithstanding anything herein to the contrary, the following considerations shall apply with respect to the servicing of a Serviced Companion Loan:

(i)                                 none of the Master Servicer, the Special Servicer or the Trustee shall make any P&I Advance with respect to the Serviced Companion Loan; and

(ii)                              the Master Servicer and the Special Servicer shall each consult with and obtain the consent of the related Serviced Companion Loan Noteholder(s) to the extent required by the related Intercreditor Agreement.

The Master Servicer or Special Servicer, as applicable, shall timely provide to each related Serviced Companion Loan Noteholder any reports or notices required to be delivered to such Serviced Companion Loan Noteholder pursuant to the related Intercreditor Agreement, and the Special Servicer shall reasonably cooperate with the Master Servicer and the Master Servicer shall reasonably cooperate with the Special Servicer in preparing/delivering any such report or notice with respect to special servicing matters.

If any Serviced Companion Loan or any portion thereof or any particular payments thereon are included in a REMIC or a “grantor trust” (within the meaning of the Grantor Trust Provisions), then neither the Master Servicer nor the Special Servicer shall knowingly take any action that would result in the equivalent of an Adverse REMIC Event with respect to such REMIC or adversely affect the tax status of such grantor trust as a grantor trust.

The parties hereto acknowledge that a Serviced Companion Loan Noteholder shall not (1) owe any fiduciary duty to the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer or any Certificateholder or (2) have any liability to the Trustee or the Certificateholders for any action taken, or for refraining from the taking of any action pursuant to the related Intercreditor Agreement or the giving of any consent or for errors in judgment. Each Certificateholder, by its acceptance of a Certificate, shall be deemed to have confirmed its understanding that a Serviced Companion Loan Noteholder (i) may take or refrain from taking actions that favor its interests or the interests of its affiliates over the Certificateholders, (ii) may have special relationships and interests that conflict with the interests of the Certificateholders and shall be deemed to have agreed to take no action against a Serviced Companion Loan Noteholder or any of its officers, directors, employees, principals or agents as a result of such special relationships or conflicts, and (iii) shall not be liable by reason of its having acted or refrained from acting solely in its interest or in the interest of its affiliates.

The parties hereto recognize and acknowledge the respective rights of each Serviced Companion Loan Noteholder under the related Intercreditor Agreement. Each of the rights of a Serviced Companion Loan Noteholder under or contemplated by this Section 3.27(e) may be exercisable by a designee thereof on its behalf; provided that the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee are provided with written notice by the related Serviced Companion Loan Noteholder of such designation (upon which such party may conclusively rely) and the contact details of the designee.

Notwithstanding anything herein or in the Intercreditor Agreement to the contrary, no direction or objection by the Serviced Companion Loan Noteholder may require or cause the Master Servicer or the Special Servicer, as applicable, to violate any provision of any Mortgage Loan, applicable law, this Agreement, any Intercreditor Agreement or the REMIC Provisions, including without limitation the Master Servicer’s or Special Servicer's obligation to act in accordance with the Servicing Standard, or expose the Master Servicer, the Special Servicer, the Depositor, a Mortgage Loan Seller, the Operating Advisor, the Asset Representations Reviewer, the Paying Agent, the Trust Fund, the Certificate Administrator (in any of its capacities) or the Trustee to liability, or materially expand the scope of the Master Servicer’s or Special Servicer's responsibilities hereunder.

Any reference to servicing any of the Mortgage Loans in accordance with any of the related Loan Documents (including the related Mortgage Note and Mortgage) shall also mean, in the case of a Serviced Whole Loan, in accordance with the related Intercreditor Agreement.

To the extent not otherwise expressly included herein, any provisions required to be included herein pursuant to any Intercreditor Agreement for a Serviced Whole Loan or a Non-

Serviced Whole Loan are deemed incorporated herein by reference, and the parties hereto shall comply with those provisions as if set forth herein in full.

For purposes of exercising any rights that the Directing Holder of the Mortgage Note for any Mortgage Loan in a Serviced Whole Loan may have under the related Intercreditor Agreement, the Directing Holder shall be the designee of the Trust, as such noteholder. The Certificate Administrator shall provide notice of the identity of the Directing Holder (to the extent the Certificate Administrator has received notice of a change in the identity of the Directing Holder), upon request, to the other parties to the related Intercreditor Agreement, to the extent the identity and contact information of such parties to such Intercreditor Agreement are actually known to the Certificate Administrator.

(f)                With respect to a Non-Serviced Mortgage Loan, the Master Servicer shall deliver information comparable to the above described information in Section 3.13(c) and Section 3.13(d) hereof to the same Persons as described above in Section 3.13(c) and Section 3.13(d) and according to the same time frames as described above in Section 3.13(c) and Section 3.13(d), to the extent such Master Servicer has timely received such information from the Other Servicer under the Other Pooling and Servicing Agreement.

Promptly following the Closing Date or, as applicable, upon the receipt of notice by the Certificate Administrator of a Servicing Shift Securitization Date, the Certificate Administrator shall send written notice substantially in the form of Exhibit EE hereto, accompanied by a copy of an executed version of this Agreement, with respect to each Non-Serviced Mortgage Loan and with respect to the [NON-SERVICED LOAN] Pari Passu Note A-1, after the Certificate Administrator receives notice of the [NON-SERVICED LOAN] Pari Passu Note A-1 Securitization Date to each applicable Other Servicer, Other Special Servicer and Other Trustee stating that, as of the Closing Date, the Trustee is the holder of the applicable Non-Serviced Mortgage Loan and directing each such recipient to remit to the Master Servicer no later than one (1) Business Day after each Determination Date all amounts payable to, and to forward, deliver or otherwise make available, as the case may be, to the Master Servicer no later than one (1) Business Day after each Determination Date all reports, statements, documents, communications and other information that are to be forwarded, delivered or otherwise made available to, the holder of the applicable Non-Serviced Mortgage Loan under the related Intercreditor Agreement and Other Pooling and Servicing Agreement. Such notice shall also provide contact information for the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer, the Directing Holder, the 17g-5 Information Provider and the Rating Agencies.

With respect to a Non-Serviced Mortgage Loan, if the applicable Other Servicer, Other Special Servicer or Other Trustee shall be replaced in accordance with the terms of the related Other Pooling and Servicing Agreement, promptly upon notice thereof, the applicable party to this Agreement that receives such notice shall, upon request, acknowledge such successor as the successor to the Other Servicer, Other Special Servicer or Other Trustee, as the case may be.

With respect to each Serviced Whole Loan, the Master Servicer or the Special Servicer, as applicable, shall provide each Companion Loan Noteholder and, if applicable,

related Non-Directing Holder (or its designee or representative), within the same time frame and to the same extent it is required to provide such information and materials to the Certificateholders or the Directing Holder, as applicable, hereunder with (1) copies of each financial statement received by the Master Servicer pursuant to the terms of the related Loan Documents, (2) copies of any notice of default sent to the Borrower and (3) subject to the terms of the Loan Documents, copies of any other documents or information relating to the Serviced Whole Loan (including, without limitation, property inspection reports, loan servicing statements, Borrower requests and asset status reports) that the Master Servicer delivers to the related Directing Holder and copies of any other notice, information or report that it is required to provide to the Directing Holder pursuant to this Agreement with respect to any Major Decision or with respect to any “major decisions” or “major actions” as set forth in the related Intercreditor Agreement or the implementation of any recommended actions outlined in an Asset Status Report relating to such Serviced Whole Loan. Any copies to be furnished by the Master Servicer or the Special Servicer may be furnished by hard copy or electronic means.

Section 3.28        Directing Holder Contact with the Master Servicer and the Special Servicer. Each of the Master Servicer and the Special Servicer shall, not more frequently than once per month, without charge, make a knowledgeable Servicing Officer via telephone available during normal business hours to verbally answer questions from the Directing Holder (for so long as no Consultation Termination Event has occurred) and the Operating Advisor (for so long as a Control Termination Event has occurred and is continuing) regarding the performance and servicing of the Mortgage Loans and/or REO Properties for which the Master Servicer or the Special Servicer, as the case may be, is responsible.

Section 3.29        Controlling Class Certificateholders and the Risk Retention Consultation Party; Certain Rights and Powers of the Directing Holder and the Risk Retention Consultation Party. (a) Each Certificateholder and Certificate Owner of a Control Eligible Certificate is hereby deemed to have agreed by virtue of its purchase of such Certificate (or beneficial ownership interest in such Certificate) to provide its name and address to the Certificate Registrar and to notify the Certificate Registrar of the transfer of any Control Eligible Certificate (or the beneficial ownership of any Control Eligible Certificate), the selection of a Directing Holder or the resignation or removal thereof. Any such Certificateholder (or Certificate Owner) or its designee at any time appointed Directing Holder is hereby deemed to have agreed by virtue of its purchase of a Control Eligible Certificate (or the beneficial ownership interest in a Control Eligible Certificate) to notify the Certificate Registrar when such Certificateholder (or Certificate Owner) or designee is appointed Directing Holder and when it is removed or resigns. Upon receipt of such notice, the Certificate Registrar shall notify the Special Servicer, the Master Servicer, the Certificate Administrator, the Depositor, the Operating Advisor, the Asset Representations Reviewer, the Trustee, each Serviced Companion Loan Noteholder of the identity of the Directing Holder, any resignation or removal thereof and/or any new Holder or Certificate Owner of a Control Eligible Certificate.

Upon the resignation or removal of either existing Risk Retention Consultation Party, any successor Risk Retention Consultation Party shall execute and deliver a certification substantially in the form of Exhibit L-1H to this Agreement prior to being recognized as the new Risk Retention Consultation Party. The parties hereto shall be entitled to assume that the Risk Retention Consultation Party hasn’t changed absent such notice.

In addition, upon the request of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee or the Operating Advisor, the Asset Representations Reviewer, the Certificate Registrar shall promptly (but no later than five (5) Business Days after such request) provide to the requesting party the identity of the then-current Controlling Class and a list of the Holders of Certificates of the Controlling Class. However, if any Controlling Class Certificateholder is listed as being the Depository, then the Certificate Administrator shall promptly (but in no event more than five (5) Business Days following such request) request from the Depository, the list of Certificate Owners of the Controlling Class, and the Certificate Administrator shall provide such list to the requesting party promptly upon receipt; provided that, if any Controlling Class Certificateholder is listed as the Depository and the Certificate Administrator has actual knowledge of the identity of the related Certificate Owner, then the Certificate Administrator shall include such Certificate Owner in the list provided to any requesting party pursuant to first sentence of this paragraph. The Master Servicer, the Special Servicer, the Trustee, the Operating Advisor and the Asset Representations Reviewer shall be entitled to conclusively rely on any such information so provided. Any expenses incurred in connection with obtaining such information shall be at the expense of the requesting party, except that if (i) such expenses arise in connection with an event as to which the Directing Holder has review, consent or consultation rights with respect to an action taken by, or report prepared by, the requesting party pursuant to this Agreement or the related Other Pooling and Servicing Agreement and (ii) the requesting party has not been notified of the identity of the Directing Holder or reasonably believes that the identity of the Directing Holder has changed, then such expenses shall be at the expense of the Trust.

To the extent the Master Servicer has actual knowledge of any change in the identity of a Holder (or Certificate Owners) of the Controlling Class, then the Master Servicer shall promptly notify the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Special Servicer thereof, who may rely conclusively on such notice from the Master Servicer.

(b)               Once a Directing Holder has been selected, each of the Master Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator, the Certificate Registrar, the Operating Advisor, the Asset Representations Reviewer, the Paying Agent and each other Certificateholder (or Certificate Owner, if applicable) shall be entitled to rely on such selection unless a majority of the Controlling Class Certificateholders, by Certificate Balance, or such Directing Holder shall have notified the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Paying Agent and each other Controlling Class Certificateholder, in writing, of the resignation of such Directing Holder or the selection of a new Directing Holder. Upon the resignation of a Directing Holder, the Certificate Administrator shall request the Controlling Class Certificateholders to select a new Directing Holder.

(c)               Until it receives notice to the contrary, each of the Master Servicer, the Special Servicer, the Paying Agent, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trustee, shall be entitled to rely on the most recent notification with respect to the identity of the Controlling Class Certificateholder and the Directing Holder.

(d)               The Master Servicer, Special Servicer, Trustee, Operating Advisor and Asset Representations Reviewer, shall be entitled to request that the Certificate Administrator provide, and the Certificate Administrator shall promptly (but no later than five (5) Business Days after such request) provide (i) for so long as no Consultation Termination Event has occurred, the identity of the Directing Holder, including names and addresses and, to the extent reasonably available, a list of Controlling Class Certificateholders and (ii) confirmation as to whether a Control Termination Event or Consultation Termination Event has occurred in the 12 months preceding any such request or any other period specified in such request. In addition to the foregoing, within two (2) Business Days of receiving notice of the selection of a new Directing Holder or Risk Retention Consultation Party or the existence of a new Controlling Class Certificateholder, the Certificate Administrator shall notify the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer and the Special Servicer. Any expenses incurred in connection with obtaining such information shall be at the expense of the requesting party, except that if (i) such expenses arise in connection with an event as to which the Directing Holder (or Directing Holder) has review, consent or consultation rights with respect to an action taken by, or report prepared by, the requesting party pursuant to this Agreement or the related Other Pooling and Servicing Agreement and (ii) the requesting party has not been notified of the identity of the Directing Holder or reasonably believes that the identity of the Directing Holder has changed, then such expenses shall be at the expense of the Trust.

At any time more than 50% of the Percentage Interest of the Controlling Class Certificateholders direct the Certificate Administrator in writing to hold an election for a Directing Holder, the Certificate Administrator shall hold such election as soon as practicable at the expense of such requesting Certificateholders.

(e)               If to the extent the Certificate Administrator determines that a Class of Book-Entry Certificates is the Controlling Class, the Certificate Administrator shall notify the related Certificateholders of such Class (through the Depository) of such event.

(f)                Each Certificateholder acknowledges and agrees, by its acceptance of its Certificates, that: (i) the Directing Holder may have special relationships and interests that conflict with those of Holders of one or more Classes of Certificates or Companion Loan Noteholders; (ii) the Directing Holder may act solely in the interests of the Holders of the Controlling Class (or, in the case of the AB Whole Loan, to the extent the Directing Holder is the Loan Specific Directing Holder, in the interests of the Holders of the [LOAN SPECIFIC CLASS] Certificates) (or, in the case of a Whole Loan, in the interests of one or more Companion Loan Noteholders); (iii) the Directing Holder does not have any liability or duties to the Holders of any Class of Certificates other than the Controlling Class; (iv) the Directing Holder may take actions that favor the interests of the Directing Holder or one or more Classes of the Certificates including the Holders of the Controlling Class (or, in the case of a Whole Loan, one or more Companion Loan Noteholders) over the interests of the Holders of one or more Classes of Certificates and other Companion Loan Noteholders; and (v) the Directing Holder shall have no liability whatsoever to any Certificateholder, the Trust, any Companion Loan Noteholder any party hereto or any other Person (including any Borrower under a Mortgage Loan) for having so acted as set forth in clauses (i) through (iv) of this paragraph, and no Certificateholder or Companion Loan Noteholder may take any action whatsoever against the

Directing Holder or any director, officer, employee, agent or principal thereof for having so acted.

Each Certificateholder acknowledges and agrees, by its acceptance of its Certificates, that: (i) the Risk Retention Consultation Party may have special relationships and interests that conflict with those of Holders of one or more Classes of Certificates; (ii) the Risk Retention Consultation Party may act solely in the interests of the Holders of the [VERTICAL RETENTION INTEREST]; (iii) the Risk Retention Consultation Party does not have any liability or duties to the Holders of any Class of Certificates; (iv) the Risk Retention Consultation Parties may take actions that favor interests of the Holders of one or more Classes including the [VERTICAL RETENTION INTEREST] over the interests of the Holders of one or more other Classes of Certificates; and (v) the Risk Retention Consultation Party shall have no liability whatsoever for having so acted as set forth in clauses (i) through (iv) above, and no Certificateholder may take any action whatsoever against the Risk Retention Consultation Party or any director, officer, employee, agent or principal of the Risk Retention Consultation Party for having so acted.

(g)               The Certificate Registrar shall determine which Class of Certificates is the then-current Controlling Class within two (2) Business Days of a request from the Master Servicer, Special Servicer, Trustee, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator or any Certificateholder and provide such information to the requesting party.

(h)               At any time when the most senior Class of Control Eligible Certificates are the Controlling Class, the Holder of more than 50% of the Controlling Class (by Certificate Balance) may waive its right to act as, or appoint a representative to act as, the Directing Holder and to exercise any of the rights of the Directing Holder or cause the exercise of any of the rights of the Directing Holder by irrevocable written notice delivered to the Depositor, Certificate Administrator, Certificate Registrar, Trustee, Master Servicer, Special Servicer, Operating Advisor and Asset Representations Reviewer. Any such waiver shall remain effective with respect to such Holder and the most senior Class of Control Eligible Certificates until such time as that Certificateholder has (i) sold a majority of the most senior Class of Control Eligible Certificates (by Certificate Balance) to an unaffiliated third party and (ii) certified to the Depositor, Certificate Administrator, Certificate Registrar, Trustee, Master Servicer, Special Servicer, Operating Advisor and Asset Representations Reviewer, that (a) the transferor retains no direct or indirect voting rights with respect to the most senior Class of Control Eligible Certificates that it does not own, (b) there is no voting agreement between the transferee and the transferor and (c) the transferor retains no direct or indirect controlling interest in the most senior Class of Control Eligible Certificates. During such waiver period a Consultation Termination Event shall be deemed to exist and the rights of the Controlling Class to appoint a Directing Holder and the rights of the Directing Holder shall not be operative (notwithstanding whether a Control Termination Event or a Consultation Termination Event is or would otherwise then be in effect). Following any transfer of more than 50% of the most senior Class of Control Eligible Certificates, the successor Holder of more than 50% of the most senior Class of Control Eligible Certificates, if the most senior Class of Control Eligible Certificates are the Controlling Class (by Certificate Balance) shall again have the right to act as, or appoint a representative to act as, the Directing Holder without regard to any prior waiver by the predecessor Certificateholder. The successor Certificateholder shall also have the right to irrevocably waive its right to act as or appoint a Directing Holder or to exercise any of the rights of the Directing Holder or cause the exercise of any of the rights of the Directing Holder. No successor Certificateholder described above shall have any consent rights with respect to any Mortgage Loan that became a Specially Serviced Loan prior to its acquisition of a majority of the most senior Class of Control Eligible Certificates that had not also become a corrected loan prior to such acquisition until such Mortgage Loan becomes a Corrected Mortgage Loan.

The Directing Holder shall not have any consent or consultation rights with respect to any Mortgage Loan determined to be an Excluded Loan as to either the Directing Holder or, except in the case of a Servicing Shift Mortgage Loan, the Holder of the majority of the Controlling Class. Likewise, the Risk Retention Consultation Party shall not have any consultation rights with respect to any Mortgage Loan determined to be a Conflicted Loan as to such Risk Retention Consultation Party. In the case of an Excluded Loan relating to the Directing Holder, in respect of the servicing of any such Excluded Loan, a Control Termination Event and Consultation Termination Event will be deemed to have occurred with respect to such Excluded Loan.

Section 3.30        Rating Agency Confirmation. (a) Notwithstanding the terms of any related Loan Documents or other provisions of this Agreement, if any action under any Loan Documents or this Agreement requires a Rating Agency Confirmation as a condition precedent to such action, if the party (the “Requesting Party”) attempting to obtain such Rating Agency Confirmation from each Rating Agency has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 Business Days of the Rating Agency Confirmation request being posted to the 17g-5 Information Provider’s Website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (i) such Requesting Party shall (without providing notice to the 17g-5 Information Provider) confirm that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has not, promptly request the related Rating Agency Confirmation again and (ii) if there is no response to either such Rating Agency Confirmation request within 5 Business Days of such second request or such Rating Agency has responded in a manner that indicates it is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, (x) with respect to any such condition in any Loan Document requiring such Rating Agency Confirmation or any other matter under this Agreement relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the Requesting Party (or, if the Requesting Party is the related Borrower, then the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans and Serviced REO Loans), as applicable) shall determine, in accordance with its duties under this Agreement and in accordance with the Servicing Standard, whether or not such action would be in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan, Certificateholders and any holder of the related Serviced Companion Loan (as a collective whole as if such Certificateholders and Serviced Companion Loan holders constituted a single lender (and with respect to any Serviced Whole Loan with a related Subordinate Companion Loan, taking into account the subordinate nature of such Subordinate Companion Loan)), and if the Requesting Party (or, if the Requesting Party is the related Borrower, then the Master Servicer or the Special Servicer, as applicable) determines that such action would be in the best interest of such parties, then the requirement for a Rating Agency Confirmation shall be deemed not to apply, and (y) with respect to a replacement of the Master Servicer or Special Servicer, such condition shall be deemed to be satisfied if (i) the incoming master servicer or special servicer, as applicable, confirms in writing that [___] has not cited servicing concerns of the applicable replacement as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a CMBS transaction serviced by the applicable servicer prior to the time of determination, if [___] is the non-responding Rating Agency, (ii) with respect to the Master Servicer, the successor Master Servicer has a commercial master servicer rating of at least “[___]” from [___] or, with respect to the Special Servicer, the successor Special Servicer has a commercial special servicer rating of at least “[___]” from [___], as the case may be; or (iii) the incoming master servicer or special servicer, as applicable, confirms in writing that Moody’s and/or [___] has not cited servicing concerns of the applicable replacement as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other CMBS transaction serviced by the applicable servicer prior to the time of determination, if [___] and/or [___] is the non-responding Rating Agency.

Any Rating Agency Confirmation request made by the Master Servicer, Special Servicer, Certificate Administrator or Trustee, as applicable, pursuant to this Agreement, shall be made in writing, which writing shall contain a cover page indicating the nature of the Rating Agency Confirmation request, and shall contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation request shall be provided in electronic format to the 17g-5 Information Provider, and the 17g-5 Information Provider shall post such request on the 17g-5 Information Provider’s Website in accordance with Section 3.14(d) of this Agreement.

Promptly following the Master Servicer’s or Special Servicer’s determination to take any action discussed in this Section 3.30(a) following any requirement to obtain a Rating Agency Confirmation being considered satisfied, the Master Servicer or Special Servicer, as the case may be, shall provide electronic written notice to the 17g-5 Information Provider of the action taken for the particular item at such time, and the 17g-5 Information Provider shall post such notice on the 17g-5 Information Provider’s Website in accordance with Section 3.14(d) of this Agreement.

(b)               Notwithstanding anything to the contrary in this Section 3.30, for purposes of the provisions of any Loan Document relating to defeasance (including without limitation the type of collateral acceptable for use as defeasance collateral), release or substitution of any collateral, any Rating Agency Confirmation requirement in the Loan Documents with respect to which the Master Servicer or Special Servicer would have been required to make the determination described in Section 3.30(a) shall be deemed not to apply regardless of any such determination by the Requesting Party (or, if the Requesting Party is the related Borrower, the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans and Serviced REO Loans), as applicable); provided, that the Requesting Party (or the Master Servicer or the Special Servicer, as applicable) shall in any event review the other conditions required under the related Loan Documents with respect to such defeasance, release or substitution and confirm to its satisfaction in accordance with the

Servicing Standard that such conditions (other than the requirement for a Rating Agency Confirmation) have been satisfied.

(c)               For all other matters or actions not specifically discussed in Section 3.30(a) above, the applicable Requesting Party shall deliver a Rating Agency Confirmation from each Rating Agency.

(d)               Notwithstanding the terms of the related Loan Documents, the other provisions of this Agreement or the applicable Intercreditor Agreement, with respect to any Serviced Companion Loan as to which there exists Serviced Companion Loan Securities, if any action relating to the servicing and administration of the related Whole Loan or any related REO Property (the “Relevant Action”) requires delivery of a Rating Agency Confirmation as a condition precedent to such action pursuant to this Agreement, then, except as set forth below in this paragraph, such action shall also require delivery of a Serviced Companion Loan Rating Agency Confirmation as a condition precedent to such action from each related Serviced Companion Loan Rating Agency. Each Serviced Companion Loan Rating Agency Confirmation shall be sought by the Master Servicer or Special Servicer, as applicable, depending on whichever such party is seeking the corresponding Rating Agency Confirmation(s) in connection with the Relevant Action. The requirement to obtain a Serviced Companion Loan Rating Agency Confirmation with respect to any Serviced Companion Loan Securities will be subject to, will be permitted to be waived by the Master Servicer and the Special Servicer on, and will be deemed not to apply on, the same terms and conditions applicable to obtaining Rating Agency Confirmations, as set forth in this Agreement; provided that the Master Servicer or Special Servicer, as applicable, depending on which is seeking the subject Serviced Companion Loan Rating Agency Confirmation, shall forward to one or more of its counterparts (i.e., the Other Servicer or Other Special Servicer, as applicable), the Other 17g-5 Information Provider, or such other party or parties as are agreed to by the Master Servicer or the Special Servicer, as applicable, and the applicable parties for the related Other Securitization, at the expense of the Other Securitization to the extent not borne by the related Borrower, and in such format as the sender and recipient may reasonably agree, (i) the request for such Serviced Companion Loan Rating Agency Confirmation, (ii) all materials forwarded to the 17g-5 Information Provider under this Agreement in connection with seeking the Rating Agency Confirmation(s) for the applicable Relevant Action at approximately the same time that such materials are forwarded to the 17g-5 Information Provider, and (iii) any other materials that the applicable Serviced Companion Loan Rating Agency may reasonably request in connection with such Serviced Companion Loan Rating Agency Confirmation promptly following receipt of such request from the Other Trustee.

The Certificate Administrator shall, promptly following receipt of written request from the Master Servicer or the Special Servicer, as applicable, provide to the Master Servicer or the Special Servicer, as applicable, the contact information for the Other Servicer, the Other Special Servicer, the Other Trustee and the Other 17g-5 Information Provider for the Other Securitization, solely to the extent in its possession.

Section 3.31        Appointment and Duties of the Operating Advisor.

(a)               The Operating Advisor shall review (i) as the Operating Advisor’s obligations are provided in Section 3.23(e), Section 3.31 and Section 6.07, the actions of the Special Servicer with respect to any Specially Serviced Loan and, after the occurrence and during the continuance of an Operating Advisor Consultation Event, the actions of the Special Servicer with respect to Major Decisions relating to any Performing Loan; (ii) all reports by the Special Servicer made available to Privileged Persons that are posted on the Certificate Administrator’s Website; and (iii) each Asset Status Report (after the occurrence and during the continuance of an Operating Advisor Consultation Event) and each Final Asset Status Report delivered or made available to the Operating Advisor. The Operating Advisor shall perform its duties hereunder in accordance with the Operating Advisor Standard.

In addition and for the avoidance of doubt, although the Operating Advisor may have certain consultation duties with the Master Servicer with respect to certain Major Decisions processed by the Master Servicer, the Operating Advisor will have no obligations or responsibility at any time to review or assess the actions of the Master Servicer for compliance with the Servicing Standard, and the Operating Advisor will not be required to consider such Master Servicer actions in connection with any Operating Advisor Annual Report.

(b)               The Operating Advisor and its Affiliates will be obligated to keep confidential any information appropriately labeled as “Privileged Information” received from the Special Servicer or Directing Holder in connection with the Directing Holder’s exercise of its rights under this Agreement (including, without limitation, in connection with any Asset Status Report) or otherwise in connection with this transaction, except under the circumstances described in (h) and subject to any law, rule, regulation, order, judgment or decree requiring the disclosure of such Privileged Information. Subject to the terms and conditions in this Agreement related to Privileged Information, the Operating Advisor agrees that it shall use information received from the Special Servicer pursuant to the terms of this Agreement solely for purposes of complying with its duties and obligations hereunder.

(c)               [FOR TRANSACTIONS SATISFYING RISK RETENTION REQUIREMENTS THROUGH RETENTION OF AN ELIGIBLE HORIZONTAL RESIDUAL INTEREST] (i)  Based on the Operating Advisor’s review of (A) any assessment of compliance, any attestation report and other information delivered to the Operating Advisor by the Special Servicer or made available to Privileged Persons that are posted on the Certificate Administrator’s Website during the prior calendar year, (B) prior to the occurrence and continuance of an Operating Advisor Consultation Event, with respect to any Performing Loan, any related Final Asset Status Report or Major Decision Reporting Package and (C) after the occurrence and continuance of an Operating Advisor Consultation Event, any Asset Status Report and any Major Decision Reporting Package, the Operating Advisor shall (if, at any time during the prior calendar year, (i) any Serviced Mortgage Loan was a Specially Serviced Loan or (ii) the Operating Advisor was entitled to consult with the Special Servicer with respect to any Major Decision) deliver to the Depositor, the Certificate Administrator (which shall promptly post such Operating Advisor Annual Report on the Certificate Administrator’s Website in accordance with Section 4.02(b)) and the 17g-5 Information Provider (which shall promptly post such Operating Advisor Annual Report on the 17g-5 Information Provider’s Website in

accordance with Section 3.14(d)) within one hundred twenty (120) days of the end of the prior calendar year, an annual report (the “Operating Advisor Annual Report”), substantially in the form of Exhibit BB (which form may be modified or altered as to either its organization or content by the Operating Advisor, subject to compliance of such form with the terms and provisions of this Agreement including, without limitation, provisions herein relating to Privileged Information; provided, however, that in no event shall the information or any other content included in the Operating Advisor Annual Report contravene any provision of this Agreement), that (A) sets forth whether the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer is operating in compliance with the Servicing Standard with respect to its performance of its duties pursuant to this Agreement with respect to Specially Serviced Loans (and, after the occurrence and during the continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on Performing Loans) during the prior calendar year on an Asset-Level Basis and (B) identifies (1) which, if any, standards the Operating Advisor believes, in its sole discretion exercised in good faith, the Special Servicer has failed to comply and (2) any material deviations from the Special Servicer’s obligations hereunder with respect to the resolution or liquidation of any Specially Serviced Loan or REO Property (other than with respect to any REO Property related to any Non-Serviced Mortgage Loan or any Servicing Shift Mortgage Loan); provided, however, that in the event the Special Servicer is replaced, the Operating Advisor Annual Report shall only relate to the entity that was acting as Special Servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such Operating Advisor Annual Report; provided, further, that the Operating Advisor shall prepare a separate Operating Advisor Annual Report relating to the Excluded Special Servicer and any Excluded Special Servicer Loan(s) serviced by such Excluded Special Servicer. In preparing any Operating Advisor Annual Report, the Operating Advisor shall not be required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the Special Servicer’s obligations under this Agreement that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial. Subject to the restrictions in this Agreement, each such Operating Advisor Annual Report shall comply with all of the confidentiality requirements described in this Agreement regarding Privileged Information (subject to any permitted exceptions). Such Operating Advisor Annual Report shall be delivered to the Depositor, the Certificate Administrator (which shall promptly post such Operating Advisor Annual Report on the Certificate Administrator’s Website in accordance with Section 4.02(b)) and the 17g-5 Information Provider (which shall promptly post such Operating Advisor Annual Report on the 17g-5 Information Provider’s Website in accordance with Section 3.14(d)); provided, however, that the Special Servicer shall be given an opportunity to review the Operating Advisor Annual Report at least five (5) Business Days prior to such Operating Advisor Annual Report’s delivery to the Depositor, the Certificate Administrator and the 17g-5 Information Provider. The Operating Advisor shall have no obligation to adopt any comments to the Operating Advisor Annual Report that are provided by the Special Servicer.

(i)                In the event the Operating Advisor’s ability to perform its obligations in respect of the Operating Advisor Annual Report is limited or prohibited due to the failure of a party hereto to timely deliver information required to be delivered to the Operating Advisor or because such information is inaccurate or incomplete, the Operating Advisor shall set forth such limitations or prohibitions in the related Operating Advisor Annual Report and the Operating Advisor shall not be subject to any liability arising from such limitations and prohibitions. The Operating Advisor shall be entitled to conclusively rely on the accuracy and completeness of any information it is provided. If the Operating Advisor is prohibited or materially limited from obtaining Privileged Information and such prohibition or limitation prevents the Operating Advisor from performing its duties under this Agreement, the Operating Advisor shall not be subject to any liability arising from its lack of access to such Privileged Information.

(d)               With respect to each Serviced Mortgage Loan and any related Serviced Companion Loan (other than any Servicing Shift Mortgage Loan), if no Control Termination Event has occurred and is continuing, the Operating Advisor shall:

(i)                                 promptly review all information available to Privileged Persons on the Certificate Administrator’s Website relevant to the Operating Advisor’s obligations under this Agreement;

(ii)                              promptly review each Final Asset Status Report; and

(iii)                           review any Appraisal Reduction Amount and net present value calculations pursuant to Section 3.31(e) of this Agreement.]

[FOR TRANSACTIONS NOT SATISFYING RISK RETENTION REQUIREMENTS THROUGH RETENTION OF ELIGIBLE HORIZONTAL RESIDUAL INTEREST][With respect to each Serviced Mortgage Loan and any related Serviced Companion Loan (other than any Servicing Shift Mortgage Loan), while a Control Termination Event has occurred and is continuing, the Operating Advisor shall:

(iv)                           consult (on a non-binding basis) with the Special Servicer in connection with each Asset Status Report pursuant to Section 3.23(e) of this Agreement;

(v)                              consult (on a non-binding basis) with the Master Servicer or the Special Servicer, as applicable, in connection with any Major Decision pursuant to Section 6.07 of this Agreement;

(vi)                           review, recalculate and verify the accuracy of any Appraisal Reduction Amount and net present value calculations pursuant to Section 3.31(f) of this Agreement;

(vii)                       in connection with the preparation of the Operating Advisor Annual Report (defined below), review, in accordance with the Operating Advisor Standard, the Special Servicer’s operational practices on a Trust-Level Basis in respect of Specially Serviced Loans in order to formulate an opinion as to whether or not those operational practices generally satisfy the Servicing Standard with respect to the resolution and/or liquidation of the Specially Serviced Loans;

(viii)                    within 120 days of the end of the prior calendar year (if any such Mortgage Loans (other than any Servicing Shift Mortgage Loan) were Specially Serviced Loans during the prior calendar year), deliver an annual report setting forth the Operating Advisor’s assessment of the Special Servicer’s performance of its duties under this Agreement on a Trust-Level Basis with respect to the resolution and liquidation of

Specially Serviced Loans during the prior calendar year (the “Operating Advisor Annual Report”) to the Trustee, the Master Servicer, the Certificate Administrator (which shall promptly post such Operating Advisor Annual Report on the Certificate Administrator’s Website), the related Serviced Companion Loan Noteholder (if any) and the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement). Each Operating Advisor Annual Report shall be substantially in the form of Exhibit BB of this Agreement (which form may be modified or altered as to either its organization or content by the Operating Advisor, subject to compliance of such form with the terms and provisions of this Agreement) and shall be based on the Operating Advisor’s review of any annual compliance statement and any assessment of compliance delivered to the Operating Advisor pursuant to Section 10.11 of this Agreement, as applicable, any attestation report delivered to the Operating Advisor pursuant to Section 10.13 of this Agreement, any Asset Status Report, other information (other than any communications between the Directing Holder and the Special Servicer that would be Privileged Information) delivered to the Operating Advisor by the Special Servicer and oral communications with the Special Servicer; provided that in no event shall the information or any other content included in the Operating Advisor Annual Report contravene any provision of this Agreement. Subject to the restrictions in this Agreement, including, without limitation, Section 3.31(b) of this Agreement, each such Operating Advisor Annual Report shall (A) identify any material deviations (i) from the Servicing Standard and (ii) from the Special Servicer’s obligations under this Agreement with respect to the resolution or liquidation of Specially Serviced Loans and (B) comply with all of the confidentiality requirements applicable to the Operating Advisor described in this Agreement. Promptly upon receipt of each Operating Advisor Annual Report, the Certificate Administrator shall post such Operating Advisor Annual Report on the Certificate Administrator’s Website. Each of the Special Servicer and the Directing Holder (for so long as no Consultation Termination Event has occurred and is continuing) shall be given an opportunity to review any Operating Advisor Annual Report at least five Business Days prior to its delivery to the Trustee and the Certificate Administrator; provided, that the Operating Advisor shall have no obligation to consider any comments to such Operating Advisor Annual Report that are provided by the Special Servicer or Directing Holder. Notwithstanding the foregoing, no Operating Advisor Annual Report shall be required from the Operating Advisor with respect to the Special Servicer if during the prior calendar year no Asset Status Report was prepared by the Special Servicer in connection with a Specially Serviced Loan or Serviced REO Property.]

(e)               (i)  With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, after the calculation has been finalized (and, if an Operating Advisor Consultation Event has occurred and is continuing, prior to the utilization by the Special Servicer) of any of the calculations related to (i) Appraisal Reduction Amounts or (ii) net present value in accordance with Section 1.02(i), the Special Servicer shall forward such calculations, together with any supporting material or additional information necessary in support thereof (including such additional information reasonably requested by the Operating Advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information), to the Operating Advisor promptly, but in any event no later than two (2) Business Days after preparing such calculations, and the Operating Advisor shall promptly, but no later than three (3) Business Days after receipt of such calculations and any supporting or additional materials, recalculate and review for accuracy and consistency with this Agreement of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with any such calculation.

(ii)                In connection with this Section 3.31(e), in the event the Operating Advisor does not agree with the mathematical calculations of the Appraisal Reduction Amount (as calculated by the Special Servicer) or net present value or the application of the applicable non discretionary portions of the formula required to be utilized for such calculation, the Operating Advisor and the Special Servicer shall consult with each other in order to resolve any material inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement within five (5) Business Days of delivery of such calculations. The Master Servicer shall cooperate with the Special Servicer and provide any information reasonably requested by the Special Servicer necessary for the calculation of the Appraisal Reduction Amount that is in the Master Servicer’s possession or reasonably obtainable by the Master Servicer. In the event the Operating Advisor and the Special Servicer are not able to resolve such inaccuracies or disagreement prior to the end of such five (5) Business Day period, the Operating Advisor shall promptly notify the Certificate Administrator of such disagreement and the Certificate Administrator shall examine the calculations and supporting materials provided by the Operating Advisor and the Special Servicer and determine which calculation is to apply (and shall provide prompt written notice of such determination to the Operating Advisor and the Special Servicer). In making such determination, the Certificate Administrator may hire an independent third party to assist with any such calculation at the expense of the Trust and shall be entitled to conclusively rely on such third party’s determination (provided such third party has been selected with reasonable care by the Certificate Administrator).

(f)                Notwithstanding the foregoing, prior to the occurrence and continuance of an Operating Advisor Consultation Event, the Operating Advisor’s review will be limited to an after-the-action review of any assessment of compliance report, any attestation report, any Major Decision Reporting Package and/or Asset Status Reports (in each case, after the occurrence and during the continuance of an Operating Advisor Consultation Event), any Final Asset Status Report and other information delivered to the Operating Advisor by the Special Servicer or made available to Privileged Persons that are posted on the Certificate Administrator’s Website during the prior calendar year (together with any additional information and material reviewed by the Operating Advisor), and, therefore, it shall have no involvement with respect to collateral substitutions, assignments, workouts, modifications, consents, waivers, insurance policies, mortgagor substitutions, lease changes, additional borrower debt, defeasances, property management changes, releases from escrow, assumptions or other similar actions that the Special Servicer may perform under this Agreement and will have no obligations at any time with respect to any Non-Serviced Mortgage Loan. In addition, with respect to the Operating Advisor’s review of net present value calculations as required in Section 3.26(d) above, the Operating Advisor’s recalculation shall not take into account the reasonableness of Special Servicer’s property and borrower performance assumptions or other similar discretionary portions of the net present value calculation.

(g)               Subject to the requirements of confidentiality imposed on the Operating Advisor herein (including without limitation in respect of Privileged Information), the Operating Advisor shall respond to Inquiries proposed by Privileged Persons from time to time in accordance with the terms of Section 4.02(c) of this Agreement.

(h)               The Operating Advisor and its Affiliates shall keep all information appropriately labeled as “Privileged Information” confidential and shall not, without the prior written consent of the Special Servicer and either the Directing Holder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and any applicable Excluded Loan and for so long as no Consultation Termination Event is continuing) disclose such Privileged Information to any Person (including Certificateholders other than the Directing Holder), other than (i) to the extent expressly required by this Agreement, to the other parties to this Agreement with a notice indicating that such information is Privileged Information, (ii) pursuant to a Privileged Information Exception or (iii) where necessary to support specific findings or conclusions concerning allegations of deviations from the Servicing Standard (A) in the Operating Advisor Annual Report or (B) in connection with a recommendation by the Operating Advisor to replace the Special Servicer. Each party to this Agreement that receives Privileged Information from the Operating Advisor with a notice stating that such information is Privileged Information shall not disclose such Privileged Information to any Person without the prior written consent of the Special Servicer, the Directing Holder other than pursuant to a Privileged Information Exception. Notwithstanding the foregoing, the Operating Advisor shall be permitted to share Privileged Information with its Affiliates and any subcontractors of the Operating Advisor that agree in writing to be bound by the same confidentiality provisions applicable to the Operating Advisor. Subject to the terms and conditions in this Agreement related to Privileged Information, the Operating Advisor agrees that it shall use information received from the Special Servicer pursuant to the terms of this Agreement solely for purposes of complying with its duties and obligations hereunder. In addition and for the avoidance of doubt, while the Operating Advisor may serve in a similar capacity with respect to other securitizations that involve the same parties or borrower involved in this securitization, the knowledge of the employees performing operating advisor functions for such other securitizations shall not be imputed to employees of the Operating Advisor involved in this securitization.

(i)                 On each Master Servicer Remittance Date, the Operating Advisor shall be paid the applicable Operating Advisor Fee from amounts on deposit in the Collection Account pursuant to Section 3.06 of this Agreement, as applicable. In addition, the Operating Advisor Consulting Fee shall be payable to the Operating Advisor with respect to each Major Decision for which the Operating Advisor has consultation rights. Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee shall be payable from funds on deposit in the Collection Account as provided in Section 3.06 of this Agreement, but with respect to the Operating Advisor Consulting Fee only to the extent such Operating Advisor Consulting Fee is actually received from the related Borrower. When the Operating Advisor has consultation rights with respect to a Major Decision under this Agreement, the Master Servicer or the Special Servicer processing the Major Decision shall use efforts to collect the applicable Operating Advisor Consulting Fee from the related Borrower in connection with such Major Decision that are consistent with the efforts that the Master Servicer or the Special Servicer, as applicable, would use to collect any borrower-paid fees not specified in the related loan documents owed to it in accordance with the Servicing Standard, but only to the extent not prohibited by the related Loan

Documents. The Master Servicer or Special Servicer, as applicable, may waive or reduce the amount of any Operating Advisor Consulting Fee payable by the related Borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard, but in no event shall the Master Servicer or the Special Servicer take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection; provided that the Master Servicer or the Special Servicer, as applicable, shall consult on a non-binding basis with the Operating Advisor prior to any such waiver or reduction.

(j)                 The Operating Advisor may delegate its duties to agents or subcontractors to the extent such agents or subcontractors satisfy clauses (c), (d) and (f) of the definition of “Eligible Operating Advisor” and so long as the related agreements or arrangements with such agents or subcontractors are consistent with the provisions of this Agreement. Notwithstanding the foregoing sentence, the Operating Advisor shall remain obligated and primarily liable for any actions required to be performed hereunder in accordance with the provisions of this Agreement without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any Person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the Operating Advisor alone were performing its obligations under this Agreement.

Section 3.32        Delivery of Excluded Information to the Certificate Administrator.

(a)               Any Excluded Information that the Master Servicer, the Special Servicer or the Operating Advisor identifies and delivers to the Certificate Administrator for posting to the Certificate Administrator’s Website shall be delivered to the Certificate Administrator via e-mail (or such other electronic means as is mutually acceptable to the parties) in one or more separate files labeled “Excluded Information” followed by the applicable loan name and loan file to [_____]. For the avoidance of doubt, any information that is not appropriately labeled and delivered in accordance with this Section 3.32 shall not be separately posted as Excluded Information on the Certificate Administrator’s Website, and any information appropriately labeled and delivered to the Certificate Administrator pursuant to this Section shall be posted on the Certificate Administrator’s Website under the “Excluded Information” section, as provided under Section 4.02(b). When so posted, Excluded Controlling Class Holders shall be prohibited from the access of Excluded Information with respect to any Excluded Controlling Class Mortgage Loans on the Certificate Administrator’s Website (unless loan-by-loan segregation is later performed by the Certificate Administrator in which case such access shall only be prohibited with respect to the related Excluded Controlling Class Mortgage Loan(s)). None of the Master Servicer, the Special Servicer or the Operating Advisor shall have any obligations to separately label and deliver any Excluded Information in accordance with this Section 3.31(d) until such party has received notice with respect to the related Excluded Controlling Class Mortgage Loan in the form of Exhibit L-1E to this Agreement. Nothing set forth in this Agreement shall prohibit the Directing Holder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Mortgage Loan with respect to which the Directing Holder or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available on the Certificate Administrator’s Website, such Directing Holder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Mortgage Loan shall be permitted to obtain such information upon reasonable request in accordance with Section 3.14(c) and the Master Servicer and the Special Servicer, as applicable, may require and rely on such certifications prior to releasing any such information.

Section 3.33        Additional Rights of the Holders of the Loan Specific Certificates. (a) With respect to the AB Whole Loan, the majority Holder of the related Loan Specific Certificates shall be entitled to exercise the consent rights (to the extent it is the related Loan Specific Directing Holder hereunder, as set forth in Section 3.28 of this Agreement and in this Section 3.32), cure rights and purchase rights of the holder of the related Trust Subordinate Companion Loan and the right to post additional collateral to avoid an AB Control Appraisal Period, to the extent set forth in the related Intercreditor Agreement, in accordance with the terms of the such Intercreditor Agreement and this Agreement.

(b)               The Certificate Administrator shall upon request, procure from the Depository, and forward to the Special Servicer and the Master Servicer, the name and contact information of the majority Holder of the related beneficial owner of the related Loan Specific Certificates. The Certificate Administrator shall have no liability for any inaccuracies on the list provided by the Depository and is entitled to rely on such list. The Special Servicer and the Master Servicer shall not be responsible for verifying or validating any information provided by the Certificate Administrator, or for monitoring or otherwise maintaining the accuracy of any information thereon. Any expenses incurred in connection with obtaining such information shall be at the expense of the requesting party, except that if such expenses arise in connection with an event as to which such beneficial owner has review, consent or consultation rights with respect to an action taken by, or report prepared by, the requesting party pursuant to this Agreement, then such expenses shall be at the expense of the Trust.

(c)               The parties hereto acknowledge that a Holder of Loan Specific Certificates shall not (1) owe any fiduciary duty to the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer or any other Certificateholder or (2) have any liability to the Trustee or the other Certificateholders for any action taken, or for refraining from the taking of any action pursuant to the related Intercreditor Agreement or the giving of any consent or for errors in judgment. Each Certificateholder, by its acceptance of a Certificate shall be deemed to have confirmed its understanding that a Holder of Loan Specific Certificates (i) may take or refrain from taking actions that favor its interests or the interests of its affiliates over such other Certificateholders, (ii) may have special relationships and interests that conflict with the interests of the other Certificateholders and shall be deemed to have agreed to take no action against a Holder of Loan Specific Certificates or any of its officers, directors, employees, principals or agents as a result of such special relationships or conflicts, and (iii) shall not be liable by reason of its having acted or refrained from acting solely in its interest or in the interest of its affiliates.

(d)               Purchase Option. The Holder of 100% of the Percentage Interest in the related Loan Specific Certificates shall have the right to exercise the rights of the holder of the related Trust Subordinate Companion Loan under the related Intercreditor Agreement, to purchase, upon the occurrence of certain specified events under the related Intercreditor Agreement, the related AB Mortgage Loan from the Trust, subject to the terms, conditions and limitations set forth in, and at the price specified in the related Intercreditor Agreement. The parties hereto agree to take such actions contemplated by such Intercreditor Agreement as may be expressly contemplated thereby, or otherwise reasonably necessary, to allow such Holder to purchase the related AB Mortgage Loan from the Trust. Such purchase right of such Holder of the related Loan Specific Certificates shall be superior to the corresponding purchase options set forth in Section 3.16(b) of this Agreement.

In connection with any purchase of the related AB Mortgage Loan, pursuant to or as contemplated by the preceding paragraph, the Master Servicer or the Special Servicer shall (i) if it receives the applicable purchase price (as provided in the related Participation Agreement) and/or any other amounts payable in connection with the purchase, deposit same, or remit same to the Master Servicer for deposit, as applicable, into the Master Servicer’s Collection Account and so notify the Trustee; and (ii) deliver the related Servicing File to the Person effecting the purchase or its designee. In addition, upon its receipt of a Request for Release from the Master Servicer, the Trustee or Custodian shall: (i) deliver the related Mortgage File to the Person effecting the purchase or its designee; and (ii) execute and deliver such endorsements, assignments and instruments of transfer as shall be provided to it and are reasonably necessary to vest ownership of such AB Whole Loan in the appropriate transferee, without recourse, representations or warranties.

(e)               Cure Rights. The related Loan Specific Directing Holder on behalf of the related Loan Specific Certificates shall have the right to exercise the rights of the holder of the related Trust Subordinate Companion Loan under the related Intercreditor Agreement, to receive notices, upon the occurrence of certain events of default under the related Whole Loan specified under the related Intercreditor Agreement, and to cure the related default, subject to the terms, conditions and limitations set forth in the related Intercreditor Agreement. The parties hereto agree to take such actions contemplated by such Intercreditor Agreement as may be expressly contemplated thereby, or otherwise reasonably necessary, to allow such Holder to effect such cure.

(f)                Consent and Consultation Rights. As further provided in Section 3.28 of this Agreement, the related Loan Specific Directing Holder on behalf of the related Loan Specific Certificates (or its representative) shall have the right to exercise the consent and consultation rights of the holder of the related Trust Subordinate Companion Loan under the related Intercreditor Agreement. In connection therewith, such Loan Specific Directing Holder shall have the right to post additional collateral in accordance with the terms and conditions of the related Intercreditor Agreement in order to maintain its status as the related Loan Specific Directing Holder for the AB Whole Loan.

(g)               Prior to the Master Servicer or Special Servicer, as applicable, (i) obtaining the consent of, or consulting with the related Loan Specific Directing Holder to the extent provided for under the related Intercreditor Agreement and/or under this Agreement, (ii) delivering any Asset Status Report to a Holder of the related Loan Specific Certificates as the related Loan Specific Directing Holder, (iii) permitting the exercise of any cure rights in accordance with the related Intercreditor Agreement, or (iv) permitting a Holder of the related Loan Specific Certificates to exercise any purchase option under the related Intercreditor Agreement, such Loan Specific Directing Holder shall have delivered an Investor Certification to the Master Servicer or the Special Servicer, as applicable.

(h)               At any time an AB Whole Loan is not part of the Trust (including following the exercise by the Holder of the related Loan Specific Certificates of its option to purchase such AB Mortgage Loan pursuant to Section 3.32(d) above), the Master Servicer or Special Servicer shall have no obligation to service the related Trust Subordinate Companion Loan and shall service such Trust Subordinate Companion Loan only until such time such Trust Subordinate Companion Loan is removed from the Trust pursuant to Section 3.16(m) of this Agreement.

Section 3.34        [Resignation Upon Prohibited Risk Retention Affiliation.   Under the Risk Retention Rule, any Third-Party Purchaser is prohibited from being Risk Retention Affiliated with, among other persons, the Master Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer. As long as the prohibition exists, upon the occurrence of (i) a Servicing Officer of the Master Servicer or a Responsible Officer of the Certificate Administrator or the Trustee, as applicable, obtaining actual knowledge that the Master Servicer, the Certificate Administrator or the Trustee, as applicable, is or has become Risk Retention Affiliated with or a Risk Retention Affiliate of the Third-Party Purchaser (in such case, an “Impermissible TPP Affiliate”), (ii) the Master Servicer, the Certificate Administrator or the Trustee receiving written notice by any other party to this Agreement, the Third-Party Purchaser, any Mortgage Loan Seller, any Underwriter or any Initial Purchaser that the Master Servicer, the Certificate Administrator or the Trustee, as applicable, is or has become an Impermissible TPP Affiliate, or (iii) the Operating Advisor or the Asset Representations Reviewer obtaining actual knowledge that it is or has become a Risk Retention Affiliate of the Third Party Purchaser or any other party to this Agreement (in such case, an “Impermissible Operating Advisor Affiliate” and “Impermissible Asset Representations Reviewer Affiliate”, respectively; and either of an Impermissible TPP Affiliate, an Impermissible Operating Advisor Affiliate and an Impermissible Asset Representations Reviewer Affiliate being an “Impermissible Risk Retention Affiliate”), such Impermissible Risk Retention Affiliate shall be required to promptly notify the Retaining Sponsor and the other parties to this Agreement and resign in accordance with Section 6.04, Section 8.07 or Section 11.03, as applicable. The resigning Impermissible Risk Retention Affiliate will be required to bear all reasonable out-of-pocket costs and expenses of each other party to this Agreement, the Issuing Entity and each Rating Agency in connection with such resignation as and to the extent required under this Agreement; provided, however, if the affiliation causing an Impermissible Risk Retention Affiliate is the result of the Third-Party Purchaser acquiring an interest in such Impermissible Risk Retention Affiliate or an affiliate of such Impermissible Risk Retention Affiliate, then such costs and expenses will be an expense of the Issuing Entity.][APPLICABLE ONLY WHEN RISK RETENTION IS SATISFIED THROUGH THE RETENTION OF AN ELIGIBLE HORIZONTAL RESIDUAL INTEREST BY A THIRD-PARTY PURCHASER]

Article IV

DISTRIBUTIONS TO CERTIFICATEHOLDERS

Section 4.01        Distributions. (a) On each Distribution Date, immediately following the distributions on the Loan Specific REMIC Regular Interests as set forth in Section 4.01A, amounts held in the Lower-Tier Distribution Account shall be withdrawn (to the extent of the Available Funds, including or reduced by, to the extent required by Section 3.05(e) of this Agreement, the Withheld Amounts, plus any amount withdrawn from the Gain-on-Sale Reserve Account pursuant to Section 3.05(i) of this Agreement) in the case of all Classes of Pooled Lower-Tier Regular Interests, but excluding the Loan Specific Available Funds (such amount, the “Lower-Tier Distribution Amount”). On each Distribution Date, distributions in respect of principal shall be deemed to have been made on each Class of Pooled Lower-Tier Regular Interests in an amount equal to the amount of principal actually distributed on its respective Corresponding Certificates as provided in Section 4.01(b) of this Agreement. As of any date, the principal balance of each Pooled Lower-Tier Regular Interest shall equal the Lower-Tier Principal Balance thereof. On each Distribution Date, distributions of interest made in respect of any Class of Pooled Regular Certificates or any Class [PEZ] Regular Interest on each Distribution Date pursuant to Section 4.01(b) or Section 9.01 of this Agreement shall be deemed to have first been distributed from the Lower-Tier REMIC to the Upper-Tier REMIC in respect of its Corresponding Lower-Tier Regular Interest set forth in the Preliminary Statement to this Agreement; provided that each Lower-Tier Regular Interest shall be deemed to have received distributions in respect of interest in an amount equal to the Interest Accrual Amount and Class Interest Shortfalls in respect of the [INTEREST ONLY CLASS] Strip Rate or [INTEREST ONLY CLASS] Strip Rate of its Corresponding Component, in each case to the extent actually distributed thereon as provided in Section 4.01(b) of this Agreement.

All distributions of reimbursements of Realized Losses and Additional Trust Fund Expenses made in respect of any Class of Sequential Pay Certificates (other than any Exchangeable Certificates) or any Class [PEZ] Regular Interest on each Distribution Date pursuant to Section 4.01(b) of this Agreement shall be deemed to have first been distributed from the Lower-Tier REMIC to the Upper-Tier REMIC in respect of its Corresponding Lower-Tier Regular Interest set forth in the Preliminary Statement to this Agreement; provided, that distributions of reimbursements of Realized Losses and Additional Trust Fund Expenses shall be made in sequential order of the priority set forth in this Section 4.01(a) for principal distributions, up to the amount of Realized Losses and Additional Trust Fund Expenses previously allocated to a particular Lower-Tier Regular Interest corresponding to such Class of Certificates or such Class [PEZ] Regular Interest, as applicable. For the avoidance of doubt, (i) reimbursements of Realized Losses and Additional Trust Fund Expenses on the Class [__] Certificates and the Class [PEZ] Component [___] under Section 4.01(a) shall be deemed to have been first distributed in respect of the Class [__] Interest to the Upper-Tier REMIC in respect of the Class [__] Regular Interest, (ii) reimbursements of Realized Losses and Additional Trust Fund Expenses on the Class [__] Certificates and the Class [PEZ] Component [___] under Section 4.01(a) shall be deemed to have been first distributed in respect of the Class LB Interest to the Upper-Tier REMIC in respect of the Class [__] Regular Interest, and (iii) reimbursements of Realized Losses and Additional Trust Fund Expenses on the Class [__] Certificates and the Class [PEZ] Component [___] under Section 4.01(a) shall be deemed to have been first distributed in respect of the Class [__] Interest to the Upper-Tier REMIC in respect of the Class [__] Regular Interest.

On each Distribution Date, the Certificate Administrator shall apply amounts related to each Prepayment Premium and Yield Maintenance Charge then on deposit in the Lower-Tier Distribution Account (other than with respect to the Trust Subordinate Companion Loan) and received during or prior to the related Collection Period to the Lower-Tier Regular

Interests in proportion to the amount of principal deemed distributed to each Class of Lower-Tier Regular Interests on such Distribution Date pursuant to this Section 4.01(a).

The Certificate Administrator shall be deemed to deposit the Pooled Lower-Tier Distribution Amount and the amount of any Prepayment Premiums and any Yield Maintenance Charges (other than with respect to the Trust Subordinate Companion Loan) distributed to the Upper-Tier REMIC pursuant to this Section 4.01(a) into the Upper-Tier Distribution Account. Any amount in respect of the Mortgage Pool that remains in the Lower-Tier Distribution Account on each Distribution Date after the deemed distribution described in the preceding sentence shall be distributed to the Holders of the Class [R] Certificates with respect to the Class [LTR] Interest (but only to the extent of such amount for such Distribution Date remaining in the Lower-Tier Distribution Account, if any).

(b)               On each Distribution Date occurring prior to the Cross-Over Date, the Certificate Administrator shall withdraw from the Upper-Tier Distribution Account the amounts deposited in the Upper-Tier Distribution Account in respect of such Distribution Date pursuant Section 4.01(a) of this Agreement, and distribute such amount to the Holders of the Regular Certificates and to the Class [PEZ] Distribution Account in respect of the Class [PEZ] Regular Interests in the amounts and in the order of priority set forth below:

(i)                                 First, to the [SENIOR CLASSES][INTEREST ONLY CLASSES] Certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective aggregate Interest Accrual Amount for those Classes;

(ii)                              Second, to the [SENIOR CLASSES] Certificates, in reduction of the Certificate Balances thereof, in the following priority:

(A)             first, to the Class [__] Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balance of such Class is reduced to the Class [__] Planned Principal Balance;

(B)              second, to the Class [__] Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion of it remaining after distributions on the Class [__] Certificates pursuant to (A) above in this clause (b)(iii)) for such Distribution Date, until the Certificate Balance of such Class is reduced to zero;

(C)              third, to the Class [__] Certificates, in reduction of Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion of it remaining after distributions on the Class [__] and Class [__] Certificates pursuant to (A) and (B) above in this clause (b)(iii)) for such Distribution Date, until the aggregate Certificate Balance of such Class is reduced to zero;

(D)             fourth, to the Class [__] Certificates in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion of it remaining after distributions on the Class [__], Class [__] and Class

[__] Certificates pursuant to (A), (B) and (C) above in this clause (b)(iii)) for such Distribution Date, until the Certificate Balance of such Class is reduced to zero;

(E)              fifth, to the Class [__] Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion of it remaining after distributions on the Class [__], Class [__], Class [__] and Class [__] Certificates pursuant to (A), (B), (C) and (D) above in this clause (b)(iii)) for such Distribution Date, until the Certificate Balance of such Class is reduced to zero; and

(F)              sixth, to the Class [__] Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion of it remaining after distributions on the Class [__], Class [__], Class [__], Class [__] and Class [__] Certificates pursuant to (A), (B), (C), (D) and (E) above in this clause (b)(iii)) for such Distribution Date, until the Certificate Balance of such Class is reduced to zero;

(iii)                           Third, to the [SENIOR CLASSES] Certificates, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, an amount equal to, and pro rata based upon, the aggregate of such unreimbursed Realized Losses previously allocated to those Classes of Certificates;

(iv)                           Fourth, to the Class [PEZ] Component [___] in respect of interest, up to an amount equal to the Class [__] Percentage Interest multiplied by the aggregate Interest Distribution Amount with respect to the Class [PEZ] Component [___], and to the [EXCHANGE CLASS] certificates, in respect of interest, up to an amount equal to the Class [__]-Exchange Percentage Interest multiplied by the aggregate Interest Distribution Amount with respect to the Class [PEZ] Component [___], pro rata in proportion to their respective percentage interests in the Class [__] Regular Interest;

(v)                              Fifth, to the Class [PEZ] Component [___] in reduction of the Certificate Balance thereof, an amount equal to the Class [PEZ] Component [___] multiplied by the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, and to the [EXCHANGE CLASS] certificates, in reduction of their Certificate Balance, up to an amount equal to the Class [__]-Exchange Percentage multiplied by the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, pro rata in proportion to their respective percentage interests in the Class [PEZ] Component [___], until the Certificate Balance of the Class [PEZ] Component [___] is reduced to zero;

(vi)                           Sixth, to the Class [PEZ] Component [___], up to an amount equal to the Class [__] Percentage Interest multiplied by the aggregate of unreimbursed Realized Losses previously allocated to the Class [PEZ] Component [___], and to the [EXCHANGE CLASS] certificates, up to an amount equal to the Class [__]-Exchange Percentage Interest multiplied by the aggregate of unreimbursed Realized Losses previously allocated to the Class [PEZ] Component [___], pro rata in proportion to their respective percentage interests in the Class [PEZ] Component [___];

(vii)                        Seventh, to the Class [PEZ] Component [___] in respect of interest, up to an amount equal to the Class [__] Percentage Interest multiplied by the aggregate Interest Distribution Amount with respect to the Class [PEZ] Component [___], and to the [EXCHANGE CLASS] certificates, in respect of interest, up to an amount equal to the Class [__]-Exchange Percentage Interest multiplied by the aggregate Interest Distribution Amount with respect to the Class [PEZ] Component [___], pro rata in proportion to their respective percentage interests in the Class [__] Regular Interest;

(viii)                     Eighth, to the Class [PEZ] Component [___] in reduction of the Certificate Balance thereof, an amount equal to the Class [PEZ] Component [___] multiplied by the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, and to the [EXCHANGE CLASS] certificates, in reduction of their Certificate Balance, up to an amount equal to the Class [__]-Exchange Percentage multiplied by the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, pro rata in proportion to their respective percentage interests in the Class [PEZ] Component [___], until the Certificate Balance of the Class [PEZ] Component [___] is reduced to zero;

(ix)                             Ninth, to the Class [PEZ] Component [___], up to an amount equal to the Class [__] Percentage Interest multiplied by the aggregate of unreimbursed Realized Losses previously allocated to the Class [PEZ] Component [___],and to the [EXCHANGE CLASS] certificates, up to an amount equal to the Class [__]-Exchange Percentage Interest multiplied by the aggregate of unreimbursed Realized Losses previously allocated to the Class [PEZ] Component [___], pro rata in proportion to their respective percentage interests in the Class [PEZ] Component [___];

(x)                               Tenth, to the Class [__]Trust Component in respect of interest, up to an amount equal to the Class [__] Percentage Interest multiplied by the aggregate Interest Distribution Amount with respect to the Class [PEZ] Component [___], and to the [EXCHANGE CLASS] certificates, in respect of interest, up to an amount equal to the Class [__]-Exchange Percentage Interest multiplied by the aggregate Interest Distribution Amount with respect to the Class [PEZ] Component [___], pro rata in proportion to their respective percentage interests in the Class [__] Regular Interest;

(xi)                             Eleventh, to the Class [PEZ] Component [___] in reduction of the Certificate Balance thereof, an amount equal to the Class [PEZ] Component [___] multiplied by the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, and to the [EXCHANGE CLASS] certificates, in reduction of their Certificate Balance, up to an amount equal to the Class [__]-Exchange Percentage multiplied by the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, pro rata in proportion to their respective percentage interests in the Class [PEZ] Component [___], until the Certificate Balance of the Class [PEZ] Component [___] is reduced to zero;

(xii)                         Twelfth, to the Class [PEZ] Component [___], up to an amount equal to the Class [__] Percentage Interest multiplied by the aggregate of unreimbursed Realized Losses previously allocated to the Class [PEZ] Component [___], and to the [EXCHANGE CLASS] certificates, up to an amount equal to the Class [__]-Exchange Percentage Interest multiplied by the aggregate of unreimbursed Realized Losses previously allocated to the Class [PEZ] Component [___], pro rata in proportion to their respective percentage interests in the Class [PEZ] Component [___];

(xiii)                      Thirteenth, to the Class [__] Certificates in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

(xiv)                      Fourteenth, to the Class [__] Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

(xv)                         Fifteenth, to the Class [__] Certificates, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, up to an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

(xvi)                     Sixteenth, to the Class [__] Certificates in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

(xvii)                  Seventeenth, to the Class [__] Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

(xviii)               Eighteenth, to the Class [__] Certificates, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, up to an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

(xix)                        Nineteenth, to the Class [__] Certificates in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

(xx)                          Twentieth, to the Class [__] Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

(xxi)                       Twenty-first, to the Class [__] Certificates, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, up to an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

(xxii)                    Twenty-second, to the Class [R] Certificates, any amounts remaining in the Upper-Tier Distribution Account.

Notwithstanding the foregoing, on each Distribution Date occurring on and after the Cross-Over Date, regardless of the allocation of principal payments described in priority Second above, the Principal Distribution Amount for such Distribution Date will be distributed to the [SENIOR CLASSES] Certificates, pro rata, based on their respective Certificate Balances, in reduction of their respective Certificate Balances, until the Certificate Balance of each such Class of Certificates is reduced to zero.

(c)               Amounts distributed on the Class [PEZ] Regular Interests pursuant to Section 4.01(a) shall be further distributed from the Class [PEZ] Distribution Account to the Holders of the Exchangeable Certificates as set forth below:

(i)                                 On each Distribution Date, simultaneously with the distributions made on the Class [__] Regular Interest under Section 4.01(b), the aggregate amount so distributed on the Class [__] Regular Interest on such Distribution Date shall be further distributed by the Certificate Administrator to the Holders of the Class [__] Certificates and the Class [PEZ] Certificates in the follow amounts and in the following order of priority:

(A)             first, concurrently, to the Class [__] Certificates in respect of interest, up to an amount equal to the Class [__] Percentage Interest of the amount distributed in respect of interest on the Class [__] Regular Interest under Section 4.01(b)(v), and on the Class [PEZ] Certificates in respect of interest on Class [PEZ] Component [___], up to an amount equal to the Class [__]-Exchange Percentage Interest of the amount distributed in respect of interest on the Class [__] Regular Interest under Section 4.01(b)(v);

(B)              second, concurrently, to the Class [__] Certificates in respect of interest, up to an amount equal to the Class [__] Percentage Interest of the amount distributed in respect of interest on the Class [__] Regular Interest under Section 4.01(b)(vi), and on the Class [PEZ] Certificates in respect of interest on Class [PEZ] Component [___], up to an amount equal to the Class [__]-Exchange Percentage Interest of the amount distributed in respect of interest on the Class [__] Regular Interest under Section 4.01(a)(vi);

(C)              third, concurrently, to the Class [__] Certificates in respect of principal, up to an amount equal to the Class [__] Percentage Interest of the amount distributed in respect of principal on the Class [__] Regular Interest under Section 4.01(b)(vii), and on the Class [PEZ] Certificates in respect of principal on Class [PEZ] Component [___], up to an amount equal to the Class [__]-Exchange Percentage Interest of the amount distributed in respect of principal on the Class [__] Regular Interest under Section 4.01(b)(vii); and

(D)             fourth, concurrently, to the Class [__] Certificates in respect of unreimbursed Realized Losses, up to an amount equal to the Class [__] Percentage Interest of the amount distributed in respect of unreimbursed Realized Losses on the Class [__] Regular Interest under Section 4.01(b)(viii), and on the Class [PEZ] Certificates in respect of unreimbursed Realized Losses on Class [PEZ] Component [___], up to an amount equal to the Class [__]-Exchange Percentage Interest of the amount distributed in respect of unreimbursed Realized Losses on the Class [__] Regular Interest under Section 4.01(b)(viii).

(ii)                              On each Distribution Date, simultaneously with the distributions made on the Class [__] Regular Interest under Section 4.01(b), the aggregate amount so distributed on the Class [__] Regular Interest on such Distribution Date shall be further distributed by the Certificate Administrator to the Holders of the Class [__] Certificates and the Class [PEZ] Certificates in the follow amounts and in the following order of priority:

(A)             first, concurrently, to the Class [__] Certificates in respect of interest, up to an amount equal to the Class [__] Percentage Interest of the amount distributed in respect of interest on the Class [__] Regular Interest under Section 4.01(b)(ix), and on the Class [PEZ] Certificates in respect of interest on Class [PEZ] Component [___], up to an amount equal to the Class [__]-Exchange Percentage Interest of the amount distributed in respect of interest on the Class [__] Regular Interest under Section 4.01(b)(ix);

(B)              second, concurrently, to the Class [__] Certificates in respect of interest, up to an amount equal to the Class [__] Percentage Interest of the amount distributed in respect of interest on the Class [__] Regular Interest under Section 4.01(b)(x), and on the Class [PEZ] Certificates in respect of interest on Class [PEZ] Component [___], up to an amount equal to the Class [__]-Exchange Percentage Interest of the amount distributed in respect of interest on the Class [__] Regular Interest under Section 4.01(b)(x);

(C)              third, concurrently, to the Class [__] Certificates in respect of principal, up to an amount equal to the Class [__] Percentage Interest of the amount distributed in respect of principal on the Class [__] Regular Interest under Section 4.01(b)(xi), and on the Class [PEZ] Certificates in respect of principal on Class [PEZ] Component [___], up to an amount equal to the Class [__]-Exchange Percentage Interest of the amount distributed in respect of principal on the Class [__] Regular Interest under Section 4.01(b)(xi); and

(D)             fourth, concurrently, to the Class [__] Certificates in respect of unreimbursed Realized Losses, up to an amount equal to the Class [__] Percentage Interest of the amount distributed in respect of unreimbursed Realized Losses on the Class [__] Regular Interest under Section 4.01(b)(xii), and on the Class [PEZ] Certificates in respect of unreimbursed Realized Losses on Class [PEZ] Component [___], up to an amount equal to the Class [__]-Exchange Percentage Interest of the amount distributed in respect of unreimbursed Realized Losses on the Class [__] Regular Interest under Section 4.01(b)(xii).

(iii)                           On each Distribution Date, simultaneously with the distributions made on the Class [__] Regular Interest under Section 4.01(b), the aggregate amount so distributed on the Class [__] Regular Interest on such Distribution Date shall be further distributed by the Certificate Administrator to the Holders of the Class [__] Certificates and the Class [PEZ] Certificates in the follow amounts and in the following order of priority:

(A)             first, concurrently, to the Class [__] Certificates in respect of interest, up to an amount equal to the Class [__] Percentage Interest of the amount distributed in respect of interest on the Class [__] Regular Interest under Section 4.01(b)(xiii), and on the Class [PEZ] Certificates in respect of interest on Class [PEZ] Component [___], up to an amount equal to the Class [__]-Exchange Percentage Interest of the amount distributed in respect of interest on the Class [__] Regular Interest under Section 4.01(b)(xiii);

(B)              second, concurrently, to the Class [__] Certificates in respect of interest, up to an amount equal to the Class [__] Percentage Interest of the amount distributed in respect of interest on the Class [__] Regular Interest under Section 4.01(b)(xiv), and on the Class [PEZ] Certificates in respect of interest on Class [PEZ] Component [___], up to an amount equal to the Class [__]-Exchange Percentage Interest of the amount distributed in respect of interest on the Class [__] Regular Interest under Section 4.01(b)(xiv);

(C)              third, concurrently, to the Class [__] Certificates in respect of principal, up to an amount equal to the Class [__] Percentage Interest of the amount distributed in respect of principal on the Class [__] Regular Interest under Section 4.01(b)(xv), and on the Class [PEZ] Certificates in respect of principal on Class [PEZ] Component [___], up to an amount equal to the Class [__]-Exchange Percentage Interest of the amount distributed in respect of principal on the Class [__] Regular Interest under Section 4.01(b)(xv); and

(D)             fourth, concurrently, to the Class [__] Certificates in respect of unreimbursed Realized Losses, up to an amount equal to the Class [__] Percentage Interest of the amount distributed in respect of unreimbursed Realized Losses on the Class [__] Regular Interest under Section 4.01(b)(xvi), and on the Class [PEZ] Certificates in respect of unreimbursed Realized Losses on Class [PEZ] Component [___], up to an amount equal to the Class [__]-Exchange Percentage Interest of the amount distributed in respect of unreimbursed Realized Losses on the Class [__] Regular Interest under Section 4.01(b)(xvi).

(iv)                           The various amounts distributable on the Class [PEZ] Certificates on each Distribution Date under the foregoing subsections of this Section 4.01(c) shall be so distributed in a single, aggregate distribution.

(d)               On each Distribution Date, following the distribution from the Lower-Tier Distribution Account in respect of the Lower-Tier Regular Interests pursuant to Section 4.01(a) of this Agreement, the Certificate Administrator shall make distributions of any Prepayment Premiums and Yield Maintenance Charges received in the related Collection Period (other than any such amounts in respect of the Trust Subordinate Companion Loan) from amounts deposited in the Upper-Tier Distribution Account pursuant to Section 3.05(f) of this Agreement, as follows:

Prepayment Premiums and Yield Maintenance Charges received with respect to the Mortgage Loans (other than any such amounts in respect of the Trust Subordinate Companion Loan) shall be distributed to the Class [__], Class [__], Class [__], Class [__], Class [__] and Class [__] Certificates and the Class [__], Class [__] and Class [__] Regular Interests in an amount equal to, in the case of each such Class, the product of (a) a fraction, not greater than one, the numerator of which is the amount distributed as principal to such Class on such Distribution Date, and whose denominator is the total amount distributed as principal to the Class [__], Class [__], Class [__], Class [__], Class [__] and Class [__] Certificates and the Class [__], Class [__] and Class [__] Regular Interests on such Distribution Date, (b) the Base Interest Fraction for the related Principal Prepayment and such Class of Certificates or Regular Interest and (c) the aggregate amount of the Prepayment Premiums (other than any such amounts in respect of the Trust Subordinate Companion Loan) or the Yield Maintenance Charges (other than any such amounts in respect of the Trust Subordinate Companion Loan), as applicable, collected on such Principal Prepayment during the related Collection Period.

On each Distribution Date, any Yield Maintenance Charges or Prepayment Premiums distributed in respect of the Class [__] Regular Interest shall be further allocated between and distributed on the Class [__] Certificates and the Class [PEZ] Component [___] (and correspondingly on the Class [PEZ] Certificates), pro rata in proportion to the Class [__] Percentage Interest and Class [__]-Exchange Percentage Interest, respectively. On each Distribution Date, any Yield Maintenance Charges or Prepayment Premiums distributed in respect of the Class [__] Regular Interest shall be further allocated between and distributed on the Class [__] Certificates and the Class [PEZ] Component [___] (and correspondingly on the Class [PEZ] Certificates), pro rata in proportion to the Class [__] Percentage Interest and Class [__]-Exchange Percentage Interest, respectively. On each Distribution Date, any Yield Maintenance Charges or Prepayment Premiums distributed in respect of the Class [__] Regular Interest shall be further allocated between and distributed on the Class [__] Certificates and the Class [PEZ] Component [___] (and correspondingly on the Class [PEZ] Certificates), pro rata in proportion to the Class [__] Percentage Interest and Class [__]-Exchange Percentage Interest, respectively.

Prepayment Premiums and Yield Maintenance Charges received with respect to the Trust Subordinate Companion Loan shall be distributed to the [LOAN SPECIFIC CLASS] Certificates.

Any Yield Maintenance Charges or Prepayment Premiums collected during the related Collection Period (other than any such amounts in respect of the Trust Subordinate Companion Loan) remaining after such distributions described in the preceding paragraphs (the “IO Group YM Distribution Amount”) shall be allocated and distributed in the following manner:

(i)                             to the Class [__] Certificates, in an amount equal to the product of (a) a fraction, the numerator of which is the aggregate amount of principal distributed on the

Class [__], Class [__], Class [__], Class [__], Class [__] Certificates and the Class [__] Regular Interest on such Distribution Date and the denominator of which is the total Principal Distribution Amount for such Distribution Date, multiplied by (b) the IO Group YM Distribution Amount;

(ii)                          to the Class [__] Certificates, in an amount equal to the product of (a) a fraction, the numerator of which is the aggregate amount of principal distributed on the Class [__] Regular Interest and the Class [__] Regular Interest on such Distribution Date and the denominator of which is the total Principal Distribution Amount for such Distribution Date, multiplied by (b), the IO Group YM Distribution Amount;

(iii)                       to the Class [__] Certificates, in an amount equal to the product of (a) a fraction, the numerator of which is the amount of principal distributed on the Class [__] Certificates on such Distribution Date and the denominator of which is the total Principal Distribution Amount for such Distribution Date, multiplied by (b), the IO Group YM Distribution Amount;

(iv)                        to the Class [__] Certificates, in an amount equal to the product of (a) a fraction, the numerator of which is the amount of principal distributed on the Class [__] Certificates on such Distribution Date and the denominator of which is the total Principal Distribution Amount for such Distribution Date, multiplied by (b), the IO Group YM Distribution Amount;

(v)                          to the Class [__] Certificates, in an amount equal to the product of (a) a fraction, the numerator of which is the amount of principal distributed on the Class [__] Certificates on such Distribution Date and the denominator of which is the total Principal Distribution Amount for such Distribution Date, multiplied by (b), the IO Group YM Distribution Amount;

(vi)                      to the Class [__] Certificates, in an amount equal to the product of (a) a fraction, the numerator of which is the amount of principal distributed on the Class [__] Certificates on such Distribution Date and the denominator of which is the total Principal Distribution Amount for such Distribution Date, multiplied by (b), the IO Group YM Distribution Amount; and

(vii)                   on the Class [__] Certificates, the IO Group YM Distribution Amount remaining after such distribution to the holders of the Class [__], Class [__], Class [__], Class [__], Class [__] and Class [__] Certificates described in clauses (i) through (vi) above.

(e)               On each Distribution Date, the Certificate Administrator shall withdraw amounts from the Gain-on-Sale Reserve Account (or sub-account thereof) and shall distribute such amounts in the following manner:

(i)                                  (A) from amounts in the Gain-on-Sale Reserve Account allocable to a Mortgage Loan (other than a Mortgage Loan related to a Serviced Whole Loan), to reimburse the Holders of the Regular Certificates (other than the [INTEREST ONLY CLASSES] Certificates) and the Class [PEZ] Regular Interests (in the same order as that set forth in Section 4.01(b) of this Agreement and any amount so distributed on any Class [PEZ] Regular Interest shall be made correspondingly to the Class [__], Class [__] or Class [__] Certificates and the component of the Class [PEZ] Certificates that correspond to such Class [PEZ] Regular Interest, pro rata, according to their respective Tranche Percentage Interest in such Class [PEZ] Regular Interest), up to an amount equal to all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to them and unreimbursed after application of Available Funds for such Distribution Date; (B) from amounts in the Gain-on-Sale Reserve Account allocable to the Serviced Whole Loans, first, in accordance with the terms of the related Intercreditor Agreement, and then, to the extent allocated to the related Mortgage Loan (in the case of the AB Whole Loan, solely from amounts allocable to the AB Mortgage Loan), pursuant to the terms of such Intercreditor Agreement, to reimburse the Holders of the Regular Certificates (other than [INTEREST ONLY CLASSES] Certificates) and the Class [PEZ] Regular Interests (in the same order as that set forth in Section 4.01(b) of this Agreement and any amount so distributed on any Class [PEZ] Regular Interest shall be made correspondingly to the Class [__], Class [__] or Class [__] Certificates and the component of the Class [PEZ] Certificates that correspond to such Class [PEZ] Regular Interest, pro rata, according to their respective Tranche Percentage Interest in such Class [PEZ] Regular Interest), up to an amount equal to all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to them and unreimbursed after application of Available Funds for such Distribution Date; and (C) from amounts in the Gain-on-Sale Reserve Account allocable to the Trust Subordinate Companion Loan, to reimburse Holders of the [LOAN SPECIFIC CLASS] Certificates up to an amount equal to all Loan Specific Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to them and unreimbursed after application of all amounts payable thereto for such Distribution Date and

(ii)                              any amounts remaining in the Gain-on-Sale Reserve Account after such distributions on any Distribution Date that (A) are allocable to the Mortgage Loans, shall be held and maintained in such account and applied to offset future Realized Losses and Additional Trust Fund Expenses from time to time; and (B) are allocable to the Serviced Companion Loans, shall be remitted within one Business Day after each such Distribution Date by the Certificate Administrator to the Master Servicer (which shall remit to the Serviced Companion Loan Noteholders in accordance with Section 3.05(h)). On any Distribution Date, amounts held in the Gain-on-Sale Reserve Account (other than amounts allocable to any related Serviced Companion Loan pursuant to the terms of any related Intercreditor Agreement) that exceed amounts reasonably required (as determined by the Certificate Administrator) to offset future Realized Losses and Additional Trust Fund Expenses shall be distributed to the Holders of the Class [R] Certificates (in respect of the Class [LTR] Interest) and upon termination of the Trust Fund, any amounts remaining in the Gain-on-Sale Reserve Account (other than amounts allocable to any related Serviced Companion Loan pursuant to the terms of any related Intercreditor Agreement) shall be distributed by the Certificate Administrator to the Class [R] Certificates (in respect of the Class [LTR] Interest). Amounts paid with respect to the Mortgage Loans from the Gain-on-Sale Reserve Account pursuant to the preceding clauses (i) and (ii) shall first be deemed to have been distributed to the Lower-Tier Regular Interests in reimbursement of Realized Losses and Additional Trust Fund Expenses previously allocated thereto in the same manner as provided in Section 4.01(a) of this Agreement. Amounts paid from the Gain-on-Sale Reserve Account will not reduce the Certificate Balances of any Class of Regular Certificates or of any Class [PEZ] Regular Interest receiving such distributions.

(f)                On each Distribution Date, immediately following the distributions to be made on such date pursuant to Section 4.01(b), the Certificate Administrator shall calculate the amount, if any, of Realized Losses. Any allocation of Realized Losses to any Class of Regular Certificates (other than the [INTEREST ONLY CLASSES] Certificates) and the Class [PEZ] Regular Interests shall be made by reducing the Certificate Balance thereof by the amount so allocated. Any Realized Losses so allocated to any Class of Regular Certificates (other than the [INTEREST ONLY CLASSES] Certificates) and the Class [PEZ] Regular Interests shall be allocated among the respective Certificates of such Class in proportion to the Percentage Interests evidenced thereby. The allocation of Realized Losses shall constitute an allocation of losses and other shortfalls experienced by the Trust Fund. Reimbursement of previously allocated Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the Class of Certificates or Regular Interest in respect of which any such reimbursement is made. To the extent any Nonrecoverable Advances (plus interest thereon) that were reimbursed from principal collections on the Mortgage Loans and previously resulted in a reduction of the Principal Distribution Amount are subsequently recovered on the related Mortgage Loan, the amount of such recovery will be added to the Certificate Balance of the Classes of Regular Certificates or Regular Interests (other than the [INTEREST ONLY CLASSES] Certificates) that previously were allocated Realized Losses, first, to the [SENIOR CLASSES] Certificates, pro rata, then to the Class [__] Regular Interest (and, correspondingly, the Class [__] Certificates and the Class [PEZ] Component [___], pro rata based on their respective Tranche Percentage Interests therein), then, to the Class [__] Regular Interest (and, correspondingly, the Class [__] Certificates and the Class [PEZ] Component [___], pro rata based on their respective Tranche Percentage Interests therein), then, to the Class [__] Regular Interest (and, correspondingly, the Class [__] Certificates and the Class [PEZ] Component [___], pro rata based on their respective Tranche Percentage Interests therein), and then, to the remainder of the Regular Certificates (other than the [INTEREST ONLY CLASSES] Certificates) in sequential order, in each case up to the amount of the unreimbursed Realized Losses allocated to such Class of Certificates or such Class [PEZ] Regular Interest. If the Certificate Balance of any Class of Certificates or any Regular Interest is so increased, the amount of unreimbursed Realized Losses of such Class of Certificates or such Regular Interest shall be decreased by such amount.

The Certificate Balances of each Class of Regular Certificates (other than the [INTEREST ONLY CLASSES] Certificates) and Class [PEZ] Regular Interest will be reduced without distribution on any Distribution Date as a write-off to the extent of any Realized Losses allocated to such Class of Certificates or such Class [PEZ] Regular Interest with respect to such date. Any such write-offs will be applied to the Classes of Regular Certificates (other than the [INTEREST ONLY CLASSES] Certificates) and the Class [PEZ] Regular Interests in the following order, in each case until the Certificate Balance of such Class or Regular Interest is reduced to zero: first, to the Class [__] Certificates; second, to the Class [__] Certificates; third, to the Class [__] Certificates; fourth, to the Class [__] Certificates; fifth, to the Class [__] Certificates; sixth, to the Class [__] Regular Interest (and, correspondingly, the Class [__] Certificates and the Class [PEZ] Component [___], pro rata based on their respective Tranche

Percentage Interests therein); seventh, to the Class [__] Regular Interest (and, correspondingly, the Class [__] Certificates and the Class [PEZ] Component [___], pro rata based on their respective Tranche Percentage Interests therein); eighth, to the Class [__] Regular Interest (and, correspondingly, the Class [__] Certificates and the Class [PEZ] Component [___], pro rata based on their respective Tranche Percentage Interests therein); and finally, to the [SENIOR CLASSES] Certificates, pro rata, based on their respective Certificate Balances. Any amounts recovered in respect of amounts previously written off as Realized Losses shall be distributed on the Classes of Regular Certificates (other than the [INTEREST ONLY CLASSES] Certificates) and the Class [PEZ] Regular Interests as a recovery of Realized Losses previously allocated to such Classes of Regular Certificates or Regular Interests in reverse order of allocation of Realized Losses thereto in accordance with Section 4.01(b) of this Agreement (and any amounts so distributed on any Class [__] Regular Interest shall be distributed on such Class of Class [__], Class [__] or Class [__] Certificates corresponding to that Class [PEZ] Regular Interest and the corresponding component of the Class [PEZ] Certificates, pro rata based on their respective Tranche Percentage Interests in such Class [PEZ] Regular Interest). Additional Trust Fund Expenses and shortfalls in Available Funds due to extraordinary expenses of the Trust Fund (including indemnification expenses), a reduction in the Mortgage Rate on a Mortgage Loan by a bankruptcy court pursuant to a plan of reorganization or pursuant to any of its equitable powers, or otherwise, shall be treated as and allocated in the same manner as Realized Losses.

With respect to any Distribution Date, any Realized Losses allocated pursuant to Section 3.06 of this Agreement with respect to such Distribution Date shall reduce the Lower-Tier Principal Balances of the Pooled Lower-Tier Regular Interests as a write-off and shall be allocated among the Pooled Lower-Tier Regular Interests in the same priority as the Class of Corresponding Certificates.

(g)               All amounts distributable to a Class of Certificates pursuant to this Section 4.01 on each Distribution Date shall be allocated pro rata among the outstanding Certificates in each such Class based on their respective Percentage Interests. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, (i) by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor if such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or (ii) otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

(h)               Except as otherwise provided in Section 9.01 with respect to an Anticipated Termination Date, the Certificate Administrator shall, as soon as reasonably practicable within the month preceding the month in which the final distribution with respect to any Class of Certificates is expected to be made, mail to each Holder of such Class of Certificates on such date a notice to the effect that:

(A)             the Certificate Administrator reasonably expects based upon information previously provided to it that the final distribution with respect to such Class of Certificates will be made on such Distribution Date, but only upon presentation and surrender of such Certificates at the office of the Certificate Administrator therein specified, and

(B)              if such final distribution is made on such Distribution Date, no interest shall accrue on such Certificates from and after such Distribution Date;

provided, that the Class [R] Certificates shall remain outstanding until no other Class of Certificates, the Loan Specific REMIC Regular Interests, the Lower-Tier Regular Interests or Class [PEZ] Regular Interests are outstanding.

Any funds not distributed to any Holder or Holders of such Classes of Certificates on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held for the benefit of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to this Section 4.01(h) shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Holders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Holders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Holders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall distribute to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator hereunder and the transfer of such amounts to a successor Certificate Administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Class [R] Certificateholders. No interest shall accrue or be payable to any Holder on any amount held hereunder or by the Certificate Administrator as a result of such Holder’s failure to surrender its Certificate(s) for final payment thereof in accordance with this Section 4.01(h). Any such amounts transferred to the Certificate Administrator may be invested in Permitted Investments and all income and gain realized from investment of such funds shall accrue for its benefit.

(i)                 Shortfalls in Available Funds resulting from Excess Prepayment Interest Shortfalls shall be allocated to, and Compensating Interest Payments shall be deemed distributed to, each Class of Regular Certificates, the Class [__] Regular Interest (and, correspondingly, the Class [__] Certificates and the Class [PEZ] Component [___], pro rata based on their respective

Tranche Percentage Interests therein), the Class [__] Regular Interest (and, correspondingly, the Class [__] Certificates and the Class [PEZ] Component [___], pro rata based on their respective Tranche Percentage Interests therein) and the Class [__] Regular Interest (and, correspondingly, the Class [__] Certificates and the Class [PEZ] Component [___], pro rata based on their respective Tranche Percentage Interests therein) and, in each case, correspondingly to the respective Class of Corresponding Lower-Tier Regular Interests, pro rata, based upon the Interest Accrual Amount distributable to each such Class of Certificates or Regular Interest prior to reduction by such Excess Prepayment Interest Shortfalls. Compensating Interest Payments shall be deposited by the Master Servicer into the Collection Account on or prior to the Master Servicer Remittance Date.

(j)                 On the final Master Servicer Remittance Date, the Master Servicer shall withdraw from the Collection Account and deliver to the Certificate Administrator who shall distribute to the Mortgage Loan Sellers, any Loss of Value Payments relating to the Mortgage Loans that it is servicing and that were transferred from the Loss of Value Reserve Fund to the Collection Account on the immediately preceding Master Servicer Remittance Date in accordance with Section 3.06(e)(v) of this Agreement.

(k)               [Reserved.]

(l)                 The various amounts distributable on the Class [PEZ] Certificates on each Distribution Date under Section 4.01(c), Section 4.01(d) and Section 4.01(e) in respect of Interest Accrual Amounts, Class Interest Shortfalls, Principal Distribution Amounts, reimbursements of Realized Losses, Yield Maintenance Charges and Gain-on-Sale Proceeds allocated to any of the Class [PEZ] Components pursuant to the terms of this Agreement shall be so distributed in a single, aggregate distribution to the Holders of the Class [PEZ] Certificates on such Distribution Date. In addition, the Class [PEZ] Certificates shall be allocated the aggregate amount of Realized Losses, Net Prepayment Interest Shortfalls and other interest shortfalls (including those resulting from Appraisal Reduction Events) that are allocated to the Class [PEZ] Components pursuant to the terms of this Agreement.

(m)             On each Distribution Date, any Excess Interest received with respect to each ARD Loan during the related Collection Period shall be distributed to the Holders of the [ARD CLASS] Certificates from the Excess Interest Distribution Account established pursuant to Section 3.05(k). Any Excess Interest remaining in the Excess Interest Distribution Account on the final Distribution Date shall be distributed to the Holders of the [ARD CLASS] Certificates.

Section 4.01A Distributions on the [LOAN SPECIFIC CLASS] Certificates.

(n)               The initial principal balance of the [LOAN SPECIFIC CLASS]-P Regular Interest shall be an amount equal to the initial principal balance of the AB Mortgage Loan and the initial principal balance of the [LOAN SPECIFIC CLASS]-NP Regular Interest shall be an amount equal to the initial principal balance of the Trust Subordinate Companion Loan. The Pass-Through Rate on the [LOAN SPECIFIC CLASS]-P Regular Interest shall be AB Mortgage Loan Component Net Rate and the Pass-Through Rate on the [LOAN SPECIFIC CLASS]-NP Regular Interest shall be the Class [__] Pass-Through Rate. On each Distribution Date:

(i)                             The [LOAN SPECIFIC CLASS]-P Regular Interest shall be deemed to have received distributions in respect of interest and principal and allocations of principal and other losses and Additional Trust Fund Expenses allocated to the AB Mortgage Loan pursuant to the terms of the related Intercreditor Agreement in an amount equal to the amount of interest and principal actually distributed to, or principal and other losses and Additional Trust Fund Expenses allocated to the AB Mortgage Loan pursuant to the terms of the related Intercreditor Agreement. Such amounts shall be deemed to have been withdrawn from the Loan Specific REMIC Distribution Account and deposited in the Lower-Tier Distribution Account. Amounts so distributed on the [LOAN SPECIFIC CLASS]-P Regular Interest in respect of the AB Mortgage Loan shall be deemed to be part of Available Funds and shall not be deemed to be part of the Loan Specific Available Funds;

(ii)                          The [LOAN SPECIFIC CLASS]-NP Regular Interest shall be deemed to have received distributions in respect of interest and principal and allocations of principal and other losses and Additional Trust Fund Expenses allocated to the Trust Subordinate Companion Loan pursuant to the terms of the related Intercreditor Agreement in an amount equal to the amount of interest and principal actually distributed to, or principal and other losses and Additional Trust Fund Expenses allocated to the Trust Subordinate Companion Loan pursuant to the terms of the related Intercreditor Agreement. Such amounts shall be deemed to have been withdrawn from the Loan Specific REMIC Distribution Account and deposited in the Lower-Tier Distribution Account. Amounts so distributed on the [LOAN SPECIFIC CLASS]-NP Regular Interest in respect of the Trust Subordinate Companion Loan shall not be part of Available Funds but shall be deemed to be part of the [LOAN SPECIFIC CLASS] Available Funds;

(iii)                       The Class L[___] Interest shall be deemed to have received distributions of principal and allocations of Loan Specific Realized Losses and Additional Trust Fund Expenses in an amount equal to the amount of principal actually distributable to the [LOAN SPECIFIC CLASS] Certificates. The Class L[___] Interest shall be deemed to have received distributions in respect of interest in an amount equal to the Loan Specific Interest Accrual Amount, Class Interest Shortfalls in respect of the [LOAN SPECIFIC CLASS] Certificates and Prepayment Premiums and Yield Maintenance Charges in respect of the [LOAN SPECIFIC CLASS]-NP Regular Interest, to the extent actually distributable thereon; and

(iv)                      Amounts deemed to be received by the Upper-Tier REMIC in respect of the Class L[___] Interest shall be available to be withdrawn to the extent of the Loan Specific Available Funds for distribution to the [LOAN SPECIFIC CLASS] Certificates

Distributions made in respect of the [LOAN SPECIFIC CLASS] Certificates on each Distribution Date pursuant to Section 4.01A(b) or Section 9.01 shall be deemed to have first been withdrawn from the Loan Specific REMIC Distribution Account and distributed from the Loan Specific REMIC to the Lower-Tier REMIC in respect of the Class L[___] Regular Interest and withdrawn from the Lower-Tier Distribution Account and distributed from the Lower-Tier REMIC to the Upper-Tier REMIC in respect of its Class L[___] Interest. The Certificate Administrator shall be deemed to deposit the Loan Specific Available Funds and the amount of any related Prepayment Premiums and any Yield Maintenance Charges distributable to the Upper-Tier REMIC pursuant to this Section 4.01A(a)(iii) into the Upper-Tier Distribution Account. Any amount in respect of the Trust Subordinate Companion Loan that remains in the Loan Specific REMIC Distribution Account or the Lower-Tier Distribution Account on each Distribution Date after distribution of the Loan Specific Available Funds and distribution of Prepayment Premiums and Yield Maintenance Charges in respect of the [LOAN SPECIFIC CLASS]-NP Regular Interest and the Class L[___] Interest, respectively, shall be distributed to the Holders of the Class R Certificates (but only to the extent of such amount for such Distribution Date remaining in the Loan Specific REMIC Distribution Account or the Lower-Tier Distribution Account, respectively, if any).

(o)               On each Distribution Date the Certificate Administrator shall withdraw from the Upper-Tier Distribution Account the amounts deposited in the Upper-Tier Distribution Account in respect of such Distribution Date pursuant to Section 4.01A(a) and distribute such amount to Holders of [LOAN SPECIFIC CLASS] Certificates in the amounts and in the order of priority set forth below:

(i)                             first, to distributions of interest to the Holders of the [LOAN SPECIFIC CLASS] Certificates, in an amount equal to all of the Loan Specific Interest Accrual Amount for the [LOAN SPECIFIC CLASS] Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

(ii)                         second, to distributions of principal to the Holders of the [LOAN SPECIFIC CLASS] Certificates, in an amount up to the Loan Specific Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the [LOAN SPECIFIC CLASS] Certificates is reduced to zero;

(iii)                      third, to distributions to the Holders of the [LOAN SPECIFIC CLASS] Certificates to reimburse such Holders for all Loan Specific Realized Losses, if any, previously allocated to such Class of Certificates and for which no reimbursement has previously been received; and

(iv)                      fourth, to distributions to the Holders of the Class R Certificates in an amount equal to the balance, if any, of the Loan Specific Available Funds remaining in the Upper-Tier REMIC after the distributions to be made on such Distribution Date as described in clauses (i) through (iii) above.

(p)               On each Distribution Date, following the distribution from the Lower-Tier Distribution Account in respect of the Class L[___] Interest pursuant to Section 4.01A(a) of this Agreement, the Certificate Administrator shall make distributions of any Prepayment Premiums and Yield Maintenance Charges received in the related Collection Period on the Trust Subordinate Companion Loan from amounts deposited in the Upper-Tier Distribution Account pursuant to Section 3.05(f) of this Agreement to the [LOAN SPECIFIC CLASS] Certificates.

(q)               On each Distribution Date, the Certificate Balance of [LOAN SPECIFIC CLASS] Certificates will be reduced without distribution on any Distribution Date as a write-off to the extent of any related Loan Specific Realized Losses calculated immediately following the distributions to be made on such Distribution Date. Any amounts recovered in respect of amounts previously written off as Loan Specific Realized Losses shall be distributed to the [LOAN SPECIFIC CLASS] Certificates in accordance with the priorities in Section 4.01A(b) of this Agreement. Additional Trust Fund Expenses allocable to the Trust Subordinate Companion Loan (pursuant to the related Intercreditor Agreement or this Agreement) and shortfalls in Loan Specific Available Funds due to extraordinary expenses of the Trust Fund (including indemnification expenses), a reduction in the related Mortgage Rate by a bankruptcy court pursuant to a plan of reorganization or pursuant to any of its equitable powers, or otherwise, shall be treated as, and allocated in the same manner as, Loan Specific Realized Losses.

The Loan Specific Realized Losses that are applied to [LOAN SPECIFIC CLASS] Certificates will be allocated to reduce the Lower-Tier Principal Balance of the Class L[___] Interest and the Loan Specific REMIC Principal Balance of the [LOAN SPECIFIC CLASS]-NP Regular Interest.

(r)                On each Distribution Date, Prepayment Interest Shortfalls on the AB Whole Loan shall be allocated first, to interest distributions on the Trust Subordinate Companion Loan and second, to interest distributions on the AB Mortgage Loan on such Distribution Date. Prepayment Interest Shortfalls allocated to the Trust Subordinate Companion Loan (the “Loan Specific Excess Prepayment Interest Shortfall”) shall be allocated to the [LOAN SPECIFIC CLASS] Certificates, and in corresponding amounts to the Class L[___] Interest and the [LOAN SPECIFIC CLASS]-NP Regular Interest. Any Prepayment Interest Shortfall allocated to the AB Mortgage Loan shall be allocated to the Pooled Regular Certificates (other than the Class A-M, Class B and Class C Certificates), and the EC Regular Interests and the Pooled Lower-Tier Regular Interests and the [LOAN SPECIFIC CLASS]-P Regular Interest.

(s)                All distributions to each of the [LOAN SPECIFIC CLASS] Certificates shall be allocated pro rata among the outstanding Certificates in each such Class based on their respective Percentage Interests. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each [LOAN SPECIFIC CLASS] Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

(t)                 Except as otherwise provided in Section 9.01 with respect to an Anticipated Termination Date, the Certificate Administrator shall, no later than the fifteenth day of the month in the month preceding the month in which the final distribution with respect to any of the [LOAN SPECIFIC CLASS] Certificates is expected to be made, mail to each Holder of such [LOAN SPECIFIC CLASS] Certificates on such date a notice to the effect that:

(A)             the Certificate Administrator reasonably expects based upon information previously provided to it that the final distribution with respect to such [LOAN SPECIFIC CLASS] Certificates will be made on such Distribution Date, but only upon presentation and surrender of such Certificates at the office of the Certificate Administrator therein specified, and

(B)              if such final distribution is made on such Distribution Date, no interest shall accrue on such Certificates from and after such Distribution Date;

provided, however, that the Class R Certificates shall remain outstanding until there is no other Class of Certificates, Loan Specific REMIC Regular Interests or Lower-Tier Regular Interests outstanding.

Any funds not distributed to any Holder or Holders of the [LOAN SPECIFIC CLASS] Certificates on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Holder or Holders. If any [LOAN SPECIFIC CLASS] Certificates as to which notice has been given pursuant to this Section 4.01A(g) shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Holders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Holders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Holders shall be paid out of such funds. If within two years after the second notice any such [LOAN SPECIFIC CLASS] Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator hereunder and the transfer of such amounts to a successor Certificate Administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Class R Certificateholders. No interest shall accrue or be payable to any Holder on any amount held in trust hereunder or by the Certificate Administrator as a result of such Holder’s failure to surrender its Certificate(s) for final payment thereof in accordance with this Section 4.01A(g). Any such amounts transferred to the Certificate Administrator may be invested in Permitted Investments and all income and gain realized from investment of such funds shall accrue for its benefit.

Section 4.02        Statements to Certificateholders; Reports by Certificate Administrator; Other Information Available to the Holders and Others. (a) On each Distribution Date, the Certificate Administrator shall make available to the general public on the Certificate Administrator’s Website a statement (substantially in the form set forth as Exhibit K to this Agreement and based on the information set forth in (i) the CREFC® Investor Reporting Package (CREFC® IRP) prepared by the Master Servicer (other than the CREFC® Special Servicer Loan File) and the other reports prepared by the Master Servicer and Special Servicer relating to such Distribution Date, including the CREFC® Special Servicer Loan File, upon which information the Certificate Administrator may conclusively rely, in accordance with CREFC® guidelines and

(ii) the CREFC® Reconciliation of Funds Template prepared by the Certificate Administrator) as to distributions made on such Distribution Date (each, a “Distribution Date Statement”) setting forth (with respect to each Class of Certificates) the following information:

(i)                                 the Record Date, Interest Accrual Period, and Determination Date for such Distribution Date;

(ii)                              the aggregate amount of the distribution to be made on such Distribution Date to the Holders of each Class of Sequential Pay Certificates and the [ARD CLASS] and Class [PEZ] Certificates in reduction of the Certificate Balance of those Certificates;

(iii)                           the aggregate amount of the distribution to be made on such Distribution Date to the Holders of each Class of Sequential Pay Certificates and the Class [PEZ] Certificates allocable to (A) the Interest Accrual Amount and the Loan Specific Interest Accrual Amount, as applicable, and/or (B) Class Interest Shortfalls;

(iv)                           the aggregate amount of Advances made in respect of the Distribution Date and the amount of interest paid on Advances since the prior Distribution Date (including, to the extent material, the general use of funds advanced and general source of funds for reimbursements);

(v)                              the aggregate amount of compensation paid to the Trustee, the Certificate Administrator, CREFC®, the Operating Advisor, the Asset Representations Reviewer and servicing compensation paid to the Master Servicer and the Special Servicer for the related Determination Date and any other fees or expenses accrued and paid from the Trust Fund;

(vi)                           (i) the Available Funds and the Loan Specific Available Funds for the Distribution Date, (ii) the total amount of all principal and/or interest distributions, as well as any other distributions (other than Yield Maintenance Charges), properly made on or in respect of any Class of Regular Certificates and any Class [PEZ] Regular Interest with respect to such Distribution Date, and (iii) any other cash flows received on the Mortgage Loans and applied to pay fees and expenses (including the components of the Available Funds, or such other cash flows);

(vii)                        the amount of the distribution on the Distribution Date to the holders of any Class of Regular Certificates and any Class [PEZ] Regular Interest allocable to Prepayment Premiums and Yield Maintenance Charges;

(viii)                     the accrued Interest Accrual Amount and Loan Specific Interest Accrual Amount, as applicable, in respect of each Class of Regular Certificates and any Class [PEZ] Regular Interest for such Distribution Date [and the aggregate amount of the Mortgage Loan Seller Strips for such Distribution Date];

(ix)                            the Pass-Through Rate for each Class of Regular Certificates and each Class [PEZ] Regular Interest for the Distribution Date and the next succeeding Distribution Date;

(x)                                the Principal Distribution Amount and the Loan Specific Principal Distribution Amount for the Distribution Date;

(xi)                            the aggregate Certificate Balance or aggregate Notional Amount, as the case may be, of each Class of Certificates (other than the [ARD CLASS] Certificates or the Residual Certificates), immediately before and immediately after such Distribution Date, separately identifying any reduction in the aggregate Certificate Balance (or, if applicable, the aggregate Notional Amount) of each such Class as a result of the allocation of any Realized Loss or Loan Specific Realized Losses, as applicable, and/or Additional Trust Fund Expenses on such Distribution Date;

(xii)                         the fraction, expressed as a decimal carried to at least eight places, the numerator of which is the then related Certificate Balance, and the denominator of which is the related initial aggregate Certificate Balance, for each Class of Regular Certificates immediately following the Distribution Date;

(xiii)                      the amount of any Appraisal Reduction Amounts, Collateral Deficiency Amounts and Cumulative Appraisal Reduction Amounts allocated during the related Collection Period on a loan-by-loan basis; and the total Appraisal Reduction Amounts, Collateral Deficiency Amounts and Cumulative Appraisal Reduction Amounts as of such Distribution Date on a loan-by-loan basis;

(xiv)                      the number and related Stated Principal Balance of any Mortgage Loans modified, extended or waived on a loan-by-loan basis since the previous Determination Date (including a description of any material modifications, extensions or waivers to Mortgage Loan terms, fees, penalties or payments during the Collection Period or that have cumulatively become material over time);

(xv)                         the amount of any remaining unpaid Class Interest Shortfalls for each Class of Regular Certificates and each Class [PEZ] Regular Interest as of the Distribution Date;

(xvi)                      an loan-by-loan listing of each Mortgage Loan which was the subject of a Principal Prepayment (other than Liquidation Proceeds and Insurance Proceeds) during the related Collection Period and the amount of Principal Prepayment occurring, together with the aggregate amount of Principal Prepayments made during the related Collection Period;

(xvii)                  an loan-by-loan listing of each Mortgage Loan which was defeased since the previous Determination Date;

(xviii)               the amount of the distribution to the holders of each Class of Certificates on the Distribution Date attributable to reimbursement of Realized Losses, or Loan Specific Realized Losses, as applicable;

(xix)                       as to any Mortgage Loan repurchased by a Mortgage Loan Seller or otherwise liquidated or disposed of during the related Collection Period, (A) the Loan Number of the related Mortgage Loan and (B) the amount of proceeds of any repurchase of a Mortgage Loan, Liquidation Proceeds and/or other amounts, if any, received thereon during the related Collection Period and the portion thereof included in the Available Funds and the Loan Specific Available Funds for such Distribution Date;

(xx)                         the amount on deposit in each of the Interest Reserve Account and the Gain-on-Sale Reserve Account before and after giving effect to the distribution made on such Distribution Date (and any material account activity since the prior Distribution Date);

(xxi)                      the then-current credit support levels for each Class of Sequential Pay Certificates and Class [PEZ] Regular Interest;

(xxii)                   the original and then-current ratings of each Class of Certificates (other than the Class [R] Certificates);

(xxiii)                with respect to any REO Loan as to which the related Mortgaged Property became an REO Property during the preceding calendar month, the city, state, property type, latest Debt Service Coverage Ratio and the current Stated Principal Balance;

(xxiv)               with respect to any REO Property included in the Trust Fund at the close of business on the related Determination Date (A) the Loan Number of the related Mortgage Loan, (B) the value of such REO Property based on the most recent Appraisal or valuation;

(xxv)                   with respect to any Serviced REO Property sold or otherwise disposed of during the related Collection Period and for which a Final Recovery Determination has been made, (A) the Loan Number of the related Mortgage Loan, (B)(1) in the case of any Mortgage Loan other than the AB Whole Loan, the Realized Loss attributable to the related Mortgage Loan and (2) in the case of the AB Whole Loan, the Realized Loss attributable to the AB Mortgage Loan or the Loan Specific Realized Loss attributable to the Trust Subordinate Companion Loan, (C) the amount of sale proceeds and other amounts, if any, received in respect of such Serviced REO Property during the related Collection Period and the portion thereof included in the Available Funds for such Distribution Date, (D) the date of the Final Recovery Determination and (E) the balance of the Gain-on-Sale Reserve Account for such Distribution Date;

(xxvi)                the amount of the distribution on the Distribution Date to the holders of the [ARD CLASS] Certificates and the Residual Certificates;

(xxvii)             material breaches of Mortgage Loan representations and warranties or any covenants under this Agreement of which the Certificate Administrator has received or delivered written notice;

(xxviii)          the identity of the Operating Advisor;

(xxix)                 the amount of Realized Losses, Loan Specific Realized Losses, Additional Trust Fund Expenses and Class Interest Shortfalls, if any, incurred with respect to the Mortgage Loans during the related Collection Period and in the aggregate for all prior Collection Periods (except to the extent reimbursed or paid);

(xxx)                    an itemized listing of any Disclosable Special Servicer Fees received by the Special Servicer or any of its Affiliates during the related Collection Period;

(xxxi)                 the identity of the Controlling Class;

(xxxii)              the identity of the Directing Holder; and

(xxxiii)           such other information as contemplated by Exhibit K to this Agreement; and a report as of the close of business on the immediately preceding Determination Date, containing some categories of information regarding the Mortgage Loans provided in Exhibit B, calculated, where applicable, on the basis of the most recent relevant information provided by the borrowers to the master servicer and by the master servicer to the certificate administrator, and presented in a loan-by-loan and tabular format substantially similar to the formats utilized in Annex A.

In the case of information furnished pursuant to sub-clauses (ii), (iii), (v), (vii), (viii), (xv) and (xviii) above, the amounts shall be expressed as a dollar amount in the aggregate for all Certificates of each applicable Class and per $1,000 of original Certificate Balance or Notional Amount, as the case may be.

The Master Servicer or the Special Servicer, as applicable, may omit any information from the Distribution Date statement that the Master Servicer or the Special Servicer regards as confidential. None of the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator shall be responsible for the accuracy or completeness of any information supplied to it by a Borrower, the Depositor, any Sponsor or a master servicer, a special servicer or other similar party under an Other PSA or other third party that is included in any reports, statements, materials or information prepared or provided by the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator, as applicable.

If and for so long as the Trust is subject to the reporting requirements of the Exchange Act, no Distribution Date Statement that is part of any SEC filing shall include references to the Rating Agencies or any ratings ascribed by any Rating Agency to any Class of Certificates.

On each Distribution Date, the Certificate Administrator shall make available to each Holder of a Class [R] Certificate a copy of the reports made available to the other Certificateholders on such Distribution Date and a statement setting forth the amounts, if any, actually distributed with respect to the Class [R] Certificates on such Distribution Date. Such obligation of the Certificate Administrator shall be deemed to have been satisfied to the extent that it provided substantially comparable information pursuant to any requirements of the Code as from time to time in force.

Within a reasonable period of time after the end of each calendar year, the Certificate Administrator shall furnish to each Person who at any time during the calendar year was a Certificateholder of record, a report summarizing on an annual basis (if appropriate) the items provided to Certificateholders pursuant to clauses (i) and (ii) above as to the applicable Class, aggregated for such calendar year or applicable portion thereof during which such person was a Certificateholder, together with such other information that the Certificate Administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable such Certificateholders to prepare their federal income tax returns. Such information shall include the amount of original issue discount accrued on each Class of Certificates held by Persons other than Holders exempted from the reporting requirements and information regarding the expenses of the Trust Fund. Such requirement shall be deemed to be satisfied to the extent such information is provided pursuant to applicable requirements of the Code from time to time in force.

On each Distribution Date, the Certificate Administrator shall deliver the related Distribution Date Statement to the Depositor in electronic format to dbinvestor@list.db.com (or to such other address as the Depositor shall specify by written notice to the Certificate Administrator).

Upon receipt of a summary of any Asset Review Report from the Asset Representations Reviewer required to be delivered pursuant to Section 11.04(e), the Certificate Administrator shall include such summary in Item 1B on the Form 10-D for such period in which the Asset Review Report was delivered.

(b)               The Certificate Administrator shall make available via the Certificate Administrator’s Website, to any Privileged Person (provided that the Prospectus, the Distribution Date Statements and the SEC filings will be made available to the general public, and provided further that any Privileged Person that is a Borrower, a Manager of a Mortgaged Property, an Affiliate of the foregoing or an agent of any Borrower shall only be entitled to access documents made available to the general public) the following items, in each case to the extent received by the Certificate Administrator:

(i)                                 the following “deal documents”:

(A)             the Prospectus;

(B)              this Agreement, each sub-servicing agreement delivered to the Certificate Administrator from and after the Closing Date (if any), the Mortgage Loan Purchase Agreements and any amendments and exhibits hereto or thereto; and

(C)              the CREFC® Loan Setup File delivered to the Certificate Administrator by the Master Servicer;

(ii)                              the following “SEC EDGAR filings”:

(A)             any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the Certificate Administrator with respect to the Trust through the EDGAR system;

(iii)                           the following “periodic reports”:

(A)             the Distribution Date Statements;

(B)              the supplemental reports and the CREFC® data files identified as such in the definition of “CREFC® Investor Reporting Package (CREFC® IRP)” (other than the CREFC® Loan Setup File), to the extent it has received or prepared such report or file; and

(C)              all Operating Advisor Annual Reports.

(iv)                          the following “additional documents”:

(A)             the summary of any Final Asset Status Report delivered to the Certificate Administrator in electronic format; and

(B)              any other Third Party Reports (or updates thereto) delivered to the Certificate Administrator in electronic format;

(v)                             the following “special notices”:

(A)             any notice with respect to a release pursuant to Section 3.10(h);

(B)              all Special Notices;

(C)              notice of any waiver, modification or amendment of any term of any Mortgage Loan;

(D)             notice of final payment on the Certificates;

(E)              all notices of the occurrence of any Servicer Termination Events received by the Certificate Administrator;

(F)              notice of termination or resignation of the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or the Trustee (and appointments of successors to the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or the Trustee);

(G)             any notice to Certificateholders of the Operating Advisor’s recommendation to replace the Special Servicer and the related report prepared by the Operating Advisor in connection with such recommendation;

(H)             any notice of any request by requisite percentage of Certificateholders for a vote to terminate the Special Servicer or the Operating Advisor;

(I)                any notice to Certificateholders of the operating advisor’s recommendation to replace the special servicer;

(J)                notice of the Certificate Administrator’s determination that an Asset Review Trigger is in effect and any other notice required to be delivered to the Certificateholders pursuant to Section 11.01;

(K)             any notice of the termination of a Sub-Servicer;

(L)              any and all Officer’s Certificates and other evidence delivered to or by the Certificate Administrator to support its or the Master Servicer’s, the Trustee’s or the Special Servicer’s, as the case may be, determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

(M)            any notice of the termination of the Trust;

(N)             any notice of the occurrence and continuance of a Control Termination Event;

(O)             [any notice that an Operating Advisor Consultation Event has occurred or is terminated];

(P)              any notice of the occurrence of a Consultation Termination Event;

(Q)             any notice of the occurrence of an Operating Advisor Termination Event;

(R)              any notice of the occurrence of an Asset Representations Reviewer Termination Event;

(S)              all of the annual compliance statements and annual assessments as to compliance delivered to the Certificate Administrator since the Closing Date pursuant to Section 10.11 and Section 10.12 of this Agreement; and

(T)              all of the annual independent public accountants’ servicing reports caused to be delivered to the Certificate Administrator since the Closing Date pursuant to Section 10.13 of this Agreement;

(vi)                          the Investor Q&A Forum;

(vii)                       solely to Certificateholders and Certificate Owners, the Investor Registry; and

(viii)                    the following “risk retention special notices”, if any, shall also be posted to the “Risk Retention Special Notices” tab on the Certificate Administrator’s Website:

(A)             the disclosure required pursuant to 12 C.F.R. 244.4(c)(1)(ii) of the Risk Retention Rule; and

(B)              any noncompliance of the applicable credit risk retention requirements under Section 15G of the Exchange Act by the Third-Party

Purchaser or a successor third party purchaser as and to the extent the Retaining Sponsor is required under the credit risk retention requirements under Section 15G of the Exchange Act;

provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Loan, the Certificate Administrator shall only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the Certificate Administrator has been notified of such Excluded Loan.

Notwithstanding the foregoing, all Excluded Information shall be made available under a separate tab or heading designated “Excluded Information” (and not under any of the tabs or headings described in items (i) through (vii) above) and made available to Privileged Persons other than Excluded Controlling Class Holders (unless loan-by-loan segregation is later performed by the Certificate Administrator in which case such access by an Excluded Controlling Class Holder shall only be prohibited with respect to the related Excluded Controlling Class Mortgage Loans).

Any Person that is a Borrower Party shall only be entitled to access (a) the Distribution Date Statements, and the following items made available to the general public: the Prospectus, this Agreement, the Mortgage Loan Purchase Agreements and the Commission filings on the Certificate Administrator’s Website, and (b) in the case of the Directing Holder or a Controlling Class Certificateholder, if any such Person becomes an Excluded Controlling Class Holder, upon delivery to the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee in physical form of an investor certification substantially in the forms of Exhibit L-1D and Exhibit L-1E and upon delivery to the Certificate Administrator in physical form of an investor certification substantially in the form of Exhibit L-1F, which shall include each of the CTSLink User ID’s associated with such Excluded Controlling Class Holder, all information (other than Excluded Information) available on the Certificate Administrator’s Website (unless loan-by-loan segregation is later performed by the Certificate Administrator in which case such access by an Excluded Controlling Class Holder shall only be prohibited with respect to the related Excluded Controlling Class Mortgage Loans).

In the case of the Directing Holder or a Controlling Class Certificateholder that is not an Excluded Controlling Class Holder, upon delivery of an investor certification substantially in the form of Exhibit L-1A hereto, such Directing Holder or Controlling Class Certificateholder shall be entitled to access all information on the Certificate Administrator’s Website. The Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee may each rely on (i) an investor certification in the form of Exhibit L-1A hereto from the Directing Holder or a Controlling Class Certificateholder to the effect that such Person is not an Excluded Controlling Class Holder and (ii) an investor certification in the form of Exhibit L-1C hereto from the Directing Holder or a Controlling Class Certificateholder to the effect that such Person is an Excluded Controlling Class Holder with respect to one or more Excluded Controlling Class Mortgage Loan(s). In the event the Directing Holder or a Controlling Class Certificateholder becomes an Excluded Controlling Class Holder, such party shall promptly notify each of the Master Servicer, the Special Servicer, the Operating Advisor, the

Certificate Administrator and the Trustee in writing substantially in the form of Exhibit L-1E that such party is an Excluded Controlling Class Holder and identify the Excluded Controlling Class Mortgage Loan(s) and thereafter shall not be entitled to any Excluded Information related to such Excluded Controlling Class Mortgage Loan(s) and made available on the Certificate Administrator’s Website. With respect to any Excluded Information, each of the Master Servicer, the Special Servicer and the Operating Advisor shall mark or label such information as “Excluded Information” prior to delivery to the Certificate Administrator, and the Certificate Administrator shall segregate on the Certificate Administrator’s Website such Excluded Information (and may be segregated on loan-by-loan basis) from information relating to other Mortgage Loans. Notwithstanding anything herein to the contrary, each of the Master Servicer, the Special Servicer, the Operating Advisor and the Certificate Administrator shall be entitled to conclusively assume that the Directing Holder and all beneficial owners of the Certificates of the Controlling Class are not Excluded Controlling Class Holders except to the extent that the Master Servicer, the Special Servicer, the Operating Advisor or the Certificate Administrator, as applicable, has received such notice from the Directing Holder or a Controlling Class Certificateholder that it has become an Excluded Controlling Class Holder. None of the Master Servicer, the Special Servicer, the Operating Advisor or the Certificate Administrator shall be liable for any communication to the Directing Holder or Controlling Class Certificateholder or disclosure of Excluded Information if the Master Servicer, the Special Servicer, the Operating Advisor or the Certificate Administrator, as applicable, did not receive prior written notice that the related Mortgage Loan is an Excluded Controlling Class Mortgage Loan (including, in the case of a summary of an Asset Status Report or Final Asset Status Report delivered to the Certificate Administrator for posting to the Certificate Administrator’s Website and/or any failure to label any such information provided to the Certificate Administrator).

Each of the Master Servicer, the Special Servicer, the Operating Advisor and the Certificate Administrator shall be entitled to conclusively rely on (i) any written notice from the Directing Holder or a Controlling Class Certificateholder that it is no longer an Excluded Controlling Class Holder and (ii) any certification delivered by the Directing Holder or a Controlling Class Certificateholder, as applicable, substantially in the form of Exhibit L1-B that such Person is no longer an Excluded Controlling Class Holder. To the extent the Directing Holder or a Controlling Class Certificateholder receives access pursuant to this Agreement to any Excluded Information on the Certificate Administrator’s Website or otherwise receives access to such Excluded Information, such Directing Holder or Controlling Class Certificateholder shall be deemed to have agreed that it (i) will not directly or indirectly provide any information related to the Excluded Controlling Class Mortgage Loan to the related Borrower or to any Excluded Controlling Class Holder or (A) any employees or personnel of such Directing Holder or Controlling Class Certificateholder or any Affiliate involved in the management of any investment in the related Borrower or the related Mortgaged Property or (B) to its actual knowledge, any non-Affiliate that holds a direct or indirect ownership interest in the related Borrower, and (ii) will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with the obligations described in clause (i) above.

The Certificate Administrator makes no representations or warranties as to the accuracy or completeness of such information and assumes no responsibility therefor. In addition, the Certificate Administrator may disclaim responsibility for any information distributed by the Certificate Administrator for which it is not the original source. The

Certificate Administrator shall not be responsible for the accuracy or completeness of any information supplied to it by the Master Servicer or Special Servicer that is included in any reports, statements, materials or information prepared or provided by the Master Servicer or Special Servicer, as applicable, and the Certificate Administrator shall be entitled to conclusively rely upon the Master Servicer’s reports and the Special Servicer’s reports without any duty or obligation to recompute, verify or re-evaluate any of the amounts or other information stated therein. In connection with providing access to the Certificate Administrator’s Internet website, the Certificate Administrator may require registration and the acceptance of a disclaimer. The Certificate Administrator shall not be liable for the dissemination of information in accordance herewith. Notwithstanding anything herein to the contrary, the Certificate Administrator shall not be liable for any Excluded Information to the extent such information was included in any summary of an Asset Status Report or Final Asset Status Report delivered to the Certificate Administrator for posting to the Certificate Administrator’s Website and not properly identified as Excluded Information.

The Certificate Administrator shall have no liability for access by an Excluded Controlling Class Holder to the Certificate Administrator’s Website of any information with respect to which such Excluded Controlling Class Holder is prohibited from accessing pursuant to this Agreement if such Excluded Controlling Class Holder provided an Investor Certification but did not indicate it was a Borrower Party.

The provisions in this Section shall not limit the Master Servicer’s ability to make accessible certain information regarding the Mortgage Loans at a website maintained by the Master Servicer.

(c)               The Certificate Administrator shall make available, only to Privileged Persons, the Investor Q&A Forum. The “Investor Q&A Forum” shall be a service available on the Certificate Administrator’s Website, where (i) Certificateholders and Certificate Owners who are Privileged Persons may (A) submit questions to the Certificate Administrator relating to the Distribution Date Statement, (B) submit questions to the Master Servicer or the Special Servicer, as applicable, relating to the reports being made available pursuant to this Section 4.02(c), the Mortgage Loans or the Mortgaged Properties (other than a Non-Serviced Mortgage Loan or related Mortgaged Properties) and (C) submit questions to the Operating Advisor relating to the Operating Advisor Annual Reports or actions by the Master Servicer or the Special Servicer as to which the Operating Advisor has consultation rights, whether or not referenced in any Operating Advisor Annual Reports or other reports prepared by the Operating Advisor (collectively, “Inquiries”), and (ii) Privileged Persons may view Inquiries that have been previously submitted and answered, together with the answers thereto. Upon receipt of an Inquiry for the Master Servicer, the Special Servicer or the Operating Advisor, the Certificate Administrator shall forward the Inquiry to the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, (and in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the Other Pooling and Servicing Agreement) in each case within a commercially reasonable period following receipt thereof. Following receipt of an Inquiry, the Certificate Administrator, the Master Servicer, the Special Servicer (other than with respect to the Non-Serviced Mortgage Loans or related Mortgaged Properties) or the Operating Advisor, as applicable, unless it determines not to answer such Inquiry as provided below, shall reply to the Inquiry, which reply of the Master Servicer, Special Servicer or the Operating Advisor shall be sent by email to the Certificate Administrator. The Certificate Administrator shall post (within a commercially reasonable period following preparation or receipt of such answer, as the case may be) such Inquiry and the related answer to the Investor Q&A Forum. If the Certificate Administrator, the Master Servicer, the Special Servicer or the Operating Advisor determines, in its respective sole discretion, that (i) any Inquiry is beyond the scope outlined above, (ii) answering any Inquiry would not be in the best interests of the Trust and/or the Certificateholders, (iii) answering any Inquiry would be in violation of applicable law, this Agreement or the applicable Loan Documents, (iv) answering any Inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Certificate Administrator, the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, (v) answering such inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception) or (vi) answering any Inquiry is otherwise not advisable for any reason, it shall not be required to answer such Inquiry and, in the case of the Master Servicer, the Special Servicer or the Operating Advisor, shall promptly notify the Certificate Administrator, and the Certificate Administrator shall not post such Inquiry on the Investor Q&A Forum. In addition, no party shall post or otherwise disclose information known to such party to be Privileged Information as part of its response to any Inquiry. The Certificate Administrator shall notify the Person who submitted such Inquiry if the Inquiry will not be answered. The Certificate Administrator shall not be required to post to the Investor Q&A Forum any Inquiry or answer thereto that the Certificate Administrator determines, in its sole discretion, is administrative or ministerial in nature. The Investor Q&A Forum will not reflect questions, answers and other communications between the Certificate Administrator or other Person which are not submitted via the Investor Q&A Forum. In addition, no party is permitted to post or otherwise disclose direct communication with the Directing Holder or the Risk Retention Consultation Party (in its capacity as Risk Retention Consultation Party) as part of its response to any questions. In the case of an Inquiry relating to a Non-Serviced Mortgage Loan, the Certificate Administrator shall make reasonable efforts to obtain an answer from the related non-serviced master servicer or the related non-serviced special servicer, as applicable; provided that the Certificate Administrator shall not be responsible for the content of such answer or any delay or failure to obtain such answer.

(d)               The Certificate Administrator shall make available to any Certificateholder and Certificate Owner, the Investor Registry. The “Investor Registry” shall be a voluntary service available on the Certificate Administrator’s Website, where Certificateholders and Certificate Owners can register and thereafter obtain contact information with respect to any other Certificateholder or Certificate Owner that has so registered. Any person registering to use the Investor Registry will be required to certify that (a) it is a Certificateholder or a Certificate Owner and (b) it grants authorization to the Certificate Administrator to make its name and contact information available on the Investor Registry for at least 45 days from the date of such certification to other registered Certificateholders and registered Certificate Owners. Such Person shall then be asked to enter certain mandatory fields such as the individual’s name, the company name and email address, as well as certain optional fields such as address, phone, and Class(es) of Certificates owned. If any Certificateholder or Certificate Owner notifies the Certificate Administrator that it wishes to be removed from the Investor Registry (which notice may not be within 45 days of its registration), the Certificate Administrator shall promptly remove it from the Investor Registry. The Certificate Administrator will not be responsible for verifying or validating any information submitted on the Investor Registry, or for monitoring or otherwise maintaining the accuracy of any information thereon. The Certificate Administrator may require acceptance of a waiver and disclaimer for access to the Investor Registry.

(e)               The Master Servicer may at its sole cost and expense, but is not required to, make any of the reports or files it delivers pursuant to this Agreement available on the Master Servicer’s website only with the use of a password, in which case the Master Servicer shall provide such password to (i) the other parties to this Agreement, who by their acceptance of such password shall be deemed to have agreed not to disclose such password to any other Person and (ii) each Certificateholder and prospective Certificateholder who requests such password, provided that any such Certificateholder or prospective Certificateholder, as the case may be, has delivered an Investor Certification to the Trustee, the Certificate Administrator and the Master Servicer. In connection with providing access to the Master Servicer’s website, the Master Servicer may require registration and the acceptance of a disclaimer and otherwise (subject to the preceding sentence) adopt reasonable rules and procedures, which may include, to the extent the Master Servicer deems necessary or appropriate, conditioning access on execution of an agreement governing the availability, use and disclosure of such information, and which may provide indemnification to the Master Servicer for any liability or damage that may arise therefrom. The Master Servicer shall not be liable for dissemination of this information in accordance with this Agreement, provided that such information otherwise meets the requirements set forth herein with respect to the form and substance of such information or reports. The Master Servicer shall be entitled to attach to any report provided pursuant to this subsection, any reasonable disclaimer with respect to information provided, or any assumptions required to be made by such report. Notwithstanding anything herein to the contrary, the Master Servicer may, at its sole cost and expense, make available by electronic media, bulletin board service or Internet website any reports or other information the Master Servicer is required or permitted to provide to any Borrower with respect to such Borrower’s Mortgage Loan or Serviced Whole Loan to the extent such action does not conflict with the terms of this Agreement, the terms of the related Loan Documents or applicable law. If the Master Servicer is required to deliver any statement, report or other information under any provision of this Agreement, then, the Master Servicer may satisfy such obligation by (x) physically delivering a paper copy of such statement, report or information, (y) delivering such statement, report or information in a commonly used electronic format, or (z) making such statement, report or information available on its website, unless this Agreement expressly specifies a particular method of delivery; provided that all reports required to be delivered to the Certificate Administrator shall be delivered in accordance with clause (x) or (y) or, upon request, clause (z).

(f)                Subject to Section 3.13, the Special Servicer shall from time to time (and, in any event, as may be reasonably required by the Master Servicer) provide the Master Servicer with such information in its possession regarding the Specially Serviced Loans and REO Properties as may be reasonably necessary for the Master Servicer to prepare each report and any supplemental information to be provided by the Master Servicer to the Certificate Administrator. Neither the Certificate Administrator nor the Depositor shall have any obligation to recompute, verify or recalculate the information provided thereto by the Master Servicer. Unless the Certificate Administrator has actual knowledge that any report or file received from the Master Servicer contains erroneous information, the Certificate Administrator is authorized to rely thereon in calculating and making distributions to Certificateholders and allocating

Realized Losses and Loan Specific Realized Losses, as applicable, to the Certificates in accordance with Section 4.01 of this Agreement and preparing the statements to Certificateholders required by Section 4.02(a) of this Agreement.

(g)               As soon as reasonably practicable, upon the written request of and at the expense of any Certificateholder, the Certificate Administrator shall provide the requesting Certificateholder with such information that is in the Certificate Administrator’s possession or can reasonably be obtained by the Certificate Administrator as is requested by such Certificateholder, for purposes of satisfying applicable reporting requirements under Rule 144A under the Securities Act. Neither the Certificate Registrar nor the Certificate Administrator shall have any responsibility for the sufficiency under Rule 144A or any other securities laws of any available information so furnished to any person including any prospective purchaser of a Certificate or any interest therein, nor for the content or accuracy of any information so furnished which was prepared or delivered to them by another.

(h)               The Certificate Administrator shall make available at its offices, during normal business hours, upon not less than two Business Days prior notice, for review by any Privileged Person and any Serviced Companion Loan Noteholder that is a Privileged Person (solely with respect to items (ii) and (iii), to the extent such information relates to the related Serviced Companion Loan), originals or copies of documents relating to the Mortgage Loans and any related REO Properties to the extent in its possession, including, without limitation, the following items (except to the extent prohibited by applicable law or under any of the related Loan Documents):

(i)                                 any and all notices and reports delivered to the Certificate Administrator with respect to any Mortgaged Property as to which the environmental testing contemplated by Section 3.10(f) of this Agreement revealed that neither of the conditions set forth in clauses (i) and (ii) thereof was satisfied;

(ii)                              the most recent annual (or more frequent, if available) operating statements, rent rolls (to the extent such rent rolls have been made available by the related Borrower) and/or lease summaries and retail sales information, if any, received from the Master Servicer or the Special Servicer in respect to each Mortgaged Property;

(iii)                           the Mortgage File, including any and all modifications, waivers and amendments of the terms of a Mortgage Loan or Serviced Whole Loan entered into by the Master Servicer and/or the Special Servicer and delivered to the Certificate Administrator; and

(iv)                           any other information that may be necessary to satisfy the requirements of subsection (d)(4)(i) of Rule 144A under the Securities Act.

The Certificate Administrator may require a Privileged Person to execute a confidentiality agreement prior to granting access to such information, which may be in the form of a “click-through” confirmation. Copies of any and all of the foregoing items will be available from the Certificate Administrator upon request. The Certificate Administrator will be permitted to require payment by the requesting party (other than a Rating Agency) of a sum sufficient to cover the reasonable costs and expenses of making such information available and providing any copies thereof. The Certificate Administrator’s obligation under this Section 4.02(h) to make available any document is subject to the Certificate Administrator’s receipt of such document.

The Certificate Administrator shall not be liable for providing or disseminating information in accordance with the terms of this Agreement.

(i)                 The Depositor hereby authorizes the Certificate Administrator to make available to any Financial Market Publisher or such other vendor chosen by the Depositor that submits to the Certificate Administrator a certification substantially in the form of Exhibit L-2 to this Agreement, all the Distribution Date Statements, CREFC® reports and supplemental notices delivered or made available pursuant to this Section 4.02 to Privileged Persons.

Section 4.03        Compliance with Withholding Requirements. Notwithstanding any other provision of this Agreement, the Paying Agent shall comply with all federal withholding requirements with respect to payments to Certificateholders and other payees of interest, original issue discount or other amounts that the Paying Agent reasonably believes are applicable under the Code. The consent of Certificateholders or payees shall not be required for any such withholding. If the Paying Agent or its agent withholds any amount from interest, original issue discount payments or other amounts or advances thereof to any Certificateholder or payee pursuant to federal withholding requirements, the Paying Agent shall indicate the amount withheld to such Certificateholder or payee. Any amount so withheld shall be treated as having been distributed to such Certificateholder for all purposes of this Agreement.

Section 4.04        REMIC Compliance. (a) The parties intend that the Loan Specific REMIC, the Lower-Tier REMIC and the Upper-Tier REMIC shall constitute, and that the affairs of the Loan Specific REMIC, the Lower-Tier REMIC and the Upper-Tier REMIC shall be conducted so as to qualify it as, a “real estate mortgage investment conduit” as defined in, and in accordance with, the REMIC Provisions at all times any Certificates are outstanding, and the provisions hereof shall be interpreted consistently with this intention. In furtherance of such intention, the Certificate Administrator shall, to the extent permitted by applicable law, act as agent, and is hereby appointed to act as agent, of each such REMIC and shall on behalf of each such REMIC:

(i)                                 make or cause to be made an election, on behalf of each of the Loan Specific REMIC, the Lower-Tier REMIC and the Upper-Tier REMIC, to be treated as a REMIC on Form 1066 for its first taxable year, in accordance with the REMIC Provisions;

(ii)                              prepare and timely file, or cause to be prepared and timely filed, and cause the Trustee to sign (and the Trustee shall sign), all required Tax Returns for the Loan Specific REMIC, the Lower-Tier REMIC and the Upper-Tier REMIC, using a calendar year as the taxable year for each of such REMIC as required by the REMIC Provisions and other applicable federal, state or local income tax laws;

(iii)                           prepare and forward, or cause to be prepared and forwarded, to the Certificateholders and the IRS and applicable state and local tax authorities all information reports as and when required to be provided to them in accordance with the REMIC Provisions;

(iv)                          if the filing or distribution of any documents of an administrative nature not addressed in clauses (i) through (iii) of this Section 4.04(a) is then required by the REMIC Provisions in order to maintain the status of the Loan Specific REMIC, the Lower-Tier REMIC and the Upper-Tier REMIC as a REMIC or is otherwise required by the Code, prepare and file or distribute, or cause to be prepared and signed and filed or distributed, such documents with or to such Persons when and as required by the REMIC Provisions or the Code or comparable provisions of state and local law;

(v)                              within 30 days of the Closing Date, obtain a taxpayer identification number for each of the Loan Specific REMIC, the Lower-Tier REMIC and the Upper-Tier REMIC on IRS Form SS-4 and (in the case of the Upper-Tier REMIC only), furnish or cause to be furnished to the IRS, on Form 8811 or as otherwise may be required by the Code, the name, title and address of the person that the Certificateholders may contact for tax information relating thereto (and the Certificate Administrator shall act as the representative of the Upper-Tier REMIC for this purpose), together with such additional information as may be required by such Form, and shall update such information at the time or times and in the manner required by the Code (and the Depositor agrees within 10 Business Days of the Closing Date to provide any information reasonably requested by the Master Servicer, the Special Servicer or the Certificate Administrator and necessary to make such filing); and

(vi)                          maintain such records relating to the Loan Specific REMIC, the Lower-Tier REMIC and the Upper-Tier REMIC as may be necessary to prepare the foregoing returns, schedules, statements or information, such records, for federal income tax purposes, to be maintained on a calendar year and on an accrual basis.

The Holder of the largest Percentage Interest in the Class [R] Certificates shall be the tax matters person of each Trust REMIC pursuant to Treasury Regulations Section 1.860F-4(d). If more than one Holder shall hold an equal Percentage Interest in the Class [R] Certificates larger than that held by any other Holder, the first such Holder to have acquired such Class [R] Certificates shall be such tax matters person. The Certificate Administrator shall act as attorney-in-fact and agent for the tax matters person of the Loan Specific REMIC, the Lower-Tier REMIC and the Upper-Tier REMIC, and each Holder of a Percentage Interest in the Class [R] Certificates, by acceptance hereof, is deemed to have consented to the Certificate Administrator’s appointment in such capacity and agrees to execute any documents required to give effect thereto, and any fees and expenses incurred by the Certificate Administrator in connection with any audit or administrative or judicial proceeding shall be paid by the Trust Fund.

The Certificate Administrator shall not intentionally take any action or intentionally omit to take any action if, in taking or omitting to take such action, the Certificate Administrator has actual knowledge that such action or omission (as the case may be) would cause the termination of the REMIC status of the Loan Specific REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC or the imposition of tax on the Loan Specific REMIC, the Lower-Tier

REMIC or the Upper-Tier REMIC (other than a tax on income expressly permitted to be received by the terms of this Agreement). Notwithstanding any provision of this paragraph to the contrary, the Certificate Administrator shall not be required to take any action that the Certificate Administrator in good faith believes to be inconsistent with any other provision of this Agreement, nor shall the Certificate Administrator be deemed in violation of this paragraph if it takes any action expressly required or authorized by any other provision of this Agreement, and the Certificate Administrator shall have no responsibility or liability with respect to any act or omission of the Depositor, the Trustee, the Master Servicer or the Special Servicer which does not enable the Certificate Administrator to comply with any of clauses (i) through (vi) of the first paragraph of this Section 4.04(a) or which results in any action contemplated by clauses (i) or (ii) of the next succeeding sentence. In this regard the Certificate Administrator shall (i) exercise reasonable care not to allow the occurrence of any “prohibited transactions” within the meaning of Section 860F(a) of the Code, unless the party seeking such action shall have delivered to the Certificate Administrator an Opinion of Counsel (at such party’s expense) that such occurrence would not (A) result in a taxable gain, (B) otherwise subject the Loan Specific REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to tax (other than a tax at the highest marginal corporate tax rate on net income from foreclosure property), or (c) cause the Loan Specific REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC; and (ii) exercise reasonable care not to allow the Trust Fund to receive any contributions, or any income from the performance of services or from assets not permitted under the REMIC Provisions to be held by a REMIC (provided, that the receipt of any income expressly permitted or contemplated by the terms of this Agreement shall not be deemed to violate this clause). None of the Master Servicer, the Special Servicer, the Trustee or the Depositor shall be (i) permitted to take any action that the Certificate Administrator would not be permitted to take pursuant to the preceding two sentences or (ii) responsible or liable (except in connection with taking any act or omission referred to in the two preceding sentences or the following sentence) for any failure by the Certificate Administrator to comply with the provisions of this Section 4.04. The Depositor, the Trustee, the Master Servicer and the Special Servicer shall cooperate in a timely manner with the Certificate Administrator in supplying any information within the Depositor’s, the Trustee’s, the Master Servicer’s or the Special Servicer’s control (other than any confidential information) that is reasonably necessary to enable the Certificate Administrator to perform its duties under this Section 4.04.

(b)               The following assumptions are to be used for purposes of determining the anticipated payments of principal and interest for calculating the original yield to maturity and original issue discount with respect to the Regular Certificates: (i) each Mortgage Loan will pay principal and interest in accordance with its terms and scheduled payments will be timely received on their Due Dates, provided that the Mortgage Loans will prepay in accordance with the Prepayment Assumption; (ii) none of the Sole Certificateholder, the Master Servicer, the Special Servicer and the Certificateholder owning a majority of the Percentage Interests in the Controlling Class will exercise the right described in Section 9.01 of this Agreement to cause early termination of the Trust Fund; and (iii) no Mortgage Loan is repurchased by a Mortgage Loan Seller pursuant to the terms of the related Mortgage Loan Purchase Agreement.

Section 4.05        Imposition of Tax on the Trust Fund. If any tax, including interest, penalties or assessments, additional amounts or additions to tax, is imposed on the Loan Specific REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC, such tax shall be charged against amounts otherwise distributable to the Holders of the Certificates; provided that any taxes imposed on any net income from foreclosure property pursuant to Section 860G(d) of the Code or any similar tax imposed by a state or local jurisdiction shall instead be treated as an expense of the related Serviced REO Property in determining Net REO Proceeds with respect to the Serviced REO Property (and until such taxes are paid, the Special Servicer from time to time shall withdraw from amounts in the REO Account (and, in the case of any Serviced Whole Loan, from amounts in the Serviced Whole Loan REO Account) allocable to the Mortgage Loans and transfer to the Certificate Administrator amounts reasonably determined by the Certificate Administrator to be necessary to pay such taxes, which the Certificate Administrator shall maintain in a separate, non-interest-bearing account, and the Certificate Administrator shall send to the Special Servicer for deposit in the REO Account (or, if applicable, the Serviced Whole Loan REO Account) the excess determined by the Certificate Administrator from time to time of the amount in such account over the amount necessary to pay such taxes) and shall be paid therefrom; provided that any such tax imposed on net income from foreclosure property that exceeds the amount in any such reserve shall be retained from Available Funds as provided in Section 3.06(a)(xii) or, in the case of any Serviced Whole Loan, in Section 3.06(b)(xiii), and the next sentence. Except as provided in the preceding sentence, the Certificate Administrator is hereby authorized to and shall retain or cause to be retained from Available Funds sufficient funds to pay or provide for the payment of, and to actually pay, such tax as is legally owed by the applicable REMIC (but such authorization shall not prevent the Trustee from contesting, at the expense of the Trust Fund or in the case of a Serviced Whole Loan with a Serviced Pari Passu Companion Loan, on a pro rata basis as between the related Mortgage Loan and any related Serviced Pari Passu Companion Loan (based on their respective outstanding principal balances)) any such tax in appropriate proceedings, and withholding payment of such tax, if permitted by law, pending the outcome of such proceedings). The Certificate Administrator is hereby authorized to and shall segregate or cause to be segregated, into a separate non-interest bearing account, (i) the net income allocable to the Mortgage Loans from any “prohibited transaction” under Section 860F(a) of the Code or (ii) the amount of any contribution to the Loan Specific REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC after the Startup Day that is subject to tax under Section 860G(d) of the Code and use such income or amount, to the extent necessary, to pay such tax (and return the balance thereof, if any, to the Collection Account, the Loan Specific REMIC, the Lower-Tier Distribution Account or the Upper-Tier Distribution Account, as the case may be). To the extent that any such tax is paid to the IRS, the Certificate Administrator shall retain an equal amount from future amounts otherwise distributable to the Holders of the Class [R] Certificates, as the case may be, and shall distribute such retained amounts to the Holders of Regular Certificates, or the Trustee as Holder of the Loan Specific REMIC, the Lower-Tier Regular Interests and the Regular Interests, until they are fully reimbursed and then to the Holders of the Class [R] Certificates, as applicable. Neither the Master Servicer, the Special Servicer, the Certificate Administrator, nor the Trustee shall be responsible for any taxes imposed on the Loan Specific REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC except to the extent such tax is attributable to a breach of a representation or warranty or the negligence or willful misconduct of the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee or an act or omission of the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee in contravention of this Agreement, provided, further, that such breach, act or omission could result in liability under Section 6.03 of this Agreement, in the case of the Master Servicer, Section 4.04 of this Agreement, in the case of the Trustee or Section 4.04 of this Agreement, in the case of the Certificate Administrator in accordance with the standard of liability set forth in those sections. Notwithstanding anything in this Agreement to the contrary, in each such case, the Master Servicer or the Special Servicer shall not be responsible for the Trustee’s or the Certificate Administrator’s breaches, acts or omissions, the Trustee shall not be responsible for the breaches, acts or omissions of the Certificate Administrator, the Master Servicer or the Special Servicer and the Certificate Administrator shall not be responsible for the breaches, acts or omissions of the Trustee, the Master Servicer or the Special Servicer.

Section 4.06        Remittances. On the Master Servicer Remittance Date immediately preceding each Distribution Date, the Master Servicer with respect to the Mortgage Loans that it is servicing shall:

(i)                                 remit to the Certificate Administrator for deposit in the Lower-Tier Distribution Account or the Loan Specific REMIC Distribution Account, as applicable, an amount equal to Prepayment Premiums and Yield Maintenance Charges, and, for deposit in accordance with Section 3.05(i) of this Agreement, Gain-on-Sale Proceeds, in each case received by the Master Servicer in its Collection Period preceding such Distribution Date;

(ii)                              remit to the Certificate Administrator for deposit in the Lower-Tier Distribution Account or Loan Specific REMIC Distribution Account, as applicable an amount equal to the aggregate of the Available Funds (other than with respect to the AB Mortgage Loan) and the Loan Specific Available Funds for such Distribution Date;

(iii)                           [remit to [Mortgage Loan Seller], or any successor, assignee or designee of all or a portion [Mortgage Loan Seller]’s right to receive the Mortgage Loan Seller Strip, the Mortgage Loan Seller Strip collected by the Master Servicer with respect to the related Collection Period];

(iv)                           remit to the Certificate Administrator for deposit in the Excess Interest Distribution Account an amount equal to the Excess Interest for the benefit of the [ARD CLASS] Certificateholders received by the Master Servicer in the Collection Period preceding such Distribution Date; and

(v)                              remit to CREFC® the CREFC® Intellectual Property Royalty License Fee.

Section 4.07        P&I Advances. (a)  On or before 3:00 p.m. (New York City time) on each Master Servicer Remittance Date, the Master Servicer shall in the case of all Mortgage Loans and the Trust Subordinate Companion Loan either (i) remit to the Certificate Administrator for deposit into the Loan Specific REMIC Distribution Account or the Lower-Tier Distribution Account, as applicable, from its own funds an amount equal to the aggregate amount of P&I Advances, if any, to be made in respect of the related Distribution Date, (ii) apply amounts held in the Collection Account or the applicable Serviced Whole Loan Collection Account for future distribution to Certificateholders in subsequent months in discharge of any such obligation to make P&I Advances; provided, that such amounts in the applicable Serviced Whole Loan Collection Account shall only be applied up to the related Mortgage Loan’s pro rata share of the amounts held therein on such date, or (iii) make P&I Advances in the form of any combination of (i) and (ii) aggregating the total amount of P&I Advances to be made by the Master Servicer, except that the portion of such P&I Advance equal to the CREFC® Intellectual Property Royalty License Fee for each such Mortgage Loan shall not be remitted to the Certificate Administrator but shall instead be remitted to CREFC®. Any amounts held in the Collection Account or any Serviced Whole Loan Collection Account, as applicable, for future distribution and so used to make P&I Advances shall be appropriately reflected in the Master Servicer’s records and replaced by the Master Servicer by deposit in the Collection Account or the applicable Serviced Whole Loan Collection Account, as applicable, on or before the next succeeding P&I Advance Determination Date (to the extent not previously replaced through either (x) the deposit of Late Collections of the delinquent principal and/or interest in respect of which such P&I Advances were made or (y) the deposit of Periodic Payments collected prior to the expiration of any applicable grace period that ends after the P&I Advance Determination Date in respect of which such P&I Advances were made). The Master Servicer shall notify the Trustee and the Certificate Administrator of (i) the aggregate amount of P&I Advances for a Distribution Date and (ii) the amount of any Nonrecoverable P&I Advances for such Distribution Date, on or before the P&I Advance Determination Date. If the Master Servicer fails to make a required P&I Advance by 3:00 p.m. (New York City time) on any Master Servicer Remittance Date, then the Trustee shall make such P&I Advance pursuant to Section 7.06 of this Agreement by 12:00 noon (New York City time) on the related Distribution Date, in each case unless the Master Servicer shall have cured such failure (and shall have provided written notice of such cure to the Trustee) by 11:00 a.m. (New York City time) on such Distribution Date or the Trustee determines that such P&I Advance, if made, would be a Nonrecoverable Advance. Neither the Master Servicer nor the Trustee shall be required to make principal or interest advances with respect to any delinquent payment amounts due on any Companion Loan. If the Master Servicer or the Trustee makes a P&I Advance with respect to any Mortgage Loan that is part of a Whole Loan with a related Serviced Companion Loan or Non-Serviced Companion Loan, then it shall provide written notice to the related Other Servicer, Other Special Servicer and Other Trustee of the amount of such P&I Advance with respect to such Mortgage Loan within two (2) Business Days of making such P&I Advance.

For the avoidance of doubt, the Master Servicer, the Special Servicer or the Trustee, as the case may be, shall make P&I Advances on the basis of the original terms of any Mortgage Loan, including Mortgage Loans subject to forbearance agreements or other temporary deferrals or payment accommodations, unless (a) the terms of the Mortgage Loan have been permanently modified to reduce or forgive a monetary obligation or (b) such P&I Advance has been determined to be a Nonrecoverable Advance.

(b)               Subject to Section 4.07(c) and 4.07(d) below, the aggregate amount of P&I Advances to be made by the Master Servicer with respect to any Distribution Date shall equal the aggregate of: (i) all Periodic Payments with respect to the Mortgage Loans (in the case of the AB Whole Loan, including the Trust Subordinate Companion Loan) (in each case, net of related Servicing Fees, in the case of any Non-Serviced Mortgage Loan, net of the servicing fee rate pursuant to the applicable Other Pooling and Servicing Agreement [and, in the case of the Mortgage Loans that are part of the Mortgage Loan Seller Strip Pool, net of the Mortgage Loan Seller Strips]) other than Balloon Payments, that were due during the related Collection Period and delinquent (or unpaid, pending the expiration of any applicable grace period with respect to any Mortgage Loan having a grace period extending past the P&I Advance Determination Date)

as of the close of business on the P&I Advance Determination Date (or not advanced by the Master Servicer or any sub-servicer on behalf of the Master Servicer) with respect to the Mortgage Loans that it is servicing and (ii) with respect to each Mortgage Loan that the Master Servicer is servicing and as to which the related Balloon Payment was due during or prior to the related Collection Period and was delinquent (including any applicable grace period) as of the end of the related Collection Period (including any REO Loan as to which the Balloon Payment would have been past due), an amount equal to the Assumed Scheduled Payment therefor (in the case of the AB Whole Loan, including the Trust Subordinate Companion Loan, and in each case, net of related Servicing Fees, in the case of any Non-Serviced Mortgage Loan, net of the servicing fee rate pursuant to the applicable Other Pooling and Servicing Agreement [and, in the case of the Mortgage Loans (in the case of the AB Whole Loan, including the Trust Subordinate Companion Loan) that are part of the Mortgage Loan Seller Strip Pool, net of the Mortgage Loan Seller Strips]). Subject to subsection (c) below, the obligation of the Master Servicer to make such P&I Advances, with respect to the Mortgage Loans (in the case of the AB Whole Loan, including the Trust Subordinate Companion Loan) that it is servicing, is mandatory, and with respect to any applicable Mortgage Loan (in the case of the AB Whole Loan, including the Trust Subordinate Companion Loan) or REO Loan, shall continue until the Distribution Date on which Liquidation Proceeds or REO Proceeds, if any, are to be distributed. The Periodic Payment or Assumed Scheduled Payment shall be reduced, for purposes of P&I Advances, by any modifications pursuant to Section 3.26 of this Agreement or otherwise and by any reductions by a bankruptcy court pursuant to a plan of reorganization or pursuant to any of its equitable powers. Neither the Master Servicer nor the Trustee shall make any P&I Advances in respect of the Trust Subordinate Companion Loan.

(c)               Notwithstanding anything herein to the contrary, no P&I Advance shall be required hereunder if the Master Servicer, the Special Servicer or the Trustee, as applicable, determines that such P&I Advance would, if made, constitute a Nonrecoverable P&I Advance. In addition, the Master Servicer shall not make any P&I Advance to the extent that it has received written notice that the Special Servicer has determined (if no Consultation Termination Event has occurred, in consultation with the Directing Holder) that such P&I Advance would, if made, constitute a Nonrecoverable P&I Advance. In making such recoverability determination, the Master Servicer, the Special Servicer and the Trustee, as applicable, will be entitled to (i) give due regard to the existence of any Nonrecoverable Advance or Workout-Delayed Reimbursement Amount with respect to other Mortgage Loans, the recovery of which, at the time of such consideration, is being deferred or delayed by the Master Servicer or the Trustee, as applicable, in light of the fact that proceeds on the related Mortgage Loan are a source of recovery not only for the P&I Advance under consideration, but also as a potential source of recovery of such Nonrecoverable Advance or Workout-Delayed Reimbursement Amount which is being or may be deferred or delayed, (ii) consider (among other things) the obligations of the Borrower under the terms of the related Mortgage Loan (or the Whole Loan, as applicable) as it may have been modified, (iii) consider (among other things) the related Mortgaged Properties in their “as is” or then current conditions and occupancies, as modified by such party’s assumptions (consistent with the Servicing Standard in the case of the Master Servicer and the Special Servicer) regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, (iv) estimate and consider (consistent with the Servicing Standard in the case of the Master Servicer and the Special Servicer) (among other things) future expenses and (v) estimate and consider (among other things) the timing of recoveries.

The Master Servicer, the Special Servicer and the Trustee, as applicable, shall consider Unliquidated Advances in respect of prior P&I Advances for purposes of nonrecoverability determinations as if such Unliquidated Advances were unreimbursed P&I Advances. None of the Master Servicer or Trustee shall make any P&I Advances with respect to delinquent amounts due on any Companion Loan. If an Appraisal of the related Mortgaged Property shall not have been obtained within the prior 9-month period (and the Master Servicer and the Trustee shall each request any such appraisal from the Special Servicer prior to ordering an Appraisal pursuant to this sentence) or if such an Appraisal shall have been obtained but as a result of unforeseen occurrences, such Appraisal does not, in the good faith determination of the Master Servicer, the Special Servicer or the Trustee, reflect current market conditions, and the Master Servicer or the Trustee, as applicable, and the Special Servicer cannot agree on the appropriate downward adjustment to such Appraisal, the Master Servicer, the Special Servicer or the Trustee, as the case may be, may, subject to its reasonable and good faith determination that such Appraisal will demonstrate the nonrecoverability of the related Advance, obtain an Appraisal for such purpose at the expense of the Trust Fund (subject, in the case of any Serviced Whole Loan, to the allocation provisions of the related Intercreditor Agreement).

Any such determination by the Master Servicer, Special Servicer or the Trustee that the Master Servicer or Trustee, as applicable, has made a Nonrecoverable P&I Advance or that any proposed P&I Advance, if made, would constitute a Nonrecoverable P&I Advance shall be evidenced by a certificate of a Servicing Officer delivered to the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Special Servicer, any related Serviced Pari Passu Companion Loan holder(s), the Directing Holder (but only if no Consultation Termination Event has occurred) and the Depositor and, in the case of the Trustee, by a certificate of a Responsible Officer of the Trustee, delivered to the Depositor, the Directing Holder (but only if no Consultation Termination Event has occurred), the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator, the Master Servicer and the Special Servicer, which in each case sets forth such nonrecoverability determination and the considerations of the Master Servicer, Special Servicer or the Trustee, as applicable, forming the basis of such determination (such certificate accompanied by, to the extent available, income and expense statements, rent rolls, occupancy status, property inspections and other information used by the Master Servicer, Special Servicer or the Trustee, as applicable, to make such determination, together with any existing Appraisal or any Updated Appraisal); provided, that the Special Servicer may, at its option, make a determination in accordance with the Servicing Standard, that any P&I Advance previously made or proposed to be made is nonrecoverable and shall deliver to the Master Servicer, the Directing Holder (but only if no Consultation Termination Event has occurred), the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator, the Trustee and the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), notice of such determination, together with a certificate of a Servicing Officer and the supporting information described above. Any such determination shall be conclusive and binding on the Master Servicer, the Special Servicer and the Trustee.

Any such Person may update or change its recoverability determinations at any time (but not reverse any other Person’s determination that a P&I Advance is a Nonrecoverable Advance) and (consistent with the Servicing Standard in the case of the Master Servicer or the Special Servicer) may obtain, at the expense of the Trust Fund (subject, in the case of any

Serviced Whole Loan, to the allocation provisions of the related Intercreditor Agreement), any analysis, Appraisals or market value estimates or other information for such purposes. Absent bad faith, any such determination as to the recoverability of any P&I Advance shall be conclusive and binding on the Certificateholders.

Notwithstanding the above, (i) the Trustee shall be entitled to rely conclusively on and be bound by any determination by the Master Servicer or the Special Servicer, as applicable, that a P&I Advance, if made, would be a Nonrecoverable P&I Advance and (ii) the Master Servicer will be entitled to rely conclusively on and be bound by any determination of the Special Servicer that a P&I Advance, if made, would be a Nonrecoverable P&I Advance (but this statement shall not be construed to entitle the Special Servicer to reverse any other authorized Person’s determination, or to prohibit any such other authorized Person from making a determination that an advance constitutes, or would constitute a Nonrecoverable Advance). The Trustee, in determining whether or not a P&I Advance previously made is, or a proposed P&I Advance, if made, would be, a Nonrecoverable P&I Advance shall use its good faith business judgment. The Special Servicer shall promptly furnish the Master Servicer and the Trustee with any information in its possession regarding the Specially Serviced Loans and REO Properties as each such party may reasonably request for purposes of making recoverability determinations.

(d)               In connection with the recovery of any P&I Advance out of the Collection Account pursuant to Section 3.06(a) of this Agreement or any Serviced Whole Loan Collection Account pursuant to Section 3.06(b) of this Agreement, the Master Servicer shall be entitled to pay itself or the Trustee, as the case may be (in reverse of such order with respect to any Mortgage Loan or REO Property) out of any amounts then on deposit in the Collection Account or the applicable Serviced Whole Loan Collection Account (subject to the provisions of Section 3.06) (to the extent amounts therein relate to the Mortgage Loans, taking into account the related Intercreditor Agreement), interest at the Reimbursement Rate in effect from time to time, accrued on the amount of such P&I Advance from the date made to but not including the date of reimbursement with respect to the Mortgage Loan that the Master Servicer is servicing. The Master Servicer shall reimburse itself or the Trustee, as the case may be, for any outstanding P&I Advance as soon as practicably possible after funds available for such purpose are deposited in the Collection Account or the applicable Serviced Whole Loan Collection Account with respect to the Mortgage Loan that the Master Servicer is servicing.

Notwithstanding anything to the contrary contained in Section 4.06 of this Agreement, (i) neither the Master Servicer nor the Trustee shall make an advance for Excess Interest, Yield Maintenance Charges or Penalty Charges and (ii) if the Master Servicer receives notice of an Appraisal Reduction Event and the related Appraisal Reduction Amount, the interest portion of any P&I Advance with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) as to which there has been an Appraisal Reduction Amount will be an amount equal to the product of (x) the amount required to be advanced without giving effect to the Appraisal Reduction Amount and (y) a fraction, the numerator of which is the Stated Principal Balance of such Mortgage Loan as of the immediately preceding Determination Date less any Appraisal Reduction Amount applicable to such Mortgage Loan and the denominator of which is the Stated Principal Balance of such Mortgage Loan as of such Determination Date. All P&I Advances for any Mortgage Loans that have been modified shall be calculated on the basis of their terms as modified. With respect to any Non-Serviced Mortgage Loan, if the Master Servicer or the Trustee, as applicable, does not receive notice of an Appraisal Reduction Event and the related Appraisal Reduction Amount from the related Other Servicer, then the Master Servicer or the Trustee, as applicable, shall have no obligation to proportionately reduce the interest portion of any P&I Advance required to be made by the Master Servicer or the Trustee, as applicable. With respect to any Non-Serviced Companion Loan that has already been securitized prior to the Closing Date, the Master Servicer, on behalf of the Trust, shall notify each Other Servicer and each Other Trustee of a Non-Serviced Mortgage Loan that (a) such Non-Serviced Mortgage Loan has been included in this Trust and (b) upon (i) the existence of an Appraisal Reduction Event and/or (ii) the related calculation of any Appraisal Reduction Amount (or receipt of notice of any such calculation), such Other Servicer shall provide the Master Servicer and the Trustee with prompt notice of the existence of any such Appraisal Reduction Event and/or any such Appraisal Reduction Amount once calculated. With respect to any Serviced Companion Loan, the Master Servicer shall notify the related Other Servicer and Other Trustee of the existence of an Appraisal Reduction Event and any related Appraisal Reduction Amount. The Master Servicer shall be deemed to have delivered notice of any such Appraisal Reduction Event and any related Appraisal Reduction Amount if the Master Servicer includes such event and/or amount in its monthly servicer statements provided to the other servicer.

The portion of any Insurance Proceeds and Net Liquidation Proceeds in respect of a Mortgage Loan or any REO Loan allocable to principal shall equal the total amount of such proceeds minus (i) any portion thereof payable to the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator or the Trustee pursuant to this Agreement and (ii) a portion thereof equal to the interest component of the Periodic Payment(s), as accrued at the related Net Mortgage Rate (or with respect to the Trust Subordinate Companion Loan, the Trust Subordinate Companion Loan Net Rate) from the date as to which interest was last paid by the Borrower up to but not including the Due Date in the Collection Period in which such proceeds are received; provided, if the interest portion(s) of one or more P&I Advances with respect of such Mortgage Loan or REO Loan, as applicable, were reduced as a result of an Appraisal Reduction Event, the amount of the Net Liquidation Proceeds to be applied to interest shall be reduced by the aggregate amount of such reductions and the portion of such Net Liquidation Proceeds to be applied to principal shall be increased by such amount, and if the amount of the Net Liquidation Proceeds to be applied to principal has been applied to pay the principal of such Mortgage Loan or REO Loan in full, any remaining Net Liquidation Proceeds shall then be applied to pay any remaining accrued and unpaid interest of such Mortgage Loan or REO Loan.

(e)               With respect to any Non-Serviced Mortgage Loan, the Master Servicer will be permitted to make its determination that it has made a P&I Advance on such Mortgage Loan that is a Nonrecoverable P&I Advance or that any proposed P&I Advance, if made, would constitute a Nonrecoverable P&I Advance with respect to such Mortgage Loan in accordance with Section 4.07(a) independently of any determination made by the Other Servicer (or any master servicer with respect to a commercial mortgage securitization holding another Non-Serviced Companion Loan related to such Non-Serviced Mortgage Loan, if any) under the Other Pooling and Servicing Agreement (or any pooling and servicing agreement with respect to a commercial mortgage securitization holding another Non-Serviced Companion Loan related to such Non-Serviced Mortgage Loan, if any). If the Master Servicer or Trustee, as applicable, determines that a proposed P&I Advance with respect to any Non-Serviced Mortgage Loan, if made, or any outstanding P&I Advance with respect to any Non-Serviced Mortgage Loan previously made, would be, or is, as applicable, a Nonrecoverable Advance, the Master Servicer or Trustee, as applicable, shall provide the Other Servicer (and any master servicer with respect to a commercial mortgage securitization holding another Non-Serviced Companion Loan related to such Non-Serviced Mortgage Loan, if any), the Other Special Servicer and Other Trustee with written notice of such determination, promptly and in any event within two (2) Business Days after such determination or such longer time period permitted by the applicable Intercreditor Agreement. If the Master Servicer receives written notice from an Other Servicer (or any master servicer with respect to a commercial mortgage securitization holding another Non-Serviced Companion Loan related to such Non-Serviced Mortgage Loan, if any) that it has determined, with respect to the related Non-Serviced Companion Loan, that any proposed advance of principal and/or interest with respect to the related Non-Serviced Companion Loan would be, or any outstanding advance of principal and interest is, a nonrecoverable advance of principal and/or interest, such determination shall not be binding on the Certificateholders, the Master Servicer or the Trustee; provided that, with respect to each Non-Serviced Whole Loan, each of the Master Servicer and the Trustee shall be entitled to conclusively rely on any such nonrecoverability determination.

If the Master Servicer receives notice from a Rating Agency that it is no longer approved as a master servicer for commercial mortgage securitizations, it shall promptly notify the Trustee, any Other Trustee, any Other Servicer and any other trustee or master servicer with respect to each commercial mortgage securitization that holds a Non-Serviced Companion Loan related to a Non-Serviced Mortgage Loan, if any.

(f)                With respect to any Serviced Whole Loan that has a Serviced Companion Loan, the Master Servicer will be permitted to make its determination that it has made a P&I Advance on the related Mortgage Loan that is a Nonrecoverable P&I Advance or that any proposed P&I Advance, if made, would constitute a Nonrecoverable P&I Advance with respect to such Mortgage Loan in accordance with Section 4.07(a) independently of any determination made in respect of the related Serviced Companion Loan, by the master servicer under the related Other Pooling and Servicing Agreement. If the Master Servicer or Trustee, as applicable, determines that a proposed P&I Advance with respect to such Serviced Whole Loan, if made, or any outstanding P&I Advance with respect to any such Mortgage Loan previously made, would be, or is, as applicable, a Nonrecoverable Advance or if the Master Servicer or Trustee, as applicable, subsequently determines that a proposed Servicing Advance would be a Nonrecoverable Advance or an outstanding Servicing Advance is or would be a Nonrecoverable Advance, the Master Servicer or Trustee, as applicable, shall provide the Other Servicer, Other Special Servicer and the Other Trustee under each related Other Pooling and Servicing Agreement with written notice of such determination, promptly and in any event within two (2) Business Days after such determination or such longer time period permitted by the applicable Intercreditor Agreement. If the Master Servicer receives written notice from any master servicer under any such Other Pooling and Servicing Agreement that such master servicer has determined, with respect to the related Serviced Companion Loan, that any proposed advance of principal and/or interest with respect to such Serviced Companion Loan would be, or any outstanding advance of principal and interest is, a nonrecoverable advance of principal and/or interest, such determination shall not be binding on the Certificateholders, the Master Servicer or the Trustee; provided that, with respect to each Non-Serviced Whole Loan, each of the Master Servicer and the Trustee shall be entitled to conclusively rely on any such nonrecoverability determination.

(g)               If the applicable Master Servicer receives notice from a Rating Agency that it is no longer approved as a master servicer for commercial mortgage securitizations, it shall promptly notify the Trustee, any Other Trustee, any Other Servicer and any other trustee or master servicer with respect to each commercial mortgage securitization that holds a Serviced Pari Passu Companion Loan related to any Serviced Whole Loan, if any.

(h)               The Master Servicer or the Trustee, as applicable, shall be entitled to the reimbursement of P&I Advances it makes to the extent permitted pursuant to Section 3.06 of this Agreement together with any related Advance Interest Amount in respect of such P&I Advances to the extent permitted pursuant to Section 3.06 of this Agreement and the Master Servicer and the Special Servicer each hereby covenants and agrees to promptly seek and effect the reimbursement of such Advances from the related Borrowers to the extent permitted by applicable law and the related Mortgage Loan and this Agreement.

Section 4.08        Appraisal Reductions; Collateral Deficiency Amounts. (a) For purposes of (x) determining the Controlling Class (and whether a Control Termination Event has occurred and is continuing) and (y) determining the Voting Rights of the related Classes for purposes of removal of the Special Servicer, Appraisal Reduction Amounts allocated to the Mortgage Loans (or, in the case of the AB Whole Loan, that are allocable to the AB Mortgage Loan pursuant to the definition of “Appraisal Reduction Amount”) will be allocated to each Class of Sequential Pay Certificates (other than the Class [__], Class [__] and Class [__] Certificates) and the Class [PEZ] Regular Interests in reverse sequential order to notionally reduce the related Certificate Balances until the Certificate Balance of each such Class of Certificates or Class [PEZ] Regular Interest is reduced to zero (i.e., first, to the Class [__] Certificates, second, to the Class [__] Certificates, third, to the Class [__] Certificates, fourth, to the Class [__] Certificates, fifth, to the Class [__] Certificates, sixth, to the Class [__] Regular Interest (and correspondingly, the Class [__] Certificates and the Class [__] Component C, pro rata based on their respective percentage interests therein), seventh, to the Class [__] Regular Interest (and correspondingly, the Class [__] Certificates and the Class [__] Component B, pro rata based on their respective percentage interests therein), eighth, to the Class [__] Regular Interest (and correspondingly, the Class [__] Certificates and the Class [__] Component [__], pro rata based on their respective percentage interests therein) and ninth, to the [SENIOR CLASS] Certificates, pro rata, based on their Certificate Balances).

As of the first Determination Date following a Serviced Mortgage Loan becoming an AB Modified Loan, the Master Servicer shall calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent Appraisal obtained by the Special Servicer with respect to such Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by the Master Servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the Master Servicer shall (i) promptly request from the related Other Servicer, Other Special Servicer and Other Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the

Master Servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the Master Servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the Master Servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Other Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by any other party to this Agreement that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party shall promptly notify the Master Servicer thereof. The Special Servicer, upon reasonable prior written request, shall provide the Master Servicer with information in its possession that is reasonably required to calculate or recalculate any Collateral Deficiency Amount. Upon reasonable prior written request, the Special Servicer shall use reasonable efforts to assist the Master Servicer in obtaining information reasonably required to calculate or recalculate any Collateral Deficiency Amount with respect to a Non-Serviced Mortgage Loan in the event that the Master Servicer is unsuccessful in obtaining such information from the related Other Servicer, Other Special Servicer or Other Trustee. None of the Special Servicer, the Trustee or the Certificate Administrator shall calculate or verify any Collateral Deficiency Amount.

For purposes of determining the Controlling Class and whether a Control Termination Event has occurred and is continuing, Collateral Deficiency Amounts allocated to an AB Modified Loan will be allocated to each Class of Control Eligible Certificates in reverse sequential order to notionally reduce the related Certificate Balances until the Certificate Balance of each such Class of Control Eligible Certificates is reduced to zero. For the avoidance of doubt, for purposes of determining the Controlling Class or the occurrence of a Control Termination Event, any Class of Control Eligible Certificates shall be allocated both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts (the sum of which shall constitute the applicable Cumulative Appraisal Reduction Amount), in accordance with this Section 4.08(a).

For purposes of (x) determining the Loan Specific Directing Holder (and whether a Loan Specific Control Appraisal Event has occurred and is continuing) and (y) determining the Voting Rights of the [LOAN SPECIFIC CLASS] Certificates for purposes of removal of the Special Servicer (with respect to the AB Whole Loan), Appraisal Reduction Amounts (that are allocable to the Trust Subordinate Companion Loan pursuant to the definition of “Appraisal Reduction Amount”) will be allocated to the [LOAN SPECIFIC CLASS] Certificates to notionally reduce the related Certificate Balance until the Certificate Balance of such Class is reduced to zero.

With respect to (i) any Appraisal Reduction Amount calculated for the purposes of determining the Non-Reduced Certificates or determining the Voting Rights of the related Classes for purposes of removal of the Special Servicer and (ii) any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class or the occurrence of a Control Termination Event, the appraised value of the related Mortgaged Property shall be determined on an “as is” basis.

The Master Servicer shall promptly notify the Certificate Administrator of the amount of any Appraisal Reduction Amount (which notification shall be made by delivery of the CREFC® Loan Periodic Update File in accordance with Section 3.13(a)), any Collateral Deficiency Amount and any resulting Cumulative Appraisal Amount allocated to each Mortgage Loan, AB Modified Loan or Serviced Whole Loan if any (which notification shall be satisfied through the delivery of such information included in the CREFC® Appraisal Reduction Amount Template included in the CREFC® Investor Reporting Package (or such other form as agreed to by the Certificate Administrator and the Master Servicer), which shall be delivered simultaneously with the CREFC® Loan Periodic Update File in accordance with Section 3.13(a)). Based on information in its possession, the Certificate Administrator shall determine from time to time which Class of Certificates is the Controlling Class. Promptly upon its determination of a change in the Controlling Class, the Certificate Administrator shall notify the Master Servicer, the Special Servicer and the Operating Advisor of such event, including the identity and contact information of the new Controlling Class Certificateholder (the cost of obtaining such information from the Depository being an expense of the Trust).

(b)               The Holders of the majority (by Certificate Balance) of any Class of Control Eligible Certificates or, with respect to the AB Whole Loan, the Directing Holder, whose aggregate Certificate Balance, as notionally reduced by Appraisal Reduction Amounts or Collateral Deficiency Amounts allocated thereto, is less than 25% of the initial Certificate Principal Balance of such Class (such Class, an “Appraised-Out Class”) as a result of an allocation of an Appraisal Reduction Amount or Collateral Deficiency Amount in respect of such Class shall have the right, at their sole expense, to require the Special Servicer to order a second Appraisal of any Mortgage Loan for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such Holders, the “Requesting Holders”), and use its reasonable efforts to obtain an Appraisal prepared on an “as-is” basis by an MAI appraiser reasonably acceptable to the Special Servicer within 30 days from receipt of the Requesting Holders’ written request. Any Appraised-Out Class for which the Requesting Holders are challenging the Appraisal Reduction Amount or Collateral Deficiency Amount determination shall not exercise any rights of the Controlling Class until such time, if any, as such Class is reinstated as the Controlling Class and the rights of the Controlling Class will be exercised by the most senior Control Eligible Certificates, if any, during such period.

In addition, the Requesting Holders of any Appraised-Out Class shall have the right, at their sole expense, to require the Special Servicer to order an additional appraisal of any Mortgage Loan for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount if an event has occurred at or with regard to the related Mortgaged Property or Mortgaged Properties that would have a material effect on its appraised value, and the Special Servicer shall use reasonable efforts to obtain an Appraisal prepared on an “as-is” basis by an MAI appraiser reasonably acceptable to the Special Servicer within 60 days from receipt of the Requesting Holders’ written request; provided that the Special Servicer shall not be required to obtain such appraisal if it determines in accordance with the Servicing Standard that no events at or with regard to the related Mortgaged Property or Mortgaged Properties have occurred that would have a material effect on the appraised value of the related Mortgaged Property or Mortgaged Properties. The right of the holders of an Appraised-Out Class to require the Special Servicer to order an additional appraisal as described in this paragraph shall be limited to no more frequently than once in any 9-month period with respect to any Mortgage Loan.

Upon receipt of any such second Appraisal, the Special Servicer shall determine, in accordance with the Servicing Standard, whether, based on its assessment of such second Appraisal, any recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount is warranted and, if so warranted shall direct the Master Servicer to, and the Master Servicer shall, recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such second Appraisal. If required by any such recalculation, the Appraised-Out Class shall be reinstated as the Controlling Class.

Appraisals that are permitted to be obtained by the Special Servicer at the request of holders of an Appraised-Out Class shall be in addition to any appraisals that the Special Servicer may otherwise be required to obtain in accordance with the Servicing Standard or this Agreement without regard to any appraisal requests made by any holder of an Appraised-Out Class.

(c)               An appraisal for any Mortgage Loan that has not been brought current for at least three consecutive Periodic Payments (or paid in full, liquidated, repurchased or otherwise disposed of) will be updated (i) every 9 months and (ii) upon the Special Servicer’s determination that the value of the related Mortgaged Property has materially changed, in each case, for so long as an Appraisal Reduction Event or Collateral Deficiency Amount exists.

(d)               Notwithstanding the foregoing, within 60 days after an Appraisal Reduction Event (or in the case of an Appraisal Reduction Event occurring by reason of clause (ii) of the definition thereof, within 30 days of such Appraisal Reduction Event) (i) with respect to Mortgage Loans (other than Non-Serviced Mortgage Loans) or applicable Serviced Whole Loans having a Stated Principal Balance of $2,000,000 or higher, the Special Servicer shall order and use commercially reasonable efforts to obtain an Updated Appraisal or (ii) with respect to Mortgage Loans (other than Non-Serviced Mortgage Loans) or applicable Serviced Whole Loans having a Stated Principal Balance of less than $2,000,000, the Special Servicer, at its option, shall (A) provide a Small Loan Appraisal Estimate within the same time period as an Appraisal would otherwise be required and such Small Loan Appraisal Estimate shall be used in lieu of an Updated Appraisal to calculate the Appraisal Reduction Amount for such Mortgage Loans or applicable Serviced Whole Loans; or (B) order and use commercially reasonable efforts to obtain an Updated Appraisal.

(e)               The Master Servicer shall deliver by electronic mail to the Special Servicer any information in its possession that is reasonably required to determine, calculate, redetermine or recalculate any Appraisal Reduction Amount, using reasonable efforts to deliver such information, within four (4) Business Days following the Special Servicer’s reasonable request therefor (which request shall be made promptly, but in no event later than ten (10) Business Days, after the Special Servicer’s receipt of the applicable Appraisal or preparation of the applicable internal valuation); provided, the Special Servicer’s failure to timely make such request shall not relieve the Master Servicer of its obligation to use reasonable efforts to provide such information to the Special Servicer within four (4) Business Days following the Special Servicer’s reasonable request.

On the first Distribution Date occurring at least 10 Business Days after the delivery of an Updated Appraisal or completion of a Small Loan Appraisal Estimate, as applicable, the Master Servicer shall adjust the Appraisal Reduction Amount to take into account such Updated Appraisal or Small Loan Appraisal Estimate, as applicable, obtained from the Special Servicer. Each Appraisal Reduction Amount shall also be adjusted to take into account any subsequent Small Loan Appraisal Estimate or Updated Appraisal, as applicable, and any letter updates, as of the date of each such subsequent Small Loan Appraisal Estimate, Updated Appraisal or letter update, as applicable.

Section 4.09        Grantor Trust Reporting. (a) The Certificate Administrator shall maintain adequate books and records to account for the separate entitlements of the Grantor Trust.

(b)               The parties intend that the Grantor Trust shall be treated as a “grantor trust” under the Code, and the provisions thereof shall be interpreted consistently with this intention. In furtherance of such intention, none of the Depositor, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator shall vary the assets of the Grantor Trust so as to take advantage of market fluctuations or so as to improve the rate of return of the Exchangeable Certificates or the [ARD CLASS] Certificates, and shall otherwise comply with Treasury Regulations Section 301.7701-4(c). The Certificate Administrator shall prepare or cause to be prepared and timely produced to the Trustee to sign (and the Trustee shall timely sign) and file or cause to be filed with the IRS, on behalf of the Grantor Trust, an application for a taxpayer identification number for the Grantor Trust on IRS Form SS-4 or obtain such number by other permissible means. The Certificate Administrator shall file or cause to be filed with the IRS Form 1041 (or, if the Grantor Trust is a WHFIT, information will be provided on Form 1099) or such other form as may be applicable and shall furnish or cause to be furnished to the Holders of (i) the [ARD CLASS] Certificates their allocable share of income and expense with respect to the [ARD CLASS] Specific Grantor Trust Assets and proceeds thereof, as such amounts are received or accrue, as applicable and (ii) the Classes of Exchangeable Certificates their allocable share of income and expense with respect to the Class [__] Specific Grantor Trust Assets, the Class [__] Specific Grantor Trust Assets, the Class [__] Specific Grantor Trust Assets and the Class [PEZ] Specific Grantor Trust Assets and proceeds thereof, respectively, as such amounts are received or accrue, as applicable.

(c)               (i) The Grantor Trust will be treated as a WHFIT that is a WHMT. The Certificate Administrator shall report as required under the WHFIT Regulations to the extent such information as is reasonably necessary to enable the Certificate Administrator to do so is provided to the Certificate Administrator on a timely basis. With respect to each Class of Exchangeable Certificates and the [ARD CLASS] Certificates, the Certificate Administrator is hereby directed to assume that DTC is the only “Middleman” as defined by the WHFIT Regulations unless it has actual knowledge to the contrary or the Depositor provides the Certificate Administrator with the identities or other “Middleman” who are Certificateholders. The Certificate Administrator shall not be liable for any tax reporting penalties that may arise under the WHFIT Regulations, and shall be entitled to indemnification in accordance with the terms of this Agreement in the event that the IRS makes a determination that such notice is incorrect.

(ii)                              The Certificate Administrator, in its discretion, shall report required WHFIT information using either the cash or accrual method, except to the extent the WHFIT Regulations specifically require a different method. The Certificate Administrator shall be under no obligation to determine whether any Certificateholder uses the cash or accrual method. The Certificate Administrator shall make available (via the Certificate Administrator’s Website) WHFIT information to Certificateholders annually. In addition, the Certificate Administrator shall not be responsible or liable for providing subsequently amended, revised or updated information to any Certificateholder, unless requested by the Certificateholder.

(iii)                           The Certificate Administrator shall not be liable for failure to meet the reporting requirements of the WHFIT Regulations nor for any penalties thereunder if such failure is due to: (i) the lack of reasonably necessary information being provided to the Certificate Administrator or (ii) incomplete, inaccurate or untimely information being provided to the Certificate Administrator. Each owner of a class of securities representing, in whole or in part, beneficial ownership of an interest in a WHFIT, by acceptance of its interest in such class of securities, will be deemed to have agreed to provide the Certificate Administrator with information regarding any sale of such securities, including the price, amount of proceeds and date of sale. Absent receipt of information regarding any sale of Certificates, including the price, amount of proceeds and date of sale from the beneficial owner thereof or the Depositor, the Certificate Administrator shall assume there is no secondary market trading of WHFIT interests.

(iv)                            To the extent required by the WHFIT Regulations, the Certificate Administrator shall use reasonable efforts to publish on the Certificate Administrator’s Website the CUSIPs for the Certificates that represent ownership of a WHFIT. The CUSIPs so published will represent the Rule 144A CUSIPs. The Certificate Administrator shall make reasonable good faith efforts to keep the website accurate and updated to the extent CUSIPs have been received. Absent the receipt of a CUSIP, the Certificate Administrator will use a reasonable identifier number in lieu of a CUSIP. The Certificate Administrator shall not be liable for investor reporting delays that result from the receipt of inaccurate or untimely CUSIP information.

Article V

THE CERTIFICATES

Section 5.01        The Certificates. (a) The Certificates consist of the Class [__] Certificates, the Class [__] Certificates, the Class [__] Certificates, the Class [__] Certificates, Class [__] Certificates, the Class [__] Certificates, the Class [__] Certificates, the Class [__] Certificates, the Class [__] Certificates, the Class [__] Certificates, the Class [__] Certificates, the Class [__] Certificates, the Class [__] Certificates, the Class [__] Certificates, the Class [__] Certificates, the Class [__] Certificates, the Class [__] Certificates, the Class [__] Certificates, the Class [__] Certificates, the Class [__] Certificates, the Class [__] Certificates, the Class [__] Certificates, the Class [R] Certificates and the Class [__] Certificates.

The Class [__], Class [__], Class [__], Class [__], Class [__], Class [__], Class [__], Class [__], Class [__], Class [__], Class [__], Class [__], Class [__], Class [__], Class [__], Class [__], Class [__], Class [__], Class [__], Class [__], Class [__], Class [__], Class [R] and Class [__] Certificates will be substantially in the forms for such Class of Certificates as set forth next to such Classes in the Table of Exhibits to this Agreement. The Certificates of each Class (other than the [ARD CLASS] and Class [R] Certificates) will be issuable in registered form only, in minimum denominations of authorized Certificate Balance or Notional Amount, as applicable, as described in the succeeding table, and multiples of $l in excess thereof (or such lesser amount if the Certificate Balance or Notional Amount, as applicable, is not a multiple of $1). With respect to any Certificate or any beneficial interest in a Certificate, the “Denomination” thereof shall be (i) the amount (A) set forth on the face thereof or (B) in the case of any Global Certificate, set forth on a schedule attached thereto or, in the case of any beneficial interest in a Global Certificate, the amount set forth on the books and records of the related Depository Participant or indirect participating brokerage firm, as applicable, (ii) expressed in terms of Certificate Balance or Notional Amount, as applicable, and (iii) be in an authorized denomination, as set forth below.

Class	Minimum Denomination	Aggregate Denomination of all Certificates of Class

(1) The Aggregate Denomination of all Class [__], Class [__] or Class [__] Certificates, as applicable, represents the Certificate Balance of such Class without giving effect to any exchange. The Aggregate Denomination of all Class [PEZ] Certificates is equal to the aggregate of the initial Certificate Balance of the Class [__], Class [__] and Class [__] Certificates and represents the maximum Certificate Balance of the Class [__] Certificates that could be issued in an exchange. The Certificate Balances of the Class [__], Class [__] and Class [__] Certificates to be issued on the Closing Date will be reduced, in required proportions, by an amount equal to the Certificate Balance of the Class [PEZ] Certificates issued on the Closing Date.

(2) The Class [PEZ] Certificates do not have a minimum Denomination. However, in connection with an exchange of Class [__], Class [__] and Class [__] Certificates for Class [PEZ] Certificates and vice versa, each of the Class [__], Class [__] and Class [__] Certificates exchanged (whether surrendered or received) in such exchange shall be in denominations no smaller than the minimum Denominations set forth in this table.

Each Certificate will share ratably in all rights of the related Class.

The [ARD CLASS] and Class [R] Certificates will each be issuable in one or more Individual Certificates in minimum denominations of 5% Percentage Interests and integral multiples of a 1% Percentage Interest in excess thereof and together aggregating the entire 100% Percentage Interest in each such Class.

The Global Certificates shall be issued as one or more certificates registered in the name of a nominee designated by the Depository, and Certificate Owners shall hold interests in the Global Certificates through the book-entry facilities of the Depository in the minimum Denominations and aggregate Denominations and Classes as set forth above.

The Global Certificates shall in all respects be entitled to the same benefits under this Agreement as Individual Certificates authenticated and delivered hereunder.

(b)               Except insofar as pertains to any Individual Certificate, the Trust Fund, the Certificate Administrator, the Paying Agent and the Trustee may for all purposes (including the making of payments due on the Global Certificates and the giving of notice to Holders thereof) deal with the Depository as the authorized representative of the Certificate Owners with respect to the Global Certificates for the purposes of exercising the rights of Certificateholders hereunder; provided, that, for purposes of transmitting communications pursuant to Section 5.05(a) of this Agreement, to the extent that the Depositor has provided the Certificate Administrator with the names of Certificate Owners (even if such Certificateholders hold their Certificates through the Depository) the Certificate Administrator shall provide such information to such Certificate Owners directly. The rights of Certificate Owners with respect to Global Certificates shall be limited to those established by law and agreements between such Certificateholders and the Depository and Depository Participants. Except as set forth in Section 5.01(e) below, Certificate Owners of Global Certificates shall not be entitled to physical certificates for the Global Certificates as to which they are the Certificate Owners. Requests and directions from, and votes of, the Depository as Holder of the Global Certificates shall not be deemed inconsistent if they are made with respect to different Certificate Owners. Subject to the restrictions on transfer set forth in this Section 5.01 of this Agreement and Applicable Procedures, the holder of a beneficial interest in a Private Global Certificate may request that the Certificate Administrator cause the Depository (or any Agent Member) to notify the Certificate Registrar and the Certificate Custodian in writing of a request for transfer or exchange of such beneficial interest for an Individual Certificate or Certificates. Upon receipt of such a request and payment by the related Certificate Owner of any attendant expenses, the Certificate Administrator shall cause the issuance and delivery of such Individual Certificates. The Certificate Registrar may establish a reasonable record date in connection with solicitations of consents from or voting by Certificateholders and give notice to the Depository of such record date. Without the written consent of the Certificate Registrar, no Global Certificate may be transferred by the Depository except to a successor Depository that agrees to hold the Global Certificates for the account of the Certificate Owners.

(c)               Any of the Certificates may be issued with appropriate insertions, omissions, substitutions and variations, and may have imprinted or otherwise reproduced thereon such legend or legends, not inconsistent with the provisions of this Agreement, as may be required to comply with any law or with rules or regulations pursuant thereto, or with the rules of any securities market in which the Certificates are admitted to trading, or to conform to general usage.

(d)               The Global Certificates (i) shall be delivered by the Certificate Registrar to the Depository or, pursuant to the Depository’s instructions on behalf of the Depository to, and deposited with, the Certificate Custodian, and in either case shall be registered in the name of Cede & Co. and (ii) shall bear a legend substantially to the following effect:

“Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the Certificate Registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.”

The Global Certificates may be deposited with such other Depository as the Certificate Registrar may from time to time designate, and shall bear such legend as may be appropriate.

(e)               If (i) the Depository advises the Certificate Administrator in writing that the Depository is no longer willing or able properly to discharge its responsibilities as Depository, and the Certificate Administrator and the Depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the Trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Holders of such Class and the Trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the Certificate Registrar to obtain possession of the Certificates of such Class, the Certificate Administrator shall notify the affected Certificate Owner or Owners through the Depository of the occurrence of such event and the availability of Individual Certificates to such Certificate Owners requesting them. Upon surrender to the Certificate Administrator of Global Certificates by the Depository, accompanied by registration instructions from the Depository for registration of transfer, the Certificate Administrator shall issue the Individual Certificates. Neither the Trustee, the Certificate Administrator, the Certificate Registrar, the Master Servicer, the Special Servicer nor the Depositor shall be liable for any actions taken by the Depository or its nominee, including, without limitation, any delay in delivery of such instructions. Upon the issuance of Individual Certificates, the Trustee, the Certificate Administrator, the Certificate Registrar and the Master Servicer shall recognize the Holders of Individual Certificates as Certificateholders hereunder.

(f)                If the Trustee, its agents, the Certificate Administrator, its agents or the Master Servicer or Special Servicer have instituted or have been directed to institute any judicial proceeding in a court to enforce the rights of the Certificateholders under the Certificates, and the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer have been advised by counsel that in connection with such proceeding it is necessary or appropriate for the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer to obtain possession of the Certificates, the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer may in their sole discretion determine that the Certificates represented by the Global Certificates shall no longer be represented by such Global Certificates. In such event, the Certificate Administrator or the Authenticating Agent will execute and authenticate and the Certificate Registrar will deliver, in exchange for such Global Certificates, Individual Certificates (and if the Certificate Administrator or the Certificate Custodian has in its possession Individual Certificates previously executed, the Authenticating Agent will authenticate and the Certificate Registrar will deliver such Certificates) in a Denomination equal to the aggregate Denomination of such Global Certificates.

(g)               If the Trust Fund ceases to be subject to Section 13 or 15(d) of the Exchange Act, the Certificate Administrator shall make available to each Holder and Certificate Owner of a Class of Certificates, upon request of such a Holder, information, to the extent such information is in its possession, substantially equivalent in scope to the information currently filed by the Certificate Administrator with the Commission pursuant to the Exchange Act, plus additional information required to be provided for securities qualifying for resales under Rule 144A under the Act.

For so long as the [ARD CLASS] or Class [R] Certificates remain outstanding, none of the Depositor, the Trustee or the Certificate Registrar shall take any action which would cause the Trust Fund to fail to be subject to Section 15(d) of the Exchange Act.

(h)               Each Certificate may be printed or in typewritten or similar form, and each Certificate shall, upon original issue, be executed and authenticated by the Certificate Administrator or the Authenticating Agent and delivered to, or at the order of, the Depositor. All Certificates shall be executed by manual or facsimile signature on behalf of the Certificate Administrator or Authenticating Agent by an authorized officer or signatory. Certificates bearing the signature of an individual who was at any time the proper officer or signatory of the Certificate Administrator or Authenticating Agent shall bind the Certificate Administrator or Authenticating Agent, notwithstanding that such individual has ceased to hold such office or position prior to the delivery of such Certificates or did not hold such office or position at the date of such Certificates. No Certificate shall be entitled to any benefit under this Agreement, or be valid for any purpose, unless there appears on such Certificate a certificate of authentication in the form set forth in Exhibits A-1 through A-[24] executed by the Authenticating Agent by manual signature, and such certificate of authentication upon any Certificate shall be conclusive evidence, and the only evidence, that such Certificate has been duly authenticated and delivered hereunder. All Certificates shall be dated the date of their authentication.

(i)                 If, in connection with any Distribution Date, the Certificate Administrator shall have reported the amount of an anticipated distribution to the Depository based on the expected receipt of any monthly payment based on information set forth in any report of the

Master Servicer or the Special Servicer, or any other monthly payment, Balloon Payment or prepayment expected to be or which is paid on the last two Business Days preceding such Distribution Date, and the related Borrower fails to make such payments at such time, the Certificate Administrator shall use commercially reasonable efforts to cause the Depository to make the revised distribution on a timely basis on such Distribution Date. The Trustee, the Certificate Administrator (in any of its capacities), the Operating Advisor, the Asset Representations Reviewer, the Master Servicer and the Special Servicer shall not be liable or held responsible for any resulting delay (or claims by the Depository resulting therefrom) in the making of such distribution to Certificateholders. Any out-of-pocket costs incurred by the Certificate Administrator as a consequence of a Borrower failing to make such payments shall be reimbursable to the Certificate Administrator as an expense of the Trust Fund.

Section 5.02        Registration, Transfer and Exchange of Certificates. (a) The Certificate Administrator shall keep or cause to be kept at its offices books (the “Certificate Register”) for the registration, transfer and exchange of Certificates (the Certificate Administrator, in such capacity, being the “Certificate Registrar”). The Depositor, the Trustee, the Master Servicer and the Special Servicer shall have the right to inspect the Certificate Register or to obtain a copy thereof at all reasonable times, and to rely conclusively upon a certificate of the Certificate Registrar as to the information set forth in the Certificate Register. The names and addresses of all Certificateholders and the names and addresses of the transferees of any Certificates shall be registered in the Certificate Register; provided, in no event shall the Certificate Registrar be required to maintain in the Certificate Register the names of the individual Participants holding beneficial interests in the Trust Fund through the Depository. The Person in whose name any Certificate is so registered shall be deemed and treated as the sole owner and Holder thereof for all purposes of this Agreement and the Depositor, Certificate Registrar, the Master Servicer, Special Servicer, the Trustee, the Certificate Administrator, any Paying Agent and any agent of any of them shall not be affected by any notice or knowledge to the contrary. An Individual Certificate is transferable or exchangeable only upon the surrender of such Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements of Section 5.01(h) and Sections 5.02(c), (d), (e), (f), (g), (h) and (i) of this Agreement. Upon request of the Certificate Administrator, the Certificate Registrar shall provide the Certificate Administrator with the names, addresses and Percentage Interests of the Holders.

(b)               Upon surrender for registration of transfer of any Individual Certificate, subject to the requirements of Sections 5.02(c), (d), (e), (f), (g), (h) and (i) of this Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in Denominations of a like aggregate Denomination as the Individual Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of this Agreement. Each Certificate surrendered for registration of transfer shall be canceled and subsequently destroyed by the Certificate Registrar. Each new Certificate issued pursuant to this Section 5.02 shall be registered in the name of any Person as the transferring Holder may request, subject to the provisions of Sections 5.01(h) and 5.02(c), (d), (e), (f), (g), (h) and (i) of this Agreement.

(c)               In addition to the provisions of Sections 5.01(h) and 5.02(d), (e), (f), (g), (h) and (i) of this Agreement and the rules of the Depository, the exchange, transfer and registration of transfer of Private Certificates that are Individual Certificates or beneficial interests in the Private Global Certificates shall be subject to the following restrictions:

(i)                                 Transfers between Holders of Individual Certificates. With respect to the transfer and registration of transfer of an Individual Certificate representing an interest in a Class of Private Certificates to a transferee that takes delivery in the form of an Individual Certificate (other than transfers of the [ARD CLASS] or Class [R] Certificates, which may be made only in accordance with Section 5.02(i) of this Agreement):

(A)             Other than the initial transfer from the Initial Purchasers to an initial investor, the Certificate Registrar shall register the transfer of such Individual Certificate if the requested transfer is being made by a transferee who has provided the Certificate Registrar with an Investment Representation Letter substantially in the form of Exhibit D-1 to this Agreement (an “Investment Representation Letter”), to the effect that the transfer is being made to a Qualified Institutional Buyer in accordance with Rule 144A;

(B)              The Certificate Registrar shall register the transfer of such Individual Certificate pursuant to Regulation S after the expiration of the Restricted Period if (1) the transferor has provided the Certificate Registrar with a Regulation S Transfer Certificate substantially in the form of Exhibit G to this Agreement (a “Regulation S Transfer Certificate”), and (2) the transferee furnishes to the Certificate Registrar an Investment Representation Letter; or

(C)              The Certificate Registrar shall register the transfer of such Individual Certificate if prior to the transfer such transferee furnishes to the Certificate Registrar (1) an Investment Representation Letter to the effect that the transfer is being made to an Institutional Accredited Investor or to an Affiliated Person in accordance with an applicable exemption under the Act, and (2) in the case of a transfer to an Affiliated Person, an opinion of counsel acceptable to the Certificate Registrar that such transfer is in compliance with the Act;

and, in each case, the Certificate Registrar shall register the transfer of such Individual Certificate only if prior to the transfer the transferee furnishes to the Certificate Registrar a written undertaking by the transferor to reimburse the Trust Fund for any costs incurred by it in connection with the proposed transfer. In addition, the Certificate Registrar may, as a condition of the registration of any such transfer, require the transferor to furnish such other certificates, legal opinions or other information (at the transferor’s expense) as the Certificate Registrar may reasonably require to confirm that the proposed transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Act and other applicable laws.

(ii)                               Transfers within the Private Global Certificates. Notwithstanding any provision to the contrary herein, so long as a Private Global Certificate remains outstanding and is held by or on behalf of the Depository, transfers within such Global Certificate shall only be made in accordance with this Section 5.02(c)(ii).

(A)             Rule 144A Global Certificate to Regulation S Global Certificate During the Restricted Period. If, during the Restricted Period, a Certificate Owner of an interest in a Rule 144A Global Certificate wishes at any time to transfer its beneficial interest in such Rule 144A Global Certificate to a Person who wishes to take delivery thereof in the form of a beneficial interest in the related Regulation S Global Certificate, such Certificate Owner may, in addition to complying with all applicable rules and procedures of the Depository and Clearstream or Euroclear applicable to transfers by their respective participants (the “Applicable Procedures”), transfer or cause the transfer of such beneficial interest for an equivalent beneficial interest in such Regulation S Global Certificate only upon compliance with the provisions of this Section 5.02(c)(ii)(A). Upon receipt by the Certificate Registrar at the Corporate Trust Office of (1) written instructions given in accordance with the Applicable Procedures from an Agent Member directing the Certificate Registrar to credit or cause to be credited to another specified Agent Member’s account a beneficial interest in the Regulation S Global Certificate in an amount equal to the Denomination of the beneficial interest in the Rule 144A Global Certificate to be transferred, (2) a written order given in accordance with the Applicable Procedures containing information regarding the account of the Agent Member and the Euroclear or Clearstream account, as the case may be, to be credited with, and the account of the Agent Member to be debited for, such beneficial interest, and (3) a certificate in the form of Exhibit H to this Agreement given by the Certificate Owner of such interest, the Certificate Registrar shall instruct the Depository or the Certificate Custodian, as applicable, to reduce the Denomination of the Rule 144A Global Certificate by the Denomination of the beneficial interest in the Rule 144A Global Certificate to be so transferred and, concurrently with such reduction, to increase the Denomination of the Regulation S Global Certificate by the Denomination of the beneficial interest in the Rule 144A Global Certificate to be so transferred, and to credit or cause to be credited to the account of the Person specified in such instructions (who shall be an Agent Member acting for or on behalf of Euroclear or Clearstream, or both, as the ease may be) a beneficial interest in the Regulation S Global Certificate having a Denomination equal to the amount by which the Denomination of the Rule 144A Global Certificate was reduced upon such transfer.

(B)              Rule 144A Global Certificate to Regulation S Global Certificate After the Restricted Period. If, after the Restricted Period, a Certificate Owner of an interest in a Rule 144A Global Certificate wishes at any time to transfer its beneficial interest in such Rule 144A Global Certificate to a Person who wishes to take delivery thereof in the form of a beneficial interest in the related Regulation S Global Certificate, such holder may, in addition to complying with all Applicable Procedures, transfer or cause the transfer of such beneficial interest for an equivalent beneficial interest in such Regulation S Global Certificate only upon compliance with the provisions of this Section 5.02(c)(ii)(B). Upon receipt by the Certificate Registrar at the Corporate Trust Office of (1) written instructions given in accordance with the Applicable Procedures from an Agent Member directing the Certificate Registrar to credit or cause to be credited to another specified Agent Member’s account a beneficial interest in the Regulation S Global Certificate in an amount equal to the Denomination of the beneficial interest in the Rule 144A Global Certificate to be transferred, (2) a written order given in accordance with the Applicable Procedures containing information regarding the account of the Agent Member and, in the case of a transfer pursuant to and in accordance with Regulation S, the Euroclear or Clearstream account, as the case may be, to be credited with, and the account of the Agent Member to be debited for, such beneficial interest, and (3) a certificate in the form of Exhibit I to this Agreement given by the Certificate Owner of such interest, the Certificate Registrar shall instruct the Depository or the Certificate Custodian, as applicable, to reduce the Denomination of the Rule 144A Global Certificate by the aggregate Denomination of the beneficial interest in the Rule 144A Global Certificate to be so transferred and, concurrently with such reduction, to increase the Denomination of the Regulation S Global Certificate by the aggregate Denomination of the beneficial interest in the Rule 144A Global Certificate to be so transferred, and to credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Regulation S Global Certificate having a Denomination equal to the amount by which the Denomination of the Rule 144A Global Certificate was reduced upon such transfer.

(C)              Regulation S Global Certificate to Rule 144A Global Certificate. If the Certificate Owner of an interest in a Regulation S Global Certificate wishes at any time to transfer its beneficial interest in such Regulation S Global Certificate to a Person who wishes to take delivery thereof in the form of a beneficial interest in the related Rule 144A Global Certificate, such Certificate Owner may, in addition to complying with all Applicable Procedures, transfer or cause the transfer of such beneficial interest for an equivalent beneficial interest in such Rule 144A Global Certificate only upon compliance with the provisions of this Section 5.02(c)(ii)(C). Upon receipt by the Certificate Registrar at the Corporate Trust Office of (1) written instructions given in accordance with the Applicable Procedures from an Agent Member directing the Certificate Registrar to credit or cause to be credited to another specified Agent Member’s account a beneficial interest in the Rule 144A Global Certificate in an amount equal to the Denomination of the beneficial interest in the Regulation S Global Certificate to be transferred, (2) a written order given in accordance with the Applicable Procedures containing information regarding the account of the Agent Member to be credited with, and the account of the Agent Member or, if such account is held for Euroclear or Clearstream, the Euroclear or Clearstream account, as the case may be, to be debited for, such beneficial interest, and (3) with respect to a transfer of a beneficial interest in a Regulation S Global Certificate for a beneficial interest in the related Rule 144A Global Certificate (i) during the Restricted Period, a certificate in the form of Exhibit J to this Agreement given by the holder of such beneficial interest or (ii) after the Restricted Period, an

Investment Representation Letter from the transferee to the effect that such transferee is a Qualified Institutional Buyer, the Certificate Registrar shall instruct the Depository or the Certificate Custodian, as applicable, to reduce the Denomination of the Regulation S Global Certificate by the aggregate Denomination of the beneficial interest in the Regulation S Global Certificate to be transferred, and, concurrently with such reduction, to increase the Denomination of the Rule 144A Global Certificate by the aggregate Denomination of the beneficial interest in the Regulation S Global Certificate to be so transferred, and to credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in such Rule 144A Global Certificate having a Denomination equal to the amount by which the Denomination of the Regulation S Global Certificate was reduced upon such transfer.

(iii)                            Transfers from the Private Global Certificates to Individual Certificates. Any and all transfers from a Private Global Certificate to a transferee wishing to take delivery in the form of an Individual Certificate will require the transferee to take delivery subject to the restrictions on the transfer of such Individual Certificate described in a legend set forth on the face of such Certificate substantially in the form of Exhibit F to this Agreement (the “Securities Legend”), and such transferee agrees that it will transfer such Individual Certificate only as provided therein and herein. No such transfer shall be made and the Certificate Registrar shall not register any such transfer unless such transfer is made in accordance with this Section 5.02(c)(iii).

(A)             Transfers of a beneficial interest in a Private Global Certificate to an Institutional Accredited Investor will require delivery in the form of an Individual Certificate and the Certificate Registrar shall register such transfer only upon compliance with the provisions of Section 5.02(c)(i)(C) of this Agreement.

(B)              Transfers of a beneficial interest in a Private Global Certificate to a Qualified Institutional Buyer or a Regulation S Investor wishing to take delivery in the form of an Individual Certificate will be registered by the Certificate Registrar only upon compliance with the provisions of Section 5.02(c)(i)(A) or (B) of this Agreement, respectively.

(C)              Notwithstanding the foregoing, no transfer of a beneficial interest in a Regulation S Global Certificate to an Individual Certificate pursuant to Subparagraph (B) above shall be made prior to the expiration of the Restricted Period.

Upon acceptance for exchange or transfer of a beneficial interest in a Private Global Certificate for an Individual Certificate, as provided herein, the Certificate Registrar shall endorse on the schedule affixed to the related Private Global Certificate (or on a continuation of such schedule affixed to such Private Global Certificate and made a part thereof) an appropriate notation evidencing the date of such exchange or transfer and a decrease in the Denomination of such Private Global Certificate equal to the Denomination of such Individual Certificate issued in exchange therefor or upon transfer thereof. Unless determined otherwise by the Certificate Registrar and the Depositor in accordance with applicable law, an Individual Certificate issued upon transfer of or exchange for a beneficial interest in the Private Global Certificate shall bear the Securities Legend.

(iv)                           Transfers of Individual Certificates to the Private Global Certificates. If a Holder of an Individual Certificate wishes at any time to transfer such Certificate to a Person who wishes to take delivery thereof in the form of a beneficial interest in the related Regulation S Global Certificate or the related Rule 144A Global Certificate, such transfer may be effected only in accordance with the Applicable Procedures and this Section 5.02(c)(iv). Upon receipt by the Certificate Registrar at the Corporate Trust Office of (l) the Individual Certificate to be transferred with an assignment and transfer pursuant to Section 5.05(a) of this Agreement, (2) written instructions given in accordance with the Applicable Procedures from an Agent Member directing the Certificate Registrar to credit or cause to be credited to a specified Agent Member’s account a beneficial interest in such Regulation S Global Certificate or such Rule 144A Global Certificate, as the case may be, in an amount equal to the Denomination of the Individual Certificate to be so transferred, (3) a written order given in accordance with the Applicable Procedures containing information regarding the account of the Agent Member and, in the case of any transfer pursuant to Regulation S, the Euroclear or Clearstream account, as the case may be, to be credited with such beneficial interest, and (4) (x) an Investment Representation Letter from the transferee and, if delivery is to be taken in the form of a beneficial interest in the Regulation S Global Certificate, a Regulation S Transfer Certificate from the transferor or (y) an Investment Representation Letter from the transferee to the effect that such transferee is a Qualified Institutional Buyer if delivery is to be taken in the form of a beneficial interest in the Rule 144A Global Certificate, the Certificate Registrar shall cancel such Individual Certificate, execute and deliver a new Individual Certificate for the Denomination of the Individual Certificate not so transferred, registered in the name of the Holder or the Holder’s transferee (as instructed by the Holder), and the Certificate Registrar shall instruct the Depository or the Certificate Custodian, as applicable, to increase the Denomination of the Regulation S Global Certificate or the Rule 144A Global Certificate, as the case may be, by the Denomination of the Individual Certificate to be so transferred, and to credit or cause to be credited to the account of the Person specified in such instructions who, in the case of any increase in the Regulation S Global Certificate during the Restricted Period, shall be an Agent Member acting for or on behalf of Euroclear or Clearstream, or both, as the case may be, a corresponding Denomination of the Rule 144A Global Certificate or the Regulation S Global Certificate, as the case may be.

It is the intent of the foregoing that under no circumstances may an Institutional Accredited Investor that is not a Qualified Institutional Buyer take delivery in the form of a beneficial interest in a Private Global Certificate, other than the initial transfer from the Initial Purchasers to an initial investor.

(v)                             All Transfers. An exchange of a beneficial interest in a Global Certificate for an Individual Certificate or Certificates, an exchange of an Individual Certificate or Certificates for a beneficial interest in a Global Certificate and an exchange of an

Individual Certificate or Certificates for another Individual Certificate or Certificates (in each case, whether or not such exchange is made in anticipation of subsequent transfer, and, in the case of the Global Certificates, so long as the Global Certificates remain outstanding and are held by or on behalf of the Depository), may be made only in accordance with this Section 5.02 and in accordance with the rules of the Depository and Applicable Procedures.

(d)               If Certificates are issued upon the transfer, exchange or replacement of Certificates not bearing the Securities Legend, the Certificates so issued shall not bear the Securities Legend. If Certificates are issued upon the transfer, exchange or replacement of Certificates bearing the Securities Legend, or if a request is made to remove the Securities Legend on a Certificate, the Certificates so issued shall bear the Securities Legend, or the Securities Legend shall not be removed, as the case may be, unless there is delivered to the Certificate Registrar such satisfactory evidence, which may include an opinion of counsel (at the expense of the party requesting the removal of such legend) familiar with United States securities laws, as may be reasonably required by the Certificate Registrar, that neither the Securities Legend nor the restrictions on transfers set forth therein are required to ensure that transfers of any Certificate comply with the provisions of Rule 144A or Rule 144 under the Act or that such Certificate is not a “restricted security” within the meaning of Rule 144 under the Act. Upon provision of such satisfactory evidence, the Certificate Registrar shall execute and deliver a Certificate that does not bear the Securities Legend.

(e)               Subject to the restrictions on transfer and exchange set forth in Section 5.01(i) and in this Section 5.02, the Holder of any Individual Certificate may transfer or exchange the same in whole or in part (with a denomination equal to any authorized denomination) by surrendering such Certificate at the office of the Certificate Administrator or at the office of any transfer agent appointed as provided under this Agreement, together with an instrument of assignment or transfer (executed by the Holder or its duly authorized attorney), in the case of transfer, and a written request for exchange, in the case of exchange. Following a proper request for transfer or exchange, the Certificate Registrar shall, within five Business Days of such request if made at such office of the Certificate Administrator or within ten Business Days if made at the office of a transfer agent (other than the Certificate Registrar), execute and deliver at the office of the Certificate Administrator or at the office of such transfer agent, as the case may be, to the transferee (in the case of transfer) or Holder (in the case of exchange) or send by first-class mail (at the risk of the transferee in the case of transfer or Holder in the case of exchange) to such address as the transferee or Holder, as applicable, may request, an Individual Certificate or Certificates, as the case may require, for a like aggregate Denomination and in such Denomination or Denominations as may be requested. The presentation for transfer or exchange of any Individual Certificate shall not be valid unless made at the office of the Certificate Administrator or at the office of a transfer agent by the registered Holder in person, or by a duly authorized attorney-in-fact. The Certificate Registrar may decline to accept any request for an exchange or registration of transfer of any Certificate during the period of 15 days preceding any Distribution Date.

(f)                An Individual Certificate (other than an Individual Certificate issued in exchange for a beneficial interest in a Global Certificate pursuant to Section 5.01 of this Agreement) or a beneficial interest in a Private Global Certificate may only be transferred to

Eligible Investors, as described herein. In the event that a Responsible Officer of the Certificate Registrar has actual knowledge that such an Individual Certificate or beneficial interest in a Private Global Certificate is being held by or for the benefit of a Person who is not an Eligible Investor, or that such holding is unlawful under the laws of a relevant jurisdiction, then the Certificate Registrar shall have the right to void such transfer, if permitted under applicable law, or to require the investor to sell such Individual Certificate or beneficial interest in a Private Global Certificate to an Eligible Investor within fourteen days after notice of such determination and each Certificateholder by its acceptance of a Certificate authorizes the Certificate Registrar to take such action.

(g)               Subject to the provisions of this Section 5.02 regarding transfer and exchange, transfers of the Global Certificates shall be limited to transfers of such Global Certificates in whole, but not in part, to nominees of the Depository or to a successor of the Depository or such successor’s nominee.

(h)               No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in this Section 5.02 other than for transfers to Institutional Accredited Investors, as provided herein. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided herein) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

(i)                 Subject to Section 5.02(e) of this Agreement, transfers of the [ARD CLASS] or Class [R] Certificates may be made only in accordance with this Section 5.02(i). The Certificate Registrar shall register the transfer of a Class [R] Certificate only if (x) the transferor has advised the Certificate Registrar in writing that such Certificate is being transferred to a Qualified Institutional Buyer and (y) prior to such transfer the transferee furnishes to the Certificate Registrar an Investment Representation Letter. The Certificate Registrar shall register the transfer of a [ARD CLASS] Certificate only if (x) the transferor has advised the Certificate Registrar in writing that such Certificate is being transferred to a Qualified Institutional Buyer or an Affiliated Person or an Institutional Accredited Investor and (y) prior to such transfer the transferee furnishes to the Certificate Registrar an Investment Representation Letter. In addition, the Certificate Registrar may as a condition of the registration of any such transfer require the transferor to furnish such other certifications, legal opinions or other information (at the transferor’s expense) as it may reasonably require to confirm that the proposed transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Act and other applicable laws.

(j)                 No transfer, sale, pledge or other disposition of any Class of Private Certificates or interest therein shall be made unless that transfer, sale, pledge or other disposition is exempt from the registration and/or qualification requirements of the Act and any applicable state securities laws, or is otherwise made in accordance with the Act and such state securities laws. Neither the Depositor, the Master Servicer, the Certificate Administrator, the Trustee nor

the Certificate Registrar are obligated to register or qualify the Private Certificates under the Act or any other securities law or to take any action not otherwise required under this Agreement to permit the transfer of such Private Certificates without registration or qualification. Any Certificateholder desiring to effect such a transfer shall, and does hereby agree to, indemnify the Depositor, the Master Servicer, the Certificate Administrator, the Trustee and the Certificate Registrar, against any loss, liability or expense that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

(k)               No transfer of any Class [__], Class [__], Class [__], Class [__], Class [__], [LOAN SPECIFIC CLASS], [ARD CLASS] or Class [R] Certificate (each, a “Restricted Certificate”) shall be made to (i) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA, or Section 4975 of the Code, or a governmental plan, as defined in Section 3(32) of ERISA, or other plan subject to any federal, state or local law (“Similar Law”) which is to a material extent similar to the fiduciary responsibility provisions of ERISA or to Code Section 4975 (each, a “Plan”) or (ii) a collective investment fund whose underlying assets include Plan assets by reason of a Plan’s investment in the collective investment fund (pursuant to U.S. Department of Labor Regulation Section 2510.3-101, as modified by Section 3(42) of ERISA, other than (with respect to transfer of Restricted Certificates other than the [ARD CLASS] Certificates or the Residual Certificates), an insurance company using the assets of its general account under circumstances whereby such purchase and the subsequent holding of such Certificate by such insurance company would be exempt from the “prohibited transaction” provisions of Sections 406 and 407 of ERISA and Code Section 4975 under Sections I and III of PTCE 95-60, or a substantially similar exemption under Similar Law. Each prospective transferee of a Restricted Certificate shall either (A) deliver to the Depositor, the Certificate Registrar and the Certificate Administrator, a transfer or representation letter, substantially in the form of Exhibit D-2 to this Agreement, stating that the prospective transferee is not a Person referred to in (i) or (ii) above or (B) if the transferee is such an entity specified in (i) or (ii) above (except in the case of a [ARD CLASS] Certificate or a Residual Certificate, which may not be transferred unless the transferee represents it is not such an entity), such entity, at its own expense, shall provide any opinion of counsel, officers’ certificates or agreements as may be required by, and in form and substance satisfactory to, the Depositor, the Certificate Administrator and the Certificate Registrar, to the effect that the purchase and holding of the Certificates by or on behalf of a Plan will not constitute or result in a non-exempt prohibited transaction within the meaning of Sections 406 and 407 of ERISA and Section 4975 of the Code, and will not subject the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Depositor, the Certificate Administrator, the Trustee or the Certificate Registrar to any obligation or liability. None of the Certificate Administrator or the Certificate Registrar shall register a [ARD CLASS] or Class [R] Certificate in any Person’s name unless such Person has provided the letter referred to in clause (A) of the preceding sentence. The transferee of a beneficial interest in a Global Certificate that is a Restricted Certificate shall be deemed to represent that it is not a Plan or a Person acting on behalf of any Plan or using the assets of any Plan to acquire such interest other than (with respect to transfers of beneficial interests in Global Certificates which are Restricted Certificates other than the [ARD CLASS] Certificates or the Residual Certificates) an insurance company using the assets of its general account under circumstances whereby such transfer to such insurance company would be exempt from the “prohibited transaction” provisions of Sections 406 and 407 of ERISA and Section 4975 of the Code under Sections I and III of PTCE 95-60, or a substantially similar exemption under Similar Law. Any transfer of a Restricted Certificate that would violate or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or Similar Law shall be deemed absolutely null and void ab initio.

Each purchaser of Certificates that is a Plan subject to ERISA and/or Section 4975 of the Code (an “ERISA Plan”) or is acting on behalf of or using the assets of an ERISA Plan will be deemed to have represented and warranted that (i) none of the Depositor, the Trust, the Trustee, any Initial Purchaser, any Underwriter, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or any of their respective affiliated entities, has provided any investment advice within the meaning of Section 3(21) of ERISA (and regulations thereunder) to the ERISA Plan, or to any fiduciary or other person making the decision to invest the assets of the ERISA Plan (“Fiduciary”), in connection with its acquisition of Certificates, and (ii) the Fiduciary is exercising its own independent judgment in evaluating the transaction.

(l)                 Each Person who has or acquires any Ownership Interest shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the following provisions and the rights of each Person acquiring any Ownership Interest are expressly subject to the following provisions:

(i)                                 Each Person acquiring or holding any Ownership Interest shall be a Permitted Transferee and shall not acquire or hold such Ownership Interest as agent (including a broker, nominee or other middleman) on behalf of any Person that is not a Permitted Transferee. Any such Person shall promptly notify the Certificate Registrar of any change or impending change in its status (or the status of the beneficial owner of such Ownership Interest) as a Permitted Transferee. Any acquisition described in the first sentence of this Section 5.02(l) by a Person who is not a Permitted Transferee or by a Person who is acting as an agent of a Person who is not a Permitted Transferee shall be void and of no effect, and the immediately preceding owner who was a Permitted Transferee shall be restored to registered and beneficial ownership of the Ownership Interest as fully as possible.

(ii)                              No Ownership Interest may be Transferred, and no such Transfer shall be registered in the Certificate Register, without the express written consent of the Certificate Registrar, and the Certificate Registrar shall not recognize the Transfer, and such proposed Transfer shall not be effective, without such consent with respect thereto. In connection with any proposed Transfer of any Ownership Interest, the Certificate Registrar shall, as a condition to such consent, (x) require delivery to it in form and substance satisfactory to it, and the proposed transferee shall deliver to the Certificate Registrar and to the proposed transferor an affidavit in substantially the form attached as Exhibit C-1 (a “Transferee Affidavit”) of the proposed transferee (A) that such proposed transferee is a Permitted Transferee and (B) stating that (i) the proposed transferee historically has paid its debts as they have come due and intends to do so in the future, (ii) the proposed transferee understands that, as the holder of an Ownership Interest, it may incur liabilities in excess of cash flows generated by the residual interest, (iii) the proposed transferee intends to pay taxes associated with holding the Ownership Interest as they become due, (iv) the proposed transferee will not transfer the Ownership Interest to any Person that does not provide a Transferee Affidavit or as to which the proposed transferee has actual knowledge that such Person is not a Permitted Transferee or is acting as an agent (including a broker, nominee or other middleman) for a Person that is not a Permitted Transferee, (v) the proposed transferee will not cause income from the Class [R] Certificate to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the proposed transferee or any other U.S. Person and (vi) the proposed transferee expressly agrees to be bound by and to abide by the provisions of this Section 5.02(l) and (y) other than in connection with the initial issuance of the Class [R] Certificates, require a statement from the proposed transferor substantially in the form attached as Exhibit C-2 (the “Transferor Letter”), that the proposed transferor has no actual knowledge that the proposed transferee is not a Permitted Transferee and has no actual knowledge or reason to know that the proposed transferee’s statements in the Transferee Affidavit are false.

(iii)                           Notwithstanding the delivery of a Transferee Affidavit by a proposed transferee under clause (ii) above, if a Responsible Officer of the Certificate Registrar has actual knowledge that the proposed transferee is not a Permitted Transferee, no Transfer to such proposed transferee shall be effected and such proposed Transfer shall not be registered on the Certificate Register; provided, that the Certificate Registrar shall not be required to conduct any independent investigation to determine whether a proposed transferee is a Permitted Transferee.

Neither the Certificate Administrator nor the Certificate Registrar shall have any obligation or duty to monitor, determine or inquire as to compliance with any restriction or transfer imposed under Article V of this Agreement or under applicable law with respect to any transfer of any Certificate (including, without limitation, the Securities Legend), or any interest therein, other than to require delivery of the certification(s) and/or opinions of counsel described in Article V applicable with respect to changes in registration of record ownership of Certificates in the Certificate Register. The Certificate Administrator and the Certificate Registrar shall have no liability for transfers, including transfers made through the book-entry facilities of the Depository or between or among Depository Participants or Certificate Owners made in violation of applicable restrictions.

Upon written notice to the Certificate Registrar, or upon the Certificate Registrar having actual knowledge, that there has occurred a Transfer to any Person that is a Disqualified Organization or an agent thereof (including a broker, nominee, or middleman) in contravention of the foregoing restrictions, and in any event not later than 60 days after a request for information from the transferor of such Ownership Interest, or such agent, the Certificate Registrar and the Certificate Administrator agree to furnish to the IRS and the transferor of such Ownership Interest or such agent such information necessary to the application of Section 860E(e) of the Code as may be required by the Code, including, but not limited to, the present value of the total anticipated excess inclusions with respect to such Class [R] Certificate (or portion thereof) for periods after such Transfer. At the election of the Certificate Registrar and the Certificate Administrator, the Certificate Registrar and the Certificate Administrator may charge a reasonable fee for computing and furnishing such information to the transferor or to such agent referred to above; provided that such Persons shall in no event be excused from furnishing such information.

Section 5.03        Mutilated, Destroyed, Lost or Stolen Certificates. If (i) any mutilated Certificate is surrendered to the Certificate Registrar, or the Certificate Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Certificate, and (ii) there is delivered to the Certificate Registrar such security or indemnity as may be required by it to save it and the Certificate Administrator harmless, then, in the absence of actual knowledge by a Responsible Officer of the Certificate Registrar that such Certificate has been acquired by a bona fide purchaser, the Certificate Administrator or the Authenticating Agent shall execute and authenticate and the Certificate Registrar shall deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of the same Class and of like tenor and Percentage Interest. Upon the issuance of any new Certificate under this Section 5.03, the Certificate Registrar may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Certificate Registrar) connected therewith. Any replacement Certificate issued pursuant to this Section 5.03 shall constitute complete and indefeasible evidence of ownership of the corresponding interest in the Trust Fund, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

Section 5.04        Appointment of Paying Agent. The Certificate Administrator may appoint a paying agent (a “Paying Agent”) for the purpose of making distributions to Certificateholders pursuant to Section 4.01 of this Agreement. The Certificate Administrator shall cause such Paying Agent, if other than the Certificate Administrator, the Trustee or the Master Servicer, to execute and deliver to the Master Servicer and the Trustee an instrument in which such Paying Agent shall agree with the Master Servicer and the Trustee that such Paying Agent will hold all sums held by it for the payment to Certificateholders in trust for the benefit of the Certificateholders entitled thereto until such sums have been paid to the Certificateholders or disposed of as otherwise provided herein. The initial Paying Agent shall be the Certificate Administrator. Except for the Certificate Administrator, as the initial Paying Agent, the Paying Agent shall at all times be an entity having a long-term unsecured debt rating of at least “[___]” from [___], “[___]” by [___] and “[___]” by [___] (or, if not rated by [___], an equivalent (or higher) rating by any two other NRSROs), or shall be otherwise acceptable to each Rating Agency, as confirmed by a receipt of a Rating Agency Confirmation.

Section 5.05        Access to Certificateholders’ Names and Addresses; Special Notices. (a) If any Certifying Certificateholder (for purposes of this Section 5.05, an “Applicant”) applies in writing to the Certificate Registrar, and such application states that the Applicant desires to communicate with other Certificateholders, the Certificate Registrar shall furnish or cause to be furnished to such Applicant a list of the names and addresses of the Certificateholders as of the most recent Record Date, at the expense of the Applicant.

(b)               Every Certificateholder, by receiving and holding its Certificate, agrees with the Certificate Administrator and the Certificate Registrar that the Certificate Administrator and the Certificate Registrar shall not be held accountable in any way by reason of the disclosure of any information as to the names and addresses of the Certificateholders hereunder, regardless of the source from which such information was derived.

(c)               Upon the written request of any Certifying Certificateholder that (a) states that such Certificateholder desires the Certificate Administrator to transmit a notice to all Certificateholders stating that such Certificateholder wishes to be contacted by other Certificateholders, setting forth the relevant contact information and briefly stating the reason for the requested contact and (b) provides a copy of the Special Notice which such Certificateholder proposes to transmit, the Certificate Administrator shall deliver such Special Notice to all Certificateholders at their respective addresses appearing on the Certificate Register. The costs and expenses of the Certificate Administrator associated with delivering with any such Special Notice shall be borne by the party requesting such Special Notice. Every Certificateholder, by receiving and holding a Certificate, agrees that neither the Certificate Administrator nor the Certificate Registrar shall be held accountable by reason of the disclosure of any such Special Notice to Certificateholders, regardless of the information set forth in such Special Notice.

Section 5.06        Actions of Certificateholders. (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Agreement to be given or taken by Certificateholders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Certificateholders in person or by agent duly appointed in writing; and except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Certificate Administrator and the Trustee and, when required, to the Master Servicer. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Agreement and conclusive in favor of the Certificate Administrator, the Trustee and the Master Servicer, if made in the manner provided in this Section.

(b)               The fact and date of the execution by any Certificateholder of any such instrument or writing may be proved in any reasonable manner which the Certificate Administrator or the Trustee deems sufficient.

(c)               Any request, demand, authorization, direction, notice, consent, waiver or other act by a Certificateholder shall bind every Holder of every Certificate issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of anything done, or omitted to be done, by the Certificate Administrator or the Trustee or the Master Servicer in reliance thereon, whether or not notation of such action is made upon such Certificate.

(d)               The Certificate Administrator, the Trustee or Certificate Registrar may require such additional proof of any matter referred to in this Section 5.06 as it shall deem necessary.

Section 5.07        Rule 144A Information. The Certificate Administrator shall, upon request of any Certifying Certificateholder that is a Holder of a Private Certificate or any beneficial owner of such a Certificate, furnish to such Holder or beneficial owner or a prospective purchaser designated by such Holder or beneficial owner who is a Qualified Institutional Buyer the information required to be delivered under Rule 144A(d)(4) under the Act, to the extent such information has been provided to the Certificate Administrator and has been identified as Rule 144A information (which shall include all information on the Certificate Administrator’s Website and all information currently required to be made available to

Certificateholders, as well as any other specifically identified information herein), if at the time of such request periodic reports are not being filed with respect to the Trust under Section 13 or Section 15(d) of the Exchange Act.

Section 5.08        Exchanges of Exchangeable Certificates

(a)               The Grantor Trust shall be maintained by the Certificate Administrator, on behalf of the Trustee, in part for the benefit of the Holders of the Exchangeable Certificates. The assets of the Grantor Trust held for the benefit of the Holders of the Exchangeable Certificates shall consist of the Class [PEZ] Regular Interests, which have been placed in the Grantor Trust through the efforts of the Underwriters. The Class [PEZ] Regular Interests shall be held by the Certificate Administrator for the benefit of the Trustee. At all times, the Class [__], Class [__] and Class [__] Certificates shall represent beneficial ownership interests in the Class [__] Percentage Interest, the Class [__] Percentage Interest and the Class [__] Percentage Interest, respectively, in the Class [__] Regular Interest, Class [__] Regular Interest and Class [__] Regular Interest, respectively. At all times, the Class [PEZ] Certificates shall represent beneficial ownership interests in the Class [PEZ] Components.

(b)               On the Closing Date, the Grantor Trust shall issue the several Classes of Exchangeable Certificates. Each Class of Exchangeable Certificates shall be initially issued on the Closing Date with the respective aggregate Certificate Balance set forth for such Class in the Preliminary Statement.

(c)               Following the Closing Date and subject to the conditions set forth in Section 5.08(d), (i) if a Certificateholder holds Class [__] Certificates, Class [__] Certificates and Class [__] Certificates in an Exchangeable Proportion, then those Exchangeable Certificates may be exchanged on the books of the Depository for Class [PEZ] Certificates that represent the same Tranche Percentage Interest in each Class [PEZ] Regular Interest as the Certificates to be surrendered and (ii) a Certificateholder that holds Class [PEZ] Certificates may exchange its Certificates on the books of the Depository for Class [__] Certificates, Class [__] Certificates and Class [__] Certificates that evidence the same Tranche Percentage Interest in the Class [PEZ] Regular Interests as the Class [PEZ] Certificates being surrendered.

(d)               An exchange of Exchangeable Certificates may only occur if the Class [__], Class [__] and Class [__] Certificates being surrendered or received in such exchange have denominations no smaller than the minimum Denominations set forth in Section 5.01. No exchange of Exchangeable Certificates may occur pursuant to this Section 5.08 after the date when the then-current Certificate Balance of the Class [__] Regular Interest (and, correspondingly, the Class [__] Certificates and, to the extent evidencing an interest in the Class [__] Regular Interest, the Class [PEZ] Certificates) has been reduced to zero as a result of the payment in full of all interest and principal thereon. There shall be no limitation on the number of exchanges of Exchangeable Certificates authorized pursuant to this Section 5.08. In addition, the Depositor shall have the right to make or cause exchanges on the Closing Date pursuant to instructions delivered to the Certificate Administrator on the Closing Date.

(e)               At the request of the Holder of a Class or Classes of Exchangeable Certificates, and upon the surrender of such Exchangeable Certificates (in the case of an exchange of Class [__], Class [__] and Class [__] Certificates for Class [PEZ] Certificates, in the applicable Exchangeable Proportion), the Certificate Administrator, on behalf of the Trustee, shall deliver (by the means set forth in the penultimate sentence of Section 5.08(i)) the corresponding Exchangeable Certificates to which such Certificateholder is entitled as set forth in Section 5.08(c).

(f)                [Reserved].

(g)               In connection with any exchange of Exchangeable Certificates, the Certificate Registrar shall reduce the outstanding aggregate Certificate Balance of the Class or Classes of Exchangeable Certificates surrendered by the applicable Holder on the Certificate Register and shall increase the outstanding aggregate Certificate Balance of the related Class or Classes of Exchangeable Certificates received by such Holder in such exchange on the Certificate Register, and the Certificate Registrar or the Certificate Administrator, as applicable, shall approve the instructions at the Depository and make appropriate notations on the Private Global Certificate for each Class of Exchangeable Certificates to reflect such reductions and increases.

(h)               In order to effect an exchange of Exchangeable Certificates, the Certificateholder shall notify the Certificate Administrator in writing or by e-mail at [EMAIL ADDRESS] (with a subject line referencing “[NAME OF ISSUING ENTITY]” and setting forth the proposed Exchange Date) no later than three (3) Business Days before the proposed exchange date (the “Exchange Date”). The Exchange Date may be any Business Day other than the first or last Business Day of the month. An exchange notice must (i) be set forth on the applicable Certificateholder’s letterhead, (ii) carry a medallion stamp guarantee and (iii) set forth the following information: the CUSIP Number of each Exchangeable Certificate to be exchanged and each Exchangeable Certificate to be received; the original and outstanding Certificate Balance of the Exchangeable Certificates to be exchanged and the original and outstanding Certificate Balance of the Exchangeable Certificates to be received; the Certificateholder’s Depository participant number; and the proposed Exchange Date. The Certificateholder and the Certificate Registrar shall utilize the “deposit and withdrawal system” at the Depository to effect the exchange of the applicable Exchangeable Certificates. A notice shall become irrevocable on the second (2nd) Business Day before the proposed Exchange Date. Exchangeable Certificates shall be exchangeable on the books of the Depository for the corresponding Exchangeable Certificates on and after the Closing Date, by notice to the Certificate Administrator substantially in the form of Exhibit GG.

(i)                 The Certificate Administrator shall make the first distribution on an Exchangeable Certificate received by a Certificateholder in any exchange on the Distribution Date in the month following the month of exchange to the Certificateholder of record as of the applicable Record Date for such Certificate and Distribution Date. If an Exchange Date occurs in any month before the Distribution Date in such month, then any distributions to be made on such Distribution Date on any Certificates surrendered in the exchange shall be so made to the Certificateholder of record as of the applicable Record Date for such Certificates and such Distribution Date. Neither the Certificate Administrator nor the Depositor shall have any obligation to ensure the availability of the applicable Certificates in the market to accomplish any exchange.

(j)                 In connection with each exchange, the Certificateholder may be required to pay certain fees charged by DTC and such fees must be received by the Certificate Administrator prior to the exchange date or such exchange shall not be effected. The first distribution on an Exchangeable Certificate or Class EC certificates shall be made in the month following the month of exchange to the Certificateholder of record as of the applicable Record Date for such certificate. Neither the Certificate Administrator nor the Depositor shall have any obligation to ensure the availability of the applicable certificates to accomplish any exchange.

Article VI
THE DEPOSITOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE
DIRECTING CERTIFICATEHOLDER, THE RISK RETENTION CONSULTATION
PARTY, THE OPERATING ADVISOR AND THE ASSET REPRESENTATIONS
REVIEWER

Section 6.01        Liability of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer. The Depositor, the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer each shall be liable in accordance herewith only to the extent of the obligations specifically imposed by this Agreement.

Section 6.02        Merger or Consolidation of the Master Servicer, the Special Servicer, the Depositor, the Asset Representations Reviewer or the Operating Advisor. Subject to the following paragraph, each of the Master Servicer and the Special Servicer shall keep in full effect its existence, rights and good standing as a [_____] under the laws of [_____] and shall not jeopardize its ability to do business in each jurisdiction in which the Mortgaged Properties securing the Mortgage Loans that it is servicing are located or to protect the validity and enforceability of this Agreement, the Certificates or any of such Mortgage Loans that it is servicing and to perform its respective duties under this Agreement. In addition, subject to the following paragraph, the Operating Advisor and the Asset Representations Reviewer shall keep in full effect its existence, rights and good standing as a [_____] under the laws of the State of [_____] and shall not jeopardize its ability to do business in each jurisdiction in which the Mortgaged Properties are located or to protect the validity and enforceability of this Agreement, the Certificates or any of such Mortgage Loans and to perform its respective duties under this Agreement.

Each of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor or the Asset Representations Reviewer may be merged or consolidated with or into any Person, or transfer all or substantially all of its assets to any Person, in which case any Person into which the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor or the Asset Representations Reviewer may be merged or consolidated, or any Person resulting from any merger or consolidation to which the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor or the Asset Representations Reviewer is a party, or any Person succeeding to the business of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor or the Asset Representations Reviewer, shall be the successor of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor or the Asset Representations Reviewer, as applicable, hereunder, and shall be deemed to have assumed all of the liabilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor or the Asset

Representations Reviewer, as applicable, hereunder, if each of the Rating Agencies has provided a Rating Agency Confirmation relating to the Certificates and Serviced Companion Loan Securities, if any; provided that neither the Master Servicer nor the Special Servicer shall be required to obtain a Rating Agency Confirmation from any Rating Agency if the Master Servicer or Special Servicer, respectively, is merged into or consolidated with a Qualified Affiliate or transfers all or substantially all of its assets to a Qualified Affiliate; provided, further, if the Master Servicer or the Special Servicer enters into a merger and the Master Servicer or the Special Servicer, as applicable, is the surviving entity under applicable law, the Master Servicer or the Special Servicer, as applicable, shall not, as a result of the merger, be required to provide a Rating Agency Confirmation or obtain the consent of the Depositor. Notwithstanding the foregoing, no Master Servicer, Special Servicer, the Operating Advisor or the Asset Representations Reviewer may remain the Master Servicer, Special Servicer, the Operating Advisor or the Asset Representations Reviewer, as applicable, under this Agreement after (x) being merged or consolidated with or into any Person that is a Prohibited Party, or (y) transferring all or substantially all of its assets to any Person if such Person is a Prohibited Party, except to the extent (i) the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer, as applicable, is the surviving entity of such merger, consolidation or transfer and has been and continues to be in compliance with its Regulation AB reporting obligations hereunder or (ii) the Depositor consents to such merger, consolidation or transfer, which consent shall not be unreasonably withheld. The Asset Representations Reviewer shall keep in full effect its existence and rights as an entity under the laws of the jurisdiction of its organization, and shall be in compliance with the laws of all jurisdictions to the extent necessary to perform its duties under this Agreement. Any Person into which the Asset Representations Reviewer may be merged or consolidated, or any Person resulting from any merger or consolidation to which the Asset Representations Reviewer shall be a party, or any Person succeeding to the business of the Asset Representations Reviewer, shall be the successor of the Asset Representations Reviewer hereunder, and shall be deemed to have assumed all of the liabilities and obligations of such Asset Representations Reviewer hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the Trustee has received a Rating Agency Confirmation with respect to such successor or surviving Person.

Section 6.03        Limitation on Liability of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer and Others. (a) None of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer nor any Affiliates, partners, shareholders, directors, officers, employees, members, managers, representatives or agents (including sub-servicers) of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer shall be under any liability to the Trust Fund, the Certificateholders, any Serviced Companion Loan Noteholders, any party hereto or any third party beneficiary for any action taken, or for refraining from the taking of any action, in good faith pursuant to this Agreement (including actions taken or not taken at the direction of any Directing Holder), or for errors in judgment; provided, that this provision shall not protect the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer, or any Affiliate, representative, member, manager, director, officer, employee or agent (including sub-servicers) of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer, against any breach of warranties or representations made herein, or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence (or in the case of (x) the Master Servicer or Special Servicer, by reason of any specific liability imposed hereunder for a breach of the Servicing Standard, (y) the Operating Advisor, by reason of any specific liability imposed hereunder for a breach of the Operating Advisor Standard or (z) the Asset Representations Reviewer, by reason of any specific liability impose) in the performance of duties or by reason of negligent disregard of obligations or duties hereunder. The Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer and any Affiliate, representative, member, manager, director, officer, employee or agent (including sub-servicers) of the Depositor, the Master Servicer, the Special Servicer or the Operating Advisor may rely in good faith on any document of any kind which, prima facie, is properly executed and submitted by any appropriate Person respecting any matters arising hereunder. In addition, in no event shall the Depositor be obligated to cause any party to perform or comply with the obligations to remit the CREFC® Intellectual Property Royalty License Fee to CREFC®, to report any such CREFC® Intellectual Property Royalty License Fee so paid or to make available any Distribution Date Statement to the general public (or in particular, CREFC®).

The Trust Fund and each Serviced Companion Loan Noteholder shall be indemnified and held harmless by each of the Master Servicer, the Special Servicer and the Operating Advisor (severally and not jointly) for any loss, liability or expense (including legal fees and expenses) incurred in connection with any claim, loss, penalty, fine, foreclosure, judgment or liability relating to this Agreement or the Certificates, incurred by the Trust Fund or such Serviced Companion Loan Noteholder, as applicable, by reason of willful misconduct, bad faith, fraud or negligence in the performance of duties hereunder, or by reason of negligent disregard of obligations and duties thereunder, on the part of such indemnifying party.

The Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer and any Affiliates, directors, officers, employees, members, managers, representatives and agents (including sub-servicers) of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer shall be indemnified and held harmless by the Trust Fund for any loss, liability or expense (including legal fees and expenses) incurred in connection with any claim, loss, penalty, fine, foreclosure, judgment, liability or legal action relating to this Agreement or the Certificates, other than any loss, liability or expense (including legal fees and expenses) (i) incurred by such party by reason of willful misconduct, bad faith, fraud or negligence in the performance of duties hereunder or by reason of negligent disregard of obligations and duties thereunder or (ii) in the case of the Depositor and any of its Affiliates, directors, officers, representatives, members, managers, employees and agents, incurred in connection with any violation by any of them of any state or federal securities law; provided that such indemnified parties shall be paid out of the Collection Account in accordance with Section 3.06(a) of this Agreement; provided, further, that if such matter relates directly to any Serviced Whole Loan, such indemnified parties shall be paid first out of the applicable Serviced Whole Loan Collection Account (allocated in accordance with the expense allocation provision of the related Intercreditor Agreement), and then, if funds therein are insufficient, out of the Collection Account; provided that the Master Servicer shall, after receiving payment from amounts on deposit in the Collection Account, if any, (i) promptly notify the related Companion Loan Noteholder and (ii) use commercially reasonable efforts to exercise on behalf of the Trust any rights under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to the related Serviced Companion Loans from the related Companion Loan Noteholders.

The Depositor shall indemnify the Operating Advisor (both in its capacity as Operating Advisor and individually) and each of its Affiliates and each of its directors, officers, employees, representatives and agents, and hold each of them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, fees and expenses that such indemnified party may sustain in connection with this Agreement (including, without limitation, reasonable fees and disbursements of counsel incurred by such indemnified party in any action or proceeding between the Depositor and such indemnified party or between such indemnified party and any third party or otherwise) resulting from the Depositor’s willful misconduct, bad faith, fraud or negligence in the performance of each of its duties hereunder or by reason of negligent disregard of its respective obligations and duties hereunder.

The Operating Advisor shall indemnify the Depositor (both in its capacity as Depositor and individually) and each of its Affiliates and each of its directors, officers, employees, representatives and agents, and hold each of them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, fees and expenses that such indemnified party may sustain in connection with this Agreement (including, without limitation, reasonable fees and disbursements of counsel incurred by such indemnified party in any action or proceeding between the Operating Advisor and such indemnified party or between such indemnified party and any third party or otherwise) resulting from the Operating Advisor’s willful misconduct, bad faith, fraud or negligence in the performance of each of its duties hereunder or by reason of negligent disregard of its respective obligations and duties hereunder.

The Asset Representations Reviewer agrees to indemnify the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Depositor, the Operating Advisor and the Trust and any partner, director, officer, shareholder, member, manager, employee or agent thereof, and hold them harmless, from and against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses that any of them may sustain arising from or as a result of any willful misconduct, bad faith or negligence of the Asset Representations Reviewer, in the performance of its obligations and duties under this Agreement or by reason of negligent disregard by the Asset Representations Reviewer of its duties and obligations hereunder or by reason of breach of any representations or warranties made herein; provided that such indemnity shall not cover indirect or consequential damages. The Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Depositor, as the case may be, shall immediately notify the Asset Representations Reviewer if a claim is made by a third party with respect to this Agreement or the Mortgage Loans or the Trust Subordinate Companion Loan entitling the Trust to indemnification hereunder, whereupon the Asset Representations Reviewer shall assume the defense of such claim (with counsel reasonably satisfactory to the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Depositor) and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify the Asset Representations Reviewer shall not affect any rights any of the foregoing Persons may have to indemnification under this Agreement or otherwise, unless the Asset Representations Reviewer’s defense of such claim is materially prejudiced thereby.

(b)               None of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer shall be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its respective duties under this Agreement or which in its opinion may involve it in any expense or liability not recoverable from the Trust Fund; provided, that each of the Depositor, the Master Servicer, the Special Servicer or the Operating Advisor may in its discretion undertake any such action that it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto and the interests of the Certificateholders and holders of Serviced Companion Loan Securities, if applicable, hereunder. In such event, the legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund and the Depositor, the Master Servicer, the Special Servicer and the Operating Advisor shall be entitled to be reimbursed therefor from the Collection Account in accordance with Section 3.06(a) of this Agreement) no later than 60 days after submitting such expenses or costs for reimbursement, provided that a failure to reimburse such parties within such 60 days will not affect or limit such parties’ rights to receive reimbursement hereunder; provided, further, that in the case of any Serviced Whole Loan, such amounts shall be allocated in accordance with the expense allocation provision of the related Intercreditor Agreement, and such parties shall be entitled to be reimbursed first, from the applicable Serviced Whole Loan Collection Account and then, from the Collection Account, all in accordance with Section 3.06(a) of this Agreement and the related Intercreditor Agreement.

(c)               The terms of this Section 6.03 shall survive the termination of any party hereto or of this Agreement.

Section 6.04        Limitation on Resignation of the Master Servicer, the Special Servicer and the Operating Advisor; Termination of the Master Servicer, the Special Servicer and the Operating Advisor. (a) Each of the Master Servicer, the Special Servicer and the Operating Advisor may assign their respective rights and delegate their respective duties and obligations under this Agreement in connection with the sale or transfer of a substantial portion of their mortgage servicing, asset management or (solely with respect to the Operating Advisor) commercial mortgage surveillance, portfolio, provided that: (i) the purchaser or transferee accepting such assignment and delegation (A) shall be an established mortgage finance institution, bank or mortgage servicing institution (or, in the case of the Operating Advisor, an Eligible Operating Advisor), organized and doing business under the laws of the United States of America, any state of the United States of America or the District of Columbia, authorized under such laws to perform the duties of the Master Servicer, Special Servicer or Operating Advisor or a Person resulting from a merger, consolidation or succession that is permitted under Section 6.02 of this Agreement, (B) shall be acceptable to each Rating Agency as confirmed in a Rating Agency Confirmation delivered to the Trustee and the Certificate Administrator relating to the Certificates and Serviced Companion Loan Securities, if any, (C) shall execute and deliver to the Trustee and the Certificate Administrator an agreement that contains an assumption by such Person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the Master Servicer, Special Servicer or Operating Advisor, as

applicable under this Agreement from and after the date of such agreement and (D) shall not be a Prohibited Party; (ii) the Master Servicer, the Special Servicer or the Operating Advisor shall not be released from its obligations under this Agreement that arose prior to the effective date of such assignment and delegation under this Section 6.04; (iii) the rate at which the Servicing Compensation, Special Servicing Compensation or Operating Advisor Fee, as applicable (or any component thereof) is calculated shall not exceed the rate then in effect and (iv) the resigning Master Servicer, Special Servicer or Operating Advisor, as applicable, shall be responsible for the reasonable costs and expenses of each other party hereto and the Rating Agencies in connection with such transfer. Upon acceptance of such assignment and delegation, the purchaser or transferee shall be the successor Master Servicer, Special Servicer or Operating Advisor, as applicable, hereunder.

(b)               Except as provided in Section 6.02 of this Agreement and this Section 6.04, the Master Servicer, the Special Servicer and the Operating Advisor shall not resign from its respective obligations and duties hereby imposed on it except (i) upon determination that such duties hereunder are no longer permissible under applicable law, (ii) in connection with the assignment of rights and delegation of duties as set forth in Section 6.04(a), or (iii) solely with respect to the Operating Advisor, pursuant to Section 6.04(e). Any such determination described in clause (i) above permitting the resignation of the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, shall be evidenced by an Opinion of Counsel (obtained at the resigning Master Servicer’s, Special Servicer’s or Operating Advisor’s expense) to such effect delivered to the Trustee and the Certificate Administrator.

(c)               The Trustee shall be permitted to remove the Master Servicer or the Special Servicer upon a Master Servicer Termination Event or Special Servicer Termination Event, as applicable. Without limiting the generality of the succeeding paragraph, no such removal shall be effective unless and until (i) the Master Servicer or the Special Servicer has been paid any unpaid Servicing Compensation or Special Servicing Compensation, as applicable, unreimbursed Advances (including Advance Interest Amounts thereon to which it is entitled) and all other amounts to which the Master Servicer or the Special Servicer is entitled hereunder to the extent such amounts accrue prior to such effective date and (ii) with respect to a resignation by the Master Servicer, the successor Master Servicer has deposited into the Investment Accounts from which amounts were withdrawn to reimburse the terminated Master Servicer, an amount equal to the amounts so withdrawn, to the extent such amounts would not have been permitted to be withdrawn except pursuant to this paragraph, in which case the successor Master Servicer shall, immediately upon deposit, have the same right of reimbursement or payment as the terminated Master Servicer had immediately prior to its termination without regard to the operation of this paragraph.

(d)               No resignation or removal of the Master Servicer, the Special Servicer or the Operating Advisor as contemplated by the preceding paragraphs of this Section 6.04 shall become effective until the Trustee or a successor Master Servicer, Special Servicer or Operating Advisor shall have assumed the resigning or terminated Master Servicer’s, Special Servicer’s or Operating Advisor’s responsibilities, duties, liabilities and obligations hereunder. If no successor Master Servicer, Special Servicer or Operating Advisor can be obtained to perform such obligations for the same compensation to which the terminated Master Servicer, Special Servicer or Operating Advisor would have been entitled, additional amounts payable to such successor

Master Servicer, Special Servicer or Operating Advisor shall be treated as Realized Losses and/or Loan Specific Realized Losses, as applicable.

(e)               The Operating Advisor shall have the right to resign without cost or expense upon the occurrence of the Early Termination Notice Date.  The Operating Advisor shall provide all of the parties to this Agreement and the Directing Holder 30 days prior written notice of any such resignation pursuant to this Section 6.04(e).  If the Operating Advisor resigns pursuant to this Section 6.04(e), then no replacement Operating Advisor shall be appointed.  The resigning Operating Advisor shall be entitled, and subject, to any rights and obligations that accrued under this Agreement prior to the date of any such resignation (including accrued and unpaid compensation) and any indemnifications rights arising out of events occurring prior to such resignation.

Section 6.05        Rights of the Depositor and the Trustee in Respect of the Master Servicer and the Special Servicer. Solely with respect to their performance of their respective duties under this Agreement, the Master Servicer and the Special Servicer shall afford the Depositor, the Underwriters, the Initial Purchasers, the Certificate Administrator, the Trustee and the Rating Agencies, upon reasonable notice, during normal business hours access to all records maintained by it in respect of its rights and obligations hereunder and access to its officers responsible for such obligations. Upon written request, the Master Servicer and/or the Special Servicer, as applicable, shall furnish to the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee its most recent publicly available financial statements (or, with respect to the Master Servicer, those of its ultimate parent) and such other non-proprietary information as the Master Servicer or the Special Servicer, as the case may be, shall determine in its sole and absolute discretion as it possesses, which is relevant to the performance of its duties hereunder and which it is not prohibited by applicable law or contract from disclosing. The Depositor may, but is not obligated to, enforce the obligations of the Master Servicer or the Special Servicer hereunder which are in default and may, but is not obligated to, perform, or cause a designee to perform, any defaulted obligation of such Person hereunder or exercise any rights of such Person hereunder, provided that the Master Servicer and the Special Servicer shall not be relieved of any of its obligations hereunder by virtue of such performance by the Depositor or its designee. If the Depositor or its designee undertakes any such action, it will be reimbursed by the Trust Fund from the Collection Accounts (or with respect to a Serviced Whole Loan, to the extent such reimbursement is allocable to such Serviced Whole Loan Collection Account), as provided in Section 3.06 and Section 6.03(a) hereof to the extent not recoverable from the Master Servicer or Special Servicer, as applicable. None of the Depositor, the Certificate Administrator, the Trustee, the Master Servicer (solely with respect to any action or failure to act by the Special Servicer) or the Special Servicer (solely with respect to any action or failure to act by the Master Servicer) shall have any responsibility or liability for any action or failure to act by the Master Servicer or the Special Servicer and no such party is obligated to monitor or supervise the performance of the Master Servicer or the Special Servicer under this Agreement or otherwise. Neither the Master Servicer nor the Special Servicer shall be under any obligation to disclose confidential or proprietary information pursuant to this Section.

Section 6.06        The Master Servicer or Special Servicer as Owners of a Certificate. The Master Servicer or an Affiliate of the Master Servicer, or the Special Servicer or an Affiliate of the Special Servicer, may become the Holder (or with respect to a Global Certificate,

Certificate Owner) of any Certificate with the same rights it would have if it were not the Master Servicer or the Special Servicer or an Affiliate thereof. If, at any time during which the Master Servicer or the Special Servicer or an Affiliate of the Master Servicer or the Special Servicer is the Holder or Certificate Owner of any Certificate, the Master Servicer or the Special Servicer proposes to take action (including for this purpose, omitting to take action) that (i) is not expressly prohibited by the terms hereof and would not, in the Master Servicer’s or the Special Servicer’s good faith judgment, violate the Servicing Standard, and (ii) if taken, might nonetheless, in the Master Servicer’s or the Special Servicer’s good faith judgment, be considered by other Persons to violate the Servicing Standard, the Master Servicer or the Special Servicer may, but will not be required to, seek the approval of the Certificateholders to such action (or inaction) by delivering to the Certificate Administrator a written notice that (i) states that it is delivered pursuant to this Section 6.06, (ii) identifies the Percentage Interest in each Class of Certificates beneficially owned by the Master Servicer or the Special Servicer or an Affiliate of the Master Servicer or the Special Servicer, and (iii) describes in reasonable detail the action (or inaction) that the Master Servicer or the Special Servicer proposes to take (or refrain from taking). The Certificate Administrator, upon receipt of such notice, shall forward it to the Certificateholders (other than the Master Servicer and its Affiliates or the Special Servicer and its Affiliates, as appropriate) together with such instructions for response as the Certificate Administrator shall reasonably determine. If at any time Certificateholders holding a majority of the Voting Rights of all Certificateholders and, if no Control Termination Event has occurred and is continuing, the applicable Directing Holder (calculated without regard to the Certificates beneficially owned by the Master Servicer or its Affiliates or the Special Servicer or its Affiliates, as applicable) shall have consented in writing to the proposal described in the written notice, and if the Master Servicer or the Special Servicer shall act as proposed in the written notice, such action shall be deemed to comply with the Servicing Standard. The Certificate Administrator shall be entitled to reimbursement from the Master Servicer or the Special Servicer, as applicable, of the reasonable expenses of the Certificate Administrator incurred pursuant to this paragraph. It is not the intent of the foregoing provision that the Master Servicer or the Special Servicer be permitted to invoke the procedure set forth herein with respect to routine servicing matters arising hereunder, except in the case of unusual circumstances.

Section 6.07        The Directing Holder and the Risk Retention Consultation Party. (a) For so long as no Control Termination Event has occurred and is continuing, the Directing Holder shall be entitled to advise (1) the Special Servicer with respect to all Specially Serviced Loans (other than any Excluded Loan or any Servicing Shift Mortgage Loan), (2) the Special Servicer with respect to Performing Loans (other than any Excluded Loan, Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan) as to all matters for which the Master Servicer must obtain the consent or deemed consent of the Special Servicer, and (3) the Special Servicer with respect to all Mortgage Loans for which an extension of maturity is being considered by the Special Servicer or by the Master Servicer (other than any Excluded Loan applicable to the Directing Holder, Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan) subject to consent or deemed consent of the Special Servicer, and notwithstanding anything herein to the contrary, except as set forth in, and in any event subject to the second and third paragraphs of this Section 6.07, both (a) the Master Servicer shall not be permitted to take any action constituting a Major Decision unless it has obtained the prior written consent of the Special Servicer and (b) for so long as no Control Termination Event has occurred and is continuing, the Special Servicer shall not be permitted to consent to the Master Servicer’s taking any of the following actions nor will the Special Servicer itself be permitted to take any action constituting a Major Decision as to which the Directing Holder has objected in writing within [ten (10)] Business Days (or [30] days with respect to clause (j) of the definition of “Major Decision”) after receipt of the written recommendation and analysis (provided that if such written objection has not been received by the Special Servicer within such [ten (10)] Business Day period (or [30] days with respect to clause (j) of the definition of “Major Decision” or such longer period provided for in any related Intercreditor Agreement but not less than five (5) Business Days after the time period set forth therein for Directing Holder approval), then the Directing Holder will be deemed to have approved such action).

In addition, (i) for so long as no Consultation Termination Event is continuing, with respect to any Specially Serviced Loan (other than any Non-Serviced Mortgage Loan or any applicable Excluded Loan with respect to the Risk Retention Consultation Party), and (ii) during the continuance of a Consultation Termination Event, with respect to any Serviced Mortgage Loan (other than any applicable Excluded Loan with respect to the Risk Retention Consultation Party), upon written request of the Risk Retention Consultation Party, the Master Servicer and the Special Servicer shall consult with the Risk Retention Consultation Party on a non-binding basis in connection with any Major Decision that it is processing (and such other matters that are subject to the non-binding consultation rights of the Risk Retention Consultation Party pursuant to this Agreement) and to consider alternative actions recommended by the Risk Retention Consultation Party in respect of such Major Decision (or any other matter requiring consultation with the Risk Retention Consultation Party); provided that in the event the Master Servicer or Special Servicer, as applicable, receives no response from the Risk Retention Consultation Party within 10 days following the later of (i) the Master Servicer’s or the Special Servicer’s, as applicable, written request for input on any requested consultation and (ii) delivery of all such additional information reasonably requested by the Risk Retention Consultation Party related to the subject matter of such consultation, the Master Servicer or the Special Servicer, as applicable, shall not be obligated to consult with the Risk Retention Consultation Party on the specific matter; provided, however, that the failure of the Risk Retention Consultation Party to respond will not relieve the Master Servicer or the Special Servicer, as applicable, from using reasonable efforts to consult with the Risk Retention Consultation Party on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. For the avoidance of doubt, (x) no Risk Retention Consulting Party shall have any consultation rights with respect to any related Excluded Loan and (y) any consultation with the Risk Retention Consultation Party under this Agreement shall occur only upon request of the Risk Retention Consultation Party, and any such consultation shall be on a strictly non-binding basis and shall be subject to all limitations with respect to the procedures and timing for such consultation set forth in this Section 6.07; provided that, if the Special Servicer or Master Servicer (if the Master Servicer is otherwise authorized by this Agreement to take such action), as applicable, determines that immediate action, with respect to the foregoing matters, or any other matter requiring consent of the Directing Holder (if no Control Termination Event has occurred and is continuing) in this Agreement, is necessary to protect the interests of the Certificateholders and, with respect to any Serviced Whole Loan, the related Serviced Companion Loan Noteholders (as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Noteholders constituted a single lender and with respect to any Serviced Whole Loan with a related Subordinate Companion Loan, taking into account the subordinate nature of such Subordinate Companion Loan) and the Special Servicer has made a reasonable effort to contact the Directing Holder, the Master Servicer or the Special Servicer, as the case may be, may take any such action without waiting for the Directing Holder’s response. The Special Servicer is not required to obtain the consent of the Directing Holder for any Major Decision if a Control Termination Event has occurred and is continuing; provided that, if a Control Termination Event has occurred and is continuing, the Special Servicer shall consult with the Operating Advisor in connection with any Major Decision and consider alternative actions recommended by the Operating Advisor; provided, further, that, if a Control Termination Event has occurred and is continuing but no Consultation Termination Event has occurred, the Special Servicer shall consult with the Directing Holder in connection with any Major Decision and any other matters set forth in this Agreement as to which the consent or approval of the Directing Holder would have been required or as to which the Directing Holder would have had the right to advise or direct the Special Servicer or the Master Servicer if no Control Termination Event had occurred and was continuing and consider alternative actions recommended by the Directing Holder; provided, further, that such consultation with the Directing Holder or the Operating Advisor is not binding on the Special Servicer.

In addition, for so long as no Control Termination Event has occurred and is continuing, the Directing Holder may direct the Special Servicer to take, or to refrain from taking, such other actions with respect to a Mortgage Loan as the Directing Holder may deem advisable or as to which provision is otherwise made herein; provided that, notwithstanding anything herein to the contrary, no such direction, and no objection contemplated by the preceding paragraph or this paragraph, may require or cause the Master Servicer or the Special Servicer, as applicable, to violate any provision of any Mortgage Loan, applicable law, this Agreement, any Intercreditor Agreement or the REMIC Provisions, including without limitation the Special Servicer’s obligation to act in accordance with the Servicing Standard, or expose the Master Servicer, the Special Servicer, the Paying Agent, the Trust Fund, the Certificate Administrator or the Trustee to liability, or materially expand the scope of the Special Servicer’s responsibilities hereunder.

If the Special Servicer or Master Servicer, as applicable, determines that a refusal to consent by the Directing Holder, or any advice from the Directing Holder or the Risk Retention Consultation Party, would otherwise cause the Special Servicer or Master Servicer, as applicable, to violate the terms of any Mortgage Loan, any Intercreditor Agreement, applicable law, the REMIC Provisions or this Agreement, including without limitation, the Servicing Standard, the Special Servicer or Master Servicer, as applicable, shall disregard such refusal to consent or advice and notify the Directing Holder, the Risk Retention Consultation Party, the Trustee, the related Serviced Companion Loan Noteholder (if any) and the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement) of its determination, including a reasonably detailed explanation of the basis therefor. The taking of, or refraining from taking, any action by the Master Servicer or Special Servicer in accordance with the direction of or approval of the Directing Holder or the Risk Retention Consultation Party that does not violate any law or the Servicing Standard or any other provisions of this Agreement or any Intercreditor Agreements will not result in any liability on the part of the Master Servicer or the Special Servicer.

Notwithstanding anything to the contrary contained in this Agreement, with respect to the AB Whole Loan, for so long as no Consultation Termination Event and no Loan

Specific Control Appraisal Event has occurred and is continuing, the Master Servicer and the Special Servicer shall consult with the Directing Holder on a non-binding basis in connection with any Major Decision (or any other matter for which the consent of the Directing Holder would have been required or for which the Directing Holder would have the right to direct the Master Servicer or the Special Servicer).

Notwithstanding anything to the contrary contained in this Agreement, with respect to the Non-Serviced Mortgage Loans, (i) at all times when no Consultation Termination Event has occurred, the Directing Holder shall be entitled to the rights of the “Non-Directing Holder” (or similar term) under the related Intercreditor Agreement and (ii) at no time shall the Operating Advisor be entitled to the rights of the “Non-Directing Holder” (or similar term) under the related Intercreditor Agreement.

The Directing Holder shall have no liability to the Trust Fund, any party to this Agreement, any Certificateholders or any other Person for any action taken, or for refraining from the taking of any action, or for errors in judgment; provided that the Directing Holder shall not be protected against any liability to a Controlling Class Certificateholder (or, in the case of the AB Whole Loan, to the extent the Directing Holder is the Loan Specific Directing Holder, the Holders of the [LOAN SPECIFIC CLASS] Certificates) that would otherwise be imposed by reason of willful misfeasance or bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties.

The Risk Retention Consultation Party shall have no liability to the Trust Fund, any party to this Agreement, any Certificateholders or any other Person for any action taken, or for refraining from the taking of any action, or for errors in judgment.

(b)               Notwithstanding anything to the contrary contained herein (i) if a Control Termination Event has occurred and is continuing, the Directing Holder shall have no right to consent to any action taken or not taken by any party to this Agreement; (ii) if a Control Termination Event has occurred and is continuing but no Consultation Termination Event has occurred, the Directing Holder shall remain entitled to receive any notices, reports or information to which it is entitled pursuant to this Agreement, and the Master Servicer, Special Servicer and any other applicable party shall consult with the Directing Holder in connection with any action to be taken or refrained from taking to the extent set forth herein; and (iii) if a Consultation Termination Event has occurred, the Directing Holder shall have no consultation or consent rights hereunder and no right to receive any notices, reports or information (other than notices, Voting Rights given to all Certificateholders and rights to receive reports or information required to be delivered to all Certificateholders) or any other rights as Directing Holder.

(c)               The Master Servicer, the Special Servicer, the Trustee or the Operating Advisor, may from time to time request that the Certificate Administrator provide the name of the then-current Directing Holder for any applicable Mortgage Loan or Serviced Whole Loan. Upon such request, the Certificate Administrator shall promptly (but in no event more than five (5) Business Days following such request) provide the name of the then-current Directing Holder to the Master Servicer, the Special Servicer, the Trustee or the Operating Advisor, but only to the extent the Certificate Administrator has actual knowledge of the identity of the then-current Directing Holder; provided that if the Certificate Administrator does not have actual knowledge of the identity of the then-current Directing Holder, then (i) the Certificate Administrator shall determine which Class is the Controlling Class and (ii) the Certificate Administrator shall promptly (but in no event more than five (5) Business Days following such request) request from the Depository, the list of Certificate Owners of the Controlling Class, and the Certificate Administrator shall provide such list to the Master Servicer, the Special Servicer, the Trustee or the Operating Advisor. Any expenses incurred in connection with obtaining such information shall be at the expense of the requesting party, except that if (i) such expenses arise in connection with an event as to which the Directing Holder has review, consent or consultation rights with respect to an action taken by, or report prepared by, the requesting party pursuant to this Agreement and (ii) the requesting party has not been notified of the identity of the Directing Holder or reasonably believes that the identity of the Directing Holder has changed, then such expenses shall be at the expense of the Trust. The Master Servicer, the Special Servicer, the Trustee and the Operating Advisor, shall be entitled to conclusively rely on any such information so provided.

To the extent the Master Servicer or the Special Servicer has written notice of any change in the identity of a Directing Holder or the list of Holders (or Certificate Owners, if applicable) of the Controlling Class, then the Master Servicer or the Special Servicer, as applicable, shall promptly notify the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer and the Special Servicer thereof, who may rely conclusively on such notice from the Master Servicer or the Special Servicer, as applicable.

(d)               [___] shall be the initial Risk Retention Consultation Party and shall remain so until a successor is appointed pursuant to the terms of this Agreement. Upon the resignation or removal of the existing Risk Retention Consultation Party, any successor Risk Retention Consultation Party shall deliver to the parties to this Agreement a certification substantially in the form of Exhibit L-1H to this Agreement prior to being recognized as the new Risk Retention Consultation Party. The parties hereto shall be entitled to assume that the Risk Retention Consultation Party has not changed absent such notice.

(e)               Once the Risk Retention Consultation Party has been selected, each of the Master Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor and each other Certificateholder (or Certificate Owner, if applicable) shall be entitled to rely on such selection unless [RETAINING PARTY] shall have notified the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor and each other Holder of the [ELIGIBLE VERTICAL RETENTION INTEREST], in writing, of the selection of such new Risk Retention Consultation Party.

Section 6.08        Rights of Non-Directing Holders. With respect to each Serviced Whole Loan, the Master Servicer or the Special Servicer, as applicable, shall:

(a)                              consult with the related Non-Directing Holder (or its designee or representative) on a strictly non-binding basis, to the extent that such Non-Directing Holder (or its designee or representative) requests consultation with respect to any “major decision” or “major action” set forth in the related Intercreditor Agreement or the implementation of any recommended actions outlined in an Asset Status Report relating to the Serviced Whole Loan, and to consider alternative actions recommended by such Non-Directing Holder (or its designee or representative); provided, that after the expiration of a period of ten (10) Business Days from the delivery to the related Non-Directing Holder (or its designee or representative) of written notice of a proposed action, together with copies of the related notice, information or report, the Master Servicer or Special Servicer, as applicable, shall no longer be obligated to consult with the applicable Non-Directing Holder (or its designee or representative) (unless the Master Servicer or Special Servicer, as applicable, proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) Business Day period shall begin anew from the date of such proposal and delivery of all information relating thereto). Notwithstanding the foregoing non-binding consultation rights of the Non-Directing Holder, the Master Servicer or the Special Servicer, as applicable, may take any “major decision” or “major action” set forth in the related Intercreditor Agreement or any action set forth in the Asset Status Report before the expiration of the aforementioned ten (10) Business Day period if the Master Servicer or the Special Servicer, as applicable, determines that immediate action with respect thereto is necessary to protect the interests of the Certificateholder and the related Companion Loan Noteholder. Unless specified otherwise in the related Intercreditor Agreement, neither the Master Servicer or the Special Servicer shall be obligated at any time to follow or take any alternative actions recommended by the Non-Directing Holder; and

(b)                             in addition to the foregoing non-binding consultation rights, if provided for in the related Intercreditor Agreement, the Non-Directing Holder shall have the right to annual conference calls with the Master Servicer or the Special Servicer at the offices of the Master Servicer or the Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the Master Servicer or the Special Servicer, as applicable, in which servicing issues related to the related Whole Loan are discussed.

Article VII

SERVICER AND OPERATING ADVISOR TERMINATION

Section 7.01        Servicer Termination Events. (a) “Master Servicer Termination Event,” wherever used herein, means any one of the following events:

(i)                               any failure by the Master Servicer (A) to make any deposit required to the Collection Account or the Serviced Whole Loan Collection Account for any Serviced Whole Loan on the day and by the time such deposit was first required to be made under the terms of this Agreement, which failure is not remedied within two Business Days, (B) to deposit into, or remit to the Certificate Administrator for deposit into, any Distribution Account any amount required to be so deposited or remitted (including, without limitation, any required P&I Advance, unless the Master Servicer determines such P&I Advance is a Nonrecoverable Advance), which failure is not remedied by 11:00 a.m. (New York City time) on the relevant Distribution Date (provided, that to the extent the Master Servicer does not timely make such remittance to the Certificate Administrator, the Master Servicer shall pay the Certificate Administrator for the account of the Certificate Administrator interest on any amount not timely remitted at the Prime Rate from and including the applicable required remittance date to, but not including, the date such remittance is actually made), or (C) to remit to any holder of a Serviced Companion Loan, as and when required by this Agreement or any related Intercreditor Agreement, any amount required to be so remitted (which failure continues for two Business Days);

(ii)                            any failure on the part of the Master Servicer duly to observe or perform in any material respect any of its other covenants or obligations contained in this Agreement, which failure continues unremedied for a period of 30 days (15 days in the case of the Master Servicer’s failure to make a Servicing Advance or 45 days in the case of failure to pay the premium for any insurance policy required to be force placed by the Master Servicer pursuant to this Agreement or in any event such reasonable shorter period of time as is necessary to avoid the commencement of foreclosure proceedings for any lien relating to unpaid real estate taxes or assessments or a lapse in any required insurance coverage) after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Master Servicer, by (a) any other party hereto, with a copy to each other party to this Agreement, (b) the Holders of Certificates of any Class evidencing Percentage Interests aggregating not less than 25% of such Class or (c) an affected Serviced Companion Loan Noteholder; provided, if such failure is capable of being cured and the Master Servicer is diligently pursuing such cure, such 15-, 30- or 45-day period, as applicable, will be extended an additional 30 days;

(iii)                         any breach on the part of the Master Servicer of any representation or warranty contained in Section 2.04(a) of this Agreement, which materially and adversely affects the interests of any Class of Certificateholders or Serviced Companion Loan Noteholders and which continues unremedied for a period of 30 days after the date on which notice of such breach, requiring the same to be remedied, shall have been given (a) to the Master Servicer by any party hereto or (b) to the Master Servicer, the Special Servicer, the Depositor and the Trustee (x) by the Holders of Certificates of any Class evidencing Percentage Interests aggregating not less than 25% of such Class or (y) by an affected Serviced Companion Loan Noteholder; provided, if such breach is capable of being cured and the Master Servicer is diligently pursuing such cure, such 30-day period will be extended an additional 30 days;

(iv)                          a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Master Servicer and such decree or order shall have remained in force undischarged, undismissed or unstayed for a period of 60 days;

(v)                             the Master Servicer shall consent to the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Master Servicer or of or relating to all or substantially all of its property;

(vi)                          the Master Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations or take any corporate action in furtherance of the foregoing;

(vii)                       (a) either [______], [______] or [______] has (A) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates or the Serviced Companion Loan Securities, or (B) placed one or more Classes of Certificates or the Serviced Companion Loan Securities on “watch status” in contemplation of possible rating downgrade or withdrawal (and such qualification, downgrade or withdrawal or “watch status” placement shall not have been withdrawn by [______], [______] or [______], as applicable, within sixty (60) days of such actual knowledge by the Master Servicer), and, in case of either of clause (A) or (B), citing servicing concerns with the Master Servicer as the sole or a material factor in such rating action, or (b) the Master Servicer ceases to have a master servicer rating of at least “[____]” from [____] and such rating is not reinstated within sixty (60) days; or

(viii)                    subject to Section 10.16(c), any failure by the Master Servicer to deliver (a) any Exchange Act reporting items required to be delivered by the Master Servicer to the Trustee or the Certificate Administrator under Article X (other than items to be delivered by a Mortgage Loan Seller Sub-Servicer) by the time required under Article X after any applicable grace periods or (b) any Exchange Act reporting items that a primary servicer, sub-servicer or Servicing Function Participant (such entity, the “Sub-Servicing Entity”) retained by the Master Servicer (but excluding any Mortgage Loan Seller Sub-Servicer) is required to deliver (any Sub-Servicing Entity shall be terminated if it defaults in accordance with the provision of this clause (viii));

then, and in each and every such case, so long as a Master Servicer Termination Event shall not have been remedied, the Trustee may, and at the written direction of (x) the Holders of at least 25% of the aggregate Voting Rights of all Certificates or (y) the Depositor with respect to clause (viii) above upon five (5) Business Days’ notice, shall, terminate all of the rights and obligations of the Master Servicer (other than as set forth in Section 7.01(d)). In the case of clause (vii), the Certificate Administrator shall be required to notify Certificateholders and Serviced Companion Loan Noteholders of such Master Servicer Termination Event and request whether such Certificateholders and, if applicable, Serviced Companion Loan Noteholders favor such termination.

If the Master Servicer is also the Special Servicer and the Master Servicer is terminated as provided in this Section 7.01, then the Master Servicer shall also be terminated as Special Servicer.

If the Master Servicer receives notice of termination under this Section 7.01(a) solely due to a Master Servicer Termination Event under Section 7.01(a)(vii) and if the Master Servicer provides the Trustee with the appropriate “request for proposal” materials within five (5) Business Days following such termination notice, then the Master Servicer shall continue to serve as Master Servicer hereunder until a successor Master Servicer is selected in accordance with this Section 7.01(a). Upon receipt of the “request for proposal” materials, the Trustee shall promptly thereafter (using such “request for proposal” materials provided by the Master

Servicer) solicit good faith bids for the rights to service the Mortgage Loans and Serviced Companion Loans under this Agreement from at least three (3) Persons qualified to act as Master Servicer hereunder in accordance with Section 6.02 and 7.02 of this Agreement (any such Person so qualified, a “Qualified Bidder”) or, if three (3) Qualified Bidders cannot be located, then from as many persons as the Trustee can determine are Qualified Bidders; provided that, at the Trustee’s request, the Master Servicer shall supply the Trustee with the names of Persons from whom to solicit such bids; and provided, further, that the Trustee shall not be responsible if less than three (3) or no Qualified Bidders submit bids for the right to service the Mortgage Loans and Serviced Companion Loans under this Agreement. The bid proposal shall require any Successful Bidder (as defined below), as a condition of such bid, to enter into this Agreement as successor Master Servicer, and to agree to be bound by the terms hereof, within 45 days after the notice of termination of the Master Servicer. The materials provided to the Trustee shall provide for soliciting bids: (i) on the basis of such successor Master Servicer retaining all Sub-Servicers to continue the primary servicing of the Mortgage Loans and Serviced Companion Loans pursuant to the terms of the respective Sub-Servicing Agreements and entering into a Sub-Servicing Agreement with the terminated Master Servicer to service each of the Mortgage Loans and Serviced Companion Loans for which it was the Master Servicer and not subject to a Sub-Servicing Agreement at a sub-servicing fee rate per annum equal to, for each Mortgage Loan and Serviced Companion Loan serviced, the excess of the related Servicing Fee Rate minus the related Excess Servicing Fee Rate (each, a “Servicing Retained Bid”); and (ii) on the basis of terminating each Sub-Servicing Agreement and Sub-Servicer that it is permitted to terminate in accordance with Section 3.01(c) of this Agreement (each, a “Servicing Released Bid”). The Trustee shall select the Qualified Bidder with the highest cash Servicing Retained Bid (or, if none, the highest cash Servicing Released Bid from any Person qualified to act as a Master Servicer) (the “Successful Bidder”) to act as successor Master Servicer hereunder; provided, that if the Trustee does not receive a Rating Agency Confirmation in accordance with the procedures set forth in Section 3.30 of this Agreement with respect to such Successful Bidder, then the Trustee shall repeat the bid process described above (but subject to the above described 45 day time period) until such Rating Agency Confirmation is obtained. The Trustee shall direct the Successful Bidder to enter into this Agreement as successor Master Servicer pursuant to the terms hereof no later than 45 days after notice of the termination of the Master Servicer; provided, that the initial Master Servicer may request and obtain, with the prior written consent of the Directing Holder, an additional 20 days for such sale and assumption to be completed so long as the initial Master Servicer delivers to the Trustee an Officer's Certificate stating that the sale and assumption of the right to service the Mortgage Loans and Serviced Companion Loans cannot be completed in the initial 45-day period and specifying the reasons therefor.

Upon the assignment and acceptance of master servicing rights hereunder (subject to the terms of Section 3.12 of this Agreement) to and by the Successful Bidder, the Trustee shall remit or cause to be remitted (i) if the successful bid was a Servicing Retained Bid, to the Master Servicer to be terminated pursuant to this Section 7.01(a), the amount of such cash bid received from the Successful Bidder (net of “out of pocket” expenses incurred in connection with obtaining such bid and transferring servicing) and (ii) if the successful bid was a Servicing Released Bid, to the Master Servicer and each terminated Sub-Servicer its respective Bid Allocation.

The Master Servicer to be terminated pursuant to this Section 7.01(a) shall be responsible for all out of pocket expenses incurred in connection with the attempt to sell its rights to service the Mortgage Loans and Serviced Companion Loans, which expenses are not reimbursed to the party that incurred such expenses pursuant to the preceding paragraph.

If the Successful Bidder has not entered into this Agreement as successor Master Servicer within the above described time period or no Successful Bidder was identified within the above described time period, the Master Servicer to be terminated pursuant to Section 7.01(a) of this Agreement shall reimburse the Trustee for all reasonable “out of pocket” expenses incurred by the Trustee in connection with such bid process and the Trustee shall have no further obligations under this Section 7.01(a). The Trustee thereafter may act or may select a successor to act as Master Servicer hereunder in accordance with Section 7.02 of this Agreement.

Notwithstanding anything to the contrary in this Article VII, if the Master Servicer shall timely deliver the notice and request for proposal materials referred to in the fourth preceding paragraph, no resignation or termination of the Master Servicer shall be effective in connection with a Master Servicer Termination Event under Section 7.01(a)(vii) of this Agreement, and the Master Servicer shall continue to perform as such and to collect the servicing fee until the conclusion of the process described in this Section 7.01(a).

(b)               “Special Servicer Termination Event,” wherever used herein, means any one of the following events:

(i)                               any failure by the Special Servicer to deposit into the REO Account at or within the time specified by this Agreement and such failure continues unremedied for two Business Days, or any failure by the Special Servicer to remit to Master Servicer for deposit into, the Collection Account (or, in the case of a Serviced Whole Loan, the related Serviced Whole Loan Collection Account) any amount required to be so remitted by the Special Servicer pursuant to, and at the time specified by, the terms of this Agreement; provided, that the failure of the Special Servicer to remit such amount to the Master Servicer shall not be a Special Servicer Termination Event if such failure is remedied within two Business Days and if the Special Servicer has compensated the Master Servicer for any loss of income on such amount suffered by the Master Servicer due to and caused by the late remittance of the Special Servicer and reimburse the Trust for any resulting Advance Interest Amount due to the Master Servicer;

(ii)                            any failure on the part of the Special Servicer duly to observe or perform in any material respect any of its other covenants or obligations contained in this Agreement, which failure continues unremedied for a period of 30 days (45 days in the case of failure to pay the premium for any insurance policy required to be force placed by the Special Servicer pursuant to this Agreement or in any event such reasonable shorter period of time as is necessary to avoid the commencement of foreclosure proceedings for any lien relating to unpaid real estate taxes or assessments or a lapse in any required insurance coverage) after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Special Servicer, by (a) any other party hereto, with a copy to each other party to this Agreement, (b) the Holders of Certificates of any Class evidencing Percentage Interests aggregating not less than 25% of such Class or (c) an affected Serviced Companion Loan Noteholder; provided, if such failure is capable of being cured and the Special Servicer is diligently pursuing such cure, such 30- or 45-day period, as applicable, will be extended an additional 30 days;

(iii)                        any breach on the part of the Special Servicer of any representation or warranty contained in Section 2.04(b) of this Agreement, which materially and adversely affects the interests of any Class of Certificateholders or Serviced Companion Loan Noteholders and which continues unremedied for a period of 30 days after the date on which notice of such breach, requiring the same to be remedied, shall have been given (a) to the Special Servicer by any party hereto, or (b) to the Master Servicer, the Special Servicer, the Depositor and the Trustee (x) by the Holders of Certificates of any Class evidencing Percentage Interests aggregating not less than 25% of such Class or (y) by an affected Serviced Companion Loan Noteholder; provided, if such breach is capable of being cured and the Special Servicer is diligently pursuing such cure, such 30-day period will be extended an additional 30 days;

(iv)                          a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Special Servicer and such decree or order shall have remained in force undischarged, undismissed or unstayed for a period of 60 days;

(v)                             the Special Servicer shall consent to the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Special Servicer or of or relating to all or substantially all of its property;

(vi)                          the Special Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations or take any corporate action in furtherance of the foregoing;

(vii)                       (a) either [____], [____] or [____] has (A) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates or the Serviced Companion Loan Securities, or (B) placed one or more Classes of Certificates or the Serviced Companion Loan Securities on “watch status” in contemplation of possible rating downgrade or withdrawal (and such qualification, downgrade or withdrawal or “watch status” placement shall not have been withdrawn by [____], [____] or [____], as applicable, within sixty (60) days of such actual knowledge by the Special Servicer), and, in case of either of clause (A) or (B), citing servicing concerns with the Special Servicer as the sole or a material factor in such rating action or (b) the Special Servicer ceases to have a special servicer rating of at least “[____]” from [____] and such rating is not reinstated within sixty (60) days; or

(viii)                    subject to Section 10.16(c), any failure by the Special Servicer to deliver (a) any Exchange Act reporting items required to be delivered by the Special Servicer to the Trustee or the Certificate Administrator under Article X by the time required under Article X after any applicable grace periods or (b) any Exchange Act reporting items that a primary servicer, sub-servicer or Servicing Function Participant (such entity, the “Sub-Servicing Entity”) retained by the Special Servicer (but excluding any Mortgage Loan Seller Sub-Servicer) is required to deliver (any Sub-Servicing Entity shall be terminated if it defaults in accordance with the provision of this clause (viii).

then, and in each and every such case, so long as a Special Servicer Termination Event shall not have been remedied, the Trustee may, and at the written direction of (x) the Holders of at least 25% of the aggregate Voting Rights of all Certificates, (y) for so long as no Control Termination Event has occurred and is continuing, the Directing Holder or (z) the Depositor with respect to clause (viii) above upon five (5) Business Days’ notice, shall, terminate all of the rights and obligations of the Special Servicer (other than the rights to indemnification provided in Section 6.03(a) of this Agreement and compensation provided in Section 3.12(c) of this Agreement). In the case of clause (vii) above, the Trustee shall, upon actual knowledge by a Responsible Officer of such Special Servicer Termination Event, be required to notify the Special Servicer and the Certificate Administrator, and the Certificate Administrator, upon receipt of such notice or upon actual knowledge by a Responsible Officer of such Special Servicer Termination Event, shall notify the Certificateholders and Serviced Companion Loan Noteholders of such Special Servicer Termination Event and request whether such Certificateholders and, if applicable, the Serviced Companion Loan Noteholders favor such termination.

(c)               Notwithstanding Section 7.01(a), (i) if any Master Servicer Termination Event occurs that affects a Serviced Companion Loan and the Master Servicer is not otherwise terminated or (ii) if an NRSRO engaged to rate a Serviced Companion Loan Security qualifies, downgrades or withdraws its rating of such Serviced Companion Loan Security, citing servicing concerns with the Master Servicer as the sole or a material factor in such rating action and that rating action is not withdrawn within 60 days, then the Trustee, at the direction of the Companion Loan Noteholder, shall direct the Master Servicer to appoint a sub-servicer (or if a sub-servicer is then sub-servicing such Serviced Whole Loan, to appoint a new sub-servicer to service such Serviced Whole Loan, but only if such existing sub-servicer is in default after any applicable cure periods under the related sub-servicing agreement, and the Master Servicer shall be permitted to terminate the sub-servicing agreement due to such default) with respect all of the rights and obligations of the Master Servicer under this Agreement related to such Serviced Whole Loan. The Master Servicer shall appoint a replacement sub-servicer with respect to such Serviced Whole Loan; provided, that such sub-servicer meets the eligibility requirements of a successor master servicer under Section 7.02 (including receipt of a Rating Agency Confirmation relating to the Certificates and Serviced Companion Loan Securities, if any) and the eligibility requirements of each Other Pooling and Servicing Agreement.

(d)               Notwithstanding Section 7.01(b), (i) if any Special Servicer Termination Event occurs that affects a Serviced Companion Loan and the Special Servicer is not otherwise terminated or (ii) if an NRSRO engaged to rate a Serviced Companion Loan Security qualifies, downgrades or withdraws its rating of such Serviced Companion Loan Security, citing servicing concerns with the Special Servicer as the sole or a material factor in such rating action and that rating action is not withdrawn within 60 days, then the Trustee, at the direction of the Companion Loan Noteholder, shall terminate the Special Servicer with respect to the related Serviced Whole Loan only, but no other Mortgage Loan.

(e)               If the Master Servicer or the Special Servicer is terminated pursuant to this Section 7.01, the Trustee (the “Terminating Party”) shall, by notice in writing to the Master Servicer or the Special Servicer, as the case may be (the “Terminated Party”), terminate all of its rights and obligations under this Agreement and in and to the Mortgage Loans and the proceeds thereof, other than any rights the Terminated Party has to Excess Servicing Fees, any rights it has hereunder as a Certificateholder and any rights or obligations that accrued prior to the date of such termination (including the right to receive all amounts accrued or owing to it under this Agreement, plus interest at the Reimbursement Rate on such amounts until received to the extent such amounts bear interest as provided in this Agreement, with respect to periods prior to the date of such termination and the right to the benefits of Section 6.03 of this Agreement notwithstanding any such termination), and with respect to the Special Servicer, the right to receive any Workout Fee subsequent to its termination as Special Servicer, pursuant to Section 3.12(c) of this Agreement. No successor Special Servicer shall be entitled to such Workout Fee received by the terminated Special Servicer. On or after the receipt by the Terminated Party of such written notice, all of its authority and power under this Agreement, whether with respect to the Certificates (except that the Terminated Party shall retain its rights as a Certificateholder if and to the extent that it is a Certificateholder), the Mortgage Loans, the Serviced Companion Loans or otherwise, shall pass to and be vested in the Terminating Party pursuant to and under this Section and, without limitation, the Terminating Party is hereby authorized and empowered to execute and deliver, on behalf of and at the expense of the Terminated Party, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise. The Master Servicer and the Special Servicer each agree in the event it is terminated pursuant to this Section 7.01 to promptly (and in any event no later than ten Business Days subsequent to such notice) provide, at its own expense, the Terminating Party with all documents and records requested by the Terminating Party to enable the Terminating Party to assume its functions hereunder, and to cooperate with the Terminating Party and the successor to its responsibilities hereunder in effecting the termination of its responsibilities and rights hereunder, including, without limitation, the transfer to the successor Master Servicer or Special Servicer or the Terminating Party, as applicable, for administration by it of all cash amounts which shall at the time be or should have been credited by the Master Servicer or the Special Servicer to the Collection Account, the applicable Serviced Whole Loan Collection Account, any REO Account, the Loss of Value Reserve Fund, any Gain-on-Sale Reserve Account, Lock-Box Account or Cash Collateral Account or which shall thereafter be received with respect to the Mortgage Loans, and shall promptly provide the Terminating Party or such successor Master Servicer or successor Special Servicer (which may include the Trustee) all documents and records reasonably requested by it, such documents and records to be provided in such form as the Terminating Party or such successor Master Servicer or Special Servicer shall reasonably request (including electronic form), to enable it to assume the Master Servicer’s or Special Servicer’s function hereunder. All reasonable costs and expenses of the Terminating Party (including the cost of obtaining a Rating Agency

Confirmation and any applicable indemnity) or the successor Master Servicer or successor Special Servicer incurred in connection with transferring the Mortgage Files to the successor Master Servicer or Special Servicer and amending this Agreement to reflect such succession as successor Master Servicer or successor Special Servicer pursuant to this Section 7.01 shall be paid by the predecessor Master Servicer or the Special Servicer, as applicable, upon presentation of reasonable documentation of such costs and expenses. If the predecessor Master Servicer or Special Servicer (as the case may be) has not reimbursed the Terminating Party or the successor Master Servicer or Special Servicer for such expenses within 90 days after the presentation of reasonable documentation, such expense shall be reimbursed by the Trust Fund; provided that the Terminated Party shall not thereby be relieved of its liability for such expenses. If and to the extent that the Terminated Party has not reimbursed such costs and expenses, the Terminating Party shall have an affirmative obligation to take all reasonable actions to collect such expenses on behalf of the Trust Fund.

In no event shall the Trustee or the Certificate Administrator be deemed to have knowledge of, or be aware of, any Master Servicer Termination Event or Special Servicer Termination Event until a Responsible Officer of the Trustee or the Certificate Administrator, as the case may be, has received written notice thereof or has actual knowledge thereof.

Section 7.02        Trustee to Act; Appointment of Successor. Upon the receipt of a notice of termination by the Master Servicer or the Special Servicer pursuant to Section 7.01 of this Agreement, the Terminating Party (subject to Section 7.01(a) and Section 7.01(c)) shall be its successor, until a successor is appointed by the Directing Holder as provided in this Section 7.02 or Section 3.22(b), as applicable, in all respects in its capacity as the Master Servicer or the Special Servicer under this Agreement and the transactions set forth or provided for herein and, except as provided herein, shall be subject to all the responsibilities, duties, limitations on liability and liabilities relating thereto and arising thereafter placed on the Master Servicer or Special Servicer by the terms and provisions hereof, provided, that (i) the Terminating Party shall have no responsibilities, duties, liabilities or obligations with respect to any act or omission of the Master Servicer or Special Servicer and (ii) any failure to perform, or delay in performing, such duties or responsibilities caused by the Terminated Party’s failure to provide, or delay in providing, records, tapes, disks, information or monies shall not be considered a termination event for such successor hereunder. The Trustee, as successor Master Servicer or successor Special Servicer, shall be indemnified to the full extent provided to the Master Servicer or Special Servicer, as applicable, under this Agreement prior to the Master Servicer’s or the Special Servicer’s termination. The appointment of a successor Master Servicer or successor Special Servicer shall not affect any liability of the predecessor Master Servicer or Special Servicer which may have arisen prior to its termination as the Master Servicer or the Special Servicer. The Terminating Party shall not be liable for any of the representations and warranties of the Master Servicer or Special Servicer herein or in any related document or agreement, for any acts or omissions of the predecessor Master Servicer or predecessor Special Servicer or for any losses incurred in respect of any Permitted Investment by the Master Servicer pursuant to Section 3.07 hereunder nor shall the Trustee be required to purchase any Mortgage Loan or any Serviced Companion Loan hereunder. As compensation therefor, the Terminating Party as successor Master Servicer or successor Special Servicer shall be entitled to the Servicing Compensation or Special Servicing Compensation, as applicable, and all funds relating to the Mortgage Loans or the Serviced Companion Loans that accrue after the date of the Terminating

Party’s succession to which such predecessor Master Servicer or Special Servicer would have been entitled if such predecessor Master Servicer or Special Servicer, as applicable, had continued to act hereunder. If any Advances made by the Master Servicer or the Trustee shall at any time be outstanding, or any amounts of interest thereon shall be accrued and unpaid, all amounts available to repay Advances and interest hereunder shall be applied entirely to the Advances made by the Trustee (and the accrued and unpaid interest thereon), until such Advances and interest shall have been repaid in full. Notwithstanding the above, the Trustee may, if it shall be unwilling to so act, or shall if it is unable to so act or if the Holders of Certificates entitled to (i) in the case of the Master Servicer, at least 25% of the aggregate Voting Rights (or, for so long as no Control Termination Event has occurred and is continuing, the Directing Holder), or (ii) in the case of the Special Servicer, at least 25% of the aggregate Voting Rights (or, for so long as no Control Termination Event has occurred and is continuing, the Directing Holder), so request in writing to the Trustee, or, with respect to a Serviced Whole Loan, if an affected Serviced Companion Loan Noteholder so requests in writing to the Trustee, or if the Trustee is not an “approved” servicer by any of the Rating Agencies for mortgage pools similar to the Trust Fund, promptly appoint, or petition a court of competent jurisdiction to appoint, any established mortgage loan servicing institution that, for so long as no Control Termination Event has occurred and is continuing, has been approved by the Directing Holder (which approval shall not be unreasonably withheld in the case of the appointment of a successor Master Servicer) to act as the successor to the Master Servicer or Special Servicer, as applicable, hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Master Servicer or Special Servicer hereunder; provided that the Trustee shall obtain a Rating Agency Confirmation with respect to the Certificates and any Serviced Companion Loan Securities. No appointment of a successor to the Master Servicer or Special Servicer hereunder shall be effective until the assumption by such successor of all the Master Servicer’s or Special Servicer’s responsibilities, duties and liabilities hereunder, which appointment has been approved, if no Control Termination Event has occurred and is continuing, by the Directing Holder, such approval not to be unreasonably withheld. Pending appointment of a successor to the Master Servicer (or the Special Servicer if the Special Servicer is also the Master Servicer) hereunder, unless the Trustee shall be prohibited by law from so acting, the Trustee shall act in such capacity as hereinabove provided. Pending the appointment of a successor to the Special Servicer, the Trustee shall act in such capacity. In connection with such appointment and assumption described herein, the Trustee may make such arrangements for the compensation of such successor out of payments on Mortgage Loans, Serviced Companion Loans or otherwise as it and such successor shall agree; provided, that no such compensation shall be in excess of that permitted to the Terminated Party hereunder, unless no successor to the Terminated Party can be obtained to perform the obligations of such Terminated Party hereunder, in which case additional amounts shall be paid to such successor and such amounts in excess of that permitted the Terminated Party shall be treated as Realized Losses. Any successor Special Servicer shall be subject to the rights of the Directing Holder under Section 3.22(b) of this Agreement. The Depositor, the Trustee, the Master Servicer or Special Servicer and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession.

If the Trustee or an Affiliate acts pursuant to this Section 7.02 as successor to the resigning or terminated Master Servicer, it may reduce the Master Servicer’s Excess Servicing Fee Rate to the extent that its or such Affiliate’s compensation as successor Master Servicer would otherwise be below the market rate servicing compensation. If the Trustee elects to appoint a successor to the resigning or terminated Master Servicer other than itself or an Affiliate pursuant to this Section 7.02, it may reduce the Master Servicer’s Excess Servicing Fee Rate to the extent reasonably necessary (in the sole discretion of the Trustee) for the Trustee to appoint a qualified successor Master Servicer that meets the requirements of this Section 7.02.

Section 7.03        Notification to Certificateholders and Other Persons. (a) Upon its receipt of written notice of any termination pursuant to Section 7.01 above or appointment of a successor to the Master Servicer or the Special Servicer, the Certificate Administrator shall give prompt written notice thereof to Certificateholders at their respective addresses appearing in the Certificate Register, the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), the Operating Advisor, the Asset Representations Reviewer and to each Serviced Companion Loan Noteholder at its address appearing in the Serviced Companion Loan Noteholder Register.

(b)               Within 30 days after the occurrence of any Servicer Termination Event, Operating Advisor Termination Event or Asset Representations Reviewer Termination Event of which a Responsible Officer of the Trustee has actual knowledge, the Trustee shall transmit by mail to the Depositor, the Certificate Administrator (who shall then notify all Holders of Certificates), the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), and each Serviced Companion Loan Noteholder, notice of such Servicer Termination Event, Operating Advisor Termination Event or Asset Representations Reviewer Termination Event, unless such Servicer Termination Event, Operating Advisor Termination Event or Asset Representations Reviewer Termination Event shall have been cured or waived.

Section 7.04        Other Remedies of Trustee. During the continuance of any Servicer Termination Event, so long as the Servicer Termination Event shall not have been remedied, the Trustee, in addition to the rights specified in Section 7.01 of this Agreement, shall have the right, in its own name as Trustee of an express trust, to take all actions now or hereafter existing at law, in equity or by statute to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Certificateholders and, in the case of any Serviced Companion Loan, of the related Serviced Companion Loan Noteholders (including the institution and prosecution of all judicial, administrative and other proceedings and the filing of proofs of claim and debt in connection therewith). In such event, the legal fees, expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund (and, in the case of any Serviced Whole Loan, such amounts shall be allocated in accordance with the expense allocation provision of the related Intercreditor Agreement). Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to any other remedy, and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Servicer Termination Event.

Section 7.05        Waiver of Past Servicer Termination Events and Operating Advisor Termination Events; Termination. The Holders of Certificates evidencing not less than [66-2/3]% of the aggregate Voting Rights of the Certificates may, together with each affected

Serviced Companion Loan Noteholder (to the extent they are adversely affected by such Servicer Termination Event or Operating Advisor Termination Event, as applicable), on behalf of all Holders of Certificates waive any termination event within 20 days of receipt of notice from the Certificate Administrator of such Servicer Termination Event or Operating Advisor Termination Event with respect to the Master Servicer, the Special Servicer or the Operating Advisor in the performance of its obligations hereunder and its consequences, except a termination event with respect to making any required deposits (including, with respect to the Master Servicer, P&I Advances) to or payments from the Collection Account, any Serviced Whole Loan Collection Account or the Lower-Tier Distribution Account, or in remitting payments as received, in each case in accordance with this Agreement. Upon any such waiver of a past termination event, such termination event shall cease to exist, and any Servicer Termination Event or Operating Advisor Termination Event arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other termination event or impair any right consequent thereon. Notwithstanding the foregoing, a Master Servicer Termination Event under Section 7.01(a)(viii) or a Special Servicer Termination Event under Section 7.01(b)(viii) of this Agreement may be waived only with the consent of the Depositor.

Section 7.06        Trustee as Maker of Advances. If the Master Servicer fails to fulfill its obligations hereunder to make any Advances and such failure remains uncured, the Trustee shall perform such obligations (x) within five Business Days of the Master Servicer Termination Event resulting from such failure by the Master Servicer with respect to Servicing Advances to the extent a Responsible Officer of the Trustee has actual knowledge of such failure with respect to such Servicing Advances and (y) by 12:00 noon (New York City time) on the related Distribution Date with respect to P&I Advances pursuant to the Trustee’s receipt of notice of failure pursuant to Section 4.07(a) of this Agreement unless the Trustee has received notice that such failure has been cured by 11:00 a.m. on such Distribution Date. With respect to any such Advance made by the Trustee, the Trustee shall succeed to all of the Master Servicer’s rights with respect to Advances hereunder, including, without limitation, the Master Servicer’s rights of reimbursement and interest on each Advance at the Reimbursement Rate, and rights to determine that a proposed Advance is a Nonrecoverable Advance (without regard to any impairment of any such rights of reimbursement caused by the Master Servicer’s failure to perform its obligations hereunder); provided, that if Advances made by the Trustee and the Master Servicer shall at any time be outstanding, or any interest on any Advance shall be accrued and unpaid, all amounts available to repay such Advances and the interest thereon hereunder shall be applied entirely to the Advances outstanding to the Trustee, until such Advances shall have been repaid in full, together with all interest accrued thereon, prior to reimbursement of the Master Servicer for such Advances. The Trustee shall be entitled to conclusively rely on any notice given with respect to a Nonrecoverable Advance or any determination of nonrecoverability in connection therewith by the Master Servicer hereunder.

Section 7.07        Termination of the Operating Advisor. (a)  An “Operating Advisor Termination Event” means any one of the following events whether any such event shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)                                 any failure by the Operating Advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of its representations or warranties under this Agreement, which failure shall continue unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Operating Advisor by any party hereto or to the Operating Advisor, the Certificate Administrator and the Trustee by the Holders of Certificates having greater than 25% of the aggregate Voting Rights; provided, that with respect to any such failure which is not curable within such 30-day period, the Operating Advisor shall have an additional cure period of thirty (30) days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the Trustee and the Certificate Administrator with an Officer’s Certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(ii)                              any failure by the Operating Advisor to perform in accordance with the Operating Advisor Standard which failure shall continue unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the Operating Advisor by any party to this Agreement;

(iii)                           any failure by the Operating Advisor to be an Eligible Operating Advisor, which failure shall continue unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the Operating Advisor by any party to this Agreement;

(iv)                           a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Operating Advisor, and such decree or order shall have remained in force undischarged or unstayed for a period of 60 days;

(v)                              the Operating Advisor shall consent to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Operating Advisor or of or relating to all or substantially all of its property; or

(vi)                           the Operating Advisor shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations.

Upon receipt by the Certificate Administrator of notice of the occurrence of any Operating Advisor Termination Event, the Certificate Administrator shall promptly provide written notice to all Certificateholders by posting such notice on the Certificate Administrator’s Website and by mail, unless the Certificate Administrator has received notice that it has been remedied. If an Operating Advisor Termination Event has occurred then, and in each and every such case, so long as such Operating Advisor Termination Event shall not have been remedied, either (i) the Trustee may or (ii) upon the written direction of holders of Certificates evidencing not less than [25]% of the Voting Rights of each Class of Regular Certificates, the Trustee shall, terminate all of the rights and obligations of the Operating Advisor under this Agreement, other than rights and obligations accrued prior to such termination, including the right to receive all amounts accrued and owing to it under this Agreement, and other than indemnification rights (arising out of events occurring prior to such termination), by notice in writing to the Operating Advisor; provided that no such termination shall be effective until a successor Operating Advisor has been appointed and has assumed all of the obligations of the Operating Advisor under this Agreement. Notwithstanding anything herein to the contrary, the Depositor shall have the right, but not the obligation, to notify the Certificate Administrator and the Trustee of any Operating Advisor Termination Event of which the Depositor has actual knowledge.

(b)               Upon (i) the written direction of holders of Certificates evidencing not less than 15% of the aggregate Voting Rights requesting a vote to terminate and replace the Operating Advisor with a proposed successor Operating Advisor that is an Eligible Operating Advisor and (ii) payment by such Holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, the Certificate Administrator shall promptly provide written notice thereof to the Operating Advisor and to all Certificateholders by (i) posting such notice on the Certificate Administrator’s Website and (ii) mail at their addresses appearing in the Certificate Register. Upon the written direction of Holders of Certificates evidencing more than 50% of the Voting Rights that exercise their right to vote (provided that Holders of at least 50% of the Voting Rights exercise their right to vote), the Trustee shall terminate all of the rights and obligations of the Operating Advisor with respect to the Mortgage Loans under this Agreement by notice in writing to the Operating Advisor, other than rights and obligations accrued prior to such termination including the right to receive all amounts accrued and owing to it under this Agreement and other than indemnification rights arising out of events occurring prior to such termination. The provisions set forth in the foregoing sentences of this Section 7.07(b) shall be binding upon and inure to the benefit of solely the Certificateholders and the Trustee as between each other. The Operating Advisor shall not have any cause of action based upon or arising from any breach or alleged breach of such provisions other than may arise, as a result of the failure to comply with the above described voting procedures. As between the Operating Advisor, on the one hand, and the Certificateholders, on the other, the Certificateholders shall be entitled in their sole discretion to vote for the termination or not vote for the termination of the Operating Advisor. The Certificate Administrator shall include on each Distribution Date Statement a statement that each Certificateholder and Certificate Owner may access notices on the Certificate Administrator’s Website and each Certificateholder and Certificate Owner may register to receive email notifications when such notices are posted on the Certificate Administrator’s Website; provided that the Certificate Administrator shall be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting such notices.

(c)               On or after the receipt by the Operating Advisor of such written notice of termination, subject to the foregoing, all of its authority and power under this Agreement shall be terminated and, without limitation, the terminated Operating Advisor shall execute any and all documents and other instruments, and do or accomplish all other acts or things reasonably necessary or appropriate to effect the purposes of such notice of termination. As soon as practicable, but in no event later than 15 Business Days after (1) the Operating Advisor resigns pursuant to Section 6.04(a) of this Agreement or (2) the Certificate Administrator delivers such written notice of termination to the Operating Advisor, the Trustee shall upon the written direction of Holders of Certificates evidencing not less than 25% of the Voting Rights of each Class of Regular Certificates of each Class of Certificates appoint a successor Operating Advisor that is an Eligible Operating Advisor, which successor Operating Advisor may be an Affiliate of the Trustee and shall be the proposed Operating Advisor in the case of a termination pursuant to Section 7.07(b) of this Agreement; provided, that if the Trustee is acting as the successor Master Servicer or successor Special Servicer, neither the Trustee nor any of its Affiliates shall be the successor Operating Advisor. The Trustee shall provide written notice of the appointment of a successor Operating Advisor to the Master Servicer, the Special Servicer and the Certificate Administrator (and the Certificate Administrator shall promptly provide such notice to the Directing Holder, each Serviced Companion Loan Noteholder and each Certificateholder) within one Business Day of such appointment. The Operating Advisor shall not at any time be the Depositor, the Master Servicer, the Special Servicer, a Mortgage Loan Seller, an Other Depositor, an Other Servicer, an Other Special Servicer or an Affiliate of any of them. If any of such entities becomes the Operating Advisor, including by means of an Affiliation arising after the date hereof, the Operating Advisor shall immediately resign or cause an assignment under Section 6.04 of this Agreement and the Trustee shall upon the written direction of Holders of Certificates evidencing not less than 25% of the Voting Rights of each Class of Certificates appoint a successor Operating Advisor subject to and in accordance with this Section 7.07(c), which successor Operating Advisor may be an Affiliate of the Trustee.

(d)               Upon any termination of the Operating Advisor and appointment of a successor to the Operating Advisor, the Trustee shall, as soon as possible, give written notice thereof to the Special Servicer, the Master Servicer, the Certificate Administrator, the Depositor, the Certificateholders, any Serviced Companion Loan Noteholder and, if no Consultation Termination Event has occurred, the Directing Holder and the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement). If the Operating Advisor is terminated, all of its rights and obligations under this Agreement shall terminate, other than any rights or obligations that accrued prior to the date of such termination (including the right to receive all amounts accrued and owing to it under this Agreement) and other than indemnification rights (arising out of events occurring prior to such termination).

(e)               [If there are no Classes of Certificates outstanding other than the Control Eligible Certificates and Class [R] Certificates, then all of the rights and obligations of the Operating Advisor under this Agreement shall terminate without payment of any termination fee (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination). If the Operating Advisor is terminated pursuant to this Section 7.07(e), then no replacement Operating Advisor shall be appointed. The Trustee shall provide the Operating Advisor with prompt notice upon its termination pursuant to this Section 7.07(e).][EXCLUDE FOR TRANSACTIONS THAT SATISFY RISK RETENTION REQUIREMENTS THROUGH THIRD PARTY PURCHASER OF HORIZONTAL RESIDUAL INTEREST]

Article VIII

CONCERNING THE TRUSTEE AND CERTIFICATE ADMINISTRATOR

Section 8.01        Duties of Trustee and Certificate Administrator. (a)  Each of the Trustee and the Certificate Administrator undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no permissive right of the Trustee shall be construed as a duty. During the continuance of a Servicer Termination Event of which a Responsible Officer of the Trustee has actual knowledge, the Trustee, subject to the provisions of Section 7.02 and 7.05 of this Agreement shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)               The Trustee and the Certificate Administrator, upon receipt of any resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee or the Certificate Administrator, as the case may be, which are specifically required to be furnished pursuant to any provision of this Agreement, shall examine them to determine whether they conform on their face to the requirements of this Agreement; provided, that, the Trustee or the Certificate Administrator, as applicable, shall not be responsible for the accuracy or content of any such resolution, certificate, statement, opinion, report, document, order or other instrument provided to it hereunder. If any such instrument is found not to conform on its face to the requirements of this Agreement in a material manner, the Trustee or the Certificate Administrator, as applicable, shall request the provider of such instrument to have the instrument corrected, and if the instrument is not corrected to such Trustee’s or such Certificate Administrator’s reasonable satisfaction, such Trustee or such Certificate Administrator will provide notice thereof to the Certificateholders.

(c)               None of the Trustee, the Certificate Administrator or any of their officers, directors, employees, agents or “control” persons within the meaning of the Act shall have any liability arising out of or in connection with this Agreement, provided that, subject to Section 8.02 of this Agreement, no provision of this Agreement shall be construed to relieve the Trustee, the Certificate Administrator or any such person, from liability for its own negligent action, its own negligent failure to act or its own willful misconduct or its own bad faith; and provided, further, that:

(i)                                 The Trustee’s and the Certificate Administrator’s duties and obligations shall be determined solely by the express provisions of this Agreement, neither the Trustee nor the Certificate Administrator shall be liable except for the performance of such duties and obligations as are specifically set forth in regard to such party in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee or the Certificate Administrator and, in the absence of bad faith on the part of the Trustee or the Certificate Administrator, as the case may be, the Trustee and the Certificate Administrator may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any resolutions, certificates, statements, reports, opinions, documents, orders or other instruments furnished to the Trustee or the Certificate Administrator, as the case may be, that conform on their face to the requirements of this Agreement to the extent set forth herein without responsibility for investigating the contents thereof;

(ii)                              Reserved;

(iii)                           Neither the Trustee nor the Certificate Administrator shall be personally liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of Holders of Certificates entitled to greater than 50% of the Percentage Interests (or such other higher or lower percentage as is specified herein) of each affected Class, or of the aggregate Voting Rights of the Certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Certificate Administrator, as the case may be, or exercising any trust or power conferred upon the Trustee or the Certificate Administrator, as the case may be, under this Agreement;

(iv)                           Neither the Trustee nor the Certificate Administrator nor any of their directors, officers, employees, agents or control persons shall be responsible for any act or omission of any Custodian, Paying Agent or Certificate Registrar that is not an Affiliate of the Trustee or Certificate Administrator, respectively, and that is selected other than by the Trustee or Certificate Administrator, respectively, performed or omitted in compliance with any custodial or other agreement, or any act or omission of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor or any other Person, including, without limitation, in connection with actions taken pursuant to this Agreement;

(v)                              Neither the Trustee nor the Certificate Administrator shall be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its respective duties as Trustee or Certificate Administrator in accordance with this Agreement (and, if it does, all legal expenses and costs of such action shall be expenses and costs of the Trust Fund (and, if it does, all legal expenses and costs of such action shall be expenses and costs of the Trust Fund (and, in the case of any Whole Loan, any such costs and expenses shall be allocated in accordance with the allocation provisions of the related Intercreditor Agreement), and the Trustee or the Certificate Administrator, as applicable, shall be entitled, as provided in Section 3.06 hereof, to be reimbursed therefor from amounts on deposit in the Collection Account (and with respect to any Serviced Whole Loan, the related Serviced Whole Loan Collection Account) or the Distribution Account and identified on the Trust Ledger, unless such legal action arises out of the negligence or bad faith of the Trustee or Certificate Administrator, as applicable, or any breach of a representation or warranty of the Trustee or Certificate Administrator, as applicable, contained herein; and

(vi)                           Neither the Trustee nor the Certificate Administrator shall be charged with knowledge of any act, failure to act or breach of any Person upon the occurrence of which the Trustee or Certificate Administrator, as applicable, may be required to act, unless a Responsible Officer of the Trustee or Certificate Administrator, as applicable, obtains actual knowledge of such failure. Neither the Trustee nor the Certificate Administrator shall be deemed to have actual knowledge of the Master Servicer’s or the Special Servicer’s failure to provide scheduled reports, certificates and statements when and as required to be delivered to the Trustee or Certificate Administrator, as applicable, pursuant to this Agreement.

None of the provisions contained in this Agreement shall require either the Trustee, in its capacity as Trustee or the Certificate Administrator, in its capacity as Certificate Administrator, to expend or risk its own funds, or otherwise incur financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if in the opinion of the Trustee or the Certificate Administrator, as the case may be, the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it, and none of the provisions contained in this Agreement shall in any event require the Trustee or the Certificate Administrator, as the case may be, to perform, or be responsible for the manner of performance of, any of the obligations of the Master Servicer, the Special Servicer or the Operating Advisor under this Agreement, except, in the case of the Trustee, during such time, if any, as the Trustee shall be the successor to, and be vested with the rights, duties, powers and privileges of, the Master Servicer or the Special Servicer in accordance with the terms of this Agreement. Neither the Trustee nor the Certificate Administrator shall be required to post any surety or bond of any kind in connection with its performance of its obligations under this Agreement and neither the Trustee nor the Certificate Administrator shall be liable for any loss on any investment of funds pursuant to this Agreement. Notwithstanding any other provision hereof, when acting as the Master Servicer or Special Servicer hereunder, the Trustee and the Certificate Administrator shall comply with the Servicing Standard.

Section 8.02        Certain Matters Affecting the Trustee and the Certificate Administrator. (a) Except as otherwise provided in Section 8.01 of this Agreement:

(i)                                  The Trustee and the Certificate Administrator may request and/or conclusively rely upon and shall be protected in acting or refraining from acting upon any resolution, Officer’s Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties and neither the Trustee nor the Certificate Administrator shall have any responsibility to ascertain or confirm the genuineness of any such party or parties;

(ii)                              Each of the Trustee and the Certificate Administrator may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with the written advice of such counsel or such Opinion of Counsel;

(iii)                            (A) Neither the Trustee nor the Certificate Administrator shall be under any obligation to exercise any of the trusts or powers vested in it by this Agreement or to make any investigation of matters arising hereunder or institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders, pursuant to the provisions of this Agreement, unless such Certificateholders shall have offered to the Trustee or the Certificate Administrator, as the case may be, reasonable security or indemnity reasonably satisfactory to the Trustee or the

Certificate Administrator, as the case may be, against the costs, expenses and liabilities which may be incurred therein or thereby, provided that nothing contained herein shall relieve the Trustee or the Certificate Administrator, as the case may be, of the obligations, upon the occurrence of a Servicer Termination Event (which has not been cured or waived) of which a Responsible Officer of the Trustee or the Certificate Administrator, as the case may be, has actual knowledge, to exercise such of the rights and powers vested in it by this Agreement, and to use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs; and (B) the right of the Trustee and the Certificate Administrator to perform any discretionary act enumerated in this Agreement shall not be construed as a duty, and the Trustee or the Certificate Administrator, as the case may be, shall not be answerable for other than its own negligence or willful misconduct or bad faith in the performance of any such act;

(iv)                           None of the Trustee, the Certificate Administrator or any of their directors, officers, employees, Affiliates, agents or “control” persons within the meaning of the Act shall be personally liable (A) for an error of judgment made in good faith by a Responsible Officer of the Trustee or the Certificate Administrator, as the case may be, unless it shall be proved that the Trustee or the Certificate Administrator, as the case may be, was negligent in ascertaining the pertinent facts or (B) for any action taken, suffered or omitted by it in good faith and reasonably believed by the Trustee or the Certificate Administrator, as the case may be, to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

(v)                              Neither the Trustee nor the Certificate Administrator shall be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document, unless requested in writing to do so by Holders of Certificates entitled to greater than 25% (or such other percentage as is specified herein) of the Percentage Interests of each affected Class; provided, that if the payment within a reasonable time to the Trustee or the Certificate Administrator, as the case may be, of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee or the Certificate Administrator, as the case may be, not reasonably assured to the Trustee or the Certificate Administrator, as the case may be, by the security afforded to it by the terms of this Agreement, the Trustee or the Certificate Administrator, as the case may be, may require indemnity reasonably satisfactory to it from such requesting Holders against such cost, expense or liability as a condition to taking any such action. The reasonable expense of every such investigation shall be paid by the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, if a Servicer Termination Event or Operating Advisor Termination Event shall have occurred and be continuing relating to the Master Servicer, the Special Servicer or the Operating Advisor, respectively, and otherwise by the Certificateholders requesting the investigation;

(vi)                           The Trustee and the Certificate Administrator may execute any of the trusts or powers hereunder and the Trustee and the Certificate Administrator may perform any duties hereunder either directly or by or through agents, nominees, custodians or attorneys but shall not be relieved of the obligations hereunder; provided, that the Trustee or the Certificate Administrator, as the case may be, may not perform any duties hereunder through any Person that is a Prohibited Party; and

(vii)                       Other than in the case of actual fraud (as determined by a non-appealable final court order), in no event shall the Trustee or the Certificate Administrator, as applicable, be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to lost profits), even if the Trustee or the Certificate Administrator, as applicable, has been advised of the likelihood of such loss or damage and regardless of the form of action.

(b)               Following the Startup Day, the Trustee and the Certificate Administrator shall not, except as expressly required by any provision of this Agreement, accept any contribution of assets to the Trust Fund unless the Trustee or the Certificate Administrator shall have received an Opinion of Counsel (the costs of obtaining such opinion to be borne by the Person requesting such contribution) to the effect that the inclusion of such assets in the Trust Fund will not cause the Loan Specific REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust, at any time that any Certificates are outstanding, or subject the Loan Specific REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to any tax under the REMIC Provisions or other applicable provisions of federal, state and local law or ordinances or cause the Grantor Trust not to be treated as a grantor trust.

(c)               All rights of action under this Agreement or under any of the Certificates, enforceable by the Trustee and the Certificate Administrator, may be enforced by it without the possession of any of the Certificates, or the production thereof at the trial or other proceeding relating thereto, and any such suit, action or proceeding instituted by the Trustee and the Certificate Administrator shall be brought in its name for the benefit of all the Holders of such Certificates, subject to the provisions of this Agreement.

(d)               The Trustee shall not have a duty to conduct any affirmative investigation as to the occurrence of any condition requiring the repurchase of any Mortgage Loan by any Mortgage Loan Seller pursuant to this Agreement or the eligibility of any Mortgage Loan for purposes of this Agreement.

(e)               Each of the Trustee and the Certificate Administrator shall be entitled to all of the same rights, protections, immunities and indemnities afforded to it as Trustee and Certificate Administrator, as the case may be, in each capacity for which it serves hereunder (including, without limitation, as Custodian, Certificate Registrar, 17g-5 Information Provider, Paying Agent and Authenticating Agent).

(f)                In order to comply with laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering (“Applicable Law”), the Certificate Administrator and the Trustee, as the case may be, are required to obtain, verify and record certain information relating to individuals and entities that maintain a business relationship with the Certificate Administrator or the Trustee. Accordingly, each of the parties hereto agrees to provide to the

Certificate Administrator and the Trustee, upon its respective request from time to time, such identifying information and documentation as may be available for such party in order to enable the Certificate Administrator and the Trustee to comply with Applicable Law.

Section 8.03        Trustee and Certificate Administrator Not Liable for Certificates or Mortgage Loans. The recitals contained herein and in the Certificates shall not be taken as the statements of the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer, or the Special Servicer and the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer and the Special Servicer assume no responsibility for their correctness. The Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer and the Special Servicer make no representations or warranties as to the validity or sufficiency of this Agreement, of the Certificates or any offering document used to offer the Certificates for sale or the validity, enforceability or sufficiency of any Mortgage Loan, or related document. Neither the Trustee nor the Certificate Administrator shall at any time have any responsibility or liability for or with respect to the legality, validity and enforceability of any Mortgage, any Mortgage Loan, or the perfection and priority of any Mortgage or the maintenance of any such perfection and priority, or for or with respect to the sufficiency of the Trust Fund or its ability to generate the payments to be distributed to Certificateholders under this Agreement. Without limiting the foregoing, neither the Trustee nor the Certificate Administrator shall be liable or responsible for: (i) the existence, condition and ownership of any Mortgaged Property; (ii) the existence of any hazard or other insurance thereon (other than if the Trustee shall assume the duties of the Master Servicer or the Special Servicer pursuant to Section 7.02 of this Agreement) or the enforceability thereof; (iii) the existence of any Mortgage Loan or the contents of the related Mortgage File on any computer or other record thereof (other than if the Trustee shall assume the duties of the Master Servicer or the Special Servicer pursuant to Section 7.02 of this Agreement); (iv) the validity of the assignment of any Mortgage Loan to the Trust Fund or of any intervening assignment; (v) the completeness of any Mortgage File; the performance or enforcement of any Mortgage Loan (other than if the Trustee shall assume the duties of the Master Servicer or the Special Servicer pursuant to Section 7.02 of this Agreement); (vi) the compliance by the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer with any warranty or representation made under this Agreement or in any related document or the accuracy of any such warranty or representation prior to the Trustee’s receipt of written notice or other discovery of any non-compliance therewith or any breach thereof; (vii) any investment of monies by or at the direction of the Master Servicer or any loss resulting therefrom, the acts or omissions of any of the Depositor, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer or the Special Servicer (other than if the Trustee shall assume the duties of the Certificate Administrator, the Master Servicer or Special Servicer pursuant to Section 7.02 of this Agreement) or any sub-servicer or any Borrower; any action of the Master Servicer or Special Servicer (other than if the Trustee shall assume the duties of the Master Servicer or Special Servicer pursuant to Section 7.02 of this Agreement) or any sub-servicer taken in the name of the Trustee, except to the extent such action is taken at the express written direction of the Trustee; (viii) the failure of the Master Servicer or the Special Servicer or any sub-servicer to act or perform any duties required of them on behalf of the Trust Fund or the Trustee hereunder; or (ix) any action by or omission of the Trustee or the Certificate Administrator taken at the instruction of the Master Servicer or the Special Servicer (other than if the Trustee shall assume the duties of the Master Servicer or the Special Servicer pursuant to Section 7.02 of this Agreement) unless the taking of such action is not permitted by the express terms of this Agreement; provided, that the foregoing shall not relieve the Trustee or the Certificate Administrator of their respective obligations to perform their duties as specifically set forth in this Agreement. The Trustee or the Certificate Administrator shall not be accountable for the use or application by the Depositor, the Certificate Administrator (in the case of the Trustee only), the Trustee (in the case of the Certificate Administrator only), the Master Servicer or the Special Servicer of any of the Certificates or of the proceeds of such Certificates, or for the use or application of any funds paid to the Depositor, the Certificate Administrator (in the case of the Trustee only), the Trustee (in the case of the Certificate Administrator only), the Master Servicer or the Special Servicer in respect of the assignment of the Mortgage Loans or deposited in or withdrawn from the Collection Accounts, the Loan Specific REMIC Distribution Account, any Serviced Whole Loan Collection Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Class [__] Distribution Account, the Lock-Box Account, the Cash Collateral Account, the Reserve Accounts, the Interest Reserve Account, any REO Account or any Gain-on-Sale Reserve Account or any other account maintained by or on behalf of the Certificate Administrator, the Master Servicer or the Special Servicer, other than any funds held by the Trustee or the Certificate Administrator. Neither the Trustee nor the Certificate Administrator shall have any responsibility for filing any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted to it hereunder (unless the Trustee shall have become the successor Master Servicer) or to record this Agreement. In making any calculation hereunder which includes as a component thereof the payment or distribution of interest for a stated period at a stated rate “to the extent permitted by applicable law,” the Trustee or the Certificate Administrator, as the case may be, shall assume that such payment is so permitted unless a Responsible Officer of the Trustee or the Certificate Administrator, as the case may be, has actual knowledge, or receives an Opinion of Counsel (at the expense of the Person asserting the impermissibility) to the effect, that such payment is not permitted by applicable law. The Depositor is not obligated to monitor or supervise the performance of the Trustee or the Certificate Administrator under this Agreement or otherwise.

Section 8.04        Trustee and Certificate Administrator May Own Certificates. The Trustee, the Certificate Administrator and any agent of the Trustee or the Certificate Administrator in its individual capacity or any other capacity may become the owner or pledgee of Certificates, and may deal with the Depositor, the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer, the Initial Purchasers and the Underwriters in banking transactions, with the same rights it would have if it were not Trustee, Certificate Administrator or such agent, as the case may be.

Section 8.05        Payment of Trustee’s and Certificate Administrator’s Fees and Expenses; Indemnification. (a) On each Distribution Date, prior to the distribution of amounts to the Certificateholders, the Certificate Administrator shall be entitled to withdraw and pay the Trustee and itself its respective portion of the Certificate Administrator/Trustee Fee, as reasonable compensation from amounts remitted to the Lower-Tier Distribution Account, including with respect to the Loan Specific REMIC Regular Interests (which shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust), for all services rendered in the execution of the trusts hereby created and in the exercise and performance of any of the powers and duties of the Trustee and the Certificate Administrator at the Certificate Administrator/Trustee Fee Rate. The Trustee’s fee shall be paid as a portion of the Certificate Administrator/Trustee Fee and shall equal $[__] per month.

(b)               If the Trustee assumes the servicing responsibilities of the Master Servicer or the Special Servicer hereunder pursuant to or otherwise arising from the resignation or removal of the Master Servicer or the Special Servicer, the Trustee shall be entitled to the compensation to which the Master Servicer or the Special Servicer, as the case may be, would have been entitled (other than the rights of the Special Servicer to receive any Workout Fee specified in Section 3.12(c) of this Agreement if the Special Servicer is terminated).

(c)               The Trustee, the Custodian and the Certificate Administrator shall be paid or reimbursed by the Trust Fund upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee, the Custodian or the Certificate Administrator pursuant to and in accordance with any of the provisions of this Agreement (including the reasonable compensation and the expenses and disbursements of its counsel and of all persons not regularly in its employ), which the Certificate Administrator will be entitled to withdraw from the Distribution Accounts prior to the distribution to Certificateholders to the extent set forth herein and to the extent such payments are “unanticipated expenses incurred by the REMIC” within the meaning of Treasury Regulations Section 1.860G-1(b)(iii) except any such expense, disbursement or advance as may arise from its negligence, willful misconduct or bad faith; provided, that, subject to the last paragraph of Section 8.01 and Section 8.02(a)(iii) of this Agreement, the Trustee, the Custodian or the Certificate Administrator shall not refuse to perform any of their respective duties hereunder solely as a result of the failure to be paid their respective portion of the Certificate Administrator/Trustee Fee, or the Trustee’s, Custodian’s or Certificate Administrator’s previously-incurred expenses, as applicable. The term “unanticipated expenses incurred by the REMIC” shall include any fees, expenses and disbursement of any separate Trustee or co-Trustee appointed hereunder, only to the extent such fees, expenses and disbursements were not reasonably anticipated as of the Closing Date and are attributable to the Loan Specific REMIC, the Lower-Tier REMIC, the Upper-Tier REMIC and the losses, liabilities, damages, claims or expenses (including reasonable attorneys’ fees) incurred or advanced by an Indemnified Party in connection with any litigation arising out of this Agreement attributable to the Loan Specific REMIC, the Lower-Tier REMIC, the Upper-Tier REMIC or the Grantor Trust, including, without limitation, under Section 2.03, Section 3.10, the third paragraph of Section 3.11, Section 4.05 and Section 7.01 of this Agreement.

The Master Servicer and the Special Servicer covenant and agree to pay or reimburse the Trustee for the reasonable expenses, disbursements and advances incurred or made by the Trustee in connection with any transfer of the servicing responsibilities of the Master Servicer or the Special Servicer, respectively, hereunder, pursuant to or otherwise arising from the resignation or removal of the Master Servicer or Special Servicer (except in the case of removal of the Special Servicer without cause), as applicable, in accordance with any of the provisions of this Agreement (and including the reasonable fees and expenses and disbursements of its counsel and all other persons not regularly in its employ), except any such expense, disbursement or advance as may arise from the negligence, willful misconduct or bad faith of the Trustee.

(d)               Each of the Certificate Administrator, the Custodian, the Paying Agent, the Trustee, the Depositor, the Master Servicer and the Special Servicer (each, for purposes of this Section 8.05(d), an “Indemnifying Party”) shall (severally and not jointly) indemnify the Trustee (both in its capacity as Trustee and individually) and the Certificate Administrator (in its capacity as Certificate Administrator, Custodian, Paying Agent and individually) and each of their Affiliates and each of the partners, shareholders, members, managers, directors, officers, employees, representatives and agents of the Trustee and the Certificate Administrator and each of their Affiliates (each, for purposes of this Section 8.05(d), an “Indemnified Party”), and hold each of them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, fees and expenses that the Indemnified Party may sustain in connection with this Agreement (including, without limitation, reasonable fees and disbursements of counsel incurred by the Indemnified Party in any action or proceeding between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party or otherwise) resulting from each such Indemnifying Party’s respective willful misconduct, bad faith, fraud or negligence in the performance of each of its respective duties hereunder or by reason of negligent disregard of its respective obligations and duties hereunder (including in the case of the Master Servicer, any agent of the Master Servicer or sub-servicer).

The Trust Fund shall indemnify each Indemnified Party and the Custodian from, and hold it harmless against, any and all losses, liabilities, damages, penalties, fines, forfeitures, judgments, claims or unanticipated expenses (including, without limitation, reasonable fees and disbursements of counsel incurred by the Indemnified Party in any action or proceeding between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party or otherwise) arising in respect of this Agreement, the Mortgage Loans or the Certificates other than (i) resulting from the willful misconduct, bad faith, fraud or negligence of the Indemnified Party or the Custodian, as applicable, in the performance of its obligations and duties under this Agreement, (ii) by reason of its negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the Indemnified Party or the Custodian, as applicable, made in this Agreement and (iii) as to which such Indemnified Party or the Custodian, as applicable, is entitled to indemnification pursuant to this Section 8.05(d). The right of reimbursement of the Indemnified Parties under this Section 8.05(d) shall be senior to the rights of all Certificateholders.

(e)               Notwithstanding anything herein to the contrary, this Section 8.05 shall survive the termination or maturity of this Agreement or the resignation, removal or termination of the Trustee or the Certificate Administrator, as the case may be, regarding rights accrued prior to such resignation, removal or termination and (with respect to any acts or omissions during its respective tenures) the resignation, removal or termination of the Master Servicer, the Special Servicer, the Paying Agent, the Certificate Administrator, the Certificate Registrar or the Custodian.

(f)                This Section 8.05 shall be expressly construed to include, but not be limited to, such indemnities, compensation, expenses, disbursements, advances, losses, liabilities, damages and the like, as may pertain or relate to any environmental law or environmental matter.

(g)               Each of the Certificate Administrator, the Custodian, the Paying Agent and the Trustee (in each case with respect to itself only, for purposes of this Section 8.05(g), an “Indemnifying Party”) shall (severally and not jointly) indemnify the Trust Fund, the Depositor, the Master Servicer, the Special Servicer and each other, and each of their respective Affiliates and each of the partners, shareholders, members, managers, directors, officers, employees, representatives and agents of the Master Servicer and the Special Servicer and their respective Affiliates (each, for purposes of this Section 8.05(g), an “Indemnified Party”), and hold each of them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, fees and expenses that the Indemnified Party may sustain in connection with this Agreement (including, without limitation reasonable fees and disbursements of counsel incurred by the Indemnified Party in any action or proceeding between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party or otherwise) resulting from the applicable Indemnifying Party’s willful misconduct, bad faith, fraud or negligence in the performance of its duties hereunder or by reason of negligent disregard of its obligations and duties hereunder.

(h)               The Certificate Administrator (for purposes of this Section 8.05(h), the “Indemnifying Party”) shall, solely in its capacity as the 17g-5 Information Provider, indemnify each Mortgage Loan Seller and Deutsche Bank Securities Inc. (each, for purposes of this Section 8.05(h), an “Indemnified Party”), and hold each of them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, fees and expenses that the Indemnified Party may sustain in connection with this Agreement (including, without limitation reasonable fees and disbursements of counsel incurred by the Indemnified Party in any action or proceeding between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party or otherwise) related to (i) the applicable Indemnifying Party’s willful misconduct, bad faith, fraud or negligence in the performance of its duties hereunder or by reason of negligent disregard of its obligations and duties hereunder or (ii) a determination by any Rating Agency that it cannot reasonably rely on representations made by the Depositor or any Affiliate thereof pursuant to Exchange Act Rule 17g-5(a)(3), to the extent caused by any such willful misconduct, bad faith, fraud or negligence in the performance of its duties hereunder or by reason of negligent disregard referred to in clause (i) above by the Indemnifying Party.

Section 8.06        Eligibility Requirements for Trustee and Certificate Administrator. The Trustee and Certificate Administrator hereunder shall at all times:

(i)                                 be a corporation, national bank, national banking association or a trust company organized and doing business under the laws of any state or the United States of America,

(ii)                              be authorized under such laws to exercise corporate trust powers and to accept the trust conferred under this Agreement,

(iii)                           have a combined capital and surplus of at least $[100,000,000],

(iv)                          (a) have a rating on its unsecured long term debt of at least (i) “[__]” by [__], (ii) “[__]” by [__] (or with respect to the Trustee and in the case of [__], a long-term senior unsecured debt rating of at least “[__]” by [__] if the Master Servicer has a long-term senior unsecured debt rating of at least “[__]” by [__] and a short-term debt rating of at least “[__]” by [__]; provided that the foregoing clause shall not impose on the Master Servicer any obligation to maintain such ratings), (iii) with respect to the Trustee, “[__]” by [__] (or “[__]” by [__] if the Trustee has a short-term debt rating of at least “[__]” from [__]) (or, in the case of [NAME OF TRUSTEE], a long-term senior unsecured debt rating of at least “[__]” by [__] if the Master Servicer has a long-term senior unsecured debt rating of at least “[__]” by [__]; provided that the foregoing clause shall not impose on the Master Servicer any obligation to maintain such ratings); provided that, with respect to each of the rating requirements in this clause (iii) (including the parentheticals in this clause (iii)), if the Trustee is not rated by [__], an equivalent (or higher) rating by any two other NRSROs, (iv) with respect to the Certificate Administrator, “[__]” by [__] (or “[__]” by [__] if the Certificate Administrator has a short-term debt rating of at least “[__]” from [__]); provided that, with respect to each of the rating requirements in this clause (iv) (including the parenthetical in this clause (iv)), if the Certificate Administrator is not rated by [__], an equivalent (or higher) rating by any two other NRSROs, and (v) if rated by [__], an equivalent rating from [__], and (b) have a rating on its short-term unsecured debt obligations rated at least “[__]” by [__], “[__]” by [__] and, if rated by [__], an equivalent rating from [__], or has been assigned such other ratings as are acceptable to the Rating Agencies,

(v)                             be an institution insured by FDIC, and

(vi)                          not be a Prohibited Party.

Notwithstanding the foregoing, if the Trustee or the Certificate Administrator meets the provisions of clauses (i) through (iii), (v) and (vi) above, but does not meet the provisions of clause (iv) above, the Trustee or the Certificate Administrator, as the case may be, shall be deemed to meet the provisions of such clause (iv) if it appoints a fiscal agent as a back-up liquidity provider, provided that such fiscal agent meets the provisions of clauses (i) through (vi) above and shall have assumed in writing all obligations of the Trustee or the Certificate Administrator, as the case may be, to make Advances under this Agreement as and when required of the Trustee or the Certificate Administrator, as the case may be. If a corporation or association publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for purposes of this Section the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If the place of business from which the Trustee administers the Trust Fund is a state or local jurisdiction that imposes a tax on the Trust Fund or the net income of any Trust REMIC (other than a tax corresponding to a tax imposed under the REMIC Provisions) the Trustee shall elect either to (i) resign immediately in the manner and with the effect specified in Section 8.07 of this Agreement, (ii) pay such tax and continue as Trustee or (iii) administer the Trust Fund from a state and local jurisdiction that does not impose such a tax. If at any time the Trustee or the Certificate Administrator shall cease to be eligible in accordance with the provisions of this Section, the Trustee or the Certificate Administrator, as the case may be, shall resign immediately in the manner and with the effect specified in Section 8.07 of this Agreement.

Section 8.07        Resignation and Removal of Trustee and Certificate Administrator. The Trustee and the Certificate Administrator may at any time resign and be discharged from the trusts hereby created by giving written notice thereof to the Trustee, the Depositor, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Mortgage Loan Sellers, the Master Servicer, the Special Servicer, the Directing Holder and the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement). Upon notice of resignation from the Trustee, the Depositor shall promptly appoint a successor trustee, the appointment of which is subject to the requirements contained in Section 8.06 of this Agreement and shall be, if no Control Termination Event has occurred and is continuing, reasonably acceptable to the Directing Holder. Upon notice of resignation from the Certificate Administrator, the Trustee shall promptly appoint a successor certificate administrator, the appointment of which is subject to the requirements contained in Section 8.06 of this Agreement. If no successor trustee or certificate administrator shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Trustee or Certificate Administrator, as the case may be, may petition any court of competent jurisdiction for the appointment of a successor. The Trustee or the Certificate Administrator, as applicable, shall bear all reasonable out of pocket costs and expenses of each other party hereto and each Rating Agency in connection with its resignation.

If at any time the Trustee or the Certificate Administrator shall cease to be eligible in accordance with the provisions of Section 8.06 of this Agreement and shall fail to resign after written request therefor by the Depositor or the Master Servicer, or if at any time the Trustee or the Certificate Administrator shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or a receiver of the Trustee or the Certificate Administrator, as the case may be (or of its property), shall be appointed, or any public officer shall take charge or control of the Trustee or the Certificate Administrator, as the case may be (or of its property or affairs), for the purpose of rehabilitation, conservation or liquidation, or if the Trustee or Certificate Administrator (if different than the Trustee) shall fail (other than by reason of the failure of either the Master Servicer or the Special Servicer to timely perform its obligations hereunder or as a result of other circumstances beyond the Trustee’s or Certificate Administrator’s, as applicable, reasonable control), to timely publish any report to be delivered, published or otherwise made available by the Certificate Administrator pursuant to Section 4.02 and such failure shall continue unremedied for a period of five (5) days, or if the Certificate Administrator fails to make distributions required pursuant to Section 4.01 or Section 9.01, then the Depositor or the Master Servicer may remove the Trustee or the Certificate Administrator, as the case may be, and the Depositor or the Master Servicer shall promptly appoint a successor by written instrument, which shall be delivered to the Trustee or the Certificate Administrator, as the case may be, so removed and to the successor.

The Holders of Certificates entitled to at least 50% of the Voting Rights may, with cause (at any time) or without cause (at any time with 30 days’ prior written notice), remove the Trustee or the Certificate Administrator and appoint a successor by written instrument or instruments, in eight originals, signed by such Holders or their attorneys-in-fact duly authorized, one complete set of which instruments shall be delivered to each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the

Trustee, the Certificate Administrator and the successor trustee or certificate administrator, as applicable.

In addition, if the Trustee or the Certificate Administrator is terminated without cause, the terminating party shall pay all of the expenses of the Trustee or the Certificate Administrator, as the case may be, necessary to affect the transfer of its responsibilities to the successor.

If the Trustee is terminated or removed pursuant to this Section 8.07, all of its rights and obligations under this Agreement and in and to the Mortgage Loans shall be terminated, other than any rights or obligations that accrued prior to the date of such termination or removal (including the right to receive all fees, expenses, indemnities, and other amounts accrued or owing to it under this Agreement, plus interest at the Reimbursement Rate on all such amounts until received to the extent such amounts bear interest as provided in this Agreement, with respect to periods prior to the date of such termination or removal).

If the Certificate Administrator is terminated or removed pursuant to this Section 8.07, (i) all of its rights and obligations under this Agreement and in and to the Mortgage Loans shall be terminated, other than any rights or obligations that accrued prior to the date of such termination or removal (including the right to receive all fees, indemnities, expenses and other amounts accrued or owing to it under this Agreement with respect to periods prior to the date of such termination or removal) and (ii) such resignation, termination, or removal shall be effective with respect to each of its other capacities hereunder except its capacity as Custodian (but including, without limitation, its capacities as Certificate Registrar, 17g-5 Information Provider, Paying Agent and Authenticating Agent).

Upon the resignation, assignment, or transfer of the Trustee or its business to a successor, or upon the termination of the Trustee, (a) the outgoing Trustee, at its own expense without right to reimbursement therefor, shall (A) endorse the original executed Mortgage Note for each Mortgage Loan (to the extent that the original executed Mortgage Note for each Mortgage Loan was endorsed to the outgoing Trustee), without recourse, representation or warranty, express or implied, to the order of the successor, as trustee for the registered holders of [NAME OF ISSUING ENTITY] Commercial Mortgage Pass-Through Certificates or in blank, and (B) in the case of the other assignable Loan Documents (to the extent such other Loan Documents were assigned to the outgoing Trustee), assign and record such Loan Documents to such successor, and such successor shall review the documents delivered to it or to the Custodian with respect to each Mortgage Loan, and certify in writing that, as to each Mortgage Loan then subject to this Agreement, such endorsement and assignment has been made; (b) if any original executed Mortgage Note for a Mortgage Loan was not endorsed to the outgoing Trustee, the Custodian shall deliver such Mortgage Note to the successor trustee and the Custodian shall cooperate with any successor trustee to ensure that such Mortgage Note is endorsed (without recourse, representation or warranty, express or implied) to the order of the successor trustee, as trustee for the registered holders of [NAME OF ISSUING ENTITY] Commercial Mortgage Pass-Through Certificates or in blank. If any assignable Loan Document (other than the Mortgage Note) was not assigned to the outgoing Trustee or if the Trustee is removed pursuant to Section 8.07 without cause, with respect to the Loan Documents identified in clause (B) of the preceding sentence, the Custodian shall deliver such Loan Document to the successor trustee and, if appropriate, such Loan Documents shall be recorded at the expense of the Trust (i) prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Holder, (ii) after the occurrence and continuance of a Control Termination Event but prior to the occurrence of a Consultation Termination Event, after consultation with the Directing Holder and the Operating Advisor and (iii) after the occurrence of a Consultation Termination Event, after consultation with the Operating Advisor and the reasonable cooperation (as determined by the Depositor) of the Depositor.

Section 8.08        Successor Trustee and Certificate Administrator. (a) Any successor trustee or certificate administrator shall execute, acknowledge and deliver to the Depositor, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer, the Certificate Administrator (or in the case of a successor certificate administrator, to the predecessor Certificate Administrator) and the Trustee, as the case may be, instruments accepting their appointment hereunder, and thereupon the resignation or removal of the predecessor Trustee or Certificate Administrator, as applicable, shall become effective and such successor, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as Trustee or Certificate Administrator, as applicable, herein; provided that such successor shall satisfy the requirements contained in Section 8.06 of this Agreement. The predecessor Trustee or Certificate Administrator, as applicable, shall deliver to its successor all Mortgage Files and related documents and statements held by it hereunder, and the Depositor and the predecessor Trustee or Certificate Administrator, as applicable, shall execute and deliver such instruments and do such other things as may reasonably be required for more fully and certainly vesting and confirming in the successor all such rights, powers, duties and obligations. No successor trustee or certificate administrator, as the case may be, shall accept appointment as provided in this Section 8.08 unless at the time of such acceptance such successor shall be eligible under the provisions of Section 8.06 of this Agreement.

Upon acceptance of appointment by a successor trustee as provided in this Section 8.08, the Depositor shall mail notice of the succession of such Trustee hereunder to all Holders of Certificates at their addresses as shown in the Certificate Register. If the Depositor fails to mail such notice within 10 days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be mailed at the expense of the Depositor.

(b)               Any successor trustee appointed pursuant to this Agreement shall satisfy the eligibility requirements set forth in Section 8.06 hereof.

(c)               Neither the Asset Representations Reviewer nor any of its Affiliates may be appointed as successor trustee or certificate administrator.

Section 8.09        Merger or Consolidation of Trustee or Certificate Administrator. Any corporation into which the Trustee or the Certificate Administrator may be merged or converted or with which it may be consolidated or any corporation resulting from any merger, conversion or consolidation to which the Trustee or the Certificate Administrator shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Trustee or the Certificate Administrator, shall be the successor of the Trustee or the Certificate Administrator, as the case may be, hereunder; provided that such corporation shall be eligible under the provisions of Section 8.06 of this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding. The Trustee or the Certificate Administrator, as applicable, shall notify the other parties hereto of any such event, and the Certificate Administrator shall post notice of such merger or consolidation to the Certificate Administrator’s Website in accordance with Section 3.14(d) of this Agreement and provide notice of such event to the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement).

Section 8.10        Appointment of Co-Trustee or Separate Trustee. Notwithstanding any other provisions hereof, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Fund or property securing the same may at the time be located, the Depositor and the Trustee acting jointly shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Trustee to act (at the expense of the Trust) as co-Trustee or co-Trustees, jointly with the Trustee, or separate Trustee or separate Trustees, of all or any part of the Trust Fund, and to vest in such Person or Persons, in such capacity, such title to the Trust Fund, or any part thereof, and, subject to the other provisions of this Section 8.10, such powers, duties, obligations, rights and trusts as the Depositor and the Trustee may consider necessary or desirable. If the Depositor shall not have joined in such appointment within 15 days after the receipt by it of a request so to do, or in case a Servicer Termination Event shall have occurred and be continuing, the Trustee alone shall have the power to make such appointment. Except as required by applicable law, the appointment of a co-Trustee or separate Trustee shall not relieve the Trustee of its responsibilities, obligations and liabilities hereunder. No co-Trustee or separate Trustee hereunder shall be required to meet the terms of eligibility as a successor Trustee under Section 8.06 hereunder and no notice to Holders of Certificates of the appointment of co-Trustee(s) or separate Trustee(s) shall be required under Section 8.08 hereof.

In the case of any appointment of a co-Trustee or separate Trustee pursuant to this Section 8.10, all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate Trustee or co-Trustee jointly (it being understood that such separate Trustee or co-Trustee is not authorized to act separately without the Trustee joining in such act), except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Trustee hereunder or as successor to the Master Servicer hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust Fund or any portion thereof in any such jurisdiction) shall be exercised and performed by such separate Trustee or co-Trustee solely at the direction of the Trustee.

No Trustee under this Agreement shall be personally liable by reason of any act or omission of any other trustee under this Agreement. The Depositor and the Trustee acting jointly may at any time accept the resignation of or remove any separate Trustee or co-Trustee, or if the separate Trustee or co-Trustee is an employee of the Trustee, the Trustee acting alone may accept the resignation of or remove any separate Trustee or co-Trustee.

Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate Trustees and co-Trustees, as effectively as if given to each of them. Every instrument appointing any separate Trustee or co-Trustee shall refer to this Agreement and the conditions of this Article VIII. Every such instrument shall be filed with the Trustee. Each separate Trustee and co-Trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee. In no event shall any such separate Trustee or co-Trustee be entitled to any provision relating to the conduct of, affecting the liability of or affording protection to such separate Trustee or co-Trustee that imposes a standard of conduct less stringent than that imposed by the Trustee hereunder, affording greater protection than that afforded to the Trustee hereunder or providing a greater limit on liability than that provided to the Trustee hereunder.

Any separate Trustee or co-Trustee may, at any time, constitute the Trustee its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name. If any separate Trustee or co-Trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor Trustee.

Article IX

TERMINATION

Section 9.01        Termination. (a) The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator and the Trustee created hereby with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as hereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required hereunder to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of this Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of this Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan or Trust Subordinate Companion Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to this Agreement of the last asset held by the Trust Fund; provided, that in no event shall the trust created hereby continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

For purposes of this Section 9.01, the Sole Certificateholder shall have the first option to terminate the Trust Fund, pursuant to Section 9.01(g), and then the Certificateholder owning a majority of the Percentage Interests in the Controlling Class, the Special Servicer and the Master Servicer, in that order, shall have the option to terminate the Trust Fund pursuant to subsection (c). For purposes of this Section 9.01, the Directing Holder with the consent of the Holders of the Controlling Class, shall act on behalf of the Holders of the Controlling Class in purchasing the assets of the Trust Fund and terminating the Trust.

(b)               The Trust Fund, the Loan Specific REMIC, the Lower-Tier REMIC and the Upper-Tier REMIC shall be terminated and the assets of the Trust Fund shall be sold or otherwise disposed of in connection therewith, only pursuant to a “plan of complete liquidation” within the meaning of Section 860F(a)(4)(A) of the Code providing for the actions contemplated by the provisions hereof and pursuant to which the applicable Notice of Termination is given, and requiring that the Trust Fund, the Loan Specific REMIC, the Lower-Tier REMIC and the Upper-Tier REMIC shall terminate on a Distribution Date occurring not more than 90 days following the date of adoption of the plan of complete liquidation. For purposes of this Section 9.01(b), the Notice of Termination given pursuant to Section 9.01(c) of this Agreement shall constitute the adoption of the plan of complete liquidation as of the date such notice is given, which date shall be specified by the Certificate Administrator in the final federal income tax returns of the Loan Specific REMIC, the Upper-Tier REMIC and the Lower-Tier REMIC. Notwithstanding the termination of the Loan Specific REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC or the Trust Fund, the Certificate Administrator shall be responsible for filing the final Tax Returns for each such REMIC and for the Grantor Trust for the period ending with such termination, and shall retain books and records with respect to such REMICs and the Grantor Trust for the same period of retention for which it maintains its own tax returns or such other reasonable period. The Trustee shall sign all Tax Returns and other reports required by this Section.

(c)               The Certificateholder owning a majority of the Percentage Interest in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time specifying the Anticipated Termination Date, which shall be on or after the Early Termination Notice Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (including the Trust Subordinate Companion Loan) then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the sum of, without duplication:

(i)                                100% of the Stated Principal Balance of each Mortgage Loan included in the Trust as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

(ii)                               the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

(iii)                           all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

(iv)                           the aggregate amount of unreimbursed Advances, with interest thereon at the Reimbursement Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor Fees, Certificate Administrator/Trustee Fees, the CREFC® Intellectual Property Royalty License Fees and Trust Fund expenses.

If the Certificateholder owning a majority of the Percentage Interests in the Controlling Class, the Master Servicer or the Special Servicer purchases all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund in accordance with this Section 9.01(c), the Certificateholder owning a majority of the Percentage Interests in the Controlling Class, the Master Servicer or the Special Servicer, as applicable, shall deposit in the Loan Specific REMIC Distribution Account or the Lower-Tier Distribution Account, as applicable, not later than the Master Servicer Remittance Date relating to the Anticipated Termination Date on which the final distribution on the Certificates is to occur, an amount in immediately available funds equal to the above-described purchase price (exclusive of any portion thereof payable to any Person other than the Certificateholders pursuant to Section 3.05(a) of this Agreement, which portion shall be deposited in the Collection Account). In addition, the Master Servicer shall transfer to the Certificate Administrator for deposit in the Loan Specific REMIC Distribution Account or the Lower-Tier Distribution Account, as applicable, all amounts required to be transferred thereto on the Master Servicer Remittance Date from the Collection Account, together with any other amounts on deposit in the Collection Account that would otherwise be held for future distribution. Upon confirmation by the Master Servicer in writing that it has transferred all such amounts to the Certificate Administrator, the Custodian shall release or cause to be released to the Certificateholder owning a majority of the Percentage Interests in the Controlling Class, the Master Servicer or the Special Servicer, as applicable, the Mortgage Files for the remaining Mortgage Loans and shall execute all assignments, endorsements and other instruments furnished to it by such purchasing party as shall be necessary to effectuate transfer of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and the Trust Fund shall be liquidated in accordance with this Article IX.

For purposes of this Section 9.01, the Directing Holder with the consent of the Holders of the Controlling Class, shall act on behalf of the Holders of the Controlling Class in purchasing the assets of the Trust Fund and terminating the Trust.

As a condition to the purchase of the assets of the Trust Fund pursuant to this Section 9.01(c), the purchaser shall deliver to the Trustee and the Certificate Administrator an Opinion of Counsel, which shall be at the expense of such purchaser, stating that such termination will be a “qualified liquidation” under Section 860F(a)(4)(A) of the Code. All costs and expenses incurred by any and all parties to this Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to this Section 9.01(c) shall be borne by the party exercising its purchase rights hereunder. The

Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to this subsection (c).

(d)               If the Trust Fund has not been previously terminated pursuant to subsection (c) of this Section 9.01, the Certificate Administrator shall determine as soon as practicable the Distribution Date on which the Certificate Administrator reasonably anticipates, based on information with respect to the Mortgage Loans previously provided to it, that the final distribution will be made to the Holders of outstanding Regular Certificates, notwithstanding that such distribution may be insufficient to distribute in full the Certificate Balance of each Class of Certificates, together with amounts required to be distributed on such Distribution Date pursuant to Section 4.01(b) of this Agreement; provided, that, if no such Classes of Certificates are then outstanding, the final distribution shall be made (i) to the Holders of the Class [R] Interest of any amount remaining in the Collection Accounts, the Loan Specific REMIC Distribution Account or the Lower-Tier Distribution Account, and (ii) to the Holders of the Class [R] Certificates of any amount remaining in the Upper-Tier Distribution Account.

(e)               Notice of any termination of the Trust Fund pursuant to this Section 9.01 shall be mailed by the Certificate Administrator to Certificateholders (with a copy to the Trustee, the Master Servicer, the Special Servicer, the Mortgage Loan Sellers, the Operating Advisor, the Asset Representations Reviewer, the related Serviced Companion Loan Noteholder (if any) and the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement)), at their addresses shown in the Certificate Registrar not more than 30 days, and not less than ten days, prior to the Anticipated Termination Date. The notice mailed by the Certificate Administrator to Certificateholders shall:

(i)                                 specify the Anticipated Termination Date on which the final distribution is anticipated to be made to Holders of Certificates of the Classes specified therein;

(ii)                              specify the amount of any such final distribution, if known; and

(iii)                           state that the final distribution to Certificateholders will be made only upon presentation and surrender of Certificates at the office of the Paying Agent therein specified.

If the Trust Fund is not terminated on any Anticipated Termination Date for any reason, the Certificate Administrator shall promptly mail notice thereof to each Certificateholder.

(f)                Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to this Section 9.01 shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator hereunder and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with this Section 9.01. Any amounts remaining in the Excess Interest Distribution Account representing Excess Interest shall be distributed to the Holders of the [ARD CLASS] Certificates.

(g)               Following the date on which the Class [__] Notional Amount, the Class [__] Notional Amount, the Class [__] Notional Amount, and the aggregate Certificate Balance of the [CLASSES] Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of the then-outstanding Certificates (other than (i) the [CLASSES] Certificates if the Sole Certificateholder has only taken an assignment of the Voting Rights of the Class [__], Class [__], Class [__] and Class [__] Certificates pursuant to the definition of “Sole Certificateholder” and (ii) the [ARD CLASS] and Class [R] Certificates), including the [LOAN SPECIFIC CLASS] Certificates, for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) by giving written notice to all the parties hereto no later than 60 days prior to the anticipated date of exchange; provided that such Sole Certificateholder pays to the Certificate Administrator as additional compensation an amount equal to one day of interest calculated at the Prime Rate on the aggregate Certificate Balance of the Sequential Pay Certificates as of the first day of the current calendar month and such Sole Certificateholder pays to the Master Servicer as additional compensation an amount equal to (i) the product of (a) the Prime Rate, (b) the aggregate Certificate Balance of the then outstanding Certificates (other than the [INTEREST ONLY CLASSES] and Class [R] Certificates) as of the date of the exchange and (c) three, divided by (ii) 360, and such payments shall be treated as made by the Sole Certificateholder directly to the Certificate Administrator and the Master Servicer and not through or by either of the Trust REMICs; provided, further, that if the Holders of the Class [__], Class [__], Class [__] and Class [__] Certificates have assigned their Voting Rights to the “Sole Certificateholder”, then the Sole Certificateholder may exchange the Class [__], Class [__], Class [__] and Class [__] Certificates for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a), and the Holders of the Class [__], Class [__], Class [__] and Class [__] Certificates shall be entitled to exchange those Certificates for consideration in an amount to be agreed by the Sole Certificateholder and the Holders of the Class [__], Class [__], Class [__] and Class [__] Certificates (the “Class X Payoff Amount”); provided, that the Class X Payoff Amount shall consist solely of cash or other assets otherwise payable or deliverable by the Trust to the Sole Certificateholder and to no other Person. If the Sole Certificateholder elects to exchange all of the then-outstanding Certificates (other than (i) the Class [__], Class [__], Class [__] and Class [__] Certificates if the Sole Certificateholder

has only taken an assignment of the Voting Rights of the Class [__], Class [__], Class [__] and Class [__] Certificates pursuant to the definition of “Sole Certificateholder” and (ii) the [ARD CLASS] and Class [R] Certificates), including the [LOAN SPECIFIC CLASS] Certificates, for all of the Mortgage Loans and each REO Property remaining in the Trust Fund in accordance with the preceding sentence, such Sole Certificateholder, not later than the Distribution Date on which the final distribution on the Certificates is to occur, shall deposit in the Collection Account an amount in immediately available funds equal to all amounts due and owing to the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trustee hereunder through the date of the liquidation of the Trust Fund that may be withdrawn from the Collection Account, or an escrow account acceptable to the respective parties hereto, pursuant to Section 3.06(a) of this Agreement or that may be withdrawn from the Distribution Accounts pursuant to Section 3.06(f) and Section 3.06(h) of this Agreement, but only to the extent that such amounts are not already on deposit in the Collection Account. In addition, the Master Servicer shall transfer all amounts required to be transferred to the Certificate Administrator for deposit in the Loan Specific REMIC Distribution Account or the Lower-Tier Distribution Account, as applicable, on such Master Servicer Remittance Date from the Collection Account pursuant to Section 3.05 of this Agreement. Upon confirmation from the Certificate Administrator that such final deposits have been made and following the surrender of all the then-outstanding Certificates (other than (i) the Class [__], Class [__], Class [__] and Class [__] Certificates if the Sole Certificateholder has only taken an assignment of the Voting Rights of the Class [__], Class [__], Class [__] and Class [__] Certificates pursuant to the definition of “Sole Certificateholder” and (ii) the [ARD CLASS] and Class [R] Certificates), including the [LOAN SPECIFIC CLASS] Certificates, on the final Distribution Date to the Certificate Administrator, the Custodian shall (i) upon receipt of a Request for Release from the Master Servicer, release to the Sole Certificateholder or any designee thereof, the Mortgage Files for the remaining Mortgage Loans and shall execute all assignments, endorsements and other instruments furnished to it by the Sole Certificateholder as shall be necessary to effectuate transfer of the Mortgage Loans and REO Properties remaining in the Trust Fund and (ii) if the Sole Certificateholder has only taken an assignment of the Voting Rights of the Class [__], Class [__], Class [__] and Class [__] Certificates pursuant to the definition of “Sole Certificateholder”, upon receipt of the Class [__], Class [__], Class [__] and Class [__] Certificates, release the Class X Payoff Amount to the Holders of the Class [__], Class [__], Class [__] and Class [__] Certificates, and the Trust Fund shall be liquidated in accordance with this Article IX; provided, that the release of the Class X Payoff Amount to the Holders of the Class [__], Class [__], Class [__] and Class [__] Certificates shall be deemed to be delivery of the Class X Payoff Amount by the Trust to the Sole Certificateholder and by the Sole Certificateholder to the Holders of the Class [__], Class [__], Class [__] and Class [__] Certificates. The remaining Mortgage Loans and REO Properties are deemed distributed to the Sole Certificateholder in liquidation of the Trust Fund pursuant to this Article IX. Solely for federal income tax purposes, the Sole Certificateholder shall be deemed to have purchased the assets of the Loan Specific REMIC and the Lower-Tier REMIC for an amount equal to the remaining Certificate Balance of its Certificates (other than the [ARD CLASS] and Class [R] Certificates), plus accrued, unpaid interest with respect thereto, and the Certificate Administrator shall credit such amounts against amounts distributable in respect of the Loan Specific REMIC Regular Interest and the Lower-Tier Regular Interests and such Certificates.

(h)               [Reserved].

(i)                 The duties of the Operating Advisor under this Agreement will terminate, without cost or expense to the Operating Advisor, upon termination of the Issuing Entity.

Article X

EXCHANGE ACT REPORTING AND REGULATION AB COMPLIANCE

Section 10.01    Intent of the Parties; Reasonableness. Except with respect to Section 10.08, Section 10.11, Section 10.13, Section 10.14, Section 10.15, Section 10.16 and Section 10.17, the parties hereto acknowledge and agree that the purpose of this Article X is to facilitate compliance by the Depositor (and any Other Depositor of any Other Securitization that includes a Serviced Companion Loan) with the provisions of Regulation AB and related rules and regulations of the Commission. None of the Depositor, the Certificate Administrator or the Trustee shall exercise its rights to request delivery of information or other performance under these provisions other than in reasonable good faith, or for purposes other than compliance with the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and, in each case, the rules and regulations of the Commission thereunder. The parties to this Agreement acknowledge that interpretations of the requirements of Regulation AB may change over time due to interpretive guidance provided by the Commission or its staff, and agree to comply, subject to Section 10.02, with reasonable requests made by the Depositor (or any Other Depositor or Other Trustee of any Other Securitization that includes a Serviced Companion Loan), the Certificate Administrator or the Trustee in reasonable good faith for delivery of information under these provisions on the basis of such evolving interpretations of Regulation AB (to the extent such interpretations require compliance and are not “grandfathered” and do not mandate compliance). In connection with the [NAME OF ISSUING ENTITY] Commercial Mortgage Pass-Through Certificates and any Other Securitization subject to Regulation AB that includes a Serviced Companion Loan, subject to the preceding sentence, each of the parties to this Agreement shall cooperate fully with the Depositor, the Certificate Administrator, the Trustee and any Other Depositor or Other Trustee of any Other Securitization that includes a Serviced Companion Loan, as applicable, to deliver or make available to the Depositor, the Certificate Administrator, the Trustee and any such Other Depositor or Other Trustee, as applicable (including any of their assignees or designees), any and all information in its possession and necessary in the reasonable good faith determination of the Depositor, the Certificate Administrator, the Trustee or such Other Depositor or Other Trustee, as applicable, to permit the Depositor or such Other Depositor, as applicable, to comply with the provisions of Regulation AB, together with such disclosure relating to the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator and the Trustee, as applicable, and any Servicing Function Participant, or the Servicing of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) (or, if applicable, the related Serviced Companion Loan), reasonably believed by the Depositor, the Certificate Administrator, the Trustee or the related Other Depositor or the related Other Trustee, as applicable, in good faith to be necessary in order to effect such compliance. Each party to this Agreement shall have a reasonable period of time to comply with any written request made under this Section 10.01, but in any event, shall, upon reasonable advance written request, provide information in sufficient time to allow the Depositor, the Certificate Administrator or the Trustee, as applicable, to satisfy any related filing requirements.

For purposes of this Article X, to the extent any party has an obligation to exercise commercially reasonable efforts to cause a third party to perform, such party hereunder shall not be required to bring any legal action against such third party in connection with such obligation.

Section 10.02    Notification Requirements and Deliveries in Connection with securitization of a Serviced Companion Loan. (a)  Any other provision of this Article X to the contrary notwithstanding, including, without limitation, any deadlines for delivery set forth in this Article X, in connection with the requirements contained in this Article X that provide for the delivery of information and other items to, and the cooperation with, the Other Depositor and Other Trustee of any Other Securitization that includes a Serviced Companion Loan and is subject to Regulation AB, no party hereunder shall be obligated to provide any such items to or cooperate with such Other Depositor or Other Trustee (i) until the Other Depositor or Other Trustee of such Other Securitization has provided each party hereto with not less than 30 days written notice (which shall only be required to be delivered once) stating that such Other Securitization is subject to Regulation AB and that the Other Securitization is subject to Exchange Act reporting, and (ii) specifying in reasonable detail the information and other items requested to be delivered (insofar as such information or other items are not expressly identified herein); provided, that if Exchange Act reporting is being requested, such Other Depositor or Other Trustee is only required to provide a single written notice to such effect. Any reasonable cost and expense of the Master Servicer, Special Servicer, Operating Advisor, the Asset Representations Reviewer, Trustee and Certificate Administrator in cooperating with such Other Depositor or Other Trustee of such Other Securitization (above and beyond their expressed duties hereunder) shall be the responsibility of such Other Depositor or Other Securitization. The parties hereto shall have the right to request written confirmation from the Other Depositor or Other Trustee of such Other Securitization as to whether Regulation AB or the Exchange Act requires the delivery of the items identified in this Article X to such Other Depositor and Other Trustee of such Other Securitization prior to providing any of the reports or other information required to be delivered under this Article X in connection therewith and if any such party makes such a request, then (i) upon such requesting party’s receipt of such written confirmation, such requesting party shall comply with the deadlines for delivery set forth in this Article X with respect to such Other Securitization and (ii) until such requesting party’s receipt of such written confirmation, such party shall not be required to deliver such items. The parties hereunder shall also have the right to require that such Other Depositor provide them with the contact details of such Other Depositor, Other Trustee and any other parties to the Other Pooling and Servicing Agreement relating to such Other Securitization.

(b)               Each of the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee shall, upon reasonable prior written request given in accordance with the terms of Section 10.02(a) above, and subject to a right of the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as the case may be, to review and approve such disclosure materials, permit a holder of a related Serviced Companion Loan to use such party’s description contained in the Prospectus (updated as appropriate by the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as applicable) for inclusion in the disclosure materials relating to any securitization of a Serviced Companion Loan.

(c)               The Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee, upon reasonable prior written request given in accordance with the terms of Section 10.02(a) above, shall each timely provide (to the extent the reasonable out-of-pocket cost thereof is paid or caused to be paid by the requesting party) to the Other Depositor and any underwriters with respect to any Other Securitization that includes a Serviced Companion Loan such opinion(s) of counsel, certifications and/or indemnification agreement(s) with respect to the updated description referred in Section 10.02(b) with respect to such party, substantially identical to those, if any, delivered by the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as the case may be, or their respective counsel, in connection with the information concerning such party in the Prospectus and/or any other disclosure materials relating to this Trust (updated as deemed appropriate by the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee, or their respective legal counsel, as the case may be). Neither the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee shall be obligated to deliver any such item with respect to the securitization of a Serviced Companion Loan if it did not deliver a corresponding item with respect to this Trust.

(d)               Each of the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee, upon reasonable prior written request given in accordance with the terms of Section 10.02(a) above, shall provide (to the extent the reasonable out-of-pocket cost thereof is paid or caused to be paid by the applicable party set forth below in this Section 10.02(d)) to the Other Depositor and the Other Trustee under the Other Pooling and Servicing Agreement related to any Other Securitization the following: (i) any information (including, but not limited to, disclosure information) required for such Other Securitization to comply in a timely manner with applicable filing requirements under Items 1.01 and 6.02 of Form 8-K and (ii) such opinion(s) of counsel, certifications and/or indemnification agreement(s) with respect to such information that are substantially similar to those delivered by the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as the case may be, or their respective counsel, in connection with the information concerning such party in the Prospectus and/or any other disclosure materials relating to this Trust.

In the case of a Form 8-K that is filed by or on behalf of an Other Securitization in connection with the closing of this [NAME OF ISSUING ENTITY] securitization transaction, the reasonable out-of-pocket cost of the information, opinion(s) of counsel, certifications and indemnification agreement(s) provided by or on behalf of the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as the case may be, pursuant to this Section 10.02(d) shall be paid or caused to be paid (pursuant to a payment arrangement reasonably acceptable to the delivering party and the receiving party and agreed to as a condition precedent to delivery of such items) by the applicable mortgage loan seller that transferred the related Serviced Companion Loan to the related Other Depositor for inclusion in such Other Securitization.

In the case of a Form 8-K that is filed by or on behalf of an Other Securitization as a result of the termination, removal, resignation or any other replacement of the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator under this Agreement, the out-of-pocket cost of the information, opinion(s) of counsel, certifications and indemnification agreement(s) provided by or on behalf of the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as the case may be, pursuant to this

Section 10.02(d) shall be paid or caused to be paid by the same party or parties required to pay the costs and expenses relating to such termination, removal, resignation or other replacement pursuant to this Agreement.

Section 10.03    Information to be Provided by the Master Servicer and the Special Servicer. (a) For so long as the Trust is subject to the reporting requirements of the Exchange Act and for so long as any Other Securitization that includes a Serviced Companion Loan is subject to the reporting requirements of the Exchange Act (in addition to any requirements contained in Section 10.09) in connection with the succession to the Master Servicer, Special Servicer or any Servicing Function Participant (if such Servicing Function Participant is a servicer as contemplated by Item 1108(a)(2) of Regulation AB) as servicer or Sub-Servicer under or as contemplated by this Agreement or any related Other Pooling and Servicing Agreement by any Person (i) into which the Master Servicer, Special Servicer or such Servicing Function Participant may be merged or consolidated, (ii) which may be appointed as a sub-servicer (other than the appointment of a Mortgage Loan Seller Sub-Servicer) by a Master Servicer or Special Servicer, or (iii) that is appointed as a successor Master Servicer or successor Special Servicer pursuant to Section 3.22 or Section 7.02, the Master Servicer, the Special Servicer or any Servicing Function Participant (with respect to the foregoing clauses (i) and (ii)) or the successor Master Servicer or the successor Special Servicer (with respect to the foregoing clause (iii)) shall, as a condition to such succession and at the reasonable expense of the same party or parties required to pay the costs and expenses relating to such succession pursuant to this Agreement, provide to the Depositor and to any Other Depositor related to any Other Securitization that includes a Serviced Companion Loan, at least 5 Business Days (other than a succession or appointment pursuant to Section 7.01(b) for which notice shall be delivered as soon as reasonably practicable) prior to the effective date of such succession or appointment as long as such disclosure prior to such effective date would not be violative of any applicable law or confidentiality agreement, otherwise no later than the second Business Day after such effective date, but in no event later than the time required pursuant to Section 10.09, (x) written notice to the Trustee, the Certificate Administrator and the Depositor (and any Other Trustee and Other Depositor related to any Other Securitization that includes a Serviced Companion Loan) of such succession or appointment, (y) in writing and in form and substance reasonably satisfactory to the Trustee, the Certificate Administrator and the Depositor (or any Other Trustee or Other Depositor of any Other Securitization that includes a Serviced Companion Loan), all information relating to such successor reasonably requested by the Depositor (or such Other Depositor) so that it may comply with its reporting obligation under Items 1.01 and 6.02 of Form 8-K with respect to any Class of Certificates or Serviced Companion Loan Securities and (z) such opinion(s) of counsel, certifications and/or indemnification agreement(s) with respect to such information that are substantially similar to those delivered by the Master Servicer or the Special Servicer, as the case may be, or their respective counsel, in connection with the information concerning such party in the Prospectus and/or any other disclosure materials relating to this Trust.

Section 10.04    Information to be Provided by the Trustee. (a) For so long as the Trust is subject to the reporting requirements of the Exchange Act, (in addition to any requirements contained in Section 10.09) in connection with the succession to the Trustee as Trustee or appointment of a co-Trustee under this Agreement by any Person (i) into which the Trustee may be merged or consolidated, (ii) which may be appointed as a co-Trustee or separate

Trustee pursuant to Section 8.10, or (iii) that is appointed as a successor Trustee pursuant Section 8.08, the Trustee (with respect to the foregoing clauses (i) and (ii)) or the successor Trustee (with respect to the foregoing clause (iii)) shall, as a condition to such succession and at the reasonable expense of the same party or parties required to pay the costs and expenses relating to such succession pursuant to this Agreement, provide to the Depositor and to the Other Depositor related to any Other Securitization that includes a Serviced Companion Loan, at least 5 calendar days prior to the effective date of such succession or appointment as long as such disclosure prior to such effective date would not be violative of any applicable law or confidentiality agreement, otherwise immediately following such effective date, but in no event later than the time required pursuant to Section 10.09, (x) written notice to the Depositor, and to the Other Depositor related to any Other Securitization that includes a Serviced Companion Loan, of such succession or appointment, (y) in writing and in form and substance reasonably satisfactory to the Depositor, and to the Other Depositor related to any Other Securitization that includes a Serviced Companion Loan, all information reasonably requested by the Depositor, or such Other Depositor, so that it may comply with its reporting obligation under Items 1.01 and 6.02 of Form 8-K with respect to any Class of Certificates or Serviced Companion Loan Securities and (z) such opinion(s) of counsel, certifications and/or indemnification agreement(s) with respect to such information that are substantially similar to those delivered by the Trustee or their respective counsel, in connection with the information concerning such party in the Prospectus and/or any other disclosure materials relating to this Trust.

Section 10.05    Filing Obligations. (a) Each of the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator and the Trustee shall, and each of the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator and the Trustee, as applicable, shall use commercially reasonable efforts to cause each Servicing Function Participant (other than (x) any party to this Agreement or (y) a Mortgage Loan Seller Sub-Servicer) with which it has entered into a servicing relationship with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) to, reasonably cooperate with the Certificate Administrator and the Depositor (and any Other Trustee or Other Depositor related to any Other Securitization that includes a Serviced Companion Loan) in connection with the Certificate Administrator’s and Depositor’s (or such Other Trustee’s or Other Depositor’s) good faith efforts to satisfy the Trust’s (or such Other Securitization’s) reporting requirements under the Exchange Act.

(b)               [It is hereby acknowledged that the Mortgaged Property securing the Mortgage Loan identified on the Mortgage Loan Schedule as [LOAN NAME] is a Significant Obligor, and, accordingly, Item 6 of Form 10-D and Item 1112(b)(1) of Form 10-K provide for the inclusion of updated net operating income for the Mortgaged Property, as required by Item 1112(b)(1) of Regulation AB, (i) on the related Form 10-D to be filed by the Trust (on a quarterly basis) on or before the related Significant Obligor NOI Quarterly Filing Deadline or (ii) on each Form 10-K filed by the Trust, as applicable. The parties hereto acknowledge that the date on which financial statements are required to be delivered to the Mortgage Loan Seller under the [LOAN NAME] is [__] days following the end of each fiscal quarter or [__] days following the end of each fiscal year, as applicable, as set forth in Section [____] of the related loan agreement).

To the extent that the Master Servicer or the Special Servicer, as applicable, is in receipt of the updated financial statements of the Significant Obligor for any calendar quarter (other than the fourth calendar quarter of any calendar year) or the updated financial statements of the Significant Obligor for any calendar year, as applicable, the Master Servicer or the Special Servicer, as applicable, shall deliver to the Certificate Administrator, on or prior to the day that occurs two Business Days prior to the related Significant Obligor NOI Quarterly Filing Deadline or seven Business Days prior to the related Significant Obligor NOI Yearly Filing Deadline, as applicable, (A) if such financial statement receipt occurs 12 or more Business Days prior to the related Significant Obligor NOI Quarterly Filing Deadline or 17 or more Business Days prior to the related Significant Obligor NOI Yearly Filing Deadline, as applicable, such financial statements of the Significant Obligor, together with a statement of the Master Servicer’s or the Special Servicer’s, as applicable, calculation of the Significant Obligor’s net operating income for the applicable period that will be included in subsequent reports that form a part of the CREFC® Investor Reporting Package and (B) if such financial statement receipt occurs less than 12 Business Days prior to the related Significant Obligor NOI Quarterly Filing Deadline or less than 17 Business Days prior to the related Significant Obligor NOI Yearly Filing Deadline, as applicable, such financial statements of the Significant Obligor, together with the net operating income for the applicable period as reported by the related Borrower in such financial statements.

In the event that the Master Servicer does not receive financial information satisfactory for the Depositor to comply with Item 6 of Form 10-D or Item 1112(b)(1) of Form 10-K, as the case may be, regarding the Significant Obligor with respect to the [LOAN NAME] within ten Business Days after the date such financial information is required to be delivered under the related Loan Documents, the Master Servicer shall notify the Depositor that it has not received them. The Master Servicer shall use efforts consistent with the Servicing Standard (taking into account, in addition, the ongoing reporting obligations of the Depositor under the Exchange Act) to obtain periodic financial statements of the related Borrower under the related Loan Documents.

The Master Servicer shall retain written evidence of each instance in which it attempts to contact the Borrower related to the [LOAN NAME] to obtain the required financial information and is unsuccessful and, within five (5) Business Days prior to the date in which a Form 10-D or Form 10-K, as applicable, is required to be filed by the Trust, shall forward an Officer’s Certificate evidencing its attempts to obtain this information to the Certificate Administrator and the Depositor. This Officer’s Certificate should be addressed to the Certificate Administrator at its Corporate Trust Office.

If the Certificate Administrator has not received financial information satisfactory to comply with Item 6 of Form 10-D or Item 1112(b)(1) of Form 10-K, as the case may be, it shall include the following statement (to the extent such statement is accurate) with respect to Item 6 on the related Form 10-D or Item 1112(b)(1) on the related Form 10-K: “The information required for this [Item 6] [Item 1112(b)(1)] rests with a person or entity which is not affiliated with the registrant. Oral and written requests have been made on behalf of the registrant, to the extent required under the related pooling and servicing agreement, to obtain the information required for this [Item 6] [Item 1112(b)(1)], and the registrant has been unable to obtain such information to include on this [Form 10-D] [Form 10-K] by the related filing deadline. The information is therefore being omitted herefrom in reliance on Rule 12b-21 under the Securities Exchange Act of 1934, as amended” or such other statement as directed by the Depositor.]

(c)               With respect to any Mortgaged Property that secures a Serviced Companion Loan that the Other Depositor has notified the Master Servicer in writing is a “significant obligor” (within the meaning of Item 1101(k) of Regulation AB) with respect to an Other Securitization that includes such Serviced Companion Loan, the Master Servicer shall, after receipt of updated net operating income information, (x) promptly deliver the financial statements of such “significant obligor” to the Other Depositor and Other Trustee of such Other Securitization together with a statement of its calculation of the net operating income for the applicable period and (y) update the columns of the CREFC® Loan Periodic Update File for (i) the next applicable Distribution Date if the Master Servicer receives such updated net operating income information at least ten Business Days prior to the Determination Date related to such Distribution Date or (ii) the second succeeding Distribution Date if the Master Servicer does not receive such updated net operating income information prior to the date set forth in clause (i) related to such “significant obligor” as described in the last sentence of the first paragraph of the above clause (b).

If the Master Servicer does not receive financial information satisfactory to comply with Item 6 of Form 10-D or Item 1112(b)(1) of Form 10-K, as the case may be, of such “significant obligor” within ten Business Days after the date such financial information is required to be delivered under the related Loan Documents, the Master Servicer shall notify the Other Depositor with respect to such Other Securitization that includes the related Serviced Companion Loan (or the Master Servicer shall cause a Sub-Servicer to notify such Other Depositor) that it has not received them. The Master Servicer shall use efforts consistent with the Servicing Standard (taking into account, in addition, the ongoing reporting obligations of such Other Depositor under the Exchange Act) to obtain the periodic financial statements of the related Borrower under the related Loan Documents.

The Master Servicer shall (or shall cause a Sub-Servicer to) retain written evidence of each instance in which it (or a Sub-Servicer) attempts to contact the borrower related to such “significant obligor” to obtain the required financial information and is unsuccessful and, within five (5) Business Days prior to the date in which a Form 10-D or Form 10-K, as applicable, is required to be filed by the Other Securitization, shall forward an Officer’s Certificate evidencing its attempts to obtain this information to the certificate administrator and Other Depositor related to such Other Securitization. This Officer’s Certificate should be addressed to the certificate administrator at its corporate trust office, as specified in the related Other Pooling and Servicing Agreement.

Section 10.06    Form 10-D Form ABS-EE Filings. Within 15 days after each Distribution Date (subject to permitted extensions under the Exchange Act), the Certificate Administrator shall prepare and file on behalf of the Trust any Form 10-D and Form ABS-EE required by the Exchange Act and the rules and regulations of the Commission thereunder, in form and substance as required by the Exchange Act and such rules and regulations; provided that, in connection with the filing of the Prospectus and the preliminary prospectus with respect to the Public Certificates, the Depositor shall file any related Form ABS-EE required to be filed with the Commission and incorporated by reference into each such document. A duly authorized representative of the Depositor shall sign each Form 10-D filed on behalf of the Trust. The Certificate Administrator shall file each Form 10-D with a copy of the related Distribution Date Statement attached thereto; provided that the Certificate Administrator shall redact from such Distribution Date Statement any information relating to the ratings of the Certificates and the identity of the Rating Agencies. Any disclosure in addition to the Distribution Date Statement that is required to be included on Form 10-D and/or Form ABS-EE (“Additional Form 10-D Disclosure”) shall, pursuant to the paragraph immediately below, be reported by the parties set forth on Schedule IV and directed to the Certificate Administrator and the Depositor for approval by the Depositor. The Certificate Administrator will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-D Disclosure (other than such Additional Form 10-D Disclosure which is to be reported by it as set forth on Schedule IV) absent such reporting, direction and approval after the date hereof. The Certificate Administrator shall include in any Form 10-D filed by it, without limitation, to the extent such information is provided to the Certificate Administrator by the Depositor for inclusion therein, (i) the information required by Rule 15Ga-1(a) under the Exchange Act concerning all assets of the Trust that were subject of a demand to repurchase or replace for breach of the representations and warranties, (ii) a reference to the most recent Form ABS-15G filed by the Depositor and each Mortgage Loan Seller, if applicable, and the Commission assigned “Central Index Key” number for each such filer and (iii) incorporate by reference the Form ABS-EE filing for the related reporting period (which Form ABS-EE disclosures shall be filed at the time of each filing of the applicable report on Form 10-D with respect to each Mortgage Loan that was part of the Mortgage Pool during any portion of the related reporting period). The Certificate Administrator and the Depositor shall be entitled together to determine the manner of the presentation of such information (including the dates as of which such information is presented) in accordance with applicable laws and regulations.

For so long as the Trust is subject to the reporting requirements of the Exchange Act and for so long as any Other Securitization that includes a Serviced Companion Loan is subject to the reporting requirements of the Exchange Act, within five calendar days after the related Distribution Date, (i) the parties listed on Schedule IV hereto shall be required to provide to the Certificate Administrator and the Depositor (and in the case of any Servicing Function Participant with a copy to the Master Servicer) (and to any Other Trustee or Other Depositor related to any Other Securitization that includes a Serviced Companion Loan), to the extent a Servicing Officer or Responsible Officer, as the case may be, thereof has actual knowledge (other than Item 1117 of Regulation AB as to such party which shall be reported if actually known by any Servicing Officer or Responsible Officer, as the case may be or any lawyer in the in house legal department of such party), in EDGAR Compatible Format, or in such other format as otherwise agreed upon by the Certificate Administrator and the Depositor (or such Other Trustee and Other Depositor) and such party, the form and substance of the Additional Form 10-D Disclosure described on Schedule IV applicable to such party, (ii) the parties listed on Schedule IV hereto shall include with such Additional Form 10-D Disclosure, an Additional Disclosure Notification in the form attached hereto as Exhibit CC and (iii) the Certificate Administrator shall, at any time prior to filing the related Form 10-D, provide prompt notice to the Depositor to the extent that the Certificate Administrator is notified of an event reportable on Form 10-D for which it has not received the necessary Additional Form 10-D Disclosure from the applicable party. No later than the 7th calendar day after the Distribution Date, the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the

Additional Form 10-D Disclosure on Form 10-D or (in the case of asset-level information required by Item 1A on Form 10-D) Form ABS-EE with respect to the Trust; provided that if the Certificate Administrator does not receive a response from the Depositor by such time the Depositor will be deemed to have consented to the inclusion of such Additional Form 10-D Disclosure. Other than to the extent provided for in clause (iii) above, the Certificate Administrator has no duty under this Agreement to monitor or enforce the performance by the parties listed on Schedule IV of their duties under this paragraph or proactively solicit or procure from such parties any Additional Form 10-D Disclosure information. The Depositor will be responsible for any reasonable fees assessed and any expenses incurred by the Certificate Administrator in connection with including any Additional Form 10-D Disclosure on Form 10-D or (in the case of asset-level information required by Item 1A on Form 10-D) Form ABS-EE with respect to the Trust pursuant to this paragraph.

After preparing the Form 10-D, the Certificate Administrator shall forward electronically a copy of the Form 10-D to the Depositor for review and approval; provided that the Certificate Administrator shall use its reasonable best efforts to provide such copy to the Depositor by the 8th day after the Distribution Date. No later than the end of business on the 4th Business Day prior to the filing date, the Depositor shall notify the Certificate Administrator in writing (which may be furnished electronically) of any changes to or approval of such Form 10-D, and no later than the 2nd Business Day prior to the filing, a duly authorized representative of the Depositor shall sign the Form 10-D and return an electronic or fax copy of such signed Form 10-D (with an original executed hard copy to follow by overnight mail) to the Certificate Administrator. The Certificate Administrator shall file such Form 10-D, upon signature thereof as provided in Section 10.16, not later than (i) 5:30 p.m. (New York City time) on the 15th calendar day after the related Distribution Date or (ii) if agreed to prior to the time set forth in clause (i) above, such other time as the Depositor and the Certificate Administrator mutually agree is permitted by the Commission for the filing such Form 10-D. If a Form 10-D cannot be filed on time or if a previously filed Form 10-D needs to be amended, the Certificate Administrator shall follow the procedures set forth in Section 10.10(b). After filing with the Commission, the Certificate Administrator shall, pursuant to Section 4.02(b), make available on the Certificate Administrator’s website a final executed copy of each Form 10-D prepared and filed by the Certificate Administrator. The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 10.06 related to the timely preparation and filing of Form 10-D is contingent upon such parties (and any Additional Servicer or Servicing Function Participant) observing all applicable deadlines in the performance of their duties under this Section 10.06. The Certificate Administrator shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare or file such Form 10-D where such failure results from the Certificate Administrator’s inability or failure to receive on a timely basis any information from any other party hereto needed to prepare, arrange for execution or file such Form 10-D, not resulting from its own negligence, bad faith or willful misconduct.

Form 10-D requires the registrant to indicate (by checking “yes” or “no”) that it “(1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.” The Depositor shall notify the Certificate Administrator in writing via email to [____], no later than the 5th calendar day after the related Distribution Date during any year in which the Trust is required to file a Form 10-D if the answer to the questions should be “no”; provided that if the failure of the Depositor to have filed such required reports arises in connection with the securitization contemplated by this Agreement, then the Certificate Administrator shall be deemed to have notice of such failure (only with respect to Exchange Act reports prepared or required to be prepared and filed by the Certificate Administrator) without being notified by the Depositor; provided, further, that in connection with the delivery of any notice contemplated by this sentence, the Depositor may instruct the Certificate Administrator that such notice shall be effective for a period (not to exceed 12 months) from the date of such notice, in which case no further notice from the Depositor shall be required during such specified period. The Certificate Administrator shall be entitled to rely on such notifications in preparing, executing and/or filing any Form 10-D.

With respect to any Mortgage Loan that permits Additional Secured Debt in the future, the Certificate Administrator shall include as part of any applicable Form 10-D filed by it, to the extent such information is received by the Certificate Administrator from the Master Servicer or the Special Servicer, as applicable, substantially in the form of Exhibit OO (A) the amount of any such Additional Secured Debt, as applicable, that is incurred during the related Collection Period, (B) the total Debt Service Coverage Ratio calculated on the basis of the Mortgage Loan and such Additional Secured Debt and (C) the aggregate loan-to-value ratio calculated on the basis of the Mortgage Loan and such Additional Secured Debt.

The Depositor hereby directs the Certificate Administrator to include the following individual’s name and phone number on the cover of Forms 10-D and ABS-EE for each reporting period: Name: [____], Telephone: [____]. The Certificate Administrator may rely without further investigation that this information remains correct unless and until the Depositor provides the Certificate Administrator with a new individual’s name and phone number in writing.

Upon receipt of an Asset Review Report Summary from the Asset Representations Reviewer required to be delivered pursuant to Section 11.01(b), the Certificate Administrator shall include such Asset Review Report Summary under Item 1B on the Form 10-D for such reporting period in which the Asset Review Report Summary was received by the Certificate Administrator.

To the extent the Certificate Administrator receives a Communication Request from any Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners pursuant to Section 5.05, the Certificate Administrator shall include under Item 1B on the Form 10-D relating to the reporting period in which such request was received a Special Notice regarding the request to communicate, and such Special Notice is required to include the following and no more than the following: (a) the name of the Certificateholder or Certificate Owner making the request, (b) the date the request was received, (c) a statement to the effect that the Certificate Administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under this Agreement, and (d) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner. It is hereby understood that a disclosure in substantially the following form shall be deemed to satisfy the requirements in the preceding sentence:

On [date], the Certificate Administrator received from [name], a Certificateholder or Certificate Owner, a request to communicate with other Certificateholders and Certificate Owners in the securitization transaction to which this report on Form 10-D relates (the “Securitization”). The requesting Certificateholder or Certificate Owner is interested in communicating with other Certificateholders and Certificate Owners with regard to the possible exercise of rights under the pooling and servicing agreement governing the Securitization. Other Certificateholders and Certificate Owners may contact the requesting Certificateholder or Certificate Owner at [telephone number], [email address] and/or [mailing address].

At the time required under Section 10.06, the Certificate Administrator shall file each Form ABS-EE with a copy of the related CREFC® Schedule AL File received by the Certificate Administrator pursuant to Section 3.13(a) as Exhibit 102 thereto. To the extent the Certificate Administrator receives any Schedule AL Additional File with respect to such Form ABS-EE pursuant to Section 3.13(a), the Certificate Administrator shall file such Schedule AL Additional File as Exhibit 103 to such Form ABS-EE. The Certificate Administrator shall not be required to combine multiple CREFC® Schedule AL Files or Schedule AL Additional Files. The Certificate Administrator shall not be required to review, redact, reconcile, edit or verify the content, completeness or accuracy of the information contained in any CREFC® Schedule AL File or Schedule AL Additional File. The Certificate Administrator shall not be deemed to have actual knowledge of the contents of any CREFC® Schedule AL File or Schedule AL Additional File solely by its receipt thereof.

After preparing the Forms 10-D and ABS-EE with respect to the Trust, the Certificate Administrator shall forward electronically copies of such Forms 10-D and ABS-EE (together with the related CREFC® Schedule AL File and any Schedule AL Additional File received by the Certificate Administrator) to the Depositor for review no later than seven (7) calendar days after the related Distribution Date or, if the 7th calendar day after the related Distribution Date is not a Business Day, the immediately preceding Business Day. The Master Servicer shall reasonably cooperate with the Depositor to answer any questions that the Depositor may pose to the Master Servicer regarding the data or information contained in, or omitted from, any CREFC® Schedule AL File or Schedule AL Additional File (other than questions regarding (1) the accuracy as of the Closing Date of data that had been included in the Initial Schedule AL File, the Initial Schedule AL Additional File or the Annex A-1 to the Prospectus or (2) changes made to such CREFC® Schedule AL File or Schedule AL Additional File by the Certificate Administrator following receipt from the Master Servicer). Any such questions for the Master Servicer related to the filing shall be directed to KeyBank National Association at the email address provided with the submission of the CREFC® Schedule AL File and Schedule AL Additional File (or such other email address or phone number provided to the Certificate Administrator and Depositor by written notice from the Master Servicer). The Certificate Administrator, the Master Servicer and the Depositor shall each, to the extent related to such party’s obligations hereunder, reasonably cooperate to remedy any filing errors regarding any CREFC® Schedule AL File or any Schedule AL Additional File as soon as possible. Within four (4) Business Days after receipt of copies of such Forms 10-D and ABS-EE from the Certificate Administrator, but no later than two (2) Business Days prior to the 15th calendar day after the related Distribution Date, the Depositor shall notify the Certificate Administrator in writing (which may be furnished electronically) of any changes to or approval of such Form 10-D and Form ABS-EE, respectively, and an officer of the Depositor shall sign the Form 10-D and Form ABS-EE with respect to the Trust and return an electronic or fax copy of each of the signed Form 10-D and Form ABS-EE (with an original executed hard copy to follow by overnight mail) to the Certificate Administrator. Upon receipt of such signed Form 10-D and Form ABS-EE (in electronic form or by fax copy), the Certificate Administrator shall deem such reports to be approved by the Depositor and shall proceed with filing such reports with the Commission. If a Form 10-D or Form ABS-EE with respect to the Trust cannot be filed on time or if a previously filed Form 10-D or Form ABS-EE with respect to the Trust needs to be amended, the Certificate Administrator will follow the procedures set forth in Section 10.10(b) of this Agreement. Promptly after filing with the Commission, the Certificate Administrator will make available on its internet website a final executed copy of each Form 10-D and Form ABS-EE with respect to the Trust prepared and filed by the Certificate Administrator. The signing party at the Depositor can be contacted at [____], or such other address as the Depositor may direct. The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 10.06 related to the timely preparation and filing of Form 10-D and Form ABS-EE with respect to the Trust is contingent upon such parties observing all applicable deadlines in the performance of their duties under this Section 10.06. The Certificate Administrator shall have no liability for any loss, expense, damage, or claim arising out of or with respect to any failure to properly prepare, arrange for execution and/or timely file any Form 10-D or Form ABS-EE with respect to the Trust, where such failure results because required disclosure information was either not delivered to the Certificate Administrator or delivered to the Certificate Administrator after the delivery deadlines set forth in this Agreement, not resulting from its own negligence, bad faith or willful misconduct.

Section 10.07    Form 10-K Filings. Within 90 days after the end of each fiscal year of the Trust or such earlier date as may be required by the Exchange Act (the “10-K Filing Deadline”) (it being understood that the fiscal year for the Trust ends on December 31st of each year), commencing with fiscal year 20[__], the Certificate Administrator shall prepare and file on behalf of the Trust a Form 10-K, in form and substance as required by the Exchange Act. Each such Form 10-K shall include the following items, in each case to the extent they have been delivered to the Certificate Administrator within the applicable time frames set forth in this Agreement:

(i)                                 an annual compliance statement for each applicable Certifying Servicer, as described under Section 10.11;

(ii)                              (A) the annual reports on assessment of compliance with servicing criteria for each applicable Reporting Servicer, as described under Section 10.12, and (B) if any Reporting Servicer’s report on assessment of compliance with servicing criteria described under Section 10.12 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if any Reporting Servicer’s report on assessment of compliance with servicing criteria described under Section 10.12 is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation as to why such report is not included;

(iii)                           (A) the registered public accounting firm attestation report for each Reporting Servicer, as described under Section 10.13, and (B) if any registered public accounting firm attestation report described under Section 10.13 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if any such registered public accounting firm attestation report is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation as to why such report is not included; and

(iv)                          a Sarbanes-Oxley Certification as described in Section 10.08.

Any disclosure or information in addition to (i) through (iv) above that is required to be included on Form 10-K (“Additional Form 10-K Disclosure”) shall, pursuant to the paragraph immediately below, be reported by the parties set forth on Schedule V hereto to the Depositor and the Certificate Administrator (and to any Other Depositor or Other Trustee related to any Other Securitization that includes a Serviced Companion Loan) and approved by the Depositor (and such Other Depositor), and the Certificate Administrator (or such Other Trustee) will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-K Disclosure (other than such Additional Form 10-K Disclosure which is to be reported by it as set forth on Schedule V) absent such reporting and approval.

Not later than the end of each fiscal year for which the Trust (or any Other Securitization that includes a Serviced Companion Loan) is required to file a Form 10-K, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator and the Trustee shall provide the other parties to this Agreement and the Mortgage Loan Sellers (and the parties to any Other Pooling and Servicing Agreement with respect to any Other Securitization that includes such Serviced Companion Loan) with written notice of the name and address of each Servicing Function Participant retained by such party. Not later than the end of each year for which the Trust is required to file a Form 10-K, (i) the Certificate Administrator shall upon request provide to each Mortgage Loan Seller, Other Depositor and Other Trustee written notice of any change in the identity of any party to this Agreement, including the name and address of any new party to this Agreement and (ii) the Master Servicer or the Special Servicer, as applicable, shall provide to each related Mortgage Loan Seller written notice of any change in the identity of any Sub-Servicer that is a Servicing Function Participant or an Additional Servicer engaged by the Master Servicer or the Special Servicer, as applicable, including the name and address of any new Sub-Servicer that is a Servicing Function Participant or an Additional Servicer.

With respect to any Other Securitization that includes a Serviced Companion Loan, not later than the end of each year for which the Other Securitization trust is required to file a Form 10-K, (i) the Certificate Administrator shall upon request provide to each mortgage loan seller with respect to such Other Securitization written notice of any change in the identity of any party to this Agreement, including the name and address of any new party to this Agreement and (ii) the Master Servicer or the Special Servicer, as applicable, shall provide to each such mortgage loan seller written notice of any change in the identity of any Sub-Servicer that is a Servicing Function Participant or an Additional Servicer engaged by the Master Servicer or the Special Servicer for the servicing of such Serviced Whole Loan, as applicable, including the name and address of any new Sub-Servicer that is a Servicing Function Participant or an Additional Servicer.

For so long as the Trust (or any Other Securitization that includes a Serviced Companion Loan) is subject to the reporting requirements of the Exchange Act, by March 10th (with a grace period through March 15th), commencing in March 20[__] (i) the parties listed on Schedule V hereto shall be required to provide to the Certificate Administrator and the Depositor (and in the case of any Servicing Function Participant with a copy to the Master Servicer) (and to any Other Depositor or Other Trustee related to any Other Securitization that includes a Serviced Companion Loan), to the extent a Servicing Officer or a Responsible Officer, as the case may be, thereof has actual knowledge (other than with respect to Items 1117 and 1119 of Regulation AB as to such party which shall be reported if actually known by any Servicing Officer or any lawyer in the in house legal department of such party), in EDGAR Compatible Format (to the extent available to such party in such format), or in such other form as otherwise agreed upon by the Certificate Administrator and the Depositor (or such Other Trustee and Other Depositor) and such party, the form and substance of the Additional Form 10-K Disclosure described on Schedule V applicable to such party, (ii) include with such Additional Form 10-K Disclosure, an Additional Disclosure Notification in the form attached hereto as Exhibit CC and (iii) the Certificate Administrator shall, at any time prior to filing the related Form 10-K, provide prompt notice to the Depositor to the extent that the Certificate Administrator is notified of an event reportable on Form 10-K for which it has not received the necessary Additional Form 10-K Disclosure from the applicable party. No later than March 15th, the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-K Disclosure on Form 10-K; provided that if the Certificate Administrator does not receive a response from the Depositor by such time the Depositor will be deemed to have consented to the inclusion of such Additional Form 10-K Disclosure. Other than to the extent provided for in clause (iii) above, the Certificate Administrator has no duty under this Agreement to monitor or enforce the performance by the parties listed on Schedule V of their duties under this paragraph or proactively solicit or procure from such parties any Additional Form 10-K Disclosure information. The Depositor will be responsible for any reasonable fees assessed and any expenses incurred by the Certificate Administrator in connection with including any Additional Form 10-K Disclosure on Form 10-K pursuant to this paragraph.

After preparing the Form 10-K, on or prior to the 6th Business Day prior to the 10-K Filing Deadline, the Certificate Administrator shall forward electronically a copy of the Form 10-K to the Depositor for review and approval. Within three Business Days after receipt of such copy, but no later than March 24th, the Depositor shall notify the Certificate Administrator in writing (which may be furnished electronically) of any changes to or approved of such Form 10-K. No later than 5:00 p.m., New York City time, on the 4th Business Day prior to the 10-K Filing Deadline, a senior officer in charge of securitization of the Depositor shall sign the Form 10-K and return an electronic or fax copy of such signed Form 10-K (with an original executed hard copy to follow by overnight mail) to the Certificate Administrator. The Certificate Administrator shall file such Form 10-K, upon signature thereof as provided in Section 10.16, not later than (i) 5:30 p.m. (New York City time) on the 10-K Filing Deadline or

(ii) such other time as the Depositor and the Certificate Administrator mutually agree is permitted by the Commission for the filing such Form 10-K, of each year in which a report on Form 10-K is required to be filed by the Trust. If a Form 10-K cannot be filed on time or if a previously filed Form 10-K needs to be amended, the Certificate Administrator will follow the procedures set forth in Section 10.10(b). After filing with the Commission, the Certificate Administrator shall, pursuant to Section 4.02(b), make available on its internet website a final executed copy of each Form 10-K prepared and filed by the Certificate Administrator. The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 10.07 related to the timely preparation and filing of Form 10-K is contingent upon such parties (and any Additional Servicer or Servicing Function Participant) observing all applicable deadlines in the performance of their duties under this Article X. The Certificate Administrator shall have no liability with respect to any failure to properly prepare or file such Form 10-K resulting from the Certificate Administrator’s inability or failure to receive from any other party any information needed to prepare, arrange for execution or file such Form 10-K on a timely basis, not resulting from its own negligence, bad faith or willful misconduct.

Form 10-K requires the registrant to indicate (by checking “yes” or “no”) that it “(1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.” The Depositor hereby represents to the Certificate Administrator that the Depositor has filed all such required reports during the preceding 12 months and that it has been subject to such filing requirement for the past 90 days. The Depositor shall notify the Certificate Administrator in writing, no later than the 15th calendar day of March during any year in which the Trust is required to file a Form 10-K if the answer to the questions should be “no”; provided that if the failure of the Depositor to have filed such required reports arises in connection with the securitization contemplated by this Agreement, the Certificate Administrator shall be deemed to have notice of such failure (only with respect to Exchange Act reports prepared or required to be prepared and filed by the Certificate Administrator) without being notified by the Depositor; provided, further, that in connection with the delivery of any notice contemplated by this sentence, the Depositor may instruct the Certificate Administrator that such notice shall be effective for a period (not to exceed 12 months) from the date of such notice, in which case no further notice from the Depositor shall be required during such specified period. The Certificate Administrator shall be entitled to rely on such representations in preparing, executing and/or filing any Form 10-K.

Section 10.08    Sarbanes-Oxley Certification. Each Form 10-K shall include a certification (the “Sarbanes-Oxley Certification”), as set forth in Exhibit W attached hereto, required to be included therewith pursuant to the Sarbanes-Oxley Act. Each Reporting Servicer shall, and each Reporting Servicer shall use commercially reasonable efforts to cause each Servicing Function Participant (other than (x) any party to this Agreement or (y) a Mortgage Loan Seller Sub-Servicer) with which it has entered into a servicing relationship with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan), to provide to the Person who signs the Sarbanes-Oxley Certification for the Trust or any Other Securitization that includes a Serviced Companion Loan (the “Certifying Person”), by March 10th (with a grace period through March 15th) of each year in which the Trust is subject to the reporting requirements of the Exchange Act and of each year in which any Other Securitization that includes a Serviced

Companion Loan is subject to the reporting requirements of the Exchange Act, a certification (each, a “Performance Certification”), in the form attached hereto as Exhibit O, Exhibit P, Exhibit Q, Exhibit R, Exhibit S, Exhibit T, Exhibit U or Exhibit V, as applicable, upon which the Certifying Person, the entity for which the Certifying Person acts as an officer, and such entity’s officers, directors and Affiliates (collectively with the Certifying Person, “Certification Parties”) can reasonably rely. The senior officer in charge of securitization of the Depositor shall serve as the Certifying Person on behalf of the Trust. The Certifying Person at the Depositor can be contacted at Deutsche Mortgage & Asset Receiving Corporation at 1 Columbus Circle, New York, New York 10019, Attention: Lainie Kaye, with a copy to Salvatore Palazzolo, Esq. If any Reporting Servicer is terminated or resigns pursuant to the terms of this Agreement, or any applicable Sub-Servicing Agreement, such Reporting Servicer shall provide a Performance Certification to the Certifying Person pursuant to this Section 10.08 with respect to the period of time it was subject to this Agreement or the applicable Sub-Servicing Agreement. Notwithstanding the foregoing, the Trustee shall not be required to deliver a Performance Certification with respect to any period during which there was no Relevant Servicing Criteria applicable to it, and the Asset Representations Reviewer shall not be required to deliver a Performance Certification with respect to any period during which there was no Relevant Servicing Criteria applicable to it.

Notwithstanding the foregoing, nothing in this Section 10.08 shall require any Reporting Servicer (i) to certify or verify the accurateness or completeness of any information provided to such Reporting Servicer by third parties (other than a Sub-Servicer, Additional Servicer or any other third party retained by it that is not a Sub-Servicer listed on Exhibit X or a Sub-Servicer appointed pursuant to Section 3.01(c)), (ii) to certify information other than to such Reporting Servicer’s knowledge and in accordance with such Reporting Servicer’s responsibilities hereunder or (iii) with respect to completeness of information and reports, to certify anything other than that all fields of information called for in written reports prepared by such Reporting Servicer have been completed except as they have been left blank on their face.

Each Performance Certification shall include a reasonable reliance provision enabling the Certification Parties to rely upon each (i) annual compliance statement provided pursuant to Section 10.11, (ii) annual report on assessment of compliance with servicing criteria provided pursuant to Section 10.12 and (iii) registered public accounting firm attestation report provided pursuant to Section 10.13.

For so long as the Trust is subject to the reporting obligations of the Exchange Act, with respect to any Non-Serviced Mortgage Loan serviced under an Other Pooling and Servicing Agreement, the Certificate Administrator shall use commercially reasonable efforts to procure a Sarbanes-Oxley back-up certification from the Non-Serviced Mortgage Loan Service Providers, in form and substance similar to a Performance Certification or to the form, if any, provided in the Other Pooling and Servicing Agreement. The Master Servicer shall promptly forward to the Certificate Administrator and the Depositor any such Sarbanes-Oxley back-up certification received by the Master Servicer.

Section 10.09    Form 8-K Filings. Within four (4) Business Days after the occurrence of an event requiring disclosure (the “8-K Filing Deadline”) under Form 8-K (each a “Reportable Event”), to the extent it receives the Form 8-K Disclosure Information described below, the Certificate Administrator shall, at the direction of the Depositor, prepare and file on behalf of the Trust any Form 8-K, as required by the Exchange Act, provided that the Depositor shall file the initial Form 8-K in connection with the issuance of the Certificates. Any disclosure or information related to a Reportable Event or that is otherwise required to be included on Form 8-K (“Form 8-K Disclosure Information”) shall, pursuant to the paragraph immediately below, be reported by the parties set forth on Schedule VI to which such Reportable Event relates and such Form 8-K Disclosure Information shall be delivered to the Depositor and the Certificate Administrator (and to any Other Depositor and Other Trustee related to any Other Securitization that includes a Serviced Companion Loan) in EDGAR Compatible Format and approved by the Depositor. The Certificate Administrator will have no duty or liability for any failure hereunder to determine or prepare any Form 8-K Disclosure Information (other than such Form 8-K Disclosure Information which is to be reported by it as set forth on Schedule VI) absent such reporting and approval.

For so long as the Trust (or any Other Securitization that includes a Serviced Companion Loan) is subject to the reporting requirements of the Exchange Act, the parties listed on Schedule VI hereto shall, to the extent a Servicing Officer or a Responsible Officer, as the case may be, thereof has actual knowledge, use their commercially reasonable efforts to provide to the Depositor and the Certificate Administrator (and to any Other Depositor and Other Trustee related to any Other Securitization that includes a Serviced Companion Loan) within 1 Business Day after the occurrence of the Reportable Event, but shall provide in no event later than the end of business (New York City time) on the 2nd Business Day after the occurrence of the Reportable Event, the form and substance of the Form 8-K Disclosure Information described on Schedule VI as applicable to such party, in EDGAR Compatible Format, or in such other format as otherwise agreed to in advance by the Certificate Administrator and the Depositor (and such Other Trustee and Other Depositor) and such party and accompanied by an Additional Disclosure Notification in the form attached hereto as Exhibit CC. The Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Form 8-K Disclosure Information on Form 8-K by the end of business on the 2nd Business Day after the Reportable Event; provided that if the Certificate Administrator does not receive a response from the Depositor by such time as required under this Agreement the Depositor will be deemed to have consented to such Form 8-K Disclosure Information. The Certificate Administrator has no duty under this Agreement to monitor or enforce the performance by the parties listed on Schedule VI of their duties under this paragraph or proactively solicit or procure from such parties any Form 8-K Disclosure Information; provided that to the extent that the Certificate Administrator is notified of such Reportable Event and it does not receive the necessary Form 8–K Disclosure Information, it shall notify the Depositor that it has not received such information and, provided, further, that the limitation on liability provided by this sentence shall not be applicable if the Reportable Event relates to the Certificate Administrator or any party that the Certificate Administrator has engaged to perform its obligations under this Agreement. The Depositor will be responsible for any reasonable fees assessed and any expenses incurred by the Certificate Administrator in connection with including any Form 8-K Disclosure Information on Form 8-K pursuant to this paragraph.

After preparing the Form 8-K, the Certificate Administrator shall, no later than the end of the Business Day (New York City time) on the 3rd Business Day after the Reportable Event, forward electronically a copy of the Form 8-K to the Depositor for review and approval and the Depositor shall promptly notify the Certificate Administrator in writing (which may be furnished electronically) of any changes to the Form 8-K. No later than noon on the 4th Business Day (New York City time) after the Reportable Event, a duly authorized representative of the Depositor shall sign the Form 8-K and return an electronic or fax copy of such signed Form 8-K (with an original executed hard copy to follow by overnight mail) to the Certificate Administrator. The Certificate Administrator shall file such Form 8-K, upon signature thereof as provided in Section 10.16, not later than (i) 5:30 p.m. (New York City time) on the 4th Business Day following the reportable event or (ii) such other time as the Depositor and the Certificate Administrator mutually agree is permitted by the Commission for the filing such Form 8-K. If a Form 8-K cannot be filed on time or if a previously filed Form 8-K needs to be amended, the Certificate Administrator will follow the procedures set forth in Section 10.10(b). After filing with the Commission, the Certificate Administrator will, pursuant to Section 4.02(b), make available on its internet website a final executed copy of each Form 8-K prepared and filed by the Certificate Administrator. The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 10.09 related to the timely preparation and filing of Form 8-K is contingent upon such parties observing all applicable deadlines in the performance of their duties under this Section 10.09. The Certificate Administrator shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, arrange for execution and/or timely file such Form 8-K, where such failure results from the Certificate Administrator’s inability or failure to receive approved Form 8-K Disclosure Information within the applicable timeframes set forth in this Section 10.09 and not resulting from the Certificate Administrator’s own negligence, bad faith or willful misconduct (provided that to the extent that the Certificate Administrator is notified of such Reportable Event and it does not receive the necessary Form 8–K Disclosure Information, it will notify the Depositor that it has not received such information and further provided that the limitation on liability provided by this sentence shall not be applicable if the Reportable Event relates to the Certificate Administrator or any party that the Certificate Administrator has engaged to perform its obligations under this Agreement).

Section 10.10    Suspension of Exchange Act Filings; Incomplete Exchange Act Filings; Amendments to Exchange Act Reports. (a) If at any time the Trust is permitted to suspend its reporting obligations under the Exchange Act, on or before January 30 of the first year in which the Certificate Administrator is able to do so under applicable law, the Depositor shall direct the Certificate Administrator to prepare and file any form necessary to be filed with the Commission to suspend such reporting obligations. With respect to any reporting period occurring after the filing of such form, except with respect to the Other Securitization, the obligations of the parties to this Agreement under Section 10.01, Section 10.03, Section 10.06, Section 10.07, Section 10.08 and Section 10.09 shall be suspended. The Certificate Administrator shall provide prompt notice to the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Operating Advisor, the Asset Representations Reviewer and the Mortgage Loan Sellers that such form has been filed.

(b)               If the Certificate Administrator is unable to timely file with the Commission all or any required portion of any Form 8-K, Form 10-D, Form ABS-EE or Form 10-K required to be filed by this Agreement because required disclosure information either was not delivered to it or was delivered to it after the delivery deadlines set forth in this Agreement or for any other reason, the Certificate Administrator shall promptly notify (which notice (which may be sent by fax or by email notwithstanding the provisions of Section 12.04) shall include the identity of those Reporting Servicers who either did not deliver such information or delivered such information to it after the delivery deadlines set forth in this Agreement) the Depositor and each Reporting Servicer that failed to make such delivery. In the case of Form 10-D, Form ABS-EE, and Form 10-K, each such Reporting Servicer shall cooperate with the Depositor and the Certificate Administrator to prepare and file a Form 12b-25 and a Form 10-D/A and a Form ABS-EE/A and Form 10-K/A as applicable, pursuant to Rule 12b-25 of the Exchange Act. In the case of Form 8-K, the Certificate Administrator shall, upon receipt of all required Form 8-K Disclosure Information and upon the approval and direction of the Depositor, include such disclosure information on the next Form 10-D or Form ABS-EE that is required to be filed on behalf of the Trust. In the event that any previously filed Form 8-K, Form 10-D, Form ABS-EE or Form 10-K needs to be amended, the Certificate Administrator shall notify the Depositor and such other parties as needed and such parties shall cooperate to prepare any necessary Form 8-K/A, Form 10-D/A, Form ABS-EE/A or Form 10-K/A. In the event that any Reporting Servicer receives notice from the applicable parties to the Other Securitization that any previously filed Form 8-K, Form ABS-EE, Form 10-D or Form 10-K needs to be amended, such party shall cooperate in preparation of any necessary Form 8-K/A, Form 10-D/A, Form ABS-EE/A or Form 10-K/A. Any Form 12b-25 or any amendment to Form 8-K, Form 10-D, Form ABS-EE or Form 10-K shall be signed by the Depositor. The parties to this agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 10.10 related to the timely preparation and filing of a Form 12b-25 or any amendment to Form 8-K, Form 10-D, Form ABS-EE or Form 10-K is contingent upon the Master Servicer, the Special Servicer and the Depositor performing their duties under this Section. The Certificate Administrator shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare and/or timely file any such Form 12b-25 or any amendments to Form 8-K, Form 10-D, Form ABS-EE or Form 10-K, where such failure results from the Certificate Administrator’s inability or failure to receive, on a timely basis, any information from any other party hereto needed to prepare, arrange for execution or file such Form 12b-25 or any amendments to Form 8-K, Form 10-D, Form ABS-EE or Form 10-K, not resulting from its own negligence, bad faith or willful misconduct.

Section 10.11    Annual Compliance Statements. (a) The Master Servicer, the Special Servicer, the Custodian, the Certificate Administrator, any Additional Servicer and each Servicing Function Participant (if such Servicing Function Participant is a servicer contemplated by Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB) (each, a “Certifying Servicer”) shall, and the Master Servicer, the Special Servicer, the Custodian and the Certificate Administrator shall use commercially reasonable efforts to cause each Additional Servicer and each Servicing Function Participant (if such Servicing Function Participant is a servicer contemplated by Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB) (other than (x) any party to this Agreement or (y) a Mortgage Loan Seller Sub-Servicer) with which it has entered into a servicing relationship with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan), to deliver to the Trustee, the Depositor, the Certificate Administrator, the Operating Advisor (in the case of the Special Servicer only), the Other Trustee, the Other Depositor and the 17g-5 Information Provider (who shall promptly post such report to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement) on or before March 10th (subject to a grace period through March 15th) of each year, commencing in 20[__], an Officer’s Certificate stating, as to the signer thereof, that (A) a review of such Certifying Servicer’s activities during the preceding calendar year or portion thereof and of such Certifying Servicer’s performance under this Agreement, or the applicable sub-servicing agreement or primary servicing agreement in the case of an Additional Servicer, has been made under such officer’s supervision and (B) that, to the best of such officer’s knowledge, based on such review, such Certifying Servicer has fulfilled all its obligations under this Agreement, or the applicable sub-servicing agreement or primary servicing agreement in the case of an Additional Servicer, in all material respects throughout such year or portion thereof, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof.

(b)               With respect to any Non-Serviced Mortgage Loan serviced under an Other Pooling and Servicing Agreement, the Certificate Administrator shall use commercially reasonable efforts to procure an Officer’s Certificate as described in this Section from the Non-Serviced Mortgage Loan Service Providers in form and substance similar to the Officer’s Certificate described in this Section.

(c)               Promptly after receipt of each such Officer’s Certificate, the Depositor (and each Other Depositor for any Other Securitization that includes a Serviced Companion Loan) shall have the right to review such Officer’s Certificate and, if applicable, consult with each Certifying Servicer, as applicable, as to the nature of any failures by such Certifying Servicer, in the fulfillment of any of the Certifying Servicer’s obligations hereunder or under the applicable sub-servicing agreement. None of the Certifying Servicers or any Additional Servicer or any Servicing Function Participant shall be required to deliver, or to endeavor to cause the delivery of, any such Officer’s Certificate until April 15, in any given year so long as it has received written confirmation from the Depositor that a Form 10-K is not required to be filed in respect of the Trust or any Other Securitization that includes a Serviced Companion Loan for the preceding calendar year. If any Certifying Servicer is terminated or resigns pursuant to the terms of this Agreement or any applicable Sub-Servicing Agreement, as the case may be, such Certifying Servicer shall provide the Officer’s Certificate pursuant to this Section 10.11 with respect to the period of time it was subject to this Agreement or the applicable Sub-Servicing Agreement, as the case may be.

Section 10.12    Annual Reports on Assessment of Compliance with Servicing Criteria. By March 10th (subject to a grace period through March 15th) of each year, commencing in March 20[__], the Master Servicer, the Special Servicer (regardless of whether the Special Servicer has commenced special servicing of any Mortgage Loan), the Certificate Administrator, the Custodian, the Trustee, the Operating Advisor, the Asset Representations Reviewer and each Servicing Function Participant (each, a “Reporting Servicer”), each at its own expense, shall furnish (and each Reporting Servicer, as applicable, shall use commercially reasonable efforts to cause, by March 10th (subject to a grace period through March 15th) each Servicing Function Participant (other than (x) a party to this Agreement or (y) a Mortgage Loan Seller Sub-Servicer), with which it has entered into a servicing relationship with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) to furnish, each at its own expense, to the Trustee, the Certificate Administrator, the Depositor (and to the Other Depositor and Other Trustee for any Other Securitization that includes a Serviced Companion Loan) and the 17g-5 Information Provider (who shall promptly post such report to the 17g-5 Information Provider’s Website pursuant to Section 3.16(d) of this Agreement) a report on an assessment of compliance with the Relevant Servicing Criteria with respect to commercial mortgage backed securities transactions taken as a whole involving such party that contains (A) a statement by such Reporting Servicer of its responsibility for assessing compliance with the Relevant Servicing Criteria, (B) a statement that such Reporting Servicer used the Servicing Criteria to assess compliance with the Relevant Servicing Criteria, (C) such Reporting Servicer’s assessment of compliance with the Relevant Servicing Criteria as of and for the period ending the end of the fiscal year covered by the Form 10-K required to be filed pursuant to Section 10.07, including, if there has been any material instance of noncompliance with the Relevant Servicing Criteria, a discussion of each such failure and the nature and status thereof, and (D) a statement that a registered public accounting firm has issued an attestation report on such Reporting Servicer’s assessment of compliance with the Relevant Servicing Criteria as of and for such period. Copies of all compliance reports delivered pursuant to this Section 10.12 shall be made available to any Privileged Person by the Certificate Administrator pursuant to Section 4.02(c) of this Agreement and to any Rating Agency and NRSRO by the 17g-5 Information Provider pursuant to Section 3.16(d) of this Agreement. Notwithstanding the foregoing, the Trustee shall not be required to deliver an assessment of compliance with respect to any period during which there was no Relevant Servicing Criteria applicable to it.

No later than 10 Business Days after the end of each fiscal year for the Trust (and any Other Securitization that includes a Serviced Companion Loan) for which a Form 10-K is required to be filed, the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer shall each forward to the Certificate Administrator and the Depositor (and to the Other Depositor and Other Trustee for any Other Securitization that includes a Serviced Companion Loan) the name and contact information of each Servicing Function Participant engaged by it during such year or portion thereof (except with respect to any Mortgage Loan Seller Sub-Servicer) and what Relevant Servicing Criteria will be addressed in the report on assessment of compliance prepared by such Servicing Function Participant. When the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Trustee, the Operating Advisor, the Asset Representations Reviewer and each Servicing Function Participant submit their respective assessments by March 10th (subject to a grace period through March 15th), as applicable, to the Certificate Administrator (and such other trustee), each such party shall also at such time, if it has received the assessment (and attestation pursuant to Section 10.13) of each Servicing Function Participant engaged by it, include such assessment (and attestation) in its submission to the Certificate Administrator (and such other trustee).

Promptly after receipt of each such report on assessment of compliance, (i) the Depositor (and any Other Depositor for any Other Securitization that includes a Serviced Companion Loan) shall have the right to review each such report and, if applicable, consult with the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Trustee, the Operating Advisor, the Asset Representations Reviewer and any Servicing Function Participant as to the nature of any material instance of noncompliance with the Relevant Servicing Criteria by the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator, the Custodian, the Trustee or any Servicing Function Participant, and (ii) the Certificate Administrator shall confirm that the assessments, taken individually, address the Relevant Servicing Criteria for each party as set forth on Schedule II and notify the Depositor (and the Other Depositor for any Other

Securitization that includes a Serviced Companion Loan) of any exceptions; provided that the Certificate Administrator shall not be responsible for confirming whether any such party has certified to all the Relevant Servicing Criteria applicable to it. None of the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Trustee, the Operating Advisor, the Asset Representations Reviewer or any Servicing Function Participant shall be required to deliver, or to endeavor to cause the delivery of, any such reports until April 15 in any given year so long as it has received written confirmation from the Depositor (and the Other Depositor for any Other Securitization that includes a Serviced Companion Loan) that a Form 10-K is not required to be filed in respect of the Trust (or, in the case of a Serviced Companion Loan, the related Other Securitization that includes such Serviced Companion Loan) for the preceding calendar year. If any Reporting Servicer is terminated or resigns pursuant to the terms of this Agreement, or any applicable Sub-Servicing Agreement, as the case may be, such Reporting Servicer shall provide the reports and statements pursuant to this Section 10.12 with respect to the period of time it was subject to this Agreement or the applicable Sub-Servicing Agreement, as the case may be.

The parties hereto acknowledge that a material instance of noncompliance with the Relevant Servicing Criteria reported on an assessment of compliance pursuant to this Section 10.12 by the Master Servicer or the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor, the Asset Representations Reviewer or the Custodian shall not, as a result of being so reported, in and of itself, constitute a breach of such parties’ obligations or a Servicer Termination Event, Operating Advisor Termination Event or Asset Representations Reviewer Termination Event, as applicable, under this Agreement unless otherwise provided for in this Agreement.

For so long as the Trust is subject to the reporting requirements of the Exchange Act, with respect to any Non-Serviced Mortgage Loan serviced under an Other Pooling and Servicing Agreement, the Certificate Administrator shall use commercially reasonable efforts to procure an annual report on assessment of compliance as described in this Section and an attestation as described in Section 10.13 from the Non-Serviced Mortgage Loan Service Providers in form and substance similar to the annual report on assessment of compliance described in this Section (or in such Other Pooling and Servicing Agreement, as the case may be) and the attestation described in Section 10.13. The Master Servicer shall promptly forward to the Certificate Administrator and the Depositor any such assessment of compliance received by the Master Servicer. Until such time as the Certificate Administrator receives notice that the Non-Serviced Mortgage Loan Service Providers no longer have a continuing obligation under the Other Pooling and Servicing Agreement related to an Other Securitization that includes the related Non-Serviced Companion Loan to provide to the Trust an annual report on assessment of compliance as described in this Section and an attestation as described in Section 10.13 for any year that the Trust formed under this Agreement is not subject to the reporting requirements of the Exchange Act, the Certificate Administrator shall notify the Non-Serviced Mortgage Loan Service Providers if such parties fail to deliver to the Certificate Administrator such assessment of compliance and attestation within the time frame required by such Other Pooling and Servicing Agreement.

Section 10.13    Annual Independent Public Accountants’ Servicing Report. By March 10th (subject to a grace period through March 15th), of each year, commencing in

March 20[__], each Reporting Servicer, each at its own expense, shall cause, and each Reporting Servicer, as applicable, shall use commercially reasonable efforts to cause each Servicing Function Participant (other than (x) a party to this Agreement or (y) a Mortgage Loan Seller Sub-Servicer) with which it has entered into a servicing relationship with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan), each at such Servicing Function Participant’s own expense, a registered public accounting firm (which may also render other services to the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer and such Servicing Function Participant, as the case may be) and that is a member of the American Institute of Certified Public Accountants to furnish a report to the Trustee, the Certificate Administrator, the Depositor (and to any Other Depositor and Other Trustee for any Other Securitization that includes a Serviced Companion Loan), the Operating Advisor (in the case of the Special Servicer only) and the 17g-5 Information Provider (who shall promptly post such report to the 17g-5 Information Provider’s Website pursuant to Section 3.16(d) of this Agreement) to the effect that (i) it has obtained a representation regarding certain matters from the management of such Reporting Servicer, which includes an assessment from such Reporting Servicer of its compliance with the Relevant Servicing Criteria in all material respects, and (ii) on the basis of an examination conducted by such firm in accordance with standards for attestation engagements issued or adopted by the PCAOB, it is expressing an opinion as to whether such Reporting Servicer’s compliance with the Relevant Servicing Criteria was fairly stated in all material respects, or it cannot express an overall opinion regarding such Reporting Servicer’s assessment of compliance with the Relevant Servicing Criteria. If an overall opinion cannot be expressed, such registered public accounting firm shall state in such report why it was unable to express such an opinion. Such report must be available for general use and not contain restricted use language. Notwithstanding the foregoing, the Trustee shall not be required to deliver an annual independent public accountants’ servicing report with respect to any period during which there was no Relevant Servicing Criteria applicable to it.

Promptly after receipt of such report from each Reporting Servicer, (i) the Depositor (and any Other Depositor related to an Other Securitization that includes a Serviced Companion Loan) shall have the right to review the report and, if applicable, consult with the related Reporting Servicer as to the nature of any material instance of noncompliance by such Reporting Servicer with the Servicing Criteria applicable to such person, as the case may be, in the fulfillment of any of such Reporting Servicer’s obligations hereunder or under any applicable sub-servicing agreement or primary servicing agreement, and (ii) the Certificate Administrator shall confirm that each assessment submitted pursuant to Section 10.12 is coupled with an attestation meeting the requirements of this Section and notify the Depositor (and any Other Depositor related to an Other Securitization that includes a Serviced Companion Loan) of any exceptions; provided, that the Certificate Administrator shall not be responsible for confirming whether any particular Reporting Servicer has certified to all of the Relevant Servicing Criteria applicable to it. No Reporting Servicer shall be required to deliver, or to endeavor to cause the delivery of, such reports until April 15 in any given year so long as it has received written confirmation from the Depositor that a Form 10-K is not required to be filed in respect of the Trust (or, in the case of a Serviced Companion Loan, the related Other Securitization that includes such Serviced Companion Loan) for the preceding calendar year. If any Reporting Servicer is terminated or resigns pursuant to the terms of this Agreement, or any applicable Sub-Servicing Agreement or primary servicing agreement, as the case may be, such Reporting Servicer shall provide the report pursuant to this Section 10.13 with respect to the period of time it was subject to this Agreement or the applicable Sub-Servicing Agreement or primary servicing agreement, as the case may be.

Section 10.14    Exchange Act Reporting Indemnification. Each of the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Custodian (if not the Certificate Administrator), the Certificate Administrator and the Trustee shall indemnify and hold harmless each Certification Party, the Depositor (and any Other Depositor related to an Other Securitization that includes a Serviced Companion Loan), their respective directors and officers, and each other person who controls any such entity within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, against any and all expenses, losses, claims, damages and other liabilities, including without limitation the costs of investigation, legal defense and any amounts paid in settlement of any claim or litigation arising out of (i) the failure to perform its obligations to the Depositor (or any Other Depositor related to an Other Securitization that includes a Serviced Companion Loan) or Certificate Administrator under this Article X by the time required after giving effect to any applicable grace period or cure period, (ii) any untrue statement or alleged untrue statement of a material fact contained in any information (x) regarding such party or any Servicing Function Participant, Additional Servicer or subcontractor engaged by it (other than any Mortgage Loan Seller Sub-Servicer), (y) prepared by any such party described in clause (x) or any registered public accounting firm, attorney or other agent retained by such party to prepare such information and (z) delivered by or on behalf of such party in connection with the performance of such party’s obligations described in this Article X, or the omission or alleged omission to state in any such information a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that the applicable party shall be entitled to participate in any action arising out of the foregoing and the Depositor shall consult with such party with respect to any litigation or audit strategy, as applicable, in connection with the foregoing and any potential settlement terms related thereto, (iii) the failure of any Servicing Function Participant or Additional Servicer retained by it (other than a Mortgage Loan Seller Sub-Servicer) to perform its obligations to the Depositor (or any Other Depositor related to an Other Securitization that includes a Serviced Companion Loan) or Certificate Administrator (or any Other Trustee related to an Other Securitization that includes a Serviced Companion Loan) under this Article X by the time required after giving effect to any applicable grace period and cure period or (iv) any Deficient Exchange Act Deliverable.

In addition, each of the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Custodian, the Certificate Administrator and the Trustee shall cooperate (and require each Servicing Function Participant and Additional Servicer retained by it to cooperate under the applicable Sub-Servicing Agreement) with the Depositor as necessary for the Depositor to conduct any reasonable due diligence necessary to evaluate and assess any material instances of non-compliance disclosed in any of the deliverables required by the applicable reporting requirements under the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder (“Reporting Requirements”).

In connection with comments provided to the Depositor from the Commission regarding information (x) delivered by the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Custodian, the Certificate Administrator, the

Trustee, a Servicing Function Participant or an Additional Servicer, as applicable (“Affected Reporting Party”), (y) regarding such Affected Reporting Party, and (z) prepared by such Affected Reporting Party or any registered public accounting firm, attorney or other agent retained by such party to prepare such information, which information is contained in a report filed by the Depositor under the Reporting Requirements and which comments are received subsequent to the Depositor's filing of such report, the Depositor shall promptly provide to such Affected Reporting Party any such comments which relate to such Affected Reporting Party. Such Affected Reporting Party shall be responsible for timely preparing a written response to the Commission for inclusion in the Depositor’s response to the Commission, unless such Affected Reporting Party elects, with the consent of the Depositor (which consent shall not be unreasonably denied, withheld or delayed), to directly communicate with the Commission and negotiate a response and/or resolution with the Commission; provided, however, if an Affected Reporting Party is a Servicing Function Participant or Additional Servicer retained by the Master Servicer, the Master Servicer shall receive copies of all material communications pursuant to this Section 10.14. If such election is made, the applicable Affected Reporting Party shall be responsible for directly negotiating such response and/or resolution with the Commission in a timely manner; provided, that (i) such Affected Reporting Party shall use reasonable efforts to keep the Depositor informed of its progress with the Commission and copy the Depositor on all correspondence with the Commission and provide the Depositor with the opportunity to participate (at the Depositor’s expense) in any telephone conferences and meetings with the Commission and (ii) the Depositor shall cooperate with any Affected Reporting Party in order to authorize such Affected Reporting Party and its representatives to respond to and negotiate directly with the Commission with respect to any comments from the Commission relating to such Affected Reporting Party and to notify the Commission of such authorization. The Depositor and the Affected Reporting Party shall cooperate and coordinate with one another with respect to any requests made to the Commission for extension of time for submitting a response or compliance. All respective reasonable out-of-pocket costs and expenses incurred by the Depositor (including reasonable legal fees and expenses of outside counsel to the Depositor) in connection with the foregoing (other than those costs and expenses required to be at the Depositor’s expense as set forth above) and any amendments to any reports filed with the Commission related thereto shall be promptly paid by the applicable Affected Reporting Party upon receipt of an itemized invoice from the Depositor. Each of the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Custodian, the Certificate Administrator and the Trustee shall use commercially reasonable efforts to cause any Servicing Function Participant or Additional Servicer retained by it to comply with the foregoing by inclusion of similar provisions in the related sub-servicing or similar agreement.

The Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator and the Trustee shall use commercially reasonable efforts to cause each Servicing Function Participant (other than (x) any party to this Agreement or (y) a Mortgage Loan Seller Sub-Servicer) with which it has entered into a servicing relationship with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) to indemnify and hold harmless each Certification Party from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and other costs and expenses incurred by such Certification Party arising out of (i) a breach of its obligations to provide any of the annual compliance statements or annual assessment of servicing criteria or attestation reports pursuant to this Agreement, or the applicable Sub-Servicing Agreement, as applicable or (ii) any Deficient Exchange Act Deliverable.

If the indemnification provided for herein is unavailable or insufficient to hold harmless any Certification Party, then the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator, the Trustee, each Additional Servicer or other Servicing Function Participant (the “Performing Party”) shall, and the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator and the Trustee shall use commercially reasonable efforts to cause each Servicing Function Participant with which it has entered into a servicing relationship (other than (x) a party to this Agreement or (y) any Mortgage Loan Seller Sub-Servicer) with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) to contribute to the amount paid or payable to the Certification Party as a result of the losses, claims, damages or liabilities of the Certification Party in such proportion as is appropriate to reflect the relative fault of the Certification Party on the one hand and the Performing Party on the other in connection with a breach of the Performing Party’s obligations pursuant to this Article X. The Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator and the Trustee shall use commercially reasonable efforts to cause each Servicing Function Participant (other than (x) any party to this Agreement or (y) Mortgage Loan Seller Sub-Servicers) with which it has entered into a servicing relationship with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) to agree to the foregoing indemnification and contribution obligations.

Promptly after receipt by an indemnified party of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify in writing the indemnifying party of the commencement thereof; but the omission to so notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party under this Agreement except to the extent that such omission to notify materially prejudices the indemnifying party. In case any such action is brought against any indemnified party, after the indemnifying party has been notified of the commencement of such action, such indemnifying party shall be entitled to participate therein (at its own expense) and, to the extent that it may wish, shall be entitled to assume the defense thereof (jointly with any other indemnifying party similarly notified) with counsel reasonably satisfactory to such indemnified party (which approval shall not be unreasonably withheld or delayed), and after notice from the indemnifying party to such indemnified party of its election to so assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any expenses subsequently incurred in connection with the defense thereof other than reasonable costs of investigation. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have agreed to the retention of such counsel, (ii) the named parties to any such proceeding (including any impleaded parties and, in the case of an investigation by the Commission, any parties that are, or whose reporting materials are, the subject of such investigation) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them or (iii) the indemnifying party fails within a reasonable period of time to designate counsel that is reasonably satisfactory to the indemnified party (which approval shall not be unreasonably withheld or delayed). In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) in any one jurisdiction separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. An indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent. However, if settled with such consent, the indemnifying party shall indemnify the indemnified party from and against any loss or liability by reason of such settlement to the extent that the indemnifying party is otherwise required to do so under this Agreement. If an indemnifying party assumes the defense of any proceeding, it shall be entitled to settle such proceeding with the consent of the indemnified party (which consent shall not be unreasonably withheld or delayed) or, if such settlement (i) provides for an unconditional release of the indemnified party in connection with all matters relating to the proceeding that have been asserted against the indemnified party in such proceeding by the other parties to such settlement and (ii) does not require an admission of fault by the indemnified party, without the consent of the indemnified party.

Section 10.15    Amendments. This Article X may be amended by the written consent of all the parties hereto pursuant to Section 12.07 for purposes of complying with Regulation AB without, in each case, any Opinions of Counsel, Officer’s Certificates, Rating Agency Confirmations or the consent of any Certificateholder, notwithstanding anything to the contrary contained in this Agreement.

Section 10.16    Exchange Act Report Signatures; Delivery of Notices; Interpretation of Grace Periods. (a) Each Form 8-K report, Form 10-D report, Form ABS-EE, and Form 10-K report shall be signed by the Depositor in accordance with procedures to be agreed upon by the Depositor and the Certificate Administrator. The signing party at the Depositor can be contacted at Deutsche Mortgage & Asset Receiving Corporation at 1 Columbus Circle, New York, New York 10019, Attention: Lainie Kaye, with a copy to Salvatore Palazzolo.

(b)               Notwithstanding anything in Section 12.04 to the contrary, any notice required to be delivered to (i) the Depositor under this Article X shall be properly given if sent by email to cmbs.request@db.com (or such other email address as the Depositor may instruct) and (ii) to the Certificate Administrator under this Article X shall be properly given if sent by facsimile to [_____], or such other number as the Certificate Administrator may instruct and/or by email to [EMAIL ADDRESS] (or such other email address as the Certificate Administrator may instruct).

(c)               For the avoidance of doubt:

(i)                                 Neither Master Servicer nor the Special Servicer shall be subject to a Servicer Termination Event, as applicable, pursuant to the last clause of the definition of “Master Servicer Termination Event” or “Special Servicer Termination Event,” as applicable, nor shall any such party be deemed to not be in compliance under this Agreement, during any grace period provided for in this Article X, provided, that if any such party fails to comply with the delivery requirements of this Article X by the expiration of any applicable grace period such failure shall constitute a Servicer Termination Event with respect to such party; and

(ii)                              Neither Master Servicer nor the Special Servicer shall be subject to a Servicer Termination Event, as applicable, pursuant to the last clause of the definition of “Master Servicer Termination Event” or “Special Servicer Termination Event,” as applicable, nor shall any such party be deemed to not be in compliance under this Agreement, for failing to deliver any item required under this Article X by the time required hereunder with respect to any reporting period for which the Trust is not required to file Exchange Act reports.

(d)            If the Certificate Administrator or the Depositor does not receive the Annual Assessment Report and/or the Annual Attestation Report with respect to any Servicing Function Participant, or with respect to any Servicing Function Participant retained or engaged by a party hereto that is actually known by a Responsible Officer of the Certificate Administrator or the Depositor, as the case may be, by March 15th of any year during which an Annual Report on Form 10-K is required to be filed with the Commission with respect to the Trust, then the Certificate Administrator shall, and the Depositor may, forward a Servicer Notice to such Servicing Function Participant or the party hereto that retained or engaged such Sub-Servicing Function Participant, as the case may be, with a copy of such Servicer Notice to the Depositor (if the Certificate Administrator is sending the Servicer Notice) or the Certificate Administrator (if the Depositor is sending the Servicer Notice), as applicable, within two (2) Business Days of such failure. For the purposes of this Article X and Section 7.01 of this Agreement, a “Servicer Notice” shall constitute either any writing forwarded to such party or, in the case of the Master Servicer and the Special Servicer, notwithstanding the provisions of Section 12.05, e-mail notice or fax notice which, in the case of an email transmission, shall be forwarded to all of the following e-mail addresses for the applicable party: in the case of the Master Servicer and the Special Servicer, to the applicable email address as provided in writing by the Master Servicer or the Special Servicer, as applicable, upon request, or such other e-mail addresses as are provided in writing by the Master Servicer or the Special Servicer, as applicable, to the Certificate Administrator and the Depositor (but any party to this Agreement (or someone acting on their behalf) shall only be required to forward any such notice to be delivered to the Master Servicer to no more than three e-mail addresses in the aggregate in order to fulfill its notification requirements as set forth in the preceding sentence and/or under the provisions of Section 7.01. Notwithstanding anything herein to the contrary, the forwarding of a Servicer Notice shall not relieve any Master Servicer or the Special Servicer of any liability under Section 7.01(a)(viii) or Section 7.01(b)(viii), respectively, for the failure of any Servicing Function Participant or Sub-Servicing Entity to deliver any Exchange Act reporting items pursuant to this Article X.

Section 10.17    Termination of the Certificate Administrator. Notwithstanding anything to the contrary contained in this Agreement, the Depositor may direct the Trustee to, and the Trustee shall upon such direction, terminate the Certificate Administrator upon five Business Days’ notice if the Certificate Administrator fails to comply with any of its obligations under this Article X; provided that (a) such termination shall not be effective until a successor certificate administrator shall have accepted the appointment, (b) the Certificate Administrator may not be terminated if it cannot perform its obligations due to its failure to properly prepare or file on a timely basis any Form 8-K, Form 10-K or Form 10-D or any amendments to such forms or any Form 12b-25 where such failure results from the Certificate Administrator’s inability or failure to receive, within the exact time frames set forth in this Agreement any information, approval, direction or signature from any other party hereto needed to prepare, arrange for execution or file any such Form 8-K, Form 10-K or Form 10-D or any amendments to such forms or any form 12b-25 not resulting from its own negligence, bad faith or willful misconduct, (c) the Certificate Administrator may not be terminated if, following the Certificate Administrator’s failure to comply with any of such obligations under Section 10.06, Section 10.07, Section 10.09, Section 10.11, Section 10.12 or Section 10.13 on or prior to the dates by which such obligations are to be performed pursuant to, and as set forth in, such Sections the Certificate Administrator subsequently complies with such obligations before the Depositor gives written notice to it that it is terminated in accordance with this Section 10.17 and (d) the Certificate Administrator may not be terminated if the Certificate Administrator’s failure to comply does not cause it to fail in its obligations to timely file the related Form 8-K, Form 10-D or Form 10-K, as the case may be, by the related deadline for filing such Form 8-K, Form 10-D or Form 10-K, then the Depositor shall cease to have the right to terminate the Certificate Administrator under this Section 10.17 on the date on which such Form 8-K, Form 10-D or Form 10-K is so filed.

Article XI

THE ASSET REPRESENTATIONS REVIEWER

Section 11.01    Asset Review.

(a)               On or prior to each Distribution Date, based on the CREFC® Delinquent Mortgage Loan Status Report, the [Certificate Administrator] shall determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the Certificate Administrator shall promptly provide notice to all Certificateholders and each other party to this Agreement. Any notice required to be delivered to the Certificateholders pursuant to this Section 11.01 shall be delivered by the Certificate Administrator by posting such notice on the Certificate Administrator’s Website, by mailing to their addresses appearing in the Certificate Register and by delivering such notice via the Depository. The Certificate Administrator shall include in the Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur. On each Distribution Date after providing such notice to Certificateholders, the Certificate Administrator, based on information provided to it by the Master Servicer or the Special Servicer, shall determine whether (1) any additional Mortgage Loan has become a Delinquent Mortgage Loan, (2) any Mortgage Loan ceases to be a Delinquent Mortgage Loan and (3) whether an Asset Review Trigger has ceased to exist, and deliver such information within one Business Day to the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer.

If Certificateholders evidencing not less than 5% of the Voting Rights of the Certificates deliver to the Certificate Administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (such written direction, the “Asset Review Vote Election”). Upon receipt of the Asset Review Vote Election, the Certificate Administrator shall promptly provide written notice thereof to all Certificateholders and to conduct a solicitation of votes to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review of Holders of Certificates evidencing at least a majority of an Asset Review Quorum within 150 days of receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the Certificate Administrator shall promptly provide written notice thereof to all parties to this Agreement, the Underwriters, the Mortgage Loan Sellers, the Directing Holder, the Risk Retention Consultation Party and the Certificateholders. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the Asset Representations Reviewer will not be required to review any Delinquent Mortgage Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Mortgage Loan after the expiration of such 150-day period, (B) an Asset Review Trigger has occurred as a result or otherwise is in effect, (C) the Certificate Administrator has received any Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) in this sentence and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) in this sentence. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. [Any reasonable out-of-pocket expenses incurred by the Certificate Administrator in connection with administering such vote will be paid as an expense of the Trust from the Collection Account.]

(b)               (i) Upon receipt of such notice of an Affirmative Asset Review Vote (the “Asset Review Notice”), the Custodian (with respect to clauses (1) – (5) for Performing Loans), the Master Servicer (with respect to clauses (6) and (7) for Performing Loans) and the Special Servicer (with respect to Specially Serviced Loans), in each case to the extent in such party’s possession, will be required to promptly, but in no event later than 10 Business Days (except with respect to clause (7)) after receipt of such notice from the Certificate Administrator, provide the following materials to the asset representations reviewer (collectively, with the Diligence Files, a copy of the Prospectus, a copy of each related Mortgage Loan Purchase Agreement and a copy of this Agreement, the “Review Materials”):

(1)         a copy of an assignment of the Mortgage in favor of the Trustee (or the related Other Trustee, in the case of a Non-Serviced Mortgage Loan), with evidence of recording thereon, for each Delinquent Mortgage Loan that is subject to an Asset Review;

(2)         a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the Trustee (or the related Other Trustee, in the case of a Non-Serviced Mortgage Loan), with evidence of recording thereon, related to each Delinquent Mortgage Loan that is subject to an Asset Review;

(3)         a copy of the assignment of all unrecorded documents relating to each Delinquent Mortgage Loan that is subject to an Asset Review, if not already covered pursuant to items (1) or (2) above;

(4)         a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Mortgage Loan that is subject to an Asset Review;

(5)         a copy of an assignment in favor of the Trustee (or the related Other Trustee, in the case of a Non-Serviced Mortgage Loan) of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Mortgage Loan that is subject to an Asset Review;

(6)         a copy of any notice previously delivered by the Master Servicer or the Special Servicer, as applicable, of any alleged defect or breach with respect to any Delinquent Loan; and

(7)         any other related documents that were entered into or delivered in connection with the origination of such Mortgage Loan that are necessary in connection with the Asset Representations Reviewer’s completion of any Asset Review and that are that are reasonably requested by the Asset Representations Reviewer in the time frame and as otherwise described below.

(ii)                              If, as part of an Asset Review of any Mortgage Loan, the Asset Representations Reviewer determines that it is missing any documents that are required to be a part of the Review Materials for such Mortgage Loan or which were entered into or delivered in connection with the origination of such Mortgage Loan, in each case that are necessary to review and assess one or more documents comprising the Diligence File in connection with its completion of any Test, then the Asset Representations Reviewer shall promptly, but in no event later than 10 Business Days after receipt of the Review Materials identified in clauses (1) through (5) above, notify (in writing) that the Master Servicer (with respect to Performing Loans) or the Special Servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and provide a written request (in accordance with this Agreement) that the Master Servicer or the Special Servicer, as applicable, promptly, but in no event later than 10 Business Days after receipt of such notification from the Asset Representations Reviewer, to deliver to the Asset Representations Reviewer such missing documents to the extent in its possession; provided that any such notification and/or request shall be in writing, specifically identify the documents being requested and sent to the notice address for the related party set forth in Section 12.05 of this Agreement. In the event any such missing documents are not provided by the Master Servicer or Special Servicer, as applicable, within such 10 Business Day period, the Asset Representations Reviewer shall request such documents from the related Mortgage Loan Seller. The Mortgage Loan Seller will be required under the related Mortgage Loan Purchase Agreement to deliver such additional documents only to the extent in the possession of such Mortgage Loan Seller; provided that the Mortgage Loan Seller shall not be required to deliver information that is proprietary to the related originator or Mortgage Loan Seller or any draft documents or privileged or internal communications.

(iii)                            The Asset Representations Reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a Person that is not a party to this

Agreement or the related Mortgage Loan Seller, and shall do so only if such information can be independently verified (without unreasonable effort or expense to the Asset Representations Reviewer) and is determined by the Asset Representations Reviewer in each case in accordance with the Asset Review Standard to be relevant to the Asset Review conducted pursuant to this Section 11.01 hereof (such information, “Unsolicited Information”).

(iv)                           Upon receipt by the Asset Representations Reviewer of the Asset Review Notice and access to the Diligence File posted to the Secure Data Room with respect to a Delinquent Mortgage Loan, the Asset Representations Reviewer, as an independent contractor, shall commence a review of the compliance of each Delinquent Mortgage Loan with the representations and warranties related to that Delinquent Mortgage Loan in accordance with the Asset Review Standard and the procedures set forth on Exhibit II hereto (such review, the “Asset Review”). The Asset Representations Reviewer shall perform an Asset Review with respect to each representation and warranty made by the related Mortgage Loan Seller with respect to such Delinquent Mortgage Loan in accordance with the procedures set forth on Exhibit II (each such procedure, a “Test”); provided, however, the Asset Representations Reviewer may, but is under no obligation to, modify any Test and/or associated Review Materials described in Exhibit II, if, and only to the extent, the Asset Representations Reviewer determines pursuant to the Asset Review Standard that it is necessary to modify such Test and/or such associated Review Materials in order to facilitate its Asset Review in accordance with the Asset Review Standard. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review shall be required in respect of, or performed on, such Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Mortgage Loan or again become a Delinquent Mortgage Loan at a time when a new Asset Review Trigger occurs and a New Affirmative Asset Review Vote is obtained subsequent to the occurrence of such New Asset Review Trigger.

(v)                               The Asset Representations Reviewer will not be permitted to review any information other than (x) the Review Materials, and (y) if applicable, Unsolicited Information.

(vi)                            The Asset Representations Reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

(vii)                         If the Asset Representations Reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the Asset Representations Reviewer by the applicable Mortgage Loan Seller, the Master Servicer (with respect to Performing Loans) or the Special Servicer (with respect to Specially Serviced Loans) within 10 days of the written request by the Asset Representations Reviewer, then the Asset Representations Reviewer shall list such missing documents in a preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the Asset Representations Reviewer has so concluded) that the absence of such documents shall be deemed to be a failure of such Test. The Asset Representations Reviewer shall provide such preliminary report to the Master Servicer or the Special Servicer, as applicable, and to the related Mortgage Loan Seller no later than 60 days after the date on which access to the Diligence Files in the Secure Data Room is made available to the Asset Representations Reviewer by the Certificate Administrator. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the related Mortgage Loan Seller shall have 90 days (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any documents provided or explanations given to support a conclusion that the representation and warranty has not failed a Test or that any missing documents in the Review Materials are not required to complete a Test shall be promptly delivered by the related Mortgage Loan Seller to the Asset Representations Reviewer.

(viii)                     The Asset Representations Reviewer shall, within the later of (x) 60 days after the date on which access to the Diligence Files in the Secure Data Room is made available to the Asset Representations Reviewer by the Certificate Administrator or (y) 10 days after the expiration of the Cure/Contest Period, complete an Asset Review with respect to each Delinquent Mortgage Loan and deliver (i) a report setting forth the Asset Representations Reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the Asset Representations Reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to this Agreement and the applicable Mortgage Loan Seller for each Delinquent Mortgage Loan and the Directing Holder and (ii) a summary of the Asset Representations Reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to this Agreement and the applicable Mortgage Loan Seller, if the Asset Representations Reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loan and/or the Mortgaged Property or Mortgaged Properties. In no event may the Asset Representations Reviewer determine whether any Test failure constitutes a Material Breach or Material Defect, or whether the Trust should enforce any rights it may have against the applicable Mortgage Loan Seller, which, in each case, shall be a responsibility of the Master Servicer (with respect to Performing Loans) or the Special Servicer (with respect to Specially Serviced Loans) pursuant to Section 2.03(g) of this Agreement.

(ix)                            In addition, in the event that the Asset Representations Reviewer does not receive any documentation that it requested from the Master Servicer or the Special Servicer, as applicable, or the related Mortgage Loan Seller in sufficient time to allow the Asset Representations Reviewer to complete its Asset Review and deliver an Asset Review Report (as such date may have been extended pursuant to this Agreement), the Asset Representations Reviewer shall prepare the Asset Review Report solely based on the documentation received by the Asset Representations Reviewer with respect to the related Delinquent Mortgage Loan, and the Asset Representations Reviewer shall have no responsibility to independently obtain any such documentation from any party to this Agreement.

(x)                                Within 45 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the Master Servicer (with respect to any Performing Loans) or the Special Servicer (with respect to Specially Serviced Loans) shall determine whether at that time, based on the Servicing Standard, whether there exists a Material Breach or Material Defect with respect to such Mortgage Loan. If the Master Servicer or the Special Servicer, as applicable, determines that a Material Breach or Material Defect exists, the Master Servicer or Special Servicer, as applicable, shall enforce the obligations of the related Mortgage Loan Seller with respect to such Material Breach or Material Defect in accordance with Section 2.03(d).

(c)               The Asset Representations Reviewer and its Affiliates shall keep all information appropriately labeled as “Privileged Information” confidential and shall not disclose such Privileged Information to any Person (including Certificateholders), other than (1) to the extent expressly required by this Agreement in an Asset Review Report or otherwise, to the other parties to this Agreement with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to this Agreement that receives Privileged Information from the Asset Representations Reviewer with a notice stating that such information is Privileged Information shall not disclose such Privileged Information to any Person without the prior written consent of the Special Servicer other than pursuant to a Privileged Information Exception. The Asset Representations Reviewer shall keep all documents and information received by the Asset Representations Reviewer in connection with an Asset Review that are provided by the applicable Mortgage Loan Seller, the Master Servicer and the Special Servicer confidential and shall not disclose such documents or information except (i) for purposes of complying with its duties and obligations under this Agreement, (ii) if such documents or information become generally available and known to the public other than as a result of a disclosure directly or indirectly by the Asset Representations Reviewer, (iii) if it is reasonable and necessary for the Asset Representations Reviewer to disclose such documents or information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (iv) if such documents or information was already known to the Asset Representations Reviewer and not otherwise subject to a confidentiality obligation and/or (v) if the Asset Representations Reviewer is required by law, rule, regulation, order, judgment or decree to disclose such document or information.

(d)               The Asset Representations Reviewer may delegate its duties to agents or subcontractors so long as the related agreements or arrangements with such agents or subcontractors are consistent with the provisions of this Section 11.01; provided that no agent or subcontractor may (1) be affiliated with a Sponsor, Master Servicer, Special Servicer, the Depositor, the Certificate Administrator, the Trustee, the Directing Holder or any of their respective Affiliates or (ii) have been paid any fees, compensation or other remuneration by an Underwriter, Master Servicer, Special Servicer, the Depositor, the Certificate Administrator, the Trustee, the Directing Holder or any of their respective Affiliates in connection with due diligence or other services with respect to any Mortgage Loan prior to the Closing Date. Notwithstanding the foregoing sentence, the Asset Representations Reviewer shall remain obligated and primarily liable for any Asset Review required hereunder in accordance with the provisions of this Agreement without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any Person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the Asset Representations Reviewer alone were performing its obligations under this Agreement. The Asset Representations Reviewer shall be entitled to enter into an agreement with any agent or subcontractor providing for indemnification of the Asset Representations Reviewer by such agent or subcontractor, and nothing contained in this Agreement shall be deemed to limit or modify such indemnification.

Section 11.02    Payment of Asset Representations Reviewer Fees and Expenses; Limitation of Liability.

(a)               As compensation for the performance of its duties hereunder, upon the completion of any Asset Review with respect to a Delinquent Mortgage Loan, the Asset Representations Reviewer shall be paid a fee of $[____] (the “Asset Representations Reviewer Fee”) shall cover recurring and otherwise reasonably anticipated expenses of the Asset Representations Reviewer. However, the Asset Representations Reviewer Fee and any related expenses with respect to a Delinquent Mortgage Loan is required to be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review that is repurchased by a Mortgage Loan Seller, and such portion of the Purchase Price received shall be used to reimburse the Trust for such fees or expenses. The Asset Representations Reviewer Fee and any costs and expenses that constitute “unanticipated expenses” will be payable from funds on deposit in the Collection Account pursuant to Section 3.05 hereof.

(b)               The Asset Representations Reviewer shall be liable in accordance herewith only to the extent of the obligations specifically imposed by this Agreement.

(c)               The Asset Representations Reviewer may assign its rights and obligations under this Agreement in connection with the sale or transfer of all or substantially all of its Asset Representations Reviewer portfolio, provided that: (i) the purchaser or transferee accepting such assignment and delegation (A) is an Eligible Asset Representations Reviewer, organized and doing business under the laws of the United States of America, any state of the United States of America or the District of Columbia, authorized under such laws to perform the duties of the asset representations reviewer resulting from a merger, consolidation or succession that is permitted under this Agreement, (B) executes and delivers to the Trustee and the Certificate Administrator an agreement that contains an assumption by such person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the asset representations reviewer under this Agreement from and after the date of such agreement and (C) is not be a prohibited party under this Agreement; (ii) the Asset Representations Reviewer shall not be released from its obligations under this Agreement that arose prior to the effective date of such assignment and delegation; (iii) the rate at which the Asset Representations Reviewer Asset Review Fee (or any component thereof) is calculated shall not exceed the rate then in effect and (iv) the resigning Asset Representations Reviewer shall be responsible for the reasonable costs and expenses of each other party to this Agreement and the Rating Agencies in connection with such transfer. Upon acceptance of such assignment and delegation, the purchaser or transferee shall provide notice to each party to this Agreement and then will be the successor asset representations reviewer hereunder.

Section 11.03    Resignation of the Asset Representations Reviewer. The Asset Representations Reviewer may resign and be discharged from its obligations hereunder by giving written notice thereof to the other parties to this Agreement and each Rating Agency. Upon such notice of resignation, the Depositor shall promptly appoint a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer. If no successor Asset Representations Reviewer shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Asset Representations Reviewer may petition any court of competent jurisdiction for the appointment of a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer. The Asset Representations Reviewer will bear all reasonable costs and expenses of each other party hereto and each Rating Agency in connection with its resignation.

Section 11.04    Restrictions of the Asset Representations Reviewer. Neither the Asset Representations Reviewer nor any of its Affiliates shall not make any investment in any Class of Certificates; provided, however, that such prohibition shall not apply to (i) riskless principal transactions effected by a broker dealer Affiliate of the Asset Representations Reviewer or (ii) investments by an Affiliate of the Asset Representations Reviewer if the Asset Representations Reviewer and such Affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the Asset Representations Reviewer under this Agreement from personnel involved in such Affiliate’s investment activities and (B) prevent such Affiliate and its personnel from gaining access to information regarding the Trust and the Asset Representations Reviewer and its personnel from gaining access to such Affiliate’s information regarding its investment activities.

Section 11.05    Termination of the Asset Representations Reviewer.

(a)               An “Asset Representations Reviewer Termination Event” means any one of the following events whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)                            any failure by the Asset Representations Reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of its representations or warranties under this Agreement, which failure shall continue unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Asset Representations Reviewer by the Trustee or to the Asset Representations Reviewer and the Trustee by the Holders of Certificates having greater than 25% of the aggregate Voting Rights of all then outstanding Certificates; provided that if such failure is capable of being cured and the Asset Representations Reviewer is diligently pursuing such cure, such 30 day period shall be extended by an additional period of 30 days;

(ii)                         any failure by the Asset Representations Reviewer to perform in accordance with the Asset Review Standard in any material respect, which failure shall continue unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the Asset Representations Reviewer by any party to this Agreement;

(iii)                      any failure by the Asset Representations Reviewer to be an Eligible Asset Representations Reviewer, which failure shall continue unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the Asset Representations Reviewer by any party to this Agreement;

(iv)                      a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Asset Representations Reviewer, and such decree or order shall have remained in force undischarged or unstayed for a period of 60 days;

(v)                         the Asset Representations Reviewer shall consent to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Asset Representations Reviewer or of or relating to all or substantially all of its property; or

(vi)                      the Asset Representations Reviewer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations.

Upon receipt by the Certificate Administrator of notice of the occurrence of any Asset Representations Reviewer Termination Event, the Certificate Administrator shall promptly provide written notice to all Certificateholders by posting such notice on the Certificate Administrator’s Website and by mail, unless the Certificate Administrator has received notice that it has been remedied. If an Asset Representations Reviewer Termination Event shall occur then, and in each and every such case, so long as such Asset Representations Reviewer Termination Event shall not have been remedied, either the Trustee (i) may or (ii) upon the written direction of holders of Certificates evidencing not less than [25]% of the Voting Rights, the Trustee shall, terminate all of the rights and obligations of the Asset Representations Reviewer under this Agreement, other than rights and obligations accrued prior to such termination (including the right to receive all amounts accrued and owing to it under this Agreement) and other than indemnification rights (arising out of events occurring prior to such termination), by notice in writing to the Asset Representations Reviewer. The Asset Representations Reviewer is required to bear all reasonable costs and expenses of each other party to this Agreement in connection with its termination for cause. Notwithstanding anything herein to the contrary, the Depositor and each Sponsor shall have the right, but not the obligation, to notify the Certificate Administrator and the Trustee of any Asset Representations Reviewer Termination Event of which it becomes aware.

(b)               Upon (i) the written direction of holders of Certificates evidencing not less than [25]% of the Voting Rights requesting a vote to terminate and replace the Asset Representations Reviewer with a proposed successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer and (ii) payment by such Holders to the Certificate

Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, the Certificate Administrator shall promptly provide written notice thereof to the Asset Representations Reviewer and to all Certificateholders by (i) posting such notice on its internet website, and (ii) mailing such notice to all Certificateholders at their addresses appearing in the Certificate Register and to the Asset Representations Reviewer. Upon the written direction of holders of Certificates evidencing more than [75]% of a Certificateholder Quorum, the Trustee shall terminate all of the rights and obligations of the Asset Representations Reviewer under this Agreement (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights arising out of events occurring prior to such termination) by notice in writing to the Asset Representations Reviewer. As between the Asset Representations Reviewer, on the one hand, and the Certificateholders, on the other, the Certificateholders shall be entitled in their sole discretion to vote for the termination or not vote for the termination of the Asset Representations Reviewer. [In the event that holders of the certificates evidencing at least 75% of a Certificateholder Quorum elect to remove the asset representations reviewer without cause and appoint a successor, the successor Asset Representations Reviewer shall be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.]

(c)               On or after the receipt by the Asset Representations Reviewer of written notice of termination, subject to this Section 11.05, all of its authority and power under this Agreement shall be terminated and, without limitation, the terminated Asset Representations Reviewer shall execute any and all documents and other instruments, and do or accomplish all other acts or things reasonably necessary or appropriate to effect the purposes of such notice of termination. As soon as practicable, but in no event later than 15 Business Days after (1) the Asset Representations Reviewer resigns pursuant to Section 11.03 of this Agreement or (2) the Trustee delivers such written notice of termination to the Asset Representations Reviewer, the Trustee shall appoint a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer. The Trustee shall provide written notice of the appointment of an Asset Representations Reviewer to the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Directing Holder and each Certificateholder within one Business Day of such appointment.

The Asset Representations Reviewer shall at all times be an Eligible Asset Representations Reviewer and if the Asset Representations Reviewer ceases to be an Eligible Asset Representations Reviewer, the Asset Representations Reviewer shall immediately resign under Section 11.03 of this Agreement and the Trustee shall appoint a successor Asset Representations Reviewer subject to and in accordance with this Section 11.05. Notwithstanding the foregoing, if the Trustee is unable to find a successor Asset Representations Reviewer within 30 days of the termination of the Asset Representations Reviewer, the Depositor shall be permitted to find a replacement.

(d)               Upon any termination of the Asset Representations Reviewer and appointment of a successor to the Asset Representations Reviewer, the Trustee shall, as soon as possible, give written notice thereof to the Special Servicer, the Master Servicer, the Certificate Administrator (who shall, as soon as possible, give written notice thereof to the Certificateholders), the Operating Advisor, the Sponsors, the Depositor and, prior to the occurrence and continuance of a Consultation Termination Event, the Directing Holder and each

Rating Agency. In the event that the Asset Representations Reviewer is terminated, all of its rights and obligations under this Agreement shall terminate, other than any rights or obligations that accrued prior to the date of such termination (including the right to receive all amounts accrued and owing to it under this Agreement) and other than indemnification rights (arising out of events occurring prior to such termination).

Article XII

MISCELLANEOUS PROVISIONS

Section 12.01    Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument, and the words “executed,” “signed,” “signature,” and words of like import as used above and elsewhere in this Agreement or in any other certificate, agreement or document related to this transaction shall include, in addition to manually executed signatures, images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”) and other electronic signatures (including, without limitation, any electronic sound, symbol, or process, attached to or logically associated with a contract or other record and executed or adopted by a person with the intent to sign the record). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

Section 12.02    Limitation on Rights of Certificateholders. The death or incapacity of any Certificateholder shall not operate to terminate this Agreement or the Trust Fund, or entitle such Certificateholder’s legal representatives or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding up of the Trust Fund, or otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

No Certificateholder shall have any right to vote (except as expressly provided for herein) or in any manner otherwise control the operation and management of the Trust Fund, or the obligations of the parties hereto, and nothing herein set forth, or contained in the terms of the Certificates, shall be construed so as to constitute the Certificateholders from time to time as partners or members of an association; and no Certificateholder shall be under any liability to any third person by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

Other than with respect to any rights to deliver a Certificateholder Repurchase Request and exercise the rights described under Section 2.03(k)(i), no Certificateholder shall have any right to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement, the Certificates or any Mortgage Loan, unless such Certificateholder previously shall have given to the Trustee a written notice of default and of the continuance thereof, as hereinbefore provided, and unless (except in the case of a default by the Trustee) the Certificateholders representing Percentage Interests of at least 25% of each affected Class of Certificates, as applicable, has or have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and has or have offered to the Trustee such security or indemnity reasonably satisfactory to it as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the Trustee, for 60 days after its receipt of such notice, request and offer of security or indemnity, shall have failed or refused to institute any such action, suit or proceeding. It is understood and intended, and expressly covenanted by each Certificateholder with every other Certificateholder and the Trustee, that no Certificateholder of any Class shall have any right in any manner whatever by virtue of any provision of this Agreement or the Certificates to affect, disturb or prejudice the rights of the Holders of any other of such Certificates, or to obtain or seek to obtain priority over or preference to any other such Certificateholder, or to enforce any right under this Agreement or the Certificates, except in the manner herein or therein provided and for the equal, ratable and common benefit of all Holders of Certificates of such Class, as applicable. For the protection and enforcement of the provisions of this Section, each and every Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

No Certificateholder shall be a “Party in Interest” as described under 11 U.S.C. Section 1109(b) solely by virtue of its ownership of a Certificate.

Section 12.03    Governing Law. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES TO THIS AGREEMENT, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF. THE PARTIES HERETO INTEND THAT THE PROVISIONS OF SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS AGREEMENT.

Section 12.04    Waiver of Jury Trial; Consent to Jurisdiction. TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, EACH PARTY HERETO WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY ASSIGNMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST THE OTHER PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. EACH PARTY HERETO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER

PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT, ANY ASSIGNMENT OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY ASSIGNMENT.

TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY (I) SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE AND FEDERAL COURTS SITTING IN NEW YORK CITY WITH RESPECT TO MATTERS ARISING OUT OF OR RELATING TO THIS AGREEMENT; (II) AGREES THAT ALL CLAIMS WITH RESPECT TO SUCH MATTERS MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR FEDERAL COURTS; (III) WAIVES THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING INVOLVING SUCH CLAIMS IN ANY SUCH COURT; AND (IV) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

Section 12.05    Notices. Unless otherwise specified in this Agreement, all demands, notices and communications hereunder shall be in writing, shall be deemed to have been given upon receipt (except that notices to Holders of Class [R] Certificates or Holders of any Class of Certificates no longer held through a Depository and instead held in registered, definitive form shall be deemed to have been given upon being sent by first-class mail, postage prepaid or by overnight courier) as follows:

If to the Trustee, to:

[CONTACT INFORMATION FOR TRUSTEE]

If to the Certificate Administrator, to:

[CONTACT INFORMATION FOR CERTIFICATE ADMINISTRATOR]

If to the Custodian, to:

[CONTACT INFORMATION FOR CUSTODIAN]

If to the Depositor, to:

Deutsche Mortgage & Asset Receiving Corporation
1 Columbus Circle
New York, New York 10019
Attention: Lainie Kaye

If to the Operating Advisor, to:

[CONTACT INFORMATION FOR OPERATING ADVISOR]

If to the Asset Representations Reviewer, to:

[CONTACT INFORMATION FOR ASSET REPRESENTATIONS REVIEWER]

If to the Master Servicer, to:

[CONTACT INFORMATION FOR MASTER SERVICER]

With respect to investor inquiries to:

[EMAIL ADDRESS]

With respect to Rating Agency inquiries to:

[EMAIL ADDRESS]

If to the Special Servicer, to:

[CONTACT INFORMATION FOR SPECIAL SERVICER]

If to German American Capital Corporation as Mortgage Loan Seller, to:

German American Capital Corporation
1 Columbus Circle
New York, New York 10019
Attention: Lainie Kaye

If to [OTHER SPONSOR], as Mortgage Loan Seller, to:

[CONTACT INFORMATION FOR OTHER SPONSORS]

If to Deutsche Bank Securities Inc., as Initial Purchaser or Underwriter, to:

Deutsche Bank Securities Inc.
Commercial Mortgage-Backed Securities
1 Columbus Circle
New York, New York 10019
Attention: Lainie Kaye

If to [OTHER INITIAL PURCHASERS OR UNDERWRITERS], as Initial
Purchaser or Underwriter, to:

[CONTACT INFORMATION FOR OTHER INITIAL PURCHASERS
OR UNDERWRITERS]

If to the initial Directing Holder with respect to any Mortgage Loan, to:

[CONTACT INFORMATION]

If to the initial Risk Retention Consultation Party, to:

[CONTACT INFORMATION]

If to the 17g-5 Information Provider, electronically to:

[EMAIL ADDRESS]
(in an electronic format readable and uploadable (that is not locked or corrupted) on the 17g-5 Information Provider’s system, specifically with a subject reference of “[NAME OF ISSUING ENTITY]” and an identification of the type of information being provided in the body of such electronic mail)

or, in the case of the parties to this Agreement, to such other address as such party shall specify by written notice to the other parties hereto.

Solely to the extent the provisions herein contemplate electronic delivery of information, such information shall be transmitted via electronic mail with a subject reference to include “[NAME OF ISSUING ENTITY]” (or substantially similar language) (i) in the case of the Depositor, to lainie.kaye@db.com, (ii) in the case of the Trustee, to [EMAIL ADDRESS], (iii) in the case of the Certificate Administrator, to the email address specified on the Certificate Administrator’s Website (and, if no such email address is specified therein, to [EMAIL ADDRESS]), (iv) in the case of the Operating Advisor, to [EMAIL ADDRESS], (v) in the case of the Asset Representations Reviewer, to [EMAIL ADDRESS], (vi) in the case of the Master Servicer to [EMAIL ADDRESS], (vii) in the case of the Special Servicer, to [EMAIL ADDRESS], (viii) in the case of German American Capital Corporation, to lainie.kaye@db.com, (ix) in the case of Deutsche Bank Securities Inc., to lainie.kaye@db.com, (x) in the case of [LOAN SELLERS], to [EMAIL ADDRESSES], (xi) in the case of [INITIAL PURCHASERS OR UNDERWRITERS], to [EMAIL ADDRESSES], (xii) in the case of the initial Directing Holder, to [EMAIL ADDRESS] and (xiii) in the case of the 17g-5 Information Provider, to [EMAIL ADDRESS]; or, in the case of the parties to this Agreement, to such other electronic mail address as such party shall specify by written notice (which may be electronic) to the other parties hereto.

The obligation of any party to this Agreement to deliver any notices, reports or other information to any Other Depositor, Other Servicer, Other Special Servicer, Other Trustee or Other 17g-5 Information Provider shall be effective in each case only to the extent such party to this Agreement has received notice of the identity and contact information of such Other Depositor, Other Servicer, Other Special Servicer, Other Trustee or Other 17g-5 Information Provider, as applicable. Any such party may conclusively rely on the name and contact information provided by the related Other Depositor, Other Servicer, Other Special Servicer, Other Trustee or Other 17g-5 Information Provider, as applicable, and shall be entitled to assume that the identity and contact information for such Other Depositor, Other Servicer, Other Special Servicer, Other Trustee or Other 17g-5 Information Provider, as applicable has not changed, absent receipt of written notice from such Other Depositor, Other Servicer, Other Special Servicer, Other Trustee or Other 17g-5 Information Provider, or a replacement thereof under the applicable Other Pooling and Servicing Agreement, of a change with respect to the identity and contact information for such Other Depositor, Other Servicer, Other Special Servicer, Other Trustee or Other 17g-5 Information Provider, or a replacement thereof under the applicable Other Pooling and Servicing Agreement, as applicable.

Section 12.06    Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then, to the extent permitted by applicable law, such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.

Section 12.07    Notice to the Depositor and Each Rating Agency. (a) The Certificate Administrator shall use its best efforts to promptly provide notice, promptly furnish (or make available) to the Depositor, the Underwriters, the Initial Purchasers, the Directing Holder (if no Consultation Termination Event has occurred), the Trustee the related Serviced Companion Loan Noteholder (if any) and the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website) with respect to each of the following of which a Responsible Officer of the Certificate Administrator has actual knowledge:

(i)                                 any material change or amendment to this Agreement, any Mortgage Loan Purchase Agreement or any Intercreditor Agreement;

(ii)                              the occurrence of any Servicer Termination Event that has not been cured;

(iii)                           the merger, consolidation, resignation or termination of the Certificate Administrator, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer or the Trustee; and

(iv)                           the repurchase of Mortgage Loans pursuant to Section 2.03(e) of this Agreement.

(b)               The Certificate Administrator shall promptly furnish to the Depositor, the Underwriters, the Initial Purchasers, the Directing Holder and the 17g-5 Information Provider (who shall promptly post such materials to the 17g-5 Information Provider’s Website):

(i)                                 notice of the final payment to any Class of Certificateholders;

(ii)                              notice of any change in the location of the Distribution Accounts, the Interest Reserve Account, or the Gain-on-Sale Reserve Account; and

(iii)                           each report to Certificateholders described in Section 4.02 and Section 3.13 of this Agreement.

(c)               The Master Servicer shall promptly furnish to the 17g-5 Information Provider (who shall promptly post such materials to the 17g-5 Information Provider’s Website) and the related Other 17g-5 Information Provider (if any):

(i)                                 a copy of each rent roll and each operating and other financial statement and occupancy reports, to the extent such information is required to be delivered under a Mortgage Loan, in each case to the extent collected pursuant to Section 3.03 of this Agreement;

(ii)                               notice of any change in the location of the Collection Account or any Serviced Whole Loan Collection Account,

(iii)                           a copy of any notice with respect to a breach of a representation or warranty with respect to any Mortgage Loan;

(iv)                           any event that would result in the voluntary or involuntary termination of any insurance of the accounts of the Master Servicer;

(v)                               any change in the lien priority of a Mortgage Loan;

(vi)                           any new lease of an anchor or a termination of an anchor lease at a retail Mortgaged Property;

(vii)                        any material damage to a Mortgaged Property; and

(viii)                    any amendment, modification, consent or waiver to or of any provision of a Mortgage Loan or Serviced Whole Loan.

(d)               Any party required to deliver any notice or information pursuant to the terms of this Agreement to the Rating Agencies shall deliver such written notice of the events or information specified in Section 3.14(d) to the Rating Agencies at the address listed below, promptly following the occurrence thereof. The Master Servicer or Special Servicer, as applicable, and the Certificate Administrator and Trustee also shall furnish such other information regarding the Trust Fund as may be reasonably requested by the Rating Agencies to the extent such party has or can obtain such information without unreasonable effort or expense; provided that such other information is first provided to the 17g-5 Information Provider in accordance with the procedures set forth in Section 3.14(d). Notwithstanding the foregoing, the failure to deliver such notices or copies shall not constitute a Servicer Termination Event, as the case may be, under this Agreement. Any confirmation of the rating by the Rating Agencies required hereunder shall be in writing.

Notices to each Rating Agency shall be addressed as follows:

[RATING AGENCY ADDRESSES]

or in each case to such other address as any Rating Agency shall specify by written notice to the parties hereto.

Section 12.08    Amendment. This Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trustee without the consent of any of the Certificateholders or any Serviced Companion Loan Noteholders:

(i)                                  to cure any ambiguity or to correct any manifest error;

(ii)                               to cause the provisions herein or therein to conform or be consistent with or in furtherance of the statements made in the Prospectus or Private Placement Memorandum with respect to the Certificates, the Trust or this Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein;

(iii)                           to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account; provided that (a) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment;

(iv)                            to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust Fund or any Trust REMIC or the Grantor Trust that would be a claim against the Trust Fund or any Trust REMIC or the Grantor Trust; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder or Companion Loan Noteholder;

(v)                               to modify, eliminate or add to the provisions any provision hereof restricting transfer of the Class R Certificates; provided the Depositor has determined that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, any Trust REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Tax Person;

(vi)                            to revise or add any other provisions with respect to matters or questions arising under this Agreement or any other change; provided that the required action shall not adversely affect in any material respect the interests of any Certificateholder (including, with respect to the AB Whole Loan, the Holders of the [LOAN SPECIFIC CLASS] Certificates) or any holder of a Serviced Pari Passu Companion Loan not consenting to such revision or addition as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates);

(vii)                         to amend or supplement any provision hereof to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates); provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder not consenting to such amendment or supplement as evidenced by an Opinion of Counsel;

(viii)                     to modify the provisions of Section 3.06 and Section 3.17 (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Master Servicer, the Trustee and, for so long as a Control Termination Event has not occurred and is not continuing, the Directing Holder, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered a Rating Agency Confirmation and, with regard to any class of Serviced Companion Loan Securities, the applicable rating agencies have delivered a confirmation that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates); and

(ix)                            to modify the procedures of this Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s Website and the Certificate Administrator shall post such notice to the Certificate Administrator’s Website;

(x)                                to modify, eliminate or add to any provisions of this Agreement to such extent as would be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv); and

(xi)                             to modify, eliminate or add to any of its provisions (a) to such extent as will be necessary to comply with the requirements of the Risk Retention Rule, as evidenced by an Opinion of Counsel, or (b) in the event the Risk Retention Rule or any other regulation applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal, as evidenced by an Opinion of Counsel;

provided that any amendment under this Section 12.08 (a) shall not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the 17g-5 Information Provider, the Master Servicer or the Special Servicer without such party’s consent; and (b) shall not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in the case of clauses (iii) through (x) above by (x) an Opinion of Counsel or (y) solely in the case of a Certificateholder of a rated Class, receipt of a Rating Agency Confirmation from each applicable Rating Agency. In no event shall any such amendment cause the Loan Specific REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust.

This Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trustee with the prior written consent of the Holders of Certificates representing not less than a majority of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor’s Affiliates and/or agents) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, that no such amendment may:

(xii)                          reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans or Subordinate Companion Loan which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or which are required to be distributed to any Companion Loan Noteholders without the consent of such Companion Loan Noteholders;

(xiii)                      reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of any Companion Loan Noteholder or Holder of [LOAN SPECIFIC CLASS] Certificates, in any such case without the consent of the Holders of all Certificates of such Class then-outstanding or such Companion Loan Noteholder, as applicable;

(xiv)                       adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding;

(xv)                          change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under such Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary hereunder, without the consent of such Mortgage Loan Seller; or

(xvi)                       amend the Servicing Standard without the consent of 100% of the Certificateholders or receipt of Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates) and, if required under the related Intercreditor Agreement, the consent of the holder of any AB Subordinate Companion Loan for each Serviced AB Whole Loan.

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend this Agreement to modify, eliminate or add to any of its provisions (i) to such extent as shall be necessary to maintain the qualification of the Loan Specific REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a grantor trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or if applicable, any Serviced Companion Loan Noteholder or (ii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations.

If neither the Depositor nor any successor thereto, if any, is in existence, any amendment under this Section 12.08 shall be effective with the consent of the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer and the Special Servicer, in writing, and to the extent required by this Section 12.08, the Certificateholders and Serviced Companion Loan Noteholders.

It shall not be necessary for the consent of Certificateholders under this Section 12.08 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The method of obtaining such consents and of evidencing the authorization of the execution thereof by Certificateholders and, if applicable, Serviced Companion Loan Noteholders, shall be subject to such reasonable regulations as the Trustee may prescribe; provided, that such method shall always be by affirmation and in writing.

Notwithstanding any contrary provision of this Agreement, no amendment shall be made to this Agreement or any Custodial Agreement unless the Trustee and the Certificate Administrator have received an Opinion of Counsel, at the expense of the Trust Fund (and, in the case of any Whole Loan, any such expense shall be allocated in accordance with the expense allocation provision of the related Intercreditor Agreement) confirming that such amendment is authorized or permitted by this Agreement and that all conditions precedent with respect thereto have been satisfied, respectively, hereunder and such amendment will not cause the Loan Specific REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding, or cause the Grantor Trust to fail to qualify as a grantor trust, or cause a tax to be imposed on the Trust Fund or any such Trust REMIC or any such Grantor Trust.

Prior to the execution of any amendment to this Agreement or any Custodial Agreement, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Special Servicer and the Master Servicer may request and shall be entitled to rely conclusively upon an Opinion of Counsel and an Officer’s Certificate, at the expense of the party requesting such amendment (or, if such amendment is required to maintain the rating issued by any Rating Agency or requested by the Trustee for any purpose described in clauses (i), (ii) or (iii) of the first sentence of this Section 12.08 (which do not modify or otherwise relate solely to the obligations, duties or rights of the Trustee), then at the expense of the Trust Fund (and, in the case of any Whole Loan, any such expense shall be allocated in accordance with the expense allocation provision of the related Intercreditor Agreement)) confirming that the execution of such amendment is authorized or permitted by this Agreement and that all conditions precedent with respect thereto have been satisfied. The Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer may, but shall not be obligated to, enter into any such amendment which affects the Trustee’s, the Certificate Administrator’s, the Operating Advisor’s or the Asset Representations Reviewer’s own rights, duties or immunities under this Agreement.

Notwithstanding any contrary provision contained in this Agreement, no amendment shall be made to this Agreement (i) which adversely affects the rights, including (without limitation) as a third-party beneficiary hereunder, and/or obligations (including, without limitation, in the case of a Mortgage Loan Seller, under the related Mortgage Loan Purchase Agreement) of any Mortgage Loan Seller, Initial Purchaser or Underwriter without the written consent of such Mortgage Loan Seller, Initial Purchaser or Underwriter, as applicable or (ii) which adversely affects (as determined by the applicable Companion Loan Noteholder in good faith) the rights and/or obligations of any Companion Loan Noteholder without the written consent of such Companion Loan Noteholder.

Promptly after the execution of any amendment to this Agreement, the Certificate Administrator shall post a copy of the same to the Certificate Administrator’s Website, deliver a copy of the same to the 17g-5 Information Provider who shall post a copy of the same on the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement, and thereafter, the Certificate Administrator shall furnish written notification of the substance of such amendment to each Certificateholder, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Trustee, each Mortgage Loan Seller, the Underwriters and the Initial Purchasers.

Section 12.09    Confirmation of Intent. It is the express intent of the parties hereto that the conveyance of the Trust Fund (including the Mortgage Loans) by the Depositor to the Trustee on behalf of Certificateholders as contemplated by this Agreement be treated for all purposes as a sale by the Depositor of the Trust Fund to the Trustee. It is, further, not the intention of the parties that such conveyance be deemed a pledge of the Trust Fund by the Depositor to the Trustee to secure a debt or other obligation of the Depositor. However, if, notwithstanding the intent of the parties, the Trust Fund is held to continue to be property of the Depositor then (a) this Agreement shall also be deemed to be a security agreement under applicable law; (b) the transfer of the Trust Fund provided for herein shall be deemed to be a grant by the Depositor to the Trustee on behalf of Certificateholders of a first priority security interest in, and the Depositor hereby grants to the Trustee a security interest in, all of the Depositor’s right, title and interest in and to, whether now owned or existing or hereafter acquired or arising, the property identified in clauses (i) through (xiv) of the definition of “Trust Fund” and all proceeds thereof; (c) the possession by the Trustee (or the Custodian on its behalf) of Mortgage Notes and such other items of property as constitute instruments, money, negotiable documents or chattel paper shall be deemed to be “possession by the secured party” for purposes of perfecting the security interest pursuant to Section 9-313 of the New York Uniform Commercial Code; and (d) notifications to Persons holding such property, and acknowledgments, receipts or confirmations from Persons holding such property, shall be deemed notifications to, or acknowledgments, receipts or confirmations from, financial intermediaries, bailees or agents (as applicable) of the Trustee for the purpose of perfecting such security interest under applicable law. The Depositor shall, and upon the request and direction of the Master Servicer, the Trustee shall, to the extent consistent with this Agreement (and at the expense of the Trust Fund (and, in the case of any Whole Loan, such expense shall be allocated in accordance with the expense allocation provision of the related Intercreditor Agreement)), take such actions as may be necessary to ensure that such security interest is a perfected security interest of first priority under applicable law and will be maintained as such throughout the term of this Agreement. It is the intent of the parties that such a security interest would be effective whether any of the Certificates are sold, pledged or assigned.

Section 12.10    No Intended Third-Party Beneficiaries. Except as specified in Section 12.12 of this Agreement, no Person other than a party to this Agreement, any Mortgage Loan Seller, any Initial Purchaser, any Underwriter or any Certificateholder shall have any rights with respect to the enforcement of any of the rights or obligations hereunder. Without limiting the foregoing, the parties to this Agreement specifically state that no Borrower, Manager or other party to a Mortgage Loan is an intended third-party beneficiary of this Agreement.

Section 12.11    Entire Agreement. This Agreement (and, with respect to each Whole Loan, together with the related Intercreditor Agreement) contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understanding, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersedes any course of performance or usage of the trade inconsistent with any of the terms hereof.

Section 12.12    Third Party Beneficiaries. Each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer acknowledge that (i) each Mortgage

Loan Seller and Deutsche Bank Securities Inc. are third party beneficiaries with respect to Section 8.05(h) of this Agreement, the obligations of any party to this Agreement to deliver information to the 17g-5 Information Provider hereunder and the obligations of the 17g-5 Information Provider to post information to the 17g-5 Information Provider’s Website (or make available to the NRSROs the items referenced in Section 3.13(c) and (d)) and the express obligations of any party hereto to deliver documents, notices, information or funds to a Mortgage Loan Seller, (ii) each Mortgage Loan Seller is a third party beneficiary with respect to Section 2.01, Section 2.02, Section 2.03 and Section 12.08 of this Agreement and its rights as a Privileged Person, (iii) each Initial Purchaser and each Underwriter is a third party beneficiary with respect to its rights to receive any notices, documents, certifications and/or information hereunder and its rights under Section 12.08 of this Agreement, (iv) each holder of a Companion Loan and any related Other Depositor is an intended third party beneficiary in respect of the rights afforded it under this Agreement and may directly (or, in the case of a holder of a Companion Loan, the related Other Servicer may) enforce such rights, (v) each of the Serviced Companion Loan Service Providers under the applicable Other Pooling and Servicing Agreement is an intended third party beneficiary under this Agreement with respect to any provision herein expressly relating to compensation, reimbursement or indemnification of such Serviced Companion Loan Service Provider and the provisions regarding the coordination of Advances and (vi) each of the Non-Serviced Mortgage Loan Service Providers under the applicable Other Pooling and Servicing Agreement is an intended third party beneficiary under this Agreement with respect to any provisions herein relating to (1) the reimbursement of any nonrecoverable advances made with respect to the applicable Non-Serviced Mortgage Loan by such Persons, (2) the indemnification of each applicable Other Servicer, Other Special Servicer and Other Trustee pursuant to Section 1.04 of this Agreement against any claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with the related Other Pooling and Servicing Agreement and this Agreement that relate solely to its servicing of the related Whole Loan and any related reimbursement provisions, (3) the provisions set forth in Section 4.07(e) of this Agreement regarding advancing coordination and (4) the provisions set forth in Sections 3.29 and 6.07, as applicable, of this Agreement.

Subject to Section 2.03(j)(ii), Section 2.03(k)(iii) and Section 2.03(k)(iv), any Requesting Certificateholder shall be an express third-party beneficiary to this Agreement for purpose of exercising rights under Section 2.03(j) through Section 2.03(n).

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IN WITNESS WHEREOF, the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor and the Asset Representations Reviewer have caused their names to be signed hereto by their respective officers thereunto duly authorized all as of the day and year first above written.

DEUTSCHE MORTGAGE & ASSET
RECEIVING CORPORATION, as Depositor

By:
Name:
Title:

By:
Name:
Title:

[NAME OF MASTER SERVICER],
as Master Servicer

By:
Name:
Title:

[NAME OF SPECIAL SERVICER],
as Special Servicer

By:
Name:
Title:

[NAME OF ISSUING ENTITY]: Pooling And Servicing Agreement

[NAME OF TRUSTEE],
as Trustee

By:
Name:
Title:

[NAME OF CERTIFICATE
ADMINISTRATOR, PAYING AGENT AND CUSTODIAN], as Certificate Administrator, Paying Agent and Custodian

By:
Name:
Title:

[NAME OF OPERATING ADVISOR],
as Operating Advisor

By:
Name:
Title:

[NAME OF ASSET REPRESENTATIONS
REVIEWER], as Asset Representations Reviewer

By:
Name:
Title:

[NAME OF ISSUING ENTITY]: Pooling And Servicing Agreement

STATE OF	)
: ss.:
COUNTY OF	)

On the ______ day of [________] in the year 20[__], before me, the undersigned, personally appeared _________________________________________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument, and that such individual made such appearance before the undersigned in the _____________________________ (insert the city or other political subdivision and the state or county or other place the acknowledgment was taken).

Signature and Office of individual taking acknowledgment

This instrument prepared by:

Name:	[____]
Address:	[____]

[NAME OF ISSUING ENTITY]: Pooling And Servicing Agreement